Exhibit 4(q)-1

Conformed

__________________________________________

KENTUCKY UTILITIES COMPANY,
Issuer

TO

THE BANK OF NEW YORK MELLON,
Trustee

_________

Indenture

Dated as of October 1, 2010

THIS IS AN OPEN-END MORTGAGE INDENTURE

AND SECURES FUTURE ADVANCES

__________________________________________

KENTUCKY UTILITIES COMPANY

Reconciliation and tie between Trust Indenture Act of 1939
and Indenture, dated as of October 1, 2010

Trust Indenture Act Section		Indenture Section
§310	(a)(1)	1109
	(a)(2)	1109
	(a)(3)	1115
	(a)(4)	Not Applicable
	(b)	1108, 1110
§311	(a)	1113
	(b)	1113
§312	(a)	1201
	(b)	1201
	(c)	1201
§313	(a)	1202
	(b)(1)	Not Applicable
	(b)(2)	1202
	(c)	1202
	(d)	1202
§314	(a)	1202
	(a)(4)	709
	(b)	Not Applicable
	(c)(1)	105
	(c)(2)	105
	(c)(3)	Not Applicable
	(d)	402, 707(b), 803, 804, 809
	(e)	105
§315	(a)	1101(a)
	(b)	1102
	(c)	1101(b)
	(d)	1101(c)
	(d)(1)	1101(a)(i), 1101(c)(i)
	(d)(2)	1101(c)(ii)
	(d)(3)	1101(c)(iii)
	(e)	1014
§316	(a)	1012, 1013
	(a)(1)(A)	1002, 1012
	(a)(1)(B)	1013
	(a)(2)	Not Applicable
	(b)	1008
§317	(a)(1)	1003
	(a)(2)	1004
	(b)	703
§318	(a)	110

TABLE OF CONTENTS

PARTIES		1

RECITALS OF THE COMPANY		1

GRANTING CLAUSES		1

Granting Clause First		1
Granting Clause Second		2
Granting Clause Third		2
Granting Clause Fourth		2
EXCEPTED PROPERTY		2

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 101.	Definitions.	5
“Accountant”		5
“Act”		5
“Affiliate”		5
“Authenticating Agent”		6
“Authorized Officer”		6
“Authorized Purposes”		6
“Board of Directors”		6
“Board Resolution”		6
“Business Day”		6
“Commission”		6
“Company”		6
“Company Order” and “Company Request”		6
“Corporate Trust Office”		6
“Corporation”		6
“Cost”		6
“Defaulted Interest”		7
“Discount Security”		7
“Dollar” or “$”		7
“Eligible Obligations”		7
“Event of Default”		7
“Excepted Property”		7
“Exchange Act”		7
“Execution Date”		7
“Expert”		7
“Expert’s Certificate”		7
“Fair Value”		7
“Funded Cash”		8
“Funded Property”		8
“Governmental Authority”		8
“Government Obligations”		8
“Holder”		8
“Indenture”		8
“Independent”		8
“Independent Expert’s Certificate”		8
“interest”		8
“Interest Payment Date”		8
“Investment Securities”		9
“Lien”		9
“Maturity”		9
“Mortgaged Property”		9
“Notice of Default”		10
“Officer’s Certificate”		10
“Opinion of Counsel”		10
“Outstanding”		10
“Paying Agent”		11
“Periodic Offering”		11
“Permitted Liens”		11
“Person”		13
“Place of Payment”		14
“Predecessor Security”		14
“Prepaid Liens”		14
“Property Additions”		14
“Purchase Money Lien”		14
“Redemption Date”		15
“Redemption Price”		15
“Regular Record Date”		15
“Required Currency”		15
“Responsible Officer”		15
“Retired Securities”		15
“Securities”		15
“Securities Act”		15
“Security Register” and “Security Registrar”		15
“Special Record Date”		15
“Stated Maturity”		15
“Successor Corporation”		15
“supplemental indenture” or “indenture supplemental hereto”		16
“Tranche”		16
“Trustee”		16
“Trust Indenture Act”		16
“United States”		16
SECTION 102.	Funded Property; Funded Cash.	16
SECTION 103.	[Reserved].	17
SECTION 104.	Property Additions; Cost.	17
SECTION 105.	Compliance Certificates and Opinions.	19
SECTION 106.	Form of Documents Delivered to Trustee.	20
SECTION 107.	Acts of Holders.	21
SECTION 108.	Notices, Etc. to Trustee or Company.	23
SECTION 109.	Notice to Holders of Securities; Waiver.	24
SECTION 110.	Conflict with Trust Indenture Act.	24
SECTION 111.	Effect of Headings and Table of Contents.	24
SECTION 112.	Successors and Assigns.	25
SECTION 113.	Separability Clause.	25
SECTION 114.	Benefits of Indenture.	25
SECTION 115.	Governing Law.	25
SECTION 116.	Legal Holidays.	25
SECTION 117.	Investment of Cash Held by Trustee.	25
SECTION 118.	Waiver of Jury Trial.	26
SECTION 119.	Force Majeure.	26

ARTICLE TWO

SECURITY FORMS

SECTION 201.	Forms Generally.	26
SECTION 202.	Form of Trustee’s Certificate of Authentication.	27

ARTICLE THREE

THE SECURITIES

SECTION 301.	Limitations on Amount Outstanding; Issuable in Series.	27
SECTION 302.	Denominations.	30
SECTION 303.	Execution and Dating; Authentication.	30
SECTION 304.	Temporary Securities.	31
SECTION 305.	Registration, Registration of Transfer and Exchange.	31
SECTION 306.	Mutilated, Destroyed, Lost and Stolen Securities.	32
SECTION 307.	Payment of Interest; Interest Rights Preserved.	33
SECTION 308.	Persons Deemed Owners.	34
SECTION 309.	Cancellation.	34
SECTION 310.	Computation of Interest.	34
SECTION 311.	Payment to Be in Proper Currency.	35
SECTION 312.	Extension of Interest Payment.	35
SECTION 313.	CUSIP Numbers.	35

ARTICLE FOUR

ISSUANCE OF SECURITIES

SECTION 401.	General	35
SECTION 402.	Issuance of Securities on the Basis of Property Additions.	37
SECTION 403.	Issuance of Securities on the Basis of Retired Securities.	40
SECTION 404.	Issuance of Securities on the Basis of Deposit of Cash.	40

ARTICLE FIVE

REDEMPTION OF SECURITIES

SECTION 501.	Applicability of Article.	41
SECTION 502.	Election to Redeem; Notice to Trustee.	41
SECTION 503.	Selection of Securities to Be Redeemed.	41
SECTION 504.	Notice of Redemption.	42
SECTION 505.	Securities Payable on Redemption Date.	43
SECTION 506.	Securities Redeemed in Part.	43

ARTICLE SIX

SINKING FUNDS

SECTION 601.	Applicability of Article.	43
SECTION 602.	Satisfaction of Sinking Fund Payments with Securities.	44
SECTION 603.	Redemption of Securities for Sinking Fund.	44

ARTICLE SEVEN

REPRESENTATIONS AND COVENANTS

SECTION 701.	Payment of Securities; Lawful Possession; Preservation of Lien	44
SECTION 702.	Maintenance of Office or Agency.	45
SECTION 703.	Money for Securities Payments to Be Held in Trust.	45
SECTION 704.	Existence as a Corporation.	47
SECTION 705.	Maintenance of Properties.	47
SECTION 706.	Payment of Taxes; Discharge of Liens.	47
SECTION 707.	Insurance.	47
SECTION 708.	Recording, Filing, etc.	50
SECTION 709.	Annual Officer’s Certificate as to Compliance.	51
SECTION 710.	Waiver of Certain Covenants.	51

ARTICLE EIGHT

POSSESSION, USE AND RELEASE OF MORTGAGED PROPERTY

SECTION 801.	Quiet Enjoyment.	52
SECTION 802.	Dispositions without Release.	52
SECTION 803.	Release of Funded Property.	53
SECTION 804.	Release of Property Not Constituting Funded Property.	56
SECTION 805.	Release of Minor Properties.	57
SECTION 806.	Withdrawal or Other Application of Funded Cash; Purchase Money Obligations.	58
SECTION 807.	Release of Property Taken by Eminent Domain, etc.	60
SECTION 808.	Disclaimer or Quitclaim.	61
SECTION 809.	Miscellaneous.	61

ARTICLE NINE

SATISFACTION AND DISCHARGE

SECTION 901.	Satisfaction and Discharge of Securities.	62
SECTION 902.	Satisfaction and Discharge of Indenture.	64
SECTION 903.	Application of Trust Money.	65

ARTICLE TEN

EVENTS OF DEFAULT; REMEDIES

SECTION 1001.	Events of Default.	65
SECTION 1002.	Acceleration of Maturity; Rescission and Annulment.	66
SECTION 1003.	Collection of Indebtedness and Suits for Enforcement by Trustee.	67
SECTION 1004.	Trustee May File Proofs of Claim.	68
SECTION 1005.	Trustee May Enforce Claims Without Possession of Securities.	68
SECTION 1006.	Application of Money Collected.	68
SECTION 1007.	Limitation on Suits.	69
SECTION 1008.	Unconditional Right of Holders to Receive Principal, Premium and Interest.	69
SECTION 1009.	Restoration of Rights and Remedies.	70
SECTION 1010.	Rights and Remedies Cumulative.	70
SECTION 1011.	Delay or Omission Not Waiver.	70
SECTION 1012.	Control by Holders of Securities.	70
SECTION 1013.	Waiver of Past Defaults.	71
SECTION 1014.	Undertaking for Costs.	71
SECTION 1015.	Waiver of Usury, Stay or Extension Laws.	71
SECTION 1016.	Receiver and Other Remedies.	71

ARTICLE ELEVEN

THE TRUSTEE

SECTION 1101.	Certain Duties and Responsibilities.	72
SECTION 1102.	Notice of Default.	73
SECTION 1103.	Certain Rights of Trustee.	73
SECTION 1104.	Not Responsible for Recitals or Issuance of Securities.	74
SECTION 1105.	May Hold Securities.	75
SECTION 1106.	Money Held in Trust.	75
SECTION 1107.	Compensation and Reimbursement.	75
SECTION 1108.	Disqualification; Conflicting Interests.	76
SECTION 1109.	Corporate Trustee Required; Eligibility.	76
SECTION 1110.	Resignation and Removal; Appointment of Successor.	76
SECTION 1111.	Acceptance of Appointment by Successor.	78
SECTION 1112.	Merger, Conversion, Consolidation or Succession to Business.	78
SECTION 1113.	Preferential Collection of Claims Against Company.	78
SECTION 1114.	Appointment of Authenticating Agent.	78
SECTION 1115.	Co-trustee and Separate Trustees.	80

ARTICLE TWELVE

HOLDERS’ LISTS AND REPORTS BY TRUSTEE AND COMPANY

SECTION 1201.	Lists of Holders.	81
SECTION 1202.	Reports by Trustee and Company.	81

ARTICLE THIRTEEN

CONSOLIDATION, MERGER, CONVEYANCE, OR OTHER TRANSFER

SECTION 1301.	Company may Consolidate, etc., Only on Certain Terms.	82
SECTION 1302.	Successor Corporation Substituted.	83
SECTION 1303.	Extent of Lien Hereof on Property of Successor Corporation.	84
SECTION 1304.	Release of Company upon Conveyance or Other Transfer.	84
SECTION 1305.	Merger into Company; Extent of Lien Hereof.	84
SECTION 1306.	Transfer of Less than Substantially All.	84

ARTICLE FOURTEEN

SUPPLEMENTAL INDENTURES

SECTION 1401.	Supplemental Indentures Without Consent of Holders.	85
SECTION 1402.	Supplemental Indentures With Consent of Holders.	87
SECTION 1403.	Execution of Supplemental Indentures.	88
SECTION 1404.	Effect of Supplemental Indentures.	88
SECTION 1405.	Conformity With Trust Indenture Act.	88
SECTION 1406.	Reference in Securities to Supplemental Indentures.	88
SECTION 1407.	Modification Without Supplemental Indenture.	89

ARTICLE FIFTEEN

MEETINGS OF HOLDERS; ACTION WITHOUT MEETING

SECTION 1501.	Purposes for Which Meetings May Be Called.	89
SECTION 1502.	Call, Notice and Place of Meetings.	89
SECTION 1503.	Persons Entitled to Vote at Meetings.	90
SECTION 1504.	Quorum; Action.	90
SECTION 1505.	Attendance at Meetings; Determination of Voting Rights; Conduct and Adjournment of Meetings.	91
SECTION 1506.	Counting Votes and Recording Action of Meetings.	91
SECTION 1507.	Action Without Meeting.	92

ARTICLE SIXTEEN

IMMUNITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS AND DIRECTORS

SECTION 1601.	Liability Solely Corporate.	92

Testimonium		93
Signatures		93

EXHIBIT A –	SCHEDULE OF REAL PROPERTY OWNED IN FEE LOCATED IN THE COMMONWEALTH OF KENTUCKY	A-1
EXHIBIT B –	SCHEDULE OF GENERATING FACILITIES LOCATED IN THE COMMONWEALTH OF KENTUCKY	B-1
EXHIBIT C –	SCHEDULE OF TRANSMISSION LINES LOCATED IN THE COMMONWEALTH OF KENTUCKY	C-1

INDENTURE, dated as of October 1, 2010, between KENTUCKY UTILITIES COMPANY, a corporation duly organized and existing under the laws of the Commonwealths of Kentucky and Virginia (herein called the “Company”), having its principal office at One Quality Street, Lexington, Kentucky 40507 and THE BANK OF NEW YORK MELLON, a New York corporation, trustee (herein called the “Trustee”), having its principal corporate trust office at 101 Barclay Street, New York, New York 10286, county of New York.

RECITALS OF THE COMPANY

The Company has duly authorized the execution and delivery of this Indenture to provide for the issuance from time to time of its debt securities (herein called the “Securities”), to be issued in one or more series as contemplated herein, and to provide security for the payment of the principal of and premium and interest, if any, on the Securities.

All acts necessary to make this Indenture a valid agreement of the Company, in accordance with its terms, have been performed.

For all purposes of this Indenture, except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms used herein shall have the meanings assigned to them in Article One of this Indenture.

NOW, THEREFORE, THIS INDENTURE WITNESSETH

For and in consideration of the premises and of the purchase of the Securities by the Holders thereof, and in order to secure the payment of the principal of and premium, if any, and interest, if any, on all Securities from time to time Outstanding and the performance of the covenants therein and herein contained, and to declare the terms and conditions on which such Securities are secured, the Company hereby grants, bargains, sells, conveys, assigns, transfers, mortgages, pledges, sets over and confirms to the Trustee, and grants to the Trustee a security interest in and lien on, the following (subject, however, to the terms and conditions set forth in this Indenture):

GRANTING CLAUSES

Granting Clause First

All right, title and interest of the Company, as of the Execution Date, in and to all property, real, personal and mixed, wherever located (other than Excepted Property), including without limitation all right, title and interest of the Company in and the following property so located (other than Excepted Property):  (a) all real property owned in fee, easements and other interests in real property which are specifically described or referred to in Exhibit A attached hereto and incorporated herein by this reference; (b) all facilities, machinery, equipment and fixtures used or to be used in or in connection with the generation, transmission and distribution of electric energy including, but not limited to, all plants and powerhouses of any type or character, dams, diversion works, generators, turbines, engines, boilers, fuel handling and transportation facilities, air and water pollution control and sewage and solid waste disposal facilities, carbon capture and sequestration facilities, switchyards, towers, substations, transformers, poles, lines, cables, conduits, ducts, conductors, meters, regulators and all other property used or to be used for any or all of such purposes, including, but not limited to, the generating stations described in Exhibit B attached hereto and the transmission lines described in Exhibit C hereto, such exhibits being incorporated herein by this reference; (c) all buildings, offices, warehouses, structures or improvements in addition to those referred to or otherwise included in clauses (a) and (b) above; (d) all computers, data processing, data storage, data transmission and/or telecommunications facilities, equipment and apparatus necessary for the operation or maintenance of any facilities, machinery, equipment or fixtures described or referred to in clause (b) above; and (e) all of the foregoing property in the process of construction;

Granting Clause Second

Subject to the applicable exceptions permitted by Section 809(d), Section 1303 and Section 1305, all right, title and interest of the Company in all property, real, personal and mixed, wherever located (other than Excepted Property) which may be hereafter acquired by the Company, it being the intention of the Company that all such property acquired by the Company after the Execution Date shall be as fully embraced within and subjected to the Lien hereof as if such property were owned by the Company as of the Execution Date;

Granting Clause Third

Any Excepted Property, which may, from time to time after the Execution Date, by delivery or by an instrument supplemental to this Indenture, be subjected to the Lien hereof by the Company, the Trustee being hereby authorized to receive the same at any time as additional security hereunder; it being understood that any such subjection to the Lien hereof of any Excepted Property as additional security may be made subject to such reservations, limitations or conditions respecting the use and disposition of such property or the proceeds thereof as shall be set forth in such instrument;

Granting Clause Fourth

All other property of whatever kind and nature expressly subjected to the Lien of this Indenture by any of the terms and provisions hereof; and

EXCEPTED PROPERTY

Expressly excepting and excluding, however, from the Lien of this Indenture all right, title and interest of the Company in and to the following property, whether now owned or hereafter acquired (herein sometimes called “Excepted Property”):

(a)           all cash on hand or in banks or other financial institutions, deposit accounts, securities accounts, shares of stock, interests in general or limited partnerships or limited liability companies, bonds, notes, other evidences of indebtedness and other securities, security entitlements and investment property, of whatsoever kind and nature, not hereafter paid or delivered to, deposited with or held by the Trustee hereunder or required so to be;

(b)           all contracts, leases, operating agreements and other agreements of whatsoever kind and nature; all contract rights, bills, notes and other instruments and chattel paper (except to the extent that any of the same constitute securities, security entitlements or investment property, in which case they are separately excepted from the Lien of this Indenture under clause (a) above); all revenues, income and earnings, all accounts, accounts receivable, rights to payment, payment intangibles and unbilled revenues, and all rents, tolls, issues, product and profits, claims, credits, demands and judgments; all governmental and other licenses, permits, franchises, consents and allowances; and all patents, patent licenses and other patent rights, patent applications, trade names, trademarks, copyrights and other intellectual property; and all claims, credits, choses in action, commercial tort claims and other intangible property and general intangibles including, but not limited to, computer software;

(c)           all automobiles, buses, trucks, truck cranes, tractors, trailers and similar vehicles and movable equipment; all rolling stock, rail cars and other railroad equipment; all vessels, boats, barges, and other marine equipment; all airplanes, helicopters, aircraft engines and other flight equipment; all parts, accessories and supplies used in connection with any of the foregoing; and all personal property of such character that the perfection of a security interest therein or other Lien thereon is not governed by the Uniform Commercial Code as in effect in the jurisdiction in which such property is located;

(d)           all goods, stock in trade, wares, merchandise and inventory held for the purpose of sale or lease in the ordinary course of business; all materials, supplies, inventory and other items of personal property which are consumable (otherwise than by ordinary wear and tear) in their use in the operation of the Mortgaged Property; all fuel, whether or not any such fuel is in a form consumable in the operation of the Mortgaged Property, including separate components of any fuel in the forms in which such components exist at any time before, during or after the period of the use thereof as fuel; all hand and other portable tools and equipment; all furniture and furnishings; and computers and data processing, data storage, data transmission, telecommunications and other facilities, equipment and apparatus, which, in any case, are used primarily for administrative or clerical purposes or are otherwise not necessary for the operation or maintenance of the facilities, machinery, equipment or fixtures described or referred to in clause (c), (d) or (e) of Granting Clause First of this Indenture;

(e)           all coal, ore, gas, oil and other minerals and all timber, and all rights and interests in any of the foregoing, whether or not such minerals or timber shall have been mined or extracted or otherwise separated from the land; and all electric energy and capacity, gas (natural or artificial), steam, water and other products generated, produced, manufactured, purchased or otherwise acquired by the Company;

(f)           all real property, leaseholds, gas rights, wells, gathering, tap or other pipe lines, or facilities, equipment or apparatus, in any case used or to be used primarily for the production or gathering of natural gas;

(g)           all property which is the subject of a lease agreement designating the Company as lessee and all right, title and interest of the Company in and to such property and in, to and under such lease agreement, whether or not such lease agreement is intended as security;

(h)           all property, real, personal and mixed, which subsequent to the Execution Date, has been released from the Lien of this Indenture and any improvements, extensions and additions to such properties and renewals, replacements and substitutions of or for any parts thereof;

(i)           all property, real, personal and mixed, which is:

(A)           located outside the Commonwealth of Kentucky; and

(B)           not specifically subjected or required to be subjected to the Lien of this Indenture by any provision hereof; and

(j)           all property not used by the Company in the business of the generation, transmission and/or distribution of electric energy;

provided, however, that, subject to the provisions of Section 1303, (x) if, at any time after the occurrence of an Event of Default, the Trustee, or any separate trustee or co-trustee appointed under Section 1115 or any receiver appointed pursuant to Section 1016 or otherwise, shall have entered into possession of all or substantially all the Mortgaged Property, to the extent permitted by law, all the Excepted Property described or referred to in the foregoing clauses (b), (c), and (d) then owned or held or thereafter acquired by the Company, to the extent that the same is used in connection with, or otherwise relates or is attributable to, the Mortgaged Property, shall immediately, and, in the case of any Excepted Property described or referred to in clause (g), to the extent that the same is used in connection with, or otherwise relates or is attributable to, the Mortgaged Property, upon demand of the Trustee or such other trustee or receiver, become subject to the Lien of this Indenture, to the extent not prohibited by law or by the terms of any other Lien at that time existing on such Excepted Property, junior and subordinate to any Liens at that time existing on such Excepted Property, and the Trustee or such other trustee or receiver may, to the extent not prohibited by law or by the terms of any such other Lien (and subject to the rights of the holders of all such other Liens), at the same time likewise take possession thereof, and (y) whenever all Events of Default shall have been cured and the possession of all or substantially all of the Mortgaged Property shall have been restored to the Company, such Excepted Property shall again be excepted and excluded from the Lien hereof to the extent set forth above; it being understood that the Company may, however, pursuant to Granting Clause Third, subject any Excepted Property to the Lien of this Indenture whereupon the same shall cease to be Excepted Property;

TO HAVE AND TO HOLD all such property, real, personal and mixed, unto the Trustee, its successors in trust and their assigns forever; and

SUBJECT, HOWEVER, to Permitted Liens;

IN TRUST, NEVERTHELESS, for the equal and ratable benefit and security of the Holders from time to time of all Outstanding Securities without any priority of any such Security over any other such Security;

PROVIDED, HOWEVER, that the right, title and interest of the Trustee in and to the Mortgaged Property shall cease, terminate and become void in accordance with, and subject to the conditions set forth in, Article Nine hereof, and if the principal of and premium and interest, if any, on the Securities shall have been paid to the Holders thereof, or shall have been paid to the Company pursuant to Section 703 hereof or to the appropriate Governmental Authority pursuant to applicable law after the Maturity thereof, then and in that case this Indenture shall terminate, and the Trustee shall execute and deliver to the Company such instruments as the Company shall require to evidence such termination; otherwise this Indenture, and the estate and rights hereby granted, shall be and remain in full force and effect;

IT IS HEREBY COVENANTED AND AGREED by and between the Company and the Trustee that all the Securities are to be authenticated and delivered, and that the Mortgaged Property is to be held, subject to the further covenants, conditions and trusts hereinafter set forth, and the Company hereby covenants and agrees to and with the Trustee, for the equal and ratable benefit of all holders of the Securities, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 101.	Definitions.

For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

(b) all terms used herein without definition which are defined in the Trust Indenture Act as in effect on the Execution Date, either directly or by reference therein, have the meanings assigned to them therein;

(c) all terms used herein without definition which are defined in the Uniform Commercial Code of New York as in effect on the Execution Date shall have the meanings assigned to them therein;

(d) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States of America, and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted in the United States of America at the date of such computation or, at the election of the Company from time to time, at the Execution Date; provided, however, that in determining generally accepted accounting principles applicable to the Company, effect shall be given, to the extent required, to any order, rule or regulation of any administrative agency, regulatory authority or other governmental body having jurisdiction over the Company;

(e) any reference to an “Article” or a “Section” refers to an Article or a Section, as the case may be, of this Indenture; and

(f) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

Certain terms, used principally in Article Eleven, are defined in that Article.

“Accountant”  means a Person engaged in the accounting profession or otherwise qualified to pass on accounting matters (including, but not limited to, a Person certified or licensed as a public accountant, whether or not then engaged in the public accounting profession), which Person, unless required to be Independent, may be an employee or Affiliate of the Company.

“Act”, when used with respect to any Holder of a Security, has the meaning specified in Section 107.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct generally the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Authenticating Agent” means any Person or Persons (other than the Company or an Affiliate of the Company) authorized by the Trustee to act on behalf of the Trustee to authenticate the Securities of one or more series.

“Authorized Officer” means the Chairman of the Board, the President, any Vice President or the Treasurer of the Company, or any other Person duly authorized by the Company to act in respect of matters relating to this Indenture.

“Authorized Purposes” means the authentication and delivery of Securities, the release of property and/or the withdrawal of cash under any of the provisions of this Indenture.

“Board of Directors” means either the board of directors of the Company or any committee thereof duly authorized to act in respect of matters relating to this Indenture.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day”, when used with respect to a Place of Payment or any other particular location specified in the Securities or this Indenture, means any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in such Place of Payment or other location are generally authorized or required by law, regulation or executive order to remain closed, except as may be otherwise specified as contemplated by Section 301.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the Execution Date such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body, if any, performing such duties at such time.

“Company” means the Person named as the “Company” in the first paragraph of this Indenture until a Successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Company” shall mean such Successor Person.

“Company Order” and “Company Request” mean, respectively, a written order or request, as the case may be, signed in the name of the Company by an Authorized Officer and delivered to the Trustee.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the Execution Date is located at 101 Barclay Street, 4E, New York, New York 10286, Attention:  Corporate Trust Administration.

“Corporation” means a corporation, association, company, joint stock company, limited liability company or business trust, and references to “corporate” and other derivations of “corporation” herein shall be deemed to include appropriate derivations of such entities.

“Cost” with respect to Property Additions has the meaning specified in Section 104.

“Defaulted Interest” has the meaning specified in Section 307.

“Discount Security” means any Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 1002.

“Dollar” or “$” means a dollar or other equivalent unit in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts.

“Eligible Obligations” means:

(a) with respect to Securities denominated in Dollars, Government Obligations; or

(b) with respect to Securities denominated in a currency other than Dollars or in a composite currency, such other obligations or instruments as shall be specified with respect to such Securities, as contemplated by Section 301.

“Event of Default” has the meaning specified in Section 1001.

“Excepted Property” has the meaning specified in the granting clauses of this Indenture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” means October 6, 2010.

“Expert” means a Person which is an engineer, appraiser or other expert and which, with respect to any certificate to be signed by such Person and delivered to the Trustee, is qualified to pass upon the matters set forth in such certificate.  For purposes of this definition, (a) “engineer” means a Person engaged in the engineering profession or otherwise qualified to pass upon engineering matters (including, but not limited to, a Person licensed as a professional engineer, whether or not then engaged in the engineering profession) and (b) “appraiser” means a Person engaged in the business of appraising property or otherwise qualified to pass upon the Fair Value or fair market value of property.

“Expert’s Certificate” means a certificate signed by an Authorized Officer and by an Expert (which Expert (a) shall be selected either by the Board of Directors or by an Authorized Officer, the execution of such certificate by such Authorized Officer to be conclusive evidence of such selection, and (b) except as otherwise required in Sections 402, 707, 809 and 1306, may be an employee or Affiliate of the Company) and delivered to the Trustee.  The amount stated in any Expert’s Certificate as to the Cost, Fair Value or fair market value of property shall be conclusive and binding upon the Company, the Trustee and the Holders of the Securities.

“Fair Value”, with respect to property, means the fair value of such property as may be determined by reference to (a) the amount which would be likely to be obtained in an arm’s-length transaction with respect to such property between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell, (b) the amount of investment with respect to such property which, together with a reasonable return thereon, would be likely to be recovered through ordinary business operations or otherwise, (c) the Cost, accumulated depreciation, and replacement cost with respect to such property and/or (d) any other relevant factors; provided, however, that (x) the Fair Value of property shall be determined without deduction for any Liens on such property prior to the Lien of this Indenture (except as otherwise provided in Section 803) and (y) the Fair Value to the Company of Property Additions shall not reflect any reduction attributable to such Property Additions being of less value to a Person which is not the owner or operator of the Mortgaged Property or any portion thereof than to a Person which is such owner or operator.  Fair Value may be determined, without physical inspection, by the use of accounting and engineering records and other data maintained by the Company or otherwise available to the Expert certifying the same.

“Funded Cash” has the meaning specified in Section 102.

“Funded Property” has the meaning specified in Section 102.

“Governmental Authority” means the government of the United States or of any State or Territory thereof or of the District of Columbia or of any political subdivision of any thereof, or any department, agency, authority or other instrumentality of any of the foregoing.

“Government Obligations” means securities which are (a) (i) direct obligations of the United States where the payment or payments thereunder are supported by the full faith and credit of the United States or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the United States or (b) depository receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or other amount with respect to any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of or other amount with respect to the Government Obligation evidenced by such depository receipt.

“Holder” means a Person in whose name a Security is registered in the Security Register.

“Indenture” means this instrument as originally executed and as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, including, for all purposes of this instrument and any such supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern this Indenture and any such supplemental indenture, respectively.  The term “Indenture” shall also include the provisions or terms of particular series of Securities established as contemplated by Section 301.

“Independent”, when applied to any Accountant or Expert, means such a Person who (a) is in fact independent, (b) does not have any direct material financial interest in the Company or in any other obligor upon the Securities or in any Affiliate of the Company or of such other obligor, (c) is not connected with the Company or such other obligor as an officer, employee, promoter, underwriter, trustee, partner, director or any person performing similar functions and (d) is approved by the Trustee in the exercise of reasonable care.

“Independent Expert’s Certificate” means a certificate signed by an Independent Expert and delivered to the Trustee.

“interest” , when used with respect to a Discount Security, means interest, if any, borne by such Security at a Stated Interest Rate rather than interest calculated at any imputed rate.

“Interest Payment Date”, when used with respect to any Security, means the Stated Maturity of an installment of interest on such Security.

“Investment Securities” means any of the following obligations or securities on which neither the Company, any other obligor on the Securities nor any Affiliate of either is the obligor:  (a) Government Obligations; (b) interest bearing deposit accounts (which may be represented by certificates of deposit) in any national or state bank (which may include the Trustee or any Paying Agent) or savings and loan association which has outstanding securities rated by a nationally recognized rating organization in either of the two (2) highest rating categories (without regard to modifiers) for short term securities or in any of the three (3) highest rating categories (without regard to modifiers) for long term securities; (c) bankers’ acceptances drawn on and accepted by any commercial bank (which may include the Trustee or any Paying Agent) which has outstanding securities rated by a nationally recognized rating organization in either of the two (2) highest rating categories (without regard to modifiers) for short term securities or in any of the three (3) highest rating categories (without regard to modifiers) for long term securities; (d) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, any State or Territory of the United States or the District of Columbia, or any political subdivision of any of the foregoing, which are rated by a nationally recognized rating organization in either of the two (2) highest rating categories (without regard to modifiers) for short term securities or in any of the three (3) highest rating categories (without regard to modifiers) for long term securities; (e) bonds or other obligations of any agency or instrumentality of the United States; (f) corporate debt securities which are rated by a nationally recognized rating organization in either of the two (2) highest rating categories (without regard to modifiers) for short term securities or in any of the three (3) highest rating categories (without regard to modifiers) for long term securities; (g) repurchase agreements with respect to any of the foregoing obligations or securities with any banking or financial institution (which may include the Trustee or any Paying Agent) which has outstanding securities rated by a nationally recognized rating organization in either of the two (2) highest rating categories (without regard to modifiers) for short term securities or in any of the three (3) highest rating categories (without regard to modifiers) for long term securities; (h) securities issued by any regulated investment company, as defined in Section 851 of the Internal Revenue Code of 1986, as amended, or any successor section of such Code or successor federal statute, the portfolio of which is limited to obligations or securities of the character and investment quality contemplated in clauses (a) through (f) above and repurchase agreements which are fully collateralized by any of such obligations or securities, including, without limitation, any mutual fund for which the Trustee or any Paying Agent, or an affiliate of either thereof, serves as investment manager, administrator, shareholder servicing agent, and/or custodian or subcustodian, notwithstanding that (i) the Trustee or such Paying Agent or affiliate receives fees from such mutual fund for services rendered, (ii) the Trustee or such Paying Agent receives fees for services rendered pursuant to this Indenture, which fees are separate from the fees received from such funds and (iii) services performed pursuant to this Indenture by the Trustee or such Paying Agent may at times duplicate those provided to such mutual fund by the Trustee or such Paying Agent or affiliate; and (i) any other obligations or securities which may lawfully be purchased by the Trustee in its capacity as such.

“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, easement, lease, reservation, restriction, servitude, charge or similar right and any other lien of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and any defect, irregularity, exception or limitation in record title.

“Maturity”, when used with respect to any Security, means the date on which the principal of such Security or an installment of principal becomes due and payable as provided in such Security or in this Indenture, whether at the Stated Maturity, by declaration of acceleration, upon call for redemption or otherwise.

“Mortgaged Property” means, as of any particular time, all property which at such time is subject to the Lien of this Indenture.

“Notice of Default” means a written notice of the kind specified in Section 1001(c).

“Officer’s Certificate” means a certificate signed by an Authorized Officer of the Company and delivered to the Trustee.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for the Company, and who shall be acceptable to the Trustee.

“Outstanding”, when used with respect to Securities, means, as of the date of determination, all Securities theretofore authenticated and delivered under this Indenture, except:

(a) Securities theretofore canceled or delivered to the Trustee for cancellation;

(b) Securities deemed to have been paid for all purposes of this Indenture in accordance with Section 901 (whether or not the Company’s indebtedness in respect thereof shall be satisfied and discharged for any other purpose); and

(c) Securities which have been paid pursuant to Section 306 or in exchange for or in lieu of which other Securities have been authenticated and delivered pursuant to this Indenture, other than any such Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it and the Company that such Securities are held by a bona fide purchaser or purchasers in whose hands such Securities are valid obligations of the Company;

provided, however, that in determining whether or not the Holders of the requisite principal amount of the Securities Outstanding under this Indenture, or the Outstanding Securities of any series or Tranche, have given any request, demand, authorization, direction, notice, consent or waiver hereunder or whether or not a quorum is present at a meeting of Holders of Securities,

(x)           Securities owned by the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor (unless the Company, such Affiliate or such obligor owns all Securities Outstanding under this Indenture, or all Outstanding Securities of each such series and each such Tranche, as the case may be, determined without regard to this clause (x)) shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver or upon any such determination as to the presence of a quorum, only Securities which the Trustee actually knows to be so owned shall be so disregarded; provided, however, that Securities so owned which have been pledged in good faith may be regarded as Outstanding if it is established to the reasonable satisfaction of the Trustee that the pledgee, and not the Company, or any such other obligor or Affiliate of either thereof, has the right so to act with respect to such Securities and that the pledgee is not the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor; and provided, further, that in no event shall any Security which shall have been delivered to evidence or secure, in whole or in part, the Company’s obligations in respect of other indebtedness be deemed to be owned by the Company if the principal of such Security is payable, whether at Stated Maturity or upon mandatory redemption, at the same time as the principal of such other indebtedness is payable, whether at Stated Maturity or upon mandatory redemption or acceleration, but only to the extent of such portion of the principal amount of such Security as does not exceed the principal amount of such other indebtedness, and

(y)           the principal amount of a Discount Security that shall be deemed to be Outstanding for such purposes shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the Maturity thereof pursuant to Section 1002; and

(z)           the principal amount of any Security which is denominated in a currency other than Dollars or in a composite currency that shall be deemed to be Outstanding for such purposes shall be the amount of Dollars which could have been purchased by the principal amount (or, in the case of a Discount Security, the Dollar equivalent on the date determined as set forth below of the amount determined as provided in (y) above) of such currency or composite currency evidenced by such Security, in each such case certified to the Trustee in an Officer’s Certificate, based (i) on the average of the mean of the buying and selling spot rates quoted by three banks which are members of the New York Clearing House Association selected by the Company in effect at 11:00 A.M. (New York time) in The City of New York on the fifth Business Day preceding any such determination or (ii) if on such fifth Business Day it shall not be possible or practicable to obtain such quotations from such three banks, on such other quotations or alternative methods of determination which shall be as consistent as practicable with the method set forth in (i) above;

provided, further, that in the case of any Security the principal of which is payable from time to time without presentment or surrender, the principal amount of such Security that shall be deemed to be Outstanding at any time for all purposes of this Indenture shall be the original principal amount thereof less the aggregate amount of principal thereof theretofore paid.

“Paying Agent” means any Person, including the Company, authorized by the Company to pay the principal of, and premium, if any, or interest, if any, on any Securities on behalf of the Company.

“Periodic Offering” means an offering of Securities of a series from time to time any or all of the specific terms of which Securities, including without limitation the rate or rates of interest, if any, thereon, the Stated Maturity or Maturities thereof and the redemption provisions, if any, with respect thereto, are to be determined by the Company or its agents from time to time subsequent to the initial request for the authentication and delivery of such Securities by the Trustee, as contemplated in Section 301 and clause (b) of Section 401.

“Permitted Liens” means, as of any particular time, any of the following:

(a) Liens existing at the Execution Date;

(b) as to property acquired by the Company after the Execution Date, Purchase Money Liens and any other Liens existing or placed thereon at the time of the acquisition thereof;

(c) Liens for taxes, assessments and other governmental charges or requirements which are not delinquent or which are being contested in good faith by appropriate proceedings;

(d) mechanics’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, and carriers’ Liens, other Liens incident to construction, Liens or privileges of any employees of the Company for salary or wages earned, but not yet payable, and other Liens, including without limitation Liens for worker’s compensation awards, arising in the ordinary course of business for charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings;

(e) Liens in respect of attachments, judgments or awards arising out of judicial or administrative proceedings (i) in an amount not exceeding the greater of (A) Ten Million Dollars ($10,000,000) and (B) three percent (3%) of the principal amount of the Securities then Outstanding or (ii) with respect to which the Company shall (X) in good faith be prosecuting an appeal or other proceeding for review and with respect to which the Company shall have secured a stay of execution pending such appeal or other proceeding or (Y) have the right to prosecute an appeal or other proceeding for review;

(f) easements, leases, reservations or other rights of others in, on, over and/or across, and laws, regulations and restrictions affecting, and defects, irregularities, exceptions and limitations in title to, the Mortgaged Property or any part thereof; provided, however, that such easements, leases, reservations, rights, laws, regulations, restrictions, defects, irregularities, exceptions and limitations do not in the aggregate materially impair the use by the Company of the Mortgaged Property considered as a whole for the purposes for which it is held by the Company;

(g) defects, irregularities, exceptions and limitations in title to real property subject to rights-of-way in favor of the Company or otherwise or used or to be used by the Company primarily for right-of-way purposes or real property held under lease, easement, license or similar right; provided, however, that (i) the Company shall have obtained from the apparent owner or owners of such real property a sufficient right, by the terms of the instrument granting such right-of-way, lease, easement, license or similar right, to the use thereof for the purposes for which the Company acquired the same; (ii) the Company has power under eminent domain or similar statutes to remove such defects, irregularities, exceptions or limitations or (iii) such defects, irregularities, exceptions and limitations may be otherwise remedied without undue effort or expense; and defects, irregularities, exceptions and limitations in title to flood lands, flooding rights and/or water rights;

(h) Liens securing indebtedness or other obligations neither created, assumed nor guaranteed by the Company nor on account of which it customarily pays interest upon real property or rights in or relating to real property acquired by the Company for the purpose of the transmission or distribution of electric energy, gas or water, for the purpose of telephonic, telegraphic, radio, wireless or other electronic communication or otherwise for the purpose of obtaining rights-of-way;

(i) leases existing at the Execution Date affecting properties owned by the Company at said date and renewals and extensions thereof; and leases affecting such properties entered into after such date or affecting properties acquired by the Company after such date which, in either case, (i) have respective terms of not more than ten (10) years (including extensions or renewals at the option of the tenant) or (ii) do not materially impair the use by the Company of such properties for the respective purposes for which they are held by the Company;

(j) Liens vested in lessors, licensors, franchisors or permitters for rent or other amounts to become due or for other obligations or acts to be performed, the payment of which rent or the performance of which other obligations or acts is required under leases, subleases, licenses, franchises or permits, so long as the payment of such rent or other amounts or the performance of such other obligations or acts is not delinquent or is being contested in good faith and by appropriate proceedings;

(k) controls, restrictions, obligations, duties and/or other burdens imposed by federal, state, municipal or other law, or by rules, regulations or orders of Governmental Authorities, upon the Mortgaged Property or any part thereof or the operation or use thereof or upon the Company with respect to the Mortgaged Property or any part thereof or the operation or use thereof or with respect to any franchise, grant, license, permit or public purpose requirement, or any rights reserved to or otherwise vested in Governmental Authorities to impose any such controls, restrictions, obligations, duties and/or other burdens;

(l) rights which Governmental Authorities may have by virtue of franchises, grants, licenses, permits or contracts, or by virtue of law, to purchase, recapture or designate a purchaser of or order the sale of the Mortgaged Property or any part thereof, to terminate franchises, grants, licenses, permits, contracts or other rights or to regulate the property and business of the Company; and any and all obligations of the Company correlative to any such rights;

(m) Liens required by law or governmental regulations (i) as a condition to the transaction of any business or the exercise of any privilege or license, (ii) to enable the Company to maintain self-insurance or to participate in any funds established to cover any insurance risks, (iii) in connection with workmen’s compensation, unemployment insurance, social security, any pension or welfare benefit plan or (iv) to share in the privileges or benefits required for companies participating in one or more of the arrangements described in clauses (ii) and (iii) above;

(n) Liens on the Mortgaged Property or any part thereof which are granted by the Company to secure duties or public or statutory obligations or to secure, or serve in lieu of, surety, stay or appeal bonds;

(o) rights reserved to or vested in others to take or receive any part of any coal, ore, gas, oil and other minerals, any timber and/or any electric capacity or energy, gas, water, steam and any other products, developed, produced, manufactured, generated, purchased or otherwise acquired by the Company or by others on property of the Company;

(p) (i) rights and interests of Persons other than the Company arising out of contracts, agreements and other instruments to which the Company is a party and which relate to the common ownership or joint use of property; and (ii) all Liens on the interests of Persons other than the Company in property owned in common by such Persons and the Company if and to the extent that the enforcement of such Liens would not adversely affect the interests of the Company in such property in any material respect;

(q) any restrictions on assignment and/or requirements of any assignee to qualify as a permitted assignee and/or public utility or public service corporation;

(r) any Liens which have been bonded for the full amount in dispute or for the payment of which other adequate security arrangements have been made;

(s) rights and interests granted pursuant to Section 802(c);

(t) Prepaid Liens; and

(u) any Lien of the Trustee granted pursuant to Section 1107.

“Person” means any individual, Corporation, partnership, limited liability partnership, joint venture, trust or unincorporated organization or any Governmental Authority.

“Place of Payment”, when used with respect to the Securities of any series, or Tranche thereof, means the place or places, specified as contemplated by Section 301, at which, subject to Section 702, principal of and premium, if any, and interest, if any, on the Securities of such series or Tranche are payable.

“Predecessor Security” of any particular Security means every previous Security evidencing all or a portion of the same debt as that evidenced by such particular Security; and, for the purposes of this definition, any Security authenticated and delivered under Section 306 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Security shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Security.

“Prepaid Liens” means any Lien securing indebtedness for the payment, prepayment or redemption of which there have been irrevocably deposited in trust with the trustee or other holder of such Lien moneys and/or Investment Securities which (together with the interest reasonably expected to be earned from the investment and reinvestment in Investment Securities of the moneys and/or the principal of and interest on the Investment Securities so deposited) shall be sufficient for such purpose; provided, however, that if such indebtedness is to be redeemed or otherwise prepaid prior to the stated maturity thereof, any notice requisite to such redemption or prepayment shall have been given in accordance with the mortgage or other instrument creating such Lien or irrevocable instructions to give such notice shall have been given to such trustee or other holder.

 “Property Additions” has the meaning specified in Section 104.

“Purchase Money Lien” means, with respect to any property being acquired or disposed of by the Company or being released from the Lien of this Indenture, a Lien on such property which

(a) is taken or retained by the transferor of such property to secure all or part of the purchase price thereof;

(b) is granted to one or more Persons other than the transferor which, by making advances or incurring an obligation, give value to enable the grantor of such Lien to acquire rights in or the use of such property;

(c) is granted to any other Person in connection with the release of such property from the Lien of this Indenture on the basis of the deposit with the Trustee or the trustee or other holder of a Lien prior to the Lien of this Indenture of obligations secured by such Lien on such property (as well as any other property subject thereto);

(d) is held by a trustee or agent for the benefit of one or more Persons described in clause (a), (b) and/or (c) above, provided that such Lien may be held, in addition, for the benefit of one or more other Persons which shall have theretofore given, or may thereafter give, value to or for the benefit or account of the grantor of such Lien for one or more other purposes; or

(e) otherwise constitutes a purchase money mortgage or a purchase money security interest under applicable law;

and, without limiting the generality of the foregoing, for purposes of this Indenture, the term Purchase Money Lien shall be deemed to include any Lien described above whether or not such Lien (x) shall permit the issuance or other incurrence of additional indebtedness secured by such Lien on such property, (y) shall permit the subjection to such Lien of additional property and the issuance or other incurrence of additional indebtedness on the basis thereof and/or (z) shall have been granted prior to the acquisition, disposition or release of such property, shall attach to or otherwise cover property other than the property being acquired, disposed of or released and/or shall secure obligations issued prior and/or subsequent to the issuance of the obligations delivered in connection with such acquisition, disposition or release.

“Redemption Date”, when used with respect to any Security to be redeemed, means the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price”, when used with respect to any Security to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Regular Record Date” for the interest payable on any Interest Payment Date on the Securities of any series means the date specified for that purpose as contemplated by Section 301.

“Required Currency” has the meaning specified in Section 311.

“Responsible Officer”, when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee having direct responsibility for the administration of this Indenture, or any other officer to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Retired Securities” means any Securities authenticated and delivered under this Indenture which (a) no longer remain Outstanding by reason of the applicability of clause (a) or (b) in the definition of “Outstanding” (other than any Predecessor Security of any Security), (b) have not been made the basis under any of the provisions of this Indenture of one or more Authorized Purposes and (c) have not been paid, redeemed, purchased or otherwise retired by the application thereto of Funded Cash.

“Securities” has the meaning stated in the first recital of this Indenture and more particularly means any securities authenticated and delivered under this Indenture.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Register” and “Security Registrar” have the respective meanings specified in Section 305.

“Special Record Date” for the payment of any Defaulted Interest on the Securities of any series means a date fixed by the Trustee pursuant to Section 307.

“Stated Interest Rate” means a rate (whether fixed or variable) at which an obligation by its terms is stated to bear simple interest.  Any calculation or other determination to be made under this Indenture by reference to the Stated Interest Rate on a Security shall be made without regard to the effective interest cost to the Company of such Security and without regard to the Stated Interest Rate on, or the effective cost to the Company of, any other indebtedness the Company’s obligations in respect of which are evidenced or secured in whole or in part by such Security.

 “Stated Maturity”, when used with respect to any Security or any obligation or any installment of principal thereof or interest thereon, means the date on which the principal of such obligation or such installment of principal or interest is stated to be due and payable (without regard to any provisions for redemption, prepayment, acceleration, purchase or extension).

“Successor Corporation” has the meaning set forth in Section 1301.

“supplemental indenture” or “indenture supplemental hereto” means an instrument supplementing or amending this Indenture executed and delivered pursuant to Article Fourteen.

“Tranche” means a group of Securities which (a) are of the same series and (b) have identical terms, notwithstanding differences as to principal amount, date of issuance, initial Interest Payment Date and/or initial interest accrual date.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean or include each Person who is then a Trustee hereunder.

“Trust Indenture Act” means, as of any time, the Trust Indenture Act of 1939 as in effect at such time.

“United States” means the United States of America, its territories, its possessions and other areas subject to its jurisdiction.

SECTION 102.	Funded Property; Funded Cash.

“Funded Property” means:

(a) all Property Additions to the extent that the same shall have been made the basis of the authentication and delivery of Securities under this Indenture pursuant to Section 402;

(b) all Property Additions to the extent that the same shall have been made the basis of the release of Funded Property from the Lien of this Indenture pursuant to Section 803;

(c) all Property Additions to the extent that the same shall have been substituted for Funded Property retired pursuant to Section 104;

(d) all Property Additions to the extent that the same shall have been made the basis of the withdrawal of cash held by the Trustee pursuant to Section 404 or 806; and

(e) all Property Additions to the extent that the same shall have been used as the basis of a credit against, or otherwise in satisfaction of, the requirements of any sinking, improvement, maintenance, replacement or similar fund or analogous provision established with respect to the Securities of any series, or any Tranche thereof, as contemplated by Section 301; provided, however, that any such Property Additions shall cease to be Funded Property when all of the Securities of such series or Tranche shall cease to be Outstanding.

In the event that, in any certificate filed with the Trustee in connection with any of the Property Additions referred to in clauses (a), (b), (d) and (e) of this Section, only a part of the Cost or Fair Value of the Property Additions described in such certificate shall be required for the purposes of such certificate, then such Property Additions shall be deemed to be Funded Property only to the extent so required for the purpose of such certificate.

All Funded Property that shall be abandoned, destroyed, released or otherwise disposed of shall for the purpose of Section 104 hereof be deemed Funded Property retired and for other purposes of this Indenture shall thereupon cease to be Funded Property but as in this Indenture provided may at any time thereafter again become Funded Property.  Neither any reduction in the Cost or book value of property recorded in the plant account of the Company, nor the transfer of any amount appearing in such account to intangible and/or adjustment accounts, otherwise than in connection with actual retirements of physical property abandoned, destroyed, released or disposed of, and otherwise than in connection with the removal of such property in its entirety from plant account, shall be deemed to constitute a retirement of Funded Property.

The Company may make allocations, on a pro-rata or other reasonable basis (including, but not limited to, the designation of specific properties or the designation of all or a specified portion of the properties reflected in one or more generic accounts or subaccounts in the Company’s books of account), for the purpose of determining the extent to which fungible properties, or other properties not otherwise identified, reflected in the same generic account or subaccount in the Company’s books of account constitute Funded Property or Funded Property retired.

“Funded Cash” means:

(a)           cash, held by the Trustee hereunder, to the extent that it represents the proceeds of insurance on Funded Property (except as otherwise provided in Section 707), or cash deposited in connection with the release of Funded Property pursuant to Article Eight, or the payment of the principal of, or the proceeds of the release of, obligations secured by Purchase Money Lien and delivered to the Trustee pursuant to Article Eight, all subject, however, to the provisions of Section 707 and Section 806; and

(b)           any cash deposited with the Trustee under Section 404.

SECTION 103.	[Reserved].

SECTION 104.	Property Additions; Cost.

(a) “Property Additions” means, as of any particular time, any item, unit or element of property which at such time is owned by the Company and is Mortgaged Property; provided, however, that Property Additions shall not include:

(i) goodwill, going concern value rights or intangible property except as provided in subsection (c) of this Section; or

(ii) any property the cost of acquisition or construction of which is, in accordance with generally accepted accounting principles, properly chargeable to an operating expense account of the Company.

(b) When any Property Additions are certified to the Trustee as the basis of any Authorized Purpose (except as otherwise provided in Section 803 and Section 806),

(i) there shall be deducted from the Cost or Fair Value to the Company thereof, as the case may be (as of the date so certified), an amount equal to the Cost (or as to Property Additions of which the Fair Value to the Company at the time the same became Funded Property was certified to be an amount less than the Cost as determined pursuant to this Section, then such Fair Value, as so certified, in lieu of Cost) of all Funded Property of the Company retired to the date of such certification (other than the Funded Property, if any, in connection with the application for the release of which such certificate is filed) and not theretofore deducted from the Cost or Fair Value to the Company of Property Additions theretofore certified to the Trustee, and

(ii) there may, at the option of the Company, be added to such Cost or Fair Value, as the case may be, the sum of

(1) the principal amount of any obligations secured by Purchase Money Lien, not theretofore so added and which the Company then elects so to add, which shall theretofore have been delivered to the Trustee or the trustee or other holder of a Lien prior to the Lien of this Indenture as the basis of the release of Funded Property retired from the Lien of this Indenture or such prior Lien, as the case may be;

(2) three-halves (3/2) of the amount of any cash, not theretofore so added and which the Company then elects so to add, which shall theretofore have been delivered to the Trustee or the trustee or other holder of a Lien prior to the Lien of this Indenture as the proceeds of insurance on Funded Property retired (to the extent of the portion thereof deemed to be Funded Cash) or as the basis of the release of Funded Property retired from the Lien of this Indenture or from such prior Lien, as the case may be;

(3) three-halves (3/2) of the principal amount of any Security or Securities, or portion of such principal amount, not theretofore so added and which the Company then elects so to add, (I) which shall theretofore have been delivered to the Trustee as the basis of the release of Funded Property retired or (II) the right to the authentication and delivery of which under the provisions of Section 403 shall at any time theretofore have been waived under Section 803(d)(iii) as the basis of the release of Funded Property retired;

(4) the Cost or Fair Value to the Company (whichever shall be less) of any Property Additions, not theretofore so added and which the Company then elects so to add, which shall theretofore have been made the basis of the release of Funded Property retired (such Fair Value to be the amount shown in the Expert’s Certificate delivered to the Trustee in connection with such release); and

(5) the Cost to the Company of any Property Additions not theretofore so added and which the Company then elects so to add, to the extent that the same shall have been substituted for Funded Property retired;

provided, however, that the aggregate of the amounts added under clause (ii) above shall in no event exceed the amounts deducted under clause (i) above.

(c) Except as otherwise provided in Section 803, the term “Cost” with respect to Property Additions shall mean the sum of (i) any cash delivered in payment therefor or for the acquisition thereof, (ii) an amount equivalent to the fair market value in cash (as of the date of delivery) of any securities or other property delivered in payment therefor or for the acquisition thereof, (iii) the principal amount of any obligations secured by prior Lien upon such Property Additions outstanding at the time of the acquisition thereof, (iv) the principal amount of any other obligations incurred or assumed in connection with the payment for such Property Additions or for the acquisition thereof and (v) any other amounts which, in accordance with generally accepted accounting principles, are properly charged or chargeable to the plant or other property accounts of the Company with respect to such Property Additions as part of the cost of construction or acquisition thereof, including, but not limited to, any allowance for funds used during construction or any similar or analogous amount; provided, however, that, notwithstanding any other provision of this Indenture,

(i) with respect to Property Additions owned by a Successor Corporation immediately prior to the time it shall have become such by consolidation or merger or acquired by a Successor Corporation in or as a result of a consolidation or merger (excluding, in any case, Property Additions owned by the Company immediately prior to such time), Cost shall mean the amount or amounts at which such Property Additions are recorded in the plant or other property accounts of such Successor Corporation, or the predecessor Corporation from which such Property Additions are acquired, as the case may be, immediately prior to such consolidation or merger;

(ii) with respect to Property Additions which shall have been acquired (otherwise than by construction) by the Company without any consideration consisting of cash, securities or other property or the incurring or assumption of indebtedness, no determination of Cost shall be required, and, wherever in this Indenture provision is made for Cost or Fair Value, Cost with respect to such Property Additions shall mean an amount equal to the Fair Value to the Company thereof or, if greater, the aggregate amount reflected in the Company’s books of account with respect thereto upon the acquisition thereof; and

(iii) in no event shall the Cost of Property Additions be required to reflect any depreciation or amortization in respect of such Property Additions, or any adjustment to the amount or amounts at which such Property Additions are recorded in plant or other property accounts due to the non-recoverability of investment or otherwise.

If any Property Additions are shown by the Expert’s Certificate provided for in Section 402(b)(ii) to include property which has been used or operated by others than the Company in a business similar to that in which it has been or is to be used or operated by the Company, the Cost thereof need not be reduced by any amount in respect of any goodwill, going concern value rights and/or intangible property simultaneously acquired for which no separate or distinct consideration shall have been paid or apportioned, and in such case the term Property Additions as defined herein may include such goodwill, going concern value rights and intangible property.

SECTION 105.	Compliance Certificates and Opinions.

Except as otherwise expressly provided in this Indenture, upon any application or request by the Company to the Trustee to take any action under any provision of this Indenture, the Company shall furnish to the Trustee an Officer’s Certificate stating that all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.

Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of each such individual, such individual has made such examination or investigation as is necessary to enable such individual to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

SECTION 106.	Form of Documents Delivered to Trustee.

(a) Any Officer’s Certificate may be based (without further examination or investigation), insofar as it relates to or is dependent upon legal matters, upon an opinion of, or representations by, counsel, and, insofar as it relates to or is dependent upon matters which are subject to verification by Accountants, upon a certificate or opinion of, or representations by, an Accountant, and insofar as it relates to or is dependent upon matters which are required in this Indenture to be covered by a certificate or opinion of, or representations by, an Expert, upon the certificate or opinion of, or representations by, an Expert, unless, in any case, such officer has actual knowledge that the certificate or opinion or representations with respect to the matters upon which such Officer’s Certificate may be based as aforesaid are erroneous.

Any Expert’s Certificate may be based (without further examination or investigation), insofar as it relates to or is dependent upon legal matters, upon an opinion of, or representations by, counsel, and insofar as it relates to or is dependent upon factual matters, information with respect to which is in the possession of the Company and which are not subject to verification by Experts, upon a certificate or opinion of, or representations by, an officer or officers of the Company, unless, in any case, such expert has actual knowledge that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion may be based as aforesaid are erroneous.

Any certificate of an Accountant may be based (without further examination or investigation), insofar as it relates to or is dependent upon legal matters, upon an opinion of, or representations by, counsel, and in so far as it relates to or is dependent upon factual matters, information with respect to which is in the possession of the Company and which are not subject to verification by Accountants, upon a certificate of, or representations by, an officer or officers of the Company, unless, in any case, such Accountant has actual knowledge that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion may be based as aforesaid are erroneous.

Any Opinion of Counsel may be based (without further examination or investigation), insofar as it relates to or is dependent upon factual matters, information with respect to which is in the possession of the Company, upon a certificate of, or representations by, an officer or officers of the Company, and, insofar as it relates to or is dependent upon matters which are subject to verification by Accountants, upon a certificate or opinion of, or representations by, an Accountant, and, insofar as it relates to or is dependent upon matters required in this Indenture to be covered by a certificate or opinion of, or representations by, an Expert, upon the certificate or opinion of, or representations by, an Expert, unless such counsel has actual knowledge that the certificate or opinion or representations with respect to the matters upon which his opinion may be based as aforesaid are erroneous.  In addition, any Opinion of Counsel may be based (without further examination or investigation), insofar as it relates to or is dependent upon matters covered in an Opinion of Counsel rendered by other counsel, upon such other Opinion of Counsel, unless such counsel has actual knowledge that the Opinion of Counsel rendered by such other counsel with respect to the matters upon which his Opinion of Counsel may be based as aforesaid are erroneous.  Further, any Opinion of Counsel with respect to the status of title to or the sufficiency of descriptions of property, and/or the existence of Liens thereon, and/or the recording or filing of documents, and/or any similar matters, may be based (without further examination or investigation) upon (i) title insurance policies or commitments and reports, lien search certificates and other similar documents or (ii) certificates of, or representations by, officers, employees, agents and/or other representatives of the Company or (iii) any combination of the documents referred to in (i) and (ii), unless, in any case, such counsel has actual knowledge that the document or documents with respect to the matters upon which his opinion may be based as aforesaid are erroneous.  If, in order to render any Opinion of Counsel provided for herein, the signer thereof shall deem it necessary that additional facts or matters be stated in any Officer’s Certificate, certificate of an Accountant or Expert’s Certificate provided for herein, then such certificate may state all such additional facts or matters as the signer of such Opinion of Counsel may request.

(b) In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.  Where (i) any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, or (ii) two or more Persons are each required to make, give or execute any such application, request, consent, certificate, statement, opinion or other instrument, any such applications, requests, consents, certificates, statements, opinions or other instruments may, but need not, be consolidated and form one instrument.

(c) Whenever, subsequent to the receipt by the Trustee of any Board Resolution, Officer’s Certificate, Expert’s Certificate, Opinion of Counsel or other document or instrument, a clerical, typographical or other inadvertent or unintentional error or omission shall be discovered therein, a new document or instrument may be substituted therefor in corrected form with the same force and effect as if originally filed in the corrected form and, irrespective of the date or dates of the actual execution and/or delivery thereof, such substitute document or instrument shall be deemed to have been executed and/or delivered as of the date or dates required with respect to the document or instrument for which it is substituted.  Anything in this Indenture to the contrary notwithstanding, if any such corrective document or instrument indicates that action has been taken by or at the request of the Company which could not have been taken had the original document or instrument not contained such error or omission, the action so taken shall not be invalidated or otherwise rendered ineffective but shall be and remain in full force and effect, except to the extent that such action was a result of willful misconduct or bad faith.  Without limiting the generality of the foregoing, any Securities issued under the authority of such defective document or instrument shall nevertheless be the valid obligations of the Company entitled to the benefits of this Indenture equally and ratably with all other Outstanding Securities, except as aforesaid.

SECTION 107.	Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, election, waiver or other action  provided by this Indenture to be made, given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing or, alternatively, may be embodied in and evidenced by the record of Holders voting in favor thereof, either in person or by proxies duly appointed in writing, at any meeting of Holders duly called and held in accordance with the provisions of Article Fifteen, or a combination of such instruments and any such record.  Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company.  Such instrument or instruments and any such record (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments and so voting at any such meeting.  Proof of execution of any such instrument or of a writing appointing any such agent, or of the holding by any Person of a Security, shall be sufficient for any purpose of this Indenture and (subject to Section 1101) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section.  The record of any meeting of Holders shall be proved in the manner provided in Section 1506.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or may be proved in any other manner which the Trustee and the Company deem sufficient.  Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of his authority.

(c) The ownership, principal amount (except as otherwise contemplated in clause (y) of the first proviso to the definition of Outstanding) and serial numbers of Securities held by any Person, and the date of holding the same, shall be proved by the Security Register.

(d) Any request, demand, authorization, direction, notice, consent, election, waiver or other Act of a Holder shall bind every future Holder of the same Security and the Holder of every Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Security.

(e) Until such time as written instruments shall have been delivered to the Trustee with respect to the requisite percentage of principal amount of Securities for the action contemplated by such instruments, any such instrument executed and delivered by or on behalf of a Holder may be revoked with respect to any or all of such Securities by written notice by such Holder or any subsequent Holder, proven in the manner in which such instrument was proven.

(f) Securities of any series, or any Tranche thereof, authenticated and delivered after any Act of Holders may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any action taken by such Act of Holders.  If the Company shall so determine, new Securities of any series, or any Tranche thereof, so modified as to conform, in the opinion of the Trustee and the Company, to such action may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for Outstanding Securities of such series or Tranche.

(g) The Company may, at its option, by Company Order, fix in advance a record date for the determination of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other Act solicited by the Company, but the Company shall have no obligation to do so; provided, however, that the Company may not fix a record date for the giving or making of any notice, declaration, request or direction referred to in the next sentence.  In addition, the Trustee may, at its option, fix in advance a record date for the determination of Holders entitled to join in the giving or making of any Notice of Default, any declaration of acceleration referred to in Section 1002, any request to institute proceedings referred to in Section 1007 or any direction referred to in Section 1012.  If any such record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act, or such notice, declaration, request or direction, may be given before or after such record date, but only the Holders of record at the close of business on the record date shall be deemed to be Holders for the purposes of determining (i) whether Holders of the requisite proportion of the Outstanding Securities have authorized or agreed or consented to such Act (and for that purpose the Outstanding Securities shall be computed as of the record date) and/or (ii) which Holders may revoke any such Act (notwithstanding subsection (e) of this Section ); and any such Act, given as aforesaid, shall be effective whether or not the Holders which authorized or agreed or consented to such Act remain Holders after such record date and whether or not the Securities held by such Holders remain Outstanding after such record date.

SECTION 108.	Notices, Etc. to Trustee or Company.

Except as otherwise provided in this Indenture, any request, demand, authorization, direction, notice, consent, election, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with, the Trustee by any Holder or by the Company, or the Company by the Trustee or by any Holder, shall be sufficient for every purpose hereunder (unless otherwise expressly provided herein) if in writing and delivered personally to an officer or other responsible employee of the addressee, or transmitted by facsimile transmission or other direct written electronic means to such telephone number or other electronic communications address set forth for such party below or such other address as the parties hereto shall from time to time designate, or transmitted by registered or certified mail or reputable overnight courier, charges prepaid, to the applicable address set forth for such party below or to such other address as either party hereto may from time to time designate:

If to the Trustee, to:

The Bank of New York Mellon
101 Barclay Street, 4E
New York, New York 10286

Attention:  Corporate Trust Administration
Telephone:  (212) 815-5857
Telecopy:  (732) 667-9474

If to the Company, to:

Kentucky Utilities Company
One Quality Street
Lexington, Kentucky 40507

Attention:  Treasurer
Telephone:  (502) 627-4956
Telecopy:  (502) 627-4742

with a copy to:

PPL Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101-1179

Attention:  Treasurer
Telephone:  (610) 774-5987
Telecopy:  (610) 774-5106

Any communication contemplated herein shall be deemed to have been made, given, furnished and filed if personally delivered, on the date of delivery, if transmitted by facsimile transmission or other direct written electronic means, on the date of transmission, and if transmitted by registered or certified mail or reputable overnight courier, on the date of receipt.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods; provided, however, that (a) the party providing such electronic instructions or directions, subsequent to the transmission thereof, shall provide the originally executed instructions or directions to the Trustee in a timely manner and (b) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions.  If a party elects to give the Trustee instructions or directions by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods, as aforesaid, and the Trustee in its discretion elects to act upon such instructions or directions, the Trustee’s understanding of such instructions or directions shall be deemed controlling.  The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions or directions notwithstanding such instructions or directions conflict or are inconsistent with a subsequent written instruction or direction or if the subsequent written instruction or direction is never received.  The party providing instructions or directions by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods, as aforesaid, agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

SECTION 109.	Notice to Holders of Securities; Waiver.

Except as otherwise expressly provided in this Indenture, where this Indenture provides for notice to Holders of any event, such notice shall be sufficiently given, and shall be deemed given, to Holders if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the address of such Holder as it appears in the Security Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such Notice.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice to Holders by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.  In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Any notice required by this Indenture may be waived in writing by the Person entitled to receive such notice, either before or after the event otherwise to be specified therein, and such waiver shall be the equivalent of such notice.  Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

SECTION 110.	Conflict with Trust Indenture Act.

If any provision of this Indenture limits, qualifies or conflicts with another provision hereof which is required or deemed to be included in this Indenture by, or is otherwise governed by, any provision of the Trust Indenture Act, such other provision shall control; and if any provision hereof otherwise conflicts with the Trust Indenture Act, the Trust Indenture Act shall control.

SECTION 111.	Effect of Headings and Table of Contents.

The Article and Section headings in this Indenture and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 112.	Successors and Assigns.

All covenants and agreements in this Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 113.	Separability Clause.

In case any provision in this Indenture or the Securities shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 114.	Benefits of Indenture.

Nothing in this Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto, their successors hereunder and the Holders of any Outstanding Securities, any benefit or any legal or equitable right, remedy or claim under this Indenture.

SECTION 115.	Governing Law.

This Indenture and the Securities shall be governed by and construed in accordance with the law of the State of New York (including without limitation Section 5-1401 of the New York General Obligations Law or any successor to such statute), except to the extent that the Trust Indenture Act shall be applicable and except to the extent that the law of any other jurisdiction shall mandatorily govern.

SECTION 116.	Legal Holidays.

In any case where any Interest Payment Date, Redemption Date or Stated Maturity of any Security shall not be a Business Day at any Place of Payment, then (notwithstanding any other provision of this Indenture or of the Securities other than a provision in Securities of any series, or any Tranche thereof, or in the indenture supplemental hereto, Board Resolution or Officer’s Certificate which establishes the terms of the Securities of such series or Tranche, which specifically states that such provision shall apply in lieu of this Section) payment of interest or principal and premium, if any, need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on the Interest Payment Date, Redemption Date, or Stated Maturity, and, if such payment is made or duly provided for on such Business Day, no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be, to such Business Day.

SECTION 117.	Investment of Cash Held by Trustee.

Any cash held by the Trustee or any Paying Agent under any provision of this Indenture shall, except as otherwise provided in Section 806 or in Article Nine, at the request of the Company evidenced by Company Order, be invested or reinvested in Investment Securities designated by the Company (such Company Order to contain a representation to the effect that the securities designated therein constitute Investment Securities), any interest on such Investment Securities shall be promptly paid over to the Company as received free and clear of any Lien.  Such Investment Securities shall be held subject to the same provisions hereof as the cash used to purchase the same, but upon a like request of the Company shall be sold, in whole or in designated part, and the proceeds of such sale shall be held subject to the same provisions hereof as the cash used to purchase the Investment Securities so sold.  If such sale shall produce a net sum less than the cost of the Investment Securities so sold, the Company shall pay to the Trustee or any such Paying Agent, as the case may be, such amount in cash as, together with the net proceeds from such sale, shall equal the cost of the Investment Securities so sold, and if such sale shall produce a net sum greater than the cost of the Investment Securities so sold, the Trustee or any such Paying Agent, as the case may be, shall promptly pay over to the Company an amount in cash equal to such excess, free and clear of any Lien.  In no event shall the Trustee be liable for any loss incurred in connection with the sale of any Investment Security pursuant to this Section.

Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, interest on Investment Securities and any gain upon the sale thereof shall be held as part of the Mortgaged Property until such Event of Default shall have been cured or waived, whereupon such interest and gain shall be promptly paid over to the Company free and clear of any Lien.

SECTION 118.	Waiver of Jury Trial.

Each of the Company, the Trustee and the Holders hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Indenture or the Securities or the transactions contemplated hereby.

SECTION 119.	Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

ARTICLE TWO

SECURITY FORMS

SECTION 201.	Forms Generally.

The definitive Securities of each series shall be in substantially the form or forms thereof established in the indenture supplemental hereto establishing such series or in a Board Resolution establishing such series, or in an Officer’s Certificate pursuant to such a supplemental indenture or Board Resolution, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Securities, as evidenced by their execution thereof.  If the form or forms of Securities of any series are established in an Officer’s Certificate pursuant to a supplemental indenture, such Officer’s Certificate, if any, shall be delivered to the Trustee at or prior to the delivery of the Company Order contemplated by Section 401 for the authentication and delivery of such Securities.

Unless otherwise specified as contemplated by Section 301, the Securities of each series shall be issuable in registered form without coupons.  The definitive Securities shall be produced in such manner as shall be determined by the officers executing such Securities, as evidenced by their execution thereof.

SECTION 202.	Form of Trustee’s Certificate of Authentication.

The Trustee’s certificate of authentication shall be in substantially the form set forth below:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON,
as Trustee

By:  _____________________________
Authorized Signatory

ARTICLE THREE

THE SECURITIES

SECTION 301.	Limitations on Amount Outstanding; Issuable in Series.

The aggregate principal amount of Securities which may be authenticated and delivered under this Indenture shall be subject to the provisions of Article Four; provided, however, that the maximum aggregate principal amount of Securities Outstanding at any time shall not, in any event, exceed One Quintillion Dollars ($1,000,000,000,000,000,000), which amount may be changed by supplemental indenture in accordance with Section 1401.

The final Stated Maturity of the last to mature of the Securities authenticated and delivered hereunder shall be no later than December 31, 2110, which date may be changed by supplemental indenture in accordance with Section 1401.

The Securities may be issued in one or more series.  Subject to the last paragraph of this Section, prior to the authentication and delivery of Securities of any series there shall be established by specification in a supplemental indenture or in an Officer’s Certificate of the Company (which need not comply with Section 105) pursuant to a supplemental indenture:

(a) the title of the Securities of such series (which shall distinguish the Securities of such series from Securities of all other series); and, if other than the date of its authentication, the date of each Security of such series;

(b) any limit upon the aggregate principal amount of the Securities of such series which may be authenticated and delivered under this Indenture (except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities of such series pursuant to Section 304, 305, 306, 506 or 1406 and except for any Securities which, pursuant to Section 303, are deemed never to have been authenticated and delivered hereunder);

(c) the Person or Persons (without specific identification) to whom any interest on Securities of such series, or any Tranche thereof, shall be payable, if other than the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest;

(d) the date or dates on which the principal of the Securities of such series or any Tranche thereof, is payable or any formulary or other method or other means by which such date or dates shall be determined, by reference to an index or other fact or event ascertainable outside of this Indenture or otherwise (without regard to any provisions for redemption, prepayment, acceleration, purchase or extension); and the right, if any, to extend the Maturity of the Securities of such series, or any Tranche thereof, and the duration of any such extension;

(e) the rate or rates at which the Securities of such series, or any Tranche thereof, shall bear interest, if any (including the rate or rates at which overdue principal shall bear interest after Maturity if different from the rate or rates at which such Securities shall bear interest prior to Maturity, and, if applicable, the rate or rates at which overdue premium or interest shall bear interest, if any), or any formulary or other method or other means by which such rate or rates shall be determined by reference to an index or other fact or event ascertainable outside of this Indenture or otherwise; the date or dates from which such interest shall accrue; the Interest Payment Dates and the Regular Record Dates, if any, for the interest payable on such Securities on any Interest Payment Date; and the basis of computation of interest, if other than as provided in Section 310; and the right, if any, to extend the interest payment periods and the duration of any such extension;

(f) the place or places at which and/or methods (if other than as provided elsewhere in this Indenture) by which (i) the principal of and premium, if any, and interest, if any, on Securities of such series, or any Tranche thereof, shall be payable, (ii) registration of transfer of Securities of such series, or any Tranche thereof, may be effected, (iii) exchanges of Securities of such series, or any Tranche thereof, may be effected and (iv) notices and demands to or upon the Company in respect of the Securities of such series, or any Tranche thereof, and this Indenture may be served; the Security Registrar and any Paying Agent or Agents for such series or Tranche; and, if such is the case, that the principal of such Securities shall be payable without the presentment or surrender thereof;

(g) the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which the Securities of such series, or any Tranche thereof, may be redeemed, in whole or in part, at the option of the Company and any restrictions on such redemptions;

(h) the obligation or obligations, if any, of the Company to redeem or purchase or repay the Securities of such series, or any Tranche thereof, pursuant to any sinking fund or other mandatory redemption provisions or at the option of a Holder thereof and the period or periods within which or the date or dates on which, the price or prices at which and the terms and conditions upon which such Securities shall be redeemed or purchased or repaid, in whole or in part, pursuant to such obligation and applicable exceptions to the requirements of Section 504 in the case of mandatory redemption or redemption or repayment at the option of the Holder;

(i) the denominations in which Securities of such series, or any Tranche thereof, shall be issuable if other than denominations of One Thousand Dollars ($1,000) and any integral multiple thereof;

(j) if the principal of or premium, if any, or interest, if any, on the Securities of such series, or any Tranche thereof, are to be payable, at the election of the Company or a Holder thereof, in a coin or currency other than that in which the Securities are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made and the manner in which the amount of such coin or currency payable is to be determined;

(k) the currency or currencies, including composite currencies, in which payment of the principal of and premium, if any, and interest, if any, on the Securities of such series, or any Tranche thereof, shall be payable (if other than Dollars) and the manner in which the equivalent of the principal amount thereof in Dollars is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be Outstanding at any time;

(l) if the principal of or premium, if any, or interest, if any, on the Securities of such series, or any Tranche thereof, are to be payable, or are to be payable at the election of the Company or a Holder thereof, in securities or other property, the type and amount of such securities or other property, or the formulary or other method or other means by which such amount shall be determined, and the period or periods within which, and the terms and conditions upon which, any such election may be made;

(m)  if the amount payable in respect of principal of or premium, if any, or interest, if any, on the Securities of such series, or any Tranche thereof, may be determined with reference to an index or other fact or event ascertainable outside this Indenture, the manner in which such amounts shall be determined to the extent not established pursuant to clause (e), (g) or (h) of this paragraph;

(n) if other than the entire principal amount thereof, the portion of the principal amount of Securities of such series, or any Tranche thereof, which shall be payable upon declaration of acceleration of the Maturity thereof pursuant to Section 1002;

(o) the terms, if any, pursuant to which the Securities of such series, or any Tranche thereof, may be converted into or exchanged for shares of capital stock or other securities of the Company or any other Person;

(p) the obligations or instruments, if any, which shall be considered to be Eligible Obligations in respect of the Securities of such series, or any Tranche thereof, denominated in a currency other than Dollars or in a composite currency, and any provisions for satisfaction and discharge of Securities of any series, in addition to those set forth in Article Eight, or any exceptions to those set forth in Article Eight;

(q) if the Securities of such series, or any Tranche thereof, are to be issued in global form, (i) any limitations on the rights of the Holder or Holders of such Securities to transfer or exchange the same or to obtain the registration of transfer thereof, (ii) any limitations on the rights of the Holder or Holders thereof to obtain certificates therefor in definitive form in lieu of global form and (iii) any other matters incidental to such Securities;

(r) to the extent not established pursuant to clause (q) of this paragraph, any limitations on the rights of the Holders of the Securities of such Series, or any Tranche thereof, to transfer or exchange such Securities or to obtain the registration of transfer thereof; and if a service charge will be made for the registration of transfer or exchange of Securities of such series, or any Tranche thereof, the amount or terms thereof;

(s) if the Securities of such series, or any Tranche thereof, are to be issuable as bearer securities, any and all matters incidental thereto which are not specifically addressed in a supplemental indenture as contemplated by clause (g) of Section 1401;

(t) any exceptions to Section 116, or variation in the definition of Business Day, with respect to the Securities of such series, or any Tranche thereof;

(u) any other terms of the Securities of such series, or any Tranche thereof, that the Company may elect to specify.

With respect to Securities of a series subject to a Periodic Offering, the indenture supplemental hereto or the Officer’s Certificate which establishes such series may provide general terms or parameters for Securities of such series and provide that the specific terms of Securities of such series, or any Tranche thereof, shall be determined by the Company or its agents in accordance with procedures specified in a Company Order as contemplated in clause (b) of Section 401.

Unless otherwise provided with respect to a series of Securities as contemplated in clause (b) of Section 301, the aggregate principal amount of a series of Securities may be increased and additional Securities of such series may be issued up to the maximum aggregate principal amount, if any, authorized with respect to such series as increased.

SECTION 302.	Denominations.

Unless otherwise provided as contemplated by Section 301 with respect to any series of Securities, or any Tranche thereof, the Securities of each series shall be issuable in denominations of One Thousand Dollars ($1,000) and any integral multiple thereof.

SECTION 303.	Execution and Dating; Authentication.

Unless otherwise provided as contemplated by Section 301 with respect to any series of Securities or any Tranche thereof, the Securities shall be executed on behalf of the Company by an Authorized Officer of the Company, and may have the corporate seal of the Company affixed thereto or reproduced thereon attested by its Secretary, one of its Assistant Secretaries or any other Authorized Officer.  The signature of any or all of these officers on the Securities may be manual or facsimile.

A Security bearing the manual or facsimile signature of an individual who was at the time of execution an Authorized Officer of the Company shall bind the Company, notwithstanding that any such individual has ceased to be an Authorized Officer prior to the authentication and delivery of the Security or did not hold such office at the date of such Security.

Except as otherwise specified as contemplated by Section 301 with respect to any series of Securities, or any Tranche thereof, each Security shall be dated the date of its authentication.

Except as otherwise specified as contemplated by Section 301 with respect to any series of Securities, or any Tranche thereof, no Security shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Security a certificate of authentication substantially in the form provided for herein executed by the Trustee or its agent by manual signature of an authorized signatory thereof, and such certificate upon any Security shall be conclusive evidence, and the only evidence, that such Security has been duly authenticated and delivered hereunder and is entitled to the benefits of this Indenture.  Notwithstanding the foregoing, if any Security shall have been authenticated and delivered hereunder to the Company, or any Person acting on its behalf, but shall never have been issued and sold by the Company, and the Company shall deliver such Security to the Trustee for cancellation as provided in Section 309 together with a written statement (which need not comply with Section 102 and need not be accompanied by an Opinion of Counsel) stating that such Security has never been issued and sold by the Company, for all purposes of this Indenture such Security shall be deemed never to have been authenticated and delivered hereunder and shall never be entitled to the benefits hereof.

SECTION 304.	Temporary Securities.

Pending the preparation of definitive Securities of any series, or any Tranche thereof, the Company may execute, and upon Company Order the Trustee shall authenticate and deliver, temporary Securities which are printed, lithographed, typewritten, mimeographed or otherwise produced, in any authorized denomination, substantially of the tenor of the definitive Securities in lieu of which they are issued, with such appropriate insertions, omissions, substitutions and other variations as any officer executing such Securities may determine, as evidenced by such officer’s execution of such Securities; provided, however, that temporary Securities need not recite specific redemption, sinking fund, conversion or exchange provisions.

If temporary Securities of any series or Tranche are issued, the Company shall cause definitive Securities of such series or Tranche to be prepared without unreasonable delay.  After the preparation of definitive Securities of such series or Tranche, the temporary Securities of such series or Tranche shall be exchangeable for definitive Securities of such series or Tranche, upon surrender of the temporary Securities of such series or Tranche at the office or agency of the Company maintained pursuant to Section 702 in a Place of Payment for such series or Tranche, without charge to the Holder.  Upon surrender for cancellation of any one or more temporary Securities of any series or Tranche, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor definitive Securities of the same series or Tranche, of authorized denominations and of like tenor and aggregate principal amount.

Until exchanged in full as hereinabove provided, temporary Securities shall in all respects be entitled to the same benefits under this Indenture as definitive Securities of the same series and Tranche and of like tenor authenticated and delivered hereunder.

SECTION 305.	Registration, Registration of Transfer and Exchange.

The Company shall cause to be kept in one of the offices or agencies designated pursuant to Section 702, with respect to the Securities of each series or any Tranche thereof, a register (the “Security Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Securities of such series or Tranche and the registration of transfer thereof.  The Company shall designate one Person to maintain the Security Register for the Securities of each series, and such Person is referred to herein, with respect to such series, as the “Security Registrar.”  Anything herein to the contrary notwithstanding, the Company may designate one of its offices or an office of any Affiliate as the office in which the Security Register with respect to the Securities of one or more series, or any Tranche or Tranches thereof, shall be maintained, and the Company may designate itself or any Affiliate as the Security Registrar with respect to one or more of such series.  The Security Register shall be open for inspection by the Trustee and the Company at all reasonable times.  Unless otherwise specified in or pursuant to this Indenture or the Securities, the Trustee shall be the initial Security Registrar for each series of Securities.

Except as otherwise specified as contemplated by Section 301 with respect to the Securities of any series, or any Tranche thereof, upon surrender for registration of transfer of any Security of such series or Tranche at the office or agency of the Company maintained pursuant to Section 702 in a Place of Payment for such series or Tranche, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Securities of the same series and Tranche, of authorized denominations and of like tenor and aggregate principal amount.

Except as otherwise specified as contemplated by Section 301 with respect to the Securities of any series, or any Tranche thereof, any Security of such series or Tranche may be exchanged at the option of the Holder for one or more new Securities of the same series and Tranche, of authorized denominations and of like tenor and aggregate principal amount, upon surrender of the Securities to be exchanged at any such office or agency.  Whenever any Securities are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Securities, which the Holder making the exchange is entitled to receive.

All Securities delivered upon any registration of transfer or exchange of Securities shall be valid obligations of the Company, evidencing the same obligation, and entitled to the same benefits under this Indenture, as the Securities surrendered upon such registration of transfer or exchange.

Every Security presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Trustee) be duly endorsed or shall be accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee, duly executed by the Holder thereof or his attorney duly authorized in writing.

Unless otherwise specified as contemplated by Section 301, with respect to Securities of any series, or any Tranche thereof, no service charge shall be made for any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Securities, other than exchanges pursuant to Section 304, 506 or 1406 not involving any transfer.

The Company shall not be required to execute or to provide for the registration of transfer of or the exchange of (a) Securities of any series, or any Tranche thereof, during a period of 15 days immediately preceding the date notice is to be given identifying the serial numbers of the Securities of such series or Tranche called for redemption or (b) any Security so selected for redemption in whole or in part, except the unredeemed portion of any Security being redeemed in part.

SECTION 306.	Mutilated, Destroyed, Lost and Stolen Securities.

If any mutilated Security is surrendered to the Trustee, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a new Security of the same series and Tranche, of like tenor and principal amount and bearing a number not contemporaneously outstanding.

If there shall be delivered to the Company and the Trustee (a) evidence to their satisfaction of the ownership of and the destruction, loss or theft of any Security and (b) such security or indemnity as may be reasonably required by them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Company or the Trustee that such Security has been acquired by a bona fide purchaser, the Company shall execute and the Trustee shall authenticate and deliver, in lieu of any such destroyed, lost or stolen Security, a new Security of the same series and Tranche, of like tenor and principal amount and bearing a number not contemporaneously outstanding.

Notwithstanding the foregoing, in case any such mutilated, destroyed, lost or stolen Security has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Security, pay such Security.

Upon the issuance of any new Security under this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses (including the fees and expenses of the Trustee) in connection therewith.

Every new Security of any series issued pursuant to this Section in lieu of any destroyed, lost or stolen Security shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Security shall be at any time enforceable by anyone other than the Holder of such new security, and any such new Security shall be entitled to all the benefits of this Indenture equally and proportionately with any and all other Securities of such series duly issued hereunder.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.

SECTION 307.	Payment of Interest; Interest Rights Preserved.

Unless otherwise provided as contemplated by Section 301 with respect to the Securities of any series, or any Tranche thereof, interest on any Security which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest (whether or not a Business Day).

Any interest on any Security of any series which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the related Regular Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Company, at its election in each case, as provided in clause (a) or (b) below:

(a) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Securities of such series (or their respective Predecessor Securities) are registered at the close of business on a date (a “Special Record Date”) for the payment of such Defaulted Interest, which shall be fixed in the following manner.  The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Security of such series and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided.  Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment.  The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company shall promptly cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each Holder of Securities of such series at the address of such Holder as it appears in the Security Register, not less than 10 days prior to such Special Record Date.  Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Securities of such series (or their respective Predecessor Securities) are registered at the close of business on such Special Record Date.

(b) The Company may make payment of any Defaulted Interest on the Securities of any series in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Securities may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section and Section 305, each Security delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Security shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Security.

SECTION 308.	Persons Deemed Owners.

Prior to due presentment of a Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name such Security is registered as the absolute owner of such Security for the purpose of receiving payment of principal of and premium, if any, and (subject to Sections 305 and 307) interest, if any, on such Security and for all other purposes whatsoever, whether or not such Security be overdue, and none of the Company, the Trustee or any agent of the Company or the Trustee shall be affected by notice to the contrary.

SECTION 309.	Cancellation.

All Securities surrendered for payment, redemption, registration of transfer or exchange or for credit against any sinking fund payment shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and, if not theretofore canceled, shall be promptly canceled by the Trustee.  The Company may at any time deliver to the Trustee for cancellation any Securities previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever or which the Company shall not have issued and sold, and all Securities so delivered shall be promptly canceled by the Trustee.  No Securities shall be authenticated in lieu of or in exchange for any Securities canceled as provided in this Section, except as expressly permitted by this Indenture.  All canceled Securities held by the Trustee shall be disposed of in accordance with the Trustee’s customary procedures and the Trustee shall promptly deliver a certificate of disposition to the Company unless, by Company Order, the Company shall direct that canceled Securities be returned to it.

SECTION 310.	Computation of Interest.

Except as otherwise specified as contemplated by Section 301 for Securities of any series, or Tranche thereof, interest on the Securities of each series shall be computed on the basis of a three hundred sixty (360) day year consisting of twelve (12) thirty (30) day months, and with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed during such period.

SECTION 311.	Payment to Be in Proper Currency.

In the case of any Security denominated in any currency other than Dollars or in a composite currency (the “Required Currency”), except as otherwise specified with respect to such Security as contemplated by Section 301, the obligation of the Company to make any payment of the principal thereof, or the premium or interest thereon, shall not be discharged or satisfied by any tender by the Company, or recovery by the Trustee, in any currency other than the Required Currency, except to the extent that such tender or recovery shall result in the Trustee timely holding the full amount of the Required Currency then due and payable.  If any such tender or recovery is in a currency other than the Required Currency, the Trustee may take such actions as it considers appropriate to exchange such currency for the Required Currency.  The costs and risks of any such exchange, including without limitation the risks of delay and exchange rate fluctuation, shall be borne by the Company, the Company shall remain fully liable for any shortfall or delinquency in the full amount of Required Currency then due and payable, and in no circumstances shall the Trustee be liable therefor except in the case of its negligence or willful misconduct.  The Company hereby waives any defense of payment based upon any such tender or recovery which is not in the Required Currency, or which, when exchanged for the Required Currency by the Trustee, is less than the full amount of Required Currency then due and payable.

SECTION 312.	Extension of Interest Payment.

The Company shall have the right at any time, to extend interest payment periods on all the Securities of any series hereunder, if so specified as contemplated by Section 301 with respect to such Securities and upon such terms as may be specified as contemplated by Section 301 with respect to such Securities.

SECTION 313.	CUSIP Numbers.

The Company in issuing the Securities may use CUSIP numbers and/or other similar third-party identifiers (if then generally in use), and, if so, the Company, the Trustee or the Security Registrar may use CUSIP numbers or such other identifiers in notices of redemption as a convenience to Holders; provided; however, that any such notice may state that no representation is made as to the correctness of such numbers or other identifiers either as printed on the Securities or as contained in any notice of a redemption and that reliance may be placed only on the identification numbers assigned by the Company and printed on the Securities, in which case neither the Company nor, as the case may be, the Trustee or the Security Registrar, or any agent of any of them, shall have any liability in respect of any CUSIP number or other third-party identifier used on any such notice, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Company shall as promptly as practicable notify the Trustee in writing of any change in CUSIP numbers or other identifiers.

ARTICLE FOUR

ISSUANCE OF SECURITIES

SECTION 401.	General

Subject to the provisions of Section 402, 403 or 404, whichever may be applicable, the Trustee shall authenticate and deliver Securities of a series for original issue, at one time or from time to time in accordance with the Company Order referred to below, upon receipt by the Trustee of:

(a) the instrument or instruments establishing the form or forms and terms of the Securities of such series, as provided in Sections 201 and 301;

(b) a Company Order requesting the authentication and delivery of such Securities and, to the extent that the terms of Securities subject to a Periodic Offering shall not have been established in an indenture supplemental hereto or in an Officer’s Certificate, as contemplated by Section 301, specifying procedures, acceptable to the Trustee, by which such terms are to be established (which procedures may provide, to the extent acceptable to the Trustee, for authentication and delivery pursuant to oral or electronic instructions from the Company or any agent or agents thereof, which oral instructions are to be promptly confirmed electronically or in writing), in either case in accordance with the instrument or instruments establishing the terms of the Securities of such series delivered pursuant to clause (a) above;

(c) Securities of such series, each executed on behalf of the Company by an Authorized Officer of the Company;

(d) an Officer’s Certificate (i) which shall comply with the requirements of Section 105 of this Indenture and (ii) which states that no Event of Default under this Indenture has occurred or is occurring;

(e) an Opinion of Counsel which shall comply with the requirements of Section 105 of this Indenture and shall be substantially to the following effect:

(i) the form or forms of such Securities have been duly authorized by the Company and have been established in conformity with the provisions of this Indenture;

(ii) the terms of such Securities have been duly authorized by the Company and have been established in conformity with the provisions of this Indenture; and

(iii) when such Securities shall have been authenticated and delivered by the Trustee and issued and delivered by the Company in the manner and subject to any conditions specified in such Opinion of Counsel, such Securities will have been duly issued under this Indenture, will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, subject to laws relating to or affecting generally the enforcement of mortgagees’ and other creditors’ rights, including, without limitation, bankruptcy and insolvency laws, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and will be entitled to the benefits provided by this Indenture;

provided, however, that, with respect to Securities of a series subject to a Periodic Offering, the Trustee shall be entitled to receive such Opinion of Counsel only once at or prior to the time of the first authentication and delivery of Securities of such series and that in lieu of the opinions described in clauses (ii) and (iii) above such Opinion of Counsel may, alternatively, be substantially to the following effect:

(x)           when the terms of such Securities shall have been established pursuant to such procedures as may be specified from time to time by a Company Order or Orders, all as contemplated by and in accordance with the instrument or instruments delivered pursuant to clause (a) above, such terms will have been duly authorized by the Company and will have been established in conformity with the provisions of this Indenture; and

(y)           when such Securities shall have been (1) executed by the Company, (2) authenticated and delivered by the Trustee in accordance with this Indenture, (3) issued and delivered by the Company and (4) paid for, all as contemplated by and in accordance with the procedures specified in the aforesaid Company Order or Orders, such Securities will have been duly issued under this Indenture and will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, subject to laws relating to or affecting generally the enforcement of mortgagees’ and other creditors’ rights, including, without limitation, bankruptcy and insolvency laws and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and will be entitled to the benefits provided by this Indenture.

With respect to Securities of a series subject to a Periodic Offering, the Trustee may conclusively rely, as to the authorization by the Company of any of such Securities, the forms and terms thereof and the legality, validity, binding effect and enforceability thereof, upon the Opinion of Counsel and other documents delivered pursuant to Sections 201 and 301 and this Section, as applicable, at or prior to the time of the first authentication of Securities of such series, unless and until such opinion or other documents have been superseded or revoked or expire by their terms.  In connection with the authentication and delivery of Securities of a series, pursuant to a Periodic Offering, the Trustee shall be entitled to assume that the Company’s instructions to authenticate and deliver such Securities do not violate any applicable law or any applicable rule, regulation or order of any governmental agency or commission having jurisdiction over the Company.

Anything herein to the contrary notwithstanding, the Trustee shall not be required to authenticate the Securities of any series or Tranche if the issuance of such Securities pursuant to this Indenture will affect the Trustee’s own rights, duties or immunities under the Securities and this Indenture or otherwise in a manner which is not reasonably acceptable to the Trustee.

SECTION 402.	Issuance of Securities on the Basis of Property Additions.

(a) Securities of any one or more series may be authenticated and delivered on the basis of Property Additions which do not constitute Funded Property in a principal amount not exceeding sixty-six and two-thirds percentum (66-2/3%) of the balance of the Cost or the Fair Value to the Company of such Property Additions (whichever shall be less) after making any deductions and any additions pursuant to Section 104(b).

(b) Securities of any series shall be authenticated and delivered by the Trustee on the basis of Property Additions upon receipt by the Trustee of:

(i) the documents with respect to the Securities of such series specified in Section 401;

(ii) an Expert’s Certificate dated as of a date not more than ninety (90) days prior to the date of the Company Order referring to it,

(1) describing the property designated by the Company, in its discretion, to be made the basis of the authentication and delivery of such Securities (such description of property to be made by reference, at the election of the Company, either to specified items, units and/or elements of property or portions thereof, on a percentage or Dollar basis, or to properties reflected in specified accounts or subaccounts in the Company’s books of account or portions thereof, on a Dollar basis), and stating the Cost of such property;

(2) stating that all such property constitutes Property Additions;

(3) stating that such Property Additions are desirable for use in the conduct of the business, or one of the businesses, of the Company;

(4) stating that such Property Additions, to the extent of the Cost or Fair Value to the Company thereof (whichever is less) to be made the basis of the authentication and delivery of such Securities, do not constitute Funded Property;

(5) stating, except as to Property Additions acquired, made or constructed wholly through the delivery of securities or other property, that the amount of cash forming all or part of the Cost thereof was equal to or more than an amount to be stated therein;

(6) briefly describing, with respect to any Property Additions acquired, made or constructed in whole or in part through the delivery of securities or other property, the securities or other property so delivered and stating the date of such delivery;

(7) stating what part, if any, of such Property Additions includes property which within six months prior to the date of acquisition thereof by the Company had been used or operated by others than the Company in a business similar to that in which it has been or is to be used or operated by the Company and stating whether or not, in the judgment of the signers, the Fair Value thereof to the Company, as of the date of such certificate, is less than Twenty-five Thousand Dollars ($25,000) and whether or not such Fair Value is less than one percent (1%) of the aggregate principal amount of Securities then Outstanding;

(8) stating, in the judgment of the signers, the Fair Value to the Company, as of the date of such certificate, of such Property Additions, except any thereof with respect to the Fair Value to the Company of which a statement is to be made in an Independent Expert’s Certificate pursuant to clause (iii) below;

(9) stating the amount required to be deducted under Section 104(b)(i) and the amounts elected to be added under Section 104(b)(ii) in respect of Funded Property retired of the Company;

(10) if any property included in such Property Additions is subject to a Lien of the character described (I) in clause (f) of the definition of Permitted Liens, stating that such Lien does not, in the judgment of the signers, materially impair the use by the Company of the Mortgaged Property considered as a whole, or (II) in clause (i)(ii) of the definition of Permitted Liens, stating that such Lien does not, in the judgment of the signers, materially impair the use by the Company of such property for the purposes for which it is held by the Company or (III) in clause (p)(ii) of the definition of Permitted Liens, stating that the enforcement of such Lien would not, in the judgment of the signers, adversely affect the interests of the Company in such property in any material respect;

(11) stating the lower of the Cost or the Fair Value to the Company of such Property Additions, after the deductions therefrom and additions thereto specified in such Expert’s Certificate pursuant to clause (9) above;

(12) stating the aggregate principal amount of the Securities to be authenticated and delivered on the basis of such Property Additions (such amount not to exceed sixty-six and two-thirds percent (66-2/3%) of the amount stated pursuant to clause (11) above);

(iii) in case any Property Additions are shown by the Expert’s Certificate provided for in clause (ii) above to include property which, within six months prior to the date of acquisition thereof by the Company, had been used or operated by others than the Company in a business similar to that in which it has been or is to be used or operated by the Company and such certificate does not show the Fair Value thereof to the Company, as of the date of such certificate, to be less than Twenty-five Thousand Dollars ($25,000) or less than one percent (1%) of the aggregate principal amount of Securities then Outstanding, an Independent Expert’s Certificate stating, in the judgment of the signer, the Fair Value to the Company, as of the date of such Independent Expert’s Certificate, of (X) such Property Additions which have been so used or operated and (at the option of the Company) as to any other Property Additions included in the Expert’s Certificate provided for in clause (ii) above and (Y) in case such Independent Expert’s Certificate is being delivered in connection with the authentication and delivery of Securities, any property so used or operated which has been subjected to the Lien of this Indenture since the commencement of the then current calendar year as the basis for the authentication and delivery of Securities and as to which an Independent Expert’s Certificate has not previously been furnished to the Trustee;

(iv) in case any Property Additions are shown by the Expert’s Certificate provided for in clause (ii) above to have been acquired, made or constructed in whole or in part through the delivery of securities or other property, an Expert’s Certificate stating, in the judgment of the signers, the fair market value in cash of such securities or other property at the time of delivery thereof in payment for or for the acquisition of such Property Additions;

(v) an Opinion of Counsel to the effect that:

(1) this Indenture constitutes, or, upon the delivery of, and/or the filing and/or recording in the proper places and manner of, the instruments of conveyance, assignment or transfer, if any, specified in said opinion, will constitute, a Lien on all the Property Additions to be made the basis of the authentication and delivery of such Securities, subject to no Lien thereon prior to the Lien of this Indenture except Permitted Liens (excluding Liens described solely in clause (b) of the definition of Permitted Liens); and

(2) the Company has corporate authority to operate such Property Additions; and

(vi) copies of the instruments of conveyance, assignment and transfer, if any, specified in the Opinion of Counsel provided for in clause (v) above.

SECTION 403.	Issuance of Securities on the Basis of Retired Securities.

(a) Securities of any one or more series may be authenticated and delivered on the basis of, and in an aggregate principal amount not exceeding the aggregate principal amount of, Retired Securities.

(b) Securities of any series shall be authenticated and delivered by the Trustee on the basis of Retired Securities upon receipt by the Trustee of:

(i) the documents with respect to the Securities of such series specified in Section 401; and

(ii) an Officer’s Certificate stating that Retired Securities, specified by series, in an aggregate principal amount not less than the aggregate principal amount of Securities to be authenticated and delivered, have theretofore been authenticated and delivered and, as of the date of such Officer’s Certificate, constitute Retired Securities and are the basis for the authentication and delivery of such Securities.

SECTION 404.	Issuance of Securities on the Basis of Deposit of Cash.

(a) Securities of any one or more series may be authenticated and delivered on the basis of, and in an aggregate principal amount not exceeding the amount of, any deposit with the Trustee of cash for such purpose.

(b) Securities of any series shall be authenticated and delivered by the Trustee on the basis of the deposit of cash when the Trustee shall have received, in addition to such deposit, the documents with respect to the Securities of such series specified in Section 401.

(c) All cash deposited with the Trustee under the provisions of this Section shall be held by the Trustee as a part of the Mortgaged Property and may be withdrawn from time to time by the Company, upon application of the Company to the Trustee, in an amount equal to the aggregate principal amount of Securities to the authentication and delivery of which the Company shall be entitled under Section 402 or Section 403 by virtue of compliance with all applicable provisions of this Indenture (except as hereinafter in this subsection (c) otherwise provided).

Upon any such application for withdrawal, the Company shall comply with all applicable provisions of this Article relating to the authentication and delivery of Securities under Section 402 or Section 403, as the case may be, except that the Company shall not in any event be required to deliver the documents specified in Section 401.

Any withdrawal of cash under this subsection (c) shall operate as a waiver by the Company of its right to the authentication and delivery of Securities on which it is based, and such Securities may not thereafter be authenticated and delivered hereunder.  Any Property Additions which have been made the basis of any such right to the authentication and delivery of Securities so waived shall be deemed to have been made the basis of the withdrawal of such cash; and any Retired Securities which have been made the basis of any such right to the authentication and delivery of Securities so waived shall be deemed to have been made the basis of the withdrawal of such cash.

(d) If at any time the Company shall so direct, any sums deposited with the Trustee under the provisions of this Section may be used or applied to the purchase, payment or redemption of Securities in the manner and subject to the conditions provided in clauses (d) and (e) of Section 806.

ARTICLE FIVE

REDEMPTION OF SECURITIES

SECTION 501.	Applicability of Article.

Securities of any series, or any Tranche thereof, which are redeemable before their Stated Maturity shall be redeemable in accordance with their terms and (except as otherwise specified as contemplated by Section 301 for Securities of such series or Tranche) in accordance with this Article.

SECTION 502.	Election to Redeem; Notice to Trustee.

The election of the Company to redeem any Securities shall be evidenced by a Board Resolution or an Officer’s Certificate.  The Company shall, at least 45 days prior to the Redemption Date fixed by the Company (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee in writing of such Redemption Date and of the series, Tranche and principal amount of such Securities to be redeemed.  In the case of any redemption of Securities (a) prior to the expiration of any restriction on such redemption provided in the terms of such Securities or elsewhere in this Indenture or (b) pursuant to an election of the Company which is subject to a condition specified in the terms of such Securities, the Company shall furnish the Trustee with an Officer’s Certificate evidencing compliance with such restriction or condition.

SECTION 503.	Selection of Securities to Be Redeemed.

If less than all the Securities of any series, or any Tranche thereof, are to be redeemed, the particular Securities to be redeemed shall be selected by the Trustee from the Outstanding Securities of such series or Tranche not previously called for redemption, by such method as shall be provided for such particular series or Tranche, or in the absence of any such provision, by such method of random selection as the Trustee shall deem fair and appropriate and which may, in any case, provide for the selection for redemption of portions (equal to any authorized denomination for Securities of such series or Tranche) of the principal amount of Securities of such series or Tranche of a denomination larger than the minimum authorized denomination for Securities of such series or Tranche; provided, however, that if, as indicated in an Officer’s Certificate, the Company shall have offered to purchase all or any principal amount of the Securities then Outstanding of any series, or any Tranche thereof, and less than all of such Securities as to which such offer was made shall have been tendered to the Company for such purchase, the Trustee, if so directed by Company Order, shall select for redemption all or any principal amount of such Securities which have not been so tendered.

The Trustee shall promptly notify the Company in writing of the Securities selected for redemption and, in the case of any Securities selected to be redeemed in part, the principal amount thereof to be redeemed.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to the redemption of Securities shall relate, in the case of any Securities redeemed or to be redeemed only in part, to the portion of the principal amount of such Securities which has been or is to be redeemed.

SECTION 504.	Notice of Redemption.

Notice of redemption shall be given in the manner provided in Section 109 to the Holders of Securities to be redeemed not less than 30 nor more than 60 days prior to the Redemption Date.

All notices of redemption shall state:

(a) the Redemption Date,

(b) the Redemption Price or, if not then ascertainable, the manner of calculation thereof,

(c) if less than all the Securities of any series or Tranche are to be redeemed, the identification of the particular Securities to be redeemed and the portion of the principal amount of any Security to be redeemed in part,

(d) that on the Redemption Date the Redemption Price, together with accrued interest, if any, to the Redemption Date, will become due and payable upon each such Security to be redeemed and, if applicable, that interest thereon will cease to accrue on and after said date,

(e) the place or places where such Securities are to be surrendered for payment of the Redemption Price and accrued interest, if any, unless it shall have been specified as contemplated by Section 301 with respect to such Securities that such surrender shall not be required,

(f) that the redemption is for a sinking or other fund, if such is the case, and

(g) such other matters as the Company shall deem desirable or appropriate.

Unless otherwise specified with respect to any Securities in accordance with Section 301, with respect to any notice of redemption of Securities at the election of the Company, unless, upon the giving of such notice, such Securities shall be deemed to have been paid in accordance with Section 901, such notice may state that such redemption shall be conditional upon the receipt by the Paying Agent or Agents for such Securities, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Securities and that if such money shall not have been so received such notice shall be of no force or effect and the Company shall not be required to redeem such Securities.  In the event that such notice of redemption contains such a condition and such money is not so received, the redemption shall not be made and within a reasonable time thereafter notice shall be given, in the manner in which the notice of redemption was given, that such money was not so received and such redemption was not required to be made.

Notice of redemption of Securities to be redeemed at the election of the Company, and any notice of non-satisfaction of a condition for redemption as aforesaid, shall be given by the Company or, on Company Request, by the Trustee in the name and at the expense of the Company; provided, however, that, in the case of a notice of redemption, the Company shall have delivered to the Trustee, at least 45 days (or such shorter period as the Trustee may allow) prior to the Redemption Date, a Company Order requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in this Section 504.

SECTION 505.	Securities Payable on Redemption Date.

Notice of redemption having been given as aforesaid, and the conditions, if any, set forth in such notice having been satisfied, the Securities or portions thereof so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless, in the case of an unconditional notice of redemption, the Company shall default in the payment of the Redemption Price and accrued interest, if any) such Securities or portions thereof, if interest-bearing, shall cease to bear interest.  Upon surrender of any such Security for redemption in accordance with such notice, such Security or portion thereof shall be paid by the Company at the Redemption Price, together with accrued interest, if any, to the Redemption Date; provided, however, that no such surrender shall be a condition to such payment if so specified as contemplated by Section 301 with respect to such Security; and provided, further, that except as otherwise specified as contemplated by Section 301 with respect to such Security, any installment of interest on any Security the Stated Maturity of which installment is on or prior to the Redemption Date shall be payable to the Holder of such Security, or one or more Predecessor Securities, registered as such at the close of business on the related Regular Record Date according to the terms of such Security and subject to the provisions of Sections 305 and 307.

SECTION 506.	Securities Redeemed in Part.

Upon the surrender of any Security which is to be redeemed only in part at a Place of Payment therefor (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing), the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Security, without service charge, a new Security or Securities of the same series and Tranche, of any authorized denomination requested by such Holder and of like tenor and in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Security so surrendered.

ARTICLE SIX

SINKING FUNDS

SECTION 601.	Applicability of Article.

The provisions of this Article shall be applicable to any sinking fund for the retirement of the Securities of any series, or any Tranche thereof, except as otherwise specified as contemplated by Section 301 for Securities of such series or Tranche.

The minimum amount of any sinking fund payment provided for by the terms of Securities of any series, or any Tranche thereof, is herein referred to as a “mandatory sinking fund payment”, and any payment in excess of such minimum amount provided for by the terms of Securities of any series, or any Tranche thereof, is herein referred to as an “optional sinking fund payment”.  If provided for by the terms of Securities of any series, or any Tranche thereof, the cash amount of any sinking fund payment may be subject to reduction as provided in Section 602.  Each sinking fund payment shall be applied to the redemption of Securities of the series or Tranche in respect of which it was made as provided for by the terms of such Securities.

SECTION 602.	Satisfaction of Sinking Fund Payments with Securities.

The Company (a) may deliver to the Trustee Outstanding Securities (other than any previously called for redemption) of a series or Tranche in respect of which a mandatory sinking fund payment is to be made and (b) may apply as a credit Securities of such series or Tranche which have been redeemed either at the election of the Company pursuant to the terms of such Securities or through the application of permitted optional sinking fund payments pursuant to the terms of such Securities, in each case in satisfaction of all or any part of such mandatory sinking fund payment; provided, however, that no Securities shall be applied in satisfaction of a mandatory sinking fund payment if such Securities shall have been previously so applied.  Securities so applied shall be received and credited for such purpose by the Trustee at the Redemption Price specified in such Securities for redemption through operation of the sinking fund and the amount of such mandatory sinking fund payment shall be reduced accordingly.

SECTION 603.	Redemption of Securities for Sinking Fund.

Not less than 45 days prior to each sinking fund payment date for the Securities of any series, or any Tranche thereof, the Company shall deliver to the Trustee an Officer’s Certificate specifying:

(a) the amount of the next succeeding mandatory sinking fund payment for such series or Tranche;

(b) the amount, if any, of the optional sinking fund payment to be made together with such mandatory sinking fund payment;

(c) the aggregate sinking fund payment;

(d) the portion, if any, of such aggregate sinking fund payment which is to be satisfied by the payment of cash;

(e) the portion, if any, of such aggregate sinking fund payment which is to be satisfied by delivering and crediting Securities of such series or Tranche pursuant to Section 602 and stating the basis for such credit and that such Securities have not previously been so credited, and the Company shall also deliver to the Trustee any Securities to be so delivered.  If the Company shall not deliver such Officer’s Certificate, the next succeeding sinking fund payment for such series or Tranche shall be made entirely in cash in the amount of the mandatory sinking fund payment.  Not less than 30 days before each such sinking fund payment date the Trustee shall select the Securities to be redeemed upon such sinking fund payment date in the manner specified in Section 503 and cause notice of the redemption thereof to be given in the name of and at the expense of the Company in the manner provided in Section 504.  Such notice having been duly given, the redemption of such Securities shall be made upon the terms and in the manner stated in Sections 505 and 506.

ARTICLE SEVEN

REPRESENTATIONS AND COVENANTS

SECTION 701.	Payment of Securities; Lawful Possession; Preservation of Lien

(a) The Company shall pay the principal of and premium, if any, and interest, if any, on the Securities of each series in accordance with the terms of such Securities and this Indenture.

(b) At the Execution Date, the Company is lawfully possessed of the Mortgaged Property and has sufficient right and authority to mortgage and pledge the Mortgaged Property, as provided in and by this Indenture.

(c) The Company shall maintain and preserve the Lien of this Indenture so long as any Securities shall remain Outstanding, subject, however, to the provisions of Article Eight and Article Thirteen.

SECTION 702.	Maintenance of Office or Agency.

The Company shall maintain in each Place of Payment for the Securities of each series, or any Tranche thereof, an office or agency where payment of such Securities shall be made and/or where such Securities may be surrendered for payment, where the registration of transfer or exchange of such Securities may be effected and where notices and demands to or upon the Company in respect of such Securities and this Indenture may be served.  The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of each such office or agency, and the Company shall thereupon give prompt notice thereof to the Holders in the manner specified in Section 109.  If at any time the Company shall fail to maintain any such required office or agency in respect of the Securities of any series, or any Tranche thereof, or shall fail to furnish the Trustee with the address thereof, payment of such Securities may be made, registration of transfer or exchange thereof may be effected and notices and demands in respect of such Securities and this Indenture may be served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent for all such purposes in any such event.

The Company may also from time to time designate one or more other offices or agencies with respect to the Securities of one or more series, or any Tranche thereof, for any or all of the foregoing purposes and may from time to time rescind such designations; provided, however, that, unless otherwise specified as contemplated by Section 301 with respect to the Securities of such series or Tranche, no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency for such purposes in each Place of Payment for such Securities in accordance with the requirements set forth above.  The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency, and the Company shall thereupon give prompt notice thereof to the Holders in the manner specified in Section 109.

Anything herein to the contrary notwithstanding, any office or agency required by this Section may be maintained at an office of the Company or an Affiliate of the Company, in which event the Company or such Affiliate, as the case may be, shall perform all functions to be performed at such office or agency.

SECTION 703.	Money for Securities Payments to Be Held in Trust.

If the Company shall at any time act as its own Paying Agent with respect to the Securities of any series, or any Tranche thereof, it shall, on or before each due date of the principal of and premium, if any, or interest, if any, on any of such Securities, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal and premium or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and shall promptly notify the Trustee of its action or failure so to act.

Whenever the Company shall have one or more Paying Agents for the Securities of any series, or any Tranche thereof, it shall, on or before each due date of the principal of and premium, if any, or interest, if any, on such Securities, deposit with such Paying Agents sums sufficient (without duplication) to pay the principal and premium or interest so becoming due, such sums to be held in trust for the benefit of the Persons entitled to such principal, premium or interest, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee of its action or failure so to act.

The Company shall cause each Paying Agent for the Securities of any series, or any Tranche thereof, other than the Company or the Trustee, to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that such Paying Agent shall:

(a) hold all sums held by it for the payment of the principal of and premium, if any, or interest, if any, on such Securities in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(b) give the Trustee notice of any default by the Company (or any other obligor upon such Securities) in making any payment of principal of or premium, if any, or interest, if any, on such Securities; and

(c) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

The Company may at any time pay, or by Company Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or such Paying Agent and, if so stated in a Company Order delivered to the Trustee, in accordance with the provisions of Article Seven; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of and premium, if any, or interest, if any, on any Security and remaining unclaimed for two years after such principal and premium, if any, or interest, if any, has become due and payable shall be paid to the Company on Company Request, or, if then held by the Company, shall be discharged from such trust; and, upon such payment or discharge, the Holder of such Security shall, as an unsecured general creditor and not as the Holder of an Outstanding Security, look only to the Company for payment of the amount so due and payable and remaining unpaid, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such payment to the Company, may, at the expense of the Company, either (a) cause to be mailed, on one occasion only, notice to such Holder that such money remains unclaimed and that, after a date specified therein, which shall not be less than thirty (30) days from the date of such mailing, any unclaimed balance of such money then remaining will be paid to the Company or (b) cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in the Borough of Manhattan, The City of New York, notice that such money remains unclaimed and that after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining will be paid to the Company.

SECTION 704.	Existence as a Corporation.

Subject to the rights of the Company under Article Thirteen, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a Corporation.

SECTION 705.	Maintenance of Properties.

The Company shall cause (or, with respect to property owned in common with others, make reasonable effort to cause) the Mortgaged Property, considered as a whole, to be maintained and kept in good condition, repair and working order and shall cause (or, with respect to property owned in common with others, make reasonable effort to cause) to be made such repairs, renewals, replacements, betterments and improvements thereof, as, in the judgment of the Company, may be necessary in order that the operation of the Mortgaged Property, considered as a whole, may be conducted in accordance with common industry practice; provided, however, that nothing in this Section shall prevent the Company from discontinuing, or causing the discontinuance of, the operation and maintenance of any portion of the Mortgaged Property if such discontinuance is in the judgment of the Company desirable in the conduct of its business; and provided, further, that nothing in this Section shall prevent the Company from selling, transferring or otherwise disposing of, or causing the sale, transfer or other disposition of, any portion of the Mortgaged Property in compliance with the other Articles of this Indenture.

SECTION 706.	Payment of Taxes; Discharge of Liens.

The Company shall pay all taxes and assessments and other governmental charges lawfully levied or assessed upon the Mortgaged Property, or upon any part thereof, or upon the interest of the Trustee in the Mortgaged Property, before the same shall become delinquent, and shall observe and conform in all material respects to all valid requirements of any Governmental Authority relative to the Mortgaged Property and all covenants, terms and conditions upon or under which any of the Mortgaged Property is held; and the Company shall not suffer any Lien to be created upon the Mortgaged Property, or any part thereof, prior to the Lien hereof, other than Permitted Liens and other than, in the case of property hereafter acquired, Purchase Money Liens and any other Liens existing or placed thereon at the time of the acquisition thereof; provided, however, that nothing in this Section contained shall require the Company (i) to observe or conform to any requirement of Governmental Authority or to cause to be paid or discharged, or to make provision for, any such Lien, or to pay any such tax, assessment or governmental charge so long as the validity thereof shall be contested in good faith and by appropriate legal proceedings, (ii) to pay, discharge or make provisions for any tax, assessment or other governmental charge, the validity of which shall not be so contested if adequate security for the payment of such tax, assessment or other governmental charge and for any penalties or interest which may reasonably be anticipated from failure to pay the same shall be given to the Trustee or (iii) to pay, discharge or make provisions for any Liens existing on the Mortgaged Property at the Execution Date; and provided, further, that nothing in this Section shall prohibit the issuance or other incurrence of additional indebtedness, or the refunding of outstanding indebtedness, secured by any Lien prior to the Lien hereof which is permitted under this Section to continue to exist.

SECTION 707.	Insurance.

(a) The Company shall (i) keep or cause to be kept all the property subject to the Lien of this Indenture insured against loss by fire, to the extent that property of similar character is usually so insured by companies similarly situated and operating like properties, to a reasonable amount, by reputable insurance companies, the proceeds of such insurance (except as to any loss of Excepted Property and except as to any particular loss less than the greater of (A) Ten Million Dollars ($10,000,000) and (B) three percent (3%) of the principal amount of Securities Outstanding on the date of such particular loss) to be made payable, subject to applicable law, to the Trustee as the interest of the Trustee may appear, or to the trustee or other holder of any Lien prior hereto upon property subject to the Lien hereof, if the terms thereof require such payment or (ii) in lieu of or supplementing such insurance in whole or in part, adopt some other method or plan of protection against loss by fire at least equal in protection to the method or plan of protection against loss by fire of companies similarly situated and operating properties subject to similar fire hazards or properties on which an equal primary fire insurance rate has been set by reputable insurance companies; and if the Company shall adopt such other method or plan of protection, it shall, subject to applicable law (and except as to any loss of Excepted Property and except as to any particular loss less than the greater of (X) Ten Million Dollars ($10,000,000) and (Y) three percent (3%) of the principal amount of Securities Outstanding on the date of such particular loss) pay to the Trustee on account of any loss covered by such method or plan an amount in cash equal to the amount of such loss less any amounts otherwise paid to the Trustee in respect of such loss or paid to the trustee or other holder of any Lien prior hereto upon property subject to the Lien hereof in respect of such loss if the terms thereof require such payment.  Any cash so required to be paid by the Company pursuant to any such method or plan shall for the purposes of this Indenture be deemed to be proceeds of insurance.  In case of the adoption of such other method or plan of protection, the Company shall furnish to the Trustee a certificate of an actuary or other qualified person appointed by the Company with respect to the adequacy of such method or plan.

Anything herein to the contrary notwithstanding, the Company may have fire insurance policies with (i) a deductible provision in a dollar amount per occurrence not exceeding the greater of (A) Ten Million Dollars ($10,000,000) and (B) three percent (3%) of the principal amount of the Securities Outstanding on the date such policy goes into effect and/or (ii) co-insurance or self insurance provisions with a dollar amount per occurrence not exceeding thirty percent (30%) of the loss proceeds otherwise payable; provided, however, that the dollar amount described in clause (i) above may be exceeded to the extent such dollar amount per occurrence is below the deductible amount in effect as to fire insurance (X) on property of similar character insured by companies similarly situated and operating like property or (Y) on property as to which an equal primary fire insurance rate has been set by reputable insurance companies.

Anything herein to the contrary notwithstanding, the Company need not keep insured or protected by any other method or plan, as contemplated herein, any part of the Mortgaged Property if, in the judgment of the Company, such insurance or protection of such part of the Mortgaged Property is no longer desirable in the conduct of the business of the Company.

(b) All moneys paid to the Trustee by the Company in accordance with this Section or received by the Trustee as proceeds of any insurance, in either case on account of a loss on or with respect to Funded Property, shall, subject to the requirements of any Lien prior hereto upon property subject to the Lien hereof, be held by the Trustee and, subject as aforesaid, shall be paid by it to the Company to reimburse the Company for an equal amount expended or committed for expenditure in the rebuilding, renewal and/or replacement of or substitution for the property destroyed or damaged, upon receipt by the Trustee of:

(i) a Company Request requesting such payment,

(ii) an Expert’s Certificate:

(A) describing the property so damaged or destroyed;

(B) stating the Cost of such property (or, if the Fair Value to the Company of such property at the time the same became Funded Property was certified to be an amount less than the Cost thereof, then such Fair Value, as so certified, in lieu of Cost) or, if such damage or destruction shall have affected only a portion of such property, stating the allocable portion of such Cost or Fair Value;

(C) stating the amounts so expended or committed for expenditure in the rebuilding, renewal, replacement of and/or substitution for such property; and

(D) stating the Fair Value to the Company of such property as rebuilt or renewed or as to be rebuilt or renewed and/or of the replacement or substituted property, and if

(a) within six months prior to the date of acquisition thereof by the Company, such property has been used or operated, by a person or persons other than the Company, in a business similar to that in which it has been or is to be used or operated by the Company, and

(b) the Fair Value to the Company of such property as set forth in such Expert’s Certificate is not less than Twenty-five Thousand Dollars ($25,000) and not less than one percent (1%) of the aggregate principal amount of the Securities at the time Outstanding, the Expert making the statement required by this clause (D) shall be an Independent Expert, and

(iii) an Opinion of Counsel stating that, in the opinion of the signer, the property so rebuilt or renewed or to be rebuilt or renewed, and/or the replacement property, is or will be subject to the Lien hereof to the same extent as was the property so destroyed or damaged.

Any such moneys not so applied within thirty-six (36) months after its receipt by the Trustee, or in respect of which notice in writing of intention to apply the same to the work of rebuilding, renewal, replacement or substitution then in progress and uncompleted shall not have been given to the Trustee by the Company within such thirty-six (36) months, or which the Company shall at any time notify the Trustee is not to be so applied, shall thereafter be withdrawn, used or applied in the manner, to the extent and for the purposes, and subject to the conditions, provided in Section 806; provided, however, that if the amount of such moneys shall exceed sixty-six and two-thirds percentum (66-2/3%) of the amount stated pursuant to clause (B) in the Expert’s Certificate referred to above, the amount of such excess shall not be deemed to be Funded Cash, shall not be subject to Section 806 and shall be remitted to or upon the order of the Company upon the withdrawal, use or application of the balance of such moneys pursuant to Section 806.

Anything in this Indenture to the contrary notwithstanding, if property on or with respect to which a loss occurs constitutes Funded Property in part only, the Company may, at its election, obtain the reimbursement of insurance proceeds attributable to the part of such property which constitutes Funded Property under this subsection (b) and obtain the reimbursement of insurance proceeds attributable to the part of such property which does not constitute Funded Property under subsection (c) of this Section 707.

(c) All moneys paid to the Trustee by the Company in accordance with this Section or received by the Trustee as proceeds of any insurance, in either case on account of a loss on or with respect to property which does not constitute Funded Property, shall, subject to the requirements of any Lien prior hereto upon property subject to the Lien hereof, be held by the Trustee and, subject as aforesaid, shall be paid by it to the Company upon receipt by the Trustee of:

(i) a Company Request requesting such payment;

(ii) an Expert’s Certificate stating:

(A) that such moneys were paid to or received by the Trustee on account of a loss on or with respect to property which does not constitute Funded Property; and

(B) if true, either (I) that the aggregate amount of the Cost or Fair Value to the Company (whichever is less) of all Property Additions which do not constitute Funded Property (excluding, to the extent of such loss, the property on or with respect to which such loss was incurred), after making deductions therefrom and additions thereto of the character contemplated by Section 104, is not less than zero (0) or (II) that the amount of such loss does not exceed the aggregate Cost or Fair Value to the Company (whichever is less) of Property Additions acquired, made or constructed on or after the ninetieth (90th) day prior to the date of the Company Request requesting such payment; or

(C) if neither of the statements contemplated in subclause (B) above can be made, the amount by which zero (0) exceeds the amount referred to in subclause (B)(I) above (showing in reasonable detail the calculation thereof); and

(iii) if the Expert’s Certificate required by clause (ii) above contains neither of the statements contemplated in clause (ii)(B) above, an amount in cash, to be held by the Trustee as part of the Mortgaged Property, equal to the amount shown in clause (ii)(C) above.

To the extent that the Company shall be entitled to withdraw proceeds of insurance pursuant to this subsection (c), such proceeds shall be deemed not to constitute Funded Cash.

(d) Whenever under the provisions of this Section the Company is required to deliver moneys to the Trustee and at the same time shall have satisfied the conditions set forth herein for payment of moneys by the Trustee to the Company, there shall be paid to or retained by the Trustee or paid to the Company, as the case may be, only the net amount.

SECTION 708.	Recording, Filing, etc.

The Company shall cause this Indenture and all indentures and instruments supplemental hereto (or notices, memoranda or financing statements as may be recorded or filed to place third parties on notice thereof) to be promptly recorded and filed and re-recorded and re-filed in such manner and in such places, as may be required by law in order fully to preserve and protect the security of the Holders of the Securities and all rights of the Trustee, and shall furnish to the Trustee:

(a) promptly after the execution and delivery of this Indenture and of each supplemental indenture, an Opinion of Counsel either stating that in the opinion of such counsel this Indenture or such supplemental indenture (or any other instrument, resolution, certificate, notice, memorandum or financing statement in connection therewith) has been properly recorded and filed, so as to make effective the Lien intended to be created hereby or thereby, and reciting the details of such action, or stating that in the opinion of such counsel no such action is necessary to make such Lien effective.  The Company shall be deemed to be in compliance with this subsection (a) if (i) the Opinion of Counsel herein required to be delivered to the Trustee shall state that this Indenture or such supplemental indenture (or any other instrument, resolution, certificate notice, memorandum or financing statement in connection therewith) has been received for record or filing in each jurisdiction in which it is required to be recorded or filed and that, in the opinion of such counsel (if such is the case), such receipt for record or filing makes effective the Lien intended to be created by this Indenture or such supplemental indenture, and (ii) such opinion is delivered to the Trustee within such time, following the Execution Date or such supplemental indenture, as shall be practicable having due regard to the number and distance of the jurisdictions in which this Indenture or such supplemental indenture (or such other instrument, resolution, certificate, notice, memorandum or financing statement in connection therewith) is required to be recorded or filed; and

(b) on or before June 1 of each year, beginning June 1, 2011, an Opinion of Counsel stating either (i) that in the opinion of such counsel such action has been taken, since the date of the most recent Opinion of Counsel furnished pursuant to this subsection (b) or the first Opinion of Counsel furnished pursuant to subsection (a) of this Section, with respect to the recording, filing, re-recording, and re-filing of this Indenture and of each indenture supplemental to this Indenture (or any other instrument, resolution, certificate, notice, memorandum or financing statement in connection therewith), as is necessary to maintain the effectiveness of the Lien hereof, and reciting the details of such action, or (ii) that in the opinion of such counsel no such action is necessary to maintain the effectiveness of such Lien.

The Company shall execute and deliver such supplemental indenture or indentures and such further instruments and do such further acts as may be necessary or proper to carry out the purposes of this Indenture and to make subject to the Lien hereof any property hereafter acquired, made or constructed and intended to be subject to the Lien hereof, and to transfer to any new trustee or trustees or co-trustee or co-trustees, the estate, powers, instruments or funds held in trust hereunder.

SECTION 709.	Annual Officer’s Certificate as to Compliance.

Not later than June 1 in each year, commencing June 1, 2011, the Company shall deliver to the Trustee an Officer’s Certificate which need not comply with the requirements of Section 105, executed by its principal executive officer, principal financial officer or principal accounting officer, as to such officer’s knowledge of the Company’s compliance with all conditions and covenants under this Indenture, such compliance to be determined without regard to any period of grace or requirement of notice under this Indenture.

SECTION 710.	Waiver of Certain Covenants.

The Company may omit in any particular instance to comply with any covenant, restriction, condition or other term or provision

(a) specified with respect to the Securities of any series, or any Tranche thereof, as contemplated by Section 301 or Section 1401(b), if before the time for such compliance the Holders of a majority in aggregate principal amount of the Outstanding Securities of all series and Tranches with respect to which compliance is to be omitted, considered as one class, shall, by Act of such Holders, either waive such compliance in such instance or generally waive such compliance; or

(b) set forth in Section 704, 705, 706 or 707 or in Article Thirteen if before the time for such compliance the Holders of a majority in principal amount of Securities Outstanding under this Indenture shall, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition;

provided, however, that no such waiver shall be effective as to any of the matters contemplated in  clause (a), (b), (c) or (d) in Section 1402 without the consent of Holders specified in such Section; and provided, further, that in no event shall any such waiver extend to or affect such covenant, restriction, condition, term or provision except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such covenant, restriction, condition, term or provision shall remain in full force and effect.

ARTICLE EIGHT

POSSESSION, USE AND RELEASE OF MORTGAGED PROPERTY

SECTION 801.	Quiet Enjoyment.

Unless one or more Events of Default shall have occurred and be continuing, the Company shall be permitted to possess, use and enjoy the Mortgaged Property (except, to the extent not herein otherwise provided, such cash and securities as are expressly required to be deposited with the Trustee).

SECTION 802.	Dispositions without Release.

Unless an Event of Default shall have occurred and be continuing, the Company may at any time and from time to time, without any release or consent by, or report to, the Trustee:

(a) sell or otherwise dispose of, free from the Lien of this Indenture, any machinery, equipment, apparatus, towers, transformers, poles, lines, cables, conduits, ducts, conductors, meters, regulators, holders, tanks, retorts, purifiers, odorizers, scrubbers, compressors, valves, pumps, mains, pipes, service pipes, fittings, connections, services, tools, implements, computers, data processing, data storage, data transmission or telecommunications equipment, or any other fixtures or personalty, then subject to the Lien hereof, which shall have become old, inadequate, obsolete, worn out, unfit, unadapted, unserviceable, undesirable or unnecessary for use in the operations of the Company upon replacing the same by, or substituting for the same, similar or analogous property, or other property performing a similar or analogous function or otherwise obviating the need therefor, having a Fair Value to the Company at least equal to that of the property sold or otherwise disposed of and subject to the Lien hereof, subject to no Liens prior hereto except Permitted Liens and any other Liens to which the property sold or otherwise disposed of was subject;

(b) cancel or make changes or alterations in or substitutions for any and all easements, servitudes, rights-of-way and similar rights and/or interests; and

(c) grant, free from the Lien of this Indenture, easements, ground leases or rights-of-way in, upon, over and/or across the property or rights-of-way of the Company for the purpose of roads, pipe lines, transmission lines, distribution lines, communication lines, railways, removal of coal or other minerals or timber, and other like purposes, or for the joint or common use of real property, rights-of-way, facilities and/or equipment; provided, however, that such grant shall not materially impair the use of the property or rights-of-way for the purposes for which such property or rights-of-way are held by the Company.

SECTION 803.	Release of Funded Property.

Unless an Event of Default shall have occurred and be continuing, the Company may obtain the release of any part of the Mortgaged Property, or any interest therein, which constitutes Funded Property, and the Trustee shall release all its right, title and interest in and to the same from the Lien hereof, upon receipt by the Trustee of:

(a) a Company Order requesting the release of such property and transmitting therewith a form of instrument or instruments to effect such release;

(b) an Officer’s Certificate stating that, to the knowledge of the signer, no Event of Default has occurred and is continuing;

(c) an Expert’s Certificate made and dated not more than ninety (90) days prior to the date of such Company Order:

(i) describing the property to be released;

(ii) stating the Fair Value, in the judgment of the signers, of the property to be released;

(iii) stating the Cost of the property to be released (or, if the Fair Value to the Company of such property at the time the same became Funded Property was certified to be an amount less than the Cost thereof, then such Fair Value, as so certified, in lieu of Cost); and

(iv) stating that, in the judgment of the signers, such release will not impair the security under this Indenture in contravention of the provisions hereof;

(d) an amount in cash to be held by the Trustee as part of the Mortgaged Property, equal to the amount, if any, by which sixty-six and two-thirds percentum (66-2/3%) of the amount referred to in clause (c)(iii) above exceeds the aggregate of the following items:

(i) an amount equal to sixty-six and two-thirds percentum (66-2/3%) of the aggregate principal amount of any obligations secured by Purchase Money Lien delivered to the Trustee, to be held as part of the Mortgaged Property, subject to the limitations hereafter in this Section set forth;

(ii) an amount equal to sixty-six and two-thirds percentum (66-2/3%) of the Cost or Fair Value to the Company (whichever is less), after making any deductions and any additions pursuant to Section 104, of any Property Additions not constituting Funded Property described in an Expert’s Certificate, dated not more than ninety (90) days prior to the date of the Company Order requesting such release and complying with clause (ii) and, to the extent applicable, clause (iii) in Section 402(b), delivered to the Trustee; provided, however, that the deductions and additions contemplated by Section 104 shall not be required to be made if such Property Additions were acquired, made or constructed on or after the ninetieth (90th) day preceding the date of such Company Order;

(iii) the aggregate principal amount of Securities to the authentication and delivery of which the Company shall be entitled under the provisions of Section 403, by virtue of compliance with all applicable provisions of Section 403 (except as hereinafter in this Section otherwise provided); provided, however, that such release shall operate as a waiver by the Company of the right to the authentication and delivery of such Securities and, to such extent, no such Securities may thereafter be authenticated and delivered hereunder; and any Securities which were the basis of such right to the authentication and delivery of Securities so waived shall be deemed to have been made the basis of such release of property;

(iv) any amount in cash and/or an amount equal to sixty-six and two-thirds percentum (66-2/3%) of the aggregate principal amount of any obligations secured by Purchase Money Lien that, in either case, is evidenced to the Trustee by a certificate of the trustee or other holder of a Lien prior to the Lien of this Indenture to have been received by such trustee or other holder in accordance with the provisions of such Lien in consideration for the release of such property or any part thereof from such Lien, all subject to the limitations hereafter in this Section set forth;

(v) the aggregate principal amount of any Outstanding Securities delivered to the Trustee; and

(vi) any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released;

(e) if the release is on the basis of Property Additions or on the basis of the right to the authentication and delivery of Securities under Section 403, all documents contemplated below in this Section; and

(f) if the release is on the basis of the delivery to the Trustee or to the trustee or other holder of a prior Lien of obligations secured by Purchase Money Lien, all documents contemplated below in this Section, to the extent required.

If and to the extent that the release of property is, in whole or in part, based upon Property Additions (as permitted under the provisions of clause (d)(ii) in the first paragraph of this Section), the Company shall, subject to the provisions of said clause (d)(ii) and except as hereafter in this paragraph provided, comply with all applicable provisions of this Indenture as if such Property Additions were to be made the basis of the authentication and delivery of Securities equal in principal amount to sixty-six and two-thirds percentum (66-2/3%) of the Cost (or, as to property of which the Fair Value to the Company at the time the same became Funded Property was certified to be an amount less than the Cost thereof, such Fair Value, as so certified, in lieu of Cost) of that portion of the property to be released which is to be released on the basis of such Property Additions, as shown by the Expert’s Certificate required by clause (c) in the first paragraph of this Section; provided, however, that the Cost of any Property Additions received or to be received by the Company in whole or in part as consideration in exchange for the property to be released shall for all purposes of this Indenture be deemed to be the amount stated in the Expert’s Certificate provided for in clause (c) in the first paragraph of this Section to be the Fair Value of the property to be released (x) plus the amount of any cash and the fair market value of any other consideration, further to be stated in such Expert’s Certificate, paid and/or delivered or to be paid and/or delivered by, and the amount of any obligations assumed or to be assumed by, the Company in connection with such exchange as additional consideration for such Property Additions and/or (y) less the amount of any cash and the fair market value of any other consideration, which shall also be stated in such Expert’s Certificate, received or to be received by the Company in connection with such exchange in addition to such Property Additions.  If and to the extent that the release of property is in whole or in part based upon the right to the authentication and delivery of Securities under Section 403 (as permitted under the provisions of clause (d)(iii) in the first paragraph of this Section), the Company shall, except as hereafter in this paragraph provided, comply with all applicable provisions of Section 403 relating to such authentication and delivery.  Notwithstanding the foregoing provisions of this paragraph, in no event shall the Company be required to deliver the documents specified in Section 401.

If the release of property is, in whole or in part, based upon the delivery to the Trustee or the trustee or other holder of a Lien prior to the Lien of this Indenture of obligations secured by Purchase Money Lien, the Company shall deliver to the Trustee:

(x)           an Officer’s Certificate (i) stating that no event has occurred and is continuing which entitles the holder of such Purchase Money Lien to accelerate the maturity of the obligations, if any, outstanding thereunder and (ii) reciting the aggregate principal amount of obligations, if any, then outstanding thereunder in addition to the obligations then being delivered in connection with the release of such property and the terms and conditions, if any, on which additional obligations secured by such Purchase Money Lien are permitted to be issued; and

(y)           an Opinion of Counsel stating that, in the opinion of the signer, (i) such obligations are valid obligations, entitled to the benefit of such Purchase Money Lien equally and ratably with all other obligations, if any, then outstanding thereunder, (ii) that such Purchase Money Lien constitutes, or, upon the delivery of, and/or the filing and/or recording in the proper places and manner of, the instruments of conveyance, assignment or transfer, if any, specified in such opinion, will constitute, a Lien upon the property to be released, subject to no Lien prior thereto except Liens generally of the character of Permitted Liens and such Liens, if any, as shall have existed thereon immediately prior to such release as Liens prior to the Lien of this Indenture, (iii) if any obligations in addition to the obligations being delivered in connection with such release of property are then outstanding, or are permitted to be issued, under such Purchase Money Lien, (A) that such Purchase Money Lien constitutes, or, upon the delivery of, and/or the filing and/or recording in the proper places and manner of, the instruments of conveyance, assignment or transfer, if any, specified in such opinion, will constitute, a Lien upon all other property, if any, purporting to be subject thereto, subject to no Lien prior thereto except Liens generally of the character of Permitted Liens and (B) that the terms of such Purchase Money Lien, as then in effect, do not permit the issuance of obligations thereunder except on the basis of property generally of the character of Property Additions, the retirement or deposit of outstanding obligations, the deposit of prior Lien obligations or the deposit of cash.

If the Opinion of Counsel provided to the Trustee pursuant to clause (y) above is conditioned upon the filing and/or recording of any instruments of conveyance, assignment or transfer, the Company shall promptly cause such instruments to be filed and/or recorded in the proper places and manner and shall deliver to the Trustee evidence of such filing and/or recording promptly upon receipt of such evidence by the Company.

If (a) any property to be released from the Lien of this Indenture under any provision of this Article (other than Section 807) is subject to a Lien prior to the Lien hereof and is to be sold, exchanged, dedicated or otherwise disposed of subject to such prior Lien and (b) after such release, such prior Lien will not be a Lien on any property subject to the Lien hereof, then the Fair Value of such property to be released shall be deemed, for all purposes of this Indenture, to be the value thereof unencumbered by such prior Lien less the principal amount of the indebtedness secured by such prior Lien.

Any Outstanding Securities delivered to the Trustee pursuant to clause (d) in the first paragraph of this Section shall, upon receipt of a Company Order, forthwith be canceled by the Trustee.  Any cash and/or obligations deposited with the Trustee pursuant to the provisions of this Section 803, and the proceeds of any such obligations, shall be held as part of the Mortgaged Property and shall be withdrawn, released, used or applied in the manner, to the extent and for the purposes, and subject to the conditions, provided in Section 806.

Anything in this Indenture to the contrary notwithstanding, if property to be released constitutes Funded Property in part only, the Company shall obtain the release of the part of such property which constitutes Funded Property under this Section 803 and obtain the release of the part of such property which does not constitute Funded Property under Section 804.  In such event, (a) the application of Property Additions in the release under this Section 803 as contemplated in clause (d)(ii) in the first paragraph thereof shall be taken into account in clause (v) or clause (vi), whichever may be applicable, of the Expert’s Certificate described in clause (c) in Section 804 and (b) the Trustee shall, at the election of the Company, execute and deliver a separate instrument of release with respect to the property released under each of such Sections or a consolidated instrument of release with respect to the property released under both of such Sections considered as a whole.

SECTION 804.	Release of Property Not Constituting Funded Property.

Unless an Event of Default shall have occurred and be continuing, the Company may obtain the release of any part of the Mortgaged Property, or any interest therein, which does not constitute Funded Property, and the Trustee shall release all its right, title and interest in and to the same from the Lien hereof, upon receipt by the Trustee of:

(a) a Company Order requesting the release of such property and transmitting therewith a form of instrument or instruments to effect such release;

(b) an Officer’s Certificate describing the property to be released and stating that, to the knowledge of the signer, no Event of Default has occurred and is continuing;

(c) an Expert’s Certificate, made and dated not more than ninety (90) days prior to the date of such Company Order:

(i) describing the property to be released;

(ii) stating the Fair Value, in the judgment of the signers, of the property to be released;

(iii) stating the Cost of the property to be released;

(iv) stating that the property to be released does not constitute Funded Property;

(v) if true, stating either (A) that the aggregate amount of the Cost or Fair Value to the Company (whichever is less) of all Property Additions which do not constitute Funded Property (excluding the property to be released), after making deductions therefrom and additions thereto of the character contemplated by Section 104, is not less than zero (0) or (B) that the Cost or Fair Value (whichever is less) of the property to be released does not exceed the aggregate Cost or Fair Value to the Company (whichever is less) of Property Additions acquired, made or constructed on or after the ninetieth (90th) day prior to the date of the Company Order requesting such release;

(vi) if neither of the statements contemplated in subclause (v) above can be made, stating the amount by which zero (0) exceeds the amount referred to in subclause (v)(A) above (showing in reasonable detail the calculation thereof); and

(vii) stating that, in the judgment of the signers, such release will not impair the security under this Indenture in contravention of the provisions hereof; and

(d) if the Expert’s Certificate required by clause (c) above contains neither of the statements contemplated in clause (c)(v) above, an amount in cash, to be held by the Trustee as part of the Mortgaged Property, equal to the amount, if any, by which the lower of (i) the Cost or Fair Value (whichever shall be less) of the property to be released and (ii) the amount shown in clause (c)(vi) above exceeds the aggregate of items of the character described in subclauses (iii) and (v) of clause (d) in the first paragraph of Section 803 that the Company then elects to use as a credit under this Section 804 (subject, however, to the same limitations and conditions with respect to such items as are set forth in Section 803).

Any Outstanding Securities delivered to the Trustee pursuant to clause (d) above shall forthwith be canceled by the Trustee.

SECTION 805.	Release of Minor Properties.

Notwithstanding the provisions of Sections 803 and 804, unless an Event of Default shall have occurred and be continuing, the Company may obtain the release from the Lien hereof of any part of the Mortgaged Property, or any interest therein, and the Trustee shall whenever from time to time requested by the Company in a Company Order transmitting therewith a form of instrument or instruments to effect such release, and without requiring compliance with any of the provisions of Section 803 or 804, release from the Lien hereof all the right, title and interest of the Trustee in and to the same provided that the aggregate Fair Value of the property to be so released on any date in a given calendar year, together with all other property theretofore released pursuant to this Section 805 in such calendar year, shall not exceed the greater of (a) Ten Million Dollars ($10,000,000) and (b) three percent (3%) of the aggregate principal amount of Securities then Outstanding.  Prior to the granting of any such release, there shall be delivered to the Trustee (x) an Officer’s Certificate stating that, to the knowledge of the signer, no Event of Default has occurred and is continuing and (y) an Expert’s Certificate stating, in the judgment of the signers, the Fair Value of the property to be released, the aggregate Fair Value of all other property theretofore released pursuant to this Section in such calendar year and, as to Funded Property, the Cost thereof (or, if the Fair Value to the Company of such property at the time the same became Funded Property was certified to be an amount less than the Cost thereof, then such Fair Value, as so certified, in lieu of Cost), and that, in the judgment of the signers, the release thereof will not impair the security under this Indenture in contravention of the provisions hereof.  On or before December 31st of each calendar year, the Company shall deposit with the Trustee an amount in cash equal to the aggregate Cost of the properties constituting Funded Property so released during such year (or, if the Fair Value to the Company of any particular property at the time the same became Funded Property was certified to be an amount less than the Cost thereof, then such Fair Value, as so certified, in lieu of Cost); provided, however, that no such deposit shall be required to be made hereunder to the extent that cash or other consideration shall, as indicated in an Officer’s Certificate delivered to the Trustee, have been deposited with the trustee or other holder of a Lien prior to the Lien of this Indenture in accordance with the provisions thereof; and provided, further, that the amount of cash so required to be deposited may be reduced, at the election of the Company, by the items specified in clause (d) in the first paragraph of Section 803, subject to all of the limitations and conditions specified in such Section, to the same extent as if such property were being released pursuant to Section 803.  Any cash deposited with the Trustee under this Section may thereafter be withdrawn, used or applied in the manner, to the extent and for the purposes, and subject to the conditions, provided in Section 806.

SECTION 806.	Withdrawal or Other Application of Funded Cash; Purchase Money Obligations.

Subject to the provisions of Section 404 and except as hereafter in this Section provided, unless an Event of Default shall have occurred and be continuing, any Funded Cash held by the Trustee, and any other cash which is required to be withdrawn, used or applied as provided in this Section,

(a) may be withdrawn from time to time by the Company to the extent of an amount equal to sixty-six and two-thirds percentum (66-2/3%) of the Cost or the Fair Value to the Company (whichever is less) of Property Additions not constituting Funded Property, after making any deductions and additions pursuant to Section 104, described in an Expert’s Certificate, dated not more than ninety (90) days prior to the date of the Company Order requesting such withdrawal and complying with clause (ii) and, to the extent applicable, clause (iii) in Section 402(b), delivered to the Trustee; provided, however, that the deductions and additions contemplated by Section 104 shall not be required to be made if such Property Additions were acquired, made or constructed on or after the ninetieth (90th) day preceding the date of such Company Order;

(b) may be withdrawn from time to time by the Company in an amount equal to the aggregate principal amount of Securities to the authentication and delivery of which the Company shall be entitled under the provisions of Section 403 hereof, by virtue of compliance with all applicable provisions of Section 403 (except as hereinafter in this Section otherwise provided); provided, however, that such withdrawal of cash shall operate as a waiver by the Company of the right to the authentication and delivery of such Securities and, to such extent, no such Securities may thereafter be authenticated and delivered hereunder; and any such Securities which were the basis of such right to the authentication and delivery of Securities so waived shall be deemed to have been made the basis of such withdrawal of cash;

(c) may be withdrawn from time to time by the Company in an amount equal to the aggregate principal amount of any Outstanding Securities delivered to the Trustee;

(d) may, upon the request of the Company, be used by the Trustee for the purchase of Securities in the manner, at the time or times, in the amount or amounts, at the price or prices and otherwise as directed or approved by the Company, all subject to the limitations hereafter in this Section set forth; or

(e) may, upon the request of the Company, be applied by the Trustee to the payment (or provision therefor pursuant to Article Eight) at Stated Maturity of any Securities or to the redemption (or similar provision therefor) of any Securities which are, by their terms, redeemable, in each case of such series as may be designated by the Company, any such redemption to be in the manner and as provided in Article Five, all subject to the limitations hereafter in this Section set forth.

Such moneys shall, from time to time, be paid or used or applied by the Trustee, as aforesaid, upon the request of the Company in a Company Order, and upon receipt by the Trustee of an Officer’s Certificate stating that, to the knowledge of the signer, no Event of Default has occurred and is continuing.  If and to the extent that the withdrawal of cash is based upon Property Additions (as permitted under the provisions of clause (a) above), the Company shall, subject to the provisions of said clause (a) and except as hereafter in this paragraph provided, comply with all applicable provisions of this Indenture as if such Property Additions were made the basis for the authentication and delivery of Securities equal in principal amount to the cash so to be withdrawn.  If and to the extent that the withdrawal of cash is based upon the right to the authentication and delivery of Securities (as permitted under the provisions of clause (b) above), the Company shall, except as hereafter in this paragraph provided, comply with all applicable provisions of Section 403 relating to such authentication and delivery.  Notwithstanding the foregoing provisions of this paragraph, in no event shall the Company be required to deliver the documents specified in Section 401.

Notwithstanding the generality of clauses (d) and (e) above, no cash to be applied pursuant to such clauses shall be applied to the payment of an amount in excess of the principal amount of any Securities to be purchased, paid or redeemed except to the extent that the aggregate principal amount of all Securities theretofore, and of all Securities then to be, purchased, paid or redeemed pursuant to such clauses is not less than the aggregate cost for principal of, premium, if any, and accrued interest, if any, on and brokerage commissions, if any, with respect to, such Securities.

Any Outstanding Securities delivered to the Trustee pursuant to clause (c) in the first paragraph of this Section shall, upon request by the Company, forthwith be canceled by the Trustee.

Any obligations secured by Purchase Money Lien delivered to the Trustee in consideration of the release of property from the Lien of this Indenture, together with any evidence of such Purchase Money Lien held by the Trustee, shall be released from the Lien of this Indenture and delivered to or upon the order of the Company upon payment by the Company to the Trustee of an amount in cash equal to the aggregate principal amount of such obligations less the aggregate amount theretofore paid to the Trustee (by the Company, the obligor or otherwise) in respect of the principal of such obligations.

The principal of and interest on any such obligations secured by Purchase Money Lien held by the Trustee shall be paid to the Trustee as and when the same become payable.  The interest received by the Trustee on any such obligations shall be deemed not to constitute Funded Cash and shall be remitted to the Company; provided, however, that if an Event of Default shall have occurred and be continuing, such proceeds shall be held as part of the Mortgaged Property until such Event of Default shall have been cured or waived.

The Trustee shall have and may exercise all the rights and powers of any owner of such obligations and of all substitutions therefor and, without limiting the generality of the foregoing, may collect and receive all insurance moneys payable to it under any of the provisions thereof and apply the same in accordance with the provisions thereof, may consent to extensions thereof at a higher or lower rate of interest, may join in any plan or plans of voluntary or involuntary reorganization or readjustment or rearrangement and may accept and hold hereunder new obligations, stocks or other securities issued in exchange therefor under any such plan.  Any discretionary action which the Trustee may be entitled to take in connection with any such obligations or substitutions therefor shall be taken, so long as no Event of Default shall have occurred and be continuing, in accordance with a Company Order, and, during the continuance of an Event of Default, in its own discretion.

Anything herein to the contrary notwithstanding, the Company may irrevocably waive all right to the withdrawal pursuant to this Section of, and any other rights with respect to, any obligations secured by Purchase Money Lien held by the Trustee, and the proceeds of any such obligations, by delivery to the Trustee of a Company Order:

(x)  specifying such obligations and stating that the Company thereby waives all rights to the withdrawal thereof and of the proceeds thereof pursuant to this Section, and any other rights with respect thereto; and

(y)  directing that the principal of such obligations be applied as provided in clause (e) in the first paragraph of this Section, specifying the Securities to be paid or redeemed or for the payment or redemption of which payment is to be made.

Following any such waiver, the interest on any such obligations shall be applied to the payment of interest, if any, on the Securities to be paid or redeemed or for the payment or redemption of which provision is to be made, as specified in the aforesaid Company Order, as and when such interest shall become due from time to time, and any excess funds remaining from time to time after such application shall be applied to the payment of interest on any other Securities as and when the same shall become due.  Pending any such application, the interest on such obligations shall be invested in Investment Securities as shall be selected by the Company and specified in written instructions delivered to the Trustee.  The principal of any such obligations shall be applied solely to the payment of principal of the Securities to be paid or redeemed or for the payment or redemption of which provision is to be made, as specified in the aforesaid Company Order.  Pending such application, the principal of such obligations shall be invested in Eligible Obligations as shall be selected by the Company and specified in written instructions delivered to the Trustee.  The obligation of the Company to pay the principal of such Securities when the same shall become due at maturity, shall be offset and reduced by the amount of the proceeds of such obligations then held, and to be applied, by the Trustee in accordance with this paragraph.

SECTION 807.	Release of Property Taken by Eminent Domain, etc.

Should any of the Mortgaged Property, or any interest therein, be taken by exercise of the power of eminent domain or be sold to an entity possessing the power of eminent domain under a threat to exercise the same, and should the Company elect not to obtain the release of such property pursuant to other provisions of this Article, the Trustee shall, upon request of the Company evidenced by a Company Order transmitting therewith a form of instrument or instruments to effect such release, release from the Lien hereof all its right, title and interest in and to the property so taken or sold (or with respect to an interest in property, subordinate the Lien hereof to such interest), upon receiving (a) an Opinion of Counsel to the effect that such property has been taken by exercise of the power of eminent domain or has been sold to an entity possessing the power of eminent domain under threat of an exercise of such power, (b) an Officer’s Certificate stating the amount of net proceeds received or to be received for such property so taken or sold, and the amount so stated shall be deemed to be the Fair Value of such property for the purpose of any notice to the Holders of Securities, (c) if any portion of such property constitutes Funded Property, an Expert’s Certificate stating the Cost thereof (or, if the Fair Value to the Company of such portion of such property at the time the same became Funded Property was certified to be an amount less than the Cost thereof, then such Fair Value, as so certified, in lieu of Cost) and (d) if any portion of such property constitutes Funded Property, a deposit by the Company of an amount in cash equal to the Cost or Fair Value stated in the Expert’s Certificate delivered pursuant to clause (c) above; provided, however, that the amount required to be so deposited shall not exceed the portion of the net proceeds received or to be received for such property so taken or sold which is allocable on a pro-rata or other reasonable basis to the portion of such property constituting Funded Property; and provided, further, that no such deposit shall be required to be made hereunder if the proceeds of such taking or sale shall, as indicated in an Officer’s Certificate delivered to the Trustee, have been deposited with the trustee or other holder of another Lien prior to the Lien of this Indenture.  Any cash deposited with the Trustee under this Section may thereafter be withdrawn, used or applied in the manner, to the extent and for the purposes, and subject to the conditions, provided in Section 806.

SECTION 808.	Disclaimer or Quitclaim.

In case the Company has sold, exchanged, dedicated or otherwise disposed of, or has agreed or intends to sell, exchange, dedicate or otherwise dispose of, or a Governmental Authority has ordered the Company to divest itself of, any Excepted Property or any other property not subject to the Lien hereof, or the Company desires to disclaim or quitclaim title to property to which the Company does not purport to have title, the Trustee shall, from time to time, disclaim or quitclaim such property upon receipt by the Trustee of the following:

(a) a Company Order requesting such disclaimer or quitclaim and transmitting therewith a form of instrument to effect such disclaimer or quitclaim;

(b) an Officer’s Certificate describing the property to be disclaimed or quitclaimed; and

(c) an Opinion of Counsel stating the signer’s opinion that such property is not subject to the Lien hereof or required to be subject thereto by any of the provisions hereof and complying with the requirements of Section 105 of this Indenture.

SECTION 809.	Miscellaneous.

(a) The Expert’s Certificate as to the Fair Value of property to be released from the Lien of this Indenture in accordance with any provision of this Article, and as to the nonimpairment, by reason of such release, of the security under this Indenture in contravention of the provisions hereof, shall be made by an Independent Expert if the Fair Value of such property and of all other property released since the commencement of the then current calendar year, as set forth in the certificates required by this Indenture, is ten percent (10%) or more of the aggregate principal amount of the Securities at the time Outstanding; but such Expert’s Certificate shall not be required to be made by an Independent Expert in the case of any release of property if the Fair Value thereof, as set forth in the certificates required by this Indenture, is less than Twenty-five Thousand Dollars ($25,000) or less than one percent (1%) of the aggregate principal amount of the Securities at the time Outstanding.  To the extent that the Fair Value of any property to be released from the Lien of this Indenture shall be stated in an Independent Expert’s Certificate, such Fair Value shall not be required to be stated in any other Expert’s Certificate delivered in connection with such release.

(b) No release of property from the Lien of this Indenture effected in accordance with the provisions, and in compliance with the conditions, set forth in this Article and in Sections 105 and 106 shall be deemed to impair the security of this Indenture in contravention of any provision hereof.

(c) If the Mortgaged Property shall be in the possession of a receiver or trustee, lawfully appointed, the powers hereinbefore conferred upon the Company with respect to the release of any part of the Mortgaged Property or any interest therein or the withdrawal of cash may be exercised, with the approval of the Trustee, by such receiver or trustee, notwithstanding that an Event of Default may have occurred and be continuing, and any request, certificate, appointment or approval made or signed by such receiver or trustee for such purposes shall be as effective as if made by the Company or any of its officers or appointees in the manner herein provided; and if the Trustee shall be in possession of the Mortgaged Property under any provision of this Indenture, then such powers may be exercised by the Trustee in its discretion notwithstanding that an Event of Default may have occurred and be continuing.

(d) If the Company shall retain any interest in any property released from the Lien of this Indenture as provided in Section 803, 804 or 805, this Indenture shall not become or be, or be required to become or be, a Lien upon such property or such interest therein or any improvements, extensions or additions to such property or renewals, replacements or substitutions of or for such property or any part or parts thereof unless the Company shall execute and deliver to the Trustee an indenture supplemental hereto, in recordable form, containing a grant, conveyance, transfer and mortgage thereof.  As used in this subsection, the terms “improvements”, “extensions” and “additions” shall be limited as set forth in Section 1301.

(e) Notwithstanding the occurrence and continuance of an Event of Default, the Trustee, in its discretion, may release from the Lien hereof any part of the Mortgaged Property or permit the withdrawal of cash, upon compliance with the other conditions specified in this Article in respect thereof.

(f) No purchaser or grantee of property purporting to have been released hereunder shall be bound to ascertain the authority of the Trustee to execute the instrument or instruments of release, or to inquire as to any facts required by the provisions hereof for the exercise of such authority; nor shall any purchaser or grantee of any property or rights permitted by this Article to be sold, granted, exchanged, dedicated or otherwise disposed of, be under obligation to ascertain or inquire into the authority of the Company to make any such sale, grant, exchange, dedication or other disposition.

ARTICLE NINE

SATISFACTION AND DISCHARGE

SECTION 901.	Satisfaction and Discharge of Securities.

Any Security or Securities, or any portion of the principal amount thereof, shall be deemed to have been paid and no longer Outstanding for all purposes of this Indenture, and the entire indebtedness of the Company in respect thereof shall be satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than the Company), in trust:

(a) money in an amount which shall be sufficient, or

(b) in the case of a deposit made prior to the Maturity of such Securities or portions thereof, Eligible Obligations, which shall not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Trustee or such Paying Agent, shall be sufficient, or

(c) a combination of (a) or (b) which shall be sufficient,

to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Securities or portions thereof; provided, however, that in the case of the provision for payment or redemption of less than all the Securities of any series or Tranche, such Securities or portions thereof shall have been selected by the Trustee as provided herein and, in the case of a redemption, the notice requisite to the validity of such redemption shall have been given or irrevocable authority shall have been given by the Company to the Trustee to give such notice, under arrangements satisfactory to the Trustee; and provided, further, that the Company shall have delivered to the Trustee and such Paying Agent:

(x)           if such deposit shall have been made prior to the Maturity of such Securities, a Company Order stating that the money and Eligible Obligations deposited in accordance with this Section shall be held in trust, as provided in Section 703;

(y)           if Eligible Obligations shall have been deposited, an Opinion of Counsel to the effect that such obligations constitute Eligible Obligations and do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, and a written statement of an independent public accountant of nationally recognized standing, selected by the Company, to the effect that the other requirements set forth in clause (b) and (c) above have been satisfied; and

(z)           if such deposit shall have been made prior to the Maturity of such Securities, an Officer’s Certificate stating the Company’s intention that, upon delivery of such Officer’s Certificate, its indebtedness in respect of such Securities or portions thereof will have been satisfied and discharged as contemplated in this Section.

Upon the deposit of money or Eligible Obligations, or both, in accordance with this Section, together with the documents required by clauses (x), (y) and (z) above, the Trustee shall, upon Company Request, acknowledge in writing that such Securities or portions thereof are deemed to have been paid for all purposes of this Indenture and that the entire indebtedness of the Company in respect thereof has been satisfied and discharged as contemplated in this Section.  In the event that all of the conditions set forth in the preceding paragraph shall have been satisfied in respect of any Securities or portions thereof except that, for any reason, the Officer’s Certificate specified in clause (z) (if otherwise required) shall not have been delivered, such Securities or portions thereof shall nevertheless be deemed to have been paid for all purposes of this Indenture, and the Holders of such Securities or portions thereof shall nevertheless be no longer entitled to the benefits provided by this Indenture or of any of the covenants of the Company under Article Seven (except the covenants contained in Sections 702 and 703) or any other covenants made in respect of such Securities or portions thereof as contemplated by Section 301 or Section 1401(b), but the indebtedness of the Company in respect of such Securities or portions thereof shall not be deemed to have been satisfied and discharged prior to Maturity for any other purpose; and, upon Company Request, the Trustee shall acknowledge in writing that such Securities or portions thereof are deemed to have been paid for all purposes of this Indenture.

If payment at Stated Maturity of less than all of the Securities of any series, or any Tranche thereof, is to be provided for in the manner and with the effect provided in this Section, the Trustee shall select such Securities, or portions of principal amount thereof, in the manner specified by Section 503 for selection for redemption of less than all the Securities of a series or Tranche.

In the event that Securities which shall be deemed to have been paid for purposes of this Indenture, and, if such is the case, in respect of which the Company’s indebtedness shall have been satisfied and discharged, all as provided in this Section, do not mature and are not to be redeemed within the sixty (60) day period commencing with the date of the deposit of moneys or Eligible Obligations, as aforesaid, the Company shall, as promptly as practicable, give a notice, in the same manner as a notice of redemption with respect to such Securities, to the Holders of such Securities to the effect that such deposit has been made and the effect thereof.

Notwithstanding that any Securities shall be deemed to have been paid for purposes of this Indenture, as aforesaid, the obligations of the Company and the Trustee in respect of such Securities under Sections 304, 305, 306, 504, 702, 703, 1107 and 1114 and this Article shall survive.

The Company shall pay, and shall indemnify the Trustee or any Paying Agent with which Eligible Obligations shall have been deposited as provided in this Section against, any tax, fee or other charge imposed on or assessed against such Eligible Obligations or the principal or interest received in respect of such Eligible Obligations, including, but not limited to, any such tax payable by any entity deemed, for tax purposes, to have been created as a result of such deposit.

Anything herein to the contrary notwithstanding, (a) if, at any time after a Security would be deemed to have been paid for purposes of this Indenture, and, if such is the case, the Company’s indebtedness in respect thereof would be deemed to have been satisfied and discharged pursuant to this Section (without regard to the provisions of this paragraph), the Trustee or any Paying Agent, as the case may be, (i) shall be required to return the money or Eligible Obligations, or combination thereof, deposited with it as aforesaid to the Company or its representative under any applicable Federal or State bankruptcy, insolvency or other similar law or (ii) is unable to apply any money in accordance with this Article with respect to any Securities by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, such Security shall thereupon be deemed retroactively not to have been paid and any satisfaction and discharge of the Company’s indebtedness in respect thereof shall retroactively be deemed not to have been effected, and such Security shall be deemed to remain Outstanding and (b) any satisfaction and discharge of the Company’s indebtedness in respect of any Security shall be subject to the provisions of the last paragraph of Section 703.

SECTION 902.	Satisfaction and Discharge of Indenture.

This Indenture shall upon Company Request cease to be of further effect (except as hereinafter expressly provided), and the Trustee, at the expense of the Company, shall execute such instruments as the Company shall reasonably request to evidence and acknowledge the satisfaction and discharge of this Indenture, when:

(a) no Securities remain Outstanding hereunder; and

(b) the Company has paid or caused to be paid all other sums payable hereunder by the Company;

provided, however, that if, in accordance with the last paragraph of Section 901, any Security, previously deemed to have been paid for purposes of this Indenture, shall be deemed retroactively not to have been so paid, this Indenture shall thereupon be deemed retroactively not to have been satisfied and discharged, as aforesaid, and to remain in full force and effect, and the Company shall execute and deliver such instruments as the Trustee shall reasonably request to evidence and acknowledge the same.

Notwithstanding the satisfaction and discharge of this Indenture as aforesaid, the obligations of the Company and the Trustee under Sections 304, 305, 306, 504, 702, 703, 1107 and 1114 and this Article shall survive.

Upon satisfaction and discharge of this Indenture as provided in this Section, the Trustee shall turn over to the Company any and all money, securities and other property then held by the Trustee for the benefit of the Holders of the Securities (other than money and Eligible Obligations held by the Trustee pursuant to Section 903) and shall execute and deliver to the Company such instruments as, in the judgment of the Company, shall be necessary, desirable or appropriate to effect or evidence the satisfaction and discharge of this Indenture.

SECTION 903.	Application of Trust Money.

Neither the Eligible Obligations nor the money deposited pursuant to Section 901, nor the principal or interest payments on any such Eligible Obligations, shall be withdrawn or used for any purpose other than, and shall be held in trust for, the payment of the principal of and premium, if any, and interest, if any, on the Securities or portions of principal amount thereof in respect of which such deposit was made, all subject, however, to the provisions of Section 703; provided, however, that any cash received from such principal or interest payments on such Eligible Obligations, if not then needed for such purpose, shall, to the extent practicable and upon Company Request and delivery to the Trustee of the documents referred to in clause (y) in the first paragraph of Section 901, be invested in Eligible Obligations of the type described in clause (b) in the first paragraph of Section 901 maturing at such times and in such amounts as shall be sufficient, together with any other moneys and the proceeds of any other Eligible Obligations then held by the Trustee, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Securities or portions thereof on and prior to the Maturity thereof, and interest earned from such reinvestment shall be paid over to the Company as received, free and clear of any trust, lien or pledge under this Indenture (except the lien provided by Section 1107); and provided, further, that any moneys held in accordance with this Section on the Maturity of all such Securities in excess of the amount required to pay the principal of and premium, if any, and interest, if any, then due on such Securities shall be paid over to the Company free and clear of any trust, lien or pledge under this Indenture (except the lien provided by Section 1107); and provided, further, that if an Event of Default shall have occurred and be continuing, moneys to be paid over to the Company pursuant to this Section shall be held until such Event of Default shall have been waived or cured.

ARTICLE TEN

EVENTS OF DEFAULT; REMEDIES

SECTION 1001.	Events of Default.

“Event of Default”, wherever used herein with respect to Securities, means any one of the following events:

(a) default in the payment of any interest on any Security when it becomes due and payable and continuance of such default for a period of 30 days; provided, however, that no such default shall constitute an “Event of Default” if the Company has made a valid extension of the interest payment period with respect to the Securities of such series, of which such Security is a part, if so provided as contemplated by Section 301; or

(b) default in the payment of the principal of or premium, if any, on any Security when it becomes due and payable; provided, however, that no such default shall constitute an “Event of Default” if the Company has made a valid extension of the Maturity of the Securities of the series, of which such Security is a part, if so provided as contemplated by Section 301; or

(c) default in the performance of, or breach of, any covenant or warranty of the Company in this Indenture (other than a covenant or warranty a default in the performance of which or breach of which is elsewhere in this Section specifically addressed) and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder, unless the Trustee, or the Trustee and the Holders of a principal amount of Securities not less than the principal amount of Securities the Holders of which gave such notice, as the case may be, shall agree in writing to an extension of such period prior to its expiration; provided, however, that the Trustee, or the Trustee and the Holders of such principal amount of Securities, as the case may be, shall be deemed to have agreed to an extension of such period if corrective action is initiated by the Company within such period and is being diligently pursued; or

(d) the entry by a court having jurisdiction in the premises of (1) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (2) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition by one or more Persons other than the Company seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State bankruptcy, insolvency, reorganization or similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Company or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of 90 consecutive days; or

(e) the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company to the entry of a decree or order for relief in respect of the Company in a case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or the consent by the Company to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors of the Company.

SECTION 1002.	Acceleration of Maturity; Rescission and Annulment.

If an Event of Default shall have occurred and be continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities may declare the principal amount (or, if any of the Securities of such series are Discount Securities, such portion of the principal amount of such Securities as may be specified in the terms thereof as contemplated by Section 301) of all of the Securities to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon receipt by the Company of notice of such declaration such principal amount (or specified amount) together with premium, if any, and accrued and unpaid interest shall become immediately due and payable.

At any time after such a declaration of acceleration of the maturity of the Securities then Outstanding shall have been made, but before any sale of any of the Mortgaged Property has been made and before a judgment or decree for payment of the money due shall have been obtained by the Trustee as hereinafter in this Article provided, the Event or Events of Default giving rise to such declaration of acceleration shall, without further act, be deemed to have been cured, and such declaration and its consequences shall, without further act, be deemed to have been rescinded and annulled, if

(a) the Company shall have paid or deposited with the Trustee a sum sufficient to pay

(i) all overdue interest, if any, on all Securities then Outstanding;

(ii) the principal of and premium, if any, on any Securities then Outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Securities;

(iii) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in such Securities;

(iv) all amounts due to the Trustee under Section 1107;

and

(b) all Events of Default, other than the non-payment of the principal of Securities which shall have become due solely by such declaration of acceleration, shall have been cured or waived as provided in Section 1013.

No such rescission shall affect any subsequent Event of Default or impair any right consequent thereon.

SECTION 1003.	Collection of Indebtedness and Suits for Enforcement by Trustee.

If an Event of Default described in clause (a) or (b) of Section 1001 shall have occurred, the Company shall, upon demand of the Trustee, pay to it, for the benefit of the Holders of the Securities with respect to which such Event of Default shall have occurred, the whole amount then due and payable on such Securities for principal and premium, if any, and interest, if any, and, to the extent permitted by law, interest on premium, if any, and on any overdue principal and interest, at the rate or rates prescribed therefor in such Securities, and, in addition thereto, such further amount as shall be sufficient to cover any amounts due to the Trustee under Section 1107.

If the Company shall fail to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon such Securities and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon such Securities, wherever situated.

If an Event of Default shall have occurred and be continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of Securities by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

SECTION 1004.	Trustee May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any other obligor upon the Securities or the property of the Company or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of the Securities shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Company for the payment of overdue principal or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(a) to file and prove a claim for the whole amount of principal, premium, if any, and interest, if any, owing and unpaid in respect of the Securities and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for amounts due to the Trustee under Section 1107) and of the Holders allowed in such judicial proceeding, and

(b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amounts due it under Section 1107.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Securities or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding; provided, however, that the Trustee may, on behalf of the Holders, be a member of a creditors’ or similar other committee.

SECTION 1005.	Trustee May Enforce Claims Without Possession of Securities.

All rights of action and claims under this Indenture or the Securities may be prosecuted and enforced by the Trustee, without the possession of any of the Securities or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

SECTION 1006.	Application of Money Collected.

Any money collected by the Trustee pursuant to this Article shall be applied in the following order, to the extent permitted by law, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal or premium, if any, or interest, if any, upon presentation of the Securities in respect of which or for the benefit of which such money shall have been collected and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

First:  To the payment of all amounts due the Trustee under Section 1107;

Second:  To the payment of the amounts then due and unpaid for principal of and premium, if any, and interest, if any, on the Outstanding Securities in respect of which or for the benefit of which such money has been collected; or, in case such proceeds shall be insufficient to pay in full such amounts so due and unpaid upon such Securities, then to the payment of the principal thereof and interest, if any, thereon, without any preference or priority of any kind, ratably according to the respective amounts so due and payable for principal and interest, if any, with any balance then remaining to the payment of premium, if any and, if so specified as contemplated by Section 301 with respect to the Securities of any series, or any Tranche thereof, interest, if any, on overdue premium, if any, and overdue interest, if any, ratably as aforesaid, all to the extent permitted by applicable law; provided, however, that any money collected by the Trustee pursuant to Section 806 in respect of interest shall first be applied to the payment of interest accrued on the principal of Outstanding Securities; and

Third:  To the payment of the remainder, if any, to the Company or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

SECTION 1007.	Limitation on Suits.

No Holder shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a) such Holder shall have previously given written notice to the Trustee of a continuing Event of Default;

(b) the Holders of 25% in aggregate principal amount of the Outstanding Securities shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

(c) such Holder or Holders shall have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

(d) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such proceeding; and

(e) no direction inconsistent with such written request shall have been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Securities;

it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such Holders or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all of such Holders.

SECTION 1008.	Unconditional Right of Holders to Receive Principal, Premium and Interest.

Notwithstanding any other provision in this Indenture, the Holder of any Security shall have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and (subject to Section 307) interest, if any, on such Security on the Stated Maturity or Maturities expressed in such Security (or, in the case of redemption, on the Redemption Date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

SECTION 1009.	Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding shall have been discontinued or abandoned for any reason, or shall have been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee and such Holder shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and such Holder shall continue as though no such proceeding had been instituted.

SECTION 1010.	Rights and Remedies Cumulative.

Except as otherwise provided in the last paragraph of Section 306, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Anything in this Article to the contrary notwithstanding, the availability of the remedies set forth herein (on an individual or cumulative basis) and the procedures set forth herein relating to the exercise thereof shall be subject to (a) the law (including, for purposes of this paragraph, general principles of equity) of any jurisdiction wherein the Mortgaged Property or any part thereof is located to the extent that such law is mandatorily applicable and (b) the rights of the holder of any Lien prior to the Lien of this Indenture, and, if and to the extent that any provision of this Article conflicts with any provision of such applicable law and/or with the rights of the holder of any such prior Lien, such provision of law and/or the rights of such holder shall control.

SECTION 1011.	Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 1012.	Control by Holders of Securities.

If an Event of Default shall have occurred and be continuing, the Holders of a majority in principal amount of the Outstanding Securities shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee; provided, however, that

(a) such direction shall not be in conflict with any rule of law or with this Indenture, and could not involve the Trustee in personal liability in circumstances where indemnity would not, in the Trustee’s sole discretion, be adequate, and

(b) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

SECTION 1013.	Waiver of Past Defaults.

The Holders of not less than a majority in principal amount of the Outstanding Securities may on behalf of the Holders of all the Securities waive any past default hereunder and its consequences, except a default

(a) in the payment of the principal of or premium, if any, or interest, if any, on any Outstanding Security, or

(b) in respect of a covenant or provision hereof which under Section 1402 cannot be modified or amended without the consent of the Holder of each Outstanding Security of each affected series or each affected Tranche thereof.

Upon any such waiver, such default shall cease to exist, and any and all Events of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

SECTION 1014.	Undertaking for Costs.

The Company and the Trustee agree, and each Holder by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant, in each case in the manner, to the extent, and subject to the exceptions provided in the Trust Indenture Act; provided, that the provisions of this Section shall not be deemed to authorize any court to require such an undertaking in, and shall not apply to, any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in aggregate principal amount of the Securities then Outstanding, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or premium, if any, or interest, if any, on any Security on or after the Stated Maturity or Maturities expressed in such Security (or in the case of redemption, on or after the Redemption Date).

SECTION 1015.	Waiver of Usury, Stay or Extension Laws.

The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 1016.	Receiver and Other Remedies.

If an Event of Default shall have occurred and, during the continuance thereof, the Trustee shall have commenced judicial proceedings to enforce any right under this Indenture, the Trustee shall, to the extent permitted by law, be entitled, as against the Company, to the appointment of a receiver of the Mortgaged Property and subject to the rights, if any, of others to receive collections from former, present or future customers of the rents, issues, profits, revenues and other income thereof, and whether or not any receiver is appointed, the Trustee shall be entitled to retain possession and control of, and to collect and receive the income from cash, securities and other personal property held by the Trustee hereunder and to all other remedies available to mortgagees and secured parties under the Uniform Commercial Code or any other applicable law.

ARTICLE ELEVEN

THE TRUSTEE

SECTION 1101.	Certain Duties and Responsibilities.

(a) Except during the continuance of an Event of Default,

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of any mathematical calculations or other facts, statements, opinions or conclusions stated therein).

(b) In case an Event of Default shall have occurred and be continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that

(i) this subsection shall not be construed to limit the effect of subsection (a) of this Section;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of a majority in principal amount of the Outstanding Securities, as provided herein, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture; and

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section.

SECTION 1102.	Notice of Default.

The Trustee shall give notice of any default hereunder in the manner and to the extent required to do so by the Trust Indenture Act, unless such default shall have been cured or waived; provided, however, that in the case of any default of the character specified in Section 1001(c), no such notice to Holders shall be given until at least 60 days after the occurrence thereof.  For the purpose of this Section, the term “default” means any event which is, or after notice or lapse of time, or both, would become, an Event of Default.

SECTION 1103.	Certain Rights of Trustee.

Subject to the provisions of Section 1101 and to the applicable provisions of the Trust Indenture Act:

(a) the Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order, as the case may be, or as otherwise expressly provided herein, and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution;

(c) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s Certificate;

(d) the Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(e) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any Holder pursuant to this Indenture, unless such Holder shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(f) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall (subject to applicable legal requirements) be entitled to examine, during normal business hours, the books, records and premises of the Company, personally or by agent or attorney;

(g) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

(h) the Trustee shall not be charged with knowledge of any default (as defined in Section 1102) or Event of Default unless either (i) a Responsible Officer shall have actual knowledge of such default or Event of Default or (ii) written notice of such default or Event of Default, referring to this Indenture and the Securities, shall have been given to the Trustee by the Company or any other obligor on such Securities, or by any Holder of such Securities;

(i) the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder;

(j) the Trustee shall not be liable for any action taken, suffered or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture;

(k) the Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of the individuals and/or the titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded; and

(l) in no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 1104.	Not Responsible for Recitals or Issuance of Securities.

The recitals contained in this Indenture and in the Securities (except the Trustee’s certificates of authentication) shall be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes responsibility for their correctness.  The Trustee makes no representations as to the value or condition of the Mortgaged Property, the title of the Company to the Mortgaged Property, the security afforded by the Lien of this Indenture, the validity or genuineness of any securities deposited with the Trustee hereunder, or the validity or sufficiency of this Indenture or of the Securities.  Neither Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of Securities or the proceeds thereof.

SECTION 1105.	May Hold Securities.

Each of the Trustee, any Authenticating Agent, any Paying Agent, any Security Registrar or any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of Securities and, subject to Sections 1108 and 1113, may otherwise deal with the Company with the same rights it would have if it were not the Trustee, Authenticating Agent, Paying Agent, Security Registrar or such other agent.

SECTION 1106.	Money Held in Trust.

Money held by the Trustee in trust hereunder need not be segregated from other funds, except to the extent required by law.  The Trustee shall be under no liability for interest on or investment of any money received by it hereunder except as expressly provided herein or otherwise agreed with, and for the sole benefit of, the Company.

SECTION 1107.	Compensation and Reimbursement.

The Company agrees

(a) to pay to the Trustee from time to time reasonable compensation for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(b) except as otherwise expressly provided herein, to reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances reasonably incurred or made by the Trustee in accordance with any provision of this Indenture (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or willful misconduct; and

(c) to indemnify the Trustee and hold it harmless from and against, any loss, liability or expense reasonably incurred without negligence or willful misconduct on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

As security for the performance of the obligations of the Company under this Section, the Trustee shall have a Lien prior to the Securities upon the Mortgaged Property and all property and funds held or collected by the Trustee as such, other than property and funds held in trust under Section 903 (except moneys payable to the Company as provided in Section 903).

In addition and without prejudice to the rights provided to the Trustee under applicable law or any of the provisions of this Indenture, when the Trustee incurs expenses or renders services in connection with an Event of Default specified in clause (d) or (e) of Section 1001, the expenses (including the reasonable charges and expenses of its counsel) and the compensation for the services are intended to constitute expenses of administration under any applicable Federal and State bankruptcy, insolvency or other similar law.

The Company’s obligations under this Section 1107 and the Lien referred to in this Section 1107 shall survive the resignation or removal of the Trustee, the discharge of the Company’s obligations under Article Eight of this Indenture and/or the termination of this Indenture.

“Trustee” for purposes of this Section 1107 shall include any predecessor Trustee; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

SECTION 1108.	Disqualification; Conflicting Interests.

If the Trustee shall have or acquire any conflicting interest within the meaning of the Trust Indenture Act, it shall either eliminate such conflicting interest or resign to the extent, in the manner and with the effect, and subject to the conditions, provided in the Trust Indenture Act and this Indenture.  For purposes of Section 310(b)(1) of the Trust Indenture Act and to the extent permitted thereby, the Trustee, in its capacity as trustee in respect of the Securities of any series, shall not be deemed to have a conflicting interest arising from its capacity as trustee in respect of the Securities of any other series.

SECTION 1109.	Corporate Trustee Required; Eligibility.

There shall at all times be a Trustee hereunder which shall be

(a) a Corporation organized and doing business under the laws of the United States of America, any State thereof or the District of Columbia, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by Federal, State or District of Columbia authority, or

(b) if and to the extent permitted by the Commission by rule, regulation or order upon application, a Corporation or other Person organized and doing business under the laws of a foreign government, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 or the Dollar equivalent of the applicable foreign currency and subject to supervision or examination by authority of such foreign government or a political subdivision thereof substantially equivalent to supervision or examination applicable to United States institutional trustees, and, in either case, qualified and eligible under this Article and the Trust Indenture Act. If such Corporation publishes reports of condition at least annually, pursuant to law or to the requirements of such supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such Corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.  If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section and the Trust Indenture Act, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

SECTION 1110.	Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of Section 1111.

(b) The Trustee may resign at any time by giving written notice thereof to the Company.  If the instrument of acceptance by a successor Trustee required by Section 1111 shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(c) The Trustee may be removed at any time by Act of the Holders of a majority in principal amount of the Outstanding Securities delivered to the Trustee and the Company.

(d) If at any time:

(i) the Trustee shall fail to comply with Section 1108 after written request therefor by the Company or by any Holder who has been a bona fide Holder for at least six months, or

(ii) the Trustee shall cease to be eligible under Section 1109 or Section 310(a) of the Trust Indenture Act and shall fail to resign after written request therefor by the Company or by any such Holder, or

(iii) the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (x) the Company by Board Resolution may remove the Trustee with respect to all Securities or (y) subject to Section 1014, any Holder who has been a bona fide Holder for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee with respect to all Securities and the appointment of a successor Trustee or Trustees.

(e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause (other than as contemplated by clause (y) in subsection (d) or this Section), the Company, by Board Resolution, shall promptly appoint a successor Trustee or Trustees and shall comply with the applicable requirements of Section 1111.  If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee shall be appointed by Act of the Holders of a majority in principal amount of the Outstanding Securities delivered to the Company and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with the applicable requirements of Section 1111, become the successor Trustee and to that extent supersede the successor Trustee appointed by the Company.  If no successor Trustee shall have been so appointed by the Company or the Holders and accepted appointment in the manner required by Section 1111, any Holder who has been a bona fide Holder of a Security of such series for at least six months may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f) So long as no event which is, or after notice or lapse of time, or both, would become, an Event of Default shall have occurred and be continuing, and except with respect to a Trustee appointed by Act of the Holders of a majority in principal amount of the Outstanding Securities pursuant to subsection (e) of this Section, if the Company shall have delivered to the Trustee (i) Board Resolutions of the Company appointing a successor Trustee, effective as of a date specified therein, and (ii) an instrument of acceptance of such appointment, effective as of such date, by such successor Trustee in accordance with Section 1111, the Trustee shall be deemed to have resigned as contemplated in subsection (b) of this Section, the successor Trustee shall be deemed to have been appointed by the Company pursuant to subsection (e) of this Section and such appointment shall be deemed to have been accepted as contemplated in Section 1111, all as of such date, and all other provisions of this Section and Section 1111 shall be applicable to such resignation, appointment and acceptance except to the extent inconsistent with this subsection (f).

(g) The Company shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee to all Holders of Securities in the manner provided in Section 109.  Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

SECTION 1111.	Acceptance of Appointment by Successor.

(a) Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on the request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of all sums owed to it, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder, subject nevertheless to its Lien provided for in Section 1107.

(b) Upon request of any such successor Trustee, the Company shall execute any instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts referred to in subsection (a) of this Section.

(c) No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article.

SECTION 1112.	Merger, Conversion, Consolidation or Succession to Business.

Any Corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any Corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any Corporation succeeding to all or substantially all the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such Corporation shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto.  In case any Securities shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Securities so authenticated with the same effect as if such successor Trustee had itself authenticated such Securities.

SECTION 1113.	Preferential Collection of Claims Against Company.

If the Trustee shall be or become a creditor of the Company or any other obligor upon the Securities (other than by reason of a relationship described in Section 311(b) of the Trust Indenture Act), the Trustee shall be subject to any and all applicable provisions of the Trust Indenture Act regarding the collection of claims against the Company or such other obligor.  For purposes of Section 311(b) of the Trust Indenture Act (a) the term “cash transaction” shall have the meaning provided in Rule 11b-4 under the Trust Indenture Act, and (b) the term “self-liquidating paper” shall have the meaning provided in Rule 11b-6 under the Trust Indenture Act.

SECTION 1114.	Appointment of Authenticating Agent.

The Trustee may appoint an Authenticating Agent or Agents with respect to the Securities of one or more series, or any Tranche thereof, which shall be authorized to act on behalf of the Trustee to authenticate Securities of such series or Tranche issued upon original issuance, exchange, registration of transfer or partial redemption thereof or pursuant to Section 306, and Securities so authenticated shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated by the Trustee hereunder.  Wherever reference is made in this Indenture to the authentication and delivery of Securities by the Trustee or the Trustee’s certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent and a certificate of authentication executed on behalf of the Trustee by an Authenticating Agent.  Each Authenticating Agent shall be acceptable to the Company and shall at all times be a Corporation organized and doing business under the laws of the United States of America, any State or territory thereof or the District of Columbia or the Commonwealth of Puerto Rico, authorized under such laws to act as Authenticating Agent, having a combined capital and surplus of not less than $50,000,000 and subject to supervision or examination by Federal or State authority.  If such Authenticating Agent publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such Authenticating Agent shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.  If at any time an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, such Authenticating Agent shall resign immediately in the manner and with the effect specified in this Section.

Any Corporation into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any Corporation resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any Corporation succeeding to the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent, provided such Corporation shall be otherwise eligible under this Section, without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

An Authenticating Agent may resign at any time by giving written notice thereof to the Trustee and the Company.  The Trustee may at any time terminate the agency of an Authenticating Agent by giving written notice thereof to such Authenticating Agent and the Company.  Upon receiving such a notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, the Trustee may appoint a successor Authenticating Agent which shall be acceptable to the Company.  Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent.  No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section.

Unless appointed at the request of the Company pursuant to the last paragraph of this Section 1114, the Trustee agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services under this Section, and the Trustee shall be entitled to be reimbursed for such payments, in accordance with and subject to the provisions of Section 1107.  The Company shall pay to each Authenticating Agent appointed at its request pursuant to the last paragraph of this Section 1114 from time to time reasonable compensation for its services under this Section 1114.

The provisions of Sections 308, 1104 and 1105 shall be applicable to each Authenticating Agent.

If an appointment with respect to the Securities of one or more series, or any Tranche thereof, shall be made pursuant to this Section, the Securities of such series or Tranche may have endorsed thereon, in addition to the Trustee’s certificate of authentication, an alternate certificate of authentication substantially in the following form:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON,
As Trustee

By______________________
As Authenticating Agent

By______________________
Authorized Officer

If all of the Securities of a series may not be originally issued at one time, and if the Trustee does not have an office capable of authenticating Securities upon original issuance located in a Place of Payment where the Company wishes to have Securities of such series authenticated upon original issuance, the Trustee, if so requested by the Company in writing (which writing need not comply with Section 105 and need not be accompanied by an Opinion of Counsel), shall appoint, in accordance with this Section and in accordance with such procedures as shall be acceptable to the Trustee, an Authenticating Agent having an office in a Place of Payment designated by the Company with respect to such series of Securities.

SECTION 1115.	Co-trustee and Separate Trustees.

At any time or times, for the purpose of meeting the legal requirements of any applicable jurisdiction, the Company and the Trustee shall have power to appoint, and, upon the written request of the Trustee or of the Holders of at least 33% in principal amount of the Securities then Outstanding, the Company shall for such purpose join with the Trustee in the execution and delivery of all instruments and agreements necessary or proper to appoint, one or more Persons approved by the Trustee either to act as co-trustee, jointly with the Trustee, or to act as separate trustee, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons, in the capacity aforesaid, any property, title, right or power deemed necessary or desirable, subject to the other provisions of this Section.  If the Company does not join in such appointment within 15 days after the receipt by it of a request so to do, or if an Event of Default shall have occurred and be continuing, the Trustee alone shall have power to make such appointment.

Should any written instrument or instruments from the Company be required by any co-trustee or separate trustee to more fully confirm to such co-trustee or separate trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Company.

Every co-trustee or separate trustee shall, to the extent permitted by law, but to such extent only, be appointed subject to the following conditions:

(a) the Securities shall be authenticated and delivered, and all rights, powers, duties and obligations hereunder in respect of the custody of securities, cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised solely, by the Trustee;

(b) the rights, powers, duties and obligations hereby conferred or imposed upon the Trustee in respect of any property covered by such appointment shall be conferred or imposed upon and exercised or performed either by the Trustee or by the Trustee and such co-trustee or separate trustee jointly, as shall be provided in the instrument appointing such co-trustee or separate trustee, except to the extent that under any law of any jurisdiction in which any particular act is to be performed, the Trustee shall be incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations shall be exercised and performed by such co-trustee or separate trustee.

(c) the Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Company, may accept the resignation of or remove any co-trustee or separate trustee appointed under this Section, and, if an Event of Default shall have occurred and be continuing, the Trustee shall have power to accept the resignation of, or remove, any such co-trustee or separate trustee without the concurrence of the Company.  Upon the written request of the Trustee, the Company shall join with the Trustee in the execution and delivery of all instruments and agreements necessary or proper to effectuate such resignation or removal.  A successor to any co-trustee or separate trustee so resigned or removed may be appointed in the manner provided in this Section;

(d) no co-trustee or separate trustee hereunder shall be personally liable by reason of any act or omission of the Trustee, or any other such trustee hereunder, and the Trustee shall not be personally liable by reason of any act or omission of any such co-trustee or separate trustee; and

(e) any Act of Holders delivered to the Trustee shall be deemed to have been delivered to each such co-trustee and separate trustee.

ARTICLE TWELVE

HOLDERS’ LISTS AND REPORTS BY TRUSTEE AND COMPANY

SECTION 1201.	Lists of Holders.

Semiannually, not later than June 30 and December 31 in each year, and at such other times as the Trustee may request in writing, the Company shall furnish or cause to be furnished to the Trustee information as to the names and addresses of the Holders, and the Trustee shall preserve such information and similar information received by it in any other capacity and afford to the Holders access to information so preserved by it, all to such extent, if any, and in such manner as shall be required by the Trust Indenture Act; provided, however, that no such list need be furnished so long as the Trustee shall be the Security Registrar.

SECTION 1202.	Reports by Trustee and Company.

The Trustee shall transmit to Holders such reports concerning the Trustee and its actions under this Indenture as may be required pursuant to the Trust Indenture Act at the time and in the manner provided pursuant thereto.  Reports so required to be transmitted at stated intervals of not more than 12 months shall be transmitted no later than July 15 in each calendar year with respect to the 12-month period ending on the preceding May 15, commencing July 15, 2011.  A copy of each such report shall, at the time of such transmission to Holders, be filed by the Trustee with each securities exchange upon which any Securities are listed, with the Commission and with the Company.  The Company will notify the Trustee when any Securities are listed on any stock exchange.

The Company shall file with the Trustee and the Commission, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act; provided, however, that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within 30 days after the same is filed with the Commission.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable therefrom, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

ARTICLE THIRTEEN

CONSOLIDATION, MERGER, CONVEYANCE, OR OTHER TRANSFER

SECTION 1301.	Company may Consolidate, etc., Only on Certain Terms.

The Company shall not consolidate with or merge into any other Person, or convey or otherwise transfer, or lease, as or substantially as an entirety the Mortgaged Property to any Person, unless:

(a) the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or other transfer, or which leases, the Mortgaged Property as or substantially as an entirety shall be a Corporation organized and existing under the laws of the United States, any State or Territory thereof or the District of Columbia (such Corporation being hereinafter sometimes called the “Successor Corporation”) and shall execute and deliver to the Trustee an indenture supplemental hereto, in form recordable and reasonably satisfactory to the Trustee, which:

(i) in the case of a consolidation, merger, conveyance or other transfer, or in the case of a lease if the term thereof extends beyond the last Stated Maturity of the Securities then Outstanding, contains an express assumption by the Successor Corporation of the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the Securities then Outstanding and the performance and observance of every covenant and condition of this Indenture to be performed or observed by the Company, and

(ii) in the case of a consolidation, merger, conveyance or other transfer, contains a grant, conveyance, transfer and mortgage by the Successor Corporation, of the same tenor of the Granting Clauses herein,

(A) confirming the Lien of this Indenture on the Mortgaged Property (as constituted immediately prior to the time such transaction became effective) and subjecting to the Lien of this Indenture all property, real, personal and mixed, thereafter acquired by the Successor Corporation which shall constitute an improvement, extension or addition to the Mortgaged Property (as so constituted) or a renewal, replacement or substitution of or for any part thereof, and,

(B) at the election of the Successor Corporation, subjecting to the Lien of this Indenture such property, real, personal or mixed, in addition to the property described in subclause (A) above, then owned or thereafter acquired by the Successor Company as the Successor Corporation shall, in its sole discretion, specify or describe therein, and the Lien confirmed or created by such grant, conveyance, transfer and mortgage shall have force, effect and standing similar to those which the Lien of this Indenture would have had if the Company had not been a party to such consolidation, merger, conveyance or other transfer and had itself, after the time such transaction became effective, purchased, constructed or otherwise acquired the property subject to such grant, conveyance, transfer and mortgage;

(b) in the case of a lease, such lease shall be made expressly subject to termination at any time during the continuance of an Event of Default, by (i) the Company or the Trustee and (ii) the purchaser of the property so leased at any sale thereof hereunder, whether such sale be made under the power of sale hereby conferred or pursuant to judicial proceedings;

(c) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(d) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each of which shall state that such consolidation, merger, conveyance or other transfer or lease, and such supplemental indenture, comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

As used in this Article and in Section 809(d), the terms “improvement”, “extension” and “addition” shall be limited to (a) with respect to real property subject to the Lien of this Indenture, any item of personal property which has been so affixed or attached to such real property as to be regarded a part of such real property under applicable law and (b) with respect to personal property subject to the Lien of this Indenture, any improvement, extension or addition to such personal property which (i) is made to maintain, renew, repair or improve the function of such personal property and (ii) is physically installed in or affixed to such personal property.

SECTION 1302.	Successor Corporation Substituted.

Upon any consolidation of the Company with or merger by the Company into any other Person, or any conveyance or other transfer of, as or substantially as an entirety the Mortgaged Property in accordance with Section 1301, the Successor Corporation shall succeed to, and be substituted for, and may exercise every power and right of, the Company under this Indenture with the same effect as if such Successor Corporation had been named as the “Company” herein.  Without limiting the generality of the foregoing:

(a) all property of the Successor Corporation then subject to the Lien of this Indenture, of the character described in Section 104, shall constitute Property Additions;

(b) the Successor Corporation may execute and deliver to the Trustee, and thereupon the Trustee shall, subject to the provisions of Article Four, authenticate and deliver, Securities upon any basis provided in Article Four; and

(c) the Successor Corporation may, subject to the applicable provisions of this Indenture, cause Property Additions to be applied to any other Authorized Purpose.

All Securities so executed by the Successor Corporation, and authenticated and delivered by the Trustee, shall in all respects be entitled to the benefit of the Lien of this Indenture equally and ratably with all Securities executed, authenticated and delivered prior to the time such consolidation, merger, conveyance or other transfer became effective.

SECTION 1303.	Extent of Lien Hereof on Property of Successor Corporation.

Unless, in the case of a consolidation, merger, conveyance or other transfer contemplated by Section 1301, the indenture supplemental hereto contemplated in Section 1301 or in Article Fourteen expressly provides otherwise, neither this Indenture nor such supplemental indenture shall become or be, or be required to become or be, a Lien upon any of the properties:

(a) owned by the Successor Corporation or any other party to such transaction (other than the Company) immediately prior to the time of effectiveness of such transaction or

(b) acquired by the Successor Corporation at or after the time of effectiveness of such transaction,

except, in either case, properties acquired from the Company in or as a result of such transaction and improvements, extensions and additions to such properties and renewals, replacements and substitutions of or for any part or parts thereof.

SECTION 1304.	Release of Company upon Conveyance or Other Transfer.

In the case of a conveyance or other transfer to any Corporation or Corporations as contemplated in Section 1301, upon the satisfaction of all the conditions specified in Section 1301 the Company (such term being used in this Section without giving effect to such transaction) shall be released and discharged from all obligations and covenants under this Indenture and on and under all Securities then Outstanding (unless the Company shall have delivered to the Trustee an instrument in which it shall waive such release and discharge) and, upon request by the Company, the Trustee shall acknowledge in writing that the Company has been so released and discharged.

SECTION 1305.	Merger into Company; Extent of Lien Hereof.

(a) Nothing in this Indenture shall be deemed to prevent or restrict any consolidation or merger after the consummation of which the Company would be the surviving or resulting Corporation or any conveyance or other transfer, or lease, of any part of the Mortgaged Property which does not constitute the entirety or substantially the entirety thereof.

(b) Unless, in the case of a consolidation or merger described in subsection (a) of this Section, an indenture supplemental hereto shall otherwise provide, this Indenture shall not become or be, or be required to become or be, a Lien upon any of the properties acquired by the Company in or as a result of such transaction or any improvements, extensions or additions to such properties or any renewals, replacements or substitutions of or for any part or parts thereof.

SECTION 1306.	Transfer of Less than Substantially All.

Without limiting the generality of Section 1305(a), if following a conveyance, transfer or lease by the Company of any part of the Mortgaged Property the Fair Value of the Mortgaged Property retained by the Company exceeds an amount equal to three-halves (3/2) of the aggregate principal amount of all Outstanding Securities then the part of the Mortgaged Property so conveyed, transferred or leased shall, in any event, be deemed not to constitute the entirety or substantially the entirety of the Mortgaged Property.  Such Fair Value shall be established by the delivery to the Trustee of an Independent Expert’s Certificate stating the Independent Expert’s opinion of such Fair Value as of a date not more than 90 days before or after such conveyance, transfer or lease.  This Article is not intended to limit the Company’s conveyances, transfers or leases of less than the entirety or substantially the entirety of the Mortgaged Property.

ARTICLE FOURTEEN

SUPPLEMENTAL INDENTURES

SECTION 1401.	Supplemental Indentures Without Consent of Holders.

Without the consent of any Holders, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

(a) to evidence the succession of another Corporation to the Company and the assumption by any such successor of the covenants of the Company herein and in the Securities all as provided in Article Thirteen; or

(b) to add one or more covenants of the Company or other provisions for the benefit of the Holders of all or any series of Securities, or any Tranche, thereof or to surrender any right or power herein conferred upon the Company (and if such covenants are to be for the benefit of less than all series of Securities, stating that such covenants are expressly being included solely for the benefit of such series); or

(c) to correct or amplify the description of any property at any time subject to the Lien of this Indenture; or better to assure, convey and confirm unto the Trustee any property subject or required to be subjected to the Lien of this Indenture; or to subject to the Lien of this Indenture additional property (including property of Persons other than the Company), to specify any additional Permitted Liens with respect to such additional property and to modify Section 802 in order to specify therein any additional items with respect to such additional property; or

(d) to add any additional Events of Default, which may be stated to remain in effect only so long as the Securities of any one or more particular series shall remain Outstanding; or

(e) to change or eliminate any provision of this Indenture or to add any new provision to this Indenture; provided, however, that if such change, elimination or addition shall adversely affect the interests of the Holders of Securities of any series or Tranche Outstanding on the date of such supplemental indenture in any material respect, such change, elimination or addition shall become effective with respect to such series or Tranche only pursuant to the provisions of Section 1402 hereof or when no Security of such series or Tranche remains Outstanding; or

(f) to establish the form or terms of Securities of any series or Tranche as contemplated by Sections 201 and 301; or

(g) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto; or

(h) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee or by a co-trustee or separate trustee; or

(i) to provide for the procedures required to permit the Company to utilize, at its option, a non-certificated system of registration for all, or any series or Tranche of, the Securities; or

(j) to change any place or places where (1) the principal of and premium, if any, and interest, if any, on all or any series of Securities, or any Tranche thereof, shall be payable, (2) all or any series of Securities, or any Tranche thereof, may be surrendered for registration of transfer, (3) all or any series of Securities, or any Tranche thereof, may be surrendered for exchange and (4) notices and demands to or upon the Company in respect of all or any series of Securities, or any Tranche thereof, and this Indenture may be served;

(k) to amend and restate this Indenture, as originally executed and delivered and as it may have been subsequently amended, in its entirety, but with such additions, deletions and other changes as shall not adversely affect the interests of the Holders of the Securities in any material respect;

(l) to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other changes to the provisions hereof or to add other provisions with respect to matters or questions arising under this Indenture, provided that such other changes or additions shall not adversely affect the interests of the Holders of Securities of any series or Tranche in any material respect;

(m) to increase or decrease the amount stated in the proviso in the first paragraph of Section 301; or

(n) to change the date stated in the second paragraph of Section 301 to a later date.

Without limiting the generality of the foregoing, if the Trust Indenture Act as in effect at the Execution Date or at any time thereafter shall be amended and

(x)  if any such amendment shall require one or more changes to any provisions hereof or the inclusion herein of any additional provisions, or shall by operation of law be deemed to effect such changes or incorporate such provisions by reference or otherwise, this Indenture shall be deemed to have been amended so as to conform to such amendment to the Trust Indenture Act, and the Company and the Trustee may, without the consent of any Holders, enter into an indenture supplemental hereto to evidence such amendment hereof; or

(y)  if any such amendment shall permit one or more changes to, or the elimination of, any provisions hereof which, at the Execution Date or at any time thereafter, are required by the Trust Indenture Act to be contained herein or are contained herein to reflect any provision of the Trust Indenture Act as in effect at such date, this Indenture shall be deemed to have been amended to effect such changes or elimination, and the Company and the Trustee may, without the consent of any Holders, enter into an indenture supplemental hereto to this Indenture to effect such changes or elimination or evidence such amendment.

SECTION 1402.	Supplemental Indentures With Consent of Holders.

Subject to the provisions of Section 1401, with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of all series then Outstanding under this Indenture, considered as one class, by Act of said Holders delivered to the Company and the Trustee, the Company and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, this Indenture; provided, however, that if there shall be Securities of more than one series Outstanding hereunder and if a proposed supplemental indenture shall directly affect the rights of the Holders of Securities of one or more, but less than all, of such series, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Securities of all series so directly affected, considered as one class, shall be required; and provided, further, that if the Securities of any series shall have been issued in more than one Tranche and if the proposed supplemental indenture shall directly affect the rights of the Holders of Securities of one or more, but less than all, of such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Securities of all Tranches so directly affected, considered as one class, shall be required; and provided, further, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Security of each series or Tranche so directly affected,

(a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security (other than pursuant to the terms thereof), or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of a Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 1002, or change the coin or currency (or other property), in which any Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or

(b) permit the creation of any Lien (not otherwise permitted hereby) ranking prior to the Lien of this Indenture with respect to all or substantially all of the Mortgaged Property, or terminate the Lien of this Indenture on all or substantially all of the Mortgaged Property or deprive such Holder of the benefit of the security of the Lien of this Indenture, or

(c) reduce the percentage in principal amount of the Outstanding Securities of any series or any Tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of this Indenture or of any default hereunder and its consequences, or reduce the requirements of Section 1504 for quorum or voting, or

(d) modify any of the provisions of this Section, Section 710 or Section 1013 with respect to the Securities of any series or any Tranche thereof, except to increase the percentages in principal amount referred to in this Section or such other Sections or to provide that other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Security of each series or Tranche affected thereby.

A supplemental indenture which (x) changes or eliminates any covenant or other provision of this Indenture which has expressly been included solely for the benefit of the Holders of, or which is to remain in effect only so long as there shall be Outstanding, Securities of one or more particular series, or one or more Tranches thereof, or (y) modifies the rights of the Holders of Securities of such series or Tranches with respect to such covenant or other provision, shall be deemed not to affect the rights under this Indenture of the Holders of Securities of any other series or Tranche.

It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

Anything in this Indenture to the contrary notwithstanding, if the supplemental indenture or Officer’s Certificate, as the case may be, establishing the Securities of any series or Tranche shall provide that the Company may make certain specified additions, changes or eliminations to or from the Indenture which shall be specified in such supplemental indenture or Officer’s Certificate, (a) the Holders of Securities of such series or Tranche shall be deemed to have consented to a supplemental indenture containing such additions, changes or eliminations to or from the Indenture which shall be specified in such supplemental indenture or Officer’s Certificate, (b) no Act of such Holders shall be required to evidence such consent and (c) such consent may be counted in the determination of whether or not the Holders of the requisite principal amount of Securities shall have consented to such supplemental indenture.

SECTION 1403.	Execution of Supplemental Indentures.

In executing, or accepting the additional trusts created by, any supplemental indenture permitted by this Article or the modifications thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive, and (subject to Section 1101) shall be fully protected in relying upon, an Opinion of Counsel and an Officer’s Certificate stating that the execution of such supplemental indenture is authorized or permitted by this Indenture.  The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which adversely affects the Trustee’s own rights, duties, immunities or liabilities under this Indenture or otherwise.

SECTION 1404.	Effect of Supplemental Indentures.

Upon the execution of any supplemental indenture under this Article this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Securities theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.  Any supplemental indenture permitted by this Article may restate this Indenture in its entirety, and, upon the execution and delivery thereof, any such restatement shall supersede this Indenture as theretofore in effect for all purposes.

SECTION 1405.	Conformity With Trust Indenture Act.

Every supplemental indenture executed pursuant to this Article shall conform to the requirements of the Trust Indenture Act as then in effect.

SECTION 1406.	Reference in Securities to Supplemental Indentures.

Securities of any series, or any Tranche thereof, authenticated and delivered after the execution of any supplemental indenture pursuant to this Article may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture.  If the Company shall so determine, new Securities of any series, or any Tranche thereof, so modified as to conform, in the opinion of the Trustee and the Company, to any such supplemental indenture may be prepared and executed by the Company, and authenticated and delivered by the Trustee in exchange for Outstanding Securities of such series or Tranche.

SECTION 1407.	Modification Without Supplemental Indenture.

To the extent, if any, that the terms of any particular series of Securities shall have been established in or pursuant to an Officer’s Certificate as contemplated by Section 301, and not in an indenture supplemental hereto, additions to, changes in or the elimination of any of such terms may be effected by means of a supplemental Officer’s Certificate delivered to, and accepted by, the Trustee in writing; provided, however, that such supplemental Officer’s Certificate shall not be accepted by the Trustee or otherwise be effective unless all conditions set forth in this Indenture which would be required to be satisfied if such additions, changes or elimination were contained in a supplemental indenture shall have been appropriately satisfied.  Upon the acceptance thereof by the Trustee, any such supplemental Officer’s Certificate shall be deemed to be effective and constitute part of this Indenture and to be a “supplemental indenture” for purposes of Sections 1404 and 1406.

ARTICLE FIFTEEN

MEETINGS OF HOLDERS; ACTION WITHOUT MEETING

SECTION 1501.	Purposes for Which Meetings May Be Called.

A meeting of Holders of Securities of one or more, or all, series, or any Tranche or Tranches thereof, may be called at any time and from time to time pursuant to this Article to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be made, given or taken by Holders of Securities of such series or Tranches.

SECTION 1502.	Call, Notice and Place of Meetings.

(a) The Trustee may at any time call a meeting of Holders of Securities of one or more, or all, series, or any Tranche or Tranches thereof, for any purpose specified in Section 1501, to be held at such time and at such place in the Borough of Manhattan, The City of New York, as the Trustee shall determine, or, with the approval of the Company, at any other place.  Notice of every such meeting, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given, in the manner provided in Section 109, not less than 21 nor more than 180 days prior to the date fixed for the meeting.

(b) If the Trustee shall have been requested to call a meeting of the Holders of Securities of one or more, or all, series, or any Tranche or Tranches thereof, by the Company or by the Holders of 33% in aggregate principal amount of all of such series and Tranches, considered as one class, for any purpose specified in Section 1401, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have given the notice of such meeting within 21 days after receipt of such request or shall not thereafter proceed to cause the meeting to be held as provided herein, then the Company or the Holders of Securities of such series and Tranches in the amount above specified, as the case may be, may determine the time and the place in the Borough of Manhattan, The City of New York, or in such other place as shall be determined or approved by the Company, for such meeting and may call such meeting for such purposes by giving notice thereof as provided in subsection (a) of this Section.

(c) Any meeting of Holders of Securities of one or more, or all, series, or any Tranche or Tranches thereof, shall be valid without notice if the Holders of all Outstanding Securities of such series or Tranches are present in person or by proxy and if representatives of the Company and the Trustee are present, or if notice is waived in writing before or after the meeting by the Holders of all Outstanding Securities of such series, or by such of them as are not present at the meeting in person or by proxy, and by the Company and the Trustee.

SECTION 1503.	Persons Entitled to Vote at Meetings.

To be entitled to vote at any meeting of Holders of Securities of one or more, or all, series, or any Tranche or Tranches thereof, a Person shall be (a) a Holder of one or more Outstanding Securities of such series or Tranches, or (b) a Person appointed by an instrument in writing as proxy for a Holder or Holders of one or more Outstanding Securities of such series or Tranches by such Holder or Holders.  The only Persons who shall be entitled to attend any meeting of Holders of Securities of any series or Tranche shall be the Persons entitled to vote at such meeting and their counsel, any representatives of the Trustee and its counsel and any representatives of the Company and its counsel.

SECTION 1504.	Quorum; Action.

The Persons entitled to vote a majority in aggregate principal amount of the Outstanding Securities of the series and Tranches with respect to which a meeting shall have been called as hereinbefore provided, considered as one class, shall constitute a quorum for a meeting of Holders of Securities of such series and Tranches; provided, however, that if any action is to be taken at such meeting which this Indenture expressly provides may be taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Securities of such series and Tranches, considered as one class, the Persons entitled to vote such specified percentage in principal amount of the Outstanding Securities of such series and Tranches, considered as one class, shall constitute a quorum.  In the absence of a quorum within one hour of the time appointed for any such meeting, the meeting shall, if convened at the request of Holders of Securities of such series and Tranches, be dissolved.  In any other case the meeting may be adjourned for such period as may be determined by the chairman of the meeting prior to the adjournment of such meeting.  In the absence of a quorum at any such adjourned meeting, such adjourned meeting may be further adjourned for such period as may be determined by the chairman of the meeting prior to the adjournment of such adjourned meeting.  Except as provided by Section 1505(e), notice of the reconvening of any meeting adjourned for more than 30 days shall be given as provided in Section 1502(a) not less than ten days prior to the date on which the meeting is scheduled to be reconvened.  Notice of the reconvening of an adjourned meeting shall state expressly the percentage, as provided above, of the principal amount of the Outstanding Securities of such series and Tranches which shall constitute a quorum.

Except as limited by Section 1402, any resolution presented to a meeting or adjourned meeting duly reconvened at which a quorum is present as aforesaid may be adopted only by the affirmative vote of the Holders of a majority in aggregate principal amount of the Outstanding Securities of the series and Tranches with respect to which such meeting shall have been called, considered as one class; provided, however, that, except as so limited, any resolution with respect to any action which this Indenture expressly provides may be taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Securities of such series and Tranches, considered as one class, may be adopted at a meeting or an adjourned meeting duly reconvened and at which a quorum is present as aforesaid by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Securities of such series and Tranches, considered as one class.

Any resolution passed or decision taken at any meeting of Holders of Securities duly held in accordance with this Section shall be binding on all the Holders of Securities of the series and Tranches with respect to which such meeting shall have been held, whether or not present or represented at the meeting.

SECTION 1505.	Attendance at Meetings; Determination of Voting Rights; Conduct and Adjournment of Meetings.

(a) Attendance at meetings of Holders of Securities may be in person or by proxy; and, to the extent permitted by law, any such proxy shall remain in effect and be binding upon any future Holder of the Securities with respect to which it was given unless and until specifically revoked by the Holder or future Holder of such Securities before being voted.

(b) Notwithstanding any other provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders of Securities in regard to proof of the holding of such Securities and of the appointment of proxies and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate.  Except as otherwise permitted or required by any such regulations, the holding of Securities shall be proved in the manner specified in Section 107 and the appointment of any proxy shall be proved in the manner specified in Section 107.  Such regulations may provide that written instruments appointing proxies, regular on their face, may be presumed valid and genuine without the proof specified in Section 107 or other proof.

(c) The Trustee shall, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting shall have been called by the Company or by Holders as provided in Section 1502(b), in which case the Company or the Holders of Securities of the series and Tranches calling the meeting, as the case may be, shall in like manner appoint a temporary chairman.  A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the Persons entitled to vote a majority in aggregate principal amount of the Outstanding Securities of all series and Tranches represented at the meeting, considered as one class.

(d) At any meeting each Holder or proxy shall be entitled to one vote for each $1,000 principal amount of Securities held or represented by him; provided, however, that no vote shall be cast or counted at any meeting in respect of any Security challenged as not Outstanding and ruled by the chairman of the meeting to be not Outstanding.  The chairman of the meeting shall have no right to vote, except as a Holder of a Security or proxy.

(e) Any meeting duly called pursuant to Section 1502 at which a quorum is present may be adjourned from time to time by Persons entitled to vote a majority in aggregate principal amount of the Outstanding Securities of all series and Tranches represented at the meeting, considered as one class; and the meeting may be held as so adjourned without further notice.

SECTION 1506.	Counting Votes and Recording Action of Meetings.

The vote upon any resolution submitted to any meeting of Holders shall be by written ballots on which shall be subscribed the signatures of the Holders or of their representatives by proxy and the principal amounts and serial numbers of the Outstanding Securities, of the series and Tranches with respect to which the meeting shall have been called, held or represented by them.  The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports of all votes cast at the meeting.  A record, in duplicate, of the proceedings of each meeting of Holders shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was given as provided in Section 1502 and, if applicable, Section 1504.  Each copy shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one such copy shall be delivered to the Company, and another to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting.  Any record so signed and verified shall be conclusive evidence of the matters therein stated.

SECTION 1507.	Action Without Meeting.

In lieu of a vote of Holders at a meeting as hereinbefore contemplated in this Article, any request, demand, authorization, direction, notice, consent, waiver or other action may be made, given or taken by Holders by written instruments as provided in Section 107.

ARTICLE SIXTEEN

IMMUNITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS AND DIRECTORS

SECTION 1601.	Liability Solely Corporate.

No recourse shall be had for the payment of the principal of or premium, if any, or interest, if any, on any Securities or any part thereof, or for any claim based thereon or otherwise in respect thereof, or of the indebtedness represented thereby, or upon any obligation, covenant or agreement under this Indenture, against any incorporator, stockholder, member, officer or director, as such, past, present or future of the Company or of any predecessor or successor of the Company (either directly or through the Company or a predecessor or successor of the Company), whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that this Indenture and all the Securities are solely obligations of the Company, and that no personal liability whatsoever shall attach to, or be incurred by, any incorporator, stockholder, member, officer or director, past, present or future, of the Company or of any predecessor or successor of the Company, either directly or indirectly through the Company or any predecessor or successor of the Company, because of the indebtedness hereby authorized or under or by reason of any of the obligations, covenants or agreements contained in this Indenture or in any of the Securities or to be implied herefrom or therefrom, and that any such personal liability is hereby expressly waived and released as a condition of, and as part of the consideration for, the execution of this Indenture and the issuance of the Securities.

_________________________

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

KENTUCKY UTILITIES COMPANY

By: /s/ Daniel K. Arbough
        Name:         Daniel K. Arbough
Title:           Treasurer

ATTEST:

/s/ Dorothy E. O’Brien
Dorothy E. O’Brien
Vice President and Deputy General Counsel – Legal and Environmental Affairs

THE BANK OF NEW YORK MELLON,
as Trustee

By: /s/ Karon Greene
        Name:          Karon Greene
Title:            Vice President

COMMONWEALTH OF KENTUCKY	)
	)	ss.:
COUNTY OF JEFFERSON	)

On this  6 th day of October, 2010, before me, a notary public, the undersigned, personally appeared Daniel K. Arbough, who acknowledged himself to be the Treasurer of KENTUCKY UTILITIES COMPANY, a corporation of the Commonwealths of Kentucky and Virginia and that he, as such Treasurer, being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as Treasurer.

In witness whereof, I hereunto set my hand and official seal.

/s/ Betty L. Brinly
Betty L. Brinly
Notary Public, State at Large, KY
My Commission expires 6/21/2014

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On this  6 th day of October, 2010, before me, a notary public, the undersigned, personally appeared Karon Greene, who acknowledged herself to be a Vice President of THE BANK OF NEW YORK MELLON, a corporation and that she, as Vice President, being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by herself as Vice President.

In witness whereof, I hereunto set my hand and official seal.

By:/s/ Danny Lee
Danny Lee
Notary #: 01LE6161129
Qualified in New York County
Commission expires 2/20/2011

The Bank of New York Mellon hereby certifies that its precise name and address as Trustee hereunder are:

The Bank of New York Mellon
Global Structured Finance
101 Barclay Street, 4th Floor
New York, New York 10286
Attn:  Global Americas

        THE BANK OF NEW YORK MELLON, as Trustee

        By:  Karon Greene
         Name:  Karon Greene
         Title:    Vice President

CERTIFICATE OF PREPARER

The foregoing instrument was prepared by:

James J. Dimas, Senior Corporate Attorney
Kentucky Utilities Company
220 West Main Street
Louisville, Kentucky  40202

/s/ James J. Dimas
       James J. Dimas

EXHIBIT A

KENTUCKY UTILITIES COMPANY
____________________

REAL PROPERTY
____________________

Schedule of real property owned in fee located in the Commonwealth of Kentucky

 The following described real estate of the Company situated in Adair County, Kentucky:

Item 1. A tract of land in the City of Columbia, more particularly described as follows: Beginning at an iron stake at the intersection of Stanford Road and Oak Street; thence with the north side of said Oak Street N 9½° E 73 feet to a stake; thence a new dividing line N 78¾° W 32 feet to a stake; thence another new line S 27½° W 50 feet to a stake on the North side of Stanford Road; thence with the North side of said Stanford Road S 47½° E 50 feet to the beginning, containing 2501 square feet more or less; being part of the same property acquired by the Company by deed dated August 1, 1950, and recorded in Deed Book 75, page 174, in the Office of the Clerk of Adair County, Kentucky.

Item 2. A parcel of land in the City of Columbia described as follows: Beginning at a stake in the line between the lands of T. E. Jeffries and Salle P. Jeffries, and the lands of Charley Kelsay, which beginning point is about 241 feet S 17 degrees and 30' W of Garnett Avenue; thence S 17 degrees and 30 W for 125 feet along the said Kelsay line to a stake; thence S 71 degrees 35 E for 126.6 feet to a stake; thence N 20 degrees 48' E for 125 feet to a stake; thence N 71 degrees 37' W for 133.9 feet to the beginning; being the property acquired by the Company by deed dated June 14, 1954, and recorded in Deed Book 81, page 499, in the Office of the Clerk of Adair County, Kentucky.

 The following described real estate of the Company situated in Anderson County, Kentucky:

Item 1. A certain lot of land lying on the east side of Main street in Lawrenceburg, described as follows:  Beginning at a stake on the east side of Main street corner to C. A. Routt; thence with his line and that of Steve Hayden eastwardly to the line of the right of way of the Southern Railway Company in Kentucky, corner to same; thence southwardly with the line of right of way of the said Southern Railway Company in Kentucky two hundred (200) feet to a stake, corner to same and to W. F. Bond; thence westwardly with the line of W. F. Bond, parallel to the line of said Steve Hayden one hundred and fifty (150) feet to a stake, corner to said W. F. Bond; thence with the line of said W. F. Bond northwardly and parallel to the line of said right of way of the Southern Railway Company in Kentucky on hundred and eighty (180) feet to a stake, twenty (20) feet from the line of said Steve Hayden, corner to said stake and to W. F. Bond; thence westwardly by a line parallel to said line of the said C. A. Routt and Steve Hayden as mentioned herein and twenty (20) feet distant therefrom with the line of W. F. Bond to Main street at a point twenty (20) feet from the point of beginning; thence northwardly with Main street twenty (20) feet to the point of beginning; being the property acquired by the Company by deed dated October 15, 1912, and recorded in Deed Book 11, page 540, in the Office of the Clerk of Anderson County, Kentucky.

Item 2. A certain parcel of land lying and being on the North side of the Bonds Mill and Goshen county road, and more particularly described as follows: Beginning at an iron pipe located N. 26 25' W. 315 feet from a corner post in the North right of way line of said county road corner to John G. Riley, which point is also N. 44 45' E. 150 feet from the center line of the existing steel tower transmission line; running thence N. 45 15' W. 300 feet to an iron pipe and parallel to steel tower line; thence S. 44 45' W. 300 feet to an iron pipe passing 25 feet Southeast of the center of steel tower No. 111; thence S 45 15' E. 300 feet to an iron pipe; thence N. 44 45' E. 300 feet to the beginning, containing two and six one hundredths (2.06) acres; being the property acquired by the Company by deed dated December 13, 1947, and recorded in Deed Book 42, page 543, in the Office of the Clerk of Anderson County, Kentucky.

 The following described real estate of the Company situated in Ballard County, Kentucky:

Item 1. Beginning in the center of the Barlow and Oscar Gravel Road at a point 25 feet North of the point directly beneath where Kentucky Utilities Company’s lines cross said road; thence West 86 feet to a stake; thence South 70 feet to a stake; thence East 86 feet to the center of the Barlow and Oscar Gravel Road at a point 45 feet South of the point directly beneath where the Kentucky Utilities Company’s lines cross said road; thence North with center of said road 70 feet to the beginning, containing 4900 square feet, exclusive of roadway; being the property acquired by the Company by deed dated September 6, 1927, and recorded in Deed Book 36, page 331, in the Office of the Clerk of Ballard County, Kentucky.

Item 2. Beginning in the center of the Barlow and Oscar Gravel Road at a point 25 feet North of the point directly beneath where the Kentucky Utilities Company’s line crosses said road; thence in a Western direction at right angles with the center of said road a distance of 88 feet to a stake; thence in Southern direction at right angles with the last above described line, a distance of 173 feet to a stake; thence in an Eastern direction at right angles with the last described line a distance of 88 feet to a point in the center of the Barlow and Oscar Road; thence at right angles with the last above described line and the center of the Barlow and Oscar Road a distance of 173 feet to the point of beginning, containing 15,224 square feet; being the property acquired by the Company by deed dated November 8, 1930, and recorded in Deed Book 39, page 173, in the Office of the Clerk of Ballard County, Kentucky.

Item 3. Beginning at a point in the center of the Barlow and Oscar Road, the northeast corner of the Barlow Cemetery; running thence North 84 degrees 45 minutes West along and with the Northern boundary line of the Barlow Cemetery a distance of 288.0 feet; thence North 2 degrees East a distance of 89.7 feet to a point; thence North 52 degrees East a distance of 266 feet to a point; thence South 2 degrees 30 minutes West a distance of 150 feet to a point; thence South 86 degrees 30 minutes East a distance of 88 feet to a point; thence South 2 degrees 30 minutes West a distance of 124 feet to the point of beginning, containing approximately 1.08 acres.

Item 4. Beginning at a point in the center of the Barlow and Oscar Road 297 feet North 2 degrees 30 minute East of the Northeast corner of the Barlow Cemetery; thence North 86 degrees 30 minutes West a distance of 61.5 feet to a point; thence North 52 degrees East a distance of 81 feet to a point; thence South 2 degrees 30 minutes West along and with the center of the Barlow and Oscar Road a distance of 52.7 feet to the point of beginning, containing approximately 0.04 acre.

The property described above in Items 3 and 4 being the property acquired by the Company by deed dated June 10, 1957, and recorded in Deed Book 62, page 445, in the Office of the Clerk of Ballard County, Kentucky.

Item 5. Beginning at a stake set in the center line of the Company's Wickliffe-Clinton 69 KV transmission line, which stake is set north 37 degrees 38 minutes west 232 feet from the Company's two-pole structure number 116; thence south 52 degrees 22 minutes west 110 feet to a concrete monument; thence north 37 degrees 38 minutes west and parallel to the center line of said transmission line for a distance of 150 feet to a concrete monument; thence north 52 degrees 22 minutes east 250 feet to a concrete monument; thence south 37 degrees 38 minutes east and parallel to the center line of said transmission line for a distance of 150 feet to a concrete monument; thence south 52 degrees 22 minutes west 140 feet to a stake set in the center line of said transmission line, the point of beginning, and containing 0.861 acre; being the property acquired by the Company by deed dated April 22, 1968, and recorded in Deed Book 71, page 481, in the Office of the Clerk of Ballard County, Kentucky.

Item 6. Beginning at a point on the Westerly right-of-way line of U.S. Highway 60, Fourth Street (Main Cross Street), said beginning point being the Southeast corner of the original George W. Tanner home place, said beginning point also being in a Southerly direction and 152.1 feet from the Southwest intersection of the property lines of Broadway Street, or Kentucky 118, and U.S. Highway 60, Fourth Street (Main Cross Street); thence from the point of beginning and in a Southerly direction and along the said Westerly right-of-way line of U.S. Highway 60, Fourth Street (Main Cross Street) for a distance of 62.0 feet to a point; thence with an interior angle of 92° 20' and in a Westerly direction for a distance of 212.25 feet to a point in the Easterly property line of the Woman's Club property; thence with an interior angle of 91° 20' and in a Northerly direction and along the said Easterly property line of the Woman's Club property for a distance of 72.7 feet to a point; said point being in a Southerly direction and 138.0 feet from the original Northwest corner of the Church of Christ property; thence with an interior angle of 89° 36' and in a Easterly direction and along the Southerly property line of the Church of Christ property for a distance of 116.7 feet to a point; thence with an interior angle of 90° 24' and in a Southerly direction for a distance of 11.85 feet to a point; thence with an exterior angle of 88° 27' and in an Easterly direction and along the Southerly line of the Joe Rogers one-story concrete block building for a distance of 100.0 feet to the point of beginning; and being the property acquired by the Company by deed dated July 30, 1985, and recorded in Microfilm Cabinet 1, Drawer, 10, No. 17554, in the Office of the Clerk of Ballard County, Kentucky.

 The following described real estate of the Company situated in Barren County, Kentucky:

Item 1. A certain tract of land situated in or near the City of Glasgow, described as follows:  Beginning at a point marked by an iron pin in the north line of the Glasgow-Burksville Highway, which point is S. 57 degrees E. 223 feet from the center of South Fork Creek and also being on a line extended parallel with and 29 feet E. of the face of the east brick wall of the ice plant building formerly owned by the Kentucky Utilities Company; thence N. 33 degrees E. and on a line parallel with and 29 feet E. from the east brick wall of the ice plant building for a distance of 252.5 feet more or less to an iron pin; thence S. 57 degrees E. 184 feet more or less to a stone; thence S. 50 degrees W. 264 feet more or less to a stone set in the north line of the Glasgow-Burksville Highway; thence with the north line of the Glasgow-Burksville Highway N. 57 degrees W. 107 feet more or less to the point of beginning, and containing 0.85 acres more or less; being a portion of the property acquired by the Company by deed dated January 2, 1917, and recorded in Deed Book 67, page 347, in the Office of the Clerk of Barren County, Kentucky; EXCLUDING THEREFROM so much as was conveyed to J.P. Gray by Deed dated July 26, 1943, recorded in Deed Book 110, Page 230 in the Office of the Clerk of Barren County, Kentucky.

Item 2. A certain tract of land, described as follows:  On the Burksville and Glasgow Road and near South Fork Creek and being Lot No. 49 in Monroe’s East End Addition in the Town of Glasgow, as same is platted and the plat thereof recorded in the office of the Clerk of Barren County Court in Plat Book No. 1, page 15, and being all the land lying in said addition between the property now owned by the said John G. Monroe and his wife, Lizzie L. Monroe, and the property owned by Kentucky Utilities Company and the new street dedicated by said Monroes according to the said plat referred to; being the property acquired by the Company by deed dated December 21, 1921, and recorded in Deed Book 77, page 274, in the Office of the Clerk of Barren County, Kentucky.

Item 3. A tract of land situated in the City of Glasgow, described as follows: Beginning at an iron pin corner to Trabue Avenue and Hillcrest Drive; thence running approximately S 22½° W 150 feet to a stake corner to Trabue Avenue and Front Street; thence along North side of Front Street approximately N 67½° W 200 feet to an iron pipe; thence approximately N 22½° E 163.8 feet to a stake; thence along the South side of Hillcrest Drive S 64° E 200.5 feet to the beginning, being all of lots No. 1, 2, 3, 4, 5, 6, 7 and 8 in Block A of Hillcrest addition to the City of Glasgow, Kentucky, as the same are shown on the plat thereof which is recorded in the office of the Clerk of the Barren County Court in Plat Book 1 at page 143; being the property acquired by the Company by deed dated April 13, 1954, and recorded in Deed Book 135, page 622, in the Office of the Clerk of Barren County, Kentucky.

 The following described real estate of the Company situated in Bath County, Kentucky:

Item 1. A tract of land situated in the town of Salt Lick described as follows:  Being a small lot fronting on the state highway line or street and being 30 feet wide on front, and running back 35 feet, making a lot 30 by 35 feet, being the same width on back line as on front and there is a set stone on each corner of said lot; said parcel being a portion of the truck patch lying between the lot on which Richard Iles resided on March 19, 1927, and the old school house lot, which belongs to said Richard Iles; being the same property acquired by the Company by deed dated December 30, 1941, and recorded in Deed Book 101, page 309, in the Office of the Clerk of Bath County, Kentucky.

Item 2. A tract of land in the City of Owingsville, more particularly described as follows: Beginning at the lower Southeast corner of the Crouch lot, where it corners with the Conner and Hutchison lot; thence Northward with the line of the Hutchison lot, 94 feet to the lot of the C. & O. Railroad Depot lot; thence Westward 65 feet to a set stake; thence Southward 94 feet to the line of the Conner lot; thence Eastward to the beginning, containing approximately 6110 square feet; being the property acquired by the Company by deed dated August 1, 1950, and recorded in Deed Book 110, page 450, in the Office of the Clerk of Bath County, Kentucky.

Item 3. A certain parcel of land situated in the New Factory Addition to the Town of Salt Lick, which parcel of land consists of all of Lots Nos. 80 and 81 and 20 feet of the eastern side of Lot No. 79, as shown on plat recorded in the Bath County Court Clerk's office in Deed Book 85, page 226, which two lots and part of lot comprise a boundary described as follows: Beginning at the intersection of U.S. Highway No. 60 at Church Street running S. 34° 21' East 90 feet to an alley; thence S. 55° 38' West a distance of 75 feet along the alley; thence N. 30° 21' West a distance of 95.69 feet; thence North 60° East along U.S. Highway No. 60, a distance of 75.16 feet to the beginning; being the property acquired by the Company by deed dated August 14, 1951, and recorded in Deed Book 111, page 530, in the Office of the Clerk of Bath County, Kentucky.

 The following described real estate of the Company situated in Bell County, Kentucky:

Item 1. A certain tract of land in Pineville, bounded and described as follows:  Fronting on Park avenue, next south of the lot formerly occupied by the Cumberland Light & Ice Company’s power house and more particularly described as follows:  Beginning at a point on the northeast side of Park avenue, from which the south corner of said Cumberland Light & Ice Company’s brick power house bears N. 45-30 W. 6.4 feet; said point being a corner of a lot formerly owned by said Cumberland Light & Ice Company, and upon which stood the power house and ice factory of said Company; thence with the northeast line of Park avenue, S. 29-34 E. 40.75 feet to a stake at an old fence; thence leaving Park avenue and with said fence line N. 60-27 E. 108.0 feet to a stake; thence leaving said old fence N. 9-15W. 32.9 feet to a stake at the east corner of said lot of the Cumberland Light & Ice Company; thence with a line of the same S. 65-11 W. 120.0 feet to the beginning.

Item 2. A certain tract of land in Pineville, bounded and described as follows:  Fronting on Maple street on the east side thereof near its junction with Park avenue and bounding the lot formerly owned by the Cumberland Light & Ice Company on the north and east being composed of portions of the “Rice,” “Bingham,” “Burchfield” and “Unthank” lots as shown on the Pine Mountain Iron & Coal Company’s map of the City of Pineville and being more particularly described as follows:  Beginning at a stake, the eastern corner of said lot formerly owned by the Cumberland Light & Ice Company, and also the fourth corner of the first lot herein described; thence N. 29-34 W. 116.0 feet with lines of said Cumberland Light & Ice Company’s lot, to a stake; thence S. 65-11 W. 110 feet to a stake on the east line of Maple street; thence leaving the line of said Cumberland Light & Ice Company’s lot, and with the East line of Maple street, N. 10-24 E. 81.0 feet to a stake; thence leaving the east line of Maple street and running back at right angles thereto, S. 79-36 E. 125.5 feet to a stake; thence S. 9-15 E. 111.6 feet to the beginning.

Item 3. A certain tract of land in Pineville bounded and described as follows:  Beginning at a stake on the east side of Park avenue which bears N. 24 W. 32½ feet from the northwest corner of the electric light house standing on said lot; thence N. 64 E. 120 feet to a stake; thence S. 30¾ E. 76 feet to a stake; thence S. 64 W. 120 feet to a stake; thence with Park avenue N. 24 W. 76 feet to the beginning.

Item 4. A certain tract of land in Pineville, adjoining the tract described in Item 3 next above, and more particularly described as follows:  Beginning at a stake in the northwest corner of the tract described in Item 3 next above, which stake bears N. 24 W. 32½ feet from the northwest corner of the electric light building standing on said lot; thence N. 24 W. 40 feet, more or less, to the intersection of Park avenue and Maple street; thence N. 64 E. 120 feet to a stake; thence S. 30¾ E. 40 feet to the northwest corner of said lot; thence with the line of said lot S. 64 W. 120 feet to the beginning.

EXCLUDING FROM ITEMS 1 through 4 above so much as was conveyed to the United States of America by Deed of General Warranty dated February 24, 1987, recorded in Deed Book 250, Page 679, in the Office of the Clerk of Bell County, Kentucky.

The property described above in Items 1 through 4 was acquired by the Company by deed dated June 24, 1914, and recorded in Deed Book 67, page 83, in the Office of the Clerk of Bell County, Kentucky.

Item 5. Lots numbered 1, 2, 3, 4, 5, 6, 7, 8, 17, 18, 19, 20, 21, 22, 23 and 24 in Block 411, Section Northeast in Middlesborough as shown by plat filed in Office of County Clerk of Bell County, Kentucky; being the property acquired by the Company by deed dated July 9, 1913, and recorded in Deed Book 65, page 231, in the Office of the Clerk of Bell County, Kentucky; EXCLUDING THEREFROM so much as was conveyed to Western Ice Service Company by Deed dated December 17, 1948, recorded in Deed Book 145, Page 5, in the Office of the Clerk of Bell County, Kentucky.

Item 6. A tract of land known as the Henry Parker tract, and described as follows:  Beginning on a chestnut common corner to grants 54,838 and 58,564 and about four poles west of the County road; thence S. 34½ degrees E. 1,921 poles to a beech and sugar tree on the northwest bank of Little Yellow Creek; thence S. 46 degrees 8 minutes W. 24 8/100 poles to a water birch on northwest bank of the creek; thence S. 5½ degrees E. 5 poles to a stake; thence S. 33½ degrees W. 29½ poles to a double water oak and double black oak corner of W. M. Rains to (A. A. A.); thence S. 69½ degrees W. 25 poles to a stake; thence S. 38½ degrees W. 79¼ poles to a black pine about ten feet south of the County road; thence S. 21 degrees and 41 minutes W. 66 46/100 poles to a spruce pine two poles east of Brittain’s Mill branch; thence N. 36 degrees and 25 minutes W. 71 5/100 poles to a large flat stone on southeast side of Little Yellow Creek four poles below the mouth of Brittain’s Mill branch, same is the beginning corner of grant 58,564; thence N. 64 degrees W. 7 82/100 poles, crossing Little Yellow Creek to a black oak; thence N. 31 degrees W. 40 21/100 poles to two chestnuts; thence N. 63 degrees and 22 minutes E. 14 38/100 poles to a white oak and poplar stump at the lane fence; thence N. 82 degrees 53 minutes W. 54 16/100 poles to a chestnut oak; thence N. 13 degrees and 40 minutes E. 56 35/100 poles to a white oak; thence N. 85 degrees E. 15 72/100 poles to a white oak; thence S. 29 degrees and 9 minutes E. 61 75/100 poles to a white oak stump in lane; thence N. 45 degrees E. 79 poles to a stake; thence N. 52 degrees and 40 minutes E. 96 20/100 poles to the beginning, containing 110.08 acres; EXCLUDING THEREFROM so much as was conveyed to Fern Lake Company by Deed dated as of June 1, 1949, recorded in Deed Book 146, Page 407, in the Office of the Clerk of Bell County, Kentucky.

Item 7. A tract or strip of land 60 feet wide and 30 feet on each side of a center line described as follows: Being a strip of land 60 feet wide and 30 feet on each side of the center line of the road now used and located from the South side of the Middlesborough Belt Railroad right of way at the southern terminus of Twentieth street in the City of Middlesborough and with the meanders of the road to the city corporation line on the South side of said City where said corporation line crosses said road; and also to lay water pipes and to maintain the same in a strip of land 20 feet wide starting at a point in the South side of the above named 60 foot road near the Belt Railroad, the center line of which is 75 feet East of the West line of Twentieth street produced; thence to the North side of the same 60-foot road at or near the top of the first hill and near the corporation line of the City, said strip of land being 10 feet on either side of center line of the main pipe line formerly owned by Middlesborough Water Company, which pipe is not laid, said pipe to be laid not less than 3 feet deep and the trench where laid kept well filled and level with adjacent lands.

Item 8. A strip of land hereinafter described, the road over the same, however, to be kept open to the American Association and to the public in general and said strip of land is to be subject to the use of the American Association and the public in general for road purposes, which road bed and strip of land may be used for the purpose of laying water pipes and any other purpose in the ordinary course of its business for which the Company may desire to use the same, but not to interfere with the use of said road bed and strip of land for road purposes, and it is distinctly understood that the American Association is not to be subject to any expense in maintaining or keeping up or repairing said road.  Said strip of land is 60 feet wide, 30 feet on each side of the center line described as follows: Beginning on a stake at the forks of the road, said stake stands South 58½ degrees West 13 feet from a rock marked 17; thence South 50½ degrees East 470 feet; thence South 34 degrees West 216.8 feet; thence South 15½ degrees East 233 1/20 feet; thence South 68½ degrees East 240 1/20 feet to a stake, standing South 46 1/4 degrees West 7 7/10 feet from a rock marked 20; thence South 37 degrees East 154.5 feet; thence South 12 degrees East 102.2 feet; thence South 35 degrees East 113.1 feet to a stake in the Southeast boundary of the land conveyed to Arthur, Trustee, by Mealer. Said stake stands South 32 degrees West 27½ feet from a rock set in the ground marked 21, also beginning on a stake in the Southeast boundary and land conveyed by Mealer to Arthur as referred to above.  Said stake stands South 53 degrees East 26 feet from a rock set in the ground and marked 27; thence North 26 degrees West passing the standpipe lot parallel to and 30 feet from its Northeast boundary line, in all 1,063.6 feet to a stake; thence North 20 degrees West 529.3 feet to a stake at the forks of the road, leading to the dam. Said stake stands South 58½ degrees West 13 feet from a rock marked 17; thence North 69¼ degrees West 155.7 feet; thence North 56¼ degrees West 162.6 feet; thence North 7¼ degrees West 375 feet; thence North 8 degrees East 333.4 feet to a stake, standing South 56½ degrees West 16.8 feet from a rock marked 28; thence North 33 degrees 30 minutes West to the Middlesborough corporation line; EXCLUDING THEREFROM so much as was conveyed to Kentucky Water Service by Deed dated as of December 22, 1947, recorded in Deed Book 142, Page 8 “A”, in the Office of the Clerk of Bell County, Kentucky.

The property described above in Items 6 through 8 was acquired by the Company by deed dated March 5, 1918, and recorded in Deed Book 72, page 293, in the Office of the Clerk of Bell County, Kentucky.

Item 9. The following described tract of land on the Northeast side of and bordering on the Cumberland River opposite the mouth of Greasy Creek, described as follows: Beginning at a 24 inch Maple on the North bank of said River and about 200 feet above a point opposite the residence of B. F. Creech; thence North 0 degrees 10 minutes East 39 feet to a 24 inch Sycamore on the South side of the old State road; thence along the South side of said road with a fence South 88 degrees 30 minutes West 199 feet; thence North 52 degrees 53 minutes West 65 feet; thence South 88 degrees 14 minutes West 63 feet; thence South 80 degrees 07 minutes West 56.5 feet to a stake in a drain at the corner of said fence; thence North 7 degrees 48 minutes West crossing the Greasy Creek branch of the L. & N. Railroad on the West side of the bridge over said State road, 71 feet to a stake at the fence on the South side of said Road; thence with said fence and approximately with the South line of the right-of-way of the main line of the Cumberland Valley Division of the L. & N. Railroad, so as to include in this conveyance, all the land of the Kentucky Utilities Company adjacent to said State road and said railroad, between said railroad and said river, from the beginning point of this description to and including the 14th call of same, not heretofore conveyed or sold for the use of said railroad and said State road; thence North 54 degrees 25 minutes West 227 feet; thence North 44 degrees 10 minutes West 193.5 feet; thence North 37 degrees 13 minutes West 150 feet; thence North 24 degrees 07 minutes West 136 feet; thence North 15 degrees 03 minutes West 151 feet; thence North 5 degrees 08 minutes West 152.5 feet; thence North 3 degrees 55 minutes West 117 feet; thence North 45 degrees East 31 feet; thence with a fence North 12 degrees 20 minutes West 221 feet to a stake (stone) at a drain; thence down said drain on the North side of same North 76 degrees 50 minutes West 215.5 feet to a stone set in the ground on the South side of said drain; thence North 28 degrees 05 minutes West 988 feet to a point in the middle of said River on a line between the stone set in the ground, above referred to, and the center line of a concrete culvert on the Highway on the Northwest side of the River; thence up the middle of said River with the thread of the stream, when reduced to straight lines, South 59 degrees 55 minutes West 752 feet; thence South 36 degrees 02 minutes West 832 feet to a point about 90 feet below the mouth of a Branch, near Harve King’s dwelling; thence South 11 degrees 32 minutes West 571 feet; thence South 7 degrees 50 minutes East 608 feet; thence South 11 degrees 58 minutes East 640 feet to a point 70 feet below the center line of the Greasy Creek Railroad Bridge; thence under the Bridge, South 55 degrees and 40 minutes East 242.5 feet to a point at or near the mouth of Greasy Creek; thence North 86 degrees 55 minutes East 492.6 feet; thence North 69 degrees 34 minutes East 682 feet; thence North 73 degrees 26 minutes East 1400 feet to a point opposite the beginning; thence leaving the middle of the River, North 16 degrees 34 minutes West 100 feet to the place of beginning; except the strip of land heretofore, conveyed by Thomas Goodin and wife to the Bell Jellico Coal Company for right-of-way for the construction and maintenance of a railroad known as the Greasy Creek Branch. The area of the property herein conveyed is 105.88 acres; being the property acquired by the Company by deed dated May 31, 1923, and recorded in Deed Book 86, page 523, in the Office of the Clerk of Bell County, Kentucky; EXCLUDING THEREFROM so much as was conveyed to the Commonwealth of Kentucky, Transportation Cabinet, Department of Highways by Master Commissioner’s Deed dated July 19, 1993, recorded in Deed Book 273, Page 725, in the Office of the Clerk of Bell County, Kentucky.

Item 10. The following described tract of land on the Southwest side of and bordering on the Cumberland River, below the mouth of Greasy Creek, described as follows: Beginning on a stake in the east right of way line of the State Highway, said stake being S. 15-30 E. 21 feet from the center of east parapet wall of culvert crossing said highway about 1700 feet below the residence of Belle King and Harve King and 30 feet from the center line of said highway, measured at right angles thereto; thence with a drain S.15-30 E. 127 feet; thence S. 31-15 E. 65 feet to the mouth of said drain, in all 148 feet to the middle of Cumberland River in the line of land conveyed by Mrs. Lizzie Goodin to Kentucky Utilities Company; thence up the River, with line of said land S. 59-55 W. 725 feet; thence S. 36-02 W. 832 feet; thence S. 11-32 W. 66 feet to the line between Belle King and New Bell Jellico Coal Company; thence leaving the River and with the line of the New Bell Jellico Coal Company N. 78-40 W. 120 feet to the mouth of Shoal Branch, in all 190 feet to a stake in the east right of way line of State Highway, 35 feet radially from the center line thereof; thence with said right of way line, a curve of 375 feet radius, a distance of 43 feet; thence N. 34-45 E. 10 feet; thence N. 55-15 W. 5 feet to a stake 30 feet from the center line of said Highway, measured at right angles thereto; thence N. 34-45 E. 668 feet; thence with a curve of 380 feet radius, a distance of 102 feet; thence N. 50-15 E. 411 feet; thence N. 47-43 E. 448 feet; thence N. 44-35 E. 117 feet to the beginning, containing six (6) acres, more or less; being the property acquired by the Company by deed dated June 23, 1923, and recorded in Deed Book 86, page 627, in the Office of the Clerk of Bell County, Kentucky; EXCLUDING THEREFROM so much as was conveyed to the Commonwealth of Kentucky, Transportation Cabinet, Department of Highways by Master Commissioner’s Deed dated July 19, 1993, recorded in Deed Book 273, Page 725, in the Office of the Clerk of Bell County, Kentucky.

Item 11. Beginning at a stake in the east line of Cumberland avenue, the fourth corner in a deed from Lynn E. Yoder and wife to Andy Diamond and wife, recorded in Deed Book 67, page 603; thence with the last call in said deed and along the east line of said Cumberland avenue, southward a distance of 30 feet to a stake; thence leaving said street and deed line and running easterly at right angles to said street line to a stake at Cumberland river in the second line of the aforesaid deed; thence with the lines of the said deed northerly for a distance of 30 feet to a stake, the third corner to the said deed; thence westerly with the fourth line of the said deed to the beginning; being the property acquired by the Company by deed dated June 1, 1926, and recorded in Deed Book 94, page 314, in the Office of the Clerk of Bell County, Kentucky.

Item 12. Beginning at a point on the West line of the right of way of the Louisville & Nashville Railroad at the West side of the old State Road; thence with one line of the tract conveyed by Lizzie Goodin to the Kentucky Utilities Company on the West side of said road, N 12-20 W 221 feet to a stake at a drain, said stake being S 76-50 E 215.5 feet from a stone set in the ground corner between the lands of the Kentucky Utilities Company and the Goodin heirs; thence (new line) crossing said road, S 76-50 E 98 feet to the West line of the Louisville & Nashville Railroad right of way, about 150 feet southward from the Goodin dwelling house; thence with said right of way line S 5-57 W. 191.2 feet to a stake; thence recrossing said road, S 83 W 28 feet to the beginning, containing 0.135 acres excluding the aforesaid State Road; being the property acquired by the Company by deed dated April 3, 1925, and recorded in Deed Book 91, page 492, in the Office of the Clerk of Bell County, Kentucky.

Item 13. A certain strip or parcel of land situated in the City of Middlesboro near the Old Belt Line on the North Side of said City and on the West Side of Four Mile Run, which is more particularly described as follows: Beginning at a stake on the second line of said tract approximately S 86-48 W 287 feet from the second corner of same and 62.5 feet eastward from the center line of the Kentucky Utilities Company’s transmission line between Middlesboro and the new Four Mile Electric Plant; thence with the outside lines of said tract, S 86-48 W 53 feet to a stake corner; thence N 2-35 W 1166 feet to a double poplar corner of said tract; thence N 60-33 W 156 feet to a point on the outside line of said tract and approximately 62.5 feet eastward from and measured at right angles to the center line of said transmission line; thence leaving the outside line of said tract and running parallel to said 62.5 feet distant from, on the east side of the center line of said transmission line, S 1-23 W 1233 feet to the beginning, containing 2.6 acres by survey of September 3, 1924; being the property acquired by the Company by deed dated October 14, 1939, and recorded in Deed Book 119, page 203, in the Office of the Clerk of Bell County, Kentucky.

Item 14. Lots numbered 9, 10, 11, 12, 13, 14, 15, 16, 25, 26, 27, 28 and 29 in Block 411 North East section of Middlesboro as shown by Plat filed in office of County Clerk of Bell County, Kentucky; being the property acquired by the Company by deed dated November 18, 1929, and recorded May 23, 1933, in Deed Book 107, page 444, in the Office of the Clerk of Bell County, Kentucky.

Item 15. A tract of land situated on Little Yellow Creek described as follows: Beginning at a black oak stump, thence S. 50; 18 E. 330 feet to a stake near the North bank of Little Yellow Creek; thence S. 36-18 E. 660 feet, crossing the railroad to a stake; thence S. 33-42 W. 660 feet to a small double white oak; thence S. 13-42 W. 891 feet to a double chestnut, an old corner; thence S. 46-42 W. 461 feet to Parker Branch; thence down the meanders of said branch to a stake; thence N. 47-04 E. 75 feet to a stake near a house; thence N. 32-00 E. 140 feet to an iron stake; thence S. 57-12 W. 45 feet to a stone on the road, said stone being South 7-30 E. 13 feet from an oak pointer at the corner of the fence; thence N. 34-30 E. 420 feet to a stake; thence N. 4-30 W. 198 feet to the corner of a 10 acre lot; thence along the line of said tract N. 71-45 E. 344 feet to a stake; thence N. 30-45 E. 792 feet to a stake at the foot of railroad embankment, said stake being N. 30-45 E. 40 feet from a spring; thence N. 37-15 W. 660 feet, crossing the railroad and Little Yellow Creek to the beginning; being the same property acquired by the Company by deed dated March 16, 1940, and recorded in Deed Book 120, page 21, in the Office of the Clerk of Bell County, Kentucky.

Item 16. A tract of land embracing approximately forty-eight (48) acres, lying on the Water Works Hill near Middlesboro, Kentucky, bounded and described as follows: Beginning at a rock marked 27 in the first line of patent to Reuben Gibson No. 6925, also a line of a patent to William Beard No. 15348; running thence, S. 55-10 W., crossing Kentucky Utilities Company’s water line right-of-way, 231.8 ft. to a rock marked 10 where formerly stood three Hickories and two large Chestnut Oaks, corner of said patents; thence N. 58-00 W. 138.6 ft. to a rock marked 25 at Southwest corner to the standpipe lot; thence, with the South boundary line of said lot N. 65-30 E. 249 ft. to a stake in Southeast corner to the said lot and in the West right-of-way line of Kentucky Utilities Company’s 60 ft. right-of-way for water lines; thence, with the West right-of-way line of the above Company’s right-of-way N. 24-30 W., passing the Northeast corner of above said standpipe lot at 333.0 ft., in all a distance of 986.4 ft. to a stake; thence, N. 18-30 W. 371.9 ft. to a stake in the West right-of-way line of the said Company; thence N. 32-36 E., leaving West, right-of-way line of the said Company’s right-of-way a distance of 77.1 ft. to a point in East right-of-way line; thence S. 49-50 E. with the West right-of-way line of the said Company’s road right-of-way leading to the reservoir a distance of 61.2 ft. to a point in the West right-of-way line of the said road right-of-way; thence N. 34-16 E., leaving the West right-of-way line of the said road right-of-way and crossing same, in all a distance of 347 ft. to a stake where formerly stood a thirty inch Black Oak corner on the North side of a trail as called for in Deed, from J. L. Manring to Fern Lake Realty Company, Deed dated 20th day of December, 1926, recorded in Bell County Court Clerk’s Office in Deed Book No. 96, page No. 469; thence S. 53-30 E. with the fourteenth line of the above said Deed for a distance of 1460.5 ft. to a stake at a corner of an old wire fence; thence, continuing with the lines of the above said Deed, N. 52-00 E. 644.8 ft. to a stake, thence, S. 62-00 E., crossing Mingo Mountain at 231.0 ft., in all a distance of 715.1 ft., to a stake in Blevins Hollow; thence, S. 22-15 E. 135.6 ft. to a stake standing in the line of a patent to Henry Parker No. 58654; thence, with said Parker patent S. 54-15 W. 488.1 ft. to a stake; thence; S. 46-30 W., crossing the road leading to the reservoir 1170.8 ft. to a point in the reservoir and in a line of said patent to William Beard No. 15348; thence, leaving the Parker patent and with said Beard Patent N. 19-30 W. 443.8 ft. to a stake where formerly stood a forked Maple; thence, N. 13-30 E., crossing road leading to the reservoir, in all a distance of 429.0 ft. to a stake on top of Mingo Mountain where formerly stood the beginning corner of said Beard patent No. 15348; thence, N. 17-00 E. 231.0 ft. to a stake in a line of the William Beard patent No. 13516; thence, with said patent No. 13516 S. 46-15 W. 24.9 ft. to a large Poplar stump of the Poplar and Post Oak the fifth corner of said Beard patent No. 13516; thence, still with said Beard patent S. 81-28 W. 291.1 ft. to a stake in the line of said patent to Reuben Gibson No. 6925; thence, leaving said Beard patent No. 13516 and with said Gibson patent S. 33-30 W., crossing the road to the reservoir, in all a distance of 574.0 ft. to a rock marked 13 where formerly stood a Hickory and White Oak corner of said Beard patent No. 15348, and a corner to said Gibson patent No. 6925, and in the line of said Parker patent No. 58654; thence, with said Parker patent S. 86-30 W. 60.1 ft. to a White Oak stump corner of said Parker patent; thence, still with said Parker patent S. 15-00 W. 49.5 ft. to a stake in the line of said Gibson patent No. 6925; thence, leaving said Parker patent and with said Gibson patent S. 55-30 W. 90.7 ft. to the beginning, excepting, however, a strip of land sixty (60) feet wide, being that strip described in a deed from the American Association, Limited, to the Middlesboro Water Company, dated February 19, 1894, and recorded in Deed Book 32, page 10 Bell County Court Clerk’s Office; the foregoing being the property acquired by the Company by deed dated May 10, 1943, and recorded in Deed Book 126, page 477, in the Office of the Clerk of Bell County, Kentucky.

Item 17. The following described real estate of the Company situated on Willard Knob, Lob Mountain, Bell County, Kentucky:

Unless stated otherwise, any monument referred to herein as a "rod and cap" is a set 5/8" x 18" rebar, with a yellow plastic cap stamped PLS 1850. All bearings are referred to Kentucky State Plane Coordinates (South Zone).

Beginning at a rod and cap set at the southeast corner of Marcus Cable Associates, LP (D.B. 282, P.700 and D.B.312, P.638), a corner between Marcus Cable Associates, LP and Ataya Hardwoods, LLC (D.B. 318, P.520); thence with the line between Marcus Cable Associates and Ataya Hardwoods N 36 degrees 48 minutes 15 seconds W, 16.38 feet to a rod and cap (set); thence leaving the line of Marcus Cable and severing the property of Ataya Hardwoods the following calls, N 60 degrees 43 minutes 35 seconds E, 100.00 feet to a rod and cap (set); S 36 degrees 48 minutes 16 seconds E, 100.00 feet to a rod and cap (set); S 60 degrees 43 minutes 35 seconds W, 100.00 feet to a rod and cap (set); N 36 degrees 48 minutes 16 seconds W, 83.62 feet to the beginning, containing 0.23 acres, more or less, according to a survey by J.D. Dean, PLS # 1850 in July, 2005 and being a portion of the Ataya Hardwoods, LLC property which is of record in Deed Book 318, page 520 in the office of the Bell County Court Clerk.

The centerline of an existing access road leading from Kentucky 74, through the property of Ataya Hardwoods, LLC, to the above described parcel is described as follows: Beginning at the intersection of the centerline of an existing access road with the north edge of Kentucky 74 (N 36 degrees 38 minutes 25 seconds, W 83 degrees 46 minutes 38 second); thence with the approximate centerline the following calls: N 06 degrees 17 minutes 30 seconds E, 157.90 feet; N 31 degrees 38 minutes 07 seconds E, 108.31 feet; N 01 degrees 24 minutes 54 seconds E, 258.76 feet; N 23 degrees 08 minutes 22 seconds W, 533.85 feet; N 14 degrees 33 minutes 40 seconds W, 520.18 feet; N 24 degrees 20 minutes 27 seconds W, 1425.52 feet; N 42 degrees 26 minutes 02 seconds W, 440.67 feet; N 22 degrees 22 minutes 35 seconds W, 616.97 feet; N 45 degrees 46 minutes 33 seconds W, 664.65 feet; N 49 degrees 51 minutes 16 seconds W, 1019.98 feet; N 29 degrees 25 minutes 57 seconds W, 409.18 feet; N 38 degrees 00 minutes 29 seconds W, 641.34 feet; N 07 degrees 29 minutes 55 seconds W, 479.85 feet; N 03 degrees 55 minutes 32 seconds W, 612.35 feet; N 18 degrees 55 minutes 59 seconds W, 558.13 feet; N 04 degrees 01 minutes 35 seconds W, 295.26 feet; N 31 degrees 05 minutes 05 seconds W, 953.41 feet; N 24 degrees 54 minutes 29 seconds W, 349.98 feet; N 48 degrees 56 minutes 44 seconds W, 752.94 feet; N 57 degrees 31 minutes 50 seconds W, 775.41 feet; N 43 degrees 16 minutes 30 seconds W, 809.64 feet; N 23 degrees 31 minutes 56 seconds W, 1133.78 feet; N 40 degrees 27 minutes 07 seconds W, 630.26 feet; N 68 degrees 52 minutes 03 seconds E, 127.98 feet; S 58 degrees 21 minutes 10 seconds E, 530.67 feet; S 35 degrees 16 minutes 07 seconds E, 329.74 feet; N 02 degrees 54 minutes 15 seconds W, 291.39 feet; N 37 degrees 50 minutes 33 seconds W, 417.59 feet; N 59 degrees 08 minutes 47 seconds W, 425.65 feet; N 08 degrees 48 minutes 33 seconds E, 321.61 feet; S 19 degrees 29 minutes 44 seconds E, 279.97 feet; S 77 degrees 25 minutes 09 seconds E, 658.47 feet; S 43 degrees 25 minutes 28 seconds E, 850.90 feet; S 53 degrees 15 minutes 03 seconds E, 319.87 feet; N 76 degrees 28 minutes 21 seconds E, 510.60 feet; S 73 degrees 27 minutes 06 seconds E, 203.29 feet; S 63 degrees 41 minutes 11 seconds E, 512.66 feet; S 35 degrees 26 minutes 47 seconds E, 484.61 feet; S 57 degrees 03 minutes 31 seconds E, 538.71 feet; N 75 degrees 22 minutes 20 seconds E, 579.23 feet; N 89 degrees 36 minutes 33 seconds E, 264.09 feet; S 26 degrees 46 minutes 29 seconds E, 427.91 feet; S 48 degrees 27 minutes 20 seconds E, 531.23 feet; N 82 degrees 41 minutes 32 seconds E, 545.94 feet; S 75 degrees 39 minutes 56 seconds E, 435.46 feet; S 58 degrees 04 minutes 29 seconds E, 753.15 feet; N 80 degrees 30 minutes 32 seconds E, 554.51 feet; N 44 degrees 40 minutes 12 seconds E, 412.98 feet; N 70 degrees 32 minutes 19 seconds E, 383.16 feet; N 51 degrees 20 minutes 41 seconds E, 1131.20 feet; N 68 degrees 52 minutes 48 seconds E, 480.63 feet; N 55 degrees 37 minutes 46 seconds E, 585.44 feet; S 81 degrees 46 minutes 06 seconds E, 466.95 feet; S 59 degrees 44 minutes 41 seconds E, 481.50 feet; S 74 degrees 36 minutes 38 seconds E, 765.36 feet; S 30 degrees 32 minutes 35 seconds E, 898.01 feet; N 52 degrees 46 minutes 22 seconds E, 210.44 feet; N 24 degrees 45 minutes 57 seconds E, 194.37 feet; N 48 degrees 27 minutes 10 seconds E, 427.36 feet; N 61 degrees 27 minutes 03 seconds E, 519.81 feet; N 64 degrees 49 minutes 17 seconds E, 18.06 feet to a point in the west property line of Marcus Cable Associates, LP, said point being S 36 degrees 48 minutes 16 seconds E, 78.43 feet from the northwest corner of the Marcus Cable Associates; thence beginning at a point in the east line of Marcus Cable Associates, said point being S 36 degrees 48 minutes 16 seconds E, 184.88 feet form the northeast corner of said Marcus; thence N 77 degrees 33 minutes 19 seconds E, 33.75 feet; N 83 degrees 10 minutes 19 seconds E, 20.67 feet; S 70 degrees 25 minutes 37 seconds E, 24.91 feet to a point in the north line of the above described parcel, said point being S 60 degrees 43 minutes 35 seconds W, 37.01 feet from the northeast corner of said parcel and being a total of approximately 6.08 miles of road through the Ataya property.

Item 18. Item 17 being the same property conveyed to Kentucky Utilities Company by deed dated February 14, 2006 and recorded in Deed Book 330, Page 559 in the Office of the Clerk of Bell County, Kentucky.

Item 19. A certain parcel of land on and near the waters of Cumberland River, beginning at a stone corner marked "No. 17" set in the ground on the south side of drain (referred to in the description of land acquired by Kentucky Utilities Company by deed dated May 31, 1923, and recorded in Deed Book 86, page 523, Bell County Court Clerk's office); running thence, N 13 degrees 10 minutes E 1,510 feet, more or less, to a point in the middle of Cumberland River, near and west of drain, also north boundary line of Thomas Goodin's heirs property; thence up the middle of said river with the thread of the stream, when reduced to straight line, S 53 degrees 55 minutes W 1,010 feet more or less to a point in the middle of said river on a line between the stone set in the ground, above referred to, and the center line of a concrete culvert on highway No. 25 E on the northwest side of the river; thence S 28 degrees 05 minutes E with Kentucky Utilities Company's present East boundary line 988 feet (referred to in the description of land acquired by Kentucky Utilities Company by deed dated May 31, 1923, and recorded in Deed Book 86, page 523, Bell County Court Clerk's office as the following course "north 28 degrees 05 minutes west 988 feet") to the beginning corner; containing 11.35 acres, more or less, being the property acquired by the Company by deed dated January 24, 1950, and recorded in Deed Book 148, page 139, in the Office of the Clerk of Bell County, Kentucky; EXCLUDING THEREFROM so much as was conveyed to the Commonwealth of Kentucky, Transportation Cabinet, Department of Highways by Master Commissioner’s Deed dated July 19, 1993, recorded in Deed Book 273, Page 725, in the Office of the Clerk of Bell County, Kentucky.

Item 20. A certain parcel of land situated in the City of Middlesboro, described as follows: Beginning at an iron stake at the intersection of the east line of Thirty-ninth Street with the south line of Cumberland Avenue; thence with the south line of Cumberland Avenue N 83-43 E one hundred feet to an iron stake in the south line of Cumberland Avenue; thence S 6-17 E one hundred feet to an iron stake; thence south 83-43 W to an iron stake in the east line of Thirty-ninth Street; thence N 6-17 W one hundred feet to the point of beginning; being the property acquired by the Company by deed dated June 23, 1954, and recorded in Deed Book 159, page 183, in the Office of the Clerk of Bell County, Kentucky.

Item 21. A parcel of land described as follows: Lots numbered fifteen (15) and sixteen (16) in Block numbered eight (8), in the Southeast Section of the City of Middlesboro, Kentucky, each said lot fronting on Cumberland Avenue a distance of twenty-five (25) feet and extending back therefrom a distance of two hundred and forty (240) feet to an alley, said lots being located on the Southwest corner of Cumberland Avenue and Twenty-second Street, as shown by plat of said City on file in the office of the Clerk of the County Court of Bell County, Kentucky; being the property acquired by the Company by deed dated August 31, 1955, and recorded in Deed Book 162, page 153, in the Office of the Clerk of Bell County, Kentucky.

Item 22. A tract of land lying on the waters of Mill Shoals Branch, which empties into Cumberland River about one-half mile below the mouth of Greasy Creek, described as follows: Beginning at a stake on the west right-of-way line of the State Highway designated as US 25-E and 70 feet from the center line thereof; thence S 89-34 W 2106 feet to a stake on the dividing ridge, between Mill Shoals Branch and Dean Branch; thence with said dividing ridge N 31-29 W 296.3 feet; N 49-18 W 107.5 feet; N 40-03 W 191.0 feet; N 43-19 W 62.3 feet; N 58-26 W 140.3 feet; N 65-59 W 160.3 feet to a stake and double chestnut, now a stump, a corner of the W. J. Goodin 134 acre tract; thence leaving the ridge and down the east side of the mountain and with the left fork of Mill Shoals Branch N 31-37 E 34.1 feet; North 19-55 E 72.0 feet; N 35-47 E 56.0 feet; N 33-50 E 89.4 feet; N 34-39 E 166.5 feet; N 30-33 E 108.8 feet; N 59-04 E 94.3 feet; N 85-39 E 130.8 feet; N 57-56 E 130.8 feet; S 75-56 E 82.0 feet; N 82-30 E 112.2 feet; N 73-57 E 194.6 feet; N 86-27 E 277.2 feet; N 64-06 E 71.0 feet to the fork of Mill Shoals Branch; thence down with the main Branch and the meanders thereof 1653 feet to the west right-of-way line of US 25 E; thence with said west right-of-way line southerly 820.5 feet to the beginning, containing 65.75 acres; subject to reservation of coal, oil, gas and minerals and mining rights, together with the right of ingress and egress for the purpose of removing such coal and other minerals; and being a part of the property acquired by the Company by deed dated June 24, 1958, and recorded in Deed Book 168, page 91, in the Office of the Clerk of Bell County, Kentucky.

Item 23. The following real estate situated beside U.S. Highway No. 119 near the community of Blackmont, described as follows:

First parcel: Beginning at corner "A" being a stake located in the property line between the land of Arnold Miller and the land of Harvey Taylor and others, also being about 161.1 feet northeast of the center line of the pavement of U.S. Highway No. 119; running thence N 12-37 E along said property line 74.9 feet, more or less, to a stake at corner "B" located about 41 feet southwest of the center line of right-of-way for the Company's 33 KV transmission line between Four Mile electric plant and Rocky Branch; thence S 86-29 E along the north property line of Harvey Taylor and others for a distance of 55 feet, more or less, to a stake at corner "C"; thence S 12-33 W for a distance of 84.3 feet, more or less, to a stake at corner "D"; thence N 77-23 W for a distance of 55 feet, more or less, to the beginning corner "A".

Second parcel: A strip of land 15 feet wide and extending from U.S. Highway No. 119 a distance of 131.9 feet, more or less, to the lot described above as "First parcel", which strip of land is situated 7.5 feet on each side of its center line described as follows: Beginning at a point in the north right-of-way line of U.S. Highway No. 119, which point is 7.5 feet east of a corner to Arnold Wilder and Harvey Taylor and others, and 29.2 feet north of the center line of the pavement of said highway; running thence N 12-37 E for a distance of 131.9 feet, more or less, to a stake in the south boundary line of the lot described above as "First parcel", which said stake is located 7.5 feet east of the beginning corner "A" of said "First parcel".

The property described above as "First parcel" and "Second parcel" was acquired by the Company by deed dated October 11, 1958, and recorded in Deed Book 169, page 127, in the Office of the Clerk of Bell County, Kentucky.

Item 24. A tract of land situated in the Southwest Section of the City of Middlesboro, more particularly described as follows: Beginning at a concrete monument at the southwest property corner of Company's present Substation Lot No. 2 on the corner of Cumberland Avenue and 39th Street; running thence N. 83-43 E. with the South boundary line of the above said Substation Lot No. 2, 100 feet, more or less, to concrete monument at the southeast property corner of the above said lot; thence S. 6-17 E., 122.58 feet, more or less, to stake in wire fence; thence S. 83-43 W. along old wire fence, 100 feet, more or less, to stake in said wire fence; thence N. 6-17 W. along the east boundary line of 39th Street, 122.58 feet, more or less, to the beginning; being the property acquired by the Company by deed dated December 5, 1963, and recorded in Deed Book 181, page 651, in the Office of the Clerk of Bell County, Kentucky.

Item 25. A parcel of real estate which is situated on the right fork of Straight Creek of Cumberland River about 7½ miles from the City of Pineville, more particularly described as follows: Beginning corner, a stake located in the north edge of Kentucky State Highway No. 221 right-of-way and being N 18-04 E. 28.95 ft. from cross cut in the top and center line of the north end of concrete culvert wall, running thence N 54-48 W. 42.12 ft. along the east side of private road to point; thence N 22-47 W. 34.03 ft. along said road to point; thence leaving said road N 2-15 E. 50.0 ft. to point; thence S 87-45 E. 100.0 ft. to point; thence S 2-15 W. 50.0 ft. to point; thence S 37-44 W. 39.0 ft. to point in said north edge of highway right-of-way; thence with said highway right-of-way S 53-39 W. 35.29 ft. to the beginning corner; being the property acquired by the Company by deed dated February 5, 1965, and recorded in Deed Book 185, page 195, in the Office of the Clerk of Bell County, Kentucky.

Item 26. A parcel of real estate which is situated on the north side of U.S. Highway No. 119, between Pineville-Harlan, and on the Cumberland River near Calloway, more particularly described as follows: Beginning corner, a stake located in the north edge of Highway No. 119 right-of-way, and being N 77-06 E. 163.43 ft. from cross cut in the center line of concrete culvert wall and over the center line of concrete pipe, running thence N 1-45 E. 138 ft. to a point; thence S 88-15 E parallel to said highway right-of-way for a distance of 50 ft. to a point in the center line of Transmission Tap Line to sub-station lot; thence same course (S 88-15 E.) in all a total distance of 100 ft. to a point; thence S 1-45 W. parallel to the west boundary line of sub-station lot 138 ft. to a point in the north edge of said highway right-of-way; thence N. 88-15 W. with said edge of highway right-of-way 60 ft. to concrete highway right-of-way marker; thence same course (N. 88-15 W.) in all a total distance of 100 ft. along said highway, and parallel to the north boundary line of said sub-station lot to the beginning corner; being the property acquired by the Company by deed dated March 8, 1965, and recorded in Deed Book 186, page 224, in the Office of the Clerk of Bell County, Kentucky.

 The following described real estate of the Company situated in Bourbon County, Kentucky:

Item 1. Beginning on the South property line of the Louisville and Nashville Railroad Company at a point South 59½ degrees West twenty-five (25) feet from the Northwest corner of the lot conveyed to Newton F. Clark by deed dated April 18, 1896, and recorded in Deed Book 79, Page 20, in said office; thence with said Railroad property line South 59½ degrees West eighty-five (85) feet to the Northeast corner of the lot conveyed to George W. Seiler by deed dated March 19, 1891, and recorded in Deed Book 73, page 342, in said office; thence with said Seiler’s line two hundred and seventy-five (275) feet, more or less, to Vine Street; thence with said street North 30½ degrees East ninety-four (94) feet, more or less, to its intersection with a line running Southeast from the beginning point parallel with the West line of the Clark lot aforesaid; and thence Northwest and parallel with the West line of said Clark lot two hundred and thirty (230) feet, more or less, to the beginning, being a part of the property acquired by the Company by deed dated December 27, 1923, and recorded in Deed Book 110, page 535, in the Office of the Clerk of Bourbon County, Kentucky; EXCLUDING THEREFROM so much as may have been conveyed to Comer L. Wills, by Deed dated April 24, 1948, recorded in Deed Book 128, Page 54, in the Office of the Clerk of Bourbon County, Kentucky.

Item 2. A tract of land in or near the City of Paris described as follows: Situated in or near the City of Paris, Bourbon County, Kentucky, between the Maysville Railroad, now Louisville & Nashville Railroad, and the old burying ground and described as follows: Beginning at 1, a point 132 feet in a northeastern direction from the center line of the Louisville & Nashville railroad tracks and at a right angle to the railroad (formerly described as a point at the end of a 14 foot roadway and diagonally 14½ feet from a corner to the old cemetery lot); thence parallel with said lot S 74 W 276 feet to 2, a stake, said roadway to be continued to what is now or formerly was P. Nippert’s corner; thence S 17-58 E 159 feet to 3, to right of way of the Louisville & Nashville Railroad; thence with said right of way N 62-50 E 191 feet to 4, a deflection; thence N 56-42 E 109 feet to 5; thence N 32 W 73 feet to beginning, containing 76/100 acres of land, be the same more or less; being a part of the property acquired by the Company by deed dated January 3, 1940, and recorded in Deed Book 120, Page 508, in the Office of the Clerk of Bourbon County, Kentucky.

EXCLUDING FROM ITEM 2 above:

(a) so much as may have been conveyed to Henry J. Santen, Jr., Bernard J. Santen and Alice Santen, by Deed dated November 3, 1948, recorded in Deed Book 128, Page 254, in the Office of the Clerk of Bourbon County, Kentucky; and

(b) so much as may have been conveyed to Western Ice Service Company by Deed dated December 17, 1948, recorded in Deed Book 128, Page 274, in the Office of the Clerk of Bourbon County, Kentucky.

Item 3. Beginning at a point in the southwest corner of the land described herein, said point being a corner to Scott Avenue and Bell Street; thence with the north side of Scott Avenue, S 55° 15 min. E a distance of 140 feet to a new corner to Clough; thence with a new line with Clough, N 36° 45 min. E a distance 133 feet to a new corner with Cundiff and Clough; thence with the Cundiff line N 55° 15 min. W a distance of 140 feet to the E side of Bell Street; thence with the E side of Bell Street, S 36° 45 min. W a distance of 133 feet to the point of beginning, this being the remaining 133 feet of Lots Nos. 22, 23, 24, 25, 26 and the western 15 feet of Lot No. 27 of the Hillcrest Subdivision of Paris, Kentucky, as shown on the Plat of Hillcrest Subdivision, said Plat being recorded in Deed Book 111, page 533, in the office of the County Clerk of Bourbon County; being the property acquired by the Company by deed dated May 12, 1962, and recorded in Deed Book 141, page 708, in the Office of the Clerk of Bourbon County, Kentucky.

Item 4. All that tract or parcel of land situated east of the Clintonville-Paris Pike on the westerly right-of-way of the CSX Railroad (formerly Louisville and Nashville Railroad) at Paris, Bourbon County, Kentucky, and more fully described and bounded as follows, to-wit:  Beginning at an iron pin in the west right-of-way of the CSX Railroad, said iron pin being in the common line of Tracts 10 and 11 of Bayless Subdivision; thence with the westerly right-of-way of CSX Railroad N 00° 34' 14" E 171.66 feet to an iron pin corner with Harry M. and Janie H. Davis; thence with the line of Davis S 74° 24' 45" W 280.00 feet to an iron pin, a new corner with Kerr; thence for a new line with Kerr S 00° 26' 23" W 173.01 feet to an iron pin in the common line of the aforementioned Tracts 10 and 11; thence with the common line of the aforementioned Tracts 10 and 11 N 74° 07' 28" E 280.00 feet to the beginning and containing 1.06 acres, and being the same property acquired by the Company by deed dated May 23, 1990, and recorded in Deed Book 207, page 332, in the Office of the Clerk of Bourbon County, Kentucky.

Item 5. That certain house and lot situated in the City of Paris, Kentucky, beginning at the west margin of Main Street, corner to Mrs. Ingels; thence with the west margin of said street in a northerly direction 99 ft. to a corner of Mrs. Elizabeth Cheek; thence with her line in a westerly direction 327 feet to a point in the east margin of High Street; thence with the east margin of said street in a southerly direction 98 feet to a corner to Mrs. Ingels; thence in an easterly direction 180.7 ft. to a corner to same; thence at right angles in a southerly direction 9½ feet to a corner to same; thence in an easterly direction 184 ft. to the place of beginning.

BUT there is to be EXCEPTED from the above description (Item 5) the following described portion of said property: BEGINNING at a point on the southern border of the herein before described tract 247 ft. west of Main Street; thence in a northerly direction to the northerly margin of said tract to a point 233 ft. west of Main Street; thence in a westerly direction along the margin of said property to High Street; thence along the margin of High Street to the southwest corner of said property, thence in an easterly direction to the point of beginning; and

THERE IS ALSO EXCEPTED from the above described property (Item 5), that portion thereof heretofore conveyed to the City of Paris, which conveyance is recorded in the Office of the Bourbon County Court Clerk in Deed Book 122, Page 414.

THERE IS ALSO EXCEPTED from the above described property (Item 5), so much thereof as was heretofore conveyed by deed recorded in Deed Book 153, Page 497, in said Clerk's Office, to which deed reference is hereby made for a more particular description of said exception.

Item 6 being the same property acquired by the Company by deed dated July 30, 1992, and recorded in Deed Book 213, Page 153, in the Office of the Clerk of Bourbon County, Kentucky

 The following described real estate of the Company situated in Boyle County, Kentucky:

Item 1. A tract of land in Danville, described as follows: Beginning at the Northeast corner of Fourth Street and an alley known as Fackler Street; thence East along the North side of said alley or Fackler Street to the Southwest corner of the lot conveyed to Reuben Quinn by deed recorded in Deed Book 15, page 353, in the Boyle County Clerk’s office, said corner being described in said deed as being Two Hundred and Fifty-five (255) feet West of Third Street, and extending back North, bounded on the East by said Quinn lot and on the West by Fourth Street, One Hundred and Twenty-Seven and one-half (127½) feet, more or less, to the property formerly owned by the Danville Gas Light Company.

Item 2. A tract of land in Danville, described as follows: Beginning at a stake in the North margin of Fackler’s land (lane) and at a distance of 60.8 feet from the Southeast corner of the foundation of the power house of the Kentucky Utilities Company (this point being also 157.9 feet from the West margin, property line, of South Third Street) and running in a Northerly direction with the line of Mrs. Berta N. Bagby 126.8 feet to point in the South property line of the Commonwealth Power Railway and Light Company, this point being 157.9 feet from the West margin, property line, of South Third Street; thence in a Southerly direction with the line of said Commonwealth Power Railway and Light Company, 97.1 feet to a point in same; thence in a Southerly direction with the line of Kentucky Utilities Company 126.8 feet, more or less, to a point marked on the South foundation wall of the power house (this line runs through the power house and intersects the South wall of same at a distance of 36.5 feet from the Southeast corner of the foundation of same); thence in an Easterly direction with the North margin of Fackler’s land a distance of 97.1 feet to the beginning.

The property described above in Items 1 and 2 was acquired by the Company by deed dated December 27, 1923, and recorded in Deed Book 52, page 243, in the Office of the Clerk of Boyle County, Kentucky.

Item 3. All of the lands formerly owned by Lunsford P. Yandell in Boyle and Mercer Counties, Kentucky, the greater part thereof lying in Boyle County, on Mock’s Creek and Dix River which lie below a line 750 feet above sea level, and beginning at line of lands of Reubin W. Gwinn on Mock’s Creek and down said Creek to its mouth at Dix River; thence down Dix River with line of lands of Reubin W. Gwinn and Fidelity Realty Company to line of lands of Vic Rice.

Item 4. All of the lands formerly owned by Emma Haselden on Mock’s Creek which lie below a line 750 feet above sea level, and beginning on the West line of Emma Haselden’s land at the Danville and Pleasant Hill turnpike road, or at a point on said creek where the line 750 feet above sea level occurs on the South side of said creek; and thence down said creek with the line of lands of R. W. Gwinn (formerly Yandell), and Yandell in the creek bed, to the line of the lands of Grover C. Settles, and this includes all of the lands of Emma Haselden lying in and on said creek which are below a line 750 feet above sea level.

Item 5. All of the lands formerly owned by Grover C. Settles on Wilson’s Run and Mock’s Creek or Harrod’s Run lying below a line seven hundred and fifty (750) feet above sea level, and beginning at line of the land of John Spears (formerly Lee); and thence down Wilson’s Run with its meanders and with Harber’s line to the mouth of Wilson’s Run; thence up Mock’s Creek or Harrod’s Run with its meanders and with Yandell’s line to line of lands of Mrs. Emma Haselden.

Item 6. All of the lands formerly owned by Leslie O. Harber on Wilson’s Run and Mock’s Creek, in said County, which lie below a line 750 feet above sea level, and beginning near the point on Wilson’s Run where the County road crosses same and at or near the line of the lands of Grover C. Settles, et al., and thence with said Run and Settles’ line to the mouth of same at Mock’s Creek, thence down same about 500 feet to line of the lands of Weisiger estate, at a Branch.

Item 7. Situated on Dix River and beginning at a hub and guard on the line between the lands of M. G. Weisiger and M. J. Farris, and on the contour line 760 feet above sea level; thence South 10° West 171.4 feet to a point 15 feet from low water mark of Dix River; thence N 65° 55 minutes E 72.8 feet to a point 15 feet from low water mark of Dix River; thence N 73° 19 minutes E 106.1 feet to a point; thence leaving the River N 10° E 130 feet to a point in line between lands of M. G. Weisiger and lands of Weisiger’s Estate and on the contour line 760 feet above sea level; thence S 67° 44 minutes W 28 feet to a point on said contour line; thence with said contour line S 78° 55 minutes W 152.1 feet to a point on said contour line; thence S 87° 45 minutes W 83.1 feet to the point of beginning and containing .83 of an acre of land; also, all of the lands of M. G. Weisiger in and on Dix River, which lie between the lines of the boundary hereinabove described and the thread or middle of Dix River.

Item 8. Beginning at a point on the West boundary line of lands of M. G. Weisiger on and near Dix River on the contour line 760 feet above sea level; thence with same S 78° 49 minutes W with said contour line 72.5 feet; thence with same S 76° 55 minutes W 89.1 feet; thence with same S 78° 12 minutes W 161.6 feet; thence with same S 88° 19 minutes W 171.8 feet; thence with same S 84° 16 minutes W 130.7 feet; thence with same S 1° 50 minutes W 17 feet; thence with same 14° 48 minutes E 84.1 feet; thence with same 3° 25 minutes W 72.6 feet; thence with same S 26° 28 minutes E 52.8 feet; thence with same S 7° 42 minutes W 112.8 feet; thence with same S 27 degrees 33 minutes W 110 feet; thence with same 51° 51 minutes W 204 feet; thence with same S 68° 36 minutes W 165.1 feet; thence with same S 88° 10 minutes W 208 feet; thence with same N 80° 55 minutes W 95.2 feet; thence with same S 76° 26 minutes W 74.5 feet; thence with same S 60° 39 minutes W 207.7 feet; thence with same N 77° 3 minutes W 60.7 feet; thence with same S 3° 25 minutes W 64.7 feet; thence with same S 9° 15 minutes E 150.5 feet; thence with same S 10° 19 minutes E 175.5 feet to line between lands of M. G. Weisiger and L. O. Harber on and near branch; thence down said branch N 37° 27 minutes W 54.1 feet; thence with same N 15° 10 minutes W 40.1 feet; thence with same N 27° 12 minutes W 307.5 feet; thence with same N 9° 34 minutes W 280.5 feet to the middle of Mock’s Creek; thence with Mock’s Creek S 81° 37 minutes 355.3 feet; thence with same S 69 degrees 25 minutes E 398.2 feet; thence with same N 7° 31 minutes E 312.7 feet; thence with same N 7° 8 minutes E 153.5 feet; thence with same N 26° 2 minutes W 148.4 feet; thence with same N 24° 7 minutes W 191.1 feet; thence S 57° 53 minutes E 96.5 feet to a point on Dix River at low water mark; thence with the River N 89° 43 minutes E 493 feet to a point at low water mark; thence N 76° 30 minutes E 231.5 feet to a point at low water mark; thence N 73° 19 minutes E 89 feet to line of lands of M. G. Weisiger at the edge of low water of Dix River; thence N 10° E 130 feet to the beginning, and being a point upon the contour line 760 feet above sea level, and which boundary contains 9.51 acres of land; and also all of the lands of M. G. Weisiger, Emma Weisiger and Lucy W. Harding, in and on Dix River, Mock’s Creek and the above mentioned branch emptying into Mock’s Creek, which lie between the lines of the boundary herein described and the thread or middle of said three streams.

Item 9. All of the land formerly owned by M. J. Farris, Sr., on Dix River in Boyle County, which will be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level, and beginning up stream at the line of the land formerly owned by John Tibbs, and extending down Dix River to the line of the lands owned by Weisiger.

Item 10. All the lands formerly owned by John C. Tibbs lying below a line 750 feet above sea level on Dix River beginning at line of lands of Margaret Davis and extending down the river to line of lands of Jacob White.

Item 11. Beginning on line between Margaret T. Davis and John C. Tibbs at a point on Dix River 13 feet S 4° 36 minutes W from mean low water; thence S 4° 36 minutes W 438.2 feet with line of Tibbs to a point on a line 760 feet above sea level; thence with said line 760 feet above sea level as follows: N 84° 29 minutes E 130.2 feet; S 85° 41 minutes E 269.8 feet; S 76° 35 minutes E 119 feet; thence S 64° 30 minutes E 91.4 feet; S 55° 22 minutes E 163 feet; S 49° 5 minutes E 104.3 feet; S 42° 32 minutes E 179.9 feet; S 32° 51 minutes E 209.5 feet; S 30° E 201.8 feet; S 19° 12 minutes E 248 feet; S 0° 3 minutes W 157.8 feet; S 13° 8 minutes W 121.9 feet; S 20° 3 minutes W 108.7 feet; S 28° 5 minutes W 128.5 feet; S 24° 55 minutes W 126.1 feet; S 27° 16 minutes W 157.6 feet; S 21° 9 minutes W 106.4 feet; S 26° 19 minutes W 131.8 feet; S 29° 16 minutes W 166.1 feet; S 23° 1 minute W 341.8 feet; S 28° 22 minutes W. 190.5 feet; S 41° 30 minutes W 162.4 feet; S 20° 13 minutes E 88 feet; 5 4° 54 minutes W 71.1 feet; S 14° 57 minutes W 201.7 feet; S 14° 27 minutes W 291.8 feet; S 12° 50 minutes W 359.4 feet; S 10 degrees 33 minutes W 363.5 feet; S 5° 9 minutes W 307 feet; S 2° 30 minutes W 49.7 feet; S 14° 8 minutes W 192.6 feet; S 20° 30 minutes E 129.7 feet; S 24° 20 minutes E 54 feet; S 0° 34 minutes E 77.5 feet; S 18° 15 minutes W 120.4 feet; S 35° 16 minutes E 66.6 feet; S 38° 18 minutes E 145.2 feet; S 44° 7 minutes E 162.1 feet; S 66° 4 minutes E 116.5 feet; S 74° 29 minutes E 199.8 feet; S 65° 33 minutes E 161 feet; N 72° 3 minutes E 89.9 feet; N 80° 12 minutes E 196.6 feet; N 6° 44 minutes E 94.2 feet; thence crossing a branch N 60° 54 minutes E 27.8 feet to a point on the 760 foot contour line in the property line between Margaret P. Davis and Robert H. Bright; thence leaving said contour line and running to the river N 19° 10 minutes W 176.3 feet to a point on the river 16 feet from the edge of mean low water; thence down the river with the edge of mean low water or at a short distance therefrom as follows: S 69° 27 minutes W 247.4 feet; S 89° 14 minutes W 240.7 feet; N 66° 2 minutes W 222.6 feet; N 34° 22 minutes W 221 feet; N 17° 50 minutes W 224.3 feet; N 8° 47 minutes E 273.6 feet; N 5° 14 minutes E 217.7 feet; N 10° 56 minutes E 114.9 feet; N 10° 22 minutes E 151.8 feet; N 0° 21 minutes E 97.8 feet; N 7° 28 minutes E 143.7 feet; N 17° 24 minutes E 142.4 feet; N 17° 32 minutes E 125.8 feet; N 15° 12 minutes E 176.5 feet; N 24° 29 minutes E 145.5 feet; N 13° 40 minutes E 132 feet; N 33° 8 minutes E 226.8 feet; N 33° 8 minutes E 168 feet; N 19° 5 minutes E 105.6 feet; N 12° 0 minutes E 246.8 feet; N 23° 24 minutes, E 270.7 feet; N 22° 28 minutes E 195 feet; N 15° 27 minutes E 128.3 feet; N 30° 9 minutes E 207.4 feet; N 21° 39 minutes E 189.6 feet; N 21° 47 minutes E 233.9 feet; N 16° 15 minutes E 276.8 feet; N 7° 5 minutes E 224.4 feet; N 28° 19 minutes W passing at 181 feet a point 66 feet from the edge of mean low water, 375.8 feet to a point 11 feet from mean low water; N 45° 16 minutes W 230.9 feet; N 37° 26 minutes W 149 feet; N 56° 19 minutes W 133 feet; N 48° 17 minutes W 237.3 feet; N 62° 14 minutes W 379 feet; N 83° 32 minutes W 390 feet to the point of beginning. Said tract as hereinabove described contains 34.09 acres of land.

Item 12. All of the lands formerly owned by Robt. H. Bright lying on Dix River and Barbee’s Branch, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level, and described as follows: Beginning on Barbee’s Branch at the line of lands formerly owned by Susie Penman and Charley Jones and extending down Barbee’s Branch to its junction with Dix River; and thence down Dix River to line of lands of Margaret T. Davis.

Item 13. Beginning at a stake in Beddow’s line; thence East 48 yards and five inches to a stake in Milton Clark’s corner in the Branch (Barbee’s); thence South 100 yards with the Branch and Clark’s line; thence West 48 yards and five inches to a large rock; thence North 100 yards to the beginning, containing one acre, provided, however, that this conveyance does not include so much of the above described tract of one (1) acre as will not be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will be maintained on a line not higher than 760 feet above sea level, which excepted portion of said tract was conveyed to Edwin P. Curry and Evelyn, G. Curry by deed from Kentucky Hydro Electric Company, dated September 5, 1928, and recorded in the office of the Clerk of Boyle County Court.

Item 14. All of the land formerly owned by Evelyn G. Curry and Edwin P. Curry on Barbee’s Branch in Boyle County which will be submerged by the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level.

Item 15. All of the land formerly owned by Huston Finley on Barbee’s Branch in Boyle County which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level, which land is near and immediately below the Danville and Lexington Turnpike road and begins at the North or West right-of-way line of said road at a stone wall near a grocery store, and extends down. Barbee’s Branch in a Westerly or Northwesterly direction on each side thereof to the line of the land formerly owned by Charley Jones.

Item 16. All of the lands formerly owned by Charley Jones in Boyle County, which lie below a line 750 feet above sea level and located on Barbee’s or Stony Point Branch of Dix River and adjoining lands of Huston Finley on the left fork of said Branch, and the lands of E. P. Curry and wife, and Susan Penman on the right fork.

Item 17. All of the lands formerly owned by Huston Finley lying below a line 750 feet above sea level, on the East side of Stony Point Branch, and beginning at the property line of the lands of Charley Jones, colored, and extending North down said branch to the property line of the lands of Frank Brown, formerly Hukill, later Dix River Power Company.

Item 18. Beginning on the West Bank of Dix River at a point which is N 32½ degrees E 29.61 chains from two locust trees near a spring, corner to Anderson Davis; thence with the West bank of the River, N 12½ degrees W 0.60 of a chain to Hukill’s corner (formerly Jean); thence up the cliff with said line to a point 725 feet above sea level, as the same may run, to the line of Anderson Davis; thence with said line to the beginning.

Item 19. Beginning at a point in the East Bank of Dix River, corner to Hukill (formerly Jean); thence with the river S 42½ degrees E 3.82 chains; thence with same S 50¼ degrees, E 4.46 chains; thence with same S 32¾ degrees E 2.38 chains; thence with same S 31¾ degrees E 2.62 chains; thence with same S 2½ degrees E 2.60 chains; thence with same S 9 degrees W 1.91 chains; thence with same S 30¾ degrees W 2.88 chains; thence with Southeast bank of same S 58 degrees W 5.69 chains; thence with South bank of same S 85¾ degrees W 4.36 chains; thence with same N 75¾ degrees W 3.55 chains; thence with same N 86¼ degrees W 3 chains; thence with same W 2.55 chains; thence with same N 87½ degrees W 1.83 chains; thence with same S 86¼ degrees W 2.68 chains to middle of mouth of Barbee’s Branch, or Stony Point Branch; thence with middle of said Branch S. 10¾  degrees E 7.92 chains; thence with middle of same S 18¼ degrees E 9.37 chains to Tucker’s (formerly Yeager’s) corner; thence up the cliff bank of said branch to a point in line of Tucker, 725 feet above sea level; thence a line continuing at 725 feet above sea level down said branch and around the cliff at mouth of same and continuing on up the river, at said elevation, to the line of Hukill (formerly Jean); thence with Hukill’s line to the beginning.

Item 20. Being all of the property formerly owned by J. B. Tucker in Boyle County on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level.

Item 21. Beginning at a point on the bank of Dix River, corner to Mrs. Anderson Rice’s dower (now E. P. Johnson); thence down the river North 29 poles; thence N 31 degrees E 10 poles to the line of W. P. Rice; thence up the cliff with said Rice’s line to a point 725 feet above sea level; thence up the river continuing at 725 feet above sea level, as the same may run, to a point in the line of E. P. Johnson; thence with Johnson’s line to the beginning.

Item 22. Beginning at a point on Dix River corner to W. P. Rice; thence down the river S 44½ degrees E 88 poles to a stake, corner to E. P. Johnson (formerly Cotton and Rice dower); thence with said line up the cliff to a point 725 feet above sea level; thence up the river a line continuing at 725 feet above sea level, as the same may run, to the line of W. P. Rice; thence with said line to the beginning.

Item 23. Being all of the lands formerly owned by J. W. Walker on Dix River in Boyle County which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level; this tract being located between the lands of W. P. Rice and J. B. Tucker.

Item 24. Beginning at a point on Dix River, corner to Brackett (now Hukill); thence down the river N. 31 E. 20 poles, thence N. 40½ E. 20 poles; thence N. 31¾ W. 33 poles to line of George Graves and Simpson; thence with said line, leaving the river, up the cliff, to a point 690 feet above sea level; thence up the river in a line continuing at 690 feet above sea level, as the same may run, to the line of Hukill; thence with his line down the cliff to the point of beginning.

Item 25. Beginning at a point on Dix River, the Southwest corner of Lot No. 7 (now T. A. Bradley, formerly Annie M. Rice, see D. B. 10, page 320); thence S 54 W 48 poles, down the river, to comer to Lot No. 5; thence continuing down the river S 54 W 40 poles; thence down the river S 442½ E 4 poles to Southwest corner of Lot 5, and corner to Hukill; thence leaving the river, up the cliff, with Hukill’s line, to a point 690 feet above sea level; thence up the river a line continuing at 690 feet above sea level, as the same may run, across the Western ends of Lots 5 and 6 to line of Lot 7 (T. A. Bradley); thence with his line, down the cliff to the point of beginning.

Item 26. Being all of the lands formerly owned by W. P. Rice on Dix River in Boyle County which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level.

Item 27. All of the lands formerly owned by George Simpson and the heirs of George Graves on Dix River which lie below a line 750 feet above sea level and beginning at the line of the lands of Walter Rice and running down Dix River to the line of the lands of T. A. Bradley.

Item 28. Beginning at a point on the bank of Dix River, corner to Lot No. 6 (T. A. Rice, now W. P. Rice); thence down the river N 25½ E 35 poles to a corner to Lot No. 8 (Nannie E. Rice, now Floyd Wilson) ; thence up the cliff with said line to a point 690 feet above sea level; thence up the river a line continuing at 690 feet above sea level, as the same may run, to the line between Bradley et al. and Lot No. 6 (T. A. Rice, now W. P. Rice); thence with said line to the point of beginning.

Item 29. Beginning at a point on the bank of Dix River, corner to Lot No. 8 (Nannie E. Rice, now Floyd Wilson); thence down the river S 75 W 54 poles; thence S 54 W 28 poles to a corner to Lot No. 6 (T. A. Rice, now W. P. Rice); thence with said line up the cliff to a point 690 feet above sea level; thence up the river a line continuing at 690 feet above sea level, as the same may run, to the line of Lot No. 8 (Nannie E. Rice, now Floyd Wilson); thence with said line to the beginning.

Item 30. All of the lands formerly owned by Mary I. Bradley, Virginia Bradley and Frances F. Bradley on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level.

Item 31. All of the land formerly owned by Floyd Wilson lying below a line 750 feet above sea level and the low water mark of Dix River, and being along Dix River, and described as follows: Beginning at the line of the lands of Thomas Bradley (later property of Dix River Power Company), and extending down the river to the point where the line of Bradley and Dix River Power Company comes to the river lower down, about 326 poles, running down along the river.

Item 32. All the lands below a line 750 feet above sea level which formerly belonged to Stephen Davis and Phoebe Davis and are situated on the waters of Dix River, beginning at the line of Jennie Gay Curtis, et al. (formerly N. K. Tunis), and running down Dix River to the line of the property formerly belonging to Dix River Power Company about 960 feet.

Item 33. All the lands below a line 750 feet above sea level which formerly belonged to the children of J. M. McCallie situated on the waters of Dix River in Boyle County, described as follows: Beginning at the line of B. F. King on Dix River, and extending down Dix River to the lines of Dock Boggs and Stephen Davis on said river.

Item 34. Being all the land situated between the center of the Lexington and Danville Turnpike road and Dix River, described as follows: Beginning at line of James Boner, colored, and extending Eastwardly with the center of the said pike to the line of Jerry Ingram, colored; thence with the line of Ingram, leaving the pike, to low water mark of Dix River; thence up Dix River with its meanders at low water mark, to the line of James Boner; thence with his line, leaving the river and running to the place of beginning, except an easement conveyed by Kentucky Hydro Electric Company to the State Highway Department of the Commonwealth of Kentucky.

Item 35. All the land lying between a line 750 feet above sea level and low water mark of Dix River, beginning at the line of James Warford and extending down Dix River to a line of J. M. McCallie and others.

Item 36. All the lands formerly owned by James Warford that lie below a line 750 feet above sea level on Dix River, and beginning at the line of the property of Mary L. King estate, formerly A. C. King; and thence down Dix River with its meanders to the line of the lands of Ben F. King.

Item 37. All of the lands formerly owned by Janet K. Shreve, on Dix River, in Boyle County and Garrard County, Kentucky, which lie below a line 750 feet above sea level, and beginning upstream at the line of the lands bought by Dix River Power Company from Jerry Ingram and James Warford (on the Boyle County side of said stream) and the line of lands of David Thomas (on the Garrard County side); and thence down said stream, with its meanders, to the line of the lands of Dix River Power Company purchased from James Warford (on Boyle County side) and to the line of lands of Dix River Power Company purchased from Aaron H. Smith (on Garrard County side).

Item 38. Beginning at a stake in the South side of the Danville and Lexington Turnpike road, which stake is situated 2 and 40/100 poles N 67¾ E from A. Cohen’s West line (an old call); thence S 22¾ E 13.28 poles to a stone; thence N 61 E 18.36 poles to a sugar tree; thence N 21 W 11.16 poles to a stone in the South side of said Turnpike; thence S 67¾ W 18.28 poles to the beginning, containing 1.39 acres.

Item 39. Adjoining the parcel of land described in Item 38 above and beginning at a point in the Danville and Lexington Turnpike road, corner to the lands of Mrs. A. C. King; thence in a Southerly direction with her line across the river to where the cliff makes a fence; thence with said cliff where it makes a fence to a point thereon Westerly opposite Peter Floyd’s (old call) Southwest corner; thence a straight line to said Peter Floyd’s Southwest corner; thence with his line to his Southeast corner; thence with this line Northerly to the said turnpike; thence with said turnpike to the beginning, and containing 3 acres, more or less.

Item 40. All of the lands formerly owned by James Boner on Dix River which lie below a line 750 feet above sea level and beginning at line of lands of N. W. May and running down said river to line of lands of B. F. King.

Item 41. Beginning at low water mark of Dix River and running thence in a Northerly direction a distance of about 65 yards to the low wall of the cliff; thence with the low wall of the cliff in a Westerly direction, a distance of about 250 yards to a point; thence in a Northerly direction up a ledge about 65 yards to a point in the line of Joseph Clark; thence in a Westerly direction with said Clark’s line to the line of Nelson W. May; thence in a Southerly direction with said May’s line a distance of about 150 yards to the said Dix River; thence with said Dix River in an Easterly direction to the point of beginning.

Item 42. All the land between a line 750 feet above sea level and low water mark of Dix River and beginning at the line of F. J. Clark and extending down Dix River to the line of Reed Penman about 2,000 feet.

Item 43. All of the lands formerly owned by F. J. Clark on Clark’s Run and Dix River which lie below a line 750 feet above sea level and being in two parcels; one beginning on Clark’s Run at line of lands of T. B. Bright (later Dix River Power Company); thence down Clark’s Run to line of lands of the City of Danville water works system; and the other beginning on Dix River at line of lands of City of Danville water works system and running downstream to line of lands of N. W. May (later Dix River Power Company).

Item 44. Beginning at a stake and stones, this being 750 feet above mean sea level, and bears N. 43-15 W. 10 feet to a blazed six-inch cedar, also bears N. 32-30 E. 15 feet to a nail in an 8-inch cedar tree; thence with the line between T. B. Bright and S. J. Bowman, formerly Medzker, S. 23¾ E. 3/10 Chains to North margin of Clark’s Run; thence down the creek with metes and bounds of T. B. Bright’s lines, and with lines of John Trumbo and. Samuel Shelton, to said Bright’s corner on South side of Clark’s Run; thence crossing the creek N. 22 W. 1.05 chains to stake and stones at elevation of 750 feet above sea level (the point bears N. 69 W. 8 feet to a 12-inch white oak, S. 62 W. 28 feet to a forked hackberry and S. 41 W. 17 feet to an 18-inch elm), this point is 45 feet from the North Margin of the creek; thence following 750 foot level line (contour) to the beginning.

Item 45. Situated on Clark’s Run and described thus: Beginning at cross on a large flat rock in the stream bed of Clark’s Run; thence N. 20 degrees 10’ W. 76.7 feet to a stake; thence N. 21 degrees 35’ East 83.7 feet to a stone (15’ East of a 24 inch cedar); thence N. 88 W. 238 feet to a cross on rock in Clark’s Run; thence S. 9 degrees 30’ W. 188 feet to a cross on shelf rock under cliff of the West side of stream; thence S. 61 degrees 15’ E. 185 feet to a cross on rock in stream bed; thence N. 41 degrees 45’ E. 155 feet to the beginning, and containing 1.2 acres of land, more or less, including in this conveyance a small area of land outside of the above described boundary adjacent to and between it and a line 760 feet above sea level and which sea level line is on the side of the cliffs on West side of Clark’s Run and which small strip does not exceed one-half of an acre in area.

Item 46. Being all of the lands formerly owned by John Trumbo lying on the waters of Clark’s Run below a line of 750 feet above sea level and running from the line of the lands of Stonewall J. Bowman on the West to the lands of Sam Shelton on the East and being that portion of the bed and banks of Clark’s Run which is contiguous to the tract upon which said Trumbo now or formerly lived and which is below said 750 foot line.

Item 47. All the lands between a line 750 feet above sea level and low water mark of Clark’s Run and Dix River, beginning at a point in the line of John Trumbo, on Clark’s Run 750 feet above sea level, and extending down said Run with the meanders of same to its mouth; thence continuing said line 750 feet above sea level up Dix River with the meanders thereof to the line of the lands of John R. Yeager.

Item 48. All of the lands on Dix River in Boyle County formerly owned by Carl McWaters and the other grantees in the deed from H. B. Hocker and another dated May 19th, 1920, and recorded in Deed Book 50, page 433, in the office of the Clerk of the Boyle County Court, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level, and which land lies at and immediately above the old dam of the Danville Water Works, extending along Dix River with the land of the City of Danville, and with the line of the land of John R. Yeager above said 750 foot sea level line.

Item 49. All lands between a line 750 feet above sea level and low water mark of Dix River, described as follows: Beginning at a point in the line of Octavius Doram, below the new darn of the Danville Water Works, and extending down said River with its meanders, to the line of Samuel Shelton, below the old dam of the Danville Water Works, less two tracts of land the first conveyed by W. W. Yeager to the City of Danville by deed dated June 23, 1894, recorded in Deed Book 23, page 551, Boyle County Court Clerk’s office, described as beginning at a point on Dix River where stone fence line between W. W. Yeager and Samuel Shelton joins said River; thence up same with its meanders N. 38½ E. 530 feet to a stake; thence N. 49½ E. 725 feet to mouth of small branch; the second tract conveyed to the Porch House Club by John R. Yeager and wife, by deed dated July 1, 1906, recorded in Deed Book 32, page 100, in Boyle County Court Clerk’s office, which is a limited fee in one acre, more or less, which begins at a point just opposite the old dam of the Danville Water Works and about 15 yards from the said dam.

Item 50. All land lying below a line 750 feet above sea level and low water mark of Dix River, immediately below the new (No. 2) dam of Danville Water Works, and beginning at the line of land of Henry Walker and extending down said river to the line of land of John R. Yeager.

Item 51. All of the lands formerly owned by Henry Walker on Dix River which lie below a line 750 feet above sea level and beginning at line of lands of William Trumbo and running down said stream with its meanders to the upper or new dam of the Danville Water Works system and the line of the lands of Octavius Doram.

Item 52. All of the lands formerly owned by William Trumbo on Dix River lying below a line 750 feet above sea level and beginning at line of lands of Will Hughes and wife, and running down Dix River to line of lands of Henry Walker.

Item 53. All of the lands formerly owned by William and Mattie Hughes and Martha Ann Rowe on Dix River in Boyle and Garrard Counties lying below a line 750 feet above sea level, and beginning at line of lands of Mary Ann Rowe and running down Dix River to line of lands of William Trumbo, and including some land in Garrard County adjacent to the lands of J. A. Rice.

Item 54. All of the lands formerly owned by Mary Ann Rowe, et al., on Dix River which lie below a line 750 feet above sea level, and beginning at line of lands of George Ann Briscoe and running down Dix River to line of lands of William Hughes.

Item 55. All of the lands formerly owned by George Ann Briscoe in Boyle County, lying below a line 750 feet above sea level and beginning on line of lands of James I. Trumbo and running down Dix River to line of lands of Smith Rowe heirs.

Item 56. All of the lands formerly owned by James Trumbo in Boyle County, lying below a line 750 feet above sea level, on Dix River, and beginning at line of lands of J. A. Rice and Martha Ann Rowe and others and running down Dix River to the line of lands of George Ann Briscoe.

Item 57. All of the lands formerly owned by Martha Ann Rowe on Dix River, which lie below a line 750 feet above sea level and beginning at line of lands of Joe Doram and extending down stream to line of lands of James Trumbo.

Item 58. All of the land formerly owned by Clarissa Custard, Allie Doram Owsley and Charles Doram on Dix River which may be submerged by reason of the erection and maintenance of a dam in said River, the spillway floor of which will not be higher than 750 feet above sea level, and beginning at the line of the lands formerly owned by J. A. Rice and Pope Brothers and extending down stream to the line of the lands formerly owned by Martha Ann Rowe.

Item 59. All of the lands formerly owned by Eugene W. Pope along Dix River which lie below a line 750 feet above sea level and extending from line of lands of H. McBeath and J. A. Rice, up the river, down to line of lands of Charles Doram and J. A. Rice.

Item 60. All of the lands formerly owned by Hannibal McBeath on Dix River which lie below a line 750 feet above sea level, and beginning at line of lands of J. Lee Murphy and running down Dix River to line of lands of Mrs. G. R. Pope.

Item 61. All the land between a line 750 feet above sea level and low water mark of Dix River, beginning at a point in the line of Hugh Wayne and A. J. Rice on Dix River 750 feet above sea level and continuing with said 750 foot line down said river to the line of H. McBeath, in all about a distance of 3000 feet.

Item 62. All of the lands formerly owned by Elihu Wayne on Dix River which lie below a line 750 feet above sea level, and beginning at the line of lands of John T. Anderson and running down Dix River to line of lands of J. Lee Murphy.

Item 63. All of the lands formerly owned by John T. Anderson on Dix River in Boyle and Garrard Counties which may be submerged by the erection and maintenance of a dam in Dix River, the spillway floor of which will be 750 feet above sea level, and beginning up stream at the Danville and Lancaster Turnpike road at or near the iron bridge across Dix River; thence down stream to line of lands of Jonathan D, Rankin; and also beginning at line of lands of Jonathan D. Rankin up stream and running down stream to line of lands of Elihu Wayne.

Item 64. Being in Boyle and Garrard Counties, and described as follows: Beginning at the line of John T. Anderson where two rock fences come to the river; thence up Dix River passing ford to the line of John T. Anderson again, and including all the lands of Jonathan D. Rankin which lie between the 750 foot line above sea level and the low water mark of Dix River.

Item 65. All of the lands formerly owned by T. English Dunn in Boyle County on Dix River that may be submerged by the erection and maintenance of a dam in Dix River, near its mouth, the spillway floor of which will not be higher than 750 feet above sea level, and the land herein described being in and around what is commonly known as the Frying Pan Bend of Dix River.

Item 66. All of the lands formerly owned by Reubin W. Gwinn, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of said Gwinn in bed of Mock’s or Harrod’s creek near covered bridge at 760 foot sea level line as above defined; and thence down said creek to its mouth; thence down Dix River and up Huguely Branch to line of lands of Mason Brothers.

Item 67. All of the lands formerly owned by Grover C. Settles lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Mrs. A. S. Haselden on Mock Creek; and thence down Mock Creek to mouth of Wilson Run; thence up same to line of lands of John Y. Spears.

Item 68. All of the lands formerly owned by Mayme Haselden, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Kathryn Moore and run down Mock’s Creek to line of lands of G. C. Settles.

Item 69. All of the lands formerly owned by John Y. Spears, lying on Herrington Lake or Wilson Run which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin at line of lands of said Spears at said 760 foot sea level line in bed of Wilson Run near line of lands of W. W. Johnson and run down Wilson Run to line of land of G. C. Settles and L. O. Harber.

Item 70. All of the lands formerly owned by L. O. Harber, lying on Herrington Lake or Wilson Run, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of John Y. Spears, near old County Road and run down Wilson Run to its mouth and down Mock’s Creek to line of Weisiger estate.

Item 71. All of the lands formerly owned by Tilford Alexander, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of estate of John C. Tibbs, and run down Dix River to line of lands of M. G. Weisiger.

Item 72. All of the lands formerly owned by John C. Tibbs, lying in Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Margaret Davis and run down Dix River to line of lands of Tilford Alexander.

Item 73. All of the lands formerly owned by J. W. Walker, lying on Dix River, which maybe submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of W. P. Rice and run down Dix River to line of lands of John Underwood.

Item 74. All of the lands formerly owned by W. P. Rice, lying on Dix River, which may be submerged by reason of the erection and maintenance of darn in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of J. W. Walker and T. A. Bradley’s heirs and run down Dix River to line of lands of John D. Jackson and J. W. Walker.

Item 75. All of the lands formerly owned by James Warford, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, the first tract of said lands begins upstream at line of lands formerly owned by B. F. King and runs down Dix River, to line of lands of Janet K. Shreve, and the second tract of said lands begins at line of said Shreve and runs down Dix River to line of lands of B. F. King.

Item 76. All of the lands formerly owned by James Boner, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of N. W. May, and run down Dix River to line of lands of Samuel E. Frazee.

Item 77. All of the lands formerly owned by Nelson W. May, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of land of F. J. Clark, and run down Dix River to line of lands of James Boner.

Item 78. All of the lands formerly owned by F. J. Clark, lying on Herrington Lake, or Clark’s Run, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin on Clark’s Run upstream to line of lands of T. B. Bright; thence down to line of Danville Water Works, and from Water Works down Dix River to line of lands of Nelson W. May.

Item 79. All of the lands formerly owned by T. B. Bright, lying on Herrington Lake and Clark’s Run, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of S. J. Bowman and run down Clark’s Run to line of lands of F. J. Clark.

Item 80. All of the lands formerly owned by Louis Campbell, lying on Herrington Lake or Clark’s Run, which maybe submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above Sea level, which lands begin upstream at line lands of John Trumbo, on Clark’s Run and run down Clark’s Run to Dix River and up Dix River to line of lands of John R. Yeager.

Item 81. All of the lands formerly owned by Octavius S. Doram, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which  will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Henry C. Walker and run down Dix River to line of lands of John R. Yeager.

Item 82. All of the lands formerly owned by Henry C. Walker, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of William Trumbo, and run down Dix River to line of lands of Octavius S. Doram, including any land on opposite side of Herrington Lake in Garrard County owned by said Walker next to lands of Pence and J. A. Rice, which may be submerged by said described dam.

Item 83. All of the lands formerly owned by William Trumbo, lying on Dix River, which will be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which land begin upstream at line of land of William Hughes, and run down Dix River to line of lands of Henry C. Walker.

Item 84. All of the lands formerly owned by William Hughes, lying on Dix River in Boyle and Garrard Counties, which maybe submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of land of Mary Ann Rowe, and run down Dix River to line of lands of William Trumbo, and include any land on Garrard County bank of Dix River, which may be so submerged.

Item 85. All of the lands formerly owned by Larkin Brisco, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of James I. Trumbo and run down Dix River to line of lands of Smith Rowe’s heirs.

Item 86. All of the lands formerly owned by James I. Trumbo, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of J. A. Rice and Mary Ann Rowe and others and run down Dix River to line of lands of Georgie Ann Briscoe.

Item 87. All of the lands formerly owned by Elihu Wayne, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of J. T. Anderson and run down Dix River to line of lands of J. Lee Murphy and J. A. Rice.

Item 88. All of the lands formerly owned by John T. Anderson lying on Dix River in Boyle and Garrard Counties, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of J. G. Foster and Bright Herring, and run down Dix River to line of land of J. D. Rankin; and another tract begins upstream at line of J. D. Rankin and run down Dix River to line of lands of Elihu Wayne.

Item 89. All of the lands formerly owned by A. G. Rankin lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at the elevation of water raised by the Dam above described and runs down Dix River to line of lands of John G. Foster.

Item 90. All of the lands formerly owned by John G. Foster, lying on Dix River, which may be submerged by reason of the erection and maintenance of a Dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of A. G. Rankin and run down Dix River to line of lands of Danville and Lancaster Turnpike.

Item 91. All of the lands formerly owned by John H. Rowe, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Georgie Ann Briscoe, and run down Dix River to line of lands of William and Mattie Hughes.

Item 92. All of the lands formerly owned by W. T. Jones, lying on Herrington Lake or Barbee’s Branch, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Meredith Payne and run down Barbee’s Branch to line of lands of Clifford and Robert Jones.

Item 93. All of the lands formerly owned by Huston Finley, lying on Herrington Lake or Barbee’s Branch, which may be submerged by reason of the erection and maintenance of a dam 760 feet above sea level, which lands begin upstream at line of Danville and Lexington Pike; thence down Barbee’s Branch on both sides to line of lands of Charles Jones estate; also another tract begins at line of Charles Jones estate and runs down said Branch to line of John Underwood.

Item 94. All of the lands formerly owned by Fannie H. Evans, lying on Herrington Lake or Mock’s Creek which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of Danville and Shakertown Pike, and run down Mock’s Creek to line of lands of Kathryn H. Moore.

Item 95. All of the lands formerly owned by Kathryn Moore lying on Herrington Lake or Mock’s Creek, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Fannie H. Evans and run down Mock’s Creek to line of lands of Mayme Haselden.

Item 96. All of the lands formerly owned by Fannie Davis, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of McCallie estate and run down Dix River, to line of lands of John W. Walker and others.

Item 97. All of the lands formerly owned by Oliver Craig lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Samuel E. Frazee and run down Dix River to line of lands of Sam Skidmore.

Item 98. All of the lands formerly owned by Samuel E. Frazee lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of James Boner and run down Dix River to line of lands of Oliver Craig.

Item 99. All of the lands formerly owned by Sam Skidmore lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Oliver Craig and run down Dix River to line of lands of Walker and others.

Item 100. All of the lands formerly owned by Robert Jones and Clifford Jones lying on Herrington Lake or Barbee’s Branch which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of W. T. Jones and Huston Finley and run down Barbee’s Branch to line of lands formerly owned by Kentucky Hydro Electric Company.

Item 101. All of the land formerly owned by T. English Dunn on what is known as Dunn’s Island and formerly known as Frying Pan Bend in Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level.

Item 102. All of the lands formerly owned by Chas. Doram and Allie D. Owsley, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Pope Brothers and run down Dix River to line of lands of estate of Martha Ann Rowe.

Item 103. All of the lands formerly owned by B. F. King, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of James Warford and run down Dix River to line of lands of Jennie Curtis and others.

Item 104. All of the lands formerly owned by John Trumbo, lying on Herrington Lake or Clark’s Run, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Andrew Pope and S. J. Bowman and run down Clark’s Run to line of lands of Lewis Campbell.

Item 105. All of the lands formerly owned by John D. Jackson, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of W. P. Rice Estate and run down Dix River to line of lands of Frances Bradley and others.

Item 106. All of the lands formerly owned by Jonathan D. Rankin, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of John T. Anderson and run down Dix River to line of lands of John T. Anderson.

Item 107. An easement, being the right to impound water upon all of the lands formerly owned by Thompson Chinn, lying on Herrington Lake or Barbee’s Branch which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Phil McMillan and run down Barbee’s Branch to line of Danville and Lexington Turnpike.

Item 108. All of the lands formerly owned by S. H. Nichols as Trustee, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Frances Bradley and others and run down Dix River to line of lands of Frances Bradley and others.

Item 109. All of the lands formerly owned by John R. Yeager, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Octavius Doram and run down Dix River to line of lands of Louis Campbell.

Item 110. All of the lands formerly owned by Mary I. Bradley and others, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of John D. Jackson and run down Dix River to the line of Sam Nichols, Trustee, and begin again at the line of Sam Nichols, Trustee, and run down Dix River to land formerly owned by W. P. Rice.

Item 111. All of the lands formerly owned by Silas Mason, Sam A. Mason and H. P. Mason, Jr., lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of R. W. Gwinn and run down Dix River to line of lands of Vic Rice.

Item 112. All of the lands formerly owned by John R. Bright, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of J. Lee Murphy and run down Dix River to line of lands of Pope Brothers.

Item 113. All of the lands formerly owned by J. Lee Murphy, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Hugh Wayne and J. A. Rice and run down Dix River to line of lands of John R. Bright.

Item 114. All of the lands formerly owned by Samuel B. Pope and Geo. L. Pope, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of John R. Bright and A. J. Rice and run down Dix River to line of lands of Doram and Rice.

Item 115. All of the lands formerly owned by the heirs of J. M. McCallie, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of B. F. King and run down Dix River to line of lands of the heirs of Steve Davis.

Item 116. All of the lands formerly owned by Edwin P. Curry, lying on Herrington Lake or Barbee’s Branch, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of 760 foot sea level elevation and run down Barbee’s Branch to line of lands formerly owned by Susan Penman.

The property described above in Items 3 to 116 was acquired by the Company by deed dated December 31, 1928, and recorded in Deed Book 57, page 545, in the Office of the Clerk of Boyle County, Kentucky.

Item 117. A certain lot or parcel of ground lying and being in the City of Danville, and bounded as follows, to-wit: On the North by the property described in Item 118 above and Lizzie Embry; on the East by Third Street; on the South by Fackler Street; and on the West by Fourth Street, less, however, that certain boundary cut off from this boundary and conveyed to John A. Geary by deed dated December 29, 1875, and recorded in Deed Book 13, page 482 of the Boyle County Clerk’s office; and being part of the same property acquired by the Company by deed dated June 2, 1924, and recorded in Deed Book 53, page 7, in the Office of the Clerk of Boyle County, Kentucky; EXCLUDING THEREFROM so much as was conveyed by deed dated January 2, 1942, recorded in Deed Book 70, Page 44, in the Office of the Clerk of Boyd County, Kentucky.

Item 118. So much of the lands of John J. Nave, et al. as may be submerged by reason of the erection and maintenance of a dam in Dix River of which the spill-way escape or outlet will be maintained not higher than Seven Hundred and Sixty (760) feet above sea-level, and which lands begin upstream at line of lands of Sam Skidmore and run down Dix River to line of lands of Kentucky Utilities Company; being the property acquired by the Company by deed dated August 12, 1936 and recorded in Deed Book 64, page 90, in the Office of the Clerk of Boyle County, Kentucky.

Item 119. A lot fronting on the North margin of Fackler's Lane, in the City of Danville, 28½ feet and extending back a uniform width 66 feet and bounded on the West by property of the Kentucky Utilities Company; on the north by property of Camper; on the East by property of Reed; and on the South by Fackler's Lane.

Item 120. A lot fronting on the North margin of Fackler's Lane, in the City of Danville, 28½ feet and extending back a uniform width 66 feet and bounded on the West by the lot described in Item 1, above; on the North by property of Camper; on the East by property of Reed and Kelly; and on the South by Fackler's Lane.

The property described above in Items 119 and 120 was acquired by the Company by deed dated September 26, 1949, and recorded in Deed Book 83, page 313, in the Office of the Clerk of Boyle County, Kentucky.

Item 121. A tract of land containing approximately twenty three hundredths (0.23) acre located near the town of Junction City, Kentucky on the West side of Kentucky Highway #35 to Danville, Kentucky, and fronting on public roadway known as Grubbs Lane. Said tract of land is more particularly described as beginning at a point on the North side of Grubbs Lane approximately two thousand and thirty (2030) feet from the center line of Kentucky Highway #35, said point being thirteen (13) feet from center line of Grubbs Lane; thence North 16 degrees 49 minutes East one hundred (100) feet to a point; thence North 71 degrees 30 minutes West one hundred (100) feet to a point in the line between William Thomas Morgan and Henry Lewis; thence South 16 degrees 49 minutes West one hundred (100) feet to a point, corner to Henry Lewis, and being thirteen (13) feet from center line of Grubbs Lane; thence South 71 degrees 30 minutes East and parallel to Grubbs Lane one hundred (100) feet to the point of beginning, being the property acquired by the Company by deed dated November 19, 1951, and recorded in Deed Book 87, page 292, in the Office of the Clerk of Boyle County, Kentucky.

Item 122. A tract of land situated in or near Needsmore Village, described as follows: Beginning at a point in the center line of Cross Pike, that point being 171.07 feet southwest of the intersection of the center lines of Cross Pike and the Danville-Perryville Road; thence in a direction of S 12-00 W along the center line of Cross Pike for a distance of 100.00 feet to a point; thence in a direction of S 78-00 E for a distance of 150.00 feet to a point, a new corner to Prall, passing over the center of a fifteen inch corrugated iron storm drain at the property fence, that point being 12.92 feet from previous corner; thence in a direction of N 12-00 E for a distance of 100.00 feet to a point, a new corner to Prall; thence in a direction of N 78-00 W for a distance of 150.00 feet, passing the above mentioned property fence at 137.54 feet from previous corner to the point of beginning, containing approximately 0.4 acre; being the property acquired by the Company by deed dated October 28, 1958, and recorded in Deed Book 113, page 366, in the Office of the Clerk of Boyle County, Kentucky.

Item 123. A tract of land situated at the southeast corner of Second and Broadway Streets in the City of Danville, described as follows: Beginning at an iron pipe located at the east margin of the sidewalk along North Second Street, corner to property of Joe H. Jennings and Nellie Jennings, his wife, and thence along the east margin of sidewalk along North Second Street N 2 degrees E 108.9 feet to an iron pipe at the intersection of the east margin of sidewalk along Second Street and the south margin of the sidewalk along Broadway; thence with the south margin of the sidewalk along Broadway S 86 degrees 40' E 180.0 feet to an iron pipe at the line of Raleigh D. Crook, said iron pipe being at the south margin of the sidewalk along West Broadway and located in a line one foot from and parallel to the Raleigh Crook Building; running thence S 3 degrees W 93.3 feet to an iron pipe located in line of Mrs. Jessie Bell Estate, said iron pipe being located 1.3 feet west of the west edge of concrete foundation of Crook Building and in line with an old post marking the property line between Crook, the Bell Estate, and Frankel property; thence with the line of the Bell Estate N 86 degrees 40' W 44.2 feet to an iron pipe, corner to Bell Estate; thence with line of Bell Estate S 2 degrees W 10.9 feet to an iron pipe, corner to Joe H. Jennings and Nellie Jennings and Bell Estate properties, said pipe being located 1.5 feet from the north foundation wall of the Jennings' building (not pilasters); thence along a line paralleling the main foundation wall of the Jennings' Building and 1.5 feet north thereof, N 88 degrees 40' W 131.6 feet to an iron pipe located at the east margin of sidewalk along North Second Street, the point of beginning; being the property acquired by the Company by deed dated December 14, 1960, and recorded in Deed Book 124, page 305, in the Office of the Clerk of Boyle County, Kentucky.

Item 124. A tract of land situated in the northwest corner of Lot No. 21 of the Joshua B. Adams Subdivision, as shown by plat of record in New Plat Book, page 9, in Boyle County Court Clerk's office, which tract is described as follows: Beginning at a point in the rock fence, corner to property of Raleigh D. Crook and wife, Louise C. Crook, and Mary L. Adams, said corner being in the northwest portion of the farm of J. E. Riffe, running thence S 22 degrees 08" W along a fence common to Mary L. Adams a distance of 182.1 feet to a marker, corner to Adams; thence S 84 degrees 00" E 300.6 feet to a corner and marker; thence N 6 degrees 00" E 175.0 feet to a corner in the rock fence common to Raleigh D. Crook and wife and James Elbert Riffe; thence along the rock fence common to Crook N 84 degrees 00" W 250.0 feet to the point of beginning, containing 1.106 acres, more or less; being the property acquired by the Company by deed dated March 7, 1961, and recorded in Deed Book 125, page 202, in the Office of the Clerk of Boyle County, Kentucky.

Item 125. Beginning at an iron pin in the inside margin of sidewalk on South side of Broadway, said pin being six and 5/10 (6.5) feet South of the outside margin of curb on Broadway, and at the established property line of the Company; thence along the inside margin of sidewalk on South side of Broadway South 87 deg. 58 min. East 83.70 feet to an iron pin at the inside margins of sidewalks intersecting Broadway and First Streets; thence with the inside margin of sidewalk along the West side of First Street South 3 deg. 55 min. West 94.0 feet to an iron pin at the property line of Mrs. Otho Bell Estate; thence with the line of Bell Estate North 87 deg. 21 min. West 82.50 feet to an iron pin in line of Bell Estate and corner to the Company property; thence with line of the Company property North 3 deg. 00 min. East 93.30 feet, the point of beginning, as shown by survey dated April 22, 1967, of B. J. Haefling, registered land surveyor of Kentucky, No. 789; subject to the restriction as to the use of property as shown by deed of Coca Cola Bottling Works of Lexington, Ky., Inc. to Raleigh D. Crook, dated December 29, 1955, recorded in Deed Book 101, page 108, Boyle County Court Clerk's office; and being the property acquired by the Company by deed dated June 1, 1967, and recorded in Deed Book 158, page 88, in the Office of the Clerk of Boyle County, Kentucky.

Item 126. Beginning at a new corner of Danville Development Corporation and identified by a marker, which corner is at the edge of the North Side of the railroad fill and is in the East right-of-way line of the proposed Danville by-pass at Station No. 232 + 39.79 of the Department of Highways of Kentucky survey, which corner is 204 feet N 54 deg. 30' East of the center line of the railroad spur as it crosses the center line of the existing Stewart's Lane; thence N 20 deg. 58' W 189.79 feet to a corner in the East right-of-way line of said proposed by-pass; thence N. 69 deg. 02' E 150 feet to a corner to other property of Danville Development Corporation and identified by a marker; thence S 20 deg. 58' E 115.98 feet to a corner in the line of Danville Development Corporation and the Southern Railway System fence line; thence along said property line of Southern Railway System S 39 deg. 00' W 136.92 feet to a corner in line of Railway property line and property of Danville Development Corporation; thence S 59 deg. 51' W 31.97 feet, the point of beginning, containing 0.544 acre; being the property acquired by the Company by deed dated August 24, 1967, and recorded in Deed Book 159, page 248, in the Office of the Clerk of Boyle County, Kentucky.

Item 127. Beginning at a point in the East edge of right-of-way of Danville By-Pass at a point 913.1 feet South of property line of Dulin farm as measured along the By-Pass right-of-way, and also being 37.29 feet South of the By-Pass right-of-way monument at station 82+55 of the By-Pass survey; thence leaving the By-Pass right-of-way South 29 deg. 00 min. East 224.71 feet to a marker, corner to Kinnaird; thence still with the line of Kinnaird South 61 deg. 00 min. West 150.0 feet to a marker and another corner of Kinnaird; thence still with Kinnaird North 29 deg. 00 min. West 175.29 feet to the right-of-way of the Danville By-Pass; thence with the right-of-way of the Danville By-Pass North 43 deg. 11 min. East 157.92 feet to point of beginning, and containing .707 acre; being the property acquired by the Company by deed dated April 4, 1969, and recorded in Deed Book 168, page 225, in the Office of the Clerk of Boyle County, Kentucky.

Item 128. Beginning at a point in the East edge of right-of-way of Danville By-Pass at a point 875.81 feet South of property of Dulin farm as measured along the By-Pass right-of-way, and also being the By-Pass right-of-way monument at Station 82 + 55 of the By-Pass survey; thence leaving the By-Pass right-of-way South 29 deg. 00. min. East 240.78 feet to a marker, corner to Kinnaird; thence still with line of Kinnaird South 61 deg. 00 min. West 186.0 feet to a marker and another corner of Kinnaird; thence still with Kinnaird North 29 deg. 00 min. West 175.29 feet to the right-of-way of the Danville By-Pass; thence to the right-of-way of the Danville By-Pass North 43 deg. 11 min. East 195.21 feet to the point of beginning; and containing .803 acre; being the property acquired by the Company by deed dated August 18, 1970, and recorded in Deed Book 175, page 201, in the Office of the Clerk of Boyle County, Kentucky.

Item 129. Beginning at a post in the East right of way line of Danville By-Pass corner to Wallace; thence leaving Wallace and running with said East right of way line the following courses and distances S 17 degrees 34 feet W 139.4 feet to a concrete right of way marker, S 26 degrees 50 feet W 269.0 feet to a concrete right of way marker, S 35 degrees 55 feet W 165.0 feet to a concrete right of way marker, S 46 degrees 28 feet W 313.4 feet to a post corner to Kentucky Utilities Company; thence leaving said East right of way line and running with Kentucky Utilities Company and other property of Kinnaird S 26 degrees 34 feet E 235.5 feet to a corner thence S 62 degrees 30 feet W 186.3 feet to  a corner with Kentucky Utilities Company; thence South 27 degrees 00 feet East 229.0 feet to the line of Sigwald; thence with Sigwald a wire fence line N 32 degrees 59 feet E 1424.9 feet to a point in the South line of Wallace; thence with Wallace N 77 degrees 32 feet W 308.5 feet to the point of beginning and containing 7.04 acres more or less; being the property acquired by the Company by deed dated November 5, 1974, and recorded in Deed Book 198, page 520, in the Office of the Clerk of Boyle County, Kentucky.

Item 130. Beginning at a concrete highway marker in the East right-of-way line of Danville By-Pass, said point being a corner to property of Kentucky Utilities Company; thence with the line of Kentucky Utilities Company South 27° 00' East 404.0 feet to a corner in line of Sigwald; thence with line of Sigwald South 30° 50' West 158.0 feet to a corner with property of Danville-Boyle County Humane Society, Inc.; thence with line of the Humane Society North 47° 07' West 414.0 feet to the East side of Danville By-Pass; thence with the line of the By-Pass North 43° 19' East 282.7 feet to a concrete right-of-way marker; thence North 40° 13' East 10.8 feet to the beginning, containing 2.00 acres, more or less, as per plat recorded in Deed Book 209 page 658, Boyle County Clerk's office; and being the property acquired by the Company by deed dated December 22, 1977 and recorded in Deed Book 217, page 33, in the Office of the Clerk of Boyle County, Kentucky.

Item 131. Beginning at a hub (or iron pin) on the East margin of right of way of Goggin Lane corner to property of Harvey Helm; thence with the line of Helm S 36 deg. 45 min. E 300.0 feet to a hub (or iron pin) a new corner to Helm and Minor; thence a new line with Minor S 49 deg. 00 min. W 300.0 feet to a hub (or iron pin) corner to Minor; thence a new line with Minor N 36 deg. 45 min. W 300 feet to a hub (or iron pin) corner to Minor and East margin of Caldwell Lane; thence with the East margin of Caldwell Lane N 49 deg. 00 min. E 300.0 feet to the beginning, and containing 2.066 acres, plus; and being the property acquired by the Company by deed dated January 3, 1980 and recorded in Deed Book 228, page 208, in the Office of the Clerk of Boyle County, Kentucky.

 The following described real estate of the Company situated in Bracken County, Kentucky:

Item 1. A tract of land situated in Augusta described as follows: To the east of Hamilton Avenue, and embracing all that strip of land which is about fifty-two feet wide (but includes all whatever is the width) between the South line of the lot conveyed by Henry Bertrems to the City of Augusta, or to L. V. Marks & Co., and the north line of the real estate conveyed to M. E. Shinkle by the Augusta Canning Co., dated Feb. 7th, 1903, recorded in Deed Book No. 39, page 306, to which reference is here made, and the said strip extending eastwardly same width the full length of the last named real estate, including all the land of J. B. Hamilton and all such rights as he may have in the walkway and rights of way east of Hamilton Avenue; being a part of the property acquired by the Company by deed dated December 30, 1941, and recorded, in Deed Book 71, page 119, in the Office of the Clerk of Bracken County, Kentucky.

Item 2. A tract of land situated in the town of Germantown, 17 poles North of the North East corner of the Francis McLean lot in the line of M. E. McLean fronting on Frankfort Street and bounded and described as follows: Beginning in the fence and running 35 feet West, thence 30 feet North, thence 35 feet East, thence 30 feet South to the place of beginning, being a rectangle 35x30 feet and bounded on the North, West and South by the land of M. E. McLean, and on the East by Frankfort Street; being a part of the property acquired by the Company by deed dated December 30, 1941, and recorded in Deed Book 71, page 119, in the Office of the Clerk of Bracken County, Kentucky.

Item 3. A tract of land situated in the town of Brooksville, marked "B" on plat by Edgar Hargett, Surveyor of June 18th, 1921, which plat is recorded in the Bracken County Records, and bounded and described as follows: Beginning at a stake in a drain corner to John D. Finn, then N. 38° 9’ E. 99 feet to a fence post corner to said Finn, then N. 48° 39’ E. 52.9 feet to a stake, then N. 47° 18’ W. 66 feet to a fence post, then S. 55° 30’ W. 162.36 feet to a honey locust tree, then S. 38° 10’ E. 101.64 feet to a stake to said Finn and coal yard, then N. 56° 57’ E. 34.32 feet to the place of beginning containing 14,469 square feet of land; and also a strip of land fifteen feet (15 ft.) wide running in South West direction from plat "B" and parallel to South side of plat "A" which is marked "Coal Yard" in the same survey, connecting the above described plat "B" and the site of the old power plant; and also an additional strip of land fifteen feet wide and one hundred and one and sixty four hundredths feet (101.64 ft.) long; said strip of land being an addition to the west line or side of the property, said line running in a S. 38° 10’ E. direction. The west side of this addition then starts at a point on the north line of the property fifteen feet in a southwesterly direction from the honey locust tree and runs to a point on the south line fifteen feet in a southwesterly direction on said line from a stake corner dividing lot A and B, of said coal yard, said line being shown by a dash and two dot lines on the recorded plat drawn by Edgar Hargett, surveyor; being a part of the property acquired by the Company by deed dated December 30, 1941, and recorded in Deed Book 71, page 119, in the Office of the Clerk of Bracken County, Kentucky.

Item 4. A tract of land situated in Bracken County described as follows: A tract of land 50 feet long and 50 feet wide known as the Johnsville sub-station site and adjoining the Fair View and Iron Bridge Turnpike Road, the above described property being a part of the 23 acre tract of land along Fair View and Iron Bridge Turnpike Road, in Bracken County, Kentucky, as conveyed to E. Y. Miller from Eliza A. Konkright of Bracken County, Kentucky, by deed recorded in Deed Book 51, page 338, of Bracken County Court Records; being a part of the property acquired by the Company by deed dated December 30, 1941, and recorded in Deed Book 71, page 119, in the Office of the Clerk of Bracken County, Kentucky.

Item 5. A tract of land situated in Bracken County described as follows: Beginning in center of Germantown and Chatham Pike and corner to Mattie T. Asbury and Wm. Reynolds extending 60 feet North along Dutch Ridge Turnpike; thence East 20 feet, thence South 60 feet; thence West 20 feet to starting point, to have and to hold as long as this lot is used for Electric Light & Power Purposes, to revert to owners whenever it ceases to be used for aforesaid purposes; being a part of the property acquired by the Company by deed dated December 30, 1941, and recorded in Deed Book 71, page 119, in the Office of the Clerk of Bracken County, Kentucky.

EXCLUDING FROM ITEMS 1 through 5 above:

(a) so much of said property as was conveyed to the United States of America by Deed dated February 12, 1968, recorded in Deed Book 88, Page 369, in the Office of the Clerk of Bracken County, Kentucky; and

(b) so much of said property as was conveyed to Edward F. Hay by Deed dated June 15, 1970, recorded in Deed Book 89, Page 594, in the Office of the Clerk of Bracken County, Kentucky.

Item 6. A parcel of land situated on the Germantown and Chatham Turnpike road, and also binding upon the Dutch Ridge Turnpike road and described as follows: Beginning at a stake in the line of the aforesaid roads; thence running in the northerly direction along the right of way of Dutch Ridge Turnpike Road, a distance of Two hundred (200) Feet to a stake; thence in an easterly direction a distance of Two Hundred (200) feet to a stake, thence in a southerly direction a distance of Two Hundred (200) Feet to the Germantown and Chatham Turnpike Road, thence following Turnpike in a westerly direction a distance of Two Hundred (200) feet to the place of beginning, excepting and reserving however that portion of the above boundary heretofore conveyed to the Kentucky Power Company on February 20, 1930, by Mattie T. Asbury and husband by deed now of record in Deed Book 65, page 196, Bracken County Court Clerk's Office. The property described above was acquired by the Company by deed dated November 12, 1953, and recorded in Deed Book 78, page 401, in the Office of the Clerk of Bracken County, Kentucky.

Item 7. Situated on the South side of Fourth Street in City of Augusta and fronting 100 feet on Fourth Street and extending in a southerly direction, same width, 174 feet to a strip of land 20 feet wide located on the North side of the land owned by A. D. Pumpelly, and which 20 feet is to be used for the purpose of extending Fifth Street in an Easterly direction between the land conveyed and the land of A. D. Pumpelly; bounded on the West by the lot owned by W. O. Holmes (now Ball), on the East by an alley 12 feet wide which passes between the above described tract to Fifth St., and the lot owned by Reese, subject to reservation of non exclusive use of said alley; being property acquired by the Company by deed dated Aug. 30, 1965, and recorded in Deed Book 87, page 98, in the Office of the Clerk of Bracken County, Kentucky.

Item 8. A certain lot or parcel of land located on the South side of Fourth Street in the City of Augusta, Kentucky, bounded and described as follows: On the West by the Company's lot, on the East by Martin lot, the same fronting forty (40) feet more or less on the South side of Fourth Street and running back, same width, in  a southerly direction, ninety-five (95) feet more or less, this property being known as 514 Fourth Street, Augusta, Kentucky; and being the property acquired by the Company by deed dated June 4, 1973, and recorded in Deed Book 91, page 467, in the Office of the Clerk of Bracken County, Kentucky.

 The following described real estate of the Company situated in Bullitt County, Kentucky:

Item 1. Being all of Tract 1 as shown on the Boundary Survey of part of S&F Investment Property recorded in Plat Cabinet 3, Slide 71, in the Office of the Clerk of Bullitt County, Kentucky.  Being part of the property conveyed to S&F Investments, LLC, by Deed dated June 16, 2005, recorded in Deed Book 642, Page 718, in the Office aforesaid, and being the same property conveyed to Kentucky Utilities Company by deed dated July 21, 2006 and recorded in Deed Book 671, Page 866 in the Office of the Clerk of Bullitt County, Kentucky.

 The following described real estate of the Company situated in Caldwell County, Kentucky:

Item 1. A certain lot or parcel of land lying and being, in the City of Princeton, about one-half of a mile from and South of the Court House in said City, and lying on the East side of the Princeton & Cadiz Road, and more particularly described as follows: Beginning at the point of intersection of the Southerly boundary of the Ohio Valley Railroad right-of-way and the center line of the said Princeton & Cadiz Road; thence Southwesterly on an approximate magnetic course of S. 10 W. along said center line of said Princeton & Cadiz Road 156.5 feet, more or less, to a point of intersection of said center line of said Princeton & Cadiz Road with a line running parallel with the Southerly boundary of the said Ohio Valley Railroad right-of-way, and being 50 feet Southwesterly from the Southwest corner of the Power House formerly owned by the Princeton Electric Light & Power Company, said 50 feet to be measured at right angles to the building; thence along said intersection line, said line being parallel to the Southerly boundary of the said Ohio Valley Railroad right-of-way and 50 feet Southwesterly from the above mentioned Power House, on an approximate magnetic course of S. 49 E. 110 feet to a point; thence along a line on an approximate magnetic course of S. 67 degrees and 30 minutes E. 164 feet, more or less, to a point, said point is a point 80 feet in a Southwesterly direction from and at right angles to the Southerly boundary of the said Ohio Valley Railroad right-of-way from a point on said right-of-way that is 350 feet from the point of beginning Southeasterly along said Southerly boundary of said Ohio Valley Railroad right-of-way; thence along an approximate magnetic course of N. 41 degrees E. and at right angles to the Southerly boundary of said Ohio Valley Railroad right-of-way 80 feet to a point on said right-of-way that is 350 feet Southeasterly from the point of beginning along said right-of-way; thence along the Southerly boundary of the said Ohio Valley Railroad right-of-way on an approximate magnetic course of N. 49 W. 350 feet to the point of beginning; being a part of the property acquired by the Company by deed dated February 23, 1926, and recorded in Deed Book 55, page 258, in the Office of the Clerk of Caldwell County, Kentucky.

Item 2. A parcel of land lying and being on Kentucky Highway No. 91, about ¼ mile North of the City of Princeton, and described as follows: Beginning at an iron pin in the Eastern line of right of way in Kentucky Highway #91 in line of property of Hail; thence with said right of way line N 27° 30' E 425.0 feet to an iron pin; thence S 62° 30' E 185.0 feet to an iron pin in the division line between Brown and Hail; thence with said division line S 30° 00' W 223.5 feet to an iron pin at the corner of Cunningham-Lamb and Brown; thence same course continued 222.0 feet along the division line of Cunningham-Lamb and Hail to an iron pin; thence N 62° 30' W 169 feet to the point of beginning, containing 1.73 acres; being the property acquired by the Company by deed dated April 30, 1954, and recorded in Deed Book 93, page 15, in the Office of the Clerk of Caldwell County, Kentucky.

The foregoing property described in Item 2 is subject to an easement for a public road, that part of the property which is subject to said easement being described as follows: Beginning at a stake located near the City Limits of Princeton, Kentucky, in the South line of Kentucky Highway No. 91, corner to the property now owned by Hattie Hail; thence S 62° 30' E 350 feet along the line of Hail and Cunningham-Lamb to a corner post; thence with the line of Cunningham-Lamb N 27° 30' E 50 feet to a stake; thence crossing the property of Kentucky Utilities Company N 62° 30' W 350 feet to another stake in Kentucky Highway No. 91; thence S 27° 30' W 50 feet to the point of beginning.

EXCLUDING FROM ITEM 2 above:

(a) so much as was conveyed to the Commonwealth of Kentucky for the use and benefit of the Department of Highways, by Deed of Conveyance dated April 30, 1962, recorded in Deed Book 107, Page 494 in the Office of the Clerk of Caldwell County, Kentucky; and

(b) so much of said property as was conveyed to the City of Princeton, Kentucky, by Deed of Conveyance dated December 21, 1990, recorded in Deed Book 179, Page 344 in the Office of the Clerk of Caldwell County, Kentucky.

Item 3. A parcel of land lying and being on Kentucky Highway No. 91, about ¼ mile North of the City of Princeton, and described as follows: Beginning at an iron pin in the line of Hattie Hail, corner to Randolph Brown and Cunningham-Lamb property; thence with the property line of Hail S 30° 00' W 222.0 feet to an iron pin in Hail's line; thence S 62° 30' E 181.0 feet to an iron pin; thence N 27° 30' E 189.0 feet to an iron pin in division line between grantors and Randolph Brown; thence with said division line N 58° 00' 174 feet to the point of beginning, containing 0.795 acres; being the property acquired by the Company, by deed dated April 30, 1954, and recorded in Deed Book 93, page 16, in the Office of the Clerk of Caldwell County, Kentucky.

Item 4. A parcel of land lying and being on Kentucky Highway No. 91, about ¼ mile North of the City of Princeton, and described as follows: Beginning at an iron pin in line of Hail and Brown; thence S 62° 30' E 165.0 feet to an iron pin; thence S 27° 30' W 263 feet to an iron pin in line of Brown; Cunningham-Lamb; thence with their line N 58° 00' W 174.0 feet to an iron pin, corner to property of Hail, Cunningham-Lamb; thence with line of Hail N 30° 00' E 235 feet to the point of beginning, containing 0.89 acres; being the property acquired by the Company by deed dated April 27, 1954, and recorded in Deed Book 93, page 18, in the Office of the Clerk of Caldwell County, Kentucky. EXCLUDING THEREFROM so much as was conveyed to the Commonwealth of Kentucky for the use and benefit of the Department of Highways, by Deed of Conveyance dated April 30, 1962, recorded in Deed Book 107, Page 494 in the Office of the Clerk of Caldwell County, Kentucky.

 The following described real estate of the Company situated in Carroll County, Kentucky:

Item 1. The tracts of land situated in Carroll County described as follows: Parts of In-lots Nos. 278 and 279 in Carrollton, in Carroll County, Ky., beginning at the corner of Lot No. 278 at the intersection of Main and Seventh Streets; thence Westwardly with Main Street 67 feet 8½ inches; thence Southwardly 173 feet 8½ inches to Foulk’s line; thence Eastwardly with Foulk’s line 67 feet 8½ inches to Seventh Street; thence Northwardly with Seventh Street 173 feet 8½ inches to Main Street, the place of beginning; EXCLUDING THEREFROM so much as was conveyed to Kentucky Water Service Company, Inc., by Deed dated as of December 22, 1947, recorded in Deed Book 49, Page 278, in the Office of the Clerk of Carroll County, Kentucky.

Item 2. That part of In-lot 227 in Carrollton, Carroll County, Ky., included in the following boundary, to-wit: Beginning on the Northern side of Main Street 30 feet Westwardly from the Southern corner of the main brick building, situated on the Northwest corner of Main and Seventh Streets; thence Eastwardly with the Northern side of Main Street 74 feet to the Northwest corner of the intersection of Main and Seventh Streets, according to the old measurement of the town, and being the Southeast corner of said building; thence Northwardly with the western side of Seventh Street to the Ohio River; thence Westwardly with the river 74 feet; thence Southwardly parallel with Seventh Street, to the place of beginning.

Item 3. A tract of land situated in the City of Carrollton described as follows: In-Lot No. 277 in Carrollton, Carroll County, Kentucky, fronting 30 feet more or less on the North side of Main Street and extending Northwardly to the Ohio River, which ground lies immediately west of the water works property formerly belonging to the Kentucky Power & Light Company and is immediately East of the lot sold by Charles McCracken, et al., to Jones & Dunn February 11, 1901.

The property described above in Items 1, 2 and 3 was acquired by the Company by deed dated December 30, 1941, and recorded in Deed Book 44, page 648, in the Office of the Clerk of Carroll County, Kentucky.

Item 4. A tract of land situated in the City of Ghent, described as follows: Beginning at an iron pin set in the south line of Liberty Street, said pin being the northeast corner of the tract herein described and also a corner to the lands of Scott Thompson, thence with said Thompson's line South 34 degrees 50 minutes East for a distance of seventy-five (75) feet to an iron pin, thence leaving Thompson and running with the lands of Margaret R. Howard South 54 degrees West seventy-five (75) feet to an iron pin, thence North 34 degrees 50 minutes West seventy-five (75) feet to an iron pin set in the south line of Liberty Street, corner to Margaret R. Howard, thence with the south line of Liberty Street North 54 degrees East for a distance of seventy-five (75) feet to the point of beginning, containing 0.13 acre; being the property acquired by the Company by Deed dated March 21, 1955, and recorded in Deed Book 54, page 389, in the Office of the Clerk of Carroll County, Kentucky.

Item 5. Beginning at a point in the line between the land of Nellie G. Lee and Geoffrey Lee, her husband, and the land of the Company, said point being the Southwest corner of the existing substation lot and being South 7 Degrees 45 Minutes East 199.75 feet from the South line of Mason Street, running thence South 7 Degrees 45 minutes East a distance of 100 feet to a steel pin; thence North 82 Degrees 15 Minutes East a distance of 300 feet to a steel pin; thence North 7 Degrees 45 Minutes West a distance of 300 feet to a steel pin in the South right of way line of Mason Street; thence with the South line of said Street South 82 Degrees 15 minutes West a distance of 100 feet to the northeast corner of the existing substation lot now owned by the Company; thence with the East line of said substation lot South 7 Degrees 45 Minutes East a distance of 200 feet to the existing Southeast corner of said substation lot; thence with the South line of said substation lot South 82 Degrees 15 Minutes West a distance of 200 feet to the point of beginning, and containing 1.14 acres; being property acquired by the Company by deed dated January 11, 1961, and recorded in Deed Book 58, page 534, in the Office of the Clerk of Carroll County, Kentucky.

Item 6. Beginning at a stone on the Ohio River, at Lewis Owens corner, thence with his line and the line of H. Diuguid, S 30½ E 234½ poles to a stone corner to Dudley Griffith and the Old Military Line; thence with said line, S 59½ W 109½ poles to a stone; thence N 30½ W 234 poles to the Ohio River; thence up same, N 60 E 109½ poles to the beginning, and containing 159 acres, more or less; being the property acquired by the Company by deed dated July 3, 1969, and recorded in Deed Book 69, page 511, Carroll County Court Clerk's office; excepting from the above described tract the following, to-wit: Beginning at a point in the center of U.S. Highway No. 42, and in the line of Lewis Owens, now owned by Perry C. Froman, and running thence in a northerly direction to a stone on the Ohio River; thence in a westerly direction with the meanderings of said river to the original line described herein, which was established between the lands of Caby M. Froman and H. M. Froman; thence with said line in a southerly direction to the center of U.S. Highway No. 42; and thence with the line of said highway in an easterly direction to the point of beginning, and containing 35 acres, more or less.

Item 7. Beginning at a stone on the Ohio River at the Louis Owens corner, thence with the west corner of Louis Owens' farm, now owned by Perry C. Froman; thence in a westerly direction with the meanderings of the Ohio River to a stone in the line of same, corner to the lands of the R. H. Froman estate; thence in a southerly direction with said line to the center of the Ghent Warsaw Pike, now known as U.S. Highway No. 42; thence with the center of said pike in an easterly direction to a point in the line of the said Louis Owens' farm, now owned by Perry C. Froman; thence in a northerly direction with the line of said farm to the point of beginning, and containing 41 acres, more or less; being the property acquired by the Company by deed dated July 7, 1969, and recorded in Deed Book 69, page 541, in the Office of the Clerk of Carroll County, Kentucky.

Item 8. Beginning at a stone on the Ohio River corner to the land formerly set apart to Nancy A. Froman as her dower in the land of H. Froman, deceased, thence S 30½ E 234 poles to a stone corner to the old military line formerly Dudley Griffith's line; thence with said line S 59½ W 72 poles to a stone; thence N 32½ W 178 poles to the Ohio River; thence with said road S 59½ W 24 poles to the land formerly owned by Nancy A. Froman; thence with her line N 32½ W 66 poles to the Ohio River; thence up same with its meanders N 62 E 102 poles to the beginning, and containing 120 acres; excepting from said tract the following described tract, to-wit: Beginning at a stone on the Ohio River Bank at the northwest corner of the lands of H. M. Froman, thence S 30½ E 13.82 chains with said H. M. Froman's west line to the center of the Ghent Warsaw Pike; thence with said pike S 59 W 4.32 chains; thence N 30½ W 13.82 chains to the Ohio River; thence up the Ohio River with its meanders N 59 E 4.32 chains to the beginning, and containing 6 acres.

Item 9. Beginning at a stake in the Ghent and Gallatin County Turnpike, thence S 59½ W 24 poles to a stake in the Howard and Riggs line; thence with said line S 32½ E 176 2/3 poles to a stone in Griffith's line; thence with Griffith's line N 59 1/3 E 24 poles to a stake; thence N 32 1/3 W 176 2/3 poles to the beginning, and containing 26 acres, more or less.

Item 10. Beginning at a stone on the Ohio River, lower corner of Hiram Froman's land, thence with his land S 34 E 55½ poles to 9, stone in the center of the road; thence down said road S 56½ W 36 poles to a stone in the center of the road near a branch; thence N 34 W and parallel with the first line 55 poles to the Ohio River; thence up said river with its meanders and binding thereon N 64¾ E 36 poles to the beginning, and containing 12 acres and 38 poles, more or less.

Item 11. Beginning at a stone on the  bank of the Ohio River, the lower corner of D. P. Craig's farm, thence S 58 W 66½ poles with the meanders of said River to a stone corner to H. Froman's land; thence S 31¾ E 191 poles to a stone corner to Frank North; thence with his line N 75¼ E. 69.4 poles to a stone in said D. P. Craig's line near a branch; thence N 31¾ W with said Craig's line 210.8 poles to the beginning, and containing 83 acres, more or less.

Item 12. Beginning at a point in the center of the old Ghent and Warsaw Pike and corner with R. H. Froman, thence S 32-30 E 1101 feet along the line of R. H. Froman to a corner with Matthews; thence N 89 W along land of Matthews 200 feet; thence S 79 W 200 feet; thence S 89-30 W 200 feet; thence S 81 W 65 feet; thence S 32-30 E 198 feet to a corner with James Tandy Ellis; thence N 65-45 E 238 feet to a corner with Matthews and Ellis; thence N 32-30 W 701.2 feet to a point in the center of Ghent and Warsaw Pike; thence N 65-45 E 371.2 feet to the point of beginning, and containing 9.91 acres, more or less.

Item 13. Beginning at a point in the center of the old Ghent and Warsaw Pike and line with Robert Matthews, S 32-30 E 701.0 feet to a corner, thence S 65-45 W 238 feet to a stake; thence N 32-30 W 682 feet to a point in the center of the Ghent and Warsaw Road; thence along said Road N 65-45 E 236 feet to the point of beginning, and containing 3.81 acres, more or less.

Item 14. Beginning at a stake in right-of-way of U.S. Highway No. 42, and corner to lot conveyed to Nellie M. Lee, and running thence with Lee line N 31½ W 300 feet to the Ohio River, corner to Lee lot; thence with said river N 58 E 200 feet to a stake, corner to Lot No. 5 conveyed to R. H. Froman; thence with line of said lot S 31½ E 320 feet to right-of-way of said highway; thence with same S 72 W 200 feet to the beginning, and being Lot No. 4 in survey of lots made by Curtis Ochs on said river for Belle Crutcher Estate in May, 1936.

Item 15. Beginning at a stake in right-of-way of U.S. Highway No. 42 and corner to above lot No. 4 of R. H. Froman and running with line of same N 31½ W 320 feet to the Ohio River, corner to said lot; thence with said river N 58 E 200 feet to corner to Lot No. 6, conveyed to R. H. Froman; thence with line of same S 31½ 360 feet to above highway; thence with said highway S 76½ W 200 feet to beginning; and being Lot No. 5 in survey of lot on said river made by Curtis Ochs for Belle Crutcher Estate in May, 1936.

Item 16. Beginning at a stake in right-of-way on U.S. Highway No. 42, and corner to above Lot No. 5 of R. H. Froman and running with the line of same N 31½ W 360 feet to Ohio River, corner to said lot; thence with said river N 63¼ E 200 feet to corner to Lot No. 7 conveyed to R. H. Froman; thence with same S 31½ E 420 feet to right-of-way of above highway; thence with said highway S 82¼ W 200 feet to beginning; and being Lot No. 6 in the survey of lots on said river made by Curtis Ochs for Belle Crutcher Estate in May, 1936.

Item 17. Beginning at a stake in right-of-way on U.S. Highway No. 42, and corner to above Lot No. 6 of R. H. Froman and running with line of same N 31½ W 420 feet to Ohio River, corner to said Lot; thence with said river N 63½ E 136 feet to a stake, corner to R. H. Froman; thence with line of said Froman S 32½ E 492 feet to right-of-way of above highway; thence with said right-of-way S 88½ W 215 feet to beginning; and being Lot No. 7 in survey of lots on said river made by Curtis Ochs for Belle Crutcher Estate in May, 1936.

The property described in Items 8-17 above was acquired by the Company by deed dated August 7, 1969, and recorded in Deed Book 69, page 534, in the Office of the Clerk of Carroll County, Kentucky.

Item 18. Beginning at a stake in right-of-way of U.S. Highway No. 42 on the South side thereof and also corner to the land of C. P. Scott and running thence with said Highway right-of-way, N 59¼ E 400 feet; N 64¾ E 200 feet; N 72 E 200 feet; N 76½ E 200 feet; N 82¼ E 200 feet; N 88¼ E 270 feet, to corner to the land of R. H. Froman; thence with his line, S 32¼ E 352 feet to a stake in center of old road; thence with old road N 65¾ E 236 feet to another stake in center of same; thence S 32½ E 701.25 feet to a stake corner to Matthews' farm; thence with lines of same, S 65 W 429 feet; S 57½ W 247.5 feet; S 46½ W 462 feet; S 61¾ W 693 feet to stake in center of old road; thence with said road, N 36½ W 222.75 feet; N 28¼ W 577.5 feet; N 28 E 214.5 feet to corner of Scott; thence with line of Scott N 31¼ W 480 feet to the beginning, and containing 44 12/100ths acres; less legal highway and excepting from the foregoing boundary 3.81 acres conveyed to R. H. Froman as shown in Deed Book 44, page 353, in the in the Office of the Clerk of Carroll County, Kentucky, and being the same property acquired by the Company by deed dated March 30, 1971, and recorded in Deed Book 72, page 353, in the Office of the Clerk of Carroll County, Kentucky.

There is excluded from the above described tract of land set forth in Item 18 the following tracts and/or strips of land:

(a) Beginning at a point in the property line between William Scott and E. B. O'Neal, seventy five (75) feet, northwestwardly from and at right angles to the centerline of the proposed track, as staked on the ground, at Construction Station 359+64, more or less; thence North 18° 32' East along a line seventy five (75) feet, northwestwardly from and parallel to the centerline of said proposed track, as staked on the ground, three hundred twenty (320) feet, more or less, to a point opposite Construction Station 362+84.2; thence northeastwardly along a line seventy five (75) feet, northwestwardly from and parallel to the centerline of said proposed track, as staked on the ground, along a curve to the right, with a radius of one thousand five hundred seven and sixty nine hundredths (1507.69) feet, a distance of nine hundred seventy (970) feet, more or less, to a point, opposite Construction Station 372+00; thence southeastwardly along a radial line twenty five (25) feet to a point fifty (50) feet, measured northwestwardly along a radial line from a point in the centerline of said proposed track as staked on the ground at Construction Station 372+00; thence northeastwardly along a line fifty (50) feet northwestwardly from and parallel to the centerline of said proposed track, as staked on the ground, along a curve to the right, with a radius of fourteen hundred eighty two and sixty nine hundredths (1482.69) feet, a distance of one hundred sixteen (116) feet, more or less, to a point opposite Construction Station 373+16.7; thence North 59° 20' East along a line fifty (50) feet northwestwardly from and parallel to the centerline of said proposed track as staked on the ground,  three hundred forty (340) feet, more or less, to the property line between E. B. O'Neal and the Company; thence South 30° 43' East along said last mentioned property line, crossing the centerline of said proposed track, as staked on the ground, at fifty (50) feet, at Construction Station 376+57.3, in all one hundred twenty five (125) feet to a point seventy five (75) feet, southeastwardly from and at right angles to the centerline of proposed track, as staked on the ground, said centerline of said proposed track crosses the last mentioned property line, two hundred thirty three and seven tenths (233.7) feet, South 30° 43' East from the centerline of a county road; thence South 59° 20' East, along a line seventy five (75) feet, southeastwardly from and at right angles to the centerline of said proposed track, as staked on the ground three hundred forty (340) feet, more or less to a point opposite Construction Station 373+16.7; thence southwestwardly along a line seventy five (75) feet southeastwardly from and parallel to the centerline of said proposed track, as staked on the ground, along a curve to the left, with a radius of thirteen hundred fifty seven and sixty nine hundredths (1357.69) feet, a distance of one hundred ninety six (196) feet, more or less to a point opposite Construction Station 371+00; thence southeastwardly along a radial line seventy five (75) feet to a point, one hundred fifty (150) feet measured southeastwardly along a radial line from a point in the centerline of said proposed track, as staked on the ground, at Construction Station 371+00; thence southwestwardly along a curve to the left, with a radius of twelve hundred eighty two and sixty nine hundredths (1282.69) feet, a distance of seven hundred forty (740) feet, more or less, to a point opposite Construction Station 362+84.2; thence South 18° 32' West, along a line one hundred fifty (150) feet southeastwardly from and parallel to the centerline of said proposed track, as staked on the ground, five (5) feet, more or less, to a point in the property line between E. B. O'Neal and William Scott; thence South 56° 02' West along said last mentioned property line, three hundred seventy three (373) feet, more or less, to the point of beginning, and containing six and five hundredths (6.05) acres, more or less;

(b) Beginning at a point in the centerline of an existing county road in the property line between William Scott and E. B. O'Neal; thence northwestwardly along the centerline of said existing county road three hundred sixty (360) feet, to a point, seventy five (75) feet northwestwardly from and at right angles to the centerline of said proposed relocated road at Construction Station 0+06, more or less; thence northwestwardly along a line seventy five (75) feet northwestwardly from and parallel to the centerline of said proposed relocated road, forty two (42) feet, more or less, to a point opposite Construction Station 0+48.1; thence eastwardly along a line seventy five (75) feet, northwardly from and parallel to the centerline of said proposed relocated road along a curve to the right, with a radius of one hundred fifty six (156) feet, a distance of two hundred forty four (244) feet, more or less, to a point opposite Construction Station 2+11.9 ahead and 1 +69.2 back; thence South 32° 49' East, along a line seventy five (75) feet northeastwardly from and parallel to the centerline of said proposed relocated road, thirty five and five tenths (35.5) feet to a point opposite Construction Station 2+48, more or less, said point being seventy five (75) feet, northwestwardly from and at right angles to the centerline of the proposed track, as staked on the ground, at Construction Station 362+21, more or less; thence South 18° 32' West along a line seventy five (75) feet northwestwardly from and parallel to the centerline of said proposed track, as staked on the ground, crossing the centerline of said proposed relocated road at ninety seven (97) feet, more or less, at Construction Station 3+09, more or less, in all two hundred fifty seven (257) feet to a point in said property line between E. B. O'Neal and William Scott, opposite Construction Station 359+64; thence South 56° 02' West along said last mentioned property line fifteen (15) feet, more or less, to the point of beginning, and containing one and fifteen hundredths (1.15) acres, more or less; and

(c) The 24.5 acre tract lying on the northwest side of Louisville & Nashville Railroad property; as shown on a plat of said property annexed to the deed dated March 30, 1971, referred to above, by which the Company acquired the property described above in Item 1 of this paragraph; said 24.5 acre tract being a part of the same property conveyed to Walton O'Neal, a single man, from Nancy Innes Shinrick, a widow, by deed dated July 13, 1966, recorded in Deed Book 64, page 538, in the Carroll County Court Clerk's office, and also being a part of the same property in which Walton O'Neal conveyed an undivided one half interest to Ellis B. O'Neal by deed dated April 13, 1967, recorded in Deed Book 66, page 25, in the Office of the Clerk of Carroll County, Kentucky.

Item 19. Beginning at a stake on the bank of the Ohio River and corner with Lewis S. Owen, thence running back from the river S 31 E 222.4 poles to a stone corner with Jas. Diuguid (11 links S 31 E from a sugar tree marked with corner chops); thence with Diuguid line N 62¼ E 89½ poles to a locust tree; thence N 61¼ E 42.2 poles to a stone in J. S. Frank's line; thence with his line N 30¼ W 228.1 poles to a stake under the river bank; thence down the Ohio River with its meanders and binding thereon to the beginning, and containing 188 acres and 18 poles; being the property acquired by the Company by deed dated November 12, 1970, and recorded in Deed Book 71, page 563, in the Office of the Clerk of Carroll County, Kentucky.

There is excluded from Item 19 above the following: Beginning at two points in the property line between Dixie Craig Froman and the Company, which property line passes through Station 509+54 at the centerline of the survey made by State Highway Department, said two points being intersections of the boundary line of the right-of-way with the property line first above described in this description; running thence in a northeasterly direction 35 feet from and parallel with the centerline of said survey, and on both sides thereof, equally distant therefrom, in and through the property of Dixie Craig Froman to two similarly located points in the property line between said Dixie Craig Froman and Perry C. Froman, which property line passes through Station 531+69 in the centerline of said survey, said two points being intersections of the boundary lines of the right-of-way with the last named property line in this description, as shown by plans on file at the Office of the State Highway Department, Frankfort, Kentucky.

Item 20. Beginning at Point "A", an iron pin set in concrete at the corner of the lands herein described to the lands of William Scott and the lands of Jack O'Neal at the intersection of the Ohio River and Rice Road where a toll house formerly stood; thence with Scott and Walton O'Neal N 31° 30' W 362.7 feet to point "B", a spike in the center of the Ohio River Road; thence with Walton O'Neal N 29° 46' W 528.72 feet to point "G", an iron pin set in concrete on a steep bank, corner to Walton O'Neal and William Scott; thence with Scott S 63° 16' W 124.6 feet to point "H", an iron pin set in concrete at the bottom of the slope; then N 32° 09' W 160.4 feet to point "I", an iron pin set in concrete on the South bank of a deep, wide drain; thence with the South side of said drain S 53° 14' W, crossing Craig's Branch (Black Rock Creek) at 310 feet, a total of 658.4 feet to point "J", an iron pin set in concrete in a fence line between the lands herein described and the lands of William Scott; thence with said fence S 18° 23' E 116.04 feet to point "K", an iron pin set in concrete beside an angle post in said fence; thence S 33° 57' E 415.7 feet to point "M", a spike in the center of the Ohio River Road; thence with said road S 48° 41' E 134.0 feet to point "N", a spike in the center of said road; thence S 50° 40' E 170.2 feet to point "0", a spike in the center of said road; thence with Scott and Jack O'Neal S 63° 12' E 51.4 feet to point "P", a spike in the center of said road in a line with Jack O'Neal; thence continuing with Jack O'Neal and said road N 87° 55' E 54.8 feet to point "Q", a spike in the center of said road; thence N 70° 27' E 95.55 feet to point "R", a spike in the center of said road; thence N 74° 08' E 324.65 feet to point "S", a spike in the center of the road at the West end of the Ohio River Road Bridge over Craig's Branch (Black Rock Creek); thence crossing the bridge N 60° 21' E 198.1 feet to the beginning point, and containing 16.638 acres; being the property acquired by the Company by deed dated March 17, 1970, and recorded in Deed Book 70, page 515, in the Office of the Clerk of Carroll County, Kentucky.

Item 21. Parts of inlots Nos. 278 and 279 in Carrollton, Kentucky, beginning at a point on the South side of Main Street 95 feet northeasterly from the northeastern corner of the Russell Line; thence southwesterly and parallel to Seventh Street 38 feet; thence southwesterly and parallel to Main Street 20 feet; thence southeasterly and parallel to Seventh Street 55 feet; thence northeasterly and parallel to Main Street 25 feet 8½ inches to Seventh Street; thence northwesterly with Seventh Street 93 feet to Main Street; thence southwesterly with Main Street to the point of beginning; being the property acquired by the Company by deed dated July 20, 1973, and recorded in Deed Book 77, page 197, in the Office of the Clerk of Carroll County, Kentucky.

Item 22. Beginning at an iron pin set in the westerly right of way line of Black Rock Road, said pin having coordinate values of North 506.437', West 8002.821' as related to the Control System for Kentucky Utilities Ghent Generating Station; thence with the westerly right of way line of Black Rock Road the following courses and distances South 49 deg 53 min 25 sec East 18.71 feet to a point; thence along the arc of a curve to the left having a radius of 266.97 feet and a long chord bearing at South 63 deg 17 min 02 sec East 123.69 feet and a length of 124.82 feet to a point; thence South 76 deg 40 min 40 sec East 143.54 feet to a point; thence along the arc of a curve to the right having a radius of 230.43 feet and a long chord bearing at south 47 deg 51 min 51 sec East 222.11 feet and a length of 231.76 feet to a point; thence South 19 deg 03 min 03 sec East 428.22 feet to a point; thence South 15 deg 50 min 48 sec East 98.17 feet to a point; thence South 12 deg 38 min 33 sec East 290.12 feet to a point; thence South 8 deg 25 min 48 sec East 77.58 feet to a point; thence South 4 deg 13 min 03 sec East 159.51 feet to a point; thence along the arc of a curve to the left having a radius of 281.51 feet and a long chord bearing at south 45 deg 00 min 44 sec East 367.85 feet and a length of 400.87 feet to a point; thence South 85 deg 48 min 24 sec East 5.00 feet to an iron pin set at the most westerly corner of a tract of land as conveyed to Todd A. Dermon as recorded in Deed Book 111 Page 92 in the aforementioned County Clerks Office; thence leaving the right of way line of Black Rock Road and with an old fence along the southwest side of a drain and the southwesterly line of the Dermon Tract the following courses and distances, South 13 deg 33 min 10 sec East 241.00 feet to an iron pin; thence South 21 deg 46 min 08 sec East 401.82 feet to an iron pin set next to an old fence post; thence South 38 deg 21 min 06 sec East 108.93 feet to a 15" locust tree; thence South 51 deg 12 min 36 sec East 142.18 feet to a 14" hickory tree; thence South 57 deg 15 min 36 sec East 289.89 feet to a 30" forked tree at the most northerly corner of a tract of land conveyed to Harry Berge as recorded in Deed Book 54 Page 54 in the aforementioned County Clerks Office. There bears a 36" sycamore tree in the center of the drain @ North 57 deg 37 min 34 sec East 9.75 feet; thence leaving the southwest side of the drain and Dermons line and with an old fence and the northwest line of the Berge tract the following courses and distances, South 58 deg 33 min 42 sec West 1114.89 feet to an iron pin; thence South 50 deg 06 min 49 sec West 285.01 feet to an iron pin set next to a fence post; thence South 56 deg 03 min 27 sec West 166.28 feet to a large wooden corner post in the easterly line of a tract conveyed to Betty Hammer as recorded in Deed Book 93 Page 677 in the aforementioned County Clerks Office; thence leaving the line of Berge and with the most easterly line of Hammer and an old fence North 17 deg 08 in 13 sec West 186.99 feet to an iron pin set at the most northerly corner of the Hammer tract; thence with the northerly line of Hammer and an old fence along the northerly side of a drain the following courses and distances, South 73 deg 07 min 27 sec West 828.80 feet to an iron pin; thence South 29 deg 49 min 13 sec West 225.58 feet to an iron pin; thence South 78 deg 11 min 23 sec West 230.12 feet to an 11" walnut tree; thence South 58 deg 28 min 12 sec West 282.09 feet to an iron pin set in the easterly line of a tract of land conveyed to Howard Thompson as recorded in Deed Book 69 Page 341 in the aforementioned County Clerks Office; thence leaving the northerly line of Hammer and with the easterly line of Thompson and an old fence the following courses and distances, North 25 deg 00 min 10 sec West 1168.32 feet to an 8" maple tree; thence North 23 deg 38 min 13 sec West 510.39 feet to a 12" triple Elm tree; thence North 25 deg 28 min 31 sec West 1177.91 feet to an iron pin set at a corner in the Thompson tract; thence continuing with the old fence and with the southerly line of Thompson North 74 deg 23 min 28 sec East 1810.28 feet to an old stone found on the south side of the fence, said stone being an original corner between lots one & two in the division of the lands of Fred H. Schirmer; thence continuing with the south line of Thompson and the old fence North 41 deg 33 min 53 sec East 934.87 feet to the point of beginning and containing 178.738 acres, and being the property acquired by the Company by deed dated October 11, 1991, and recorded in Deed Book 112, page 434, in the Office of the Clerk of Carroll County, Kentucky.

Item 23. Beginning at a point in the north easterly right of way line of Black Rock Road, said point being at the most southerly corner of a tract as conveyed to Elizabeth O'Neal by the will of T. W. O'Neal, appearing of record in Will Book 9 Page 52 in the aforementioned County Clerks Office, and said point having coordinate values of South 2640.318'; West 5344.034' as related to the Control System for Kentucky Utilities Ghent Generating Station, thence with the north easterly right of way line of Black Rock Road the following courses and distances South 81 deg 04 min 36 sec East 78.07 feet to a point; thence South 56 deg 41 min 30 sec East 53.66 feet to a point; thence South 46 deg. 43 min 48 sec East 614.20 feet to a point; thence South 38 deg 52 min 05 sec East 188.78 feet to a point; thence South 46 deg 43 min 16 sec East 301.55 feet to a point; thence South 57 deg 16 min 16 sec East 138.38 feet to a point; thence South 37 deg 31 min 02 sec East 453.26 feet to a point; thence South 36 deg 20 min 00 sec East 338.52 feet to a point; thence South 48 deg 01 min 45 sec East 109.96 feet to an iron pin set on the road side of a wooden corner fence post, said pin being at the most westerly corner of a tract as conveyed to Russell and Mary Dees by deed dated 11 March, 1986 and of record in Deed Book 101 Page 128 in the aforementioned County Clerk's Office; thence leaving the right of way line of Black Rock Road and with a fence line, the northwest line of Dees North 40 deg 43 min 40 sec East 763.78 feet to a wooden fence post; thence with a fence line, the north line of Dees and the north line of two tracts, one conveyed to Bernard B. Owen by deed dated 15 September, 1989 and of record in Deed Book 107 Page 467 and one to Jack and Geraldine Schirmer by deed dated 12 April, 1988 and of record in Deed Book 104 Page 731 in the aforementioned County Clerk's Office North 76 deg 15 min 18 sec East 1134.68 feet to a wooden fence post, thence North 77 deg 06 min 35 sec East 1206.32 feet to a wooden fence post; thence North 76 deg 31 min 26 sec East 1224.60 feet to a wooden fence post in the westerly line of a tract as conveyed to Jacob Seiler by deed dated 3 September, 1943 and of record in Deed Book 45 Page 601 in the aforementioned County Clerk's Office, said post being South 50 deg 30 min 00 sec E 3.2 feet from the center of a 40 inch oak tree; thence with a fence line, the westerly line of Seiler North 33 deg 33 min 04 sec West 508.33 feet to a wooden fence post; thence North 30 deg 22 min 55 sec West 646.80 feet to a wooden fence post; thence North 12 deg 16 min 28 sec West 370.02 feet to a point in the center of Smith's Branch and the westerly line of a tract as conveyed to Louis and Arlene Ward by deed dated 15 March, 1967 and of record in Deed Book 65 page 569 in the aforementioned County Clerk's Office; thence with the meanders of Smith's Branch and the westerly line of Ward North 5 deg 48 min 03 sec West 86.97 feet to a point; thence North 38 deg 42 min 42 sec West 124.35 feet to a point; thence North 41 deg 34 min 34 sec West 391.74 feet to a point; thence North 56 deg 45 min 13 sec West 107.09 feet to a point; thence North 12 deg 56 min 37 sec West 122.13 feet to a point; thence North 33 deg 12 min 10 sec West 230.73 feet to a point; thence North 37 deg 08 min 46 sec West 258.67 feet to a point, thence North 20 deg 59 min 47 sec West 160.46 feet to a point; thence North 42 deg 27 min 31 sec West 125.66 feet to a point; thence North 68 deg 28 min 32 sec West 213.34 feet to a point; thence North 31 deg 41 min 37 sec West 45.76 feet to a point at the southeast corner of a tract conveyed to Froman Brothers by deed dated 2 January, 1976 and of record in Deed Book 82 Page 69 and also deed dated 20 November, 1981 and of record in Deed Book 93 Page 496 in the aforementioned County Clerk's Office; thence leaving the center of Smith's Branch and the westerly line of Ward and with a fence, the south line of Froman Brothers South 77 deg 10 min 11 sec West 458.70 feet to a wooden corner fence post at the southwest corner of Froman Brothers; thence with a fence, the westerly line of Froman Brothers North 23 deg 51 min 25 sec West 542.98 feet to a 8" tree; thence North 22 deg 48 min 16 sec West 877.17 feet to a wooden fence post; thence North 24 deg 27 min 24 sec West 1296.65 feet to a wooden fence post; thence north 24 deg 32 min 52 sec West 1104.04 feet to an iron pin at the southeast corner of the Kentucky Utilities Company tract; thence leaving the line of Froman Brothers with a fence line, the south line of Kentucky Utilities company South 67 deg 47 min 06 sec West 1106.76 feet to a point at the northeast corner of tract #1 as conveyed to Melvin and Irene Snow by deed dated 24 December, 1946 of record in deed Book 48 Page 301 and also by deed dated 23 January 1961 of record in Deed Book 58 Page 549 in the aforementioned County Clerk's Office; thence leaving the line of Kentucky Utilities Company and with a fence, the east line of tract #1 of Snow South 21 deg 11 min 52 sec East 2024.50 feet to a fence post at the southeast corner of Snow; thence with a fence and the south line of Snow South 65 deg 17 min 23 sec West 435.58 feet to a fence post; thence South 80 deg 45 min 36 sec West 387.01 feet to a fence post; thence South 66 deg 47 min 38 sec West 122.32 feet to a fence post; thence North 71 deg 37 min 54 sec West 68.18 feet to a fence post; thence South 79 deg 15 min 54 sec West 111.53 feet to a fence post; thence South 70 deg 40 min 21 sec West 704.83 feet to a wooden fence post; thence North 24 deg 19 min 03 sec West 441.59 feet to a corner fence post at the southeast corner of Tract No. 2 of the aforementioned Snow tract; thence continuing with the south line of Snow and a fence South 79 deg 46 min 29 sec West 760.53 feet to a fence post; thence South 81 deg 24 min 34 sec West 263.05 feet to a corner fence post; thence South 18 deg 57 min 54 sec West 233.77 feet to a point; thence South 65 deg 27 min 56 sec West 610.52 feet to a fence post; thence South 63 deg 23 min 46 sec West 570.34 feet to a point at the southwest corner of tract No. 2 of Snow, said point being in the easterly line of a tract as conveyed to Harold Swango and recorded in Deed Book 98 Page 25 in the aforementioned County Clerks Office; thence leaving the line of Snow and with a severance line thru the Diuguid tract South 67 deg 11 min 00 sec East 3078.36 feet to a point; thence North 68 deg 40 min 13 sec East 318.25 feet to a point; thence South 15 deg 57 min 51 sec East 338.52 feet to a fence post; thence North 81 deg 27 min 22 sec East 68.48 feet to a fence post; thence South 21 deg 03 min 22 sec East 334.72 feet to a point; thence South 13 deg 28 min 10 sec East 189.77 feet to a point in the center of a gravel road; thence with the center of a gravel road South 67 deg 54 min 26 sec West 139.30 feet to a point; thence South 46 deg 08 min 42 sec West 147.10 feet to a point; thence South 41 deg 11 min 52 sec West 228.45 feet to a point; thence South 47 deg 48 min 22 sec West 151.01 feet to a point; thence South 54 deg 00 min 43 sec West 354.28 feet to a point; thence South 37 deg 40 min 18 sec West 115.67 feet to the point of beginning and containing 539.310 acres, and being the description set forth in that Property Line Map of Fuller, Mossbarger, Scott and May, dated April 2, 1992, and being the property acquired by the Company by deed dated December 13, 1994 and recorded in Deed Book 122, Page 516, in the Office of the Clerk of Carroll County, Kentucky.

Item 24. Beginning at a point in the easterly line of a tract as conveyed to Harold Swango and recorded in Deed Book 98, Page 25, in the Carroll County Court Clerk's Office, said point being at the northwest corner of a tract as conveyed to Elizabeth O'Neal by the will of T. W. O'Neal, appearing of record in Will Book 9, Page 52, in the aforementioned County Clerk's Office, and said point having coordinate values of North 841.310'; West 6578.167 as related to the Control System for Kentucky Utilities Ghent Generating Station; thence with the east line of Swango North 20 deg. 37 min. 34 sec. West 1109.63 feet to a point in the south line of the Kentucky Utilities Company tract, said point being at the northeast corner of the Swango tract; thence leaving the line of Swango and with the southerly line of the Kentucky Utilities Company tract North 65 deg. 08 min. 21 sec. East 1991.24 feet to an iron pin; thence North 25 deg. 15 min. 24 sec. West 709.81 feet to an iron pin; thence North 81 deg. 36 min. 54 sec. East 1142.51 feet to an iron pin; thence South 25 deg. 40 min. 46 sec. East 197.82 feet to an iron pin; thence North 67 deg. 47 min. 06 sec. East 1080.39 feet to a point at the Northwest corner of a tract as conveyed to William Gex and Nancy E. Diuguid by deed dated 2 January, 1973 and of record in Deed Book 77, Page 490, and also deed dated 28 March, 1985 and of record in Deed Book 99, Page 71, in the aforementioned County Clerk's Office; thence leaving the southerly line of the Kentucky Utilities Company tract and with a fence, the westerly line of Diuguid South 21 deg. 11 min. 52 sec. East 2024.50 feet to a fence post; thence with a fence, the northerly line of Diuguid South 65 deg, 17 min. 23 sec. West 435.58 feet to a fence post; thence South 80 deg. 45 min. 36 sec. West 387.01 feet to a fence post; thence South 66 deg. 47 min. 38 sec. West 122.32 feet to a fence post; thence North 71 deg. 37 min. 54 sec. West 68.18 feet to a fence post; thence South 79 deg. 15 min. 54 sec. West 111.53 feet to a fence post; thence South 70 deg. 40 min. 21 sec. West 704.83 feet to a wooden fence post in the east line of the previously mentioned O'Neal tract; thence leaving the northerly line of Diuguid and with the easterly line of O'Neal and a fence North 24 deg. 19 min. 03 sec. West 441.59 feet to a corner fence post; thence with the northerly line of O'Neal and a fence South 79 deg. 46 min. 29 sec. West 760.53 feet to a fence post; thence South 81 deg. 24 min. 34 sec. West 263.05 feet to a corner fence post; thence South 18 deg. 57 min. 54 sec. West 233.77 feet to a point; thence South 65 deg. 27 min. 56 sec. West 610.52 feet to a fence post; thence South 63 deg. 23 min. 46 sec. West 570.34 feet to the point of beginning and containing 149.185 acres, being the description set forth in that property line map of Fuller, Mossbarger, Scott and May, which is attached hereto and made a part hereof, and being the property acquired by the Company by deed dated July 20, 1995 and recorded in Deed Book 124, Page 273, in the Office of the Clerk of Carroll County, Kentucky.

Item 25. Beginning at a point in the easterly line of the Kentucky Utilities Company Tract, said point being South 24 deg. 28 min. 46 sec. East 61.3 feet from the southerly right of way line of U.S. Route 42 and being 25.00 feet south of the centerline of a railroad track spur crossing the Froman Brothers Tract and said point having coordinate values of North 4761.118; West 1173.484,as related to the Control System for the Kentucky Utilities Ghent Generating Station; thence with the easterly line of the Kentucky Utilities Company tract South 24 deg. 28 min. 46 see. East 2773.21 feet to an iron pin at the southeast corner of the Kentucky Utilities Company tract and at the northeast corner of a tract as conveyed to William and Nancy Diuguid, by deed dated 2 January, 1973 and of record in Deed Book 77, Page 490, and also by deed 28 March, 1985 and of record in Deed Book 99, Page 71 in the aforementioned County Clerk's Office; thence leaving the line of the Kentucky Utilities Company and with the easterly line of Diuguid and a fence line South 24 deg. 32 min. 52 sec. East 1104.04 feet to a wooden fence post; thence South 24 deg. 27 min. 24 sec. East 1296.65 feet to a wooden fence post; thence South 22 deg. 48 min. 16 sec. East 877.17 feet to an 8" tree; thence South 23 deg. 51 min. 25 sec. East 542.98 feet to a wooden corner fence post; thence North 77 deg. 10 min. 11 sec. East 458.70 feet to a point in the center of Smiths Branch and in the west line of a tract as conveyed to Louis and Arlene Ward by deed dated 15 March, 1967 of record in Deed Book 65, Page 569, in the aforementioned County Clerk's Office; thence leaving the line of Diuguid and with the westerly line of Ward, and the meanders of Smiths Branch North 10 deg. 45 min. 08 sec. West 154.36 feet to a point; thence North 32 deg. 25 min. 30 sec. West 173.37 feet to a point; thence North 12 deg. 17 min. 31 sec. West 146.89 feet to a point; thence North 8 deg. 14 min. 33 sec. East 69.54 feet to a point; thence North 27 deg 23 min. 18 sec. East 164.22 feet to a point; thence North 13 deg. 40 min. 43 sec. West 122.33 feet to a point; thence North 7 deg. 56 min. 14 sec. East 367.68 feet to a point in the westerly line of a tract as conveyed to Billy and Millie Lewis by deed dated 14 March, 1966 of record in Deed Book 34, Page 133, and also by deed dated 13 March, 1954 of record in Deed Book 28, Page 469 in the office of the County Clerk of Gallatin County; thence continuing with the meanders of Smiths Branch and with the westerly line of Lewis North 19 deg. 10 min. 20 sec. West 102.35 feet to a point; thence North 2 deg. 19 min. 05 see. West 550.18 feet to a point; thence North 38 deg. 04 min. 30 sec. West 159.34 feet to a 52" Sycamore tree in Smiths Branch; thence North 19 deg. 21 min. 20 sec. West 245.55 feet to a point; thence North 9 deg. 01 min. 35 sec. West 266.64 feet to a point; thence North 29 deg. 34 min. 52 sec. West 133.24 feet to a point; thence North 22 deg. 47 min. 27 sec. West 238.60 feet to a point; thence North 26 deg. 01 min. 55 sec. East 100.22 feet to a point; thence North 15 deg. 52 min. 02 sec. West 260.16 feet to a point; thence North 5 deg. 30 min. 06 sec. East 264.19 feet to a point; thence leaving Smiths Branch and continuing with the westerly line of Lewis North 22 deg. 53 min. 05 sec. West 427.33 feet to a point; thence North 27 deg. 56 min. 01 sec. West 2918.59 feet to a point, said point being 25.0 feet south of the centerline of the railroad track spur crossing the Froman Brothers Tract; thence leaving the line Lewis and 25.00 feet south of and parallel to the centerline of the railroad track spur the following courses and distances, with the arc of a curve to left having a radius of 696.03 feet and a long chord at South 80 deg. 32 min. 32 sec. West 390.70 feet and a length of 396.02 feet to a point; thence South 64 deg. 14 min. 33 sec. West 136.58 feet to a point; thence with the arc of a curve to the right having a radius of 1321.62 feet and a long chord at South 65 deg. 34 min. 05 sec. West 61.14 feet and a length of 61.15 feet to a point; thence South 66 deg. 53 min. 36 sec. West 293.10 feet to a point; thence with the arc of a curve to the left having a radius of 1485.38 feet and a long chord at South 65 deg. 45 min. 20 sec. West 59.00 feet and a length of 59.00 feet to a point; thence South 64 deg. 37 min. 03 sec. West 274.06 feet to the point of beginning and containing 170.505 acres. Being the same property acquired by the Company by Deed dated December 8, 1997, recorded in Deed Book 132, Page 513, in the Office of the Clerk of Carroll County, Kentucky.

Item 26. Beginning at a point in the South line of Mason Street in the City of Carrollton, Kentucky, as shown on the plat of said City, recorded in Will Book 4 at page 553 in Carroll County Court Clerk's Office, One Hundred and Fourteen feet (114 ft.) West of where the center line of Eighth Street, if projected, would intersect the South line of Mason Street; thence at right angles with the South line of Mason Street in a Southerly direction Two Hundred feet (200 ft.); thence in an Easterly direction parallel with the South line of Mason Street Two Hundred feet (200 ft.); thence in a Northerly direction and parallel with the Western boundary line hereof Two Hundred feet (200 ft.) to a point in the South line of Mason Street; thence Westwardly with the South line of Mason Street Two Hundred feet (200 ft.) to the point of beginning; being the property acquired by the Company by deed dated October 8, 1947 and recorded in Deed Book 49, page 139, in the Office of the Clerk of Carroll County, Kentucky.

Item 27. This being that property acquired by Kentucky Utilities Company by deed dated December 30, 2009, and of record in Deed Book D181, page 146, in the Office of the Clerk of Carroll County, Kentucky and being more particularly described as follows:

BEGINNING at a 3/4" iron pin found with an identification cap bearing PLS# 1961 at the north east corner of the parent tract of Dustin P. Cormier and Susan Cormier (D.B. 176, Pg. 405), said pin also being the northwest corner of Damon Lewis (D.B. 149, Pg. 489) and being on the southern line of Kentucky Utilities Company (D.B. 122, Pg. 516), said pin having Kentucky North Zone State Plane Coordinates of Northing: 447962.91 feet, Easting 1423064.59 feet), lying in Carroll County, Kentucky and being the Point of Beginning for this description; Thence leaving the line of Kentucky Utilities Company and with the line of Damon Lewis, S09°54'12"E – 112.87 feet to an iron pin set (5/8" x 18" rebar with aluminum cap bearing PLS-3118, as will be typical for all set corner monuments), in the line of Damon Lewis (said pin being N09054'12"W --100.95 feet from a 16" Hickory Tree found, as called for in Deed Book 176, Pg. 405); Thence leaving the line of Lewis and with a new line across the parent tract of Cormier, N50°24'14"W – 136.15 feet to an iron pin set in the southern line of Kentucky Utilities Company (D.B. 122, Pg. 516) (said pin being N74003'57"E – 783.07 feet from an 3/4" iron pin found with identification cap bearing PLS# 1961); Thence with the southern line of Kentucky Utilities Company, N74°03'57"E – 88.92 feet to the Point of Beginning and containing 0.115 acres by survey.

Note: The above described tract of land is a land locked parcel and must remain with the parent tract or be combined with an adjoining property.

Item 28. This being that property acquired by Kentucky Utilities Company by deed dated December 23, 2009 of record of in Deed Book D181, Page 116 in the Office of the Clerk of Carroll County, Kentucky and being more particularly described as follows:

BEGINNING at a 1/4" X 2" Mag Nail with washer stamped "Gooch PLS# 3118" set in the centerline of Black Rock Road, said nail being the southeast corner of the property being surveyed and being the Southwest corner of Jack Schirmer (D.B. 104, Pg. 731), said nail being approx. 0.48 miles east of the intersection of centerlines of Black Rock Road and Sharon Road and lying in Carroll County, Kentucky and being the Point of Beginning for this description; Thence leaving the line of Jack Schirmer (D.B. 104, Pg. 731) and with the centerline of Black Rock Road, S75°18'31"W -42.37 feet to a point, S75°18'00"W - 90.28 feet to a point, S75°51'38"W - 172.22 feet to a point, S76°46'45"W - 78.41 feet to a point, S68°40'47"W - 30.93 feet to a point, S55°54'35"W - 50.37 feet to a point, S50°14'57"W - 177.88 feet to a point, S55°34'14"W - 78.91 feet to a point, S62°53'57"W - 27.22 feet to a point, S68°14'11"W - 33.15 feet to a point, S78°31'01 "W - 55.20 feet to a 1/4" X 2" Mag Nail with washer stamped "Gooch PLS# 3118", S87°05'04"W - 28.63 feet to a point, N88°47'22"W - 40.09 feet to a point, N85°03'41"W - 31.04 feet to a point, N82°47'00"W - 109.16 feet to a point, N87°01'05"W - 33.45 feet to a point, S85°33'08"W - 78.19 feet to a point, S87°35'44"W - 56.28 feet to a point, N86°36'23"W - 65.14 feet to a point, N81°04'11"W - 77.54 feet to a point, N78°45'20"W - 306.02 feet to a point, N81 °22'24"W - 109.23 feet to a 1/2" X 2" Mag Nail with washer stamped "Gooch PLS# 3118", said nail being the Southeast corner of Victor Proctor (D.B. 120, Pg. 493); Thence leaving the centerline of Black Rock Road and with the line of Proctor, N04°40'11"E - passing a iron pin set (5/8" x 18" rebar with aluminum cap bearing PLS-3118, as will be typical for all set corner monuments), at 20.00 feet and continuing at the same bearing for a total distance of 100.81 feet to a 3/8" rebar found with no ID Cap and N89°39'58"W - 129.92 feet to a 3/8" rebar found with no ID Cap, said pin being on the western boundary line of Mary Becht Dees (D.B. 89, Pg. 227 and D.B. 176, Pg. 404); Thence leaving the line of Proctor and with the line of Dees, N09°34'58"W - 1245.92 feet to a 3/4" iron rebar found at an 8" Hickory Tree, said pin being the Southwest corner of Dustin P. Cormier (D.B. 176, Pg. 405) and being a corner of Dees; Thence leaving the line of Dees and with the line of Cormier, N09°23'26"W – passing an iron witness pin set at 464.76 and continuing at the same bearing for a total distance of 466.76 feet to the center of a 10" Hickory Tree, N09°31'13"W – passing an iron witness pin set at 1.32 feet and continuing at the same bearing and passing a second iron witness pin set at 179.22 feet, continuing at the same bearing for a total distance of 180.76 feet to the center of a 16" Hickory Tree, and N09°54'12"W – passing an iron witness pin set at 1.30 feet and continuing at the same bearing for a total distance of 213.47 feet to a 3/4" iron rebar found (PLS# 1961), said pin being the Northeast Corner of Cormier and being on the south line of Kentucky Utilities Company (D.B. 122, Pg. 516); Thence leaving the line of Cormier and with the line of Kentucky Utilities Company, N73°54'08"E - 262.96 feet to an iron pin set at the base of a wood post, N74°52'17"E - 1205.10 feet to an iron pin set at the base of wood post, N74°16'31"E - 353.72 feet to an iron pin set at the base of a wood corner post, said pin being the Northwest corner of Jack Schirmer (D.B. 104, Pg. 731) and being on the line of Kentucky Utilities Company; Thence leaving the line of Kentucky Utilities Company and with the western line of Schirmer, S09°11'00"E - 981.68 feet to an iron pin set, S09°11'00"E - 625.19 feet to an iron pin set, S09°11'00"E - 840.76 feet to an iron pin set, and S09°11'00"E - 20.00 feet to the Point of Beginning for this description and containing 101.087 acres by survey.

This description prepared from a physical survey conducted by AGE Engineering, Douglas G. Gooch Ky. R.L.S. #3118, dated the 7th day of December, 2009.

Said property also being shown on that certain plat entitled “Boundary Survey Plat, Damon Lewis 1 Tract Totaling 101.087 Acres By Survey, Ghent, Carroll County, Kentucky” plotted by AGE Engineering, Douglas G. Gooch Ky. R.L.S. #3118, dated the 21st day of December, 2009, a copy of which is attached to the Deed of record at Deed Book D181, Page 116, in the Office of the Clerk of Carroll County, Kentucky.

Item 29. BEING Parcel A, as shown on the Plat attached to the Deed of record at Deed Book D181, Page 93, in the Office of the Clerk of Carroll County, Kentucky, and also described as:

COMMENCING at a 1/4" X 2" Mag Nail with washer stamped "Gooch PLS# 3118" set in the centerline of Black Rock Road, said nail being the southwest corner of the property being surveyed and being the Southeast corner of Damon Lewis (D.B. 149, Pg. 489), said nail being approx. 0.48 miles east of the intersection of centerlines of Black Rock Road and Sharon Road and lying in Carroll County, Kentucky; Thence leaving the line of Lewis and with the centerline of Black Rock Road, N72°11'21"E – 101.04 feet to a point, N65°58'32"E – 35.98 feet to a point, and N70°25'59"E – 8.42 feet to a 1/4" X 2" Mag Nail with washer stamped "Gooch PLS# 3118" set in the centerline of Black Rock Road, said nail being the Point of Beginning for this description; Thence leaving the centerline of Black Rock Road and with two new line across the parent tract, N09°11'00"W – passing an iron witness pin set (5/8" x 18" rebar with aluminum cap bearing PLS-3118, as will be typical for all set corner monuments) at 20.33 feet and continuing at the same bearing for a total distance of 469.52 feet to an iron pin set and N75°47'28"E – 435.88 feet to an iron pin set, said pin being a corner of Carl D. Webster (D.B. 152, Pg. 678); Thence with the line of Carl D. Webster (D.B. 152, Pg. 678) the following four (4) courses, S22°49'08"E - 240.66 feet to an iron pin set, S82°45'32"W – 64.79 feet to an iron pin set at a fence corner post, S15°30'36"E – passing an iron pin witness pin set at 272.70 feet, continuing at the same bearing for a total distance of 274.15 feet to the center of a Walnut stump, S25°40'07"W – passing an iron witness pin set at 11.49 feet and continuing at the same bearing for a total distance of 30.20 feet to a 1/4" X 2" Mag Nail with washer stamped "Gooch PLS# 3118" set in the centerline of Black Rock Road, said nail being a corner of Webster; Thence leaving the line of Webster and with the centerline of Black Rock Road the following six (6) courses: N64°19'53"W – 24.06 feet to a point, N82°35'46"W – 45.67 feet to a point, S83°55'20"W – 87.21 feet to a point, S84°39'29"W – 133.53 feet to a point, S77°23'10"W – 75.10 feet to a point, and S70°25'59"W – 81.69 feet to the Point of Beginning and containing 4.975 acres by survey.

All bearing are referenced the Kentucky State Plane Coordinate System – North Zone This description prepared from a physical survey conducted by AGE Engineering, Douglas G. Gooch Ky. R.L.S. #3118, dated the 8'h day of October, 2009.

Item 29 being the same property acquired by Kentucky Utilities Company by deed dated December 23, 2009, and of record in Deed Book D181, page 93, in the Office of the Clerk of Carroll County, Kentucky.

Item 30. BEING Parcel B, as shown on the Plat attached to the Deed of record at Deed Book D181, Page 98, in the office of the Clerk of Oldham County, Kentucky, and also described as:

BEGINNING at a 1/4" X 2" Mag Nail with washer stamped "Gooch PLS# 3118" set in the centerline of Black Rock Road, said nail being the southwest corner of the property being surveyed and being the Southeast corner of Damon Lewis (D.B. 149, Pg. 489), said nail being approx. 0.48 miles east of the intersection of centerlines of Black Rock Road and Sharon Road and lying in Carroll County, Kentucky and being the Point of Beginning for this description; Thence leaving the centerline of Black Rock Road and with the eastern line of Damon Lewis (D.B. 149, Pg. 489), N09°11'00"W – passing an iron witness pins set (5/8" x 18" rebar with aluminum cap bearing PLS-3118, as will be typical for all set corner monuments) at 20.00 feet, 860.76 feet, and 1485.95 feet respectively and continuing at the same bearing for a total distance of 2467.63 feet to an iron pin set at the base of an existing wood fence post, said pin being the Northeast corner of Damon Lewis and being on the line of Kentucky Utilities Company (D.B. 122, Pg. 516); Thence leaving the line of Lewis and with the line of Kentucky Utilities Company, N74°15'55"E – 872.96 feet to an iron pin set at the base of an existing wood post, said post being a corner of Kentucky Utilities Company and being a corner of Robert Victor Maddox (D.B. 157, Pg. 97); Thence leaving the line of Kentucky Utilities Company and with the line of Robert Victor Maddox (D.B. 157, Pg. 97), S18°41'13"E – passing an iron witness pin set at 960.60 feet and continuing at the same bearing for a total distance of 1857.57 feet to an iron pin found (PLS# 2251), said pin being the southwest corner of Maddox and also being the Northwest corner of Kentucky Utilities Company (D.B. 180, Pg. 253); Thence leaving the line of Maddox and with the line of Kentucky Utilities Company, S00°22'25"W – 153.45 feet to an iron pin set, said pin being on the line Kentucky Utilities Company and being the Northeastern corner of Carl D. Webster (D.B. 152, Pg. 678); Thence leaving the line of Kentucky Utilities Company and with the line of Carl D. Webster (D.B. 152, Pg. 678), S75°47'28"W – 573.52 feet to an iron pin set, said pin being a corner of Webster; Thence leaving the line of Webster and with two new lines across the parent tract, S75°47'28"W – 435.88 feet to an iron pin set and S09°11'00"E – 469.52 feet to a 1/4" X 2" Mag Nail with washer stamped "Gooch PLS# 3118" set in the centerline of Black Rock Road; Thence with the centerline of Black Rock Road, S70°25'59"W – 8.42 feet to a point, S65°58'32"W – 35.98 feet to a point, and S72°11'21"W – 101.04 feet to the Point of Beginning and containing 48.867 acres by survey.

All bearing are referenced the Kentucky State Plane Coordinate System – North Zone This description prepared from a physical survey conducted by AGE Engineering, Douglas G. Gooch Ky. R.L.S. #3118, dated the 8th day of October, 2009.

Item 30 being the same property acquired by Kentucky Utilities Company by deed dated December 23, 2009, and of record in Deed Book D181, page 98, in the Office of the Clerk of Carroll County, Kentucky.

Item 31. Note: The property being described below lies both in Gallatin County and Carroll County, Kentucky:

BEGINNING at a mag nail set (1/4" x 2" Mag Nail with washer Stamped "Gooch P.L.S. # 3118", as will be typical for all Mag Nails set), said nail being in the centerline of Montgomery Road and being a corner of Sandra McDole (D.B. 56, Pg. 12, Gallatin Co.) and being on the line of Kevin Deaton (D.B. 47, Pg. 202, 4th tract), said pin being approximately 0.46 miles north of the intersection of centerlines of Montgomery Road and Black Rock Road, said nail lying in Gallatin County, Kentucky being the Point of Beginning for this description; Thence leaving the centerline of Montgomery Road and leaving the line of Kevin Deaton and with the line of Sandra McDole, S73°59'44"W - passing an iron witness pin set at wood fence post at 18.95 feet and continuing for a total distance of 284.15 feet to an iron pin found (PLS# 2119), said pin being a corner of Sandra McDole and Kentucky Utilities Company (D.B. 180, Pg. 253, Carroll County); Thence leaving the line of McDole and with the line of Kentucky Utilities Company, S74°23' 18"W - 796.56 feet to an iron pin found (PLS# 2119), S74°30'26"W - 354.68 feet to an iron pin found (PLS# 2251), and S74°48'55"W - 353.47 feet to an iron pin found (PLS# 2251), said pin being a corner of Jack Schirmer (D.B. 104, Pg. 731) and Kentucky Utilities Company; Thence leaving the line of Kentucky Utilities Company and with the line of Schirmer, N18°41'13"W - passing an iron pin set (5/8" x 18" rebar with aluminum cap bearing PLS-3118, as will be typical for all set corner monuments), online at 896.97 feet and continuing for a total distance of 1857.57 feet to an iron pin set adjacent to a wood post found adjacent to a 48" Oak Tree as called for in Kentucky Utilities Company (D.B. 122, Pg. 516) and being a corner of Kentucky Utilities Company (D.B. 122, Pg. 516, Carroll Co.); Thence leaving the line of Schirmer and with the line of Kentucky Utilities Company, N35°57'22"W - 508.19 feet to an iron pin found (PLS# 3423 and PLS# 3729), N32°39'34"W - 646.80 feet to an iron pin set adjacent to a fence corner post as called for in D.B. 122, Pg. 516, and N14°33'07"W - 297.00 feet to an iron pin set, said pin being a corner of David C. White and Lorenda White (D.B. 72, Pg. 199, Gallatin Co. and D.B. 129, Pg. 319, Carroll Co.); Thence leaving the line of Kentucky Utilities Company and with the line of White, N73°10'03"E - 396.34 feet to an iron pin set (PLS# 3423), said pin being a corner of White and being a corner of the property being claimed by Mark Kearns (No Deed Found); Thence leaving the corner of White and with property being claimed by Kearns, N75°50'04"E - 270.70 feet to an iron pin found (PLS# 3423), said pin being a corner of the property being claimed by Kearns and being corner of the Mark Kearns property (D.B. 106, Pg. 418, Gallatin Co.); Thence leaving the property being claimed by Mark Kearns (No Deed Found) and with the line of Mark Kearns (D.B. 106, Pg. 418), N75°50'04"E - 832.33 feet to an iron pin found (PLS# 3423), said pin being a corner of the property of Mark Kearns and Kentucky Utilities Company (D.B. 107, Pg. 590, Gallatin Co.); Thence leaving the line of Kearns and with the Kentucky Utilities Company Line, N75°50'04"E - passing an iron witness pin found (PLS# 3423) at 142.51 feet continuing for at total distance of 147.51 feet to an Ash Tree Found, said Ash Tree being a corner of Kentucky Utilities Company and Mark Kearns; thence leaving the line of Kentucky Utilities Company and with the line of Mark Kearns, N75°50'04E - passing a found P.K. nail in the Montgomery Road at 15.29 feet and continuing for a total distance of 16.90 feet to an mag nail set in the centerline of Montgomery Road; Thence continuing with the first the line of Kearns and second the line of David Brooks (D.B. 47, Pg. 342 Gallatin Co. and D.B. 47, Pg. 304, Gallatin Co.), S17°06'39"E - 187.53 feet to an iron pin set, said pin being 14.32 feet east of the centerline of Montgomery Road and being a corner of David Brooks; Thence continuing with the line of Brooks, S53°24'33"E - 483.25 feet to an iron pin set, said pin being 46.98 feet east of the centerline of Montgomery Road, S20°03'34"E - 826.58 feet to a mag nail set in the centerline of Montgomery Road and S33°08'48"E - 124.58 feet to a mag nail set in the centerline of Montgomery Road; Thence leaving the centerline of Montgomery Road and continuing with the line of David Brooks N73°46'07"E - 749.80 feet to an iron pin set a fence corner post, said pin being a corner of Kevin Deaton (D.B. 47, Pg. 202, 2nd tract); Thence leaving the line of Brooks and with the line of Deaton, S11°38'19"E - 1690.61 feet to an iron pin found (PLS# 3423), said pin being in the northwestern edge of an existing gravel driveway, said pin also being the southeast corner of the parent tract and being a corner of Kevin Deaton (D.B. 47, Pg. 202, 4th tract) and being on the line of Kevin Deaton (D.B. 47, Pg. 202, 2nd tract); Thence leaving the line of Kevin Deaton (D.B. 47, Pg. 202, 2nd tract) and with the line of Kevin Deaton (D.B. 47, Pg. 202, 4th tract), the following thirteen courses: S72°52'10"W - 25.17 feet an iron pin found (PLS# 1961), S12°01'39"E - 4.82 feet to an iron pin found (PLS# 1961), S74°47'21 "W - 156.29 feet to an iron pin found (PLS# 1961), N83°18'42"W - 45.40 feet to an iron pin found (PLS# 1961), N58°15'22"W - 29.75 feet to an iron pin set a fence post, N59°33'40"W - 144.87 feet to an iron pin set a fence post, N70°53'50"W - 71.88 feet to an iron pin set at a fence post, N78°52'05"W - 81.07 feet to a Mag Nail found in the centerline of Montogomery Road and continuing with the line of Deaton and with the centerline of Montgomery Road, S36°30'15"E - 34.78 feet to a point, S30°01'34"E - 26.82 feet to a point, S22°21'46"E - 47.61 feet to a point, S18°00'12"E - 94.61 feet to a point and S13°18'49"E - 50.14 feet to the Point of Beginning and containing 152.898 acres by survey.

This description prepared from a physical survey conducted by AGE Engineering, Douglas Gooch Ky. R.L.S. #3118, dated the 12th day of November, 2009.

Item 31 being all of Parcel III of that property acquired by Kentucky Utilities Company, by deed dated January 7, 2010, and of record in Deed Book D181, page 210, in the Office of the Clerk of Carroll County, Kentucky, and recorded in Deed Book D108, Page 324 in the Office of the Clerk of Gallatin County, Kentucky.

In previous descriptions of the above-described property there is excepted a one acre tract. Its location could not be determined from the description, it is not contained in any of the adjoining properties' current deeded description and it is not being tracked by the Carroll or Gallatin County PVA. The exception is described below:

"Beginning at a stone in the Graham Shirley Road 55 links N. of the corner of L.E. Dusch's land; thence N.65 1/4 E. 2.42 chains, N. 29 1/2 W. 3.40 chains, S.78 1/2 W. 1.75 chains to the center of road; thence down said road S 10 1/2 E. 1.56 chains, S. 13 1/4 E — 2.25 chains to the beginning, containing one acres, more or less."

AGE Engineering cannot determine the location or the current owner of this exception.

Item 32. BEGINNING at a 1/4" X 2" Mag Nail with washer stamped "Gooch PLS# 3118" set in the centerline of Black Rock Road, said nail being a corner of the property being surveyed and being the Northwest corner of Charles Beckham (D.B. 152, Pg. 654), said nail being S81°55'30"W - 10.21 feet from the center of a Walnut tree stump, said nail also being approx. 0.61 miles east of the intersection of centerlines of Black Rock Road and Sharon Road and lying in Carroll County, Kentucky and being the Point of Beginning for this description; Thence leaving the corner of Beckham and with the centerline of Black Rock Road, N17°30'50"W - 36.11 feet to a point, N29°05'05"W - 45.18 feet to a point, N38°18'35"W - 15.87 feet to a point, and N64°19'53"W - 8.61 feet to a 1/4" X 2" Mag Nail with washer stamped "Gooch PLS# 3118" set in the centerline of Black Rock Road, said nail being the South east corner of Jack Schirmer (D.B. 104, Pg. 731); Thence leaving the centerline of Black Rock Road and with the line of Schirmer, N25°40'07"E - passing an iron witness pin set (5/8" x 18" rebar with aluminum cap bearing PLS-3118, as will be typical for all set corner monuments) at 18.71 feet and continuing at the same bearing for a total distance of 30.20 feet to the center of a Walnut Tree Stump; Thence continuing with the line Schirmer, N15°30'31"W - passing an iron witness pin set at 1.45 feet and continuing at the same bearing for a total distance of 274.15 feet to an iron pin set, N82°45'32"E - 64.79 feet to an iron pin set, N22°49'08"W - 240.66 feet to an iron pin set, and N75°47'28"E - 573.52 feet to an iron pin set, said pin being a corner of Jack Schirmer and being on the west line of Kentucky Utilities Company (D.B. 180, Pg. 253); Thence leaving the line of Schithier and with the west line of Kentucky Utilities Company, S00°22'25"W - 470.50 feet to an iron pin found (PLS# 2251), S12°11'26"E - 524.36 feet to an iron pin found (PLS# 2251), S11°16'39"E - 324.35 feet to an iron pin found (PLS# 2251) and S11°16'39"E - 19.41 feet to a P.K. nail found in the centerline of Black Rock Road, said nail being the Southwest corner of Kentucky Utilities Company; Thence leaving the line of Kentucky Utilities Company and with the centerline of Black Rock Road, S87°43'08"W - 67.45 feet to a point, N84°56'24"W - 36.73 feet to a point, N71°19'51"W - 68.04 feet to a point, and N63°07'56"W – 58.48 feet to a 1/4" X 2" Mag Nail with washer stamped "Gooch PLS# 3118" set in the centerline of Black Rock Road, said nail being the Southeast corner of Charles Beckham (D.B. 152, Pg. 654); Thence leaving the centerline of Black Rock Road and with the line of Beckham, N23°44'00"W - passing an iron witness pin set at 31.50 feet and continuing at the same bearing for a total distance of 587.85 feet to an iron pin set at the base of fence corner post and S81°55'30"W - passing an iron witness pin set at 115.32 feet and passing the centerline of a walnut tree stump (mentioned above) at 125.07 feet and continuing at the same bearing for a total distance of 135.28 feet to the Point of Beginning for this description and containing 11.306 acres by survey

This description, prepared from a physical survey conducted by AGE Engineering, Ky. Douglas Gooch, R.L.S. #3118, dated the day of December, 2009.

Item 32 being all of that property acquired by Kentucky Utilities Company by deed dated January 14, 2010, and of record in Deed Book D181, page 276, in the Office of the Clerk of Carroll County, Kentucky.

Item 33. Note: The property being described below lies both in Gallatin County and Carroll County, Kentucky:

Parcel 'A'

COMMENCING at a Mag Nail set (1/4" x 2" Mag Nail with washer Stamped "Gooch P.L.S. # 3118", as will be typical for all Mag Nails set), in the centerline of Wards Run Road, said nail being the northern most corner of the parent tract of David C. & Lorenda White (D.B. 72, Pg. 199; Gallatin Co., D.B. 129, Pg. 319 Carroll Co., D.B. 129, Pg. 416 Carroll Co.) and a corner of the Wards Run Road right-of-way as dedicated in Plat Cabinet B, Slide 3 and Plat Cabinet B, Slide 15, said point being approximately 497 feet south of the intersection of centerlines of Wards Run Road and Montgomery Road, lying in Gallatin County, Kentucky; Thence with the centerline of Wards Run Road and the western edge of a 20' right-of-way that begins at centerline and extends easterly 20' as dedicated in Plat Cabinet B, Slide 3, S34°54'36"E - 48.57 feet to a point, S32°17'13"E - 93.10 feet to a point, S35°41'51"E - 27.66 feet to a point, S36°55'07"E - 28.64 feet to a point, and S42°28'12"E - 90.84 feet to a Mag Nail set in the centerline of the road and being the POINT OF BEGINNING FOR THIS DESCRIPTION; Thence leaving the centerline of Wards Run Road and with six (6) new lines across the parent tract, S46°34'27"W – passing an iron witness pin set (5/8" x 18" rebar with aluminum cap bearing PLS-3118, as will be typical for all set corner monuments) at 20.03 feet and continuing at the same bearing for a total distance of 468.16 feet to an iron pin set, N44°43'25"W – 326.70 feet to an iron pin set, S71°50'01"W – 240.45 feet to an iron pin set, S18°16'43"E – 421.49 feet to an iron pin set, N71°43'17"E – 429.98 feet to an iron pin set, and N51°04'42"E – 489.48 feet to an iron pin set in the centerline of an Old Road Bed, said pin being on the line of the Millie Marie Lewis Testamentary Marital Deduction Trust (D.B. 93, Pg. 600, Gallatin Co.); Thence with the Millie Marie Lewis Testamentary Marital Deduction Trust, N49°36'40"W – 90.41 feet to an iron pin set and N40°13'37"W – passing from the centerline of a dirt road to the centerline of an asphalt paved road, 83.72 feet to the Point of Beginning and containing 4.989 acres by survey.

This description prepared from a physical survey conducted by AGE Engineering, Douglas G. Gooch Ky. R.L.S. #3118, dated the 16th day of November, 2009.

Said property also being shown on that certain plat entitled "Boundary Survey Plat, David & Lorenda White, 1 Tract Totaling 73.474 Acres By Survey, Ghent, Carroll and Gallatin County, Kentucky" plotted by AGE Engineering, Douglas G. Gooch Ky. R.L.S. #3118, dated the 21st day of December, 2009.

Item 33 being the same property acquired by Kentucky Utilities Company by deed dated December 23, 2009, and of record in Deed Book D108, page 243, in the Office of the Clerk of Gallatin County, Kentucky, and recorded in Deed Book D181, Page 104 in the Office of the Clerk of Carroll County, Kentucky.

Item 34. Note: The property being described below lies both in Gallatin County and Carroll County, Kentucky:

PARCEL B

BEGINNING at a Mag Nail set (1/4" x 2" Mag Nail with washer Stamped "Gooch P.L.S. # 3118", as will be typical for all Mag Nails set), in the centerline of Wards Run Road, said nail being the northern most corner of the parent tract of David C. & Lorenda White (D.B. 72, Pg. 199; Gallatin Co., D.B. 129, Pg. 319 Carroll Co., D.B. 129, Pg. 416 Carroll Co.) and a corner of the Wards Run Road right-of-way as dedicated in Plat Cabinet B, Slide 3 and Plat Cabinet B, Slide 15, said point being approximately 497 feet south of the intersection of centerlines of Wards Run Road and Montgomery Road, lying in Gallatin County, Kentucky and being the POINT OF BEGINNING FOR THIS DESCRIPTION; Thence with the centerline of Wards Run Road and the western edge of a 20' right-of-way that begins at centerline and extends easterly 20' as dedicated in Plat Cabinet B, Slide 3, S34°54'36"E - 48.57 feet to a point, S32°17'13"E - 93.10 feet to a point, S35°41'51"E - 27.66 feet to a point, S36°55'07"E - 28.64 feet to a point, and S42°28'12"E - 90.84 feet to a Mag Nail set in the centerline of the road; Thence leaving the centerline of Wards Run Road and with six (6) new lines across the parent tract, S46°34'27"W – passing an iron witness pin set (5/8" x 18" rebar with aluminum cap bearing PLS-3118, as will be typical for all set corner monuments) at 20.03 feet and continuing at the same bearing for a total distance of 468.16 feet to an iron pin set, N44°43'25"W -326.70 feet to an iron pin set, S71°50'01"W – 240.45 feet to an iron pin set, S18°16'43"E – 421.49 feet to an iron pin set, N71°43'17"E – 429.98 feet to an iron pin set, and N51°04'42"E – 489.48 feet to an iron pin set in the centerline of an Old Road Bed, said pin being on the line of the Millie Marie Lewis Testamentary Marital Deduction Trust (D.B. 93, Pg. 600, Gallatin Co.); Thence with centerline of the old road bed and the line of the Millie Marie Lewis Testamentary Marital Deduction Trust, S62°31'08"E - 46.20 feet to an iron pin set, S61°25'58"E – passing a common corner of the Millie Marie Lewis Testamentary Marital Deduction Trust and Buell & Virginia Shields (D.B. 34, Pg. 440, Pg. 33, Pg. 303) 104.95 feet to an iron pin set, S47°40'15"E - 80.97 feet to an iron pin set, and S35°07'10"E - 44,25 feet to an iron pin set in the line of the Mark Kearns property (D.B. 106, Pg. 418, Gallatin Co.) and being a corner of Shields; Thence leaving the line of Shields and with the line of Kearns, S71°43'17"W 1211.85 feet to an iron pin found (PLS# 3423), and S21°13'42"E - 1647.77 feet to an iron pin found (PLS# 3423), said pin being a corner of the property being claimed by Mark Kearns (No Deed Found) and Mark Kearns (D.B. 106, Pg. 418, Gallatin Co.); Thence leaving the line of Mark Kearns property (D.B. 106, Pg. 418, Gallatin Co.) and with the property being claimed by Kearns, S21°51'33"W - 393.25 feet to an iron pin found (PLS# 3423), said pin being on the line of Robert Maddox and Mary L. Seiler Scott (D.B. 92, Pg. 53, Gallatin Co.; D.B. 157, Pg. 97, Carroll Co.; D.B. 45, Pg. 601, Carroll Co.; D.B. 24, Pg, 308, Gallatin Co.; hereinafter referred to as the Maddox & Seiler property) and being a corner of the property being claimed by Kearns; Thence leaving the property being claimed by Kearns and with the line of the Maddox & Seiler property, S73°10'03"W - 396.34 feet to an iron pin set, said pin being on the line of Kentucky Utilities Company (D.B. 122, Pg. 516, Carroll Co.); Thence leaving the line of Seiler & Maddox property and with the line of Kentucky Utilities Company, N09°27'35"W - 62.32 feet to a point in the centerline of the creek; Thence continuing with the line of Kentucky Utilities Company property and down the centerline of the creek, N11°58'53"W - 92.60 feet to a point in the centerline of the creek, N24°01'52"W - 72.21 feet to a point in the centerline of the creek, N54°27'33"W – 69.60 feet to a point in the centerline of the creek, N41°56'59"W - 114.61 feet to a point in the centerline of the creek, N59°42'37"W - 26.39 feet to a point in the centerline of the creek, N51°15'45"W - 109.52 feet to a point in the centerline of the creek, N22°01'44"W - 77.82 feet to a point in the centerline of the creek, said point being at the forks of a drain, N58°23'12"W - 98.40 feet to a point in the centerline of the creek, passing a corner of Kentucky Utilities Company (D.B. 122, Pg. 516, Carroll Co.) and Kentucky Utilities Company property (D.B. 132, Pg. 513, Carroll Co.), N58°40'15"W - 58.33 feet to a point in the centerline of the creek (said point being referenced by an iron pin set on the east bank of the creek, said pin being N70°12'23"E – 52.27 feet from the point), N21°56'41"W - 188.72 feet to a point in the centerline of the creek, N35°34'19"W - 142.41 feet to a point in the centerline of the creek, N41°53'35"W - 217.54 feet to a point in the centerline of the creek, N33°45'50"W - 104.29 feet to a point in the centerline of the creek, N23°19'01"W - 126.56 feet to a point in the centerline of the creek, N31°28'35"W - 63.16 feet to a point in the centerline of the creek (said point being referenced by an iron reference pin found (PLS# 3423) on the west bank of the creek, S36°51'52"W – 23.35 feet from said point), N65°23'38"W - 211.82 feet to a point in the centerline of the creek, N62°16'6"W - 62.05 feet to a point in the centerline of the creek, N45°34'49"W – 58.66 feet to a point in the centerline of the creek, N05°07'16"W - 83.17 feet to a point in the centerline of the creek, N28°00'23"W - 178.59 feet to a point in the centerline of the creek, N31°47'40"W - 66.64 feet to a point in the centerline of the creek, N13°49'03"W - 145.28 feet to a point in the centerline of the creek, N20°08'27"E - 209.54 feet to a in the centerline of the creek (said point being referenced by an iron reference pin found (PLS# 3423) on the west bank of the creek, said pin being N26°52'32"W –33.34 feet from said point), N09°19'10"W - 75.06 feet to a point in the centerline of the creek, N12°52'00"W - 83.56 feet to a point in the centerline of the creek, N24°08'58"E - 51.75 feet to a point in the centerline of the creek, and N06°06'04"W - 15.12 feet to a point in the centerline of the creek, said point being on the eastern line of Kentucky Utilities Company property (D.B. 132, Pg. 513, Carroll Co.) and being a corner of the Millie Marie Lewis Testamentary Marital Deduction Trust (D.B. 93, Pg. 600, Gallatin Co.); Thence leaving the line of Kentucky Utilities Company and with the line of the Millie Marie Lewis Testamentary Marital Deduction Trust, N71°50'01"E - 1674.51 feet to an iron pin found (with no ID Cap), said pin being a corner of Alice M Lafferty (D.B. 85, Pg. 292, Gallatin Co.); Thence leaving the line of the Millie Marie Lewis Testamentary Marital Deduction Trust, and with the line of Lafferty, N71°32'56"E – 262.06 feet to an iron pin (PLS# 1989), said pin being a corner of Lafferty and being a corner of the right-of-way as dedicated on Plat Cabinet B, Slide 15; Thence leaving the line of Lafferty and with the right-of-way as dedicated on Plat Cabinet B, Slide 13, N71°32'56"E —19.99 feet to the Point of Beginning and containing 68.485 acres by survey

This description prepared from a physical survey conducted by AGE Engineering, Douglas G. Gooch Ky. R.L. S. #3118, dated the 16th day of November, 2009.

Said property also being shown on that certain plat entitled "Boundary Survey Plat, David & Lorenda White, 1 Tract Totaling 73.474 Acres By Survey, Ghent, Carroll and Gallatin County, Kentucky" plotted by AGE Engineering, Douglas G. Gooch Ky. R.L.S. #3118, dated the 21st day of December, 2009.

Item 34 being the same property acquired by Kentucky Utilities Company by deed dated December 23, 2009, and of record in Deed Book D108, page 247, in the Office of the Clerk of Gallatin County, Kentucky, and recorded in Deed Book D181, Page109 in the Office of the Clerk of Carroll County, Kentucky.

Item 35. PARCEL ONE.  A certain tract of land located in Carroll County and Gallatin County, Kentucky, on the west side of Montgomery Road, approximately 0.1 mile north of the intersection of Montgomery Road and Black Rock Road and further described as follows:

Unless noted otherwise any monument referred to as a "set iron pin: is a 1/2 x 18" rebar with a plastic cap stamped "BATTS PLS 2110". The basis of bearings is from a magnetic bearing observed on November 25, 2003.

Beginning at a set mag nail at the intersection of Black Rock Road and Montgomery Road; thence with the centerline of Montgomery Road for the following 2 calls, North 06 degrees 07 minutes 12 seconds East, a distance of 105.05 feet to a set mag nail; thence North 01 degrees 02 minutes 07 seconds a distance of 105.05 feet to a set mag nail; thence North 01 degrees 02 minutes 07 seconds West, a distance of 274.68 feet to a set mag nail corner to Tract 2 created this date and the TRUE POINT OF BEGINNING, thence a new division line with the centerline of Montgomery Road for the following 10 calls, North 00 degrees 23 minutes 37 seconds East, a distance of 216.26 feet to a set mag nail; thence North 01 degrees 03 minutes 32 seconds West, a distance of 278.72 feet to a set mag nail. thence North 03 degrees 56 minutes 56 seconds West, a distance 157.72 feet to asset mag nail, thence North 00 degrees 42 minutes 10 seconds West, a distance 198.80 feet to asset mag nail, thence North 02 degrees 25 minutes 30 seconds East, a distance of 277.13 feet to asset mage nail, thence North 00 degrees 09 minutes 07 seconds East, a distance of 148.09 feet to a set mag nail, thence North 09 degrees 21 minutes 46 seconds East, a distance 117.90 feet to a set mag nail; thence North 19 degrees 28 minutes 16 seconds East, a distance of 142.48 feet to a set mage nail; thence North 23 degrees 58 minutes 34 seconds East, a distance of 36.54 feet, thence North 34 degrees 29 minutes 13 seconds East, a distance of 93.98 feet to a set mag nail corner to Sandra Mcdole (DB 59. PG 434 Gallatin Co); thence with the line of Mcdole for the following 3 calls, North 55 degrees 09 minutes 51 seconds West, a distance of 21.01 feet to a set iron pin witnessed by a snag, thence South 68 degrees 07 minutes 50 seconds West, a distance of 230.65 feet to a set iron pin witnessed by a steel post; thence North 07 degrees 32 minutes 52 seconds East, a distance of 362.58 feet to a set iron pin witnessed by a steel post in the line of Robert Victor Maddox (DB 157 PG 97 Carroll Co) (DB 92, PG 53 Gallatin Co) thence with the line of Maddox South 76 degrees 39 minutes 01 seconds West, a distance of 796.25 feet to a set iron pin witnessed by a post; thence a new division line for the following 4 calls, South 12 degrees 27 minutes 42 seconds East, a distance of 908.07 feet to a set iron pin witnessed by a post, thence South 13 degrees 01 minutes 43 seconds East, a distance of 587.54 feet to a set iron pin witnessed by a 12 inch locust; thence South 12 degrees 57 minutes 47 seconds East, a distance of 254.87 feet to a set iron pin witnessed by a post; thence South 11 degrees 55 minutes 13 seconds Eat, a distance of 45.61 feet to a set iron pin corner to Tract 2 created this date, thence with the line of Tract 2 for the following 2 calls, north 88 degrees 17 minutes 59 seconds East, a distance of 421.95 feet to a set iron pin, thence North 88 degrees 17 minutes 59 seconds East, a distance 11.75 feet to the TRUE POINT OF BEGINNING. The above described parcel contains 26.801 acres and is subject to all right-of-ways, easements, and passways of record and in existence. This legal description is derived from a survey by R.B. Batts PLS #2119 done from November 25, 2003 to December 01, 2003.

PARCEL TWO:  Being a certain parcel of real estate located in Carroll County, Kentucky, lying on the northern side of Black Rock Road, approximately 0.1 mile westerly of the intersection of Black Rock Road and Montgomery Road, said parcel being further hounded and described as follows.

Beginning at a set mag nail in the center of Black Rock Road at the southeastern corner of Jack Schirmer and Geraldine Schirmer, Deed Book 104, Page 731; thence with the center of Black Rock Road for the following twelve (12) courses and distances: North 85 degrees 35 minutes 13 seconds East a distance of 247.72 feet to a found mag nail; North 89 degrees 48.22 seconds East, a distance of 54.29 feet to a set mag nail South 83 degrees 31 minutes 29 seconds East a distance of 94.14 feet to a set mag nail; South 76 degrees 11 minutes 09 seconds East, a distance of 59.89 feet to a set mag nail; South 59 degrees 52 minutes 42 seconds East a distance of 61.09 feet to a set mag nail; South 47 degrees 24 minutes 22 seconds East, a distance of 70.50 feet to a set mag nail; South 40 degrees 17 minutes 57 seconds East, a distance of 151.72 feet to a set mag nail; South 45 degrees 19 minutes 14 seconds East, a distance of 71.47 feet to a set mag nail; South 53 degrees 16 minutes 13 seconds East, a distance of 62.23 feet to a set mag nail; South 62 degrees 50 minutes 43 seconds East, a distance of 61.11 feet to a set mag nail; South 72 degrees 59 minutes 46 seconds East, a distance of 73.37 feet to a set mag nail; south 88 degrees 32 minutes 43 seconds East, a distance of 156.75 feet to a set mag nail corner to Steven Owen and Wilhemenia Owen, Deed Book 159, Page 307; thence with the line of Steve Owen North 14 degrees 01 minutes 35 seconds West, passing through a found 1/2 inch rebar with a plastic cap engraved "BATTS PLS 2119" hereafter referred to as a found iron pin with cap, at 18.82 a total distance of 274.12 feet to a found 1/2 inch rebar with no plastic cap corner to Adrian Owen and Norma Owen, Deed Book 71, Page 262 thence with the line of Adrian and Norma Owen for the following four (4) courses and distance; North 14 degrees 20 minutes 44 seconds West, a distance of 45.62 feet to a found iron pin with cap; North 15 degrees 09 minutes 56 seconds West, a distance of 254.96 feet to a found iron pin with cap; North 15 degrees 13 minutes 18 seconds West, a distance of 587.45 feet to a found iron pin with cap, North 14 degrees 39 minutes 00 seconds West, a distance of 908.01 feet to a found iron pin with cap in the line of Robert Victor Maddox, Deed Book 157, Page 97; thence with the line of Maddox for the following two (2) courses and distances:

South 74 degrees 30 minutes 18 seconds West, a distance of 354.91 feet to a set iron pin with cap engraved "ANDREW KY 2251", hereinafter referred to as a "set iron pin with cap", South 74 degrees 50 minutes 17 seconds West, a distance of 353.28 feet to a set iron pin with cap in the line of the aforementioned Schirmer, thence with the line of Schirmer for the following (4) courses and distances: South 00 degrees 23 minutes 07 seconds West, a distance of 623.95 feet to a set iron pin with cap next to a 15 inch walnut, South 12 degrees 10 minutes 20 seconds East, a distance of 524.35 feet to a set iron pin with cap next to a 12 inch walnut South 11 degrees 15 minutes 49 seconds East, a distance 324.59 feet to a set iron pin with a cap next to a post, South 11 degrees 15 minutes 49 seconds East, a distance of 19.33 feet to a point of beginning.

Containing an area o f 33.93 acres of land, more or less

Parcels One and Two (Item 35) being the same property conveyed to Kentucky Utilities Company by Deed dated September 17, 2009, and recorded in Deed Book D180, Page 253, in the Office of the Clerk of Carroll County, Kentucky, and recorded in Deed Book D107, Page 584, in the Office of the Clerk of Gallatin County, Kentucky.

Item 36. Parcel #1:  Situated in the Commonwealth of Kentucky, Gallatin and Carroll County, east of the City of Ghent, being all of the remaining land heretofore conveyed to Kentucky Utilities Company, by deed dated March 18, 2010 and recorded in Deed Book D108, Page 668 in the Office of the Clerk of Gallatin County, Kentucky, and recorded in Deed Book D181, Page 684 in the Office of the Clerk of Carroll County, Kentucky, and being more particularly described as follows:

Beginning at an existing Ash tree on the northerly line of a tract of land heretofore conveyed to Kentucky Utilities Company by deed, recorded in Deed Book 108 Page 324 (Gallatin Co.) and Deed Book 181, Page 210 (Carroll Co.) and the southeasterly most corner of a tract of land heretofore conveyed to Kentucky Utilities Company, by deed, recorded in Deed Book 107 Page 590 of said Gallatin County deed records, and a point on the westerly right-of-way line of Montgomery Road being fifteen (15) feet from the center of said road, said tree witnessed by a found 5/8" iron pin stamped One Eleven #3423, N76°34'28"W, 5.00 feet;

Thence along said Kentucky Utilities Company tract of land on the following three (3) courses:

1.           along said westerly right-of-way line of Montgomery Road, N24°45'49"E, 147.50 feet to a found iron pin and cap stamped One Eleven 3423;

2.           leaving said westerly right-of-way line, N76°34'28"W, 147.50 feet to a found iron pin and cap stamped One Eleven 3423;

3.           S24°45'49"W, 147.50 feet to a found iron pin and cap stamped One Eleven 3423 on the northerly line of said Kentucky Utilities Company tract of land;

Thence along said northerly line, N76°34'28"W, passing a set iron pin and cap, at a distance of 832.50 feet, a total distance of 1103.10 feet to a set iron pin and cap at a southeasterly most corner of a tract of land heretofore conveyed to Kentucky Utilities, by deed, recorded in Deed Book 108 Page 247 and 108 Page 443 (Gallatin County) as well as Deed Book 181 Page 104 and Deed Book 181 Page 109 (Carroll County)

Thence along the lines of said Kentucky Utilities Company tract of land, on the following three (3) courses:

1.           N49°25'56"E, 393.22 feet to a set iron pin and cap;

2.           N06°21'30"E, 1647.79 feet to a set iron pin and cap;

3.           S80°41'18"E, 1225.11 feet to a set iron pin and cap on a westerly line of a tract of land heretofore conveyed to Buell and Virginia Shields, by deeds, recorded in Deed Book 34 Page 440 and Deed Book 33 Page 303;

Thence along the lines of said Shields' tract of land on the following four (4) courses:

1.           S02°40'22"E, 282.87 feet to a set iron pin and cap;

2.           S06°36'57"E, 610.38 feet to a set iron pin and cap;

3.           S25°24'47"W, passing a set iron pin and cap at a distance of 263.30 feet, a total distance of 268.30 feet to a found fence post;

4.           S72°21'10"E, passing a set iron pin and cap at a distance of 5.00 feet, and a distance of 239.70 feet on the westerly right-of-way line of Montgomery Road, a total distance of 298.06 feet to a set mag nail in the center of Montgomery Road and a southwesterly most corner of a tract of land heretofore conveyed to Barry and Alma Shields, by deed, recorded in Deed Book 83 Page 369, of the Gallatin County Deed Records;

Thence along the southerly line of said Barry and Alma Shields' tract of land, on the following four (4) courses;

1.           S70°39'09"E, 54.35 feet to a found 1/2" iron pin;

2.           S70°39'09"E, passing a set iron pin and cap on the easterly right-of-way line of Montgomery Road, at a distance of 21.59 feet, a total distance of 1119.53 feet to a found fence post;

3.           S68°41'56"E, 141.63 feet to a found fence post;

4.           S66°40'41"E, passing a found iron pin and cap stamped Mylor #1961, at a southerly corner of said Buell and Virginia Shields' tract of land, a total distance of 127.44 feet to a set iron pin and cap;

Thence along said line of Buell and Virginia Shields' tract on the following two (2) courses:

1.           S62°05'58"E, 811.82 feet to a fence post;

2.           S29°25'17"W, 1420.15 feet to a found iron pin and cap stamped Mylor #1961 at the northwesterly most corner of a tract of land heretofore conveyed to Kevin and Lucy Deaton, by deed, recorded in Deed Book 47 page 202, and the northeasterly most corner of a tract of land heretofore conveyed to Kentucky Utilities Company by deed, recorded in Deed Book 108 Page 334 of the Gallatin County Deed Records;

Thence along the northerly line of said Kentucky Utilities Company tract of land on the following four (4) courses:

1.           N63°04'43"W, 1062.48 feet to a set iron pin and cap;

2.           N57°26'21"E, 86.04 feet to a set iron pin and cap;

3.           N27°55'46"E, 151.59 feet to a found1/2" iron pin;

4.           N62°24'44"W, passing a set iron pin and cap on the westerly right-of-way line of Montgomery Road, a distance of 1436.90 feet a total distance of 1451.92 feet to a set mag nail in the center of Montgomery Road and on the easterly line of said Kentucky Utilities Company tract of land;

Thence along the lines of Kentucky Utilities Company tract of land, on the following two (2) courses:

1.           along the center of Montgomery Road, N24°45'49"E, 7.15 feet to a set mag nail;

2.           N76°34'28"W, 15.30 feet to the beginning.

Containing 128.3422 acres of land more or less, subject to easements, conditions, covenants, restrictions, and rights-of-way of record.

Further being subject to an existing 30 feet wide right-of-way for Montgomery Road, being 15 feet on either side of the following described centerline:

Beginning at set mag nail at the northeasterly most corner of a tract of land heretofore conveyed to Kentucky Utilities Company, by deed, recorded in Deed Book 108 Page 324 of the Office of the Clerk of Gallatin County, Kentucky, and Deed Book 181, Page 210 in the Office of the Clerk of Carroll County, Kentucky, and being more particularly described as follows:

Thence N24°45'49"E, 192.38 feet to a set mag nail; Thence N25°54'22"E, 113.79 feet to a set mag nail; Thence N25°15'06"E, 342.76 feet to a set mag nail; Thence N31°24'50"E, 87.96 feet to a set mag nail; Thence N46°04'17"E, 36.28 feet to a set mag nail; Thenee N64°33'00"E, 38.84 feet to a set mag nail; Thence N73°18'02"E, 114.19 feet to a set mag nail; Thence N74°54'35"E, 64.49 feet to a set mag nail; Thence N77°56'39"E, 53.65 feet to a set mag nail; Thence N83°40'42"E, 53.30 feet to a set mag nail; Thence S86°25'53"E, 50.70 feet to a set mag nail at the southeasterly most corner of a tract of land heretofore conveyed to Barry and Alma Shields, by deed, recorded in Deed Book 83 Page 369 in the Office of the Clerk of Gallatin County, Kentucky; records and the terminus of the centerline description.

Containing 0.7971 of an acre of land more or less, subject to easements, conditions, covenants, restrictions, and rights-of-way of record.

Iron pins called to be set are 5/8" iron pins, twenty-four inches in length, with an orange cap stamped One Eleven #3423.

The above description and bearing system is based on the Kentucky Utilities Plant Grid System. It is further based on a field survey made by One Eleven Engineering and Surveying PLLC dated October 21, 2009.

This survey prepared by One Eleven Engineering and Surveying PLLC, James J. Bertram Jr. PLS, #3423 in the Commonwealth of Kentucky, October 21, 2009 and Revised March 16, 2010.

Item 37. Parcel #2:  Situated in the Commonwealth of Kentucky, Gallatin and Carroll County, east of the City of Ghent, being a portion of the land heretofore conveyed to Kentucky Utilities Company, by deed dated March 18, 2010 and recorded in Deed Book D108, Page 668 in the Office of the Clerk of Gallatin County, Kentucky, and in Deed Book D181, Page 684 in the Office of the Clerk of Carroll County, Kentucky, and being more particularly described as follows:

Commencing at an existing Ash tree on the northerly line of a tract of land heretofore conveyed to Kentucky Utilities Company by deed, recorded in Deed Book 108 Page 324 (Gallatin Co.) and Deed Book 181, Page 210 (Carroll Co.) and the southeasterly most corner of a tract of land heretofore conveyed to Kentucky Utilities Company, by deed, recorded in Deed Book 107 Page 590 of said Gallatin County deed records, and a point on the westerly right-of-way line of Montgomery Road being fifteen (15) feet from the center of said road, said tree witnessed by a found 5/8" iron pin stamped One Eleven #3423, N76°34'28"W, 5.00 feet.

Thence along said Kentucky Utilities Company tract of land on the following three (3) courses:

1.           along said westerly right-of-way line of Montgomery Road, N24°45'49"E, 147.50 feet to a found iron pin and cap stamped One Eleven 3423;

2.           leaving said westerly right-of-way line, N76°34'28"W, 147.50 feet to a found iron pin and cap stamped One Eleven 3423;

3.           S24°45'49"W, 147.50 feet to a found iron pin and cap stamped One Eleven 3423 on the northerly line of said Kentucky Utilities Company tract of land;

Thence along said northerly line, N76°34'28"W, 832.50 feet to a set iron pin and cap stamped One Eleven 3423, said point being the Principal Point of Beginning.

Thence N76°34'28"W 270.60 feet to a set iron pin and cap stamped One Eleven 3423, in the southeasterly most corner of a tract of land heretofore conveyed to Kentucky Utilities, by deed, recorded in Deed Book 108 Page 247 and 108 Page 443 (Gallatin County) as well as Deed Book 181 Page 104 and Deed Book 181 Page 109 (Carroll County);

Thence along said line of Kentucky Utilities Company, N49°25'56"E 393.22 feet to a set iron pin and cap stamped One Eleven 3423 in the Northerly line of the aforementioned Kearns' property;

Thence along the line of said Kearns' tract, S06°21'30"W 320.53 feet to the Point of Beginning.

Containing 0.9880 total acres of land, more or less, subject to easements, conditions, covenants, restrictions, and rights-of-way of record. The above-described parcel of land contains 0.3936 Acres of land, more or less, in Carroll County, Kentucky and 0.5944 Acres of land, more or less in Gallatin County, Kentucky.

Iron pins called to be set are 5/8" iron pins, twenty-four inches in length, with an orange cap stamped One Eleven #3423.

The above description and bearing system is based on the Kentucky Utilities Plant Grid System. It is further based on a field survey made by One Eleven Engineering and Surveying PLLC dated October 21, 2009. This survey prepared by One Eleven Engineering and Surveying PLLC, James J. Bertram Jr. PLS #3423 in the Commonwealth of Kentucky, October 21, 2009.

 The following described real estate of the Company situated in Casey County, Kentucky:

Item 1. A parcel of land lying and being on Highway No. 70, described as follows: Beginning Corner "A" is the southeast property corner of Stanley Lemon's property, which said corner is a small 6 in. locust tree, in the north right of way line of Highway No. 70 and 2½ feet northwest of large fence post also about 30 feet northwest from the center line of the above said highway, running thence N. 42-36 W with the property line between the lands of Stanley Lemon and Ray W. Grider, along old wire fence 198.7 feet more or less to corner "B" in said property line, thence N. 53-30 E. leaving Stanley Lemon's property 125.0 feet more or less to Corner "C"; thence S. 42-36 E. 198.7 feet more or less to corner "D" in the north right of way line also about 30 feet northwest of the center line of the above said highway and about 450 feet west from the center of highways 22' x 33' concrete bridge crossing Bryant's Creek; thence S. 53-30 W with the north right of way line of the above said highway 125.0 feet more or less to the beginning Corner "A"; being the property acquired by the Company by deed dated January 21, 1954, and recorded in Deed Book 64, page 569, in the Office of the Clerk of Casey County, Kentucky.

 The following described real estate of the Company situated in Christian County, Kentucky:

Item 1. That certain tract of land known as the "Johnson Tract" described as fo11ows: Beginning at the northwest corner of the bridge across the west fork of Pond River; running thence with bridge S. 16-20 E. 83 feet; thence S. 60-15 W. 143 feet to a stone earner; thence N. 51-15 W. 8 feet to a stone corner near low water of river; thence 20 feet east of the low water mark and parallel with the meanderings of the west fork of Pond River a distance of 1240 feet to a stone corner in the line of the Johnson and Inglefield tracts; thence S. 84-55 W. 20 feet to the low water of said river; thence down said river with the meanderings of the low water line on the east side of the stream and parallel with the above mentioned 20 foot line to the intersection of low water and the line of the Ford tract; thence S. 51-15 E. 5 feet to a stone corner on bank of creek, another Ford corner; thence N. 41 28 E 140 feet to the beginning, containing 76/100 of an acre.

Item 2. That certain tract of land known as the "Inglefield Tract" described as follows: Beginning at the low water line of the west fork of Pond River; running thence N. 84-55 E. 135 feet to a stone in the line of the Johnson and this tract; thence S. 5-47 E. 230 feet to a stone; thence S. 84-50 W. 256 feet to the low water line of said river; thence with said river on the east side with the current a distance of 265 feet to the beginning, which is the Johnson and Inglefield corner, containing 1 acre, more or less.

The property described above in Items 1 and 2 was acquired by the Company by deed dated January 11, 1950, and recorded in Deed Book 154, Page 439, in the Office of the Clerk of Christian County, Kentucky.

Item 3. A parcel of land situated approximately one mile north of the Town of Crofton described as follows: Beginning at a point in the easterly line of U.S. Highway 41, at a corner fence post at the Southwest corner of land now or formerly belonging to Doris B. Lanier and running along the said easterly line S. 26½° E. a distance of one hundred twenty (120) feet to a stake; thence turning and running N. 81 2/5° E. a distance of one hundred seven (107) feet to a stake; thence turning and running N. 26½° W. a distance of one hundred twenty (120) feet to a stake in a wire fence at land now or formerly belonging to Doris B. Lanier; thence turning and running along said wire fence and by land of said Lanier, S. 81 2/5° W. a distance of one hundred seven (107) feet to the point of beginning; containing 0.3 acres, more or less; being the property acquired by the Company by deed dated March 24, 1954, and recorded  in Deed Book 240, page 541, in the Office of the Clerk of Christian County, Kentucky.

Item 4. A certain lot or parcel of land in Mannington, Kentucky, Christian County on Highway 407 more particularly described as follows: Beginning at a concrete Monument in the West right of way line of Highway 407, said Monument is located South 79 degrees 36 feet West-124.40 feet from the centerline intersection of Highway 407 and L and H Railroad Spur, (Original Main Line); thence with the right of way line, Highway 407 South 55 degrees 30 feet West-98.00 feet to a concrete Monument; thence leaving said right of way North 59 degrees 30 feet West 150.00 feet to a Corner Stone; thence North 30 degrees 30 feet East-77.75 feet to a Corner Stone; thence South 62 degrees 43 feet East-191.80 feet to the beginning; being the property acquired by the Company by deed dated May 31, 1974, and recorded in Deed Book 368, page 252, in the Office of the Clerk of Christian County, Kentucky.

 The following described real estate of the Company situated in Clark County, Kentucky:

Item 1. A ninety-nine year leasehold on a tract of land, described as follows: Beginning at a point eighty (80) feet westwardly at right angles from the center line of the main track of the Kentucky Central Division Line of the Louisville & Nashville Railroad Company, said point being six hundred and forty-nine (649) feet south of Mile Post Ninety-six (96) from Winchester; thence south nineteen (19) degrees thirty (30) minutes west four hundred (400) feet to the east line of a public lane; thence south seventy (70) degrees east with said eastern line of the public lane four hundred and eleven (411) feet to a point eighty (80) feet westwardly at right angles from said center line of the main track; thence north parallel with and eighty (80) feet west from said center line of main track five hundred and seventy-five (575) feet to the place of beginning, containing one and eighty-five hundredths (1.85) acres.

Item 2. A certain tract of land situated in City of Winchester described as follows: Beginning at a point on the Northwest line of the tract of land leased to the Winchester Ry. Light & Ice Co. by the L. & N. Railway Company, by contract dated December 27, 1901, for a term of 99 years, said point being 80 feet southwesterly at right angles from the center line of the main track of the Ky. Division of the L. & N. R. R.; thence south 19° 30’ west with said northwesterly line, a distance of 400 feet more or less, to the north line of the Public Land; thence north 70° west with the north line of Public Land a distance of 233 feet to the southwesterly line of a lane or street; thence north 19° 30’ east, with said line of lane or street, a distance of 365 feet; thence south 70° east a distance of 100 feet; thence north 19° 30’ east, a distance of 40 feet; thence south 69° 30’ east, a distance of 133 feet to the place of beginning.

The property described above in Items 1 and 2 was acquired by the Company by deed dated October 15, 1912, and recorded in Deed Book 84, page 330, in the Office of the Clerk of Clark County, Kentucky.

Item 3. Lots numbered Two (2), Three (3), Four (4) and Five (5) in Block "C" Hampton Court Addition to the City of Winchester, Clark County, Kentucky, said lots Nos. Two (2) and Three (3) fronting or facing a total distance of one hundred ninety six and 5/10ths (196.5) feet, more or less, on Short Street, and said Lot No. Four (4) fronting or facing twenty-four and 1/10th (24.1) feet, more or less, and said Lot No. Five (5) fronting or facing twenty-five (25) feet, more or less, on Hood Avenue; and each of said lots running back one hundred fifty (150) feet, more or less, as shown on the Plat of Hampton Court Addition; subject to restrictive covenants of record in Deed Book 94, pages 288-289, Clark County Court Clerk's office; being the property acquired by the Company by deed dated May 18, 1962, and recorded in Deed Book B-165, page 23, in the Office of the Clerk of Clark County, Kentucky.

Item 4. Lots Numbered Six (6), Seven (7) and Eight (8) in Block "C" Hampton Court Addition to the City of Winchester, Clark County, Kentucky, each of said lots fronting or facing Twenty-Five (25) feet on Hood Avenue and running back a distance of One Hundred Fifty (150) feet, more or less, as shown on the Plat of Hampton Court Addition of record in Deed Book 94, pages 288-89, Clark County Court Clerk's office; subject to restrictive covenants of record in Deed Book 94, page 288, in said Clerk's office; and being the property acquired by the Company by deed dated December 2, 1964, and recorded in Deed Book B-173, page 320, in the Office of the Clerk of Clark County, Kentucky.

Item 5. A parcel of land situated on the southerly side of Kentucky Highway No. 15 (Iron Works Turnpike) and north of the C & O Railroad two miles east of Winchester, in Clark County, Kentucky, to-wit: Beginning at a point (an iron pin) in the southerly right-of-way line of Kentucky Highway No. 15, said point being a corner to Gibson, Smith, Gibson Subdivision Extension; thence with the south right-of-way line of Kentucky Highway No. 15 S 86° 02' E 200 feet to an iron pin, a new corner to Mary Clay Ramsey; thence for a new line with Mary Clay Ramsey S 01° 15' W 684.4 feet to an iron pin in the right-of-way of the C & O Railroad and 60 feet north of the center line of the tracks; thence with the right-of-way of the C & O Railroad and 60 feet north of and parallel to the center line of the tracks for five calls; N 81° 34' W 50 feet to a stake, N 82° 25' W 100 feet to a stake, N 82° 50' W 100 feet to a stake, N 83° 20' W 100 feet to a stake, and N 83° 57' W 100 feet to an iron pin in the line of Gibson, Smith, Gibson Subdivision Extension, said pin being 60 feet north of the center line of the tracks; thence with the line of said subdivision N 22° 10' E 694.23 feet to the beginning, and containing 5.014 acres; being the property acquired by the Company by deed dated February 26, 1965, and recorded in Deed Book B-174, page 131, in the Office of the Clerk of Clark County, Kentucky.

Item 6. A parcel of land situated on the north side of U.S. Highway #60 described as follows: Beginning at an iron pipe in the north right-of-way line U.S. #60, said pipe being 197 feet west of the west margin of a passway between property of David J. Huls and Matt Marshall; then with north margin of Highway #60 twenty-five feet from and parallel to the center line of said Highway, North 55 degrees 30 minutes West 125 feet to an iron pipe; thence three division lines through the property of David J. Huls as follows: North 34 degrees 30 minutes East 250 feet to an iron pipe; thence South 55 degrees 30 minutes East 125 feet to an iron pipe; thence South 34 degrees 30 minutes West 250 feet to the beginning, containing an area of 0.717 acre, more or less; being the property acquired by the Company by deed dated March 30, 1965, and recorded in Deed Book B-174, page 292, in the Office of the Clerk of Clark County, Kentucky.

LESS AND EXCEPTING (from Item 6):

Parcel No. 42, Tract A.  Being a tract of land lying in Clark County along KY 15 approximately 0.9 kilometers (0.56 miles) east of the intersection of KY 1960 and KY 15, and more particularly described as follows:

Beginning at a point in the east property line, said point 11.122 meters (36.49 feet) left of KY 15 centerline station 5+082.716; thence with said property line South 00 Degrees 59 Minutes 53 Seconds West, a distance of 28.666 meters (94.05 feet) to a point 39.319 meters (129.00 feet) left of KY 15 centerline station 5+084.982, said point being in the proposed right of way; thence with said right of way line South 89 Degrees 51 Minutes 23 Seconds West, a distance of 7.410 meters (240.85 feet) to a point 39.784 meters (130.52 feet) left of KY 15 centerline station 5+153.120, said point being in the west property line; thence with said property line North 23 Degrees 1 Minutes 26 Seconds East, a distance of 35.104 meters (115.17 feet) to a point 6.758 meters (22.17 feet) left of KY 15; thence with said right of way line South 86 Degrees 45 Minutes 35 Seconds East, a distance of 60.125 meters (197.26 feet) to the point of beginning.

The above described parcel contains 2,043 sq. meters (21,991 sq. ft.)

Parcel No. 42, Tract B.  Being a tract of land lying in Clark County along KY 15 approximately 0.9 kilometers (0.56 miles) east of the intersection of KY 1960 and KY 15; and more particularly described as follows:

Beginning at a point in the proposed right of way, said point being 38.387 meters (125.94 feet) left of KY 15 centerline station 5+125.364; thence leaving said right of way line South 00 Degrees 08 Minutes 38 Seconds East, a distance of 4.977 meters (16.33 feet) to a point 43.363 meters (142.27 feet) left of KY 15 centerline station 5+125.277; thence South 89 Degrees 35 Minutes 39 Seconds West, a distance of 13.839 meters (45.40 feet) to a point 43.862 meters (143.90 feet) left of KY 15 centerline station 5+137.998; thence North 00 Degrees 08 Minutes 42 Seconds West, a distance of 5.040 meters (16.54 feet) to a point 38.826 meters (127.38 feet) left of KY 15 centerline station 5+138.205, said point being in the proposed right of way; thence with said right of way line North 89 Degrees 51 Minutes 23 Seconds East, a distance of 13.839 meters (45.40 feet) to the point of beginning.

The above described parcel contains 69 sq. meters (743 sq. ft.) as conveyed by the Company to a third party in September, 2005.

Item 7. A certain lot or parcel of land in Mt. Vernon Place, an addition to the City of Winchester, Kentucky, it being Lot No. 31 in said addition, as is shown fully on plat of said addition, now of record in Deed Book 87, page 532, in the office of the Clerk of the Clark County Court; said lot being more fully described and bounded as follows: Lot No. Thirty one (31) fronts on Lexington Avenue forty-five (45) feet, and runs back the same width to an alley on the south, said alley being shown on the plat above referred to, and is bounded on the east by Lot No. 32 of said addition; on the west by Lot No. 30; on the north by Lexington Avenue; and on the south by an alley; being the property acquired by the Company by deed dated June 7, 1967, and recorded  in Deed Book B-180, page 207, in the Office of the Clerk of Clark County, Kentucky.

Item 8. A certain house and lot or parcel of land situated in Winchester, Clark County, Kentucky, on the South side of Lexington Avenue in Mt. Vernon Addition to the City of Winchester and described as follows: Being lot No. 30 in said addition fronting 45 feet on Lexington Avenue and extending back of equal width to an alley at the south side of said lot and being bounded on the North by Lexington Avenue; on the East by Lot No. 31 of said addition; on the South by said alley; and on the West by Lot No. 29 of said addition; all as shown on the plat of Mt. Vernon Addition of record in Deed Book 87, page 532, Clark County Court Clerk's office, to which plat reference is now made for a more particular description of said property; being the property acquired by the Company by deed dated June 22, 1967, and recorded in Deed Book B-180, page 323, in the Office of the Clerk of Clark County, Kentucky.

Item 9. All of that tract or parcel of land located on the northwest side of the new Boonesboro Road (Kentucky Highway No. 627) in Clark County, Kentucky, about six (6) miles southwest of the City of Winchester, described as follows: Beginning at a point in the northwest right of way line of the new Boonesboro Road (Kentucky Highway No. 627); said point being a common corner to the lands of Benjamin Shearer and Ada Shearer, his wife, and the lands of Leona D. Shearer; thence departing from said right of way line and with the property line common to Leona D. Shearer N 56° 47' W 350 feet to a point in same, a new corner; thence with three (3) new division lines through the lands of Benjamin Shearer and Ada Shearer, his wife, S 39° 39' W 250 feet, S 56° 47' E 193 feet and S 39° 19' E 159 feet to a point in the northwest right of way line of the new Boonesboro Road (Kentucky Highway No. 627); thence with the northwest right of way line of said highway N 39° 39' E 298 feet to the point of beginning, containing 2.082 acres, more or less; and being the property acquired by the Company by deed dated April 16, 1981, and recorded in Deed Book 249, page 119, in the Office of the Clerk of Clark County, Kentucky.

Item 10. Beginning at an iron pin in the north right-of-way line of U.S. Highway No. 60, the southeast corner of property of Willie Frances Huls as shown on the record plat aforesaid; thence with the eastern property line of said Huls North 20° 17' East 256.54 feet to an iron pin, a new corner common to the properties of said Huls and Robert Lee Rose; thence with a new division line through the property of said Rose South 57° 03' East 108.66 feet to an iron pin, the northwest corner of the remaining property of Kentucky Utilities Company designated as Parcel B on the record plat aforesaid; thence with the western property line of said Parcel B South 32° 48' West 250.25 feet to an iron pin in the north right-of-way line of U.S. Highway No. 60; thence with said highway right-of-way line North 57° 07' West 53.03 feet to the point of beginning containing 0.465 of an acre, more or less; and being the property acquired by the Company by deed dated March 13, 1985, and recorded in Deed Book 266, page 601, in the Office of the Clerk of Clark County, Kentucky.

Item 11. All that certain parcel or lot of land situated in Winchester, Clark County, Kentucky on the north side of West Lexington Avenue (U.S. Highway No. 60) and the west side of West Side Drive, and being designated as Lot One (1) in Unit 1-A (Revised) of West Side Plaza, as shown by plat thereof of record in Plat Cabinet 1 at Slide 128-A, in the Office of the Clerk of Clark County, Kentucky, and further being more particularly described as follows:

Beginning at the intersecting point of the north right-of-way line of West Lexington Avenue and the west right-of-way line of West Side Drive, a corner to property of Kentucky Utilities Company; thence with the property line of Kentucky Utilities Company, N 20° 51' E 256.51 feet to an iron pin in the line of Lot No. Two (2) in Unit 1-A (Revised) of West Side Plaza as shown on the plat hereinabove referenced; thence with a line of said Lot No. Two (2), S 55° 22' E 31.70 feet to a point in the west right-of-way line of West Side Drive; thence with said right-of-way line of West Side Drive for two calls, the first call being a curve to the right having a radius of 929.93 feet for a distance of 209.58 feet, the chord of which is S 26° 49' W 209.14 feet, and the second call being S 35° 16' W 41.94 feet to the beginning, and containing an area of 5,264 square feet, more or less, and being the property acquired by the Company by deed dated August 18, 1989, and recorded in Deed Book 290, page 554, in the Office of the Clerk of Clark County, Kentucky.

Item 12. Beginning at an iron pin in the northeast right-of-way line of Tech Drive, a corner to Tract 2D as shown on the Record Plat of the Property of the Winchester-Clark County Industrial Development Authority, of record in Slide No. 876B, Clark County Clerk's office; thence with the property line of said pin, a common corner to Tract 2D as shown on the Record Plat of the Property of the Winchester-Clark County Industrial Development Authority, of record in Slide No. 876B, Clark County Clerk's office; thence with the property line of said Tract 2D S 84° 11' E 389.05 feet to an iron pin, a common corner to Tract 2B-2 as shown on the Record Plat of the Property of H. Gordon Orrell, of record in Slide No. 924, in said Clerk's office; thence with the property line of said Tract 2B-2 for two (2) calls, S 37° 30' E 182.06 feet to an iron pin and S 54° 48' W 190.06 feet to an iron pin in the northeast right-of-way line of Tech Drive, another common corner to said Tract 2B-2; thence with the said right-of-way line of Tech Drive N 49° 25' W 451.08 feet to the place of beginning, containing an area of 1.545 acres, more or less, and being the property acquired by the Company by deed dated August 23, 1991, and recorded in Deed Book 302, Page 77, in the Office of the Clerk of Clark County, Kentucky.

Item 13. A certain lot or parcel of land situated in the City of Winchester, Clark County, Kentucky, being Lot Numbered Twenty-Nine (29), in Mt. Vernon Subdivision to the City of Winchester, Kentucky, said lot being bounded and described as follows:  Fronting on Lexington Avenue forty-five (45) feet, and extending back of equal width to an alley on the south, bounded on the north by Lexington Avenue; on the east by Lot Numbered Thirty (30); on the south by an alley; and on the west by Lot Numbered Twenty-Eight (28) of said Mt. Vernon Addition, a plat of said lot and said addition being of record in Deed Book No. 87, Page 532, Clark County Clerk's office, to which reference is made for a more particular description, and being the property acquired by the Company by deed dated September 21, 1993, and recorded in Deed Book 316, Page 803, in the Office of the Clerk of Clark County, Kentucky.

 The following described real estate of the Company situated in Clay County, Kentucky:

Item 1. Beginning at a point in the south line of Muddy Gap Road, said point being the northwest corner of the industrial site now owned by Clay County, Kentucky; thence with the line of said industrial site, the following six calls: 1) S 68° 46' 49" W, 20.90 feet to an 8" persimmon and fence corner; thence with the fence 2) S 14° 13' 01" W, 50.80 feet; 3) S 36° 16' 48" W, 37.54 feet; 4) S 15° 58' 37" W, 40.47 feet; 5) S 19° 45' 51" W, 40.54 feet; 6) S 14° 18' 17" W, 42.89 feet; thence leaving the line of said industrial site N 51° 04' 12" W, 214.31 feet to a hub and tack set; thence N 21° 56' 47" E, 208.68 feet to a hub and tack set in the south line of Muddy Gap Road; thence with the south line of Muddy Gap Road, S 55° 30' 29" E, 216.38 feet to the beginning containing 0.992 acres; and being the property acquired by the Company by deed dated June 13, 1977 and recorded in Deed Book 156, page 726 in the Office of the Clerk of Clay County, Kentucky.

 The following described real estate of the Company situated in Crittenden County, Kentucky:

Item 1. A certain lot and the improvements thereon situated in Marion, known as the old Steam Power House Lot, adjoining the Illinois Central Railroad right-of-way and bounded on the South by the land of the Paris Coal Company; on the North by an alley 20 feet wide which shall forever remain open as a passage way for the benefit of the owners of this lot and of the adjoining land now or heretofore owned by S. M. Jenkins and Effie Wilson Jenkins; on the East the line shall run with the West edge of the building in which are now situated two oil engines; thence with the property of the Paris Coal Company to the right-of-way of Illinois Central Railroad; being the property acquired by the Company by deed dated February 3, 1926, and recorded in Deed Book 53, page 35, in the Office of the Clerk of Crittenden County, Kentucky.

Item 2. A tract of land situated in the City of Marion, described as follows: Beginning at the intersection of the southwest corner of the tract of land described in Deed Book 68, page 151, Crittenden County Court Clerk's office, and the eastern right-of-way line of the Illinois Central Railroad, and running thence with the eastern right-of-way line of the Illinois Central Railroad and a bearing of N 22 degrees 24' E for a distance of 100.0 feet to an angle point; thence with a bearing of S 67 degrees 36' E for a distance of 100.0 feet to an angle point; thence with a bearing of S 22 degrees 24' W for a distance of 100.0 feet to an angle point; thence with a bearing of N 67 degrees 36' W for a distance of 100.0 feet to the point of beginning, containing 0.230 acre; being the property acquired by the Company by deed dated April 7, 1958, and recorded in Deed Book 88, page 285, in in the Office of the Clerk of Crittenden County, Kentucky.

Item 3. Beginning at the intersection of the East Right-of-Way line of county road between U.S. 60 and Claylick Creek and the centerline of the Right-of-Way of the Kentucky Utilities 69 KV transmission line running between Marion and Salem; thence running with the East Right-of-Way of said county road, South 14° 19' East-209.3 feet to a concrete monument, this monument is located 963 feet along said Right-of-Way from the Southwest corner of J. L. Gregory tract; thence leaving Right-of-Way North 75° 41' East-216.70 feet to a concrete monument; thence North 14° 05' West-269.59 feet to a concrete monument; thence South 83° 38' West-220.00 feet to a concrete monument in the East Right-of-Way of said county road; thence with said Right-of-Way South 14° 19' East-90.7 feet to the point of Beginning, containing 1.420 Acres, and being the property acquired by the Company by deed Dated December 10, 1976, and recorded in Deed Book 123, page 337, in the Office of the Clerk of Crittenden County, Kentucky.

 The following described real estate of the Company situated in Estill County, Kentucky:

Item 1. A tract of land situated near the cities of Irvine and Ravenna, described as follows: Part of Lots Numbers twenty-eight and twenty-nine, Block 2 Evans Addition to Irvine, Kentucky, being the boundary beginning at corner of Grand Avenue and Railroad Street; thence running 117 feet with Grand Avenue; thence at slight acute angle 41½ feet; thence parallel line with Grand Avenue 117 feet to Railroad Street; thence with Railroad Street 41½ feet to the beginning; including all of that certain area facing Railroad Street lying between Grand Avenue and a line of the property formerly belonging to Estill Ice Company; being the same property conveyed to Kentucky Tennessee Light & Power Company by deed of Henry D. Fitch and Stella R. Fitch, his wife, dated January 31, 1924, and recorded in the office of the Clerk of the Estill County Court in Deed Book 55, page 532; being a part of the property acquired by the Company by deed dated May 20, 1943, and recorded in Deed Book 79, page 246, in the Office of the Clerk of Estill, County, Kentucky.

Item 2. Lots 26 and 27 of Block Number 1 of the Evans Addition to Irvine, Kentucky, agreeable to plat of record in Deed Book Y, page 90 Estill County Court Clerk's office; being the property acquired by the Company by deed dated May 10, 1954, and recorded in Deed Book 97, page 509, in the Office of the Clerk of Estill, County, Kentucky.

The foregoing property is subject to an easement for a public road leading from the center of Court Street, in Irvine, Kentucky to the intersection of Seventh and Main Streets in Ravenna, Kentucky, that part of the property which is subject to said easement is described as follows: Beginning at a point, said point being 28 feet left of and opposite station 22 plus 85 in the center line of said public road; thence, running north 51° 00 minutes west along the L&N property line for a distance of 16 feet to a point, said point being 28 feet left of and opposite station 22 plus 64 in the center line of said public road, said point also being in the property line between the Company and the L&N Railroad Company; thence, running in a northeasterly direction along an arc of a circle radius of 17 feet to the center of which lies 45 feet left of and opposite station 22 plus 64, in the center line of said public road, having a distance of 18 feet to a point, said point being 37 feet left of and opposite station 22 plus 85 in the center line of said public road; thence running south 33° 05 minutes west for a distance of 8 feet to a point, said point being the point of beginning.

EXCEPTING FROM ITEM 2 above so much as was conveyed to the Commonwealth of Kentucky for the use and benefit of the Transportation Cabinet by Deed dated February 11, 1998, recorded in Deed Book 226, Page 561, in the Office of the Clerk of Estill County, Kentucky.

 The following described real estate of the Company situated in Fayette County, Kentucky:

Item 1. A tract of land situated in the City of Lexington described as follows: Beginning on North Limestone Street at the corner of a building designated on the plat as Coal Office being 466.8 feet from Seventh Street; thence in a Northerly direction with the line of Limestone Street a distance of 31.5 feet to a point; thence North 44 degrees 44’ W 167.2 feet to a point; thence N 45 degrees, 16’ E 289 feet to a point; thence N 43 degrees W 147 feet to a point; thence S 45 degrees 23’ W 480½ feet to a point; thence S 45 degrees 37’ E 214 feet to a point; thence N 45 degrees 50’ E 153½ feet to a point; thence S 44 degrees 44’ E 99 feet to a point; also all the pipeline and, rights-of-way therefor running from the property hereinabove described to a cooling pond and described as follows: Beginning at and including the hot well, which well is located on the property of the Kentucky Traction and Terminal Company, approximately 15 feet North of the North line of the stack of the new power station; thence in a Northwesterly direction 45 feet; thence on an angle South and still in a Northwesterly direction, crossing the West line of North Upper Street to a point 102 feet South of the South line of Belt Line Avenue and crossing the East line of Market Street at a point 64 feet South of the line of the Belt Line Avenue, a distance of 452 feet, to a point in the property of Dr. J. E. Neely, 40 feet South of the South line of Belt Line Avenue, and 5 feet East of Dr. Neely’s West line; thence on an angle and in a Northerly direction, crossing Belt Line Avenue and the C. & O. Railway, a distance of 160 feet to the screen or intake well in the cooling pond West of the old power station.

Item 2. A tract of land situated in the City of Lexington described as follows: Beginning at a point in the South property line of Loudon Avenue, 2 feet East of the Eastern line of the Eastern brick wall of the Lexington Railway Company’s brick power house; thence South on a line parallel with the Eastern line of the Northern portion of said wall 131 feet, more or less, to a stake in the North line of the right-of-way of the Passenger and Belt Railroad; thence East with the Northern line of the said right-of-way 58 feet, more or less, to a point 124½ feet South of the Southern line of Loudon Avenue; thence in an Easterly direction with the Northern line of said right-of-way 253.5 feet, more or less, to a stake, corner to the Belt Land Company and the right-of-way of the Passenger and Belt Railway Company; thence in a Northerly direction with the line of the Belt Land Company 141 feet to a stake in the Southern line of Loudon Avenue; thence Westwardly with the Southern line of Loudon Avenue 308¼ feet, more or less, to the point of beginning.

Item 3. A tract of land in the City of Lexington located on the South side of Cross Street between Maxwell and Pine Streets, described as follows: Beginning 86 feet from Maxwell Street on said Cross Street; thence along Cross Street in a Southerly direction 29½ feet; thence back in an Easterly direction 50 feet to the line of the property formerly owned by McAcey; thence in a Northerly direction and along said line 29½ feet to a stable; thence in a Westerly direction 50 feet to Cross Street, the place of beginning.

Item 4. A tract of land in the City of Lexington described as follows: Located on the East side of Cross Street and fronting on said street for a distance of 45 feet and extending back of equal width a distance of 50 feet to the line of the property conveyed by Denton to McAcey, whereon is located a frame cottage, which cottage is 412 Cross Street, said property being on the Northeast corner of Cross Street and the alley running between Maxwell and Pine Streets.

Item 5. A tract of land in the City of Lexington fronting on the West side of North Limestone Street 31½ feet and extending back between parallel lines a distance of 150 feet to a 15 foot alley; bounded on the North by the property of Mac Everton and on the South by the property of C. W. Warfield, a part of lot No. 18 of Bruce’s Addition to the City of Lexington as shown by plat recorded in Deed Book 41, page 221, Fayette County Court Clerk’s office.

Item 6. A tract of land near the city limits of Lexington fronting 33 feet on the West Side of North Limestone Street and running back of equal width 150 feet to an alley, being lot No. 17 of Bruce’s addition to the City of Lexington.

Item 7. A tract of land in the City of Lexington located on North Limestone Street, described as follows: Beginning at a stake in the West line of Limestone Street and the South line of the Belt Line Railway; thence with the Belt Line Railway in a Westerly direction 137 feet; thence in a Southwest direction 15 feet to a point in the line of the alley 8 feet South of the Belt Line Railway; thence in a Southerly direction 47 feet, another point in the line of the alley; thence in an Easterly direction 150 feet to Limestone Street; thence with Limestone Street in a Northerly direction 52 feet, more or less, to the place of beginning, being Lot No. 19 of the Bruce’s Addition of the City of Lexington and also one and one-half feet off the North side of Lot No. 18 of said Addition; also all the right, title and interest of the Company in and to the 15 foot alley at the rear of said property.

Item 8. A tract of land in the City of Lexington described as follows: Beginning at a point on the Northern side of Winchester or Third Street, 26½ feet from the Southwest corner of Lot No. 3 of the Wilgus subdivision of Lexington, Kentucky, a plat of which is recorded in the Fayette County Court Clerk’s office, in Plat Book 1, page 79; thence in a westerly direction with the line of Third Street, 38 feet to the line of Tibbie W. Prather; thence in a Northerly direction about 151 feet to an alley; thence in an Easterly direction with line of said alley about 33 feet; thence in a Southerly direction about 134 feet to the beginning, being part of lots 1 and 2 of said Wilgus subdivision.

Item 9. A tract of land in the City of Lexington, known as 761 North Limestone Street West side and being all that lot or parcel of land and the improvements thereon located on the West side of North Limestone Street, fronting 16 1/3 feet and extending back of equal width in a Westerly direction 150 feet, a part of lot No. 15 in Bruce’s Addition to the City of Lexington as shown in Deed Book 41, at page 221.

Item 10. A tract of land in the City of Lexington being all of Lot 9 Block 329 on the City Block Map, said lot fronting 33 feet on the West side of North Limestone Street and running back therefrom in a Westerly direction a distance of 165 feet, more or less, and formerly known as house No. 753.

Item 11. A tract of land in the City of Lexington located on the South Side of Loudon Avenue described as follows: Beginning at a point in the South property line of Loudon Avenue 480½ feet West of the intersection of the West property line of North Limestone Street and the South property line of Loudon Avenue, which said point is 2 feet East of the present brick wall of the Lexington Railway Company’s brick power house and corner to the property of the Company; thence West and along the South property line of Loudon Avenue 670¾ feet, more or less, to the East property line of North Broadway; thence South and long the said property, line of North Broadway 190 feet, more or less, to the North line of the right-of-way of the Passenger & Belt Railroad Company; thence with the North line of the right-of-way of the Passenger & Belt Railroad Company and in an Easterly direction 544 feet, corner of the right-of-way of the Passenger & Belt Railway; thence still along the said right-of-way and on a small angle to the right 40 feet, more or less, to a stake; thence still along said right-of-way and same angle to the right 92 feet, more or less, to a stake and corner to the property of the Company; thence in a Northerly direction along the line of the Company and at right angles with Loudon Avenue 131 feet, more or less, to the beginning.

Item 12. A tract of land in the City of Lexington described as follows: A lot of land fronting on N. Limestone Street formerly Mulberry Street, 16½ feet on said street and running back of equal width about 150 feet, more or less, being the Northern half of Lot 12, in Bruce’s Addition to the City of Lexington.

Item 13. A tract of land in the City of Lexington described as follows: Situated on the West Side of North Limestone Street, formerly Mulberry Street, between 7th Street and Loudon Avenue, and fronting thereon a distance of 16½ feet and extending back between parallel lines a distance of 165 feet, more or less, and being the Southern half of Lot No. 12 of Bruce’s Addition to the City of Lexington, as per Plat of record in Deed Book 41, page 221, Fayette County Court Clerk’s Office, the improvements on said Lot being known as Lot No. 747 North Limestone Street.

EXCLUDING FROM ITEMS 1 through 13 above:

(a) so much of said property as was conveyed to Central Kentucky Natural Gas Company by Deed dated September 15, 1948, recorded in Deed Book 448, Page 122 in the Office of the Clerk of Fayette County, Kentucky; and

(b) so much of said property as was conveyed to Western Kentucky Ice Service Company by Deed dated December 17, 1948, recorded in Deed Book 452, Page 436 in the Office of the Clerk of Fayette County, Kentucky; and

(c) so much of said property as was conveyed to Urban Renewal and Community Development Agency of the City of Lexington by Deed dated January 26, 1973, recorded in Deed Book 1069, Page 576 in the Office of the Clerk of Fayette County, Kentucky; and

(d) so much of said property as was conveyed to Rite Aid of Kentucky, Inc., by Deed dated November 13, 1997, recorded in Deed Book 1947, Page 34 in the Office of the Clerk of Fayette County, Kentucky.

The property described above in 1 through 13 was acquired by the Company by deed dated January 3, 1940, and recorded in Deed Book 314, page 27, in the Office of the Clerk of Fayette County, Kentucky.

Item 14. A certain parcel of land with improvements thereon situated in the City of Lexington fronting 16½ feet on the Westerly side of Limestone Street running back of equal width 150 feet to an alley, bounded on the Southwest by the property owned by the estate of George Luigart (formerly William Colbert), and on the Northeast by the lot next below described. The property hereby conveyed being the Southwesterly one-half of Lot 14 of the Bruce Addition to the City of Lexington, as shown by plat thereof recorded in the Office of the Clerk of Fayette County, Kentucky in Deed Book 41, page 221.

Item 15. All that lot of land with improvements thereon situated on the Northwest side of Limestone Street in the City of Lexington between Seventh Street and Loudon Avenue fronting on Limestone Street 16½ feet and extending back of equal width a distance of 150 feet to an alley, bounded on the Southwest by the parcel above described, and on the Northeast side by the lot of Joseph.

Item 16. The following property situated in Lexington, and described as follows: Seventeen feet of the South side of Lot 15 of the Bruce Addition to the City of Lexington, Kentucky, being on the West side of North Limestone Street and beginning at a point thereon at a corner of the lot of Warfield; thence in a Northerly direction and along the line of Limestone Street 17 feet to a new corner of the lot of Mike Moses; thence in a Westerly direction between parallel lines of equal width 150 feet.

The property described above in Items 14, 15, and 16 was acquired by the Company by deed dated June 5, 1940, and recorded in Deed Book 318, page 2, in the Office of the Clerk of Fayette County, Kentucky.

Item 17. A tract of land situated in the City of Lexington, described as follows: Beginning at a point seventy-five feet West of the S. W. inter-section of Limestone Street and Loudon Ave.; thence extending along the line of Loudon Ave. in a westerly direction ninety-seven and twenty-five one-hundredths feet; thence at right angles and in a southerly direction a distance of about one hundred and forty-one feet to the Belt Line Railroad; thence in an easterly direction and along the Belt Line Railroad Ninety-seven and twenty-five one hundredths feet; thence in a northerly direction and at right angles to Loudon Avenue about one hundred and fifty feet to the point of beginning; being the same property acquired by the Company by deed dated April 14, 1941, and recorded in Deed Book 326, page 391, in the Office of the Clerk of Fayette County, Kentucky.

Item 18. A tract of land located in the City of Lexington, described as follows: All that tract of land situated on Limestone Street, fronting on said street thirty-three (33) feet, more or less and running back of equal width with front 165 feet and being Lot No. 16 of Bruce’s Addition to the City of Lexington, a plat of which is of record in Deed Book 41, page 221; being the same property acquired by the Company by deed dated December 7, 1940, and recorded in Deed Book 323, page 69, in the Office of the Clerk of Fayette County, Kentucky.

Item 19. That certain tract or parcel of land located about one and one-half miles south of the Court House in Lexington, on the east side of the Danville-Lancaster-Nicholasville turnpike, described as follows: Beginning at a point in the east property line of the Kentucky Traction and Terminal Company’s right-of-way, where said right-of-way intersects the division line of said right-of-way property, and the property of J. W. Patterson; thence with said fence line south 62 degrees and 30 minutes east 125 feet to a stake corner to said Patterson; thence north 15 degrees east with the division line between Patterson and the within described property 75 feet to a stake corner to Patterson and 14 foot driveway owned by Patterson; thence north 62 degrees and 30 minutes west with the division line between the 14 foot driveway owned by Patterson and the within described property 125 feet to a point in the eastern line of the right-of-way of the Kentucky Traction and Terminal Company; thence with said line of said right-of-way south 15 degrees west 76 feet to the point of beginning, containing 209/1000 acres of land, more or less; being the property acquired by the Company by deed dated January 7, 1941, and recorded in Deed Book 325, page 117, in the Office of the Clerk of Fayette County, Kentucky.

Item 20. A parcel of land situated in the City of Lexington on the West side of North Limestone Street, fronting 24 feet on the West side of North Limestone Street and extending back in a westerly direction from Limestone Street between parallel lines 99.6 feet and being lot No. 13, Block No. 329, on the Block Map of the City of Lexington; being the property acquired by the Company by deed dated February 17, 1944, and recorded in Deed Book 354, page 261, in the Office of the Clerk of Fayette County, Kentucky.

Item 21. A tract of land lying along the Higby Mill Road and Southern Railroad, described as follows: Beginning at a point in the West line of the Southern Railroad Company’s right of way in the center of the Higby Mill Road, which point is the Northeast corner of the tract of land herein described and a corner to the land of James A. Hulett; thence with the center of Higby Mill Road and Hulett’s line North 56 degrees 21 minutes West 300 feet; thence leaving the Higby Mill Road and running with William S. Dale’s line South 14 degrees 26 minutes West 638 feet to a stone; thence South 66 degrees 34 minutes East 200 feet to a stone set in West line of Southern Railroad Company’s right of way, which point is the Southeast corner of the tract described herein; thence with the West line of the Southern Railroad Company’s right of way by a curve to the right, having a radius of 22,993.3 feet, parallel with and 75 feet West of common center line of double track 378.3 feet to a point of tangent; thence North 23 degrees 26 minutes East parallel with and 75 feet West of common center line of double track 199.7 feet to the center line of Higby Mill Road and point of beginning, containing 3.44 acres; being the property acquired by the Company by deed dated July 10, 1946, and recorded in Deed Book 399, page 38, in the Office of the Clerk of Fayette County, Kentucky.

Item 22. All that lot located in the City of Lexington known as Nos. 420-422-424 and 426 Correll Street, and more particularly described as follows: Beginning at the Southwest corner of the intersection of Correll and Race Streets; thence in a Northwesterly direction with Correll Street seventy (70) feet to a point; thence in a Southwesterly direction at right angles to Correll Street and parallel to Race Street, one hundred (100) feet to a point in the line of William J. Foley; thence at right angles in a Southeasterly direction with Foley's line seventy (70) feet to Race Street; thence in a Northeasterly direction with Race Street one hundred (100) feet to the point of beginning; being the property acquired by the Company by deed dated September 2, 1947, and recorded in Deed Book 426, page 330, in the Office of the Clerk of Fayette County, Kentucky.

Item 23. A lot situated in the City of Lexington, Fayette County, Kentucky, and more particularly described as follows: Beginning at a point on the South side of Correll Street corner to Foley 70 feet from the corner of Race Street; thence with Foley's line 100 feet to William J. Foley; thence with William J. Foley's line 40 feet to Domestic Realty Corporation; thence with Domestic Realty Corporation's line 100 feet to Correll Street; thence with Correll Street 40 feet to the point of beginning; being the property acquired by the Company by deed dated September 12, 1947, and recorded in Deed Book 426, page 333, in the Office of the Clerk of Fayette County, Kentucky.

Item 24. The following described tracts located in Lexington, Kentucky, and acquired by the Company by deed dated September 16, 1970, and recorded in Deed Book 998, page 38, in the Office of the Clerk of Fayette County, Kentucky:

All that lot or parcel of land, together with the improvements thereon and appurtenances thereunto belonging, situated near the corner of High and Merino Streets, and being on the North side of West High Street at corner to property sold to Adolph Greeble; thence along the North side of West High Street in a Westerly direction 30 feet, more or less, to the line of the property sold and conveyed by Courtney Moore Helm to Lucy W. Hardy; thence back between parallel lines of equal width with the front and in a Northerly direction to the factory property formerly owned by R. B. Hamilton; the improvements on said property being known as 723 West High Street.

All that tract or parcel of land located on the North side of West High Street near the Jefferson Street Viaduct, and now known as residence No. 721 West High Street, beginning at the corner of (now or formerly) Lewis; said point being 59.5 feet West of the Jefferson Street Viaduct; thence in a westerly direction along West High Street 25.8 feet to a point in the line with the center of a division wall, and corner to Tract Y of this division; thence in a northerly direction with said Tract Y of this division and through the center of said wall 38.3 feet to a point in the Northeast line of a wall; thence along said wall in a northwesterly direction 7 feet, more or less, to the West side of a concrete block wall; thence in a northwesterly direction 47.7 feet, more or less, to a point in the corner of the line of (now or formerly) Lewis; thence in a southeasterly direction with said Lewis's line 30 feet, more or less, to another corner with Lewis; thence in a southerly direction with Lewis 42 feet, more or less, to the rear wall of a service station; thence with said rear wall of said service station in a westerly direction 8 feet, more or less, to the West wall of said service station; thence in a southerly direction with the west wall of said service station 14 feet, more or less, to the line of Lewis; thence in a southerly direction with the line of Lewis 35 feet, more or less, to the beginning.

EXCLUDING THEREFROM so much as was conveyed to the Commonwealth of Kentucky, Department of Transportation by Deed dated December 12, 1979, recorded in Deed Book 1245, Page 300 in the Office of the Clerk of Fayette County, Kentucky.

Item 25. Beginning at a point in the North property line of West High Street, Lexington, Kentucky, said point being 124.7 feet West of the viaduct and corner to Homer B. Royse; thence in a Westerly direction with said North property line of West High Street thirty (30) feet to the line of Katie Harrison; thence in a Northerly direction with Harrison's line 146.7 feet to the line of Union Transfer (formerly R. B. Hamilton); thence in an Easterly direction with the Union Transfer's line thirty (30) feet, more or less, to the line of Royse; thence in a Southerly direction with the line of Royse 145.5 feet to the beginning, and being known as 725 West High Street; being the property acquired by the Company by deed dated September 30, 1970, and recorded in Deed Book 999, page 61, in the Office of the Clerk of Fayette County, Kentucky; EXCLUDING THEREFROM so much as was conveyed to the Commonwealth of Kentucky, Department of Transportation by Deed dated December 12, 1979, recorded in Deed Book 1245, Page 300 in the Office of the Clerk of Fayette County, Kentucky.

Item 26. Being known and designated as Lot No. 727 West High Street, Lexington, Kentucky, and situated near the corner of High and Merino Streets; beginning on the north side of West High Street at the corner of the property sold by Mrs. Courtney M. Helm to Lucy M. Hardy; thence along the north side of High Street toward Merino Street a distance of thirty (30) feet, more or less, to the corner of the property sold and conveyed by Mrs. Courtney M. Helm to Lucy M. Hardy; thence back between parallel lines and of equal width with the frontage in a northerly direction toward the Louisville & Nashville Railroad tracks to the factory property formerly owned by R. B. Hamilton; being the property acquired by the Company by deed dated October 7, 1970, and recorded in Deed Book 999, page 554, in the Office of the Clerk of Fayette County, Kentucky; EXCLUDING THEREFROM so much as was conveyed to the Commonwealth of Kentucky, Department of Transportation by Deed dated December 12, 1979, recorded in Deed Book 1245, Page 300 in the Office of the Clerk of Fayette County, Kentucky.

Item 27. Beginning at a point on the south side of Manchester Street, Lexington, Kentucky, which is 220 feet from the west line of Merino Street (measured with the angle in Manchester Street); thence with the south line of Manchester Street in a westerly direction 300 feet to the line of a ten-foot passway; thence in a southerly direction with the east line of said passway forty-seven (47) feet; thence in an easterly direction and nearly parallel with Manchester Street three hundred (300) feet to a point on the concrete wall at the viaduct; thence with that line in a northerly direction forty-one (41) feet to the beginning, being the property acquired by the Company by deed dated October 15, 1970, and recorded in Deed Book 1000, page 119, in the Office of the Clerk of Fayette County, Kentucky; EXCLUDING THEREFROM so much as was conveyed to the Commonwealth of Kentucky, Department of Transportation by Deed dated December 12, 1979, recorded in Deed Book 1245, Page 300 in the Office of the Clerk of Fayette County, Kentucky.

Item 28. One certain house and lot in Lexington, Kentucky, known as 729 West High Street, situated near the corner of High and Merino Streets, beginning on the north side of High Street at a corner to the property sold to D. H. Warren; thence along the north side of High Street in an easterly direction toward Merino Street 30 feet, more or less, to a corner to T. N. Arthur and Frankie Arthur; thence back from said two points between the lines of Warren and T. N. Arthur and Frankie Arthur of even width with the front toward the Louisville & Nashville Railroad tracks to the line of the factory lot formerly owned by R. B. Hamilton; being the property acquired by the Company by deed dated October 30, 1970, and recorded in Deed Book 1001, page 185, in the Office of the Clerk of Fayette County, Kentucky; EXCLUDING THEREFROM so much as was conveyed to the Commonwealth of Kentucky, Department of Transportation by Deed dated December 12, 1979, recorded in Deed Book 1245, Page 300 in the Office of the Clerk of Fayette County, Kentucky.

Item 29. Beginning in the line between Gus Gay and Laura S. Welch in the north edge of the Lexington Winchester Road right-of-way as now widened; thence along the Gay-Welch line North 7 degrees 30 minutes East 150 feet; thence North 85 degrees 37 minutes West 100 feet; thence South 7 degrees 30 minutes West to the north edge of said Lexington-Winchester Road right-of-way as now widened; thence along said right-of-way line South 85 degrees 37 minutes East 100 feet to the place of beginning, containing 0.34 acre, more or less; being the property acquired by the Company by deed dated March 5, 1951, and recorded in Deed Book 497, page 343, in the Office of the Clerk of Fayette County, Kentucky.  The foregoing property is subject to a restriction that no mining or drilling operations for oil, gas or minerals will be conducted on the premises.

Item 30. All that tract or parcel of land in the City of Lexington, being tract No. 7 of the W. H. Phillips property according to plat recorded Plat Book No. 3, pages 186 and 187, Fayette County Court Clerk's office, and more particularly described as follows: Beginning at an iron pin at the southwest corner of Vine Street and Combs Alley; thence with the northwest property line of Combs Alley in a southwesterly direction 59.4 feet to an iron pin in the southwest line of said alley at its junction with the northeast line of a 12-foot alley which separates this property from that of Owen Ratliff (said 12-foot alley is to be used jointly or in part with said Owen Ratliff, Tract #6 and this property and extends back from Combs Alley in a northwesterly direction 35.7 feet); thence in a northwesterly direction in part with the line of said 12-foot alley and Tract #6 45.1 feet to an iron pin, corner to Tract #6; thence with the line of Tract #6 in a northeasterly direction 11.55 feet to the corner of a brick wall, corner to Tract #6; thence again with the line of Tract #6 and that of the brick wall in a northwesterly direction 32 feet to the corner of said brick wall, corner to Tract #6, said point being in the rear line of Tract #2; thence with the rear line of Tract #2 along the brick wall in a northeasterly direction 8 feet to a point in the line of Tract #1, corner to Tract #2, said point being a wall corner; thence with the line of Tract #1 in a southeasterly direction 1 foot to a brick wall, corner to Tract #1; thence in part with Tract #1 and the C & O Railroad property in northeasterly direction 39.75 feet to an iron pin in the south property line of East Vine Street; thence with the south property line of East Vine Street in a southeasterly direction 76 feet to the point of beginning; being the property acquired by the Company by deed dated June 14, 1951, and recorded in Deed Book 502, page 349, in the Office of the Clerk of Fayette County, Kentucky.

Item 31. All that parcel of land in the City of Lexington, situated on the Northeast side of Bowyer Street, now Scott Street, and more fully described as follows: Beginning at a point in the Northeast property line of Scott Street, said beginning point being 56.5 feet Northwest of the right-of-way line of the Southern Railroad; thence in a Northeast direction 100 feet to an iron pin in the line of Margaret D. Kirk's property, said point being 28.5 feet Northwest of the right-of-way line of the Southern Railroad; thence with the line of Margaret D. Kirk and in a Northwest direction 20.5 feet to an iron pin; thence in a Southwest direction 100 feet to the Northeast property line of Scott Street; thence with the Northeast property line of Scott Street and in a Southeast direction 20.5 feet to the point of beginning; being the property acquired by the Company by deed dated August 17, 1951, and recorded in Deed Book 506, page 219, in the Office of the Clerk of Fayette County, Kentucky.

Item 32. All that tract or parcel of land situated on the North side of Scott Street between South Broadway and South Upper Streets in the City of Lexington, and more fully bounded and described as follows, to-wit: Beginning at a point on the North property line of Scott Street, said point being in the West right-of-way line of the Southern Railroad freight tracks and 33 feet from center of same; thence in a Westerly direction with the North property line of Scott Street 36 feet to a point in the east line of Barney Tracy's property; thence in a Northerly direction with the East line of said Tracy 100 feet, more or less, to a point one foot South of a brick building, a new corner to Kirk; thence in an Easterly direction, a new line with Kirk, 8 feet to a point in the West right-of-way line of the aforesaid Southern Railroad freight track, said point being one foot South of said brick building and 33 feet from center of said Southern Railroad freight track; thence in a Southerly direction with the West right-of-way line of said Southern Railroad 105 feet, more or less, to the beginning.

Item 33. All that tract or parcel of land in the City of Lexington, situated on the Northeast side of Bowyer Street, now Scott Street, and described as follows: Beginning at a point in the Northeast property line of Scott Street a corner to Margaret D. Kirk, said beginning point being 36 feet Northwest of the right-of-way line of the Southern Railroad; thence running with the line of Margaret D. Kirk and in a Northeast direction 100 feet to an iron pin in an old fence line being a corner to Margaret D. Kirk, said point being 8 feet Northwest of the right-of-way line of the Southern Railroad; thence with Margaret D. Kirk's line and in a Northwest direction and parallel to Scott Street 20.5 feet to an iron pin; thence in a Southwest direction 100 feet to the Northeast property line of Scott Street; thence with the Northeast property line of Scott Street in a Southeast direction 20.5 feet to the point of beginning.

The property described above in Items 32 and 33 was acquired by the Company by Deed dated August 28, 1951, and recorded in Deed Book 506, page 404, in the Office of the Clerk of Fayette County, Kentucky.

Item 34. All that tract or parcel of land known as Lot No. 24 of Unit 2 of the Journal Hill Subdivision, an addition to the City of Lexington, a plat of which is of record in the Fayette County Court Clerk's office in Plat Book No. 4 at page 103; being the property acquired by the Company by Deed dated October 3, 1951, and recorded in Deed Book 509, page 168, in the Office of the Clerk of Fayette County, Kentucky. The foregoing property is subject to a utility easement three feet in width extending across the rear of the premises which includes the right to overhang the premises for the purpose of serving adjacent lots with electric current; and is subject to restrictions with respect to the type of residence which may be erected.

Item 35. Beginning at a stone corner to Henley Johnson; thence with Johnson's line North 21° 36' East for a distance of 260 feet; thence North 84° 10' West, a new line for a distance of 91 feet, more or less, to the East line of a private roadway; thence with said private roadway South 3° 10' West for 250 feet, more or less, to the point of beginning, being the property acquired by the Company by deed dated April 2, 1952, and recorded in Deed Book 519, page 232, in the Office of the Clerk of Fayette County, Kentucky.

Item 36. A tract of land situated near the City of Lexington, described as follows: Beginning at a point in Mt. Tabor Pike, in the property line of Bogie and Queen, which said point is also in the right of way line of said Mt. Tabor Pike; running thence in a westerly direction along said Mt. Tabor Pike right of way a distance of 150 feet; thence at about a 90° angle and in a southerly direction a distance of 100 feet; thence at about a 90° angle and in an easterly direction for a distance of 150 feet, more or less, to Queen's line; thence at about a 90° angle and in a northerly direction along the line of Queen for a distance of 100 feet, more or less, to the point of beginning; being the property acquired by the Company by deed dated July 29, 1953, and recorded in Deed Book 544, page 45, in the Office of the Clerk of Fayette County, Kentucky.

EXCLUDING FROM ITEM 36 above:

(a) so much of said property as was conveyed to Lexington-Fayette Urban County Government by Deed dated May 1, 1997, recorded in Deed Book 1922, Page 315 in the Office of the Clerk of Fayette County, Kentucky; and

(b) so much of said property as was conveyed to Lexington-Fayette Urban County Government by Deed dated August 2, 2004, recorded in Deed Book 2487, Page 198 in the Office of the Clerk of Fayette County, Kentucky.

Item 37. A tract of land situated on the northerly side of the Leestown Pike about 4½ miles northwest of the City of Lexington, and described as follows: Beginning at a point in the north property line of the Leestown Pike, corner to Nancy Lisle; thence with the north property line of the Leestown Pike N 47° 51' W 100 feet to an iron pin, said point being a new corner to the United States Government (Narcotic Farm); thence with the United States Government for two new lines N 35° 31' E 100 feet to an iron pin and S 47° 51' E 100 feet to an iron pin in the line of Nancy Lisle; thence with the line of Nancy Lisle S 35° 31' W 100 feet to the beginning, and containing 9,933 square feet; being the property acquired by the Company by deed dated April 21, 1954, and recorded in Deed Book 556, page 463, in the Office of the Clerk of Fayette County, Kentucky.  There is excepted from the foregoing property and reserved for use by the United States of America, all uranium, thorium and all other materials determined pursuant to applicable laws to be peculiarly essential to the production of fissionable material.

Item 38. A parcel of land situated on the North side of Iron Works Pike about one mile East of the intersection of the Iron Works Pike with the Newton Pike, described as follows: Beginning at a point in the center line of the Iron Works Pike corner to D. M. Look; thence with the center line of the Iron Works Pike S. 68-50 E 40' to a point in the center line of the Iron Works Pike, a new corner to Elihu Adams; thence with a new line with Adams N. 23-05 E. 51' to an iron pin a new corner to Adams; thence again with Adams N. 68-50 W. 40' to an iron pin in the line of D. M. Look, said point being a new corner to Adams; thence with the line of D. M. Look S. 23-05 W. 51' to the point of beginning; being the property acquired by the Company by deed dated May 3, 1941, and recorded in Deed Book 329, page 445, in the Office of the Clerk of Fayette County, Kentucky.

Item 39. A parcel of land located on Hughes Lane, described as follows: Beginning at a point on the north side of the Hughes Lane, which point is at the corner of Tract No. 1 now or formerly owned by Luther Rice and the corner of Tract No. 2 formerly owned by Robert Foster, and which point is approximately 297 feet west of the Paris Road; thence N 46 E 100 feet along the line between Tract No. 1 and Tract No. 2 to a new corner; thence N 42 20 W 75 feet to a new corner; thence S 46 W 100 feet to the north line of Hughes Lane; thence with the north side of Hughes Lane S 42 20 E 75 feet to the place of beginning; being the property acquired by the Company by deed dated August 30, 1954, and recorded in Deed Book 563, page 434, in the Office of the Clerk of Fayette County, Kentucky.

Item 40. A tract of land situated on the Northwest side of the Lexington and Maysville Turnpike, about 2½ miles from the City of Lexington, described as follows: Beginning at a point in the center of the said Lexington-Maysville Turnpike which beginning point is the northern or northeastern corner of a tract of land containing 19.37 acres conveyed to Joyland, Inc., by deed from Joyland Park, Inc., dated January 3, 1953, and recorded in Deed Book 544 at page 355 in the Office of the Clerk of Fayette County, Kentucky, said beginning point also being a corner to a tract of land now owned by H. C. Robinson, and also being a point which lies 632 feet in a northeasterly direction along the center line of the Lexington-Maysville Turnpike from the beginning point designated in the description of the aforesaid 19.37 acre tract set out at length in the above mentioned deed; running thence from said beginning point North 30°, 30 minutes West for a distance of 133 feet to a point in the line of the lands of first party herein and the lands of said Robinson; thence in a new line South 48°, 45 minutes West for a distance of 100 feet; thence in a new line South 30°, 30 minutes East for a distance of 133 feet to a point in the center line of the Lexington-Maysville road; thence North 48°, 45 minutes East along the center line of the Lexington-Maysville road for a distance of 100 feet to the point of beginning; being the property acquired by the Company by deed dated February 8, 1955, and recorded in Deed Book 573, page 93, in the Office of the Clerk of Fayette County, Kentucky ice; EXCLUDING THEREFROM so much as was conveyed to the Commonwealth of Kentucky for the use and benefit of the Department of Highways by Deed dated October 30, 1962, recorded in Deed Book 758, Page 28 in the Office of the Clerk of Fayette County, Kentucky.

Item 41. A certain tract of land situated on the Northern Belt Line, in or near the City of Lexington, described as follows: Beginning at a point in south right-of-way line of a lane (owned by Jacob F. Stilz heirs), said point being corner to Rector Allen and Robert C. Stilz; running thence South 15 degrees 15 minutes East for a distance of 100 feet to a point in the property line between Robert C. Stilz and Rector Allen; thence with two new lines South 74 degrees 45 minutes West for a distance of 100 feet to a corner; thence North 15 degrees 15 minutes West for a distance of 100 feet to a point in the south right-of-way line of said lane; thence along said right-of-way line North 74 degrees 45 minutes East for a distance of 100 feet to the point of beginning, and containing approximately 0.23 acre of land; being the property acquired by the Company by deed dated April 13, 1956, and recorded in Deed Book 601, page 352, in the Office of the Clerk of Fayette County, Kentucky.

Item 42. A tract of land situated in the City of Lexington, described as follows: Beginning at an Iron Pin in the East property line of South Ashland Avenue, said Iron Pin being 318.5 feet South of Euclid Avenue, and corner to May (now or formerly); thence running with South Ashland Avenue South 46 degrees 42 minutes West for a distance of 44 feet to an Iron Pin; thence along a street, property of the City of Lexington, South 29 degrees 48 minutes East 132.7 feet to an Iron Pin; thence South 70 degrees 06 minutes East 13.1 feet to an Iron Pin; thence with three new lines with R. E. Viall North 51 degrees 15 minutes East for a distance of 106.3 feet to an Iron Pin South 60 degrees 50 minutes East for a distance of 43.4 feet to a new corner with R. E. Viall; thence continuing with Viall's line North 51 degrees 15 minutes East for a distance of 10.8 feet to an Iron Pin corner to May (now or formerly); thence North 60 degrees 50 minutes West for a distance of 200 feet to the beginning; being the property acquired by the Company by deed dated October 30, 1956, and recorded in Deed Book 611, page 67, in the Office of the Clerk of Fayette County, Kentucky.

Item 43. A tract of land situated on the westerly side of the CNO&TP Railroad, in the City of Lexington, described as follows: Beginning at a point in the west right-of-way of the CNO&TP Railroad, a corner to Boiling Springs Country Club (formerly Hugh R. Taylor); thence with the line of Boiling Springs Country Club N 55° 45' W 266.2 feet to an iron pin in concrete, a corner with the Mengel Company; thence with the line of the Mengel Company and its line continued S 19° 59' W 513 feet, more or less, to the north right-of-way of the CNO&TP Railroad lead track; thence with the north right-of-way of the aforesaid track as it curves to the right (clock wise) 645 feet, more or less; thence again with said right of way 63 feet, more or less, to the west right-of-way of the main line of the CNO&TP Railroad; thence with the west right-of-way of the CNO&TP Railroad for five calls N 03° 41' E 105.7 feet, more or less, N 04° 05' E 200 feet, N 03° 10' E 200 feet, N 01° 10' E 200 feet, and N 00° 33' W 200 feet to the beginning, and containing 4.5 acres, more or less; being the property acquired by the Company by deed dated October 16, 1957, and recorded in Deed Book 634, page 242, in the Office of the Clerk of Fayette County, Kentucky.

Item 44. A tract of land situated south of the City of Lexington, described as follows: Beginning at an iron pin at the intersection of the South right-of-way line of the new county road (Reynolds Road) and the West right-of-way line of the Southern Railroad; thence South 23 Degrees West along the West right-of-way line of said railroad for a distance of 150 feet to an iron pin; thence with a new line North 67 degrees West for a distance of 150 feet to an iron pin; thence with a new line North 23 Degrees East for a distance of 150 feet to an iron pin in the South right-of-way line of the new county road; thence with the South right-of-way line of the said road South 67 degrees East for a distance of 150 feet to the point of beginning, and containing .5165 acre; being the property acquired by the Company by deed dated December 12, 1957, and recorded in Deed Book 637, page 480, in the Office of the Clerk of Fayette County, Kentucky.

Item 45. A tract of land situated in the City of Lexington, described as follows: Beginning at an iron pin in the South right-of-way line of the L & N R. R., said point being S 63-00 W a distance of 50 feet from the Northwest corner of Northern Belt Line Industrial Subdivision when measured along the South right-of-way line of said L & N R. R.; thence with the South right-of-way line of said L & N R. R. S 63-00 W 125.0' to an iron pin in the South right-of-way line of said Railroad and a new corner to Eastland, Inc.; thence with a new line of Eastland, Inc. for three calls; S 27-00 E 125.0' to an iron pin, a new corner to Eastland, Inc.; thence N 63-00 E 125.0' to a point, a new corner to Eastland Inc.; thence N 27-00 W 125.0' to the point of beginning and containing 15,625 sq. ft.; subject to an exception and reservation of a three foot easement for sewer along the east property line; being the property acquired by the Company by deed dated May 20, 1958, and recorded in Deed Book 645, page 539, in the Office of the Clerk of Fayette County, Kentucky.

Item 46. A parcel of land fronting on the Northwesterly side of North Limestone Street, in the City of Lexington, described as follows: Beginning at a point in the line of Backer and Bert Bird, thence in a Northerly direction with the line of North Limestone Street a distance of 64 feet, be it more or less, to a point 348½ feet North of the line of Seventh Street; thence running back of equal width with the front, a distance of 99 feet, be it more or less; being the property acquired by the Company by deed dated November 8, 1961, and recorded in Deed Book 729, page 207, in the Office of the Clerk of Fayette County, Kentucky.

Item 47. A certain lot situated on the West side of North Limestone Street in the City of Lexington, fronting on said street 24.8 feet, and running back in a Westerly direction from said street between parallel lines 99.6 feet, being Lot No. 14, Block 329 on the Block Maps of the said city.

Item 48. A certain lot situated on the West side of North Limestone Street in the City of Lexington, fronting on said street 24.5 feet, more or less, running back in a Westerly direction from said street between parallel lines 99.6 feet, more or less, being Lot No. 15, Block 329, as shown on the Block Maps of the said city.

The property described above in Items 47 and 48 being the property acquired by the Company by deed dated May 31, 1962, and recorded in Deed Book 742, page 170, in the Office of the Clerk of Fayette County, Kentucky.

Item 49. A tract of land near the City of Lexington described as follows: Beginning at a point in the center of Parkers Mill Road, corner to Mattie Smith, running thence with the South line North 17 degrees 53 minutes West 650.3 feet to the line of the Colony Subdivision; thence with the Colony's line North 70 degrees 19 minutes East 150 feet; thence with three (3) new lines South 17 degrees 53 minutes East 150 feet; South 70 degrees 19 minutes West 119.9 feet; South 17 degrees 53 minutes East 502.7 feet to the center of Parkers Mill Road; thence with the center of said road South 75 degrees West 30.4 feet to the point of beginning, containing 0.865 acre, and being a portion of Lot No. 1 of Lane Allen Park Subdivision; being the property acquired by the Company by deed dated September 18, 1962, and recorded in Deed Book 750, page 551, in the Office of the Clerk of Fayette County, Kentucky; EXCLUDING THEREFROM so much as was conveyed to Lexington-Fayette Urban County Government by Deed dated December 3, 2003, recorded in Deed Book 2431, Page 147 in the Office of the Clerk of Fayette County, Kentucky .

Item 50. A tract of land on the Higby Mill Road described as follows: Beginning at a point in the center of Higby Mill Road which point is North 56 degrees 21 minutes West 300 feet from the intersection of the Higby Mill Road centerline with the West line of the Southern Railroad Company's right-of-way and said point being the Northwest corner of a 3.44 acre tract conveyed to the Company by deed dated July 10, 1946, and recorded in Deed Book 399, page 38, Fayette County Court Clerk's office; thence leaving the Higby Mill Road and running with the line of said 3.44 acre tract South 14 degrees 24 minutes West 638 feet to a stone; thence south 66 degrees 34 minutes East 200 feet to a stone set in West line of Southern Railroad Company's right-of-way, which point is the Southeast corner of the 3.44 acre tract; thence with West line of the Southern Railroad Company's right-of-way South 22 degrees 31 minutes West 100 feet to an iron pin set in concrete in West line of Southern Railroad Company's right-of-way and corner to William S. Dale; thence two new lines with William S. Dale, North 66 degrees 34 minutes West 400.9 feet to an iron pin set in concrete; thence North 23 degrees 27 minutes East 745.52 feet to a point in center of Higby Mill Road corner to Dale in Hulett's line; thence with the center of Higby Mill Road and Hulett's line South 57 degrees 45 minutes East 100 feet to the point of beginning, containing 3.092 acres; being the property acquired by the Company by deed dated April 22, 1963, and recorded in Deed Book 764, page 599, in the Office of the Clerk of Fayette County, Kentucky.

Item 51. A tract of land situated near the south side of Harrodsburg Pike, between Bob-O-Link Drive and Springhill Drive, near the City of Lexington, described as follows: Beginning at an iron pin, said iron pin being in the rear property line of Lot 3 of South Grove Subdivision, as shown in Plat Book 4, page 70, in the Fayette County Clerk's Office; thence at right angles to the rear property line of Lot 3 of said South Grove Subdivision S 37° 20' E 100 feet to an iron pin, a new corner to Fayette Builders, Inc.; thence for three calls with said Fayette Builders, Inc. N 52° 40' E 70 feet to an iron pin, N 07° 40' E 42.44 feet to an iron pin, and N 37° 20' W 70 feet to an iron pin in the rear line of Lot 2 of said South Grove Subdivision; thence along the rear line of Lot 2 and continuing along the rear line of Lot 3 S 52° 40' W 100 feet to the beginning, and containing 0.219 acre; being the property acquired by the Company by deed dated November 12, 1963, and recorded in Deed Book 782, page 415, in the Office of the Clerk of Fayette County, Kentucky.

Item 52. A tract or parcel of land situated on South side of Wilson-Downing Road in Fayette County, Kentucky, and more fully described and bounded as follows, to-wit: Beginning at a point in the new South right-of-way line of Wilson-Downing Road, said point being North 59 Degrees 17 Minutes West 626 feet, as measured along center line of said road, from the intersection of Tates Creek and Wilson Downing Roads and South 30 Degrees 43 Minutes West 40 feet from the center line of the present Wilson-Downing Road; thence with three new calls with H. E. Coons South 30 Degrees 43 Minutes West 160 feet to a corner to H. E. Coons, North 59 Degrees 17 Minutes West 125 feet to a corner with H. E. Coons, North 30 Degrees, 43 Minutes East 160 feet to a point in the new South right-of-way line of Wilson-Downing Road and a corner with H. E. Coons, said point being South 30 Degrees 43 Minutes West, 40 feet from a point in the center line of Wilson-Downing Road; thence with the new South right-of-way line of Wilson-Downing Road South 59 Degrees 17 minutes East 125 feet to the beginning, and containing 0.46 acre; being the property acquired by the Company by deed dated March 26, 1966, and recorded in Deed Book 863, page 187, in the Office of the Clerk of Fayette County, Kentucky.

Item 53. A tract or parcel of land situated approximately 800 feet East of Tates Creek Road in the City of Lexington, Kentucky, and more fully described and bounded as follows, to-wit: Beginning at an iron pin, said pin being the Northeast corner of said tract and being South 28 Degrees 23 Minutes East 269.92 feet from a corner common to Lot 14 and Lot 15 in Lansdowne-Merrick Subdivision, Unit 1; thence with four new calls with Lansdowne Company, Inc., South 65 Degrees 50 Minutes West 200 feet to a corner to Lansdowne Company, South 24 Degrees 10 Minutes East 200 feet to a corner to Lansdowne Company, North 65 Degrees 50 Minutes East 200 feet to a corner to Lansdowne Company, North 24 Degrees 10 Minutes West 200 feet to the beginning, and containing 0.918 acre; being the property acquired by the Company by deed dated April 25, 1966, and recorded in Deed Book 871, page 1, in the Office of the Clerk of Fayette County, Kentucky.

Item 54. Beginning at a point in the property line of E. W. Huber, Harold L. Huber and Robert L. Huber, said point being a corner common to C. M. Flynn, thence with a new line with E. W. Huber, Harold L. Huber and Robert L. Huber North 03 degrees 42 minutes East 119.35 feet to a point in the center line of the Louisville and Southern Railroad right-of-way; thence with the center line of said railroad for two calls, North 73 degrees 23 minutes West 34.31 feet, North 72 degrees 41 minutes West 98.32 feet; thence with the line of Province Subdivision South 03 degrees 42 minutes West 150.17 feet to the line of C. M. Flynn; thence with the line of C. M. Flynn South 86 degrees 18 minutes East 129 feet to the point of beginning, and containing 0.399 acre; being the property acquired by the Company by deed dated December 14, 1966, and recorded in Deed Book 887, page 378, in the Office of the Clerk of Fayette County, Kentucky.

Item 55. Tract No. 1; Being all of Lot No. 1 in the Sullivan Park Subdivision Addition to the City of Lexington, Kentucky, as shown by plat of record in Plat Book 2, page 121, in the Fayette County Court Clerk's office, said lot fronting 97.3 feet on the North side of American Avenue and being adjacent to the property of the Southern Railway Company.

Tract No. 2: Being all of Lot No. 2 in the Sullivan Park Addition to the City of Lexington, Kentucky, as shown by plat of record in Plat Book 2, page 121, in the Fayette County Court Clerk's office, said lot fronting 40 feet on the North side of American Avenue and extending back therefrom between parallel lines a distance of 225 feet to Burley Avenue.

The property described above as Tract No. 1 and Tract No. 2 (Item 55) was acquired by the Company by deed dated January 6, 1967, and recorded in Deed Book 888, page 180, in the Office of the Clerk of Fayette County, Kentucky.

Item 56. Lot No. 4 in Sullivan Park Addition to the City of Lexington, Kentucky, as shown by plat of record in Plat Book 2, page 121, in the Fayette County Court Clerk's Office, said lot fronting on the North side of American Avenue, with a width of 40 feet, and extending back between parallel lines in a Northerly direction a distance of 127.5 feet; the house on said premises being known and designated as No. 107 American Avenue; being the property acquired by the Company by deed dated February 4, 1967, and recorded in Deed Book 890, page 262, in the Office of the Clerk of Fayette County, Kentucky.

Item 57. All that tract or parcel of land with improvements thereon located near the City of Lexington, Kentucky, and described as follows, to-wit: Lot No. 14 in Sullivan Park Addition to the City of Lexington, Fayette County, Kentucky, recorded in Plat Book 2, page 121, in the Fayette County Court Clerk's office, said lot fronting 40 feet on Burley Avenue and extending back in a southerly direction between parallel lines, a distance of 127.5 feet; the improvements on said premises being known and designated as No. 96 Burley Avenue; being the property acquired by the Company by deed dated February 4, 1967, and recorded in Deed Book 890, page 268, in the Office of the Clerk of Fayette County, Kentucky.

Item 58. Being all of Lot No. 3 in the Sullivan Park Subdivision Addition to the City of Lexington, Fayette County, Kentucky, as shown by plat of record in Plat Book 2, page 121, in the Fayette County Court Clerk's office, said lot fronting on the north side of American Avenue with a width of forty (40) feet and extending back between parallel lines in a northerly direction a distance of one hundred and twenty seven and five tenths (127.5) feet; the house on said premises being known and designated as 105 American Avenue; being the property acquired by the Company by deed dated January 30, 1967, and recorded in Deed Book 889, page 519, in the Office of the Clerk of Fayette County, Kentucky.

Item 59. All of Lot #15 in Sullivan Park Addition to the City of Lexington, Fayette County, Kentucky, said lot fronting on the South side of Burley Avenue a distance of 40 feet; thence running back in parallel lines a distance of 127½ feet and being designated as Lot #15 upon the plat of the Sullivan Park Addition to the City of Lexington, as the same appears of record in Plat Book 2, page 121, in the office of the Clerk of the Fayette County Court, now known as No. 98 Burley Avenue; being the property acquired by the Company by deed dated February 4, 1967, and recorded in Deed Book 890, page 265, in the Office of the Clerk of Fayette County, Kentucky.

Item 60. All that tract or parcel of land situated on the east side of Loudon Avenue and on the southerly side of the L. & N. Railroad, in Lexington, Kentucky, and more fully described and bounded as follows, to-wit: Beginning at a point in the east right-of-way line of Loudon Avenue where it intersects the southerly right-of-way line of the L. & N. Railroad; thence with the southerly right-of-way line of the L. & N. Railroad N 59° 30' E 548.44 feet to a corner with Central Kentucky Supply Co.; thence with Central Kentucky Supply Co. S 39° 48' E 190.21 feet; thence again with Central Kentucky Supply Co. and continuing with the Picklesimer Subdivision S 45° 29' W 645.06 feet to a corner with Helen Palmer; thence with Palmer S 87° 19' W 118.0 feet to the aforesaid east right-of-way line of Loudon Avenue; thence with the east right-of-way line of Loudon Avenue for three calls, N 02° 54' W 121.7 feet, N 03° 24' E 138.0 feet and N 15° 37' W 68.72 feet to the beginning, and containing 3.974 acres. Also all the right, title and interest of Rodney Dennis in and to an appurtenant easement providing the right of ingress and egress from Eastland Drive, said appurtenant easement being described as follows, to-wit: Beginning at a point in the southerly right-of-way line of the L. & N. Railroad, said point being 548.44 feet east of the east right-of-way line of Loudon Avenue, and said point being a common corner of Rodney Dennis and Central Kentucky Supply Co.; thence with the division line between Dennis and Central Kentucky Supply Co. for two calls, S 39° 48' E 190.21 feet and S 45° 29' W 20 feet, more or less, to the line of Picklesimer Subdivision; thence with Picklesimer Subdivision in a southeasterly direction 409.8 feet, more or less, to the northwest right-of-way line of Eastland Drive; thence with the northwest right-of-way line of Eastland Drive in a northeasterly direction 40 feet, more or less, to a corner with Central Kentucky Supply Co.; thence with Central Kentucky Supply Co. in a northwesterly direction 600 feet, more or less, to the aforesaid southerly right-of-way line of the L. & N. Railroad; thence with the southerly right-of-way line of the L. & N. Railroad in a southwesterly direction 20 feet, more or less, to the point of beginning.

The above described 3.974 acre tract being the property acquired by the Company by deed dated November 1, 1966, and recorded in Deed Book 883, page 372, in the Office of the Clerk of Fayette County, Kentucky.

LESS AND EXCEPTING from Item 60 above:

(a)  so much of said property as was conveyed to Commonwealth of Kentucky for the use and benefit of the Department of Transportation by Deed dated March 11, 1977, recorded in Deed Book 1168, Page 22 in the Office of the Clerk of Fayette County, Kentucky; and

(b)  so much of said property as was conveyed to Myrtle M. Deaton-Milburn by Special Warranty Deed dated July 31, 2003, recorded in Deed Book 2383, Page 361 in the Office of the Clerk of Fayette County, Kentucky; and

(c)  so much of said property as was conveyed to B.W. Prather and Buddy W. Prather, Jr., by Deed dated July 31, 2003, recorded in Deed Book 2383, Page 377 in the Office of the Clerk of Fayette County, Kentucky; and

(d)  811 Loudon Avenue, Lexington, Kentucky:

Being all of Parcel 1 of the Consolidation Minor Record Plat of Kentucky Utilities Company Property of Record in Plat Cabinet L, Slide 977, in the Office of the Clerk of Fayette County, Kentucky, as conveyed by the Company to a third party in September, 2005.

Item 61. A tract or parcel of land situated north of Eastland Drive and east of Loudon Avenue, in Lexington, Kentucky: Beginning at a point in the division line between Lots 9 and 10, Block A of Picklesimer Subdivision Unit 1 Revised, as recorded in Plat Book 13, page 17, in the Fayette County Court Clerk's office, said point being 200 feet north of the north right-of-way line of Eastland Drive as measured along said division line between said Lots 9 and 10; thence with the division line between said Lots 9 and 10 and continuing with the division line between Lots 8 and 10 of said subdivision N 37° 48' W 154.96 feet to a corner with Lot 7, Block A of said subdivision; thence with said Lot 7 N 04° 22' W 44.14 feet to the line of the Company; thence with the Company N 46° 04' E 115.76 feet to a point, said point being the rear common corner between Lots 12 and 13, Block A of the aforesaid subdivision; thence with the division line between said Lots 12 and 13, Block A of said subdivision S 39° 18' E 204.3 feet to a point; thence crossing Lots 12, 11 and 10, Block A of said subdivision S 52° 13' W 144.76 feet to the beginning, containing 0.633 acre and being a part of Lots 10, 11 and 12, Block "A" of the Picklesimer Subdivision, Unit 1 as shown by plat thereof of record in Plat Book 13, page 17, in said Clerk's office and being the property acquired by the Company by deed dated August 28, 1967, and recorded in Deed Book 908, page 258, in the Office of the Clerk of Fayette County, Kentucky.

Item 62. Beginning at a point in the new westerly right-of-way line of Redd Road, said point being 15 feet west of the center line of said road, said point being approximately 480 feet north of the center line of the Elkchester Pike and said point being a new corner to Wade; thence with said new westerly right-of-way line of Redd Road N 23° 32' W 1000.0 feet to another new corner with Wade; thence with Wade for two new calls, S 66° 28' W 960 feet and S 28° 25' E 568.37 feet to a point in the northerly right-of-way line of the Southern Railroad, said point being 33 feet north of the center line of said Railroad; thence with said northerly right-of-way line of the Southern Railroad for six calls, S 87° 06' E 57.7 feet, S 81° 52' E 121.3 feet, S 74° 58' E 103.5 feet, S 68° 49' E 104.1 feet, S 62° 30' E 103.3 feet and S 55° 42' E 149.0 feet to another new corner with Wade; thence with a line with Wade N 66° 28' E 457.5 feet to the beginning, and containing 18.50 acres; being the property acquired by the Company by deed dated July 3, 1968, and recorded in Deed Book 936, page 39, in the Office of the Clerk of Fayette County, Kentucky.

Item 63. Beginning at a point in the line between Indian Hills Subdivision and Edgar Zantker, said point being in the northerly right of way line of Arrowhead Drive; thence with the lands of Zantker S 65° 46' E 411.8 feet to the southwesterly right of way line of the New Circle Road, S. W.; thence with said southwesterly right of way line of the New Circle Road, S.W., for six calls, N 26° 03' W 99.4 feet, N 24° 28' W 102.6 feet, N 22° 54' W 102.54 feet; N 21° 28' W 102.8 feet; N 19° 57' W 102.67 feet, N 18° 46' W 54.7 feet; thence with the easterly line of Indian Hills Subdivision S 24° 19' W 386.32 feet to the beginning, and containing 1.74 acres, more or less; being the property acquired by the Company by deed dated August 8, 1968, and recorded in Deed Book 940, page 51, in the Office of the Clerk of Fayette County, Kentucky.

Item 64. Beginning at a point in the center line of Stone Road, corner to Hempel; thence with the line of Hempel S 72° 56' E 246.5 feet; thence again with the line of Hempel and continuing with the line of Kaesler S 21° 06' W 211.3 feet to a point in the line of the Big Run Coal & Clay Company; thence with the line of the Big Run Coal & Clay Company; S 78° 33' E 1028.2 feet to a point in the west right-of-way line of the Southern Railroad; thence with the west right-of-way line of the Southern Railroad N 03° 11' E 767.8 feet to a corner with Smedley; thence with the line of Smedley N 68° 31' W 580.5 feet to a corner with the Stone Road Baptist Church; thence with the aforesaid Stone Road Baptist Church for two calls, S 21° 43' W 100 feet and N 68° 31' W 435.6 feet to the center line of Stone Road; thence with the center line of Stone Road S 21° 43' W 615.2 feet to the beginning, and containing 19.98 acres; being the property acquired by the Company by deed dated April 4, 1968, and recorded in Deed Book 927, page 555, in the Office of the Clerk of Fayette County, Kentucky; EXCLUDING THEREFROM so much as was conveyed to Frank Sadler and Ann C. Sadler by Deed dated March 23, 1971, recorded in Deed Book 1010, Page 537 in the Office of the Clerk of Fayette County, Kentucky.

Item 65. Beginning at a point in the center of the Liberty Pike or its intersection with the northwesterly property line of Christian Road; thence with said northwesterly property line of Christian Road N 41-23 E 133.3 feet to a point corner to the property of Eastlex Machine Corporation; thence with the property line of said Eastlex Machine Corporation N 48-01 W 294.66 feet to a point corner to said Eastlex Machine Corporation and the property of Donacot, Inc., which point is also in the center line of a 75 foot transmission line easement of the Company; thence with said property line of Donacot, Inc. (which property line is also the center line of said transmission line easement) S 9-37 W 199.7 feet to the northerly right-of-way line of the Liberty Pike; thence with said northerly property line of the Liberty Pike S 76-48 E 113 feet; thence S 13-29 W 60 feet to the center line of the Liberty Pike; thence with said center line S 76-33 E 70 feet to the point of beginning; all as shown upon that plat of said property made by Rowe & Company, Engineers, under date of September, 1963, which plat was approved by the Lexington-Fayette County Planning Commission on September 18, 1963, a copy of which plat is attached to that deed of record in Deed Book 778, page 242, in the Fayette County Court Clerk's office; there being excepted from the foregoing, however, so much of said property as is subject to use for highway and roadway purposes; being the property acquired by the Company by deed dated December 30, 1971, and recorded in Deed Book 1035, page 135, in the Office of the Clerk of Fayette County, Kentucky.

Item 66. The following described tracts located in Lexington, Kentucky, and acquired by the Company by deed dated November 26, 1973, and recorded in Deed Book 1096, page 247, in the Office of the Clerk of Fayette County, Kentucky:

All that tract or parcel of land on the west side of North Limestone Street; beginning 364 feet North of Seventh Street and extending north along Limestone Street 28.4 feet to corner of brick grocery and extending back between parallel lines 99 feet to the line of Loughridge.

All that tract or parcel of land located on the west side of Limestone Street and beginning at a point 348½ feet from Seventh Street; thence in a northerly direction with Limestone Street 15½ feet; thence running back between parallel lines of equal width 99 feet, more or less.

Item 67. Beginning at a point on the North side of American Avenue at a point 217.3 feet west of the intersection of the Sullivan Park Addition to the City of Lexington with the property line of the Southern Railway Company; extending thence in a westerly direction along the North side of American Avenue a distance of 40 feet; extending thence in a northerly direction between parallel lines and at right angles to American Avenue a distance of 127½ feet and being all of Lot No. 5 of the Sullivan Park Addition to the City of Lexington, Kentucky, as recorded in Plat Book 2, page 121, in the Fayette County Court Clerk's office, and being known and designated as 109 American Avenue; being the property acquired by the Company by deed dated March 12, 1974, and recorded in Deed Book 1101, page 38, in the Office of the Clerk of Fayette County, Kentucky.

Item 68. Lot No. 16 of the Sullivan Park Addition to the City of Lexington, as shown on plat of record in Plat Book 2, page 121, in the Fayette County Court Clerk's office; said lot fronts forty (40) feet on the south side of Burley Avenue and extends back therefrom between parallel lines a distance of one hundred and twenty-seven and five-tenths (127.5} feet; the house on said premises being known and designated as No. 100 Burley Avenue; being the property acquired by the Company by deed dated March 12, 1974, and recorded in Deed Book 1101, page 36, in the Office of the Clerk of Fayette County, Kentucky.

Item 69. Beginning at a point in the property line between the lands of the University of Kentucky and George Willmott, et al, said point being North 41 degrees 37 minutes West 380.6 feet from a corner common to the University of Kentucky and George Willmott, et al, thence through the property of the University of Kentucky for three (3) calls, North 48 degrees 28 minutes East 250 feet to an iron pin, North 41 degrees 37 minutes West 250 feet to an iron pin in the East boundary of Viley Road, with the East boundary of Viley Road South 48 degrees 28 minutes West 250 feet to an iron pin in the line between the University of Kentucky and George Willmott, et al, thence with said line South 41 degrees 37 minutes East 250 feet to the point of beginning and containing 1.4348 acres; and being the property acquired by the Company by deed dated January 10, 1979, and recorded in Deed Book 1191, page 40, in the Office of the Clerk of Fayette County, Kentucky.

Item 70. A certain lot of ground situated on Corral Street in Goodloes Addition to the City of Lexington, and bounded as follows: Beginning at a stake in edge of Corral Street and corner to Emely Jackson, thence with Emely Jackson's line south one hundred feet to a stake corner to Emely Jackson, thence, East with Murphey's line thirty feet to stake in edge of Murphey's line, thence N. parallel with Emely Jackson's line one hundred feet to stake in edge of Corral Street, thence South with Corral Street to beginning; and being the property acquired by the Company by deed dated May 23, 1979 and recorded in Deed Book 1226, page 828, in the Office of the Clerk of Fayette County, Kentucky.

Item 71. Parcel No. 9X. Beginning at a point in the east property line of the Company's West High Street Substation Lot, said point being located North 28 degrees 26 minutes 42 seconds East, 37.40 feet from the Southern corner of said Substation Lot and being in the West right of way line of Jefferson Street, and being 70.39 feet left (West) of Jefferson Street Station 91+37.03; thence with the Substation Lot line for two calls; North 1 degree 52 minutes 48 seconds East, 14.00 feet to a point 81.21 feet left of Jefferson Street Station 91.45.92 and South 88 degrees 07 minutes 12 seconds East, 7.00 feet to a point 76.76 feet left of Jefferson Street Station 91+51.33, thence with the right of way line South 28 degrees 26 minutes 42 seconds West, 15.65 feet to the point of beginning and containing 49 square feet.

Parcel No. 9X1. Beginning at a point in the east property line of the Company's West High Street Substation Lot, said point being located North 28 degrees 26 minutes 42 seconds East, 92.75 feet from the Southern corner of said Substation Lot and being in the West right of way line of Jefferson Street, and being 92.92 feet left (West) of Jefferson Street Station 91+87.59; thence with the Substation Lot line for three calls; North 57 degrees 48 minutes 24 seconds West, 30.00 feet to a point 121.06 feet left of Jefferson Street Station 91+77.20, North 30 degrees 22 minutes 49 seconds East, 50.00 feet to a point 139.85 feet left of Jefferson Street Station 92+23.54, and South 57 degrees 08 minutes 10 seconds East, 10.59 feet to a point 129.88 feet left of Jefferson Street Station 92+27.09; thence with the right of way line South 09 degrees 21 minutes 16 seconds West, 54.09 feet to the point of beginning and containing 1012 square feet.

The property described above as Parcel No. 9X and Parcel No. 9X1 (Item 71) was acquired by the Company by deed dated August 21, 1981, and recorded in Deed Book 1281, page 143, in the Office of the Clerk of Fayette County, Kentucky.

Item 72. Beginning at a point in the south right of way of U.S. Highway No. 25 (Richmond Road), 75 feet right of Station 99+45, said point being common to the lands of John A. Fears and Margaret Fears and the lands of the undersigned. Thence along the line common to the above mentioned lands South 65° 50' West 460.00 feet to an angle point. Thence through the property of the undersigned for two new calls as follows: South 24° 10' East 180.0 feet and North 65° 50' East 516.0 feet to a point in the South right-of-way line of U.S. Highway No. 25 (Richmond Road). Thence along said right-of-way line as it curves, a chord of North 41° 27' West approximately 189.0 feet, to the point of beginning and containing approximately 2.016 acres; and being the property acquired by the Company by deed dated February 23, 1982, and recorded in Deed Book 1306, page 242, in the Office of the Clerk of Fayette County, Kentucky.

Item 73. Beginning at a point in the North right of way of U.S. 60 (Versailles Road) 108.15 feet right of center line Station 218+55.56, said point being common to the Madeline McDowell Fresh Air Camp and the lands of first party; thence along the line common to said Fresh Air Camp and first party North 24° 01' East 250.0 feet to a point, thence through the lands of first party for two (2) calls: South 65° 59' East 250.0 feet and South 24° 01' West 250.00 feet to a point in the North right-of-way line of U.S. 60, said point being 100 feet right of Station 221+05.4; thence along said right of way North 67° 52' West 5.4 feet to an angle point, said point being 100 feet right of Station 221+00; thence along said right of way North 85° 37' West 52.5 feet to an angle point, said point being 84 feet right of Station 220+50; thence along said right of way North 67° 52' West 50.0 feet to an angle point, said point being 84 feet right of Station 220+00; thence along said right of way North 45° 05' West 54.2 feet to an angle point, said point being 105 feet right of Station 219+50; thence along said right of way North 65° 57' West 94.6 feet to the point of beginning; containing 1.4779 Acres; and being the property acquired by the Company by deed dated March 31, 1983, and recorded in Deed Book 1311, page 454, in the Office of the Clerk of Fayette County, Kentucky.

Item 74. Beginning at a point on the Westerly side of Race Street 100 feet South from the South side of Corrall Street; running thence South along the West side of Race Street 23 feet; thence West at right angles to Race Street 100 feet; thence North and parallel with Race Street 23 feet; thence East and the right angles with Race Street 100 feet to the point of beginning; the improvements on said premises being known and designated as No. 165 Race Street, and being the property acquired by the Company by deed dated April 8, 1986, and recorded in Deed Book 1400, page 225, in the Office of the Clerk of Fayette County, Kentucky.

Item 75. Beginning on the north side of High Street at the corner of the property sold and to be conveyed by first parties to H. K. Bell, Executor, running thence along the north side of High Street towards Merino Street thirty (30) feet more or less to the line of the property sold and conveyed by first parties to Mrs. T. N. Arthur, thence back between the lines of said Bell and Arthur in a northerly direction towards the L & N Railroad tracks to the line of the factory lot property formerly owned by R. D. Hamilton, and being the property acquired by the Company by deed dated October 24, 1988, and recorded in Deed Book 1497, page 645, in the Office of the Clerk of Fayette County, Kentucky.

Item 76. Beginning at a point in the south property line of Loudon Avenue, said point being 316.67 feet west of the west property line of North Limestone Street and said point being corner to the Kentucky Utilities Company; thence along the south property line of Loudon Avenue N 41° 49' 00" W 163.83 feet to an iron pin corner to the Kentucky Utilities Company; thence along the line of Kentucky Utilities Company S 48° 17' 14" W 136.88 feet to an iron pin in the north right-of-way of the C & O Railroad; thence along the north right-of-way way of the C & O Railroad S 39° 23' 51" E 163.02 feet to an iron pin, corner to the Kentucky Utilities Company; thence along the line of Kentucky Utilities Company N 48° 39' 47" E 143.76 feet to the beginning and containing 0.526 acre; the improvements thereon being known and designated as 120 Loudon Avenue, the same according to a new survey of Wheat & Ladenburger dated March 16, 1978, and being the property acquired by the Company by deed dated July 13, 1989, and recorded in Deed Book 1517, page 421, in the Office of the Clerk of Fayette County, Kentucky.

Item 77. The following described tracts located in Lexington, Kentucky and acquired by the Company by Deed dated May 5, 1989 and recorded in Deed Book 1510, Page 465, in the Office of the Clerk of Fayette County, Kentucky:

Tract 1. Beginning at an iron pin in the intersection of the east right-of-way line of Quality Street with the north right-of-way line of New Vine Street, said pin being in the intersection of the back of sidewalk of Quality Street with the back of sidewalk of New Vine Street; thence running with the back of sidewalk and east right-of-way line of Quality Street for three calls, N 48° 21' 40" E, 89.54 feet to a railroad spike, N 71° 48' 20" E, 19.84 feet to an iron pin, and N 69° 22' 20" E, 79.72 feet to an iron pin in the south right-of-way line of Service Entrance No. 5; thence running with the south right-of-way line of Service Entrance No. 5 for two calls, S 43° 53' 40" E, 10.15 feet to a railroad spike at the edge of a concrete curb inlet, and S 41° 54' 30" E, 133.12 feet to a "P.K." nail in the west property line of Christ Church, Inc.; thence running with the west property line of Christ Church, Inc. S 48° 40' 30" W, 183.99 feet to an iron pin in the north right-of-way line of New Vine Street; thence running with the north right-of-way line of New Vine Street N 41° 22' 40" W, 178.77 feet to the point of beginning, and containing 31,095 square feet, and being all of parcels 1 and 2 of a Consolidation Record Plat for Urban Renewal and Community Development Agency of the City of Lexington, of record in Plat Book 31, Page 20, of record in the Office of the Clerk of Fayette County, Kentucky.

Tract II. Beginning at an iron pin in the intersection of the north right-of-way line of New Vine Street with the west right-of-way line of Quality Street, said pin being in the intersection of the back of sidewalk of New Vine Street with the back of sidewalk of Quality Street; thence running with the north right-of-way line of New Vine Street 41° 09' 21" W, 386.52 feet to an iron pin; thence running N 48° 43' 49" E 67.37 feet to a "P.K." nail in the south right-of-way line of Service Entrance No. 3; thence running with the south right-of-way line of Service Entrance No. 3 for three calls, S 41° 32' 31" E 107.25 feet to a "P.K." nail, N 48° 27' 29" E, 0.45 feet to a railroad spike, and S 41° 22' 01" E, 278.88 feet to an iron pin in the west right-of-way line of Quality Street; thence running with the west right-of-way line of Quality Street S 48° 23' 59" W, 69.49 feet to the point of beginning, and containing 26,504 square feet, and being all of parcels 1 and 2 of a Consolidation Record Plat for Urban Renewal and Community Development Agency of the City of Lexington, of record in Plat Book 31, Page 19, of record in the Office of the Clerk of Fayette County, Kentucky.

Item 78. Being all of Parcel 2 as shown on the final record plat of the R. J. Reynolds Tobacco Co. property, which plat is of record at Plat Cabinet I, Slide 355, in the Fayette County Clerk's office, and being the property acquired by the Company by deed dated June 25, 1991, and recorded in Deed Book 1594, page 186, in the Office of the Clerk of Fayette County, Kentucky.

Item 79. Beginning at an iron pin in the southerly property line of Corral Street, 140 feet westerly from Race Street and corner to property conveyed to Kentucky Utilities Company in Deed Book 1226, Page 828, in the Fayette County, Kentucky, Clerk's office; thence along the southerly property line of Corral Street in a westerly direction 60 feet to an iron pin corner to Mary Katherine Foley (Deed Book 524, page 402); thence at right angles with Mary Katherine Foley and continuing with Malcolm Blevins (Deed Book 734, page 331) in a southerly direction 100 feet to an iron pin; thence at right angles and with another line of Blevins in an easterly direction 60 feet to an iron pin corner with Kentucky Utilities Company (Deed Book 1226, page 828); thence at right angles and with the line of Kentucky Utilities Company in a northerly direction 100 feet to the beginning; being known as 406-408-410 Corral Street, and the foregoing new description having been prepared from a survey made by William H. Finnie & Associates, Lexington, Kentucky, April, 1992, and being the property acquired by the Company by deed dated June 10, 1992, and recorded in Deed Book 1634, Page 351, in the Office of the Clerk of Fayette County, Kentucky.

Item 80. All of Parcel 1 of the Consolidation Minor Final Record Plat, Kentucky Utilities Company Lansdowne Substation Property of record in Plat Cabinet J, Slide 705, in the Office of the Fayette County Clerk being known and designated as a portion of Lansdowne-Merrick Park, Lexington, Fayette County, Kentucky, and being the property acquired by the Company by deed dated July 19, 1995 and recorded in deed Book 1797, Page 598, in the Office of the Clerk of Fayette County, Kentucky.

Item 81. Being all of Lot 3C as shown on the 6th Amended Final Record Plat of Bluegrass Business Park (Pemberton Farm), Lexington, Fayette County, Kentucky, as shown by the plat of record in Plat Cabinet N, Slide 303, in the Fayette County Clerk's office; and being the same property conveyed to Kentucky Utilities Company, pursuant to deed dated December 20, 2007, recorded in Deed Book 2799, Page 688, in the Office of the Clerk of Fayette County, Kentucky.

Item 82. Being all of Lot No. 165 as shown on the Final Record Plat of Unit 3G of the Greendale Hills Subdivision, which plat is recorded in Plat Cabinet M, Slide 749, in the Fayette County Clerk's office; the improvements thereon being known and designated as 729 Lucille Drive, Lexington, Kentucky, and being the same property conveyed to Kentucky Utilities Company, by deed dated April 14, 2009 of record in Deed Book 2867, Page 509, of record in the Office of the Clerk of Fayette County, Kentucky.

Item 83. Being all of Unit 1-E of the SIKURA-JUSTICE (Gleneagles) Subdivision as shown by plat of record in Plat Cabinet L, Slide 138, in the Fayette County Clerk's Office, and being the same property conveyed to Kentucky Utilities Company by deed dated October 7, 2008, of record in Deed Book 2837, Page 1, in the Office of the Clerk of Fayette County, Kentucky.

Item 84. Tract 1 (Fee Simple):

Being all of Tract 1, containing 6.13 acres, as shown on the Final Record Plat of the Madden property of record in Plat Cabinet. J, Slide 551, in the Office of the Clerk of Fayette County, Kentucky.

Tract 2 (Easement):

Beginning at an iron pin in the west right of way of Man O' War Boulevard, said pin also being the northeast corner of Tract 1; thence with the line of Tract 1 north 81 degrees 56 minutes 26 seconds west, 2257.03 feet to a P. K. nail in the centerline of Liberty Road; thence with said centerline north 36 degrees 22 minutes 18 seconds west, 35.01 feet to a point; thence leaving Liberty Road and continuing 25 feet north of and parallel with the north line of Tract 1, south 81 degrees 56 minutes 26 seconds east, 2279.66 feet to a point in the west right of way of Man O' War Boulevard; thence with said right of way, south 03 degrees 44 minutes 31 seconds west, 25.07 feet to the point of beginning and containing 1.30 acres, this being a description prepared by Wesley B. Witt, L.S. Number 2187 on August 5, 1994, and is the 25' KU Easement shown on that Final Record Plat of the Madden property in Plat Cabinet J, Slide 551, in the Fayette County Court Clerk's office, and Item 102 being the property acquired by the Company by deed dated December 28, 1994 and recorded in Deed Book 1767, Page 179, in the Office of the Clerk of Fayette County, Kentucky.

 The following described real estate of the Company situated in Fleming County, Kentucky:

Item 1. Beginning at a corner post, said post being a corner common to Les D. Arnold and John Lewis Taylor; running thence with the line of Arnold and Taylor North 72 degrees West a distance of 162 feet to an iron pin; thence with two new lines, South 18 degrees West a distance of 100 feet to an iron pin; thence South 72 degrees East a distance of 147.1 feet to an iron pin located in the property line of Arnold and Taylor; thence with said line which is the north boundary of a 12 foot lane, North 26 degrees 30 minutes East a distance of 101 feet to the point of beginning, and containing 0.3546 acre; being the property acquired by the Company by deed dated July 1, 1959, and recorded in Deed Book 116, page 538, in the Office of the Clerk of Fleming County, Kentucky.

 The following described real estate of the Company situated in Franklin County, Kentucky:

Item 1. A tract of land described as follows: Situated on the Frankfort and Versailles turnpike road 2 miles East of Frankfort, and beginning at the Northwest corner of D. M. Woodson’s land (now Clanton) on the South line of the Kentucky Traction and Terminal Company’s right-of-way; thence West with said line of the Traction Company 168.8 feet to Shaw’s line; thence in a Southerly direction with Shaw’s line and parallel to the dividing line between Yeary and Woodson 215 feet; thence in an Easterly direction 168.8 feet to a point in the line between Yeary and Woodson 215 feet from the point of beginning; thence with said division line between Yeary and Woodson North 215 feet to the point of beginning, being the property acquired by the Company by deed dated January 3, 1940, and recorded in Deed Book 89, page 545, in the Office of the Clerk of Franklin County, Kentucky.

Item 2. Beginning at a point in the common line of Rice and Mandy Smith, said property line being the common line of Lots 17 and 18 of the Cedar Grove Acres Subdivision as recorded in Deed Book 126, pages 324, 325 and 326 in the Franklin County Court Clerk's Office and said point of beginning being the intersection of the center line of the Kentucky Utilities Company's Frankfort to Carrollton 138 KV transmission line and the aforesaid property line; thence with the aforesaid property line N 83 degrees 30 feet W 89.18 feet to an iron pin; thence through the property of Mandy Smith for five lines, N 26 degrees 15 feet W parallel to and 75 feet west of the center of the aforesaid transmission line 101.76 feet to an iron pin, N 63 degrees 45 feet E at right angles to and crossing the aforesaid transmission line 130.45 feet to an iron pin, S 82 degrees 50 feet E 23.42 feet to an iron pin, S 26 degrees 15 feet E parallel to and 75 feet east of the center line of the aforesaid transmission line 137.1 feet to an iron pin, and S 63 degrees 45 feet W 75 feet to the beginning and containing 0.4721 acres and being a portion of Lots 18 and 19 of the aforesaid Cedar Grove Acres Subdivision; being the property acquired by the Company by deed dated April 15, 1974, and recorded in Deed Book 258, page 353, in the Office of the Clerk of Franklin County, Kentucky.

Item 3. Beginning at a point in the north right of way boundary of U.S. Highway #60, which point is a corner of first parties' lands and the lands of Woolridge; running thence South 88° 40' West along said highway boundary 616 feet to a corner, thence North 1° 20' West 20 feet to a corner, thence with highway right of way South 88° 40' West 169 feet to a new corner, thence leaving the highway and running North 1° 20' West 930 feet to a new corner, thence North 87° 24' East 610.9 feet to a new corner in the line of Kirk, thence with the line of Kirk and Woolridge South 8° 51' East 965.6 feet to the point of beginning, containing 15.24 acres more or less; and being the property acquired by the Company by deed dated September 25, 1979, and recorded in Deed Book 300, page 670, in the Office of the Clerk of Franklin County, Kentucky.

 The following described real estate of the Company situated in Fulton County, Kentucky:

Item 1. A certain lot or parcel of ground lying and being in the City of Fulton on the North side of Walnut Street therein, and more particularly described as follows: Beginning at a stake 59 feet West of the Northwest corner of the intersection of said Walnut Street and McComb Street; thence North 100 feet to an alley; thence West with the South line of said alley to the Illinois Central Railroad Company’s right-of-way; thence Southward with the East line of said Railroad Company’s right-of-way to Walnut Street; thence East along the North, line of said Walnut Street to the place of beginning, being Lots Nos. 1 and 2 and a part of Lot No. 3, in Block No. 9 of Paschall’s Addition to the Town of Fulton.

Item 2. A certain lot or parcel of land lying and being in the City of Fulton, and more particularly described as follows: Beginning at a point in the North line of Walnut Street, which point is the Northwest corner of the intersection of Walnut Street and McComb Street; thence North and along the West line of said McComb Street 100 feet to an alley; thence West and along the South line of said alley 60 feet more or less to the East line of the property formerly owned by the Kentucky Light & Power Company, a corporation; thence South and along the East line of said Kentucky Light & Power Company’s property 100 feet to the North line of Walnut Street; thence East and along the North line of Walnut Street 60 feet more or less to the place of beginning.

The property described above in Items 1 and 2 above was acquired by the Company by deed dated February 23, 1926, and recorded in Deed Book 45, page 58, in the Office of the Clerk of Fulton County, Kentucky.

Item 3. Certain lots or parcels of land lying in the City of Hickman and described as follows: Being lots numbers 255, 256 and 257 in Block 2 of the East Hickman Addition to the City of Hickman, Kentucky as same is shown on the plat of said Addition in D. B. 3 at pages 1, 2 and 3, recorded in the Fulton County Court Clerk's office; being the property acquired by the Company by deed dated January 25, 1955, and recorded in Deed Book 73, page 56, in the Office of the Clerk of Fulton County, Kentucky.

 The following described real estate of the Company situated in Gallatin County, Kentucky:

Item 1. Beginning at a point, said point being in the North right of way line of the Glencoe-Sparta Road and common to Howard and Virginia Gullion and the property of Jacob Hedger; thence N 30° -15' W 130.0 feet; thence making two new lines through the property of Gullions: S 53° -15' W 130.0 feet and S 30° -15' E 130.0 feet to a point in the North right of way line of the Glencoe-Sparta Road; thence along said right of way N 53° -15' E 130 feet to the beginning, and containing 0.385 acre; and being the property acquired by the Company by deed dated June 22, 1981, and recorded in Deed Book 45, page 309, in the Office of the Clerk of Gallatin County, Kentucky.

Item 2. Beginning in the North right-of-way of U.S. No. 42 and property line of Dollar General (d.b. 64, pg. 340) and being original property line of Tract 6-1-D; thence leaving the North side of 40 foot right-of-way of U.S. No. 42 and along the original property line of Tract 6-1-D and Dollar General, North twenty degrees twelve minutes fifty one seconds West (N 20° 12' 51" W) a distance of two hundred seventy eight and 19/100 (278.19) feet to an Iron Pin and original property corner of Dollar General and the South side of 40 foot right of way of Roberta Drive and Being the True Point of Beginning of Tract 6-1-D-1 to be conveyed by American Racing Equipment, Inc. to Kentucky Utilities; thence leaving the property corner of Dollar General and along line of Tract 6-1-D-1 also crossing the end of Roberta Drive being the true end of said Roberta Drive as recorded on plat of High School Court, north twenty degrees twelve minutes fifty one seconds West (N 20° 12' 51" W) a distance of forty-one and 60/100 (41.60') feet to an Iron Pin by a Railroad tie post and being the North end of 40 foot right-of-way of Roberta Drive and property corner of Floyd Seaver Lot No. 29 (deed book no. 36, pg. 530); thence leaving the North side of 40 foot right of way of Roberta Drive and along property line of Seavers North twenty degrees twelve minutes fifty one seconds West (N 20° 12' 51" W) a distance of one hundred thirty three and 19/100 (133.19) feet to an Iron Pin set and being the Southwest corner of Sewer easement to the City of Warsaw; thence leaving the original property line of Tract 6-1-D and Seavers and along new division line of Tract 6-1-D, North fifty nine degrees twenty minutes thirty eight seconds East (N 59° 20' 38" E) a distance of seventy two and 16/100 (72.16) feet to an Iron Pin set; thence with another new division line of Tract 6-1-D South eighty four degrees twenty minutes zero seconds East (S 84° 20' 00" E) a distance of one hundred ninety six and 40/100 (196.40) feet to an Iron Pin set; thence with another new division line of Tract 6-1-D, South five degrees forty minutes zero seconds West (S 05° 40' 00" W) a distance of two hundred (200.00) feet to an Iron Pin set; thence with another new division line of Tract 6-1-D North eighty four degrees twenty minutes zero seconds west (N 84° 20' 00" W) a distance of one hundred seventy eight and 24/100 (178.24) feet to an Iron Pin and South side of 40 foot right of way of Roberta Drive and the true point of beginning; and containing one and 24/10,000 (1.0024) acres, or forty three thousand six hundred sixty six and 57/100 (43666.56757) square feet, being subject to legal right-of-ways and legal easements on record and/or in existence, and being the same property acquired by the Company by deed dated April 20, 1995 and recorded in Deed Book 68, Page 22, in the Office of the Clerk of Gallatin County, Kentucky.

Item 3. Note: The property being described below lies both in Gallatin County and Carroll County, Kentucky:

BEGINNING at a mag nail set (1/4" x 2" Mag Nail with washer Stamped "Gooch P.L.S. # 3118", as will be typical for all Mag Nails set), said nail being in the centerline of Montgomery Road and being a corner of Sandra McDole (D.B. 56, Pg. 12, Gallatin Co.) and being on the line of Kevin Deaton (D.B. 47, Pg. 202, 4th tract), said pin being approximately 0.46 miles north of the intersection of centerlines of Montgomery Road and Black Rock Road, said nail lying in Gallatin County, Kentucky being the Point of Beginning for this description; Thence leaving the centerline of Montgomery Road and leaving the line of Kevin Deaton and with the line of Sandra McDole, S73°59'44"W - passing an iron witness pin set at wood fence post at 18.95 feet and continuing for a total distance of 284.15 feet to an iron pin found (PLS# 2119), said pin being a corner of Sandra McDole and Kentucky Utilities Company (D.B. 180, Pg. 253, Carroll County); Thence leaving the line of McDole and with the line of Kentucky Utilities Company, S74°23'18"W - 796.56 feet to an iron pin found (PLS# 2119), S74°30'26"W - 354.68 feet to an iron pin found (PLS# 2251), and S74°48'55"W - 353.47 feet to an iron pin found (PLS# 2251), said pin being a corner of Jack Schirmer (D.B. 104, Pg. 731) and Kentucky Utilities Company; Thence leaving the line of Kentucky Utilities Company and with the line of Schirmer, N18°41'13"W - passing an iron pin set (5/8" x 18" rebar with aluminum cap bearing PLS-3118, as will be typical for all set corner monuments), online at 896.97 feet and continuing for a total distance of 1857.57 feet to an iron pin set adjacent to a wood post found adjacent to a 48" Oak Tree as called for in Kentucky Utilities Company (D.B. 122, Pg. 516) and being a corner of Kentucky Utilities Company (D.B. 122, Pg. 516, Carroll Co.); Thence leaving the line of Schirmer and with the line of Kentucky Utilities Company, N35°57'22"W - 508.19 feet to an iron pin found (PLS# 3423 and PLS# 3729), N32°39'34"W - 646.80 feet to an iron pin set adjacent to a fence corner post as called for in D.B. 122, Pg. 516, and N14°33'07"W - 297.00 feet to an iron pin set, said pin being a corner of David C. White and Lorenda White (D.B. 72, Pg. 199, Gallatin Co. and D.B. 129, Pg. 319, Carroll Co.); Thence leaving the line of Kentucky Utilities Company and with the line of White, N73°10'03"E - 396.34 feet to an iron pin set (PLS# 3423), said pin being a corner of White and being a corner of the property being claimed by Mark Kearns (No Deed Found); Thence leaving the corner of White and with property being claimed by Kearns, N75°50'04"E - 270.70 feet to an iron pin found (PLS# 3423), said pin being a corner of the property being claimed by Kearns and being corner of the Mark Kearns property (D.B. 106, Pg. 418, Gallatin Co.); Thence leaving the property being claimed by Mark Kearns (No Deed Found) and with the line of Mark Kearns (D.B. 106, Pg. 418), N75°50'04"E - 832.33 feet to an iron pin found (PLS# 3423), said pin being a corner of the property of Mark Kearns and Kentucky Utilities Company (D.B. 107, Pg. 590, Gallatin Co.); Thence leaving the line of Kearns and with the Kentucky Utilities Company Line, N75°50'04"E - passing an iron witness pin found (PLS# 3423) at 142.51 feet continuing for at total distance of 147.51 feet to an Ash Tree Found, said Ash Tree being a corner of Kentucky Utilities Company and Mark Kearns; thence leaving the line of Kentucky Utilities Company and with the line of Mark Kearns, N75°50'04"E - passing a found P.K. nail in the Montgomery Road at 15.29 feet and continuing for a total distance of 16.90 feet to an mag nail set in the centerline of Montgomery Road; Thence continuing with the first the line of Kearns and second the line of David Brooks (D.B. 47, Pg. 342 Gallatin Co. and D.B. 47, Pg. 304, Gallatin Co.), S17°06'39"E - 187.53 feet to an iron pin set, said pin being 14.32 feet east of the centerline of Montgomery Road and being a corner of David Brooks; Thence continuing with the line of Brooks, S53°24'33"E - 483.25 feet to an iron pin set, said pin being 46.98 feet east of the centerline of Montgomery Road, S20°03'34"E - 826.58 feet to a mag nail set in the centerline of Montgomery Road and S33°08'48"E - 124.58 feet to a mag nail set in the centerline of Montgomery Road; Thence leaving the centerline of Montgomery Road and continuing with the line of David Brooks N73°46'07"E - 749.80 feet to an iron pin set a fence corner post, said pin being a corner of Kevin Deaton (D.B. 47, Pg. 202, 2nd tract); Thence leaving the line of Brooks and with the line of Deaton, S11°38'19"E - 1690.61 feet to an iron pin found (PLS# 3423), said pin being in the northwestern edge of an existing gravel driveway, said pin also being the southeast corner of the parent tract and being a corner of Kevin Deaton (D.B. 47, Pg. 202, 4th tract) and being on the line of Kevin Deaton (D.B. 47, Pg. 202, 2nd tract); Thence leaving the line of Kevin Deaton (D.B. 47, Pg. 202, 2nd tract) and with the line of Kevin Deaton (D.B. 47, Pg. 202, 4th tract), the following thirteen courses: S72'52'10"W - 25.17 feet an iron pin found (PLS# 1961), S12°01'39"E - 4.82 feet to an iron pin found (PLS# 1961), S74°47'21"W - 156.29 feet to an iron pin found (PLS# 1961), N83°18'42"W - 45.40 feet to an iron pin found (PLS# 1961), N58°15'22"W -29.75 feet to an iron pin set a fence post, N59°33'40"W - 144.87 feet to an iron pin set a fence post, N70°53'50"W - 71.88 feet to an iron pin set at a fence post, N78°52'05"W - 81.07 feet to a Mag Nail found in the centerline of Montgomery Road and continuing with the line of Deaton and with the centerline of Montgomery Road, S36°30'15"E - 34.78 feet to a point, S30°01'34"E - 26.82 feet to a point, S22°21'46"E - 47.61 feet to a point, S18°00'12"E - 94.61 feet to a point and S13°18'49"E - 50.14 feet to the Point of Beginning and containing 152.898 acres by survey.

This description prepared from a physical survey conducted by AGE Engineering, Douglas Gooch Ky.

R.L.S. #3118, dated the 12th day of November, 2009.

In previous descriptions of the above-described property there is excepted a one acre tract. Its location could not be determined from the description, it is not contained in any of the adjoining properties' current deeded description and it is not being tracked by the Carroll or Gallatin County PVA. The exception is described below:

"Beginning at a stone in the Graham Shirley Road 55 links N. of the corner of L.E. Dusch's land; thence N.65 1/4 E. 2.42 chains, N. 29 1/2 W. 3.40 chains, S.78 1/2 W. 1.75 chains to the center of road; thence down said road S 10 1/2 E. 1.56 chains, S. 13 1/4 E — 2.25 chains to the beginning, containing one acres, more or less."

AGE Engineering cannot determine the location or the current owner of this exception.

Item 3 being all of Parcel III of that property acquired by Kentucky Utilities Company by deed dated January 7, 2010, and of record in Deed Book D108, page 324, in the Office of the Clerk of Gallatin County, Kentucky, and of record in Deed Book D181, page 210, in the Office of the Clerk of Carroll County Kentucky.

Item 4. Note: The property being described below lies both in Gallatin County and Carroll County, Kentucky:

PARCEL A:  COMMENCING at a Mag Nail set (1/4" x 2" Mag Nail with washer Stamped "Gooch P.L.S. # 3118", as will be typical for all Mag Nails set), in the centerline of Wards Run Road, said nail being the northern most corner of the parent tract of David C. & Lorenda White (D.B. 72, Pg. 199; Gallatin Co., D.B. 129, Pg. 319 Carroll Co., D.B. 129, Pg. 416 Carroll Co.) and a corner of the Wards Run Road right-of-way as dedicated in Plat Cabinet B, Slide 3 and Plat Cabinet B, Slide 15, said point being approximately 497 feet south of the intersection of centerlines of Wards Run Road and Montgomery Road, lying in Gallatin County, Kentucky; Thence with the centerline of Wards Run Road and the western edge of a 20' right-of-way that begins at centerline and extends easterly 20' as dedicated in Plat Cabinet B, Slide 3, S34°54'36"E - 48.57 feet to a point, S32°17'13"E - 93.10 feet to a point, S35°41'51"E - 27.66 feet to a point, S36°55'07"E - 28.64 feet to a point, and S42°28' 12"E - 90.84 feet to a Mag Nail set in the centerline of the road and being the POINT OF BEGINNING FOR THIS DESCRIPTION; Thence leaving the centerline of Wards Run Road and with six (6) new lines across the parent tract, S46°34'27"W – passing an iron witness pin set (5/8" x 18" rebar with aluminum cap bearing PLS-3118, as will be typical for all set corner monuments) at 20.03 feet and continuing at the same bearing for a total distance of 468.16 feet to an iron pin set, N44°43'25"W – 326.70 feet to an iron pin set, S71°50'01"W – 240.45 feet to an iron pin set, S18°16'43"E – 421.49 feet to an iron pin set, N71°43'17"E – 429.98 feet to an iron pin set, and N51°04'42"E – 489.48 feet to an iron pin set in the centerline of an Old Road Bed, said pin being on the line of the Millie Marie Lewis Testamentary Marital Deduction Trust (D.B. 93, Pg. 600, Gallatin Co.); Thence with the Millie Marie Lewis Testamentary Marital Deduction Trust, N49°36'40"W – 90.41 feet to an iron pin set and N40°13 '37"W – passing from the centerline of a dirt road to the centerline of an asphalt paved road, 83.72 feet to the Point of Beginning and containing 4.989 acres by survey.

This description prepared from a physical survey conducted by AGE Engineering, Douglas G. Gooch Ky. R.L.S. #3118, dated the 16th day of November, 2009.

Said property also being shown on that certain plat entitled "Boundary Survey Plat, David & Lorenda White, 1 Tract Totaling 73.474 Acres By Survey, Ghent, Carroll and Gallatin County, Kentucky" plotted by AGE Engineering, Douglas G. Gooch Ky. R.L.S. #3118, dated the 21st day of December, 2009.

Item 4 being that property acquired by Kentucky Utilities by deed dated December 23, 2009 and of record in Deed Book D108, page 243, in the Office of the Clerk of Gallatin County Kentucky, and recorded in Deed Book D181, Page 104 in the Office of the Clerk of Carroll County, Kentucky.

Item 5. Note: The property being described below lies both in Gallatin County and Carroll County, Kentucky:

PARCEL B:  BEGINNING at a Mag Nail set (1/4" x 2" Mag Nail with washer Stamped "Gooch P.L.S. # 3118", as will be typical for all Mag Nails set), in the centerline of Wards Run Road, said nail being the northern most corner of the parent tract of David C. & Lorenda White (D.B. 72, Pg. 199; Gallatin Co., D.B. 129, Pg. 319 Carroll Co., D.B. 129, Pg. 416 Carroll Co.) and a corner of the Wards Run Road right-of-way as dedicated in Plat Cabinet B, Slide 3 and Plat Cabinet B, Slide 15, said point being approximately 497 feet south of the intersection of centerlines of Wards Run Road and Montgomery Road, lying in Gallatin County, Kentucky and being the POINT OF BEGINNING FOR THIS DESCRIPTION; Thence with the centerline of Wards Run Road and the western edge of a 20' right-of-way that begins at centerline and extends easterly 20' as dedicated in Plat Cabinet B, Slide 3, S34°54'36"E - 48.57 feet to a point, S32°17'13"E - 93.10 feet to a point, S35°41'51 "E - 27.66 feet to a point, S36°55'07"E - 28.64 feet to a point, and S42°28'12"E - 90.84 feet to a Mag Nail set in the centerline of the road; Thence leaving the centerline of Wards Run Road and with six (6) new lines across the parent tract, S46°34'27"W – passing an iron witness pin set (5/8" x 18" rebar with aluminum cap bearing PLS-3118, as will be typical for all set corner monuments) at 20.03 feet and continuing at the same bearing for a total distance of 468.16 feet to an iron pin set, N44°43'25"W -326.70 feet to an iron pin set, S71°50'01"W – 240.45 feet to an iron pin set, S18°16'43"E – 421.49 feet to an iron pin set, N71°43 '17"E – 429.98 feet to an iron pin set, and N51°04'42"E – 489.48 feet to an iron pin set in the centerline of an Old Road Bed, said pin being on the line of the Millie Marie Lewis Testamentary Marital Deduction Trust (D.B. 93, Pg. 600, Gallatin Co.); Thence with centerline of the old road bed and the line of the Millie Marie Lewis Testamentary Marital Deduction Trust, S62°31'08"E - 46.20 feet to an iron pin set, S61°25'58"E – passing a common corner of the Millie Marie Lewis Testamentary Marital Deduction Trust and Buell & Virginia Shields (D.B. 34, Pg. 440, Pg. 33, Pg. 303) 104.95 feet to an iron pin set, S47°40'15"E - 80.97 feet to an iron pin set, and S35°07'10"E – 44.25 feet to an iron pin set in the line of the Mark Kearns property (D.B. 106, Pg. 418, Gallatin Co.) and being a corner of Shields; Thence leaving the line of Shields and with the line of Kearns, S71°43'17"W 1211.85 feet to an iron pin found (PLS# 3423), and S21°13'42"E - 1647.77 feet to an iron pin found (PLS# 3423), said pin being a corner of the property being claimed by Mark Kearns (No Deed Found) and Mark Kearns (D.B. 106, Pg. 418, Gallatin Co.); Thence leaving the line of Mark Kearns property (D.B. 106, Pg. 418, Gallatin Co.) and with the property being claimed by Kearns, S21°51'33"W - 393.25 feet to an iron pin found (PLS# 3423), said pin being on the line of Robert Maddox and Mary L. Seiler Scott (D.B. 92, Pg. 53, Gallatin Co.; D.B. 157, Pg. 97, Carroll Co.; D.B. 45, Pg. 601, Carroll Co.; D.B. 24, Pg, 308, Gallatin Co.; hereinafter referred to as the Maddox & Seiler property) and being a corner of the property being claimed by Kearns; Thence leaving the property being claimed by Kearns and with the line of the Maddox & Seiler property, S73°10'03"W - 396.34 feet to an iron pin set, said pin being on the line of Kentucky Utilities Company (D.B. 122, Pg. 516, Carroll Co.); Thence leaving the line of Seiler & Maddox property and with the line of Kentucky Utilities Company, N09°27'35"W - 62.32 feet to a point in the centerline of the creek; Thence continuing with the line of Kentucky Utilities Company property and down the centerline of the creek, N11°58'53"W - 92.60 feet to a point in the centerline of the creek, N24°01'52"W - 72.21 feet to a point in the centerline of the creek, N54°27'33"W – 69.60 feet to a point in the centerline of the creek, N41°56'59"W - 114.61 feet to a point in the centerline of the creek, N59°42'37"W - 26.39 feet to a point in the centerline of the creek, N51°15'45"W - 109.52 feet to a point in the centerline of the creek, N22°01'44"W - 77.82 feet to a point in the centerline of the creek, said point being at the forks of a drain, N58°23'12"W - 98.40 feet to a point in the centerline of the creek, passing a corner of Kentucky Utilities Company (D.B. 122, Pg. 516, Carroll Co.) and Kentucky Utilities Company property (D.B. 132, Pg. 513, Carroll Co.), N58°40'15"W - 58.33 feet to a point in the centerline of the creek (said point being referenced by an iron pin set on the east bank of the creek, said pin being N70°12'23"E – 52.27 feet from the point), N21°56'41"W -188.72 feet to a point in the centerline of the creek, N35°34'19"W - 142.41 feet to a point in the centerline of the creek, N41°53'35"W - 217.54 feet to a point in the centerline of the creek, N33°45'50"W - 104.29 feet to a point in the centerline of the creek, N23°19'01"W - 126.56 feet to a point in the centerline of the creek, N31°28'35"W - 63.16 feet to a point in the centerline of the creek (said point being referenced by an iron reference pin found (PLS# 3423) on the west bank of the creek, S36°51'52"W – 23.35 feet from said point), N65°23'38"W - 211.82 feet to a point in the centerline of the creek, N62°16'06"W - 62.05 feet to a point in the centerline of the creek, N45°34'49"W – 58.66 feet to a point in the centerline of the creek, N05°07'16"W - 83.17 feet to a point in the centerline of the creek, N28°00'23"W - 178.59 feet to a point in the centerline of the creek, N31°47'40"W - 66.64 feet to a point in the centerline of the creek, N13°49'03"W - 145.28 feet to a point in the centerline of the creek, N20°08'27"E - 209.54 feet to a in the centerline of the creek (said point being referenced by an iron reference pin found (PLS# 3423) on the west bank of the creek, said pin being N26°52'32"W –33.34 feet from said point), N09°19'10"W - 75.06 feet to a point in the centerline of the creek, N12°52'00"W - 83.56 feet to a point in the centerline of the creek, N24°08'58"E - 51.75 feet to a point in the centerline of the creek, and N06°06'04"W - 15.12 feet to a point in the centerline of the creek, said point being on the eastern line of Kentucky Utilities Company property (D.B. 132, Pg. 513, Carroll Co.) and being a corner of the Millie Marie Lewis Testamentary Marital Deduction Trust (D.B. 93, Pg. 600, Gallatin Co.); Thence leaving the line of Kentucky Utilities Company and with the line of the Millie Marie Lewis Testamentary Marital Deduction Trust, N71°50'01"E - 1674.51 feet to an iron pin found (with no ID Cap), said pin being a corner of Alice M Lafferty (D.B. 85, Pg. 292, Gallatin Co.); Thence leaving the line of the Millie Marie Lewis Testamentary Marital Deduction Trust, and with the line of Lafferty, N71°32'56"E – 262.06 feet to an iron pin (PLS# 1989), said pin being a corner of Lafferty and being a corner of the right-of-way as dedicated on Plat Cabinet B, Slide 15; Thence leaving the line of Lafferty and with the right-of-way as dedicated on Plat Cabinet B, Slide 13, N71°32'56"E —19.99 feet to the Point of Beginning and containing 68.485 acres by survey

This description prepared from a physical survey conducted by AGE Engineering, Douglas G. Gooch Ky. R.L.S. #3118, dated the 16th day of November, 2009.

Said property also being shown on that certain plat entitled "Boundary Survey Plat, David & Lorenda White, 1 Tract Totaling 73.474 Acres By Survey, Ghent, Carroll and Gallatin County, Kentucky" plotted by AGE Engineering, Douglas G. Gooch Ky. R.L.S. #3118, dated the 21st day of December, 2009.

Item 5 being that property acquired by Kentucky Utilities Company by deed dated December 23, 2009, and of record in Deed Book D108, page 247, in the Office of the Clerk of Gallatin County, Kentucky, and recorded in Deed Book D181, Page 109 in the Office of the Clerk of Carroll County, Kentucky.

Item 6. PARCEL ONE:  A certain tract of land located in Carroll County and Gallatin County, Kentucky, on the west side of Montgomery Road, approximately 0.1 mile north of the intersection of Montgomery Road and Black Rock Road and further described as follows:

Unless noted otherwise any monument referred to as a "set iron pin: is a 1/2 x 18" rebar with a plastic cap stamped "BATTS PLS 2110". The basis of bearings is from a magnetic bearing observed on November 25, 2003.

Beginning at a set mag nail at the intersection of Black Rock Road and Montgomery Road; thence with the centerline of Montgomery Road for the following 2 calls, North 06 degrees 07 minutes 12 seconds East, a distance of 105.05 feet to a set mag nail; thence North 01 degrees 02 minutes 07 seconds a distance of 105.05 feet to a set mag nail; thence North 01 degrees 02 minutes 07 seconds West, a distance of 274.68 feet to a set mag nail corner to Tract 2 created this date and the TRUE POINT OF BEGINNING, thence a new division line with the centerline of Montgomery Road for the following 10 calls, North 00 degrees 23 minutes 37 seconds East, a distance of 216.26 feet to a set mag nail; thence North 01 degrees 03 minutes 32 seconds West, a distance of 278.72 feet to a set mag nail, thence North 03 degrees 56 minutes 56 seconds West, a distance 157.72 feet to asset mag nail, thence North 00 degrees 42 minutes 10 seconds West, a distance 198.80 feet to asset mag nail, thence North 02 degrees 25 minutes 30 seconds East, a distance of 277.13 feet to asset mage nail, thence North 00 degrees 09 minutes 07 seconds East, a distance of 148.09 feet to a set mag nail, thence North 09 degrees 21 minutes 46 seconds East, a distance 117.90 feet to a set mag nail; thence North 19 degrees 28 minutes 16 seconds East, a distance of 142.48 feet to a set mage nail; thence North 23 degrees 58 minutes 34 seconds East, a distance of 36.54 feet, thence North 34 degrees 29 minutes 13 seconds East, a distance of 93.98 feet to a set mag nail corner to Sandra Mcdole (DB 59, PG 434 Gallatin Co); thence with the line of Mcdole for the following 3 calls, North 55 degrees 09 minutes 51 seconds West, a distance of 21.01 feet to a set iron pin witnessed by a snag, thence South 68 degrees 07 minutes 50 seconds West, a distance of 230.65 feet to a set iron pin witnessed by a steel post; thence North 07 degrees 32 minutes 52 seconds East, a distance of 362.58 feet to a set iron pin witnessed by a steel post in the line of Robert Victor Maddox (DB 157 PG 97 Carroll Co) (DB 92, PG 53 Gallatin Co) thence with the line of Maddox South 76 degrees 39 minutes 01 seconds West, a distance of 796.25 feet to a set iron pin witnessed by a post; thence a new division line for the following 4 calls, South 12 degrees 27 minutes 42 seconds East, a distance of 908.07 feet to a set iron pin witnessed by a post, thence South 13 degrees 01 minutes 43 seconds East, a distance of 587.54 feet to a set iron pin witnessed by a 12 inch locust; thence South 12 degrees 57 minutes 47 seconds East, a distance of 254.87 feet to a set iron pin witnessed by a post; thence South 11 degrees 55 minutes 13 seconds East, a distance of 45.61 feet to a set iron pin corner to Tract 2 created this date, thence with the line of Tract 2 for the following 2 calls, north 88 degrees 17 minutes 59 seconds East, a distance of 421.95 feet to a set iron pin, thence North 88 degrees 17 minutes 59 seconds East, a distance 11.75 feet to the TRUE POINT OF BEGINNING. The above described parcel contains 26.801 acres and is subject to all right-of-ways, easements, and passways of record and in existence. This legal description is derived from a survey by R.B. Batts PLS #2119 done from November 25, 2003 to December 01, 2003.

PARCEL TWO:  Being a certain parcel of real estate located in Carroll County, Kentucky, lying on the northern side of Black Rock Road, approximately 0.1 mile westerly of the intersection of Black Rock Road and Montgomery Road, said parcel being further hounded and described as follows:

Beginning at a set mag nail in the center of Black rock Road at the southeastern corner of Jack Schirmer and Geraldine Schirmer, Deed Book 104, Page 731; thence with the center of Black Rock Road for the following twelve (12) courses and distances: North 85 degrees 35 minutes 13 seconds East a distance of 247.72 feet to a found mag nail; North 89 degrees 48.22 seconds East, a distance of 54.29 feet to a set mag nail South 83 degrees 31 minutes 29 seconds East a distance of 94.14 feet to a set mag nail; South 76 degrees 11 minutes 09 seconds East, a distance of 59.89 feet to a set mag nail; South 59 degrees 52 minutes 42 seconds East a distance of 61.09 feet to a set mag nail; South 47 degrees 24 minutes 22 seconds East, a distance of 70.50 feet to a set mag nail; South 40 degrees 17 minutes 57 seconds East, a distance of 151.72 feet to a set mag nail; South 45 degrees 19 minutes 14 seconds East, a distance of 71.47 feet to a set mag nail; South 53 degrees 16 minutes 13 seconds East, a distance of 62.23 feet to a set mag nail; South 62 degrees 50 minutes 43 seconds East, a distance of 61.11 feet to a set mag nail; South 72 degrees 59 minutes 46 seconds East, a distance of 73.37 feet to a set mag nail; south 88 degrees 32 minutes 43 seconds East, a distance of 156.75 feet to a set mag nail corner to Steven Owen and Wilhemenia Owen, Deed Book 159, Page 307; thence with the line of Steve Owen North 14 degrees 01 minutes 35 seconds West, passing through a found 1/2 inch rebar with a plastic cap engraved "BATTS PLS 2119" hereafter referred to as a found iron pin with cap, at 18.82 a total distance of 274.12 feet to a found 1/2 inch rebar with no plastic cap corner to Adrian Owen and Norma Owen, Deed Book 71, Page 262 thence with the line of Adrian and Norma Owen for the following four (4) courses and distance; North 14 degrees 20 minutes 44 seconds West, a distance of 45.62 feet to a found iron pin with cap; North 15 degrees 09 minutes 56 seconds West, a distance of 254.96 feet to a found iron pin with cap; North 15 degrees 13 minutes 18 seconds West, a distance of 587.45 feet to a found iron pin with cap, North 14 degrees 39 minutes 00 seconds West, a distance of 908.01 feet to a found iron pin with cap in the line of Robert Victor Maddox, Deed Book 157, Page 97; thence with the line of Maddox for the following two (2) courses and distances:

South 74 degrees 30 minutes 18 seconds West, a distance of 354.91 feet to a set iron pin with cap engraved "ANDREW KY 2251", hereinafter referred to as a "set iron pin with cap", South 74 degrees 50 minutes 17 seconds West, a distance of 353.28 feet to a set iron pin with cap in the line of the aforementioned Schirmer, thence with the line of Schirmer for the following (4) courses and distances: South 00 degrees 23 minutes 07 seconds West, a distance of 623.95 feet to a set iron pin with cap next to a 15 inch walnut, South 12 degrees 10 minutes 20 seconds East, a distance of 524.35 feet to a set iron pin with cap next to a 12 inch walnut South 11 degrees 15 minutes 49 seconds East, a distance 324.59 feet to a set iron pin with a cap next to a post, South 11 degrees 15 minutes 49 seconds East, a distance of 19.33 feet to a point of beginning.

Containing an area o f 33.93 acres of land, more or less

Parcels One and Two (Item 6) being the same property conveyed to Kentucky Utilities Company by Deed dated September 17, 2009, and recorded in Deed Book D180, Page 253, in the Office of the Clerk of the Carroll County, Kentucky, and recorded in Deed Book D107, Page 584, in the Office of the Clerk of the Gallatin County, Kentucky.

Item 7. Situated in the Commonwealth of Kentucky, Gallatin and Carroll County, east of the City of Ghent, and being more particularly described as follows:

Beginning at an existing Ash tree on the northerly line of a tract of land heretofore conveyed to Kentucky Utilities Company by deed, recorded in Deed Book 108 Page 324(Gallatin Co.) and Deed Book 181, Page 210 (Carroll Co.) and the southeasterly most corner of a tract of land heretofore conveyed to Kentucky Utilities Company, by deed, recorded in Deed Book 107 Page 590 of said Gallatin County deed records, and a point on the westerly right-of-way line of Montgomery Road being fifteen (15) feet from the center of said road, said tree witnessed by a found 5/8" iron pin stamped One Eleven #3423, N76°34'28"W, 5.00 feet;

Thence along said Kentucky Utilities Company tract of land on the following three (3) courses:

1.           along said westerly right-of-way line of Montgomery Road, N24°45'49"E, 147.50 feet to a found iron pin and cap stamped One Eleven 3423;

2.           leaving said westerly right-of-way line, N76°34'28"W, 147.50 feet to a found iron pin and cap stamped One Eleven 3423;

3.           S24°45'49"W, 147.50 feet to a found iron pin and cap stamped One Eleven 3423 on the northerly line of said Kentucky Utilities Company tract of land;

Thence along said northerly line, N76°34'28"W, passing a set iron pin and cap, at a distance of 832.50 feet, a total distance of 1103.10 feet to a set iron pin and cap at a southeasterly most corner of a tract of land heretofore conveyed to Kentucky Utilities, by deed, recorded in Deed Book 108 Page 247 and 108 Page 443 (Gallatin County) as well as Deed Book 181 Page 104 and Deed Book 181 Page 109 (Carroll County)

Thence along the lines of said Kentucky Utilities Company tract of land, on the following three (3) courses:

1.           N49°25'56"E, 393.22 feet to a set iron pin and cap;

2.           N06°21'30"E, 1647.79 feet to a set iron pin and cap;

3.           S80°41'18"E, 1225.11 feet to a set iron pin and cap on a westerly line of a tract of land heretofore conveyed to Buell and Virginia Shields, by deeds, recorded in Deed Book 34 Page 440 and Deed Book 33 Page 303;

Thence along the lines of said Shields' tract of land on the following four (4) courses:

1.           S02°40'22"E, 282.87 feet to a set iron pin and cap;

2.           S06°36'57"E, 610.38 feet to a set iron pin and cap;

3.           S25°24'47"W, passing a set iron pin and cap at a distance of 263.30 feet, a total distance of 268.30 feet to a found fence post;

4.           S72°21'10"E, passing a set iron pin and cap at a distance of 5.00 feet, and a distance of 239.70 feet on the westerly right-of-way line of Montgomery Road, a total distance of 298.06 feet to a set mag nail in the center of Montgomery Road and a southwesterly most corner of a tract of land heretofore conveyed to Barry and Alma Shields, by deed, recorded in Deed Book 83 Page 369, of the Gallatin County Deed Records;

Thence along the southerly line of said Barry and Alma Shields' tract of land, on the following four (4) courses;

1.           S70°39'09"E, 54.35 feet to a found 1/2" iron pin;

2.           S70°39'09"E, passing a set iron pin and cap on the easterly right-of-way line of Montgomery Road, at a distance of 21.59 feet, a total distance of 1119.53 feet to a found fence post;

3.           S68°41'56"E, 141.63 feet to a found fence post;

4.           S66°40'41"E, passing a found iron pin and cap stamped Mylor #1961, at a southerly corner of said Buell and Virginia Shields' tract of land, a total distance of 127.44 feet to a set iron pin and cap;

Thence along said line of Buell and Virginia Shields' tract on the following two (2) courses:

1.           S62°05'58"E, 811.82 feet to a fence post;

2.           S29°25'17"W, 1420.15 feet to a found iron pin and cap stamped Mylor #1961 at the northwesterly most corner of a tract of land heretofore conveyed to Kevin and Lucy Deaton, by deed, recorded in Deed Book 47 page 202, and the northeasterly most corner of a tract of land heretofore conveyed to Kentucky Utilities Company by deed, recorded in Deed Book 108 Page 334 of the Gallatin County Deed Records;

Thence along the northerly line of said Kentucky Utilities Company tract of land on the following four (4) courses:

1.           N63°04'43"W, 1062.48 feet to a set iron pin and cap;

2.           N57°26'21"E, 86.04 feet to a set iron pin and cap;

3.           N27°55'46"E, 151.59 feet to a found1/2" iron pin;

4.           N62°24'44"W, passing a set iron pin and cap on the westerly right-of-way line of Montgomery Road, a distance of 1436.90 feet a total distance of 1451.92 feet to a set mag nail in the center of Montgomery Road and on the easterly line of said Kentucky Utilities Company tract of land;

Thence along the lines of Kentucky Utilities Company tract of land, on the following two (2) courses:

1.           along the center of Montgomery Road, N24°45'49"E, 7.15 feet to a set mag nail;

2.           N76°34'28"W, 15.30 feet to the beginning.

Containing 128.3422 acres of land more or less, subject to easements, conditions, covenants, restrictions, and rights-of-way of record.

Further being subject to an existing 30 feet wide right-of-way for Montgomery Road, being 15 feet on either side of the following described centerline:

Beginning at set mag nail at the northeasterly most corner of a tract of land heretofore conveyed to Kentucky Utilities Company, by deed, recorded in Deed Book 108 Page 324 of the Gallatin County Deed Records and Deed Book 181, Page 210 of the Carroll County Deed Records and being more particularly described as follows:

Thence N24°45'49"E, 192.38 feet to a set mag nail; Thence N25°54'22"E, 113.79 feet to a set mag nail; Thence N25°15'06"E, 342.76 feet to a set mag nail; Thence N31°24'50"E, 87.96 feet to a set mag nail; Thence N46°04'17"E, 36.28 feet to a set mag nail; Thence N64°33'00"E, 38.84 feet to a set mag nail; Thence N73°18'02"E, 114.19 feet to a set mag nail; Thence N74°54'35"E, 64.49 feet to a set mag nail; Thence N77°56'39"E, 53.65 feet to a set mag nail; Thence N83°40'42"E, 53.30 feet to a set mag nail; Thence S86°25'53"E, 50.70 feet to a set mag nail at the southeasterly most corner of a tract of land heretofore conveyed to Barry and Alma Shields, by deed, recorded in Deed Book 83 Page 369 of the Gallatin County Deed Records; records and the terminus of the centerline description.

Containing 0.7971 of an acre of land more or less, subject to easements, conditions, covenants, restrictions, and rights-of-way of record.

Iron pins called to be set are 5/8" iron pins, twenty-four inches in length, with an orange cap stamped One Eleven #3423.

The above description and bearing system is based on the Kentucky Utilities Plant Grid System. It is further based on a field survey made by One Eleven Engineering and Surveying PLLC dated October 21, 2009.

This survey prepared by One Eleven Engineering and Surveying PLLC, James J. Bertram Jr. PLS, #3423 in the Commonwealth of Kentucky, October 21, 2009 and Revised March 16, 2010.

Item 7 being all of the remaining land heretofore conveyed to Kentucky Utilities Company, by deed dated March 18, 2010 and recorded in Deed Book D108, Page 668 in the Office of the Clerk of Gallatin County, Kentucky, and recorded in Deed Book D181, Page 684 in the Office of the Clerk of Carroll County, Kentucky.

Item 8. Situated in the Commonwealth of Kentucky, Gallatin and Carroll County, east of the City of Ghent, and being more particularly described as follows:

Commencing at an existing Ash tree on the northerly line of a tract of land heretofore conveyed to Kentucky Utilities Company by deed, recorded in Deed Book 108 Page 324 (Gallatin Co.) and Deed Book 181, Page 210 (Carroll Co.) and the southeasterly most corner of a tract of land heretofore conveyed to Kentucky Utilities Company, by deed, recorded in Deed Book 107 Page 590 of said Gallatin County deed records, and a point on the westerly right-of-way line of Montgomery Road being fifteen (15) feet from the center of said road, said tree witnessed by a found 5/8" iron pin stamped One Eleven #3423, N76°34'28"W, 5.00 feet.

Thence along said Kentucky Utilities Company tract of land on the following three (3) courses:

1.           along said westerly right-of-way line of Montgomery Road, N24°45'49"E, 147.50 feet to a found iron pin and cap stamped One Eleven 3423;

2.           leaving said westerly right-of-way line, N7694'28"W, 147.50 feet to a found iron pin and cap stamped One Eleven 3423;

3.           S24°45'49"W, 147.50 feet to a found iron pin and cap stamped One Eleven 3423 on the northerly line of said Kentucky Utilities Company tract of land;

Thence along said northerly line, N76°34'28"W, 832.50 feet to a set iron pin and cap stamped One Eleven 3423, said point being the Principal Point of Beginning.

Thence N76°34'28"W 270.60 feet to a set iron pin and cap stamped One Eleven 3423, in the southeasterly most corner of a tract of land heretofore conveyed to Kentucky Utilities, by deed, recorded in Deed Book 108 Page 247 and 108 Page 443 (Gallatin County) as well as Deed Book 181 Page 104 and Deed Book 181 Page 109 (Carroll County);

Thence along said line of Kentucky Utilities Company, N49°25'56"E 393.22 feet to a set iron pin and cap stamped One Eleven 3423 in the Northerly line of the aforementioned Kearns' property;

Thence along the line of said Kearns' tract, S06°21'30"W 320.53 feet to the Point of Beginning.

Containing 0.9880 total acres of land, more or less, subject to easements, conditions, covenants, restrictions, and rights-of-way of record. The above-described parcel of land contains 0.3936 Acres of land, more or less, in Carroll County, Kentucky and 0.5944 Acres of land, more or less in Gallatin County, Kentucky.

Iron pins called to be set are 5/8" iron pins, twenty-four inches in length, with an orange cap stamped One Eleven #3423.

The above description and bearing system is based on the Kentucky Utilities Plant Grid System. It is further based on a field survey made by One Eleven Engineering and Surveying PLLC dated October 21, 2009.

This survey prepared by One Eleven Engineering and Surveying PLLC, James J. Bertram Jr. PLS #3423 in the Commonwealth of Kentucky, October 21, 2009.

Item 8 being a portion of the land heretofore conveyed to Kentucky Utilities Company, by deed dated March 18, 2010 and recorded in Deed Book D108, Page 668 in the Office of the Clerk of Gallatin County, Kentucky, and in Deed Book D181, Page 684 in the Office of the Clerk of Carroll County, Kentucky.

Item 9. Situated in the Commonwealth of Kentucky, Gallatin County, east of the City of Ghent, and being more particularly described as follows:

Beginning at an existing Ash tree at the northeasterly most corner of a tract of land heretofore conveyed to Robert V. Maddox, by deed, recorded in Deed Book 157 Page 97 of said County deed records, and a point on the westerly right-of-way line of Montgomery Road being fifteen (15) feet from the center of said road;

Thence along said northerly line of said Maddox's tract, N76°34'28"W, passing a set witness iron pin and cap at a distance of 5.00 feet, a total distance of 147.50 feet to a set iron pin and cap at a southeasterly corner of a tract of land heretofore conveyed to Mark E. and Ruth R. Kearns, by deed, recorded in Deed Book 106 Page 418 of said County deed records;

Thence along the southerly line of said Kearn's tract of land on the following two (2) courses:

1.           N 24°45'49"E 147.50 feet to a set iron pin and cap;

2.           S76°34'28"E 147.50 feet to a set iron pin and cap, on said westerly right-of-way line of Montgomery Road; Thence leaving said southerly line, along said westerly right-of-way line, said right-of-way line being fifteen (15) feet west of and parallel to the center of said Montgomery Road, S24°45'49"W, 147.50 feet to the beginning.

Containing 0.4897 of and acre of land more or less.

Item 9 being the same property conveyed to Kentucky Utilities Company by Deed dated September 27, 2009, of record in Deed Book 107, Page 590, in the Office of the Clerk of Gallatin County, Kentucky.

Item 10. The following described real property located in Gallatin County, Kentucky:

BEGINNING at a mag nail set (1/4" x 2" Mag Nail with washer Stamped "Gooch P.L.S. # 3118", as will be typical for all Mag Nails set), said nail being a common corner of the parent tract of Scott & Brooks and being a corner of Robert Maddox and Mary L. Seiler Scott (D.B. 92, Pg. 53, Gallatin Co.; D.B. 157, Pg. 97, Carroll Co.; D.B. 45, Pg. 601, Carroll Co.; D.B. 24, Pg. 308, Gallatin Co.; hereinafter referred to as the Maddox & Seiler property), said point being approx. 0.79 miles north of the intersection of centerlines of Montgomery Road and Black Rock Road, said nail lying in the centerline of Montgomery Road, Gallatin County, Kentucky and being the Point of Beginning for this description; Thence with the centerline of Montgomery Road and the line of the Maddox & Seiler property, N33°08'48"W –124.58 feet to a Mag nail set in the centerline of said road; Thence leaving the centerline of the road but continuing with the line Maddox & Seiler property, N20°03'34"W – 826.58 feet to an iron pin set (5/8" x 18" rebar with aluminum cap bearing PLS3118, as will be typical for all set corner monuments), said pin being 46.98 feet east of the centerline of Montgomery Road, N53°24'33"W– 483.25 feet to an iron pin set, said pin being 14.32 feet east of the centerline of Montgomery Road and N17°06'39"W– 179.61 feet to a point in Montgomery Road, said point being 1.51 feet east of the centerline of Montgomery Road, said point being on the eastern line of the Maddox & Seiler property and being a corner of Mark Kearns (D.B 106, Pg. 418, Gallatin Co.); Thence leaving the line of the Maddox & Seiler property and with the line of Kearns, S89°59'53"E – passing an iron witness pin found (PLS# 3423) at 11.48 feet and continuing at the same bearing for a total distance of 1448.41 feet to an iron pin found with no ID cap, S00°21'02"W151.50 feet to an iron pin found, (PLS# 3423), S29°54'30"W– 86.01 feet to an iron pin found (PLS# 3423), and N89°21'44"E --1062.54 feet to an iron pin found (PLS# 1961), said pin being a four way corner of the parent tract, Mark Kearns, Buell and Virginia Shields (D.B. 34, Pg. 440, Pg. 33, Pg. 303), and Kevin Deaton (D.B. 47, Pg. 202, Gallatin Co.); Thence leaving the line of Kearns and Shields and with the line of Deaton, S01°41'53"W – passing pins found online at 90.99 feet, 190.02 feet, 390.04 feet, 490.02 feet, 689.92 feet and 789.87 feet all with an identification cap bearing PLS# 1961, and continuing 100.04 feet to an iron pin found (PLS# 1961) a total distance of 889.91 feet, said pin being a common corner of the parent tract and Deaton; Thence continuing with the line of Deaton S88°19'41"W–passing pins found online at 128.77 feet, 228.80 feet, 428.72 feet, and 928.70 feet to an iron pin set, said pin being a total distance of 928.70 feet, said pin being a common corner of the parent tract, Deaton, and the Maddox & Seiler property (D.B. 92, Pg. 53, Gallatin Co.; D.B. 157, Pg. 97, Carroll Co.; D.B. 45, Pg. 601, Carroll Co.; D.B. 24, Pg. 308, Gallatin Co); Thence leaving the line of Deaton and with the line of Maddox & Seiler property, S73°46'07"W – 749.80 feet to the Point of Beginning and containing 49.898 acres by survey.

This description prepared from a physical survey conducted by AGE Engineering, Douglas Gooch, Ky. R.L.S. #3118, dated the 101h day of November, 2009.

Item 10 being all of that property acquired by Kentucky Utilities Company by deed dated January 7, 2010, and of record in Deed Book D108, page 334, in the Office of the Clerk of Gallatin County, Kentucky.

 The following described real estate of the Company situated in Garrard County, Kentucky:

Item 1. A tract of land in Lancaster described as follows: Those two certain lots located and being on the east side of Hamilton Avenue and beginning in the middle of said Avenue at the Northwest corner of Lot No. 2 in the division of the Fisher Herring land; thence Northwardly with the middle of said Avenue 66 feet; thence Eastwardly in a straight line 229 feet; thence Southwardly in a straight line 66 feet; thence Westwardly in a straight line to the beginning; and the other lot beginning in the middle of said Avenue at the Northwest corner of Lot No. 3 in said division; thence with the middle of said Avenue Northwardly 66 feet; thence Eastwardly in a straight line 240 feet; thence Southwardly in a straight line 66 feet; thence Westwardly in a straight line 240 feet to the beginning. These two lots adjoin and are lots Nos. 3 and 4 in the division of the Fisher Herring land; being the property acquired by the Company by deed dated April 30, 1923, and recorded in Deed Book 42, page 431, in the Office of the Clerk of Garrard County, Kentucky.

EXCLUDING THEREFROM so much as was conveyed to Kentucky Water Service Company, Inc., by Deed dated as of January 10, 1949, recorded in Deed Book 67, Page 27 and by Deed of Correction dated February 28, 1952, recorded in Deed Book 71, Page 26, both in the Office of the Clerk of Garrard County, Kentucky.

Item 2. Beginning at a point 5 feet E. of a hickory marked with three hacks and 12 feet N. of the middle of a clump of three elms standing at edge of clearing on top of east cliff of Dix River, a new corner to J. I. Hamilton; thence new lines to said Hamilton N. 4¾ W. 238 feet; thence N. 21 E. 422 feet to a point near edge of clearing (a beech 20 inches in diameter marked with three hacks on S. E. side bears N. 48½ W. 13 feet); thence N. 9½ E. 544 feet to a black locust 6 inches in diameter marked with hacks on either side; thence N 2¾ W. passing a cedar 4 inches in diameter fore and aft at 273 feet and passing another cedar fore and aft at 350 feet, in all 447 feet to a stake in a pile of stones on the top of sheer cliff on the South side of a deep drain; thence (by triangulation) N. 56¾ W. 525 feet to the middle of Dix River to a point opposite the mouth of before mentioned drain; thence up Dix River S. 10¾ E. 258 feet; thence S. 3¾ W. 825 feet; thence S. 34 W. 792 feet; thence S. 50 W. 412 feet to a point in the middle of River and at the mouth of Rocky Fork Branch; thence up Rocky Fork S. 51¼ E. 176 feet; S. 22½ E. 396 feet to the point in branch and at turn of same (a box elder growing nearly horizontally from the North bank bears 2 feet North); thence N. 74¾ E. passing corner to William Brown and John Ison at 396 feet, still on same course leaving Rocky Fork and with Brown up cliff passing a marked cedar fore and aft 948 feet, in all 1080 feet to a point near edge of a clearing in line to said Brown and a new corner now made to James I. Hamilton; thence new line to same N. 48¼ W. 424 feet to the beginning, containing 31.13 acres.

Item 3. Lying and being along the North side of Rocky Fork, and described as follows: Beginning at the line of the land of Isaac Hamilton’s estate on a small branch at a point 750 feet above sea level; thence down said branch to Rocky Fork and the line of John S. Ison; thence down Rocky Fork with the line of said Ison to the line of land formerly owned by Dix River Power Company purchased from James I. Hamilton, including all lands lying below 750 feet above sea level.

Item 4. All of the land formerly owned by Sallie Hamilton in Garrard County on Rocky Ford Branch, a tributary of Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level.

Item 5. All of the lands formerly owned by John S. and Elizabeth Ison on Dix River which lie below a line 750 feet above sea level, described as follows: Beginning at a line on Dix River next to and below the line of W. H. Brown; thence down the river to the mouth of Rocky Fork, line of the tract formerly owned by Dix River Power Company purchased from J. I. Hamilton; thence up Rocky Fork with line of Georgia Dunn and line of Ike Hamilton’s heirs, to a line 750 feet above Sea level.

Item 6. All of the land formerly owned by W. H. Brown on the North fork of Spillman’s Branch and on Dix River in Garrard County, which will be submerged by the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level.

Item 7. All that portion of lands formerly owned by W. H. Brown lying between the line of M. H. Johnson, formerly a part of the estate of C. J. Spillman, deceased, and the line of John S. Ison, and below 750 feet above sea level, including all right, title and interest to lands lying adjacent to and in the Cliffs below the lands conveyed to W. H. Brown by G. R. Barnett and wife by deed of record in Garrard County Court Clerk’s Office, in Deed Book 34, page 409.

Item 8. All of the land formerly owned by J. Harlan Smith and S. K. Fallis on the South fork of Spillman’s Branch in Garrard County, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level.

Item 9. All of the lands formerly owned by John R. Scott on Dix River in Garrard County which will be submerged by the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level, and described as follows: Beginning at the line of the land purchased by Dix River Power Company from Millie Ann Smith and extending down Dix River to the line of the land purchased by Dix River Power Company from William Brown.

Item 10. All of the lands formerly owned by Millie Ann Smith, situated in Garrard County, which lie between a line 750 feet above sea level and the low water mark of Dix River, and beginning at the line of the land of Abe McMurtry and running down Dix River with its meanders, to the line of Burton and Thomas, formerly C. P. Currens.

Item 11. All the lands below a line 750 feet above sea level which formerly belonged to Abe McMurtry and others, and situated on the waters of Dix River, described as follows: Beginning at the line of Thomas McMurtry tract, later owned by Dix River Power Company; thence down the river to the line of the Millie Ann Smith tract, later owned by Dix River Power Company.

Item 12. Beginning at a point on the West bank of Dix River, in original line thence crossing the said River N. 25 E. 4.24 chains to a point in the old line; thence N. 50 W. 4 chains to a point near or at the place where stood a cedar on a point of the cliff, called for in the original survey; thence N. 15 E. 200 poles to a sugar tree on the North side of a cliff about 18 poles from low water mark at the end of a picket fence; thence East as called for in an old deed 32 poles to a buckeye; thence North 4 poles to low water mark of Dix River; thence up same as it meanders N. 76 E. 54 poles; thence S. 50 W. 16 poles; thence S. 10 W. 22 poles; thence S. 10 E. 26 poles; thence S. 27 W. 100 poles; thence along the West bank of Dix River S. 5 W. 26 poles; thence S. 22 E. 37 poles; thence S. 43 E. 32 poles to the beginning, containing 43.11 acres, including the right of way of the King’s mill turnpike which runs through said land.

Item 13. A certain lot or parcel of land lying in Kingston on Dix River, and bounded as follows: Beginning at a stone in the road; thence up a small drain S. 70 E. 17.5 poles to a cedar near the road; thence with the road S. 34 W. 10.5 poles to a stone near the corner of the stable; thence North 81, W. 10 poles to a stone in the road; thence with the road N. 13 poles to the beginning, containing 164 square poles, and known as Lot No. 4.

Item 14. All of the lands formerly owned by Daniel L. Huff, which lie between a line 750 feet above sea level and the low water mark of Dix River, and beginning in the line of the land formerly owned by Dix River Power Company (being same purchased by it from C. P. Kennedy) and extending down said river, with its meanders, to line of the lands of Abe McMurtry.

Item 15. On Dix River Cliff and being all of the lands formerly owned by Daniel L. Huff which may be submerged or affected by the impounded waters of a dam built and maintained in Dix River near its mouth, the spillway top of which will be 750 feet above sea level, and beginning upstream at line of lands of Silas McMurtry and extending downstream to line of lands formerly owned by Dix River Power Company.

Item 16. Beginning at the corners of Dan Huff and Thomas McMurtry, Sr.; thence with the lines of Thomas McMurtry and C. P. Kennedy in a Southeastward direction to Dix River; thence with the River Northwest about 535 feet, cornering at a sycamore tree at River bank; thence Northeast 250 feet cornering at a stone fence; thence North with Kennedy’s stone fence to the wall at turn in the turnpike; thence following Dan Huff’s line East to the beginning, containing 2½ acres, more or less.

Item 17. As much of the land hereinafter described as may be submerged by the creation of a reservoir in Dix River by the erection of a dam to the height of 725 feet above sea level, said land lies on the waters of Dix River and is described as follows: Beginning at a point in the middle of the Bryantsville and Cane Run Turnpike road over a culvert and corner to Smith; thence with Smith’s line S. 5½ E. 66.32 poles to cedar, corner to same; thence S. 77¾ W. 16 poles to white oak; thence N. 87¼ W. 47¼ poles to a cedar; thence N. 5½ E. 42.80 poles to a stake 12 links Southeast from a cedar pointer; thence S. 89¼ E. passing corner to church lot at 5.80 poles, in all 15.80 poles to a stake, corner to same; thence with another line of Church lot N. 4 E 24 poles to middle of the aforesaid turnpike; thence with middle of said turnpike N. 79 E. 6 poles S. 81¾ E. 21 poles to South edge of metal N. 72 E. 9.32 poles to the beginning, containing in the survey 21½ acres.

Item 18. All of the land lying between said McMurtry’s 21½ acres and the mill tract formerly owned by E. J. Thisler, and also all of the land lying between said mill tract and the colored church lot, said land being bounded as follows: Beginning at a stake in middle of the turnpike; thence with church lot line S. 4 W. 5.25 chains to a stake, corner to same and in line to Thomas McMurtry; thence his line N. 89¼ W. 1.45 chains to a stake 12 links Southeast from a cedar, corner to said McMurtry; thence S. 5½ W. 10.70 chains to a cedar, his corner; thence on same course 3.95 chains more making in all 14.65 chains to a stake in line to the mill tract; thence with same N. 48½ W. 3.50 chains to a large cedar, corner to same; thence still with same N. 16½ E. 17.75 chains to the middle of turnpike, corner in said mill tract line; and thence with middle of pike N. 73 E. 1 chain to the beginning, containing 3 acres more or less.

Item 19. All of the land formerly owned by Silas and Abner McMurtry on Dix River which may be covered by water impounded on account of the erection and maintenance of a dam in Dix River near its mouth, the spillway top of which will be 750 feet above sea level, and beginning upstream at the line of the lands formerly owned by Dix River Power Company, and extending downstream to line of lands formerly owned by Dix River Power Company.

Item 20. All of the lands formerly owned by Henry T. and Sarah E. Smith on Dix River which lie below a line 750 feet above sea level, and beginning at line of lands of Samuel Sechrist (later Dix River Power Company); and thence down Dix River to line of lands of Thomas McMurtry (later Dix River Power Company).

Item 21. All of the lands formerly owned by B. F. Sechrist on Dix River which lie below a line 750 feet above sea level, and beginning at line of lands of D. M. Lay (formerly Brown), and running down Dix River to line of lands of Henry T. Smith.

Item 22. All of the lands formerly owned by D. M. Lay on Dix River which will be submerged by the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level, and described as follows: Beginning at the line of the land purchased by Dix River Power Company from John Nooe, and extending down Dix River to the line of the lands purchased by Dix River Power Company from Sam Sechrist.

Item 23. All of the lands formerly owned by John Nooe on Dix River which lie below a line 750 feet above sea level, beginning at the line of C. W. Coulter and extending down Dix River to the line of D. M. Lay.

Item 24. All the lands below a line 750 feet above sea level which formerly belong to C. W. Coulter and are situated on the waters of Dix River, beginning at the line of Charles D. Dunn and running down Dix River to the line of John Nooe.

Item 25. All of the lands formerly owned by Theodore L. Dunn and Charles Dunn on Tan Yard Branch and on Dix River which lie below a line 750 feet above sea level, beginning at said 750 feet above sea level line, or elevation, on a left fork of said Tan Yard Branch; thence down same with the lines of William Sherrow to the main Tan Yard Branch, thence down same with the lines of A. L. Sanders to the mouth of said branch at Dix River, thence down Dix River to the line of C. W. Coulter.

Item 26. All of the lands formerly belonging to William M. Sherrow which lie below a line 750 feet above sea level and on Tan Yard Branch, and on two forks thereof; thence on the East fork with line of the lands of W. H. Swope and on the North fork with line of lands of Theodore Dunn.

Item 27. All the lands between a line 750 feet above sea level and bed of Tan Yard Branch and the land of William Sherrow, beginning at said 750 feet sea level elevation and extending down Tan Yard Branch with its meanders to line of lands of A. F. Sanders.

Item 28. All the lands formerly owned by A. F. Sanders that lie below a line 750 feet above sea level on the waters of Scott’s Branch, Dix River and Tan Yard Branch, described as follows: Beginning at the line of Ed Taylor, deceased, estate on North side of Scott’s Branch; thence running down said branch, its meanders, with line of Wm. McKechnie estate to Dix River; thence down Dix River, its meanders, to mouth of Tan Yard Branch; thence up Tan Yard Branch, with its meanders, with the lines of Charles Dunn and Theodore Dunn and William Sherrow to the line of W. H. Swope.

Item 29. Situated on Baughman’s or Scott’s Branch, and being all of the lands formerly owned by Sophia Taylor and others on said branch which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level, and beginning at the line of lands of W. T. Doolin and extending down said branch to the line of lands formerly owned by Dix River Power Company.

Item 30. All of the land formerly owned by W. T. Doolin in Garrard County on Scott’s Branch and Smith’s Branch, which may be submerged by the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level.

Item 31. A parcel of land lying and being in Garrard County, on the waters of Dix River and bounded as follows: Beginning at a point in a drain, about 25 feet up the drain from an ash tree on the West side of same in line to Joshua Dunn; thence with said Dunn S. 2¾ W. 37.83 chains to a stake, corner to same and Geo. B. Robinson; thence with said Robinson S. 62 E. 19.60 chains to a stake on the West side of a gate, corner to same S. 61 E. 23.83 chains to a stake, corner to same; thence North 32 E. with Tomlinson 12 chains to the middle of Scott’s Branch 13 links South of a marked sycamore, corner to Tom Taylor; thence down said branch with said Taylor N. 35¼ W. 3 chains S. 81 W. 5.72 chains to a sycamore on South bank of branch; thence N. 40½ W. 80.90 chains to the upper and near corner of a large rock at the West bank of branch; thence N. 9¾ W. 3.50 chains N. 34 W. 7.75 chains to foot of cliff on West Side; thence N. 40 E. 3 chains N. 77¼ E. 6 chains near the foot of cliff on North side; thence S. 65¾ E. 3 chains S. 25¼ E. 4.85 chains S. 44½ E. 3 chains S. 57½ E. 2.43 chains N. 71½ E. 3.37 chains N. 18 E. 1.60 chains N. 35 W. 4 chains N. 3 W. 7.50 chains to a young black walnut on the West bank; thence N. 37¼ E. 2.70 chains to a point at the foot of the cliff on the West side of the branch and ½ pole down the branch from a young hickory pointer; thence leaving the branch N. 72 W. 27.77 chains (passing the top of the cliff at a leaning black oak at 3.30 chains) to a stake, corner to Nathan Noe; thence with said Noe N. 9 E. 15.74 chains to a sugar tree on top of the cliff of Dix River; thence along the top of said cliff and up the River S. 66¼ W. 6.22 chains to a cedar N. 87 W. 6.50 chains to a young dead elm S. 77 W. 8.25 chains to the beginning, containing in the survey 158.16 acres, and this description contains all the land lying between the Frazier tract and Dix River and is bounded by the line aforesaid which extends from the sugar tree to the beginning corner.

Item 32. A parcel of land adjoining the parcel described in Item 31 above and bounded as follows: Beginning at a stake, corner to the Totten tract and the land herein described; thence West 5 E. 78 poles to a sugar tree on the cliff on Dix River; thence the same course down the cliff to the said River 30 poles to a stone; thence with the meanders of said River N. 69½ E. 42 poles N. 79 E. 34 poles S. 81 E. 20 poles S. 40 E. 20 poles S. 20 E. 40 poles S. 40 E. 29 poles to a line on the East bank of Scott’s Branch, near the mouth; thence S. 74 W. 51 poles to a Spanish oak stump; thence S. 18 poles to a rock on the top of the cliff of Scott’s Branch; thence S. 1 E. 20 poles to a stone; thence W. 67.44 poles to the beginning, containing 77 acres, 3 rods, 24 poles.

Item 33. A parcel of land adjoining the parcel described in Item 32 above and bounded as follows: Beginning at a stone, corner to the above boundary; thence N. 1 W. 20 poles, corner to same (a stone); thence S. 34 poles to a stone, corner to same; thence S. 20 poles to a stone; thence W. 34 poles to the beginning, containing 4 acres.

Item 34. All of the lands formerly owned by D. A. Thomas, J. E. Robinson and L. L. Walker, lying on Dix River and Scott’s Fork which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, and beginning upstream on Dix River at line of lands formerly owned by Frank Folger; thence extending down Dix River and up Scott’s Fork to line of lands formerly owned by W. T. Doolin.

Item 35. Situated upon or near Dix River and Scott’s Branch, and beginning at a point on the line 760 feet above sea level, on line between lands of William McKechnie Estate and those purchased by D. A. Thomas, and which point is above Dix River near a hackberry tree bearing N. 72¾° W; thence N. 34° 30 minutes E. 1.86 chains to an ash; thence N 17° 00 minutes E 1.88 chains to a hackberry; thence N 15° E 1.62 chains; N 6° 30 minutes E 1.31 chains; N 5° W 1.56 chains; N 1° E. 1.88 chains to an elm stub; N 12° W 1.62 chains to a cedar; N 52 E .5 of a chain to a cedar stub; S 50° 30 minutes E 1.3 chains to a cedar; S 41° 30 minutes E 1.26 chains to a cedar; S 23° E 1.11 chains to a maple; S 31° 30 minutes E 1.25 chains to a maple; S 42° E 1.32 chains; S 61° 45 minutes E 1.16 chains; S 72° 45 minutes E 2.17 chains; N 87° 30 minutes E 1.04 chains to a hackberry; N 82° E 2.54 chains; N 74° E 1.81 chains to a 12 inch cedar stump; N 71° E 2.45 chains to a twin ash; N 50° 15 minutes E 1.99 chains; N 26° E 1.21 chains; N 1° W 1.52 chains; N 19 degrees W 1.37 chains to a sugar tree; N 28° 30 minutes W 1.84 chains to a hackberry; N 42° 30 minutes W .97 of a chain; N 35° 40 minutes W 1.52 chains; N 30° W 2.32 chains to a cedar; N 20° W 2.29 chains to an ash; N 7° W .73 of a chain to a buckeye and poplar; N 18° W 1.37 chains to a 36 inch leaning white oak; N 38° 15 minutes W 2.18 chains; N 44° 30 minutes W 1.88 chains to a buckeye; N 36° 45 minutes W 1.59 chains; N 58° 30 minutes W 1.52 chains to a stake; N 35° 30 minutes W 1.63 chains to a buckeye; N 72° 15 minutes W 1.62 chains; S 84° 30 minutes W .79 of a chain to a maple; N 62° 30 minutes W .86 of a chain to a red bud; S 76° 15 minutes W 1.8 chains to an ash; N 67° 15 minutes W 1.88 chains; N 68° W .95 of a chain to a mark on a large boulder; N 30° 15 minutes W 1.38 chains to property line between William McKechnie Estate and land of William Doolin on the 760 foot contour line; thence with Doolin’s line N 32° 30 minutes E 1.32 chains to a contour line 725 feet above sea level and being the property line of Kentucky Utilities Company, formerly Dix River Power Company line; thence with the 725 foot sea level line with Scott’s Branch to the property line of land of Dave A. Thomas (formerly McKechnie Heirs); thence leaving the 725 foot contour line, and with Thomas’ property line to the 760 foot contour line, the point of beginning.

Item 36. All of the lands formerly belonging to Margaret S. Elliott, William M. Elliott and Frank Folger on Dix River which may be submerged on account of the erection and maintenance of a dam therein, the spillway floor of which will not be higher than 750 feet above sea level, and beginning at line of lands of Mattie Hampton, et al., (later Dix River Power Company), and extending to lands of McKechnie (later Dix River Power Company).

Item 37. All of the lands formerly belonging to Mattie L. Hampton on Dix River, which lie below a line 750 feet above sea level, and beginning at line of lands of E. C. McWhorter and extending down Dix River to the line of the lands of Frank Folger (formerly owned by M. Elliott and sold by him to Dix River Power Company).

Item 38. Situated in and near Dix River and beginning in the property line between lands of Maxaline McWhorter and others and lands of . . . . at a line 760 feet above sea level, being marked by blazed timber line; thence with said sea level line S 43 E 16.9 feet to a point in said sea level line; thence N 58-4 E with said sea level line 89.9 feet; thence with same N 60 E 111.5 feet; thence N 73-2 E 80.7 feet; thence S 58-45 E 78.7 feet; thence S 51-44 E 142.6 feet with same to a 14 inch elm; thence S 54-12 E 409.9 feet with same to a 10 inch white ash; thence with same S 76-13 E 104.6 feet; thence with same S 72-18 E 274 feet; thence S 59-23 E 144 feet; thence S 30 E 98.9 feet; thence S 70-32 E 867 feet; thence N 65-37 E with same 186.1 feet; thence N 66-23 E 58.5 feet; thence N 73-38 E 198.5 feet; thence N 56-7 E 72.5 feet; thence N 89-46 E 125.7 feet to a point on rock in branch; thence N 54-47 E with same 310.8 feet to a 30 inch hackberry on property line between McWhorter and . . . .; thence with said sea level line S 82-42 W 133.2 feet; thence with same N 52-21 W 103.4 feet; thence with same N 11-10 W 16.8 feet to a tack in a 12 inch cedar; thence N 74-55 W leaving the 760 foot sea level line 98 feet to the edge of mean low water on Dix River; thence upstream with the edge of mean low water of Dix River as it meanders to a point at the edge of mean low water at the boundary line between McWhorter and . . . . ; thence leaving the River with said boundary line S 35 W 368 feet and with the wire fence; thence S 38-17 W 150.8 feet with said boundary line and fence line to the point of beginning, and containing 9.45 acres of land; also all of the lands which lie between the lines of the boundary herein-above described and the thread, or middle, of Dix River.

Item 39. All the land formerly owned by J. T. Pope that lies below a line 750 feet above sea level, along Dix River, beginning at the line of G. V. Pence land (also at the line of property formerly owned by Dix River Power Company purchased from said Pence); thence down Dix River with its meanders a distance of about two miles to the line of land of McWhorter.

Item 40. All of the lands formerly owned by G. V. Pence on Dix River which lie below a line 750 feet above sea level, and beginning at the line of lands of Nancy E. Beaty, and thence down Dix River to line of lands of J. T. Pope.

Item 41. All of the lands formerly owned by Nancy E. Beaty on Dix River that lie below a line 750 feet above sea level, and beginning at line of lands of I. M. Dunn, and extending down Dix River to line of lands of G. V. Pence.

Item 42. The right of easement and use, so long as the dam shall be maintained, so much of the lands of I. M. Dunn hereinafter described along the channel of Dix River within the cliffs forming the embankment and along side said river channel, as will be submerged by the erection of said dam to a height of not exceeding 750 feet above sea level near the mouth of Dix River for the development of water power by Dix River Power Company, its successors or assigns, of the following described land: Beginning at the line of Green Bowling property and extending down Dix River within and below the cliff line above the river bed along side said river to the neck of "Frying Pan Bend"; thence across same with line of T. E. Dunn to Dix River on lower side of said bend; thence with Dix River within and below the cliff line above the river bed and along side said river to line of property of Cecil Beatty (a distance of about one mile) be the same, more or less.

Item 43. All of the land formerly owned by G. A. Bowling on Dix River lies below a line 750 feet above sea level, and beginning at line of the lands of R. L. Rose and extending to line of lands of I. M. Dunn.

Item 44. Upon Dix River and being all of the lands formerly owned by Robert L. Rose lying below a line 750 feet above sea level and beginning at the line of the lands of Obe Garnett or Henry and Jane Dunn, and thence down Dix River to line of lands of G. A. Bowling.

Item 45. All of the lands formerly owned by Obe Garnett on Dix River which may be submerged on account of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level, and beginning at line of the lands of Lee Pierce and extending down Dix River to line of the Robert Rose lands.

Item 46. All of the lands formerly owned by Lee Pierce and wife on Dix River in Garrard County, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level, and beginning at the line of the lands known as the Rube Garnett lands, and extending down Dix River to the line of the lands known as the Obe Garnett lands.

Item 47. All of the lands formerly owned by Rube Garnett and Mattie Garnett in Garrard County on Dix River at Davistown, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above, sea level.

Item 48. All lands formerly owned by Malcolm Kincaid on Dix River which lie below a line 750 feet above sea level, and between the lands of Silas and Bell Ready (later property of Dix River Power Company) and land of estate of Ed. and Jane Dunn, deceased, situated in lower end of the Davistown settlement.

Item 49. Being all of the lands formerly owned by Sallie Bell Ready on Dix River which lie below a line 750 feet above sea level, and being a portion of the following described tract of land: Beginning at an elm on the bank of Dix River, corner to Kincaid and Morehead; thence up the cliff with their line S. 72 E. 36 poles to a corner to a stake on the side of the road; thence S. 17¾ W. 22 poles to a stake 6 feet South of a double elm; thence down the River to the beginning, excluding a one-half acre school house lot conveyed by Boner to the school trustee.

Item 50. In the Davistown settlement, being all the lands below a line 750 feet above sea level which formerly belonged to Frances Smith and are situated on the waters of Dix River, which lands are more particularly described as follows: Beginning at the line of George Simpson upstream; thence to the line of the lands of the heirs of Commodore Dunn, down-stream, and being a part of the land inherited by them from Lot Smith, deceased.

Item 51. In the Davistown settlement, being all of the tract lying below a line 750 feet above sea level and the bed of Dix River, which tract is more particularly described, as follows: Beginning at a corner to Sam Morehead’s line; thence S. 70 yards to corner of Lot Smith’s; thence W. 70 yards to cliff of Dix River; thence N. 70 yards to Sam Morehead’s line; thence East 70 yards to the beginning, which deed is to be found of record in the office of the County Court Clerk of Garrard County, Deed Book 18, page 95 of the date September 10, 1902.

Item 52. In the Davistown settlement, being all of that part of the tract lying below a line 750 feet above sea level and the bed of Dix River, which tract is bounded as follows: Beginning at a stake on bank of Dix River, corner to Sol and Morocco Smith; thence up the cliff with their line N. 46 E. to a stake, corner to same; thence S. 46½ E. 52 poles to a stake, corner to Ned Graves and George Graves; thence S. 34 W. 36 poles to a stake on the bank of Dix River; thence down the river to the beginning.

Item 53. All the lands below a line 750 feet above sea level which formerly belonged to Margaret White and are situated on the waters of Dix River in Garrard County, and described as follows: Beginning at the line of William Dunn, of color, up stream, and running to the line of the lands of the Oscar Gaines heirs, of color, down stream, being a part of the lands inherited by Margaret White from her mother, Victoria Logan, and conveyed to Victoria Logan by James H. Davis and wife, by deed dated May 15, 1876, and recorded in Deed Book 2, page 236, in the office of the Clerk of the Garrard County Court.

Item 54. All the lands formerly owned by Mary Jane Graves and Delilah J. Embry on Dix River which lie below a line 750 feet above sea level and which are situated between the lands of Oscar Gaines and George Simpson in the Davistown settlement.

Item 55. All of the land formerly owned by William Dunn and Sam Dunn and Peachie Davis lying on Dix River at Davistown, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, and beginning upstream at line of land formerly owned by Jane Burnam, and running downstream to line of lands of George Segar or Swope and adjoining land of Margaret White.

Item 56. All of the lands formerly owned by Willie C. Dunn, Georgia Davis and Cecil Dunn, lying on Dix River at Davistown, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, and beginning at line of lands formerly owned by Lot Smith’s heirs upstream and running downstream to line of lands formerly owned by Henry Dunn’s heirs.

Item 57. All of the lands formerly owned by the heirs of Oscar Gaines lying on Dix River at Davistown, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, and beginning at the line of lands formerly owned by Margaret White upstream and extending down to line of lands formerly owned by George Gaines’ heirs downstream.

Item 58. All of the lands formerly owned by Mary Tarrance, lying on Dix River at Davistown, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, and beginning upstream at line of lands of Henry Dunn’s heirs and extending down-stream to line of lands of Buck Dunn’s heirs.

Item 59. All of the lands formerly owned by Dave Dunn lying on Dix River at Davistown, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, and beginning upstream in line of lands formerly owned by Lot Smith’s heirs and running downstream to line of lands formerly owned by Henry Dunn’s heirs.

Item 60. Beginning at a post in line of the property formerly owned by Kentucky Hydro Electric Company, which property was conveyed to Dix River Power Company by J. I. Hamilton by deed dated March 25, 1913, and recorded in Deed Book 30, page 111, in the office of the Garrard County Court Clerk; thence with lines in said deed as follows: N. 48° 30 minutes W. 424 feet to a post; N. 4° 45 minutes W. 238 feet to a post; N. 21° E. 84 feet to a stake; S. 27° 10 minutes E. 666 feet to the beginning, and containing 1.3 acres.

Item 61. All of the land formerly owned by Jane Burnam, lying on Dix River at Davistown, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, and beginning upstream at line of lands of Henry Dunn’s heirs and running downstream to line of lands of Buck Dunn’s heirs.

Item 62. All of the land formerly owned by Mary Jane Graves, lying in Dix River at Davistown, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, and beginning upstream at line of land of Will Dunn and others and running downstream to line of lands of Segar heirs.

Item 63. All the land formerly owned by Bertha Lee McGarvin, lying on Dix River at Davistown, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, and beginning at the lands of Mack Kincaid upstream and running thence downstream to the lands of Rube Garnett.

Item 64. All the lands formerly owned by Jas. H. Edwards which lie below a line 750 feet above sea level on Dix River, and beginning at the line of land of estate of David Rankin, deceased, and extending down said River to the land of William Dunn, being situated immediately above the Davistown settlement, said land being all the cliff land below the 750-foot sea level appurtenant and adjoining the land of said Edwards.

Item 65. All of the land formerly owned by Ellen Dunn lying below a line 750 feet above sea level on Dix River, and beginning at line of lands of William Bronston and extending down the River to a line drawn from corner of land of Dave Rankin on the cliff directly to the Dix River Bank, being a portion of the same land formerly occupied by Ellen Dunn and of which real estate said Ellen Dunn had open, notorious, adverse, peaceable, and continuous possession for a period of forty years before the sale of the property.

Item 66. All of the lands formerly owned by William Bronston on Dix River lying below a line 750 feet above sea level and between lines of the lands of C. K. Poindexter and Ellen Dunn.

Item 67. All the lands between line 750 feet above sea level and low water mark of Dix River, beginning at, a point in the line of Ed Ready on Dix River 750 feet above sea level and continuing with said 750-foot line down the river, with its Meanders, to the line of William Bronston, in all about 600 feet in distance.

Item 68. All of the lands formerly owned by Ed Ready on Dix River which lie below a line 750 feet above sea level and beginning at line of lands of Jeff Ready and running down Dix River to line of lands of C. K. Poindexter.

Item 69. All of the lands formerly owned by Jeff Ready on Dix River, that lie below a line 750 feet above Sea level, and beginning at line of lands of Aaron Smith, at a sycamore on bank of Dix River; thence down the River N. 66¾ degrees East 22 poles to a stake; thence North 29½ degrees East, 18.25 poles to a sycamore, corner to Ed Ready.

Item 70. All of the lands formerly owned by Aaron Smith lying on Dix River and which lie below a line 750 feet above sea level, and which are a portion of the following described real estate: Beginning at a stone, corner to Aaron E. Smith; thence N. 56 W. 23 poles to a stake at the River bank; thence N. 66¾ E. 10 poles to a sycamore; thence S. 56 E. 23 poles to a stone on line of lands of Mary Ready, deceased; thence S. 48½ W. 10 poles to the beginning.

Item 71. All the lands formerly owned by Aaron H. Smith on Dix River which lie below a line 750 feet above sea level and beginning at the line of John Wallace or Mrs. A. C. King and extending down the River to the line of Aaron Smith, called also Aaron C. Smith, and which land is described in the deed of Mary Ready to Aaron H. Smith as follows: Beginning at a stone; thence S. 48¼ W. 45.50 poles to a stake at the water’s edge of Dix River, 14 links South of an elm; thence down the river with its meanders N. 9½ W. 18 poles, N. 20 E. 21.60 poles to a point near a large sycamore; thence N. 66¾ E. 11.52 poles to a stake marked B.

Item 72. All of the lands formerly owned by T. English Dunn on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which. will not be higher than 750 feet above sea level, and lying between the lands formerly owned by Mrs. J. K. Shreve upstream and the lands formerly owned by Aaron Smith downstream.

Item 73. Being all of the lands formerly owned by T. C. Rankin on Dix River which may be submerged on account of the erection and maintenance of a dam in Dix River near its mouth, the spillway floor of which will be 750 feet above sea level, and beginning at line of lands of David A. Thomas upstream, and extending down to line of property formerly owned by Dix River Power Company.

Item 74. All of the lands formerly owned by D. A. Thomas on Dix River which may be submerged by a dam constructed therein, the spillway floor of which will not be higher than 750 feet above sea level.

Item 75. Beginning on the North Bank of Dix River, Boyle County, at a stone in George Beddow’s line (now Reed Penman); thence South with Beddow’s line across the river to a sugar tree in Ichabod Price’s (now G. H. Jarvis) line in Garrard County; thence East with Price’s line to a walnut stump in William Caldwell’s line (now D. H. Thomas) hard iron tree; thence in a Northeast direction to an elm on the South bank of the river, corner to Floyd (now B. F. King); thence with Floyd’s line across the river to a stake, corner to Cohen; thence with Cohen’s line to the beginning.

Item 76. All of the land formerly owned by Granville Jarvis on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level, and beginning at the line of the land formerly owned by Sallie F. Pence and sons, and thence down Dix River to the line of the land formerly owned by Bettie W. Ely.

Item 77. All the land formerly owned by Granville Jarvis on Dix River in Garrard County, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level, and beginning at the line of the land formerly owned by Bettie W. Ely, and thence down Dix River to the line of the land formerly owned by the estate of James A. Green, and also to the line of land formerly owned by D. A. Thomas.

Item 78. All of the lands formerly owned by Bettie W. Ely on Dix River which lie below a line 750 feet above sea level, and beginning at line of lands of G. H. Jarvis and extending down the River with its meanders to line of lands of G. H. Jarvis, provided, however, that there are excepted from this description the easements, rights and interests in this tract of land which the Dix River Power Company has conveyed to the Board of Council of the City of Danville, Kentucky, by appropriate deed.

Item 79. All the lands formerly owned by A. M. Pence and others that lie below a line 750 feet above sea level on the waters of Dix River, and beginning at the line of J. A. Rice above the upper dam of the Danville waterworks and extending down the river, with its meanders, to the line of G. H. Jarvis, which is on the pool above the old dam of the Danville Waterworks.

Item 80. All of the land formerly owned by John Andrew Rice on Dix River in Garrard County and Boyle County, which may be submerged by reason of the erection and maintenance of a dam in said river, the spillway floor of which will not be higher than 750 feet above sea level, and beginning up stream at the line of the land formerly owned by A. M. and W. H. Pence in Garrard County and at the line of the land formerly owned by Hugh Wayne in Boyle County, and thence down stream to the line of the land formerly owned by Sallie F. Pence in Garrard County, and to the line of the land formerly owned by Charles Doram in Boyle County.

Item 81. All of the lands below a line 750 feet above sea level which formerly belonged to Adam M. Pence and William H. Pence and are situated on the waters of Dix River, Boone and Clear Creeks in Garrard County, beginning at the line of J. B. Hughes on Dix River and extending down the said river to the line of the lands of J. A. Rice.

Item 82. All of the lands formerly owned by John B. Hughes on Dix River which lie below a line 750 feet above sea level, and running from the mouth of Boone’s Creek down the river to line of lands of Pence Brothers, and including both sides of Boone’s Creek, and up same.

Item 83. All of the lands formerly owned by T. B. Robinson, which lie below a line 750 feet above sea level on Dix River, and beginning at the line of the land formerly owned by Dix River Power Company, and extending down the said river to the line of the land sold by said Robinson to Jim Boner (Deed Book 32, page 429, in the office of the Clerk of the Garrard County Court), said land being all the cliff land below the 750 foot sea level appurtenant and adjoining the lands of said Robinson which are derived from the deed of Eph. Leavell, Deed Book 29, page 368, in the office of the Clerk of the Garrard County Court, being a part of Tract Three of said conveyance.

Item 84. All of the lands formerly owned by James M. and Addie White on Dix River which lie below a line 750 feet above sea level, and beginning at line of lands of Bright Herring at the iron bridge and Lancaster and Danville turnpike road, and thence down Dix River to line of lands of T. B. Robinson, or originally part of the Sallie Herring dower tract.

Item 85. All of the lands formerly owned by Georgia Dunn, lying on Herrington Lake or Rocky Fork Branch, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of B. A. Dunn and Hamilton Estate on North Fork of said branch and run down said North Fork and down said branch to line of lands formerly owned by Kentucky Hydro Electric Company.

Item 86. All of the lands formerly owned by W. H. Brown, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Fallis and Smith on Spillman Branch, and run down same to Dix River and down Dix River to line of lands of John S. Ison.

Item 87. All of the lands formerly owned by J. Harlan Smith, and S. K. Fallis, lying on Herrington Lake or Spillman Branch, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of John R. Scott on Spillman Branch, and extend to the line of lands of W. H. Brown.

Item 88. All of the lands formerly owned by Millie Ann Smith Jenkins, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Abe McMurtry, and run down Dix River to line of lands of John R. Scott.

Item 89. All of the lands formerly owned by Eugene Dismeaux, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Lula Gash (formerly Dan Huff) and run down Dix River to line of lands of Abe McMurtry.

Item 90. All of the lands formerly owned by Abe McMurtry, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Eugene Dismeaux, and run down Dix River to line of lands of Millie Ann Jenkins.

Item 91. All of the lands formerly owned by A. M. Daughters, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of H. T. and Sarah E. Smith, and run down Dix River to line of lands of T. E. Dunn and Buena Vista Road.

Item 92. All of the lands formerly owned by Henry T. Smith, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of B. F. Sechrest estate, and run down Dix River to line of land of A. M. Daughters.

Item 93. All of the lands formerly owned by B. F. Sechrest, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of D. M. Lay, and run down Dix River to line of lands of Henry T. Smith.

Item 94. All of the lands formerly owned by D. M. Lay, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of John Noe, and run down Dix River to line of lands of Sechrest estate.

Item 95. All of lands formerly owned by John Noe, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Charles Coulter, and run down Dix River to line of lands of D. M. Lay.

Item 96. All of the lands formerly owned by C. W. Coulter, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of C. D. Dunn and run down Dix River to line of lands of John Noe.

Item 97. All of the lands formerly owned by Charley D. Dunn, lying on Herrington Lake or Dix River or Tan Yard Branch, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Theodore L. Dunn on Tan Yard Branch, and run down said branch and down Dix River to line of lands of Charles Coulter.

Item 98. All of the lands formerly owned by Theodore L. Dunn lying on Herrington Lake or Dix River and Holtzclaw Branch and Tan Yard Branch, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Charles Coulter on Holtzclaw Branch, and run down said Branch and Tan Yard Branch to line of lands of Charley D. Dunn.

Item 99. All of the lands formerly owned by W. H. Swope, lying on Herrington Lake or Dix River and Tan Yard Branch, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of said sea level elevation above defined in bed of Tan Yard Branch, and run down said Tan Yard Branch (on both sides in places) to line of lands of Al. F. Saunders.

Item 100. All of the lands formerly owned by W. T. Doolin, lying on Herrington Lake or Scott’s Branch, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream on said Branch at line of lands of G. A. Bowling, and run down said branch on each side thereof to line of lands of Ed. Taylor’s estate and McKechnie’s estate.

Item 101. All of the lands formerly owned by Frank N. Folger, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands formerly owned by Kentucky Hydro Electric Company, and run down Dix River to line of lands of William McKechnie’s estate.

Item 102. All of the lands formerly owned by J. T. Pope, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of G. V. Pence, and run down Dix River to line of lands of Maxilene McWhorter and others.

Item 103. All of the lands formerly owned by G. V. Pence, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of W. L. Wood and John G. Lynn, and run down Dix River to line of lands of Pope estate.

Item 104. All of the lands formerly owned by W. Logan Wood and John G. Lynn, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of I. M. Dunn, and run down Dix River to line of lands of G. V. Pence.

Item 105. All of the lands formerly owned by Robert L. Rose, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at, line of lands of Obe Garnett, and run down Dix River to line of lands of Green Bowling.

Item 106. All of the lands formerly owned by William Bronston lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of C. K. Poindexter, and run down Dix River to line of lands of Ellen Dunn’s heirs.

Item 107. All of the lands formerly owned by C. K. Poindexter, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Ed Ready and run down Dix River to line of lands of William Bronston.

Item 108. All of the lands formerly owned by D. A. Thomas, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of G. H. Jarvis and run down Dix River to line of lands of J. A. Robinson.

Item 109. All of the lands formerly owned by T. B. Robinson, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Lewis Mannini, formerly James M. White, and run down Dix River to line of lands of J. B. Hughes, and others.

Item 110. All of the lands formerly owned by Bright Herring lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of said Herring at the sea level elevation above defined, and run down Dix River to line of lands of L. T. Mannini at the iron bridge.

Item 111. All of the lands formerly owned by G. A. Bowling, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River the spillway floor of which will not be higher than 760 feet above sea level, which lands consist of two tracts, one beginning at the line of lands of Robert L. Rose and running down Dix River to line of lands of I. M. Dunn, and the other tract beginning at line of lands of W. T. Doolin on Scott’s Branch and extending upstream to the 760 foot sea level elevation.

Item 112. All of the lands formerly owned by Obe Garnett, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Lee Pierce, and run down Dix River to line of lands of Robert L. Rose.

Item 113. All of the lands formerly owned by Lee Pierce, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Mattie Garnett, and run down Dix River to line of lands of Obe Garnett.

Item 114. All of the lands formerly owned by Ed Ready, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of estate of Jeff Ready, and run down Dix River to line of lands of C. K. Poindexter.

Item 115. All of the lands formerly owned by Mattie Garnett lying On Dix River, which may be submerged by reason of the erection and maintenance of a data in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Malcolm Kincaid, and run down Dix River to line of lands of Lee Pierce.

Item 116. All of the lands formerly owned by T. E. Muggeridge, lying on Herrington Lake or Tan Yard Branch, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of D. M. Lay or at the sea level elevation as above described, and run down Tan Yard Branch to another Fork thereof and up that Fork to said sea level elevation, as above described.

Item 117. All of the lands formerly owned by Bettie W. Ely, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of G. H. Jarvis, and run down Dix River to line of lands of G. H. Jarvis.

Item 118. All of the lands formerly owned by Sallie F. Pence, W. F. Pence and A. M. Pence, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of J. A. Rice, and run down Dix River to line of lands of G. H. Jarvis.

Item 119. All of the lands formerly owned by W. H. Pence and A. M. Pence, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of J. B. Hughes, and run down Dix River to line of lands of J. A. Rice.

Item 120. All of the lands formerly owned by Dan Huff, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands formerly owned by C. P. Kennedy, and run down Dix River to line of lands of Abe McMurtry or Eugene Dismeaux.

Item 121. All of the lands formerly owned by Jeff Ready, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of estate of Aaron C. Smith, and run down Dix River to line of lands of Ed Ready.

Item 122. All of the lands formerly owned by George Simpson, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of George Graves’ heirs, and run down Dix River to line of lands of Lot Smith’s heirs.

Item 123. All of the lands formerly owned by John S. Ison, lying on Herrington Lake, Dix River and Rocky Fork, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of W. H. Brown and run down Dix River to line of lands formerly owned by Kentucky Hydro Electric Company at old mouth of Rocky Fork; thence up said Rocky Fork opposite lands of Georgia Dunn and Hamilton estate to the bed of the stream at a line where the water impounded by the aforesaid dam will reach its highest level, except an undivided one-fifth interest in apart of this particular tract which undivided interest is now or formerly owned by Dora Bogle.

Item 124. All of the lands formerly owned by L. J. Mannini, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which, lands begin upstream at line of lands of Bright Herrin at Iron Bridge and Lancaster and Danville Turnpike, and run down Dix River to line of lands formerly owned by T. B. Robinson.

Item 125. All of the lands formerly owned by Margaret White, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Wm. Dunn, and run down Dix River to line of lands of Oscar Gaines’ heirs.

Item 126. All of the lands formerly owned by Silas Ready lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of John C. Segar, and run down Dix River to line of lands of Malcolm Kincaid.

Item 127. All of the lands formerly owned by Malcolm Kincaid, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Sallie B. Ready, and run down Dix River to line of lands of Ed and Jane Dunn.

Item 128. All of the lands formerly owned by J. B. Hughes, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of T. B. Robinson, and run down Dix River to line of lands of Pence Brothers, including mouth of Boone’s Creek.

Item 129. All of the lands formerly owned by the heirs of Geo. Graves, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Oscar Gaines, and run down Dix River to line of lands of Geo. Simpson.

Item 130. All of the lands formerly owned by J. A. Robinson, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of D. A. Thomas, and run down Dix River to line of lands of Janet K. Shreve or Lena Smith.

Item 131. All of the lands formerly owned by the heirs of Isham Hamilton, Jr., lying on Herrington Lake or Rocky Fork, which lands begin upstream at line of 760 foot sea level elevation, and run down Dix River to line of lands of Georgia Dunn.

Item 132. All of the lands formerly owned by Thomas Allcorn, lying on Dix River which land may be submerged by reason of the erection, maintenance and operation of the hydro electric power plant, dam and spillway formerly owned by Kentucky Hydro Electric Company situated in and on said River a short distance below the spillway used in connection with said hydro electric plant, which lands of said Allcorn are situated in Dix River and on the East bank thereof and begin at line of lands of J. C. Williams, and run down Dix River to line of lands of Nettie Scott.

Item 133. All of the lands formerly owned by J. C. Williams on the Dix River bottom and the cliff thereof which lie below the high water level on Dix River as heretofore established or that may hereafter occur from natural causes or by the operation of the electric power plant formerly owned by Kentucky Hydro Electric Company or by the overflow of water through the spillway used in connection with said power plant, which lands begin upstream at a point below the property line between the lands formerly owned by Kentucky Hydro Electric Company and one Mrs. Hill, and run thence downstream passing the mouth of the spillway to the property line between the lands of J. C. Williams and Thomas Allcorn.

Item 134. All of the lands formerly owned by Granville H. Jarvis, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Sallie F. Pence and sons, and run down Dix River to line of lands of Bettie W. Ely, and also begin upstream at line of Bettie W. Ely and run down Dix River to line of D. A. Thomas.

Item 135. All of the lands formerly owned by John R. Scott, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at lines of land of Millie Ann Smith Jenkins, and run down Dix River and on Spillman’s Branch to line of lands of W. H. Brown.

Item 136. All of the lands formerly owned by A. F. Sanders, lying on Dix River and Tan Yard and Scott’s Branch which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream on Scott’s Branch at line of lands of Ed Taylor’s Heirs, and run thence down to Dix River and down Dix River to Tan Yard Branch; thence up Tan Yard Branch to line of land of W. H. Swope.

Item 137. All of the lands formerly owned by the heirs of Edward Taylor, lying on Herrington Lake or Scott’s Branch, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of W. T. Doolin, and run down Scott’s Branch to line of lands of Al Sanders.

Item 138. All of the lands formerly owned by the heirs of Lot Smith, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Geo. Simpson, and run down Dix River to line of lands of Commodore Dunn’s Heirs.

Item 139. All of the lands formerly owned by the Heirs of Aaron C. Smith, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Aaron H. Smith, and run down Dix River to line of lands of the Heirs of Jeff Ready.

Item 140. All of the lands formerly owned by Aaron H. Smith and others, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands consist of two (2) tracts and begin upstream at line of old Danville and Lexington Turnpike, and run down Dix River to line of lands of T. E. Dunn; and also begin upstream at line of lands of T. E. Dunn, and run down Dix River to line of lands of the Heirs of Aaron C. Smith.

Item 141. All of the lands formerly owned by Rebecca Hampton and others, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Maxine McWhorter, and run down Dix River to line of lands of Frank Folger.

Item 142. An easement, being the right to use the lands formerly owned by I. M. Dunn which will be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at the line of lands of G. A. Bolling, and run down Dix River to the lands of Wood and Lynn, a distance of about one (1) mile.

Item 143. All of the lands formerly owned by T. English Dunn, lying on Dix River just below Kennedy’s Bridge, which will be submerged by the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at the right-of-way line of the Burgin and Buena Vista State Highway and bridge, and run downstream to what was the old Burgin and Buena Vista Turnpike Road.

Item 144. An easement, being the right to overflow and to impound water upon all of the lands formerly owned by T. English Dunn which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands are near the old Nicholasville and Danville Turnpike road, and begin upstream at the line of the lands of Lena Smith or Wallace, and run downstream to the line of lands of Aaron H. Smith.

The property described above in Items 2 to 144 was acquired by the Company by deed dated December 31, 1928, and recorded in Deed Book 47, page 331, in the Office of the Clerk of Garrard County, Kentucky. EXCLUDING THEREFROM so much as was conveyed to George Land and Georgia Lane, husband and wife, by Deed of Conveyance dated April 7, 1989, recorded in Deed Book 148, Page 756, in the Office of the Clerk of Garrard County, Kentucky.

Item 145. Beginning at a marker between the lands of Mary Davis Hays and Robert H. Hays, the Morrow Addition to the City of Lancaster (which marker is 120 feet northeast of a post in the south property line of Morrow Addition) and running South 42 deg. 30 min. E 195.0 feet to a marker; thence turning and running N 57 deg. 30 min. E 34.02 feet to a marker; thence turning and running N 48 deg. 30 min E 150.0 feet to a marker; thence turning and running N 40 deg. 41 min. E 68.0 feet to a marker; thence turning and running N 24 deg. 20 min. W 200.0 feet to a marker in fence line of Morrow Addition; thence turning and running with the fence line of Morrow Addition S 47 deg. 30 min. W 309.64 feet to the beginning, and containing 1.28 acres, more or less; being the property acquired by the Company by deed dated May 9, 1961, and recorded in Deed Book 81, page 96, in the Office of the Clerk of Garrard County, Kentucky.

Item 146. All land laying to the West of the following described division line, and beginning at an iron pin located at the northern most corner between Kentucky Utilities and George Lane:  Thence, S 1° 21' 02" W, a distance of 86.00 feet to an iron pin; S 15° 51' 02" W, a distance of 158.00 feet to an iron pin; S 35° 21' 02" W, a distance of 46.00 feet to an iron pin; S 26° 38' 58" E, a distance of 216.00 feet to an iron pin; S 23° 38' 58" E, a distance of 338.00 feet to an iron pin; S 5° 38' 58" E, a distance of 46.00 feet to an iron pin; S 76° 21' 02" W, a distance of 155.00 feet to an iron pin; N 88° 38' 58" W, a distance of 118.00 feet to a rock with a scratch on it; N 87° 08' 58" W, a distance of 70.01 feet to an iron pin, located at the 760 elevation of Herrington Lake; and acquired by the Company by deed dated April 7, 1989, and recorded in Deed Book 148, page 756, in the Office of the Clerk of Garrard County, Kentucky.

 The following described real estate of the Company situated in Grayson County, Kentucky:

Item 1. One certain lot in the City of Leitchfield, and being the West part of lot known on the plat of said City, on file in the Grayson County Court Clerk’s office, as Lot No. 9, of "Conklins Addition" to Leitchfield, Kentucky, and this lot is bounded as follows: Beginning at a stake, the West corner of said Lot No. 9, and in the original North line of said Leitchfield and South line of said "Conklins Addition," and in the Southeast line of the I. C. Railroad right-of-way; thence with said right-of-way N. 41¾ degrees E. 273 feet to a stake in line of said right-of-way; thence S. 3˚ W. about 205 feet to a stake in the said original North line of said Leitchfield and South line of said "Conklins Addition," and in Worthams line; thence with said line West 171 feet to the beginning, containing 41/100 of an acre; all lines run by the Leitchfield Meridian; being the property acquired by the Company by deed dated June 30, 1925, and recorded in Deed Book 10, page 505, in the Office of the Clerk of Grayson County, Kentucky.

Item 2. A certain parcel of land on Highway No. 88, near the City of Clarkson, more particularly described as follows:  Beginning at the property line on the east side of Highway #88 at the northwest cornet of the John T. Avery tract, which is also the southwest corner of the Stratton lot; thence running in a southern direction with Highway #88 a distance of 100 feet to a stone; thence running in an eastern direction 100 feet to a stone; thence running in a northern direction and parallel with the first line for a distance of 100 feet to the said Avery and Elbert Key line; thence in a western direction with the Avery, Key and Stratton line, and parallel with the south line, for a distance of 100 feet to the beginning, containing 10,000 sq. ft.; being the property acquired by the Company by deed dated February 11, 1950, and recorded in Deed Book 43, page 237, in the Office of the Clerk of Grayson County, Kentucky.

Item 3. Beginning at a stake on the west side of the County Road leading from Ky. Highway 105 to U.S. Highway 62, which beginning point is approximately 0.3 mile from Ky. Highway 105 running along the west edge of the above mentioned county road; running thence approximately S 73½ W for a distance of about 251 feet 4 inches to a stake in a field; thence approximately N 23 W for a distance of about 250 feet to a stake in a field; thence approximately N 67 E for a distance of about 250 feet to a stake on the west side of the above mentioned county road; thence with the County Road approximately S 23 E for a distance of about 278 feet 8 inches to the beginning; being the property acquired by the Company by deed dated November 29, 1954, and recorded in Deed Book 49, page 436, in the Office of the Clerk of Grayson County, Kentucky.

Item 4. Beginning at a point in the South margin of U.S. Highway 62 approximately one-half (½) mile Southwest of the Community of Millwood in Grayson County and more explicitly 781 feet Southwest of the centerline of the Old Caneyville-Millwood dirt road, beginning being an old corner common to D. C. Crawford; running thence S 61° 21' W and parallel to the South margin of the 60 foot right of way of aforesaid U.S. 62 for a distance of 175.00 feet to a concrete monument, new corner to Campbell; running thence with Campbell S 23° 45' E for a distance of 200.00 feet to a concrete monument, new corner to Campbell; thence with Campbell, N 61° 21' E for a distance of 175.00 feet to a concrete monument, new corner to Campbell in the property line of Crawford; thence along the existing property line fence with Crawford, in a direction of N 23° 45' W for a distance of 200.00 feet to the point of beginning and containing 0.799 acre; being the property acquired by the Company by deed dated June 9, 1972, and recorded in Deed Book 119, page 95, in the Office of the Clerk of Grayson County, Kentucky.

Item 5. A tract of land located on the north side of Kentucky Highway 54, and also being adjacent to and running contingent with the north property line of a lot owned by the Kentucky Utilities Company in Grayson County, Kentucky, and being more particularly described as follows: Beginning in the northwest property corner of a lot described in Deed Book 95, page 94, also, being the south property line of property owned by the Commonwealth of Kentucky; thence with a line N 3 degrees 00 feet 00 inches W for a distance of 25.00 feet to a point, thence N 85 degrees 26 feet 00 inches E for a distance of 150.15 feet to a point, thence S 2 degrees 19 feet 00 inches E for a distance of 25.00 feet to a point, thence S 85 degrees 26 feet 00 inches W for a distance of 150.15 feet to the point of beginning, containing 3747.11 square feet or 0.086 acre; being the property acquired by the Company by deed dated September 12, 1972, and recorded in Deed Book 133, page 86, in the Office of the Clerk of Grayson County, Kentucky.

Item 6. A tract or parcel of land lying and being in the City of Leitchfield, Grayson County, Kentucky, which tract is more particularly described as follows, to-wit: beginning at an iron pipe in the east edge of the sidewalk in the east side of English Street said pipe being in the northwest corner of the English Street Baptist Church lot; thence N 4° - 15' E 120.5 feet to an iron pipe; thence S 86° E 107 feet to an iron pipe; thence S 4° - 15' W 120.5 feet to an iron pipe; thence N 86° W 107 feet to the point of beginning; and being the property acquired by the Company by deed dated May 8, 1980, and recorded in Deed Book 169, page 495, in the Office of the Clerk of Grayson County, Kentucky.

 BEGINNING at a stake in the east right of way of Wallace Avenue, thence N 63 degrees 00' 02" E, 153.24 feet to a stake, thence 56 degrees 56' 55" E, 193.60 feet to a  stake, thence S 18 degrees 36' 07" W 230.42 feet to a stake, thence N 71 degrees 30' 56" W, 155.56 feet to a stake in the east right of way of Wallace Avenue, thence along the meanders of Wallace Avenue N 17 degrees 51' 17" W 104.65 feet to a stake, thence N 23 degrees 26' 22" W 114.65 feet to the point of beginning, containing 1.36 acres, more or less, as determined by a survey made August 12, 1994 by Clemons Lane Surveying, Inc. R.L.S. 2811, and being the property acquired by the Company by deed dated April 13, 1995 and recorded in Deed Book 252, Page 55, in the Office of the Clerk of Grayson County, Kentucky.

 The following described real estate of the Company situated in Green County, Kentucky:

Item 1. Beginning at a point on Kentucky State Highway No. 61 at the Kentucky Utility Substation corner; thence with the line of the Kentucky Utilities substation N 41 E 105 feet; thence N 48 W 103 feet; thence S 42 W 104 feet to a point on said State highway No. 61; thence S 47 E 105 feet to the, beginning point, containing about one-fourth acre more or less; being the property acquired by the Company by deed dated November 5, 1954, and recorded in Deed Book 83, page 471, in the Office of the Clerk of Green County, Kentucky.

 The following described real estate of the Company situated in Hardin County, Kentucky:

Item 1. A certain parcel of land on U.S. Highway No. 62, at the intersection of Old Glendale Road, about one mile south of the City of Elizabethtown, and more particularly described as follows: Beginning at a stake on the southeast side of the Old Glendale Road via Gaither's Station and 120 feet northeast from corner of lot owned by L. Roy Gore and wife; thence parallel with Gore's line S 41 E 491 feet to the line of L. & N. Railroad right-of-way; thence with the said right-of-way N 44 E 290 feet and 7 inches to a stake, corner to Luther Stark; thence with his line N 24 W 209 feet and 11 inches to a stake, corner to Kirtley and Stark; thence with Kirtley's lines S 76 W 146 feet and 10 inches to a stake, Kirtley's corner; thence N 21 W 148 feet and 8 inches to a stake on the south side of Highway 62; thence with the right-of-way S 80 W 165 feet and 5 inches to the intersection with Old Glendale Road; thence with said Road S 38½ W 140 feet and 10 inches to the point of beginning, containing three and 1/10 acres, more or less; being the property acquired by the Company by deed dated March 28, 1949, and recorded in Deed Book 127, page 164, in the Office of the Clerk of Hardin County, Kentucky.

EXCLUDING from Item 1 above so much as was conveyed to the Commonwealth of Kentucky for the use and benefit of the Transportation Cabinet, by Deed of Conveyance dated February 8, 1988, recorded in Deed Book 624, Page 186, and by Deed of Conveyance dated February 8, 1988, recorded in Deed Book 624, Page 188, both in the Office of the Clerk of Hardin County, Kentucky.

Item 2. A parcel of land situated on the South side of Crutcher Street and adjacent to the Cardwell Addition to the City of Vine Grove, described as follows: Beginning at a stake in the South line of Crutcher Street and the West line of lot owned by H. R. and Vera Mercer, formerly referred to as an alley; thence Southward with Mercers' line 85 feet, more or less, to Wilson's corner; thence Westward with said line 85 feet, more or less to a stake; thence parallel with the first line 85 feet, more or less, to the South line of Crutcher Street; thence with said street 85 feet to the beginning; being the property acquired by the Company by deed dated July 5, 1950, and recorded in Deed Book 131, page 180, in the Office of the Clerk of Hardin County, Kentucky.

Item 3. A lot on Kentucky Highway 84 near East View, described as follows: Beginning at a stake in the North right of way line of said Highway about 333 feet East of the intersection of said Highway with Kentucky Utilities Company 33 K.V. line, running thence approximately N 54½ E 77 feet along the right of way line of said Highway to a stake, thence turning and running N 45½ W 132 feet to a stake; thence turning and running S 44½ W 75 feet to a stake; thence turning and running S 45½ E 119 feet to the beginning, and a right of way for a road to said lot 16 feet wide, the center line of which begins at a point in said Highway 112 feet southwest of the corner of lot herein described and extends to a point where Kentucky Utilities Company's electric line enters the aforesaid lot, being the property acquired by the Company by deed dated April 26, 1952, and recorded in Deed Book 136, page 629, in the Office of the Clerk of Hardin County, Kentucky.

Item 4. A parcel of land situated in the City of Elizabethtown, described as follows: Beginning at the west corner of a tract of land owned by Hardin County and on which is situated the Hardin County Memorial Hospital, now under construction, in the line of the Right of Way of the Old 31 W highway, where said Hospital property corners with the land of grantor herein, running thence N. 70½ East with the line between said Hospital land and that of this grantor 100 feet to a stone set as a corner, thence N. 21 W 95 feet to a stone; thence S. 70½ West 129 feet 4 inches, to the Old 31W highway,  known as the Dixie Highway; thence with the east side of same along the line of the right of way S. 32½ E. 42 feet 4 inches; thence S. 42 E. 58 feet 3 inches to the beginning corner; being the property acquired by the Company by deed dated September 4, 1953, and recorded in Deed Book 141, page 517, in the Office of the Clerk of Hardin County, Kentucky.

Item 5. A parcel of land situated on the North side of Kentucky Highway 220, and described as follows: Beginning at a stake at the intersection of the east right-of-way line of a farm road and the north right-of-way line of Kentucky Highway 220; running thence along the north right-of-way line of Kentucky Highway 220 approximately N 72 E about 158 feet to a stake; thence approximately N 18 W about 150 feet to a stake; thence approximately S 72 W about 128 feet 11 inches to a stake in the east right-of-way line of the above mentioned farm road; thence following the east right-of-way line of the farm road approximately S 4 E about 127 feet to a stake and approximately S 17 E about 26 feet 1 inch to the beginning; being the property acquired by the Company by deed dated April 4, 1955, and recorded in Deed Book 146, page 276, in the Office of the Clerk of Hardin County, Kentucky.

Item 6. A parcel of land described as follows: Beginning at a point in the west right-of-way line of Old U.S. 31W, which point is a corner to Bolten, running thence along the West right-of-way line, (a curve, the chord of which runs approximately N 18½° W for a distance of about 120 feet) of said Highway for a distance of about 122 feet to a point in the west right-of-way line of said highway; thence approximately S 79° W for a distance of about 146 feet 4½ inches to a stake in a fence; thence with the fence approximately S 24¾° E for a distance of about 200 feet to a corner post, corner to Bolten; thence with Bolten's line N 45° E for a distance of about 137 feet 2½ inches to the beginning; being the property acquired by the Company by deed dated August 24, 1955, and recorded in Deed Book 147, page 606, in the Office of the Clerk of Hardin County, Kentucky.

Item 7. A parcel of land situated Southwest of the City of Elizabethtown, and described as follows: Beginning at a post original corner to the Kentucky Utilities Company and Lee Roy Gore on the northern right-of-way line of the L. & N. Railroad; running thence with the above mentioned right-of-way line approximately S 44 W for a distance of about 192.8 feet to a post in a fence; thence with the fence approximately N 45½ W for a distance of about 276 feet to a stake in the fence; thence approximately N 44 E for a distance of 194.1 feet to a stake in the property line between the Kentucky Utilities Company and Lee Roy Gore; thence with Kentucky  Utilities Company's line approximately S 45 E for a distance of 276 feet to the beginning; being the property acquired by the Company by deed dated September 28, 1955, and recorded in Deed Book 148, page 119, in the Office of the Clerk of Hardin County, Kentucky.

Item 8. A parcel of land situated in the City of Elizabethtown, described as follows: Beginning at a stake 80.48 feet southeast of the junction of Helm Avenue with Dixie Avenue and running thence with the southern edge of Dixie Avenue S 58° E 70.0 feet to a stake, corner to Methodist Church property; thence turning and running along Methodist Church property line S 30° W 205.0 feet to a point on the northern edge of Strawberry Alley; thence turning and running along the northern edge of said alley N 58° W 60.0 feet to a point corner to R. A. Miller; thence turning and running along the eastern edge of a retaining wall which marks the eastern property line of R. A. Miller N 27° E 206.25 feet to the point of beginning; being the property acquired by the Company by deed dated May 9, 1957, and recorded in Deed Book 153, page 496, in the Office of the Clerk of Hardin County, Kentucky.

Item 9. Beginning at a point on the southern edge of the L. & N. Railroad right-of-way directly across the railroad from the easternmost corner of the Company's switching station lot, which beginning point is 588 feet southwest of L. & N. Railroad Mile Post No. 44; running thence S 46° E perpendicular to the tracks of the L. & N. Railroad 365 feet to the center line of Valley Creek; thence turning and running with the meanders of said creek in a southwesterly direction to a point in the center line of said creek, which point is S 60½° W 498 feet from the last turning point in the creek; thence turning and running perpendicular to the tracks of the L. & N. Railroad N 46° W 240 feet to a point in the southern edge of the L. & N. Railroad right-of-way directly across the railroad from the southernmost corner of the Company switching station lot; thence turning and following the southern edge of the L. & N. Railroad right-of-way N 44° E 483 feet 2 inches to the point of beginning, and containing 3.72 acres, more or less; being the property acquired by the Company by deed dated June 7, 1957, and recorded in Deed Book 153, page 491, in the Office of the Clerk of Hardin County, Kentucky.

Item 10. Beginning at a point in the line between the lands of Alva Corder and Ruth Corder and the lands of Colonel S. B. Renshaw, which beginning point is in the West right-of-way line of Old Highway U.S. 31 W, running thence along said highway right-of-way S 31° 26' W 200 feet to a stake; thence N 64° 26' W 200 feet to a stake; thence N 31° 26' E 200 feet to a stake in the property line of Colonel S. B. Renshaw; thence along said property line S 64° 26' E 200 feet to point of said highway right-of-way and beginning, containing .918 acre; being the property acquired by the Company by deed dated May 23, 1960, and recorded in Deed Book 165, page 27, in the Office of the Clerk of Hardin County, Kentucky.

Item 11. A certain plot of land situated about 400 feet North of U.S. Highway 62 and about 200 feet West of Valley Creek; beginning at a marker in the line between the lands of Elizabethtown Industrial and Development Foundation, Inc. and the lands of William E. Murphy, which beginning point is about 440 feet North of U.S. Highway 62 and 160 feet East of the property of Magnatronics, Inc.; running thence S 89° 33' W 151.3 feet to a marker; thence turning and running S 0° 27' E 199.8 feet along the eastern edge of a right of way to a marker; thence turning and running N 70° 15' E 91.1 feet to a marker; thence turning and running N 23° 17' E 126.6 feet to a marker; thence turning and running N 14° 52' E 55.3 feet to the point of beginning, containing .505 acre, more or less; being the property acquired by the Company by deed dated August 1, 1960, and recorded in Deed Book 166, page 480, in the Office of the Clerk of Hardin County, Kentucky.

Item 12. A parcel of land described as follows: Beginning at a stake in the South right-of-way line of Kentucky Highway #1500, corner to Marvin Rhew; thence S 19° 16' E 166.1 feet to a stake; thence a new line S 71° 45' W 127 feet to a stake; thence a new line N 18° 15' W 150 feet to a stake in the South right-of-way line of Kentucky Highway #1500; thence with said right-of-way line N 64° 22' E 125 feet to the beginning; and containing .46 acre, more or less, and being the Northeast corner of the William Goldie property; being the property acquired by the Company by deed dated May 23, 1964, and recorded in Deed Book 185, page 163, in the Office of the Clerk of Hardin County, Kentucky.

Item 13. A parcel of land situated in Radcliff, Kentucky, described as follows: Beginning at an iron pin in the North right-of-way line of Central Parkway at its intersection with the West right-of-way line of Wilson Road (Kentucky 447), said pin being 37 feet West of the center line of Wilson Road; thence with the North right-of-way line of Central Parkway, S 56° 12' W 107.5 feet to an iron pin, and S 68° 48' W 42.5 feet to an iron pin, corner to property retained by T. Brown Logsdon; thence with Logsdon's line, N 21° 12' W 106.15 feet to an iron pin in Anthony Kieta's line; thence with his line N 56° 22' E 81.11 feet to an iron pin in the West right-of-way line of Wilson Road (Kentucky 447), said iron pin being 40 feet from the center line of said Wilson Road; thence with the West right-of-way line of Wilson Road (Kentucky 447) S 55° 30' E 121.2 feet to the beginning; being the property acquired by the Company by deed dated April 6, 1967, and recorded in Deed Book 203, page 510, in the Office of the Clerk of Hardin County, Kentucky.

EXCLUDED from Item 13 above so much as was conveyed to Nolin Rural Electric Cooperative Corporation by Special Warranty Deed dated as of September 5, 2000, recorded in Deed Book 976, Page 722, in the Office of the Clerk of Hardin County, Kentucky.

Item 14. Beginning at a point located in the north right of way line of the Sunset Lake Road, said point being 30 feet from the center line of said road; thence leaving said highway right of way line North 12 degrees 40 minutes East 300.00 feet to a point; thence South 77 degrees 20 minutes East 250.00 feet to a point; thence South 12 degrees 40 minutes West 300.31 feet to a point situated in the center line of an abandoned road, said point also being situated in a property line of the original tract and the Ed French property; thence with said property line also being the center line of said abandoned road North 77 degrees 25 minutes 22 seconds West 60.30 feet to the point of intersection of said property line and the north right of way line of the aforesaid Sunset Lake Road; thence running with said north right of way line, 30 feet removed from the center line of said road, by chords North 66 degrees 02 minutes West 31.57 feet; North 72 degrees 55 minutes 26 seconds West 52.14 feet; North 79 degrees 20 minutes 24 seconds West 53.25 feet; thence North 84 degrees 38 minutes 40 seconds West 53.78 feet to the point of beginning, containing 83,504.52 square feet or 1.917 acres calculated by the Double Meridian Distance method, and being the property acquired by the Company by deed dated July 24, 1974, and recorded in Deed Book 267, page 5, in the Office of the Clerk of Hardin County, Kentucky.

Item 15. Tract 103-A. Beginning at a point in the proposed right of way and access control line of the proposed Ky. Hwy. 61, said point being 140.00 feet right of the proposed Ky. Hwy. 61 construction centerline station 136+50.00; thence with the proposed right of way and access control line South 36 degrees 08' 55" East, 283.55 feet to a point in the southeast property line, said point being 125.00 feet right of the proposed Ky. Hwy. 61 construction centerline station 139+47.02; thence with the southeast property line North 66 degrees 16' 00" West, 258.01 feet to a point 268.74 feet right of the proposed Ky. Hwy. 61 construction centerline station 137+16.81; thence North 28 degrees 51' 20" East, 142.90 feet to the point of beginning and containing 0.421 acre or 18,356 square feet, more or less.

Item 16. Tract 105-A. Beginning at a point in the existing and proposed right of way line of the existing Ky. Hwy. 1031, said point being 25.00 feet left of the proposed Ky. Hwy. 1031 construction centerline station 47+00; thence N 44 degrees 23' 00" W, 212.19 feet to a point in the north property line, being also the east property line corner of the Company's substation property; thence with the north property line S 66 degrees 16' E, 172.33 feet to a point in the proposed Ky. Hwy. 1031 right of way line said point being 52.5 feet left of station 47+75.3; thence with the proposed right of way line of the proposed Ky. Hwy. 1031, S 21 degrees 59' 53" W, 26.8 feet to a point 50.00 feet left of station 47+50.00; thence with the proposed right of way line of the proposed Ky. Hwy. 1031 S 00 degrees 41' 37" E, 57.44 feet to the point of beginning and containing 0.150 acre or 6,518 square feet, more or less.

Tract 105-B. Beginning at a point in the north property line, being also the west property line corner of the Company's substation property; thence N 39 degrees 42' 00" W, 221.80 feet to a point 357.91 feet right of the proposed Ky. Hwy. 1031 construction centerline station 137+67.63; thence N 28 degrees 51' 20" E, 100.00 feet to a point in the North property line, said point being 268.74 feet right of the proposed Ky. Hwy. 1031 construction centerline station 137+16.81; thence with the North property line and the land of J. M. F. Hays S 66 degrees 16' 00" E, 211.07 feet to the northeast property corner; thence with the east  property line and the Company's substation land S 29 degrees 56' 00" W, 200.0 feet to the point of beginning and containing 0.718 acre or 31,306 square feet, more or less.

The property described as Tract No. 103-A, Tract No. 105-A and Tract No. 105-B (Items 15 and 16 above) was acquired by the Company by deed dated March 17, 1982 and recorded in Deed Book 446, Page 271, in the Office of the Clerk of Hardin County, Kentucky.

Item 17. Beginning at a point in the North right of way line of Kentucky Highway No. 84, said point begin the southeast corner of the tract conveyed to Kentucky Utilities Company by deed from Howard Hoover and Edith Hoover, his wife, dated April 26, 1952, recorded in Deed Book 136, page 629, in the Office of the Clerk of the Hardin County Court, and said point also being approximately 189 feet northeastwardly from the intersection of said north right of way line of Kentucky Highway No. 84 with the east side of a 16-foot roadway over the land retained by the Pierces and Hendersons, and mentioned in the previous deed to Kentucky Utilities Company; thence with said right of way line approximately N 54° 30' E 50 feet; thence with lines of land retained by the Pierces and Hendersons, N 45° 30' W 157 feet and S 44° 30' W 125 feet and S 45° 30' E 25 feet to the northwest corner of said tract previously conveyed to Kentucky Utilities Company; thence with lines of said tract N 44° 30' E 75 feet and S 45° 30' E 132 feet to the point of beginning, and being the property acquired by the Company by deed dated September 6, 1985, and recorded in Deed Book 550, page 301, in the Office of the Clerk of Hardin County, Kentucky.

Item 18. Beginning at a point in the north right-of-way line of Mulberry Street, U.S. Highway 62, Corner to John Greenwell; then with the north right-of-way line of said highway S. 53° 29' 20" W, 219 feet; thence N. 34° 31' 30" W, 179.97 feet, corner to Merrit Kerrick; thence with Kerrick's line N. 32° 08' E, 130 feet, corner to Kerrick; thence with the lines of Kerrick and John Greenwell S. 58° 29' 10' E, 245 feet to the point of beginning, containing 0.823 acres, but excluding a strip of land conveyed off for highway purposes by deed dated August 2, 1956 and recorded in Deed Book 151, Page 517 in the office of the Clerk of Hardin County, Kentucky, and being the property acquired by the Company by deed dated March 12, 1992, and recorded in Deed Book 730, Page 265, in the Office of the Clerk of Hardin County, Kentucky.

Item 19. Being Lot 28 of Section 7 of the Hughes Center for Commerce, as recorded in Plat Cabinet 1, Sheet 1516, of record in the Office of the Hardin County Court Clerk, and being the property acquired by the Company by deed dated December 5, 1994 and recorded in Deed Book 803, page 8, in the Office of the Clerk of Hardin County, Kentucky.

EXCLUDING FROM Item 19 above so much as was conveyed to the Commonwealth of Kentucky for the use and benefit of the Transportation Cabinet, Department of Highways, by Deed of Conveyance dated June 8, 1999, recorded in Deed Book 944, Page 24, in the Office of the Clerk of Hardin County, Kentucky.

Item 20. This being a description of a consolidated parcel consisting of all of that property acquired by Kentucky Utilities Company by deed from Jessie Bush, dated the 16th day of December, 1970, and of record in Deed Book 229, page 230, and being all of that property acquired by Kentucky Utilities Company by deed from William R. Bush, dated the 31st day of May, 2007, and of record in Deed Book 1228, Page 629, in the Hardin County Court Clerk's Office, as consolidated by Deed dated as of May 31, 2007, recorded in Deed Book 1228, Page 633, in the Office of the Clerk of Hardin County, Kentucky:

BEGINNING at an iron pin set (518" x 18" rebar with aluminum cap bearing PLS-3118, as will be typical for all set corner monuments), on the east edge of right-of-way of KY Hwy 1904 (A.K.A. Bacon Creek Road), said pin being 30' east of centerline and being the Southwest corner of Carl E. Bush, Jr. & Teresa Bush (D.B. 319, Pg. 300) and being the Northwest corner of Kentucky Utilities Company (D.B. 229, Pg. 230), said pin also being approx 0.40 miles south of the intersection of centerlines of Bacon Creek Road and Hwy 62, lying in Hardin County; Kentucky and being the Point of Beginning for this description; Thence leaving said right-of-way and with the line of Carl E. Bush, S70°06' 14"E - 848.76 feet to an iron pin set, said pin being at a corner fence post and also being on the line of Joseph L. Thomas (D.B. 793, Pg. 426) and being a corner of Carl E. Bush; Thence leaving the corner of Bush and with the line of Thomas, S25°11'08"W - 849.45 feet to an iron pin set, said pin being the original Southeast corner of Kentucky Utilities Company (D.B.229, Pg. 230) and being the Northeast corner of Kentucky Utilities Company (D.B. 1228, Pg. 629) and being on the line of Joseph L. Thomas; Thence leaving said corner and continuing with the line of Thomas, S25°11'08"W - 564.29 feet to an iron pin set, said pin being on the line of the Commonwealth of Kentucky (D.B. 1205, Pg. 566, being right-of-way purchased for the construction of Ring Road) and being on the line of Joseph L. Thomas; Thence leaving the line of Thomas and with the line of the Commonwealth of Kentucky, N59°09'49"W - 705.87 feet to an iron pin set, said pin being a corner of the Commonwealth of Kentucky, said pin also being 109.79 feet east of the centerline of Bacon Creek Road; Thence continuing with the lines of the Commonwealth of Kentucky, N12°40'03"E - 212.85 feet to an iron pin set, said pin being 74.67 feet east of centerline of Bacon Creek Road and N17°31'07"E - 199.33 feet to a point being a corner of the Commonwealth of Kentucky (D.B. 1205, Pg. 566) and also being a corner of the Commonwealth of Kentucky (D.B. 1200, Pg. 448); Thence with the lines of the Commonwealth of Kentucky (D.B. 1200, Pg. 448), N17°31'07"E - 14.28 feet to an iron pin set, said pin being a corner of Kentucky Utilities Company (D.B. 229, Pg. 230) and being a corner of Kentucky Utilities Company (D.B. 1228, Pg. 629 and being 56.85 feet from centerline of Bacon Creek Road; Thence continuing with the Commonwealth of Kentucky, N17°31'07"E - 293.20 feet to an iron pin set, said pin being 32.73 feet from centerline of Bacon Creek Road and N67°38'53"W -2.66 feet to an iron pin set, said pin being 30' from centerline of Bacon Creek Road and being a corner of Commonwealth of Kentucky (D.B. 1200, Pg. 448); Thence leaving the corner of Commonwealth of Kentucky (D.B. 1200, Pg. 448) and continuing with the right-of-way of Bacon Creek Road, N22°13'36"E - 79.38 feet to a point, N22°l6'51"E - 249.77 feet to point and N22°46'56"E - 227.54 feet to the Point of Beginning for this description and containing 24.428 acres by survey.

 The following described real estate of the Company situated in Harlan County, Kentucky:

Item 1. A tract of land situated in Cumberland described as follows: Beginning at a post on the Southeast bank of the River, said post being 50 feet at right angles from the center line of the railroad and on the Northwest line of the railroad right-of-way; thence North 48° West 50 feet to a point in the center of the River; thence down and with the center line of the River South 64° West 72 feet; thence South 53° 15’ West 211 feet; thence South 33° West 67 feet to a point 105 feet above the center line of a pipe line; thence leaving the center line of the River, and parallel with and 5 feet from the center line of the pipe line, South 47° 15’ East 100 feet, passing a stake on the Southeast bank of the River at 50 feet to a stake 105 feet from said center of pipe line, and on the Northwest right-of-way line of said railroad, said stake being 50 feet from the center line of the railroad; thence with said right-of-way line which is parallel to and 50 feet from the center line of the railroad, North 35° 45’ East 77 feet; North 40° 35’ East 89 feet; North 44° 35’ East 98½ feet; North 52° East 73 feet to the beginning; being the property acquired by the Company by deed dated January 13, 1928, and recorded in Deed Book 59, page 550 in the Office of the Clerk of Harlan County, Kentucky.

Item 2. Fronting on Main Street in the City of Harlan, 205 feet and more particularly described as follows: Beginning at a stake in West side of Coal Bank Branch and South side of L & N Railroad right of way; thence Westward with South side of said railroad right of way to a stone in East side of road or alley leading up Coal Bank Branch; thence up and with East side of said road to a point where this road intersects Coal Bank Branch at a clump of trees; thence Northward with West side of said branch to the beginning; being the property acquired by the Company by deed dated May 22, 1935, and recorded in. Deed Book 74, page 246, in the Office of the Clerk of Harlan County, Kentucky.

Item 3. A tract of land described as follows: Beginning at a point in the East right-of-way line of Martin’s Fork Branch of the Louisville and Nashville Railroad Company, at the Harlan "Wye" of above said Railroad; thence, leaving said right-of-way line S. 49-15 E. for a distance of 112.0 feet to the Northeast corner of the Kentucky Utilities Company’s substation and switching lot; thence, S. 40-45 W. for a distance of 85 feet to the Southeast corner of the above said lot; thence, N. 79-25 W. for a distance of 129.5 feet to the Southwest corner of the above said lot, said corner being in the East right-of-way line of the above said Railroad Company, which said corner is located S. 49-45 E. for a distance of 110.3 feet from a point in the center line of main track of Martin’s Fork Branch of the Louisville and Nashville Railroad and at a distance along center line of the said main track of 1240 feet South from Mile Post No. 242; thence, a Northeastwardly course with the said Railroad Company’s East right-of-way line to the beginning point; being the property acquired by the Company by deed dated February 2, 1943, and recorded in Deed Book 91, page 250, in the Office of the Clerk of Harlan County, Kentucky.

Item 4. A tract of land described as follows: Beginning at a point in the East right-of-way line of the Martin’s Fork Branch of the Louisville and Nashville Railroad Company, at the Harlan "Wye" of the above said Railroad Company, and said beginning point, being the northwest corner of Kentucky Utilities Company’s original substation lot, which is covered by deed from Mollie Croushorn and her husband, J. H. Croushorn, to the Kentucky Utilities Company, dated 2nd day of February, 1943 and recorded in deed book No. 91, page 250 of the County Court Clerk’s office of Harlan County, Kentucky; thence N. 60-21 E. with the east right-of-way line of the said Railroad Company 122.1 feet to a point in the said right-of-way line, thence S. 49-15 E. leaving said right-of-way 121.0 feet to a stake corner, thence S. 40-45 W. 170.9 feet to a stake corner, thence N. 79-25 W. 57.9 feet to the southeast corner of said Kentucky Utilities Company’s original substation lot, thence N. 40-45 E. 85.0 feet with the East boundary line of the said substation lot to the northeast corner of the said lot, thence N. 49-15 W. 112.0 feet with the north boundary line of the said lot to the beginning corner; being the property acquired by the Company by deed dated September 16, 1946 and recorded in Deed Book 106, page 235, in the Office of the Clerk of Harlan County, Kentucky.

Item 5. Lots Nos. 7 and 8 in Block No. 9 in the C.F.C. Nolan Addition to the Town of Evarts; being the property acquired by the Company by deed dated January 15, 1918, and recorded in Deed Book 35, page 31, in the Office of the Clerk of Harlan County, Kentucky.

Item 6. A parcel of land situated on and along the East side of Martin's Fork of Cumberland River near building of Memorial Hospital, South of the City of Harlan, and described as follows: Beginning at a stake about 200 feet East of the center of Martin's Fork of Cumberland River and in the boundary line between the lands of P. N. Bays and Ray Browning, running thence S. 4-35 E. one hundred and ten (110) feet, more or less, to a stake; thence S. 85-25 W. two hundred (200) feet, more or less, to a point in the center of Martin's Fork of Cumberland River; thence with the center of said Martin's Fork north one hundred and eleven and one half (111½) feet, more or less, to a point in the center of said Martin's Fork; thence N. 85-25 E. with the boundary line between lands of P. N. Bays and Ray Browning to the beginning; excepting and reserving the right of ingress and egress over road right-of-way twelve (12) feet in width, along North side of the foregoing property; being the property acquired by the Company by deed dated July 6, 1955, and recorded in Deed Book 129, page 315, in the Office of the Clerk of Harlan County, Kentucky.

Item 7. A tract of land situated west of Kentucky State Highway No. 160, between the unincorporated towns of Cumberland and Benham, on Laurel Branch of Looney Creek, described as follows: Beginning Corner "A" on stake in Laurel Branch, also in the International Harvester Company's boundary line; said corner "A" located N. 00°-39' E. down said branch, 219.70 feet, more or less, from said Harvester Company's station 105; running thence N. 00°-39' E. with said boundary line 192.75 feet, more or less, to said Harvester Company's station 106; thence N. 13°-04' W 109.30 feet, more or less, to said Harvester Company's station 107; thence N. 6°-39' E 191.1 feet, more or less, to stake corner "D" in said Harvester Company's boundary line, west of Laurel Branch, also about 62 feet south of the center line of Old State Road and south of the L&N Railroad Company's right-of-way; thence S. 45°-47' E. 304.83 feet, more or less, with and along the south side of the Old State Road to stake corner "C" in the west right-of-way line of State Highway No.160 and 35 feet from the center line of said Highway, and said corner "C" located about 86 feet south of the south end (Highway Station 112+10.4 feet) of Kentucky State Highway Concrete Bridge crossing L&N Railroad Company's tracks; thence in a southwardly direction with the west right-of-way line of said highway to a point located 35 feet west of the center line of said highway at Highway Station 109+00.0 feet; thence in westwardly direction with said highway right-of-way line 25 feet to a point in said west right-of-way line; thence in a southwardly direction leaving the said highway west right-of-way line about 95 feet to stake corner "B", said corner being in a southwardly direction of S 12°-37' E., some 337.43 feet from stake corner "C"; thence N. 80°-01' W. 296.98 feet, more or less, to stake corner "A", the beginning corner; being the property acquired by the Company by deed dated January 21, 1957, and recorded in Deed Book 133, page 357, in the Office of the Clerk of Harlan County, Kentucky; subject to the right of reversion in the event said property should cease to be used by the Company, its successors and assigns for the construction, operation and maintenance of transmission and/or distribution substation facilities, lines and other property necessary to its electric utility operation.

Item 8. A tract of land lying on the waters of Cumberland River, near Wilhoit Station, described as follows: Beginning at a point in east right-of-way line of Highway No. 119, 30 feet east of center line of said highway; running thence S. 84 E. along old wire fence, with the north boundary line of National Electric Service Corporation's property 496.2 feet, more or less, to point in middle of Cumberland River; thence with the middle of said river, N. 26 W. 152 feet, more or less, to point; thence N. 50 W 219 feet, more or less, to a point; thence N. 59-30 W. 193 feet, more or less, to a point; thence N. 50-30 W. 251 feet, more or less, to a point N. 28-30 W 262 feet, more or less, to a point; thence N. 10-45 W 643 feet, more or less, to a point in middle of said river opposite a culvert in W. E. Cornett's line; thence due west with Cornett's line 86 feet, more or less, to point in the east right-of-way line of said highway; thence in a southwardly direction with the east right-of-way line of said highway 1363 feet, more or less, to point of beginning; being the property acquired by the Company by deed dated January 26, 1957, and recorded in Deed Book 133, page 288, in the Office of the Clerk of Harlan County, Kentucky.

Item 9. A tract of land situated east of the right-of-way of Louisville & Nashville Railroad Company at Kentenia Camp, near the mouth of Meadow Creek about two miles south of the Town of Wallins Creek, described as follows: Beginning corner "A" being a locust fence post located east of the Louisville & Nashville Railroad Company's track, also in the property line between the lands of George Moses and James L. Howard and others; running thence N 82-42 E with the south property line of George Moses' property for a distance of 130.7 feet, more or less, to stake corner "B" in the west edge of an old twelve-foot road; thence S 18-15 E with the west edge of said road 133.7 feet, more or less, to stake corner "C" in old wire fence and located about 6½ feet west of the center of said road; thence S 76-40 W with the said wire fence and the north property line of Charles Blanton's property 139.2 feet, more or less, to stake corner "D"; thence S 68-10 W 10.3 feet, more or less, to stake corner "E" located in the east right-of-way line of the Louisville & Nashville Railroad Company's right-of-way and about thirty feet east of the center of the railroad track of said company; thence with the east right-of-way line of said company, a course N 10-03 W and a distance of 147.8 feet, more or less, to beginning corner "A"; being the property acquired by the Company by deed dated November 25, 1958, and recorded in Deed Book 138, page 167, in the Office of the Clerk of Harlan County, Kentucky.

Item 10. A tract of land lying on Puckett Creek described as follows: Beginning at corner "A", being about 30 feet North of the center line of Highway No. 70, and being a corner common to the lands of Austin and Katie Saylor and Mary Jane Smith (Widow), also being in the North right-of-way line of Highway No. 70, running thence N. 23°-45 E., 75.0 feet, more or less, with Mary Jane Smith's East property line, to a corner "B"; leaving said line and running S. 77°-15 E., for a distance of 64.25 feet, more or less, to a corner "C"; running thence S. 19°-40 W., for a distance 75.0 feet, more or less, to a corner "D", which said corner being about 30 feet North of the center line of pavement of said highway, also being in the North right-of-way line  of said highway; running thence N. 76°-34 W., with the North right-of-way line of said highway for a distance of 69.54 feet, more or less, to the beginning corner "A"; being the property acquired by the Company by deed dated October 13, 1960, and recorded in Deed Book 143, page 321, in the Office of the Clerk of Harlan County, Kentucky.

Item 11. A tract of land on Clover Fork of the Cumberland River in the town of Verda, described as follows: Lots numbered Three (3), Four (4), Five (5) and Six (6) and the northern twenty-five feet of lots numbered Twelve (12), Thirteen (13), Fourteen (14) and Fifteen (15) of Block A of the Chester Smith Addition to Verda, Harlan County, Kentucky, as shown by map of said addition dated January 6, 1951, and filed of record with the Harlan County Court Clerk on October 30, 1964, said lots and parts of lots combined are bounded as follows: Beginning at a locust stump in the south edge of Main Street and at the northeast corner of said lot numbered Three (3); thence with the eastern edge of said lot S 11-50 E 100 feet and continuing same course with the eastern edge of lot numbered Twelve (12) 25 feet to a stake; thence S 78-10 W across lots numbered Twelve (12), Thirteen (13), Fourteen (14) and Fifteen (15) 100 feet to a stake in the western edge of lot numbered fifteen (15); thence with the western edge of lot Fifteen (15) N 11-50 W 25 feet, and continuing same course with the western edge of lot Six (6) 100 feet to a stake in the south edge of Main Street; thence with the south edge of Main Street N 78-10 E along lots Six (6), Five (5), Four (4) and Three (3) 100 feet to the beginning; being the property acquired by the Company by deed dated November 24, 1964, and recorded in Deed Book 159, page 312, in the Office of the Clerk of Harlan County, Kentucky.

Item 12. Beginning at a stone in the east line of Bourbon Street, at the northwest corner of Lot No. 126; thence southwardly with the east line of Bourbon Street, 87 feet 8 inches, to a stone at fence corner; thence eastwardly with said fence to the meanders of the Cumberland River; thence northwardly with the meanders of said river to a stone in south line of Bourbon Street; thence westwardly with the south line of Bourbon Street to the beginning; being the property acquired by the Company by deed dated June 13, 1969, and recorded in Deed Book 180, page 11, in the Office of the Clerk of Harlan County, Kentucky; EXCLUDING THEREFROM so much as was conveyed to the Commonwealth of Kentucky for the use and benefit of the Department of Transportation by Deed dated August 30, 1976, recorded in Deed Book 225, Page 235, in the Office of the Clerk of Harlan County, Kentucky.

Item 13. Beginning at a point in the southeast right-of-way of the L & N Railroad Company's Harlan "Wye" property and west of said railroad company's bridge and at the northwest property corner of the Company's property; running thence with the L & N right-of-way, N 88-57 E, a chord of 327.0 feet along and with the southeast right-of-way of said railroad company to a point in the center of Martin's Fork of Cumberland River, south of said bridge of the railroad company; thence with the center of said river running upstream, S 13-14 W, 275.78 feet; S 2-06 E, 158.39 feet; S 15-42 E, 172.65 feet; S 13-09 E, 116.42 feet; S 3-59 E, 157.35 feet to a point in the center of Martin's Fork; thence leaving said river and running N 72-58 W, 129.5 feet along the north edge of Bourbon Avenue (width 40 feet) of the Sunshine Addition to Harlan to a point, corner to the lands of Earl Croushorn; thence N 13-10 W, 387.48 feet with the east property line of Croushorn's property to a point; thence N 79-25 W, 423.7 feet with the north property line of said Croushorn's property to a point in the east edge of said railroad company's right-of-way and the northwest property corner of said Croushorn's property; thence N 13-49 E, a chord of 81.35 feet with the said railroad company's right-of-way to a point in the right-of-way, a corner to a tract heretofore conveyed to James and Barbara Croushorn; thence with the line of the James and Barbara Croushorn tract, N 62-26 E, 191.8 feet to a corner in the Company's south property line; thence with the line of the Company, S 79-25 E, 65.4 feet; thence N 40-45 E, 170.9 feet to the northeast property corner of the Company's property; thence N 49-15 W, 121.0 feet with the north property line of said property to the beginning corner, and containing 4.85 acres; being the property acquired by the Company by deed dated August 28, 1969, and recorded in Deed Book 181, page 87, in the Office of the Clerk of Harlan County, Kentucky; EXCLUDING THEREFROM so much as was conveyed to the Commonwealth of Kentucky for the use and benefit of the Department of Transportation by Deed dated August 30, 1976, recorded in Deed Book 225, Page 235, in the Office of the Clerk of Harlan County, Kentucky.

Item 14. Beginning at a stake at the intersection of the Company's lines and the L & N Railroad right-of-way; thence in an easterly direction with the Company's lines a distance of 122 feet to a stake at the top of the bank to Earl F. Croushorn's line a distance of 146 feet to the L & N Railroad right-of-way; thence from said point back along the L & N Railroad right-of-way to the point of beginning, a distance of 122 feet, more or less, forming a triangle; being the property acquired by the Company by deed dated August 28, 1969, and recorded in Deed Book 181, page 84, in the Office of the Clerk of Harlan County, Kentucky.

Item 15. Beginning at the corner of Duffield Avenue and Bourbon Street and running with said Bourbon Street about 66 feet, measured from the curb of Duffield Avenue to I. Prewitt line; thence with said Prewitt line to the river; thence with said river back to Duffield Avenue; thence with Duffield Avenue to the point of beginning, about 125 feet, which is situated in the Sunshine Addition to Harlan, Kentucky; being the property acquired by the Company by deed dated October 30, 1969, and recorded in Deed Book 182, page 105, in the Office of the Clerk of Harlan County, Kentucky; EXCLUDING THEREFROM so much as was conveyed to the Commonwealth of Kentucky for the use and benefit of the Department of Transportation by Deed dated August 30, 1976, recorded in Deed Book 225, Page 235, in the Office of the Clerk of Harlan County, Kentucky.

Item 16. Beginning at a point in the Northwest corner of an easement for a transmission line which bears N 02° 00' E 179 feet from a point in the L & N Railroad Company right-of-way; said right-of-way point being 40 feet Northward and at a right angle from the center line of the track and 2,631 feet Eastward from Mile Post 252; thence N 88° 00' W, 4.355 feet to a Hub and Tack; thence N 02° 00' E, 208.71 feet to a Hub and Tack; thence S 88° 00' E, 208.71 feet to a Hub and Tack; thence S 02° 00' W, 208.71 feet to a Hub and Tack; thence N 88° 00' W, 204.355 feet to the beginning, containing one acre more or less and being the property in which the Company acquired an undivided one-half interest by deed dated September 8, 1977 and recorded in Deed Book 231, page 263, Harlan County Court Clerk's office and an additional undivided one-half interest by deed dated March 21, 1978 and recorded in Deed Book 233, page 131, in the Office of the Clerk of Harlan County, Kentucky.

Item 17. BEGINNING at the intersection of the north line of the right-of-way of Kentucky Utilities Company's main power line as originally constructed from Harlan to Varilla with the centerline of the line to Cardinal as originally constructed; thence with the centerline of the line to Cardinal as originally constructed N 32° 00' W, 294.10 feet to a point in Rocky Branch; thence N 89° 31' 43" E, 293.02 feet to a steel pin in the center of Rocky Branch; thence S 17° 53' 00" E, 243.62 feet to a point in north right-of-way of the originally constructed line from Harlan to Varilla; thence with said right-of-way S 84° 37' W, 212.91 feet to the point of beginning, containing 1.42 acres, so as to include that tract described as first tract in a deed dated 26th day of June 1924, between Kentenia-Puckett Corporation and Kentucky Utilities Company, recorded in Deed Book 50, at page 415, in the records of the Harlan County Clerk, and a tract 62.5 feet in width lying immediately west of the said first tract, and the 62.5 foot wide tract was the east half of the right-of-way of the line to Cardinal as originally constructed, and being the property acquired by the Company by deed dated June 9, 1993, and recorded in Deed Book 304, Page 470, in the Office of the Clerk of Harlan County, Kentucky.

Item 18. Beginning at a steel pin set in the line of the Cornelius property and at the northwest corner of the Jeffrey Howard property; thence N 11˚ 50' 31" W, 670.87 feet to a steel pin found on a spur, the northeast corner of the Cornelius property; thence continuing up the spur N 54˚ 23' 32" E, 276.42 feet to a steel pin and cap set on top of the ridge between Coxs Branch and Rock Branch, said point has a blazed 24" oak tree as a witness; thence with the ridge between Coxs Branch and Rock Branch, S 83˚ 32' 34" E, 440.76 feet to a steel pin set on top of the ridge under a 500kv electric transmission line of the Kentucky Utilities Company and at the south right-of-way of an old electric transmission line which has been removed; thence with the south right-of-way of said transmission line which has been removed, S 12˚ 34' 42" E, 881.45 feet to a steel pin in the center of Coxs Branch; thence down and with the center of Coxs Branch, the following five courses: S 42˚ 33' 28" W, 57.76 feet to a point in ledge rock in the center of Coxs Branch; thence S 77˚ 28' 16" W, 147.87 feet to a point in ledge rock in the center of Coxs Branch; thence. S 14˚ 56' 17" W, 24.63 feet a point in ledge rock in the center of Coxs Branch; thence S 82˚ 37' 17" W, 92.73 feet to a point in ledge rock in the center of Coxs Branch; thence N 76˚ 28' 08" W, 40.84 feet to a point in ledge rock in the center of Coxs Branch, a common corner with Jeffrey Howard, a steel pin and cap witness on the bank bears N 10˚ 26' 35" E, 10.28 feet; thence with the line of Jeffrey Howard, N 63˚ 58' 46" W, 440.17 feet to the point of beginning, containing 14.32 acres as surveyed by David A. Atwell, Kentucky Registered Surveyor, License Number 2063, June 16, 1995, and being the property acquired by the Company by deed dated August 10, 1995 and recorded in Deed Book 320, Page 37, in the Office of the Clerk of Harlan County, Kentucky.

Item 19. Beginning at a steel pin found in the north right-of-way of Kentucky Highway 72, at the southeast corner of the Cornelius property; thence with the Cornelius property line N 11˚ 38' 28" W, 323.29 feet to a steel pin set this survey; thence leaving the Cornelius line and with the line of a tract to be conveyed by Josh Howard to the Kentucky Utilities Company, S 63˚ 58' 46" E, 440.17 feet to a mark on ledge rock in the center of Coxs Branch, a steel pin witness set on the bank of Coxs Branch bears N 10˚ 26' 35" W, 10.28 feet; thence down and with the center of Coxs Branch the following six courses: N 71˚ 13' 01" W, 14.41 feet to a mark on ledge rock in the center of Coxs Branch; thence S 72˚ 01' 34" W, 70.88 feet to a mark on ledge rock in the center of Coxs Branch; thence S 69˚ 04' 11" W, 62.00 feet to a mark on ledge rock in the center of Coxs Branch; thence S 58˚ 08' 49" W, 78.43 feet to a mark on ledge rock in the center of Coxs Branch; thence S 62˚ 54' 14" W, 48.59 feet to a mark on ledge rock in the center of Coxs Branch; thence S 53˚ 30' 25" W, 63.73 feet to a steel pin set in the center of Coxs Branch ate the north right of way of Kentucky Highway 72; thence with the said right of way N 60˚ 17' 26" W, 34.83 feet to the point of beginning, containing 1.28 acres by survey of David, A. Atwell, Kentucky Registered Surveyor License Number 2063, June 16, 1995, and being the property acquired by the Company by deed dated August 10, 1995 and recorded in Deed Book 320, Page 41, in the Office of the Clerk of Harlan County, Kentucky.

 The following described real estate of the Company situated in Harrison County, Kentucky:

Item 1. The following described real estate in the City of Cynthiana: Beginning at a point on the N. E. side of Water street, which point is 99 feet and 11 inches, as measured along the N. E. side of Water street, S. E. of a mark on the corner of Henry Taylor’s stable, which mark on the corner of Henry Taylor’s stable is the extreme N. W. corner of the lot conveyed to Daniels & Ewing by deed from Cynthiana Electric Light & Artificial Ice Company dated the 21st day of February, 1894, and recorded in Deed Book 56, page 24, in the office of the Clerk of County Court of Harrison County, Kentucky, and which beginning point is at the intersection of the N. E. line of Water street with an eastern line of the lot conveyed to Daniels & Ewing by the deed aforesaid; thence along the N. E. side of Water street S. 45 degrees E. 108 feet to an iron pin; thence N. 19¼ degrees E. 81 feet 10 inches to a point 3 inches outside of a brick wall of the Power Plant; thence N. 70¾ degrees W. 95 feet to an iron pin; thence S. 19¼ degrees W. 37 feet 11 inches to the beginning; being the property acquired by the Company by deed dated October 27, 1915, and recorded in Deed Book 80, page 83, in the Office of the Clerk of Harrison County, Kentucky.

Item 2. A tract of land in Cynthiana, described as follows: Beginning at a stake in the line of Ed Hill and Kentucky Utilities Company’s property on the West side of Water Street; thence with Water Street in a Northwesterly direction 48 feet to a stake; thence at right angles through the property of Ed Hill to the low water mark of South Licking River; thence up said River with the low water mark to the corner of the property of Kentucky Utilities Company; thence in an Easterly direction with the line of the Kentucky Utilities Company’s property to Water Street the place of beginning; being the property acquired by the Company by deed dated March 21, 1939, and recorded in Deed Book 101, page 372, in the Office of the Clerk of Harrison County, Kentucky.

Item 3. A certain tract or parcel of land situated within the corporate limits of the City of Cynthiana described as follows: Beginning at low water mark and Martin’s corner, thence leaving river N. 49¼ E. with said Martin’s line about 85 feet to the west side of Cynthiana Manufacturing Company’s street; thence with said street 24 feet; thence with a line parallel to the first described line from said street to low water mark about 85 feet; thence with low water mark line about 24 feet to the beginning; being the property acquired by the Company by deed dated January 8, 1925, and recorded in Deed Book 90, page 552, in the Office of the Clerk of Harrison County, Kentucky.

Item 4. A parcel of land situated in the City of Cynthiana, described as follows: Beginning at a point in the Southern margin of Water Street, corner to Kentucky Utility property; thence with the Southern margin of said Street, S 31-16' 89.6 feet to an iron pin corner to Poindexter and Harter; thence with their line S. 59-23' W 85 feet to a point at low water mark of South Licking River, said line being 15' from and parallel to Old Mill Building now owned by said Poindexter and Harter; thence with the low water line of said River N. 30-40' W. 75 feet to a point corner to the said Utility Company; thence with their line N 49-15' E. 55' to the point of beginning; being the property acquired by the Company by deed dated April 18, 1949, and recorded in Deed Book 111, page 187, in the Office of the Clerk of Harrison County, Kentucky.

Item 5. Beginning at an iron pin in the southerly fence line of an unimproved road, west of Martins Lane and approximately one-half mile northwest of U.S. Highway No. 62, said iron pin being a corner to Smith; thence with Smith for two calls, S 43 degrees 45 feet 50 inches W 317.3 feet to an iron pin, and N 46 degrees 14 feet 10 inches W 421.73 feet to an iron pin in the easterly fence line of the aforesaid unimproved road; thence with the easterly fence line of  said unimproved road N 55 degrees 15 feet 38 inches E 239.44 feet to an iron pin in the southerly fence line of the aforesaid unimproved road; thence with the southerly fence line of said unimproved road S 58 degrees 42 feet E 383.03 feet to the beginning and containing 2.498 acres; being the property acquired by the Company by deed dated May 28, 1974, and recorded in Deed Book 142, page 102, in the Office of the Clerk of Harrison County, Kentucky.

 The following described real estate of the Company situated in Hart County, Kentucky:

Item 1. A certain tract or parcel of land lying on the north side of Green River and just north of the town of Bonneville, and bounded and described as follows: Bounded on the West by U.S. 31 W, bounded on the North by the lands of B. H. Gaddie, bounded on the East by the lands of B. H. Gaddie and bounded on the South by lands of W. B. Reynolds, same to be 300 feet in length facing on U.S. 31 W and to be 400 feet in depth, or to be 300 feet by 400 feet and containing 2.75 acres and being a portion of the same owned by B. H. Gaddie and being situated on the Southwest corner of said B. H. Gaddie's land; being the property acquired by the Company by Deed dated December 3, 1947 and recorded in Deed Book 60, page 405, in the Office of the Clerk of Hart County, Kentucky.

Item 2. A tract of land in the Town of Horse Cave, lying on the South side of Green River, described as follows: Being Lot No. 103, which contains 3½ acres, more or less, in the Shewey Addition No. 2 to the Town of Horse Cave and as shown on the plat of Shewey Addition No. 2 of record in the office of the Clerk of Hart County Court; being the property acquired by the Company by deed dated August 28, 1947, and recorded in Deed Book 60, page 46, in the Office of the Clerk of Hart County, Kentucky.

Item 3. A parcel of land situated on Gorin's Mill Road at its intersection with the L & N Railroad Company's right of way, and described as follows: Beginning at a point in the West right-of-way line of the L & N Railroad, which point is in the North right-of-way line of Gorin's Mill Road 50 feet from the center line of said railroad main line tracks and 446 feet south of L & N Mile Post No. 73; thence with the West right-of-way line of Railroad North 21° 30' West, a distance of 100 feet; thence south 70° West 150 feet; thence South 21° 30' East 100 feet to the North right of way line of Gorin's Mill Road; thence North 70° East 150 feet to the point of beginning, containing approximately 0.34 acre; being the property acquired by the Company by deed dated May 3, 1956, and recorded in Deed Book 80, page 56, in the Office of the Clerk of Hart County, Kentucky.

  The following described real estate of the Company situated in Henry County, Kentucky:

Item 1. The following described interest in real estate in the town of Eminence: The leasehold of The Henry County Light and Power Company for the term of ninety-nine (99) years from the 18th day of December, 1903, upon the following described lot or parcel of land in or near the City of Eminence, to-wit: Beginning at a point in the line of the front fence of H. A. Brewer’s farm, formerly known as Williams’ farm eighty (80) feet from the Paul corner; thence eighty (80) feet East along the Eminence and Smithfield pike to the said Paul’s line corner to Brewer; thence Northwardly two hundred (200) feet to a point in Paul and Brewer’s division line; thence at right angles with said division line eighty (80) feet to a point in H. A. Brewer’s farm; thence Southwardly two hundred (200) feet more or less, to the point of beginning, together with the improvements thereon and the appurtenances thereto, and the right to enter upon said Brewer’s farm West of said described property for the purpose of obtaining water for the operation of the Light and Ice plant in Eminence; being the property acquired by the Company by deed dated April 28, 1914, and recorded in Deed Book 64, page 24, in the Office of the Clerk of Henry County, Kentucky.

Item 2. Ninety-nine (99) year leasehold on a certain lot or parcel of ground 18 feet in length and 16 feet in width, located at the Northeastern end of Chilton Court in or near Campbellsburg, such leasehold having been acquired by the Company by deed dated December 30, 1941, and recorded in Deed Book 83, page 332, in the Office of the Clerk of Henry County, Kentucky.

Item 3. Beginning at a point in the center line of Turner's Station Road, said point being in a northeasterly direction 449.5± feet from a corner to Tandy and Bickers; thence with the center line of said road North 49 degrees 45 minutes East for a distance of 150 feet to an iron pin; thence through the property of Bickers for three calls: South 40 degrees 15 minutes East for a distance of 185 feet to an iron pin, South 49 degrees 45 minutes West for a distance of 150 feet to an iron pin, North 40 degrees 15 minutes West for a distance of 185 feet to the beginning and containing 0.637 acre; and being the property acquired by the Company by deed dated September 1, 1976, and recorded in Deed Book 129, page 127, in the Office of the Clerk of Henry County, Kentucky.

 The following described real estate of the Company situated Hickman County; Kentucky:

Item 1. Beginning at a stake, corner No. 3 in the southerly right of way of a county road, said point being 487 feet eastward from a corner common to the lands of L. P. Yates, Sr. and Walter Farabough, Jr. as described in deed recorded in Deed Book 56, page 79 in the office of the Clerk of Hickman County, Kentucky; thence south 29 degrees 37 minutes east 300.28 feet, paralleling and 150 feet removed from the existing Paducah-Fulton transmission line to a stake, corner No. 2; thence North 82 degrees 10 minutes east 394.98 feet to a stake, corner No. 1; thence north 7 degrees 50 minutes west 284.50 feet to corner No. 4, a stake in the southerly right of way of said county road, thence with same south 81 degrees 29 minutes west 461.33 feet to the point of beginning, containing 2.627 acres; being the property acquired by the Company by deed dated June 2, 1953, and recorded in Deed Book 56, page 89, in the Office of the Clerk of Hickman County, Kentucky.

Item 2. A tract of land situated in the City of Clinton, described as follows: Beginning at a point, the southeast corner of D. W. Ringo and the southwest corner of the Blanche Moss Johnson tract; thence with the D. W. Ringo east line North 337.5 feet to a point, being the southwest corner of Myrla Peck; thence with the south line of Myrla Peck south 88 degrees 38 minutes East 140.0 feet to a point in  the west line of Moss Street, being the southeast corner of Myrla Peck; thence with the west line of Moss Street South 337.5 feet to a point, the northeast corner of Clinton Development Foundation, Inc.; thence with the north line of Clinton Development Foundation, Inc. North 88 degrees 38 minutes West 140.0 feet to the point of beginning; such tract being Lots 12, 13, 14, 15 and the South one-half of Lot 16 of the Moss Side Addition to the City of Clinton, as shown by plat of record in Deed Book 57, page 27, in the Hickman County Court Clerk's office; being the property acquired by the Company by deed dated February 25, 1959, and recorded in Deed Book 61, page 265, in the Office of the Clerk of Hickman County, Kentucky.

 The following described real estate of the Company situated in Hopkins County, Kentucky:

Item 1. A parcel of ground situated in the City of Madisonville, and bounded as follows: Beginning at a stake in the line of Broadway Street at the intersection of the West line of the L. & N. Railway right-of-way; thence with said line of right-of-way nearly North about 200 feet to the lot now or formerly owned by Ruby Lumber Company; thence with said lot West 84 feet to the West line of a 16 foot alley; thence with said line nearly South to the North line of Broadway Street; thence with said Street nearly East 81 feet to the beginning, said boundary including the alley; being a part of the property acquired by the Company by deed dated January 2, 1925, and recorded in Deed Book 118, page 170, in the Office of the Clerk of Hopkins County, Kentucky.

EXCLUDING FROM ITEM 1 above:

(a) so much as was conveyed to Mary Comer Rudy by Deed dated April 4, 1945, recorded in Deed Book 162, Page 212, in the Office of the Clerk of Hopkins County, Kentucky; and

(b) so much as was conveyed to Henry L. James and Evelyn James by Deed dated June 28, 1950, recorded in Deed Book 199, Page 319, in the Office of the Clerk of Hopkins County, Kentucky.

Item 2. A certain parcel of land in or near the City of Earlington, bounded and described as follows: Beginning at a stake north of the power plant switch and in the west line of North McEwen Avenue, as extended, running S. 45 W. with line of West Kentucky Electric Power Co. 275 ft. to a stake; thence N. 73 W. with another line of West Kentucky Electric Power Co. 799.70 to a stake; thence N. 45 E. 501.95 to a stake; thence S. 45 E. 653.93 ft. to a stake; thence N. 45 E. 150 ft. to a stake; thence S. 45 E. with line of said street 50 ft. to beginning, containing 5 acres more or less, excepting, however, all the coals, gas, oils and other minerals of the same or other kinds, of, in and to the said property and there is further reserved and excepted an artesian well located on said property; being the property acquired by the Company by deed dated March 26, 1926, and recorded in Deed Book 121, page 71, in the Office of the Clerk of Hopkins County, Kentucky; EXCLUDING THEREFROM so much as was conveyed to Magdalene Newby by Deed dated June 8, 1995, recorded in Deed Book 539, Page 570, in the Office of the Clerk of Hopkins County, Kentucky.

Item 3. A tract or parcel of land, together with the power plant and other structures and improvements thereon situated in the City of Earlington and described as follows: Beginning in the West line of North McEwen Avenue at a stake, corner of lots numbers 3 and 4, block 18, in said City of Earlington; thence with West line of North McEwen Avenue N. 45 W. 255 feet to a stake; thence N. 45 E. 40 feet to a stake; thence N. 45 W. 100 feet to a stake; thence S. 45 W 275 feet to a stake; thence S. 45 E 140 feet to a stake; thence N. 45 E. 25,feet to a stake; thence S. 45 E 215 feet to a stake; thence N. 45 E 210 feet to the beginning.

Item 4. A tract of land on which are located the reservoirs known as Loch Mary and Brown Meadow lake in Hopkins County, bounded and described as follows: Beginning at the Northwest corner, Lot No. 4, Block 18, situated in the City of Earlington; thence with an alley South 45 degrees West 210 feet to a stake; thence South 45 degrees E 250 feet to a stake; thence S 45 degrees W 190 feet to a stake; thence S 45 degrees E 160 feet to a stake; thence S 45 degrees W 200 feet to a stake; thence S 45 degrees E 300 feet to a stake in the North side of West Main Street; thence S 45 degrees W 490 feet to a stake; thence S 45 degrees E 460 feet to a stake; thence N 45 degrees E 170 feet to a stake; thence S 45 degrees E 720 feet to a stake; thence S 45 degrees W 590 feet to a stake; thence S 45 degrees E 610 feet to a stake; thence N 45 degrees E 650 feet to a stake; thence S 45 degrees E 772.13 feet to a stake in South Oakwood Avenue; thence S 2 degrees 35´ W 302.52 feet to a stake; thence S 23 degrees 30´ W 2097.9 feet to a stake; thence S 38 degrees E 3580 feet to a stake; thence S 1 degree 48´ W 4849 feet to a stake; thence South 66 degrees 36´ W 460 feet to a stone, the Southwest corner of the Batey Tract No. 114; thence S 16 degrees 4´ W 380.7 feet to a black oak; thence S 50 degrees 48´ W 638.42 feet to a stake; thence S 30 degrees 41´ W 2341.92 feet to a stake; thence N 62 degrees 44´ W 674 feet to a stake; thence N 44 degrees 34´ W 353.24 feet to a stake; thence N. 35 degrees 21´ E. 1736.3 feet to a stake; thence S. 87 degrees 56´ W. 4621.9 feet to a stake; thence N. 19 degrees 56´ W. 1666.65 feet to a stake; thence N. 2 degrees 53´ E. 577.79 feet to a stake; thence N. 54 degrees 21´ W. 1446.42 feet to a stake; thence N. 9 degrees 20´ W. 2044.26 feet to a black gum; thence N. 89 degrees 53´ E. 2229.29 feet to a stake; thence N. 42 degrees 50´ W. 821 feet to a stake; thence N. 58 degrees 7´ W. 527.16 feet to a stake in the Old Dawson Road; thence with the Old Dawson Road N. 51 degrees 50´ E. 390.22 feet to a stake; thence N. 32 degrees 50´ E. 704.6 feet to a stake; thence N. 60 degrees 40´ E. 352 feet to a stake; thence N. 30 degrees 52´ E. 444,68 feet to a stake; thence N. 61 degrees 6´ W. 835.3 feet to a stake; thence N. 25 degrees 58´ E. 212.4 feet to a stake; thence N. 82 degrees 2´ W. 1659.23 feet to a stake; thence N. 15 degrees 59´ W. 972.86 feet to a stake; thence N. 82 degrees 12´ W. 1270.64 feet to a stake; thence S. 2 degrees 58´ W. 1915.47 feet to a stake; thence due West 752.34 feet to a stake; thence N. 2 degrees 8´ E. 4667.87 feet to a stake; thence N. 87 degrees 13´ W. 320 feet to a stake; thence N. 30 degrees E. 2100 feet to a stake; thence N. 79 degrees 30´ E. 3640 feet to a stake; thence S. 68 degrees 12´ E. 1713.84 feet to a stone; thence N. 29 degrees E. 320 feet to a stake; thence S. 73 degrees E. 1130 feet to a stake, now or formerly the Southwest corner of the Central Power Plant lot; thence N. 45 degrees E. 275 feet to a stake; thence S. 45 degrees E. 150 feet to a stake; thence S. 45 degrees W. 40 feet to a stake; thence S. 45 degrees E. 205 feet to the beginning, containing 2479.99 acres, more or less, excepting however, the following tract of land known as the McLeod tract: Beginning at a corner approximately 700 feet East of Brown Meadow Lake, a point in the line between the tracts Nos. 91 and 113; thence S. 77 degrees 32´ E. 1228.15 feet to a stake; thence S. 1 degree W 890 feet to a stake; thence S 6 degrees 3´ W. 3874.21 feet to a stake; thence N. 82 degrees 29´ W. 477.27 feet to a stake; thence N. 6 degrees 19´ W. 562.09 feet to a stake; thence N. 8 degrees 44´ W. 707.32 feet to a white oak; thence N. 7 degrees 56´ West 2215.99 feet to a stake; thence N. 6 degrees 34´ E. 1512 feet to a stake to the beginning, containing 111.65 acres more or less; and being the tract conveyed to Wm. McLeod by deed from D. T. Roberts and wife dated August 1, 1898, and recorded in Deed Book No. 59, page 405, in the office of the Clerk of Hopkins County Court.

EXCLUDING FROM ITEMS 3 and 4 above:

(a)  a parcel of land conveyed to West Kentucky Coal Company by Kentucky Utilities Company by deed dated May 26, 1942, and described as follows: Beginning at a stake near the Southeast corner of Oakwood Cemetery; thence N. 45° 00´ E. 650.00 feet to a stake in the Southwest line of South Oakwood Avenue; thence S. 45° 00´ E. 772.13 feet to a stake in South Oakwood Avenue; thence S. 2° 35´ W. 302.52 feet to a stake; said stake being corner of Kentucky Utilities Company and West Kentucky Coal Company; thence with West Kentucky Coal Company line S. 23° 30´ W. 458.57 feet to a stake in said line; thence N. 45° 00´ W. 1,144.26 feet more or less to the beginning containing 14.67 acres more or less; and

(b)  so much as was conveyed to West Kentucky Coal Company by Deed dated November 1, 948, recorded in Deed Book 186, Page 251, in the Office of the Clerk of Hopkins County, Kentucky.

The property described above in Items 3 and 4 was acquired by the Company by deed dated June 17, 1926, and recorded in Deed Book 121, page 147, in the Office of the Clerk of Hopkins County, Kentucky.

Item 5. A tract of land lying in and near the City of Nortonville and described as follows: Beginning at the southeast corner of Lot in the line of the W. B. Kennedy tract, running thence N. 78 W. 720 feet to a corner, thence N. 12 E. 400 feet, thence S.78 E. 655 feet to a corner in the right of way line of the L. & N.  R. R.; thence with the said railroad S. 13 15 E. 75 feet, thence S. 77 E. 8 feet, thence S. 13 15 E. 315 feet to another Kennedy corner, thence N. 78 W. 110 feet, thence S. 12 W. 45 feet to the beginning, containing 6.87 acres.

Item 6. A tract of land lying in and near the City of Nortonville and described as follows: Beginning at the southeast corner of the block running thence N. 78 W. 300 feet; thence N. 12 E. 400 feet, thence S. 78 E. 320 feet, thence S. 12 W. 190 feet; thence N. 78 W. 20 feet; thence S. 12 W. 210 feet to the beginning, containing 2.85 acres.

Item 7. All right, title and interest in and to the surface of a certain lot or parcel of land, being part of the property leased and demised by the Old Crabtree Coal Mining Company under a Deed of Lease dated August 2, 1920, and bounded and described as follows: Beginning at a point in the center of the abandoned tramroad leading to the tipple of the old Crabtree Coal Mining Company No. 1 Mine at Ilsley, Kentucky, and at a distance of 186 feet on the center line of said tipple from the center line of the lump, or west track under tipple (which point is 100 and 33 on the point of the I. C. R. R. and along the Ilsley switch), running thence S. 17 30 E. 700 feet to a point, thence S. 72 30 W. 193 feet to a point eight feet west of the center line of said lump track and opposite the point of switch; thence N. 17 30 W. parallel with lump track 635 feet to another point; thence S. 72 30 W. 105 feet to a point; thence N. 17 30 W. 100 feet to another point; thence N. 72 30 E. 105 feet to a point 8 feet west of the center line of the lump track and 50 north of the center line of tipple; thence N. 17 30 W. 200 feet; running parallel with the lump track and on the west side to a point opposite the point of the empty track switch; thence N. 72 30 E. 193 feet to a point northeast of tipple; thence S. 17 30 E. 235 feet to the beginning, containing three and four-tenths (3.4) acres in which area is the present tipple and all machinery, also the three railroad tracks in which there is approximately 2200 lineal feet of track and necessary switches, together with all right, title and interest of Old Crabtree Coal Mining Company in and to the tipple, shaking screens and all other improvements and appurtenances situated upon or appurtenant to the last above-described-land subject, however, to the right and privilege of Norton Coal Mining Company to use a certain track passing over said land for access to the Number Nine Mine of said Norton Coal Mining Company and for all other mining operations and to have said track at all times open and unobstructed.

There is excepted from the property described above a parcel of land situated near the City of Nortonville described as follows: Beginning at the second or southwest corner of said lot conveyed to the Kentucky Electric Power Company; running thence with the west line thereof N. 0-49 E. 433.49 feet to the third corner of said well lot; thence N. 30-9 W. 278.54 feet to the original northeast corner of the Salem Churchyard lot; thence with the line of Salem Churchyard lot S. 3-58 W. 639.36 feet to the concrete marker at the southeast corner of the Salem Churchyard lot on the Daniel Boone Road; thence with the Daniel Boone Road S. 77-55 E. 179.72 feet to the Second corner of the first named tract, which is the beginning corner of this tract.

Item 8. Beginning at a point in the south right-of-way line of the Illinois Central Railroad right-of-way, said point being 33 feet from the center line of said Railroad, and N. 78 deg. 00' W. 276.00' from its intersection with the L. & N. Railroad at Nortonville, and running S. 12 deg. 00' W. 145.87 feet to the southeast corner of said lot; thence N. 78 deg. 00' W. 435.50 feet to a concrete monument; thence N. 59 deg. 58' W. 323.51 feet; thence N. 12 deg. 00' E. 45.00 feet to a point in the south right-of-way line of the Illinois Central Railroad; thence with said right-of-way S. 78. deg. 00' E. 743.00 to the point of beginning, containing 2.08 acres, more or less. There are excluded from this item the mineral rights conveyed by Grantor to the Norton Coal Corporation by deed dated March 16, 1937 and recorded in Deed Book 141 at Page 206 in the Office of the Clerk of Hopkins County, Kentucky.

EXCLUDING FROM ITEMS 5, 6, 7 and 8 above:

(a)  so much as was conveyed to Hopkins County Board of Education by Deed dated January 18, 1961, recorded in Deed Book 270, Page 234 in the Office of the Clerk of Hopkins County, Kentucky; and

(b)  so much as was conveyed to Gulf Oil Corporation by Deed dated September 1, 1977, recorded in Deed Book 392, Page 453 in the Office of the Clerk of Hopkins County, Kentucky.

The property described above in Items 5, 6, 7 and 8 was acquired by the Company by deed dated January 11, 1950, and recorded in Deed Book 195, page 15, in the Office of the Clerk of Hopkins County, Kentucky.

Item 9. Beginning at a point in the southerly line of the new White Plains-Mortons Gap road, said point being S. 74° 55' E. and 1777 feet from a fence corner at the northeast corner of a tract of land now or formerly belonging to O'Bryant and Medlock, and running thence S. 20° 90' E. 97.8 feet to a stake; thence S. 74° 55' E. 76.6 feet to a stake; thence N. 33° 40' E. 84.5 feet to a stake in the wire fence at the southerly line of the new White Plains-Mortons Gap road; thence running with and along the southerly line of said road N. 74° 55' W. 160 feet to the point of beginning; containing a calculated area of 9464 square feet, more or less; subject, however,  to the reservation contained in the deed from Ruby Dixon and Bessie Dixon to the Company, being the property acquired by the Company by deed dated May 12, 1954, and recorded in Deed Book 226, page 521, in the Office of the Clerk of Hopkins County, Kentucky.

There is excepted from the foregoing property an undivided one-half interest in and to oil mineral rights.

Item 10. A parcel of land lying in the City of Madisonville, described as follows: Beginning on the inside of the sidewalk at the northeast corner of the lot of which this is a part, running thence about south with the inside of the sidewalk line of Scott Street 1363 feet, more or less, to the northwest corner of the intersection of Scott Street and Lake Street extended; thence about west with the inside sidewalk line of Lake Street extended 64 feet to a stake: thence about north and parallel with Scott street 136½ feet, more or less to a stake; thence about east and parallel to Lake Street extended 64 feet to the beginning; being the property acquired by the Company by deed dated January 8, 1955, and recorded in Deed Book 230, page 430, in the Office of the Clerk of Hopkins County, Kentucky.

Item 11. A parcel of land lying in the City of Madisonville, described as follows: Beginning at a stake in the southwest corner of a lot this day conveyed to Kentucky Utilities Company by E. D. Bartlett; running thence west 36 feet to a stake; thence North 136½ feet to a stake; thence East 36 feet to a stake, northwest corner of the above mentioned lot; thence with the West line of said lot South 136½ feet to the point of beginning; being the property acquired by the Company by deed dated January 8, 1955, and recorded in Deed Book 230, page 439, in the Office of the Clerk of Hopkins County, Kentucky.

Item 12. A tract of land situated in the City of Earlington, Kentucky, described as follows: Beginning at a point on the north side of West Main Street, said point being located S 45° W 253.0 feet from the centerline of the present location of Louisville and Nashville Railroad Company's main track, said point also being the southeast corner of Charles Price lot, formerly Barnett and Price; thence with north line of West Main Street S 45° W 237.0 feet to a point on Stewart's Creek and in east line of North Sebree Avenue; thence with line of same N 45° W 413.25 feet to an iron stake on creek, corner Louisville and Nashville Railroad Company; thence with line of said property N 72° 53 feet E about 266.0 feet to an iron stake corner Charles Price lot; thence with line of said lot S 45° E 293.0 feet to the beginning; being the property acquired by the Company by deed dated March 14, 1966, and recorded in Deed Book 303, page 531, in the Office of the Clerk of Hopkins County, Kentucky.

Item 13. A certain house and lot in the town of Earlington, Kentucky, described as follows: Beginning at a stake located N. 45 W. 2359 feet, N. 50-18 W. 80 feet, N. 58-27 W. 171 feet, N. 20-27 W. 225 feet, and S. 79-33 W. 80 feet from the intersection of the center lines of West Main Street and McEwen Avenue; thence with said street S. 79-33 W. 60 feet to a stake; thence N. 10-27 W. 190 feet to a stake, thence N. 79-33 E. 60 feet to a stake; thence S. 10-27 E. 190 feet to the beginning, being the lot on which dwelling #94 is situated; and being the property acquired by the Company by deed dated November 27, 1973, and recorded in Deed Book 360, page 99, in the Office of the Clerk of Hopkins County, Kentucky.

Item 14. Beginning at a concrete monument; said concrete monument being North 76° 46' West-796.10 feet from the original Northeast corner of this tract originally owned by James W. Russ and now owned by Morgan Pepper; thence with the fence of a line between Pepper and the C. W. Holloman Estate North 76° 46' West-150.00 feet to a concrete monument; thence leaving said fence line South 5° 11' West-357.96 feet to a concrete monument in the North Right-of-Way of a proposed street; thence with said Right-of-Way South 84° 56' East -150.00 feet to a concrete monument; thence leaving said Right-of-Way North 4° 56' East-336.54 feet to the Beginning, Containing 1.19 Acres, and being the property acquired by the Company by deed dated December 23, 1976, and recorded in Deed Book 384, page 656, in the Office of the Clerk of Hopkins County, Kentucky.

Item 15. Beginning at an iron pin in the center of a ditch; said iron pin is located in the East right-of-way of Parker Street and is at the East end of a 30" pipe which passes under said street; thence with the East right-of-way of said street North 41° 25' West-72.00 feet to a concrete monument; said monument being a corner to the Dawson Springs General Company's tract; thence with the South line of said tract North 55° 16' East-130.28 feet to a concrete monument; thence North 58° 05' East-400.00 feet to a concrete monument in the West, line of Lester Schwab; thence with the West line of Lester Schwab South 29° 57' East-165.00 feet to a concrete monument in a ditch; said monument being the Northeast corner of Champie Bratcher; thence with the North line of Bratcher South 67° 46' West-520.00 feet to the beginning, containing 1.438 acres; and being the property acquired by the Company by deed dated May 8, 1981, and recorded in Deed Book 421, page 174, in the Office of the Clerk of Hopkins County, Kentucky.

Item 16. Beginning at the intersection of the centerline of Kentucky Highway 109 with the southeast right-of-way line of a 60 foot wide access road; thence N 52° 35' 30" E, 765.00 feet along the southeast right-of-way line of said access road to an iron pin; thence S 35° 23' 29" E, 60.04 feet to an iron pin, said pin also being the "true" point of beginning for this survey; thence S 35° 23' 29" E, 150.99 feet along a line common to the Nestier Corporation to an iron pin; thence N 52° 36' 46" E, 257.85 feet along a line common to West Hopkins Industries, Inc., to an iron pin; thence N 37° 23' 04" W, 60.00 feet along a line common to West Hopkins Industries, Inc., to an iron pin, said pin also a corner to Kentucky Utilities Company's substation lot; thence S 52° 33' 56" W, 125.00 feet along the southeast property line of the Kentucky Utilities Company's substation lot to an iron pin; thence N 37° 23' 04" W, 91.05 feet along the southwest property line to the Kentucky Utilities Company's substation lot to an iron pin; thence S 52° 35' 30" W, 127.61 feet along a line common to the West Hopkins Industries, Inc., property to the "true" point of beginning, containing .623 acres more or less, and being property acquired by the Company by deed dated February 12, 1988, and recorded in Deed Book 472, page 80, in the Office of the Clerk of Hopkins County, Kentucky.

Item 17. Beginning at a stake located N. 45 W. 450 feet, S. 45 W. 220 feet, N. 45 W. 500 feet from the north corner formed by the intersection of Main and Sebree Streets (which is also N. 45 W. 30 feet from the centerline of Powerhouse switch), running thence N. 45 W. 200 feet to a stake; thence N. 45 E. 190 feet to a stake; thence S. 45 E. 200 feet to a stake; thence S. 45 W. 190 feet to the beginning, thereby making a rectangular parcel of ground fronting 200 feet on the east side of North Sebree by 190 feet.  This conveyance is made subject to all reservations, exceptions and conditions contained in the deeds to Earlington Ice Company from St. Bernard Mining Company dated February 17, 1922, of record in Deed Book 109, page 393, Hopkins County Court Clerk's Office, and from West Kentucky Coal Company dated February 23, 1926, of record in Deed Book 120, page 492, aforesaid office, except for those exceptions and conditions restricting the sale of alcohol or alcoholic beverages upon the premises, said exceptions and conditions having been released on the property herein conveyed by virtue of a deed from West Kentucky Coal Company to John S. Mitchell dated April 10, 1963, of record in Deed Book 282, page 365, aforesaid office, and being the property acquired by the Company by deed dated June 29, 1989, and recorded in Deed Book 483, page 378, in the Office of the Clerk of Hopkins County, Kentucky.

Item 18. Beginning at a point in the South right-of-way of Shadetree Road; said beginning point is located North 68 degrees 36' 38" West 609.92 feet from the original northeast corner of the tract which is a part; thence with the South right-of-way of Shadetree Road North 73 degrees 51' 01" West 220.00 feet; thence leaving said right-of-way with a new division line South 16 degrees 08' 59" West 250.00 feet; thence South 73 degrees 51' 01" East 220.00 feet; thence North 16 degrees 08' 59" East 250.00 feet to the beginning, containing 1.26 acres, and being the property acquired by the Company by deed dated April 15, 1993, and recorded in Deed Book 517, Page 236, in the Office of the Clerk of Hopkins County, Kentucky.

Item 19. Beginning at an iron pin, said pin being the Northeast corner of the existing substation property and in the South right-of-way of Highway 502; thence South 16 deg. 08' 59" West 250.00 feet with the East line of the existing property to an iron pin; thence South 73 deg. 51' 01" East 34.91 feet to an iron pin to be set in the right-of-way of the gas main; thence North 44 deg. 01' 30" East 275.10 feet with said gas line right-of-way to an iron pin to be set in the South right-of-way of Highway 502; thence with the right-of-way of Highway 502 North 69 deg. 39' 33" West 54.78 feet; North 72 deg. 21' 35" West 109.37 feet to the point of beginning, containing 0.57 acres, and being the property acquired by the Company by deed dated October 25, 1993, and recorded in Deed book 522, Page 559, in the Office of the Clerk of Hopkins County, Kentucky.

Item 20. Beginning at the South corner of the original Kentucky Utilities Company power plant lot; said point being located South 45 deg. 00' West 210.00 feet from the West right-of-way of North McEuen Avenue; thence South 45 deg. 00' West 5.56 feet to a point; thence with a new division line North 46 deg. 53' 33" West 162.28 feet; thence with another new division line North 59 deg. 55' 44" West 54.65 feet to an original corner of Kentucky Utilities Company power plant lot; thence with said lot North 45 deg. 00' East 25.00 feet; South 45 deg. 00' East 215.00 feet to the beginning, containing 0.052 acres.

Item 21. Beginning at the original Southwest corner of the Kentucky Utilities Company power plant lot; said point being located South 45 deg. 00' West 275.00 feet from the West right-of-way of North McEuen Avenue; thence with the South line of Kentucky Utilities Company 5 acre tract North 73 deg. 10' 08" West 278.70 feet; thence with a new division line South 19 deg. 06' 55" West 36.00 feet; thence with another new division line South 71 deg. 13' 29" East 200.29 feet; thence South 66 deg. 37' 38" East 204.71 feet to a corner in Kentucky Utilities Company power plant lot; thence with said lot North 45 deg. 00' West 140.00 feet to the beginning, containing 0.340 acres.

Items 20 and 21 being the same property acquired by the Company by deed dated January 17, 1994 and recorded in Deed Book 526, Page 147, in the Office of the Clerk of Hopkins County, Kentucky.

Item 22. Beginning at a point located South 72 deg 34' 13" East 281.23 feet and North 17 deg 25' 47" East 50.00 feet from the intersection of the North right-of-way of the Connector Road and the East right-of-way of U.S. Highway 41A, thence with a new division line North 17 deg 25' 47" East 546.50 feet; thence South 72 deg 07' 23" East 799.93 feet; thence south 17 deg 25' 47" West 546.50 feet to a point located 50 feet North on the North right-of-way of the Connector Road, thence with a curve to the left, located 50 feet North of and parallel with the North right-of-way of the Connector Road, having a radius of 5879.58 feet, an arc of 270.99 feet; and a chord of North 71 deg 15' 00" West 270.97 feet; thence North 72 deg 34' 13" West 529.01 feet to the beginning, containing 10.00 acres as per survey by Associated Engineers, Inc. dated June 7, 1994, and being the property acquired by the Company by deed dated October 4, 1994 and recorded in Deed Book 532, page 607, in the Office of the Clerk of Hopkins County, Kentucky.

 The following described real estate of the Company situated in Jessamine County, Kentucky:

Item 1. A tract of land located in Nicholasville, on the West side of North Main Street described as follows: Beginning at a point on the division lines between the lots of the Company and those formerly owned by Nicholasville Ice & Cold Storage Company 119 feet from the inside line of the pavement on Main Street; thence in a Southerly direction at a right angle to the said division line 17½ feet to a post; thence in a Westerly direction and parallel with said division line 42½ feet to a stone; thence in a Northeasterly direction to a point in said division line 36 feet from the point of beginning.

Item 2. A tract of land in the City of Nicholasville described as follows: Beginning at a point in the line between the lots now or formerly belonging to Q. L. Louridge and C. A. Kenney, 130 feet West from Main Street; thence with said line Southwest 25 feet to a corner in the line of Louridge & Kenney; thence with said line Southwest 25 feet, more or less, to the Northeast corner of lot now or formerly belonging to Henry Crow; thence with the rear line of the lots now or formerly belonging to Henry Crow, F. P. Taylor, the City of Nicholasville and J. T. Brogle to Mulberry Street; thence in a northerly direction with Mulberry Street 61 feet, corner to the lot now or formerly belonging to J. P. Turner; thence East with J. P. Turner’s line 213 feet, more or less, to corner to lots now or formerly belonging to Kenney and Turner; thence S. 16 feet to a stone corner to said Kenney; thence East 42 feet to a corner of the lot of said Kenney; thence South 24 feet to the point of beginning, also a right of perpetual use of a ten foot passway from East side of the lot herein described and over the lot now or formerly belonging to the said C. A. Kenney to Main Street.

Item 3. A tract of land in the City of Nicholasville on the West side of North Main Street described as follows: Beginning at a corner on the West side of North Main Street, corner to property now or formerly belonging to the Simpson and Willis Lumber Company and to the property now or formerly belonging to C. A. Kenney; thence in a Westerly direction with Simpson and Willis Lumber Company’s North line 130 feet, corner to the property now or formerly belonging to Nicholasville Ice & Cold Storage Company; thence North 22 feet to a stake; thence East 130 feet to Main street, parallel with the North line of the Simpson and Willis Lumber Company’s lot; thence South 22 feet to the point of beginning; also the right to the perpetual use of a 10 foot passway along the North side of said lot herein described from Main Street West to the property now or formerly belonging to Nicholasville Ice and Cold Storage Company.

Item 4. A tract of land in the City of Nicholasville described as follows: Beginning at a stake in the South line of the lot now or formerly belonging to Fannie Smither 101 feet West of Main Street; thence West 71 feet along the said South line of Fannie Smither to corner to said Smither and the property now or formerly belonging to J. H. and H. G. Turner; thence South 56 feet to a corner to the property now or formerly belonging to said C. A. Kenney and the Nicholasville Ice & Cold Storage Company; thence East 71 feet parallel to the South line of Fannie Smither to a stake; thence North 56 feet to the point of beginning.

The property described above in Items 1 to 4 above was acquired by the Company by deed dated January 3, 1940, and recorded in Deed Book 50, page 285, in the Office of the Clerk of Jessamine County, Kentucky.

Item 5. A certain tract of land situated in Jessamine County, Kentucky, on the western side of the Danville, Lancaster and Nicholasville turnpike about one mile and a quarter north of the town of Nicholasville, being a strip of land 25 feet wide, the western line of which strip is a straight line beginning at a point in the division line between the lands of Serena Price and others and the lands of Conrad C. Price and wife 25 feet west of the present fence along the western line of the Danville, Lancaster and Nicholasville Turnpike, running thence in a straight line and in a southerly direction to a point in the division line between the lands of Henry Mackey, and the lands of Conrad C. Price and wife 25 feet west of the present fence along the western line of said pike.

Item 6. That certain tract of land situated about one and one-half miles north of the Court House in Nicholasville, and located on the west side of the Danville-Lancaster-Nicholasville turnpike, particularly described as follows: Beginning at a point in the western line of the right-of-way of the Kentucky Traction and Terminal Company at the intersection of the division line between the lines of E. E. Price, et. al., and the property herein described; thence with the said division line north 74 degrees and 19 minutes west 187.9 feet, more or less, to a stake corner to said Price; thence north 16 degrees and 39 minutes east 210.9 feet, more or less, to a point corner to said Price; thence, south 72 degrees and 29 minutes east 196.1 feet, more or less, with the division line between the herein described property and the property of the said Price to a point in the western line of the right-of-way of the Kentucky Traction and Terminal Company; thence south 18 degrees and 49 minutes west 209 feet, more or less, with the said western right-of-way line of said Traction Company to the point of beginning.

The property described above in Items 5 and 6 above was acquired by the Company by deed dated January 7, 1941, and recorded in Deed Book 51, page 267, in the Office of the Clerk of Jessamine County, Kentucky.

Item 7. A triangular tract of land situated near the southwest side of the intersection of Shun Pike and Jessamine Creek, described as follows: Beginning at the northeast common corner to Herbert and Agnes Cayse and Jack Corman, running thence South 40 degrees West along the West side of the Shun Pike for a distance of 100 feet; thence a new line, North 24 degrees West for a distance of 88 feet to a point in the property line between Herbert and Agnes Cayse and Jack Corman; thence South 88 degrees East with the said property line for a distance of 100 feet to the point of the beginning, and containing approximately 3960 square feet; bein Deleted out-conveyances from title report 6-21-10 g the property acquired by the Company by deed dated August 1, 1957, and recorded in Deed Book 66, page 283, in the Office of the Clerk of Jessamine County, Kentucky.

Item 8. Being all of Lot 1A of the Jewell Heights Subdivision as shown by map and plat thereof of record in Plat Cabinet One, Page 188, in the office of the Clerk of the Jessamine County Court, and containing 0.3518 acre; and being the property acquired by the Company by deed dated July 14, 1980, and recorded in Deed Book 170, page 412, in the Office of the Clerk of Jessamine County, Kentucky.

Item 9. Beginning at an iron pin (set), a common corner of Switzer and Maddox, said iron pin being in the easterly right of way of Clays Mill Road; thence with the easterly right-of-way of Clays Mill Road N 21° 11' 42" E 216.59 feet to an iron pin (set); thence through the lands of Switzer for two calls, S 69° 57' 04" E 220.00 feet to an iron pin (set) and S 25° 25' 54" W 265.00 feet to an iron pin (set) in the common line of Switzer and Maddox; thence with said common line N 56° 37' 00" W 205.00 feet to the beginning and containing 1.164 acres. Being further described as parcel 2 on the Plat attached to the Deed of record in Deed Book 312, Page 244, Jessamine County Clerk's office, and marked Exhibit A. Also conveyed herein is a temporary twenty-foot access easement ("Access Easement") for ingress and egress to the above Real Property utilizing an existing entrance. The Easement is more particularly described on said Exhibit A and is identified thereon as a "temporary access for ingress and egress", and being the property acquired by the Company by deed dated November 12, 1993 and recorded in Deed Book 312, Page 244, in the Office of the Clerk of Jessamine County, Kentucky.

 The following described real estate of the Company situated in Knox County, Kentucky:

Item 1. A parcel of land situated on the south side of U.S. Highway No. 25 E., about one and three-quarters miles from the City of Corbin, described as follows: Beginning Corner "A" at a stake in South right-of-way line of U.S. Highway No. 25 E., West of the intersection of Siler Street and the said Highway, also being 30 feet Southwest of the right-of-way center line of the said Highway and approximately twenty-five (25) feet  South from Culvert crossing under the said Highway; running thence S. 50-26 E., with the South right-of-way line of said Highway thirty-two (32) feet, more or less, to stake; thence S. 52-25 E., 88.9 feet, more or less, to stake; thence S. 54-14 E., 63.7 feet, more or less, to stake; thence S. 61-34 E., 24.4 feet, more or less, to stake; thence S. 68-13 E., 93.3 feet, more or less, to stake in the South right-of-way line of the said Highway and West of the intersection of County Road and said Highway; thence S. 22-10 W. leaving the said Highway right-of-way line 8.4 feet, more or less, to stake on the North edge of Old County Road; thence S. 86-13 W. along the above said edge of Old County Road 300.7 feet, more or less, to stake; thence N. 14-29 E. leaving said County Road 191.0 feet, more or less, to the Beginning Corner "A"; being the property acquired by the Company by deed dated October 23, 1961, and recorded in Deed Book 120, page 431, in the Office of the Clerk of Knox County, Kentucky.

Item 2. Beginning at an existing Creosote Gate Post 12 feet northwest of centerline of Goodin Branch Road, approximately 1000 feet north of Old Kentucky 25E and Goodin Branch Intersection; thence S 47° 59' 36" W, 53.28 feet with the same gravel road to a fence post; thence S 28° 51' 50" W, 68.23 feet with the same gravel road to a corner fence post; thence leaving road and running with existing fence S 82° 01' 50" W, 197.22 feet to a corner fence post; thence N 28° 20' 58" W, 383.94 feet to a corner fence post; thence N 36° 28' 46" W, 10.85 feet to a corner fence post; thence continuing with a line of post, not fenced S 89° 38' 04" E, 49.81 feet to a post; thence N 80° 23' 58" E, 85.00 feet to a post; thence S 88° 22' 02" E, 155 feet to a post; thence S 71° 06' 41" E, 30.60 feet to a post; thence S 59° 56' 15" E, 230.61 feet to a post; thence S 73° 27' 20" E, 55.60 feet to a post; thence S 35° 30' 40" W, 98.68 feet to a post; thence N 87° 33' 00" W, 20.23 feet to a post; thence with a gravel road S 81° 39' 50" W, 21.73 feet to a gate post; thence S 57° 26' 07" W, 17.51 feet to beginning gate post, containing 2.818 acres, and being the property acquired by the Company by deed dated December 7, 1988, and recorded in Deed Book 240, page 604, in the Office of the Clerk of Knox County, Kentucky.

Item 3. Commencing at a point in the west right-of-way of the CSX railroad, said point being 50 feet west of the railroad centerline and 291 feet north of milepost #190; thence running generally parallel to a county road S 53 21 25 W, 234.22 feet to a steel pin (found) the southeast corner of the Paul Elswick property, also being in the north right-of-way of the county road; thence with said right-of-way and Paul Elswick line S 53 21 25 W, 125.66 feet to a steel pin (found); thence S 55 55 55 W, 46.46 feet to a steel pin (found); thence S 67 21 31 W, 60.67 feet to a steel pin (found); thence S 71 15 38 W, 86.25 feet to a steel pin (found) being at the southwest corner of the Paul Elswick property and the southeast corner of a roadway easement conveyed to the Kentucky Utilities Co.; thence with said easement line and right-of-way S 72 54 06 W, 25.09 feet to the southwest corner of said easement; thence continuing with said right-of-way S 72 54 06 W, 157.53 feet; thence S 70 15 11 W, 100.92 feet to a steel pin (found) the southwest corner of the George R. Smith property; thence S 67 10 22 W, 221.54 feet; thence S 70 49 08 W, 129.28 feet; thence S 73 46 14 W, 115.88 feet, thence S 77 13 22 W, 72.13 feet to a steel pin (set) the point of beginning of this tract; thence S 80 48 16 W, 210.00 feet to a steel pin (set); thence N 09 11 44 W, 210.00 feet to a steel pin (set); thence N 80 48 16 E, 210.00 feet to a steel pin (set); thence S 09 11 44 E, 210.00 feet to the point of beginning, containing 44,100 square feet or 1.012 acres, and being the same property acquired by the Company by deed dated March 14, 1989, and recorded in Deed Book 242, page 147, Knox County Court Clerk's Office and said property description being corrected by Deed of Correction dated October 15, 1989, and recorded in Deed Book 245, page 333, in the Office of the Clerk of Knox County, Kentucky.

Item 4. Commencing at a point in the west right-of-way of the CSX railroad, said point being 50 feet west of the railroad centerline and 291 feet north of milepost #190; thence running generally parallel to a county road S 53° 21' 25" W, 234.22 feet to a steel pin (found) the southeast corner of the Paul Elswick property, also being in the north right-of-way of the county road; thence with said right-of-way and Paul Elswick line S 53° 21'25" W. 125.66 feet to a steel pin (found); thence S 55° 55' 55" W. 46.46 feet to a steel pin (found); thence S 67° 21' 32" W. 60.67 feet to a steel pin (found); thence S 71° 15' 38" W, 86.25 feet to a steel pin (found) being at the southwest corner of the Paul Elswick property, the point of beginning of this tract, thence, continuing with the north right-of-way of county road, S 72° 54' 06" W, 25.09 feet to a steel pin (set); thence, N 22° 14' 46" W, 92.09 feet to a steel pin (set); thence N 26° 49' 42" W, 64.51 feet to a steel pin (set); thence, N 26° 49' 42" W. 16.04 feet to a steel pin (set); thence, with a curve to the left having a radius of 37.50 feet (chord bears N. 67° 58' 14" W. 49.33 feet) to a steel pin (set); thence, S. 70° 46' 36" W. 106.64 feet to a steel pin (found) the northeast corner of the George R. Smith property; thence, with George R. Smith north property line S. 70° 55' 26" W. 100.92 feet to a steel pin (found); thence, leaving said George R. Smith property S. 68° 45' 46" W. 504.13 feet to a steel pin (set) in the east line of a track of land conveyed to the Kentucky Utilities Company; thence, with said Kentucky Utilities tract N. 09° 11' 44" W. 25.56 feet to a steel pin (found) being the northeast corner of Kentucky Utilities Company's tract; thence, leaving said Kentucky Utilities Company tract N. 68° 45' 46" E. 499.27 feet to a steel pin (set); thence N. 70° 55' 26" E. 101.36 feet to a steel pin (set); thence, N 70° 46' 36" E. 106.61 feet to a steel pin (set); thence with a curve to the right having a radius of 62.50 feet (chord bears S. 67° 57' 59" E. 82.22 feet) to a steel pin (set); thence, S. 26° 07' 04" E. 13.92 feet to a steel pin (set) the northwest corner of the Paul Elswick line S. 26° 56' 33" E. 68.10 feet to a steel pin (set); thence, S. 22° 14' 17" E. 94.88 feet to the point of beginning, containing 25,188 square feet or .058 acres, and being the property acquired by the Company by deed dated November 6, 1989, and recorded in Deed Book 245, page 336, in the Office of the Clerk of Knox County, Kentucky.

 The following described real estate of the Company situated in Larue County, Kentucky:

Item 1. A certain lot or parcel of land fronting on the Illinois Central Railroad right of way for 19 feet and 4 inches, and extending back westwardly from said right of way a distance of 60 feet, of uniform width of 19 feet and 4 inches, between property of D. E. Patterson, on the South, and the passway mentioned below, on the North, and the right or easement to use, jointly with the owner of the lot lying immediately North of above lot, the passway ten feet in width and adjoining above lot on the North side; being the property acquired by the Company by deed dated July 12, 1938, and recorded in Deed Book 52, page 194, in the Office of the Clerk of Larue County, Kentucky.

Item 2. A certain plot of land at the West end of Hill Street in Hodgenville, Kentucky, being described as follows: Beginning at a stake adjacent to Illinois Central Railroad corner to present Kentucky Utilities Company substation lot and running thence N. 59½ W. 125 feet to a stake; thence turning and running S. 30½ W. 75 feet to a stake in a fence line; thence turning and running S. 47 30 minutes E. 127 feet six inches to Illinois Central Railroad; thence turning and following right-of-way of Illinois Central Railroad approximately N. 30½ E. 100 feet to point of beginning, being the property acquired by the Company by deed dated April 18, 1952, and recorded in Deed Book 65, page 253, in the Office of the Clerk of Larue County, Kentucky.

Item 3. A parcel of land situated on Kentucky Highway 462, near the Community of Attilla, and described as follows: Beginning at a stake on the North side of Kentucky Highway 462, which beginning point is a corner between Fred E. Burkholder and the heirs of George Skaggs and said Highway, running thence along the North side of said Highway approximately S 54 W about 250 feet to a stake on the north side of said Highway; thence approximately N 36 W about 322.2 feet to a stake; thence approximately N 54 E about 342.7 feet to a stake; thence approximately S 36 E about 194.5 feet to a stake in the property line between Fred E. Burkholder and the heirs of George Skaggs; thence with said property line running approximately due South about 158.7 feet to the beginning; being the property acquired by the Company by deed dated November 1, 1954, and recorded in Deed Book 67, page 532, in the Office of the Clerk of Larue County, Kentucky.

Item 4. The following described real estate situated near Hodgenville, Kentucky: Beginning at the corner of J. R. Edwards and Carrie Lee Edwards and the Company in the line of the Illinois Central Railroad Company, which corner is the southeast corner of the Company's existing substation lot, running thence South 30 deg. 30 min. West with line of the railroad 50 feet to a new corner; thence North 59 deg. 30 min. West 150 feet to a new corner; thence North 30 deg. 30 min. East 150 feet to a new corner; thence South 59 deg. 30 min. East 25 feet to an existing corner of J. R. Edwards and Carrie Lee Edwards and the Company; thence South 30 deg. 30 min. West with the fine of the Company 75 feet to an existing corner; thence South 47 deg. 30 min. East 127 feet 6 inches to the point of beginning; being the property acquired by the Company by deed dated January 5, 1967, and recorded in Deed Book 81, page 211, in the Office of the Clerk of Larue County, Kentucky.

 The following described real estate of the Company situated in Laurel County, Kentucky:

Item 1. Beginning at a stake at a corner between the lands now or formerly of Nellie Foster Ebner and W. Y. Johnson at the north side of a private road, from which a black oak pointer bears south 18 feet; thence with the line between said Nellie Foster Ebner and D. Y. Johnson N 30 E 300 feet to a stake; thence leaving said line N 77-30 W 100 feet to a stake; thence S 30 W 300 feet to a stake at the north side of the aforesaid private road; thence with same S-77-30 E 100 feet to the beginning, containing .69 acres, being the property acquired by the Company by deed dated June 5, 1924, and recorded in Deed Book 67, page 265, in the Office of the Clerk of Laurel County, Kentucky.

Item 2. A certain tract of land more particularly described as follows: Beginning at a stone corner, 20 feet north of Fosters' old line thence S. 77.30 E. 181.8 feet to a stake at edge of road; thence N. 29.50 E. 594.7 feet to a stake; thence N. 59.30 W. 186.3 feet to a stone in Nellie Foster's line; thence S. 30.00 W. 652.0 feet to the point of beginning, containing 2.6 acres more or less; being the property acquired by the Company by deed dated May 8, 1950, and recorded in Deed Book 111, page 527, in the Office of the Clerk of Laurel County, Kentucky.

Item 3. Lot Number 4 in the Howard sub-division or the Lynhurst Tourist Camp as shown by plat of record in Deed Book 107, page 101, Laurel County Court Clerk's office; being the property acquired by the Company by deed dated May 4, 1954, and recorded in Deed Book 126, page 34, in the Office of the Clerk of Laurel County, Kentucky.

There are excepted from the foregoing property all coal and oil mineral rights.

Item 4. A parcel of land situated about five miles south from the City of London, described as follows: Beginning Corner "A" at a stake located in the East right-of-way line of U.S. Highway No. 25 and the South right-of-way line of Rural Highway, about 100 feet East of the center of U.S. Highway No. 25 pavement and about 25 feet South of the center of Rural Highway pavement, running thence N. 49-06 E. with the South right-of-way line of said Rural Highway 107.55 feet, more or less, to stake Corner "B"; thence S. 2-40 E. leaving said Rural Highway right-of-way line 176.25 feet, more or less, to a stake Corner" C"; thence S. 87-03 W. 74.0 feet, more or less, to a stake Corner "D" in said East right-of-way line of. U.S. Highway No. 25; thence N. 8-15 W. a chord 110.66 feet, more or less, along the East right-of-way line of said U.S. Highway No. 25 to the beginning Corner "A"; being the property acquired by the Company by deed dated September 25, 1961, and recorded in Deed Book 153, page 321, in the Office of the Clerk of Laurel County, Kentucky.

Item 5. Beginning at a point in the East right-of-way line of Old Whitley Road, said point being located N. 23°-05 W. 146.43 ft., more or less, from a corner stone common to the lands of the Jenkins, Drigger Construction Company and Old Whitley Road, running thence N. 23°-05 W. with the East right-of-way line of Old Whitley Road for a distance of 200.0 ft. to a point in said right-of-way line; thence leaving said right-of-way line and running N. 66°-55 E. for a distance of 200.0 ft. to a point; thence S 23°-05 E. for a distance of 200.0 ft. to a point; thence S 66°-55 W. for a distance of 200.0 ft. to the point of beginning; being the property acquired by the Company by deed dated January 10, 1970, and recorded in Deed Book 198, page 31, in the Office of the Clerk of Laurel County, Kentucky.

Item 6. Beginning at an iron pin in the northeast right-of-way fence line of a county road and 50 feet southeast of the center line of an electric transmission line owned by East Kentucky R.E.C.C. and a new corner to Mrs. Flora Adams; thence with Mrs. Flora Adams for three new lines, N 42° 00' E parallel to and 50 feet southeast of the aforesaid transmission line 194.15 feet to an iron pin, S 48° 00' E 50 feet to an iron pin, and parallel to and 100 feet southeast of the aforesaid transmission line N 42° 00' E 413.92 feet to an iron pin in the southwest fence line of an old abandoned road; thence with the aforesaid southwest fence line of the old abandoned road for three calls, N 48° 03' W 153.51 feet to an iron pin, N 44° 42' W 122.13 feet to an iron pin and N 46° 03' W 189.78 feet to a nail in an 18" hard maple, corner to Roy Carr; thence with Roy Carr for two calls, S 41° 24' W 204.17 feet to an iron pin, and S 42° 21' W 216.71 feet to an iron pin, a new corner to Mrs. Flora Adams; thence with Mrs. Flora Adams for two new lines, S 46° 50' E 314.4 feet to an iron pin 50 feet northwest of the center line of the aforesaid transmission line, and S 42° 00' W parallel to and 50 feet northwest of the aforesaid transmission line 205.85 feet town iron pin in the northeast right-of-way fence of a county road; thence with the aforesaid northeast right-of-way fence of a county road S 54° 40' E 100.68 feet to the beginning and containing 4.896 acres; being the property acquired by the Company by deed dated September 7, 1973, and recorded in Deed Book 223, page 463, in the Office of the Clerk of Laurel County, Kentucky.

Item 7. Beginning at a stake in old fence running on the North side of the Old Whitley Road, stake and beginning corner being on a bearing of S. 82° 50' E. 99.3' from a 24" maple and said maple being an original corner common to R. H. Medlin and Elmer Wyatt; thence N. 7° 10' E. 150' to a stake corner common to Medlin and Kentucky Utilities; thence S. 82° 50' E. 150' to a stake, corner common to Medlin and Kentucky Utilities; thence S. 7° 10' W. 150' to a stake in old fence line on the North side of the Old Whitley Road, corner common to Medlin and Kentucky Utilities; thence with old fence line on the North side of the Old Whitley Road N. 82° 50' W. 150' to the beginning corner containing 0.5 acre, more or less. Above description is a previously staked area by Kentucky Utilities. Said description being just off Old US 25 and Ky. 2392. Survey by Larry W. Jervis, Registered Land Surveyor # 1535, dated August 3, 1987, and being the property acquired by the Company by deed dated August 16, 1987, and recorded in Deed Book 351, page 49, in the Office of the Clerk of Laurel County, Kentucky.

Item 8. BEGINNING at corner 1, an iron pin located on the south side of Coolidge Street, common to the Maxie Sasser parcel; thence S. 06° 52' E. 177.87 feet to corner 1, a 40-inch red oak common to the Maxie Sasser and the York parcel; thence S. 83° 00' W. 97.85 feet to corner 3, a steel fence post common to the Standard Oil Company parcel; thence N. 21° 30' W. 30.00 feet to corner 4, a crosstie common to the Standard Oil Company and Kentucky Utilities parcel; thence N. 42° 30' E. 15.00 feet to corner 5, an iron pin common to the Kentucky Utilities Company parcel; thence N. 08° 55' W. 70.49 feet to corner 6, an iron pin common to the Kentucky Utilities parcel; thence S. 84° 15' W. 29.61 feet to corner 7, an iron pin common to the Kentucky Utilities and Lela Goldie parcel; thence N. 08° 42' W. 65.19 feet to corner 8, an iron pin located on the south side of Coolidge Street common to the Lela Goldie parcel; thence N. 83° 23' E. 126.92 feet to corner 1, the place of beginning, containing 0.43 acre more or less, and being the property acquired by the Company by deed dated July 1, 1992, and recorded in Deed Book 405, Page 212, in the Office of the Clerk of Laurel County, Kentucky.

Item 9. Lying and being in Laurel County, Kentucky, and fronting on Myers-Baker Road in the City of London, and more particularly described as follows:  Beginning at an iron pin found (stamped LS #2834) located in the north right-of-way of Myers-Baker Road approximately 800 feet in a westerly direction from aforementioned road and Ky. Highway 363, said corner also being the southwest corner of a tract of land conveyed to Robert Hasty (Deed Book 98, Pages 95 and 100). Thence leaving the north right-of-way of Myers-Baker Road N 15-44-56 E, 123.65 feet to an iron pin found (stamped LS #2834); thence N 16-31-13 E, 107.33 feet to an iron pin found (stamped LS #2834); thence N 74-12-52 W, 149.96 feet to an iron pin set (stamped LS #3007); thence S 16-28-20 W, 272.65 feet to an iron pin set (stamped LS #3007) located in the north right-of-way of Myers-Baker Road; thence with said right-of-way in an easterly direction 160 feet to the point of beginning, containing 0.88 acres, more or less. Being the same property conveyed to the Company by deed dated April 28, 1998, recorded in Deed Book 481, Page 364, in the Office of the Clerk of Laurel County, Kentucky.

 The following described real estate of the Company situated in Lee County, Kentucky:

Item 1. A lot in the City of Beattyville described as follows: beginning at a stone where the southeast corner of the John Best lot intersects with the J. M. Tharp lot; thence in a northerly direction along the Best-Tharp line fence for a distance of One Hundred Feet (100'); thence in an Eastward direction for a distance of sixty feet (60') to a stone; thence in a Southward direction for a distance of One Hundred Feet (100') to a stone in the fence line between the Tharp lot and the old L. & A. right-of-way; thence along the fence line in a Westerly direction, a distance of Sixty Feet (60') to the place of beginning; being the property acquired by the Company by Deed dated November 12, 1948, and recorded in Deed Book 65, page 552, in the Office of the Clerk of Lee County, Kentucky.

Item 2. A parcel of land lying and being on the head waters of Mike's branch on Highway No. 52, described as follows: Beginning at an iron stake in what is known as the Flahaven line, a corner common to Charlie Green Wade and the Tackett heirs; thence with a line of said Tackett heirs, N 75.30 E 290 feet to a stake in the south right of way line of State Highway No. 52; thence with said right of way line S 80 E. 60 feet; thence leaving said right of way line and with the north line of the proposed Wade ridge road change, S 39 W 460 feet to a 28 inch black oak at the present road; thence N 7 W. 108 feet to a pine corner to said Wade; thence with his lines N. 14 W. 150 feet to a stake in said Flahaven line; thence with said line N. 5.30 W. 45 feet to the place of beginning, containing One and one-fourth (1¼) acres, excepting however, out of said parcel of land all minerals; being the property acquired by the Company by deed dated 20th day of May, 1954, and recorded in Deed Book 69, page 590, in the Office of the Clerk of Lee County, Kentucky.

There are excepted from the foregoing property all mineral rights.

Item 3. Beginning at a concrete post in the west right of way line of State Highway No. 52, a corner to Lizzie Pitman and in what is known as the Flahaven line; thence with said line and in part with said Pitman and C. G. Wade, S 5-30 E 257 feet to a hickory and pile of stones, corner to said Wade and party of the second part; thence with said Kentucky Utilities Company line N 75-30 E 290 feet to a stake in the west right of way line of said Highway; thence northwesterly 370 feet to the beginning, containing seven-tenths (7/10) acre, excepting however, out of said parcel of land all minerals; being the property acquired by the Company by deed dated June 3, 1954, and recorded in Deed Book 70, page 457, in the Office of the Clerk of Lee County, Kentucky.

There are excepted from the foregoing property all mineral rights.

Item 4. A tract of land situated on the waters of Stone Coal Branch, a tributary of Sturgeon Creek, described as follows: Beginning at an iron pin set in concrete, said pin being in the center of Company's Richmond-Lynch 138 KV electric transmission line and being North 48° 51' West 265 feet from the center of Kentucky Highway No. 587; thence South 41° 09' West 100 feet to an iron pin set in concrete; thence North 48° 51' West and being parallel to and 100 feet from the center line of Company's Richmond-Lynch 138 KV transmission line 200 feet to an iron pin set in concrete; thence North 41° 09' East 200 feet to an iron pin set in concrete; thence South 48° 51' East and being parallel to and 100 feet from the center line of Company's Richmond-Lynch 138 KV transmission line 200 feet to an iron pin set in concrete; thence South 41° 09' West 100 feet to the point of beginning, and containing 0.92 acre, being the property acquired by the Company by deed dated December 5, 1962, and recorded in Deed Book 82, page 395, in the Office of the Clerk of Lee County, Kentucky.

Item 5. A tract of land located in the Bear Track Section of Lee County, Kentucky; on North side of Kentucky Highway No. 52 and described as follows: Beginning at a point in the centerline of the Company's existing Irvine to Beattyville transmission line, said point being 220 feet North 85 degrees 39 minutes West of a point in the line between the lands of Sipple, et al., and the lands of Conrad College, as measured along the above mentioned centerline; thence S 16 degrees 30 minutes East 155 feet to a point in the North right-of-way of Kentucky Highway No. 52, said point being 190 feet S 85 degrees 39 minutes West of the Southwest corner of the Conrad College tract; thence Westwardly with Kentucky Highway No. 52 on the North edge of the right-of-way thereof, for a distance of 300 feet to a point on the North right-of-way line of Kentucky Highway No. 52; thence North 13 degrees East 320 feet to a point in the centerline of the Company's above mentioned transmission line; thence running with said centerline S 85 degrees 39 minutes East, a distance of 150 feet to the point of beginning, containing one acre, more or less; being the property acquired by the Company by deed dated May 8, 1964, and recorded in Deed Book 84, page 609, in the Office of the Clerk of Lee County, Kentucky.

 The following described real estate of the Company situated in Lincoln County, Kentucky.

Item 1. A parcel of land situated approximately one-half mile north of the City of Crab Orchard, on the west side of Kentucky Highway No. 39 (Crab Orchard-Lancaster road) described as follows: Beginning at a point in the property line of Charlie Saylor, corner to Roscoe Saylor, said point being approximately thirty feet from center line of Kentucky Highway 39; thence parallel with said highway North 45 degrees 30 minutes West one hundred twenty-five (125) feet to a point approximately 32 feet from center line of Highway 39; thence South 60 degrees 55 minutes West one hundred twenty-five (125) feet to a point; thence South 45 degrees 30 minutes East one hundred twenty-five (125) feet to a point in the property line common to Roscoe Saylor; thence North 60 degrees 55 minutes East one hundred twenty-five (125) feet to the point of beginning, containing three hundred forty-four thousandths (0.344) of an acre; being the property acquired by the Company by deed dated May 21, 1954, and recorded in Deed Book 118, page 182, in the Office of the Clerk of Lincoln County, Kentucky.

Item 2. A tract of land situated in the City of Stanford, described as follows: Beginning at a marker 30 feet North of the center line of Kentucky Highway #78, and 35 feet East of the center line of St. Asaph's Creek, corner to property of the City of Stanford (Water and Sewer Commission); thence N. 00 deg. 45 min. E 150.0 feet to a marker in line of City of Stanford (Water and Sewer Commission), a new corner to Elliott; thence turning and running N 89 deg. 45 min. W 150.0 feet to a marker; thence turning and running S 10 deg. 00 min. W 152.5 feet to a marker in the Northern right-of-way line of Ky. Highway No. 78, a new corner to Elliott; thence turning and running along the Northern right-of-way line of Ky. Highway No. 78 S 89 deg. 45 min. E 175.0 feet to the point of beginning, containing 0.560 of an acre, more or less; being the property acquired by the Company by deed dated December 19, 1961, and recorded in Deed Book 137, page 310, in the Office of the Clerk of Lincoln County, Kentucky.

Item 3. Beginning at a point located N 83° 48' East 25 feet from a railroad spike set in the centerline of Ky. 1247, said spike 485.5' from the south property line of Marvin L. Wesley, thence with the right of way of Ky. 1247 N 06° 12' W 150.0 feet to a point located N 83° 48' E 25 feet from a railroad spike set in the centerline; thence with Wesley for three calls N 83° 48' E 150 feet to an iron pin, S 06° 12' E 150.0 feet to an iron pin, S 83° 48' W 150 feet to the beginning containing 0.52 acres, and being the property acquired by the Company by deed dated June 9, 1978 and recorded in Deed Book 194, page 78, in the Office of the Clerk of Lincoln County, Kentucky.

 The following described real estate of the Company situated in Livingston County, Kentucky:

Item 1. Beginning at a concrete monument in the South right-of-way line of Black Bottom Road 605 feet East along right-of-way line from the Northwest corner of this property; thence a new line South 9° 10' West 400.00 feet to a concrete monument; thence South 80° 50' East 400.00 feet to a concrete monument; thence North 9° 10' East 400.00 feet to a concrete monument in the South right-of-way line of Black Bottom Road; thence with said right-of-way North 80° 50' West 400.00 feet to the point of beginning, containing 3.67 acres and being the property acquired by the Company by deed dated May 3, 1977, and recorded in Deed Book 128, page 113, in the Office of the Clerk of Livingston County, Kentucky.

 The following described real estate of the Company situated in Lyon County, Kentucky:

Item 1. A tract of land described as follows: Beginning at a stake on the West side of Highway #62, in the right-of-way line of Highway #62, 766 feet South 41 degrees 30 minutes East from the right-of-way line of Highway #489 at its intersection with Highway #62; thence running with Highway #62 South 41 degrees 30 minutes East, a distance of 150 feet to a stake; thence running at right angles to Highway #62, South 48 degrees 30 minutes West, a. distance of 150 feet to a stake; thence North 41 degrees 30 minutes West 150 feet to a stake; thence North 48 degrees 30 minutes East, a distance of 150 feet to the beginning, containing 0.51 plus acre; being the property acquired by the Company by deed dated May 11, 1963, and recorded in Deed Book 52, page 477, in the Office of the Clerk of Lyon County, Kentucky.

Item 2. From a point where the centerline of Grantor's Paducah District main track as presently located intersects the centerline of the U.S. Hwy. #641 overhead bridge at Railroad Valuation Station 1874+08.5 (Mile Post J-189 plus 5197.5 feet), run easterly along the centerline of said main tract, 2332.5 feet to a point at Railroad Valuation Station 1897+41; thence South 0° 22' East, 160 feet, more or less, to a point 155 feet perpendicularly distant southerly from said centerline of main track, said point being Grantor's property corner and the point of beginning, thence North 0° 22' West along Grantor's East property line, 65 feet, more or less, to Grantor's property corner at a point 90 feet perpendicularly distant southerly from said centerline of main track; thence northerly along a line that lies perpendicular to said centerline of main track, 65 feet to a line that lies parallel with and 25 feet normally distant southerly from said centerline of main track; thence westerly along said parallel line, 125 feet to a point and corner; thence southerly at a right angle to the last described course, 130 feet, to a point and corner in a line that lies parallel with and 155 feet normally distant southerly from said centerline of main track; thence easterly along the last said parallel line, being along Grantor's South property line, 140 feet, more or less, to return to the point of beginning; and being the property acquired by the Company by deed dated November 30, 1982, and recorded in Deed Book 85, page 537, in the Office of the Clerk of Lyon County, Kentucky.

Item 3. Lot Nos. Eighteen (18), Nineteen (19) and Twenty (20) in the Sarah's Lane Subdivision, and being as shown by plat of record in Plat Cabinet 1, slide 88, (formerly Plat Book 4, page 23) Lyon County Court Clerk's Office, and being the same property acquired by the Company by deed dated October 17, 1994 and recorded in Deed Book 108, page 628, in the Office of the Clerk of Lyon County, Kentucky.

EXCLUDING FROM Item 3 so much as was conveyed to the Commonwealth of Kentucky for the use and benefit of the Transportation Cabinet, Department of Highways, by Deed of Conveyance dated December 23, 2003, recorded in Deed Book 133, Page 499, in the Office of the Clerk of Lyon County, Kentucky.

And less and excepting (from Item 3) the following described real property conveyed away by the Company in January, 2006:

Tract A.  Being a tract of land lying in Lyon County along U.S. 62 approximately 2.07 miles west of the Western Kentucky Parkway, and more particularly described as follows:

Beginning at a point in the proposed right of way line 46.64 feet left of PROP. U.S. 62 station 61+98.58; thence with the west property line North 30 degrees 56 minutes 11 seconds West, 58.36 feet to a point in the proposed right of way line 105.00 feet left of PROP. U.S. 62 station 61+97.75; thence with the proposed right of way line North 64 degrees 24 minutes 29 seconds East, 253.04 feet to a point in the proposed right of way line 8.500 feet left of PROP. U.S. 62 station 64+50.00; thence with the proposed right of way line North 49 degrees 53 minutes 12 seconds East, 46.39 feet to a point in the east property line 93.05 feet left of PROP. U.S. 62 station 64+95.68; thence with the east property line South 29 degrees 40 minutes 54 seconds East, 46.27 feet to a point in the existing right of way line 46.78 feet left of PROP. U.S. 62 station 64+95.33; thence with the existing right of way line South 59 degrees 50 minutes 55 seconds West, 296.75 feet to the point of beginning.

The above described parcel contains 0.323 acres (14,082 sq. ft.).

Tract B.  Being a tract of land lying in Lyon County along U.S. 62 approximately 2.05 miles west of the Western Kentucky Parkway, and more particularly described as follows:

Beginning at a point in the proposed right of way line 95.31 feet left of PROP. U.S. 62 station 63+20.00; thence with the proposed easement line North 30 degrees 07 minutes 31 seconds West, 9.69 feet to a point in the proposed easement corner 105.00 feet left of PROP. U.S. 62 station 63+20.00; thence with the proposed easement line North 59 degrees 52 minutes 29 seconds East, 55.00 feet to a point in the proposed easement corner 105.00 feet left of PROP. U.S. 62 station 63+75.00; thence with the proposed easement line South 30 degrees 07 minutes 31 seconds East, 14.05 feet to a point in the proposed right of way line 90.55 feet left of PROP. U.S. 62 station 63+75.00; thence with the proposed right of way line South 64 degrees 24 minutes 29 seconds West, 55.17 feet to the point of beginning.

The above described parcel contains 0.015 acres (653 sq. ft.).

Tract C.  Being a tract of land lying in Lyon County along U.S. 62 approximately 2.05 miles west of the Western Kentucky Parkway, and more particularly described as follows:

Beginning at a point in the proposed right of way line 103.63 feet left of PROP. U.S. 62 station 62+15.00; thence with the proposed easement line North 30 degrees 07 minutes 31 seconds West, 16.37 feet to a point in the proposed easement corner 120.00 feet left of PROP. U.S. 62 station 62+15.00; thence with the proposed easement line North 59 degrees 52 minutes 29 seconds East, 50.00 feet to a point in the proposed easement corner 120.00 feet left of PROP. U.S. 62 station 62+65.00; thence with the proposed easement line South 30 degrees 07 minutes 31 seconds East, 20.33 feet to a point in the proposed right of way line 99.67 feet left of PROP. U.S. 62 station 62+65.00; thence with the proposed right of way line South 64 degrees 24 minutes 29 seconds West, 50.16 feet to the point of beginning.

The above described parcel contains 0.021 acres (917 sq. ft.).

The above described property (Item 3) being a portion of the same property conveyed to KENTUCKY UTILITIES COMPANY, INC. by FAULKNER ENGINEERING & CONSTRUCTION, INC. by Deed dated October 17, 1994 and recorded in Deed Book 108, Page 628 in the Office of the Clerk of Lyon County, Kentucky.

 The following described real estate of the Company situated in Madison County, Kentucky:

Item 1. A certain tract of land on the West side of Laurel street in Richmond, bounded and described as follows: Beginning at a point in Lot No. 33, 10 feet from the South line of Lot No. 34 on Laurel street; thence with Laurel street 10 feet to the line of Lot No. 34; thence with the line of Lot No. 34, 150 feet; thence with the rear lines of Lots Nos. 34, 35 and 36 to the right of way of the R. N. I. & B. R. R.; thence in the Westwardly direction with the said right of way, 167 feet, more or less, to the line of C. D. Chenault; thence at right angles with Chenault’s line to a point where the extension of the South line of Lot No. 34 would strike same; thence with the supposed extended line of Lot No. 34, crossing the pond to a point at low water mark; thence with low water mark, 10 feet; thence a new line running from low water mark and through Lot No. 33, so as to include 10 feet off the North side of same, to the point of beginning.

Item 2. A tract of land in Richmond described as follows, to-wit: On the West side of Laurel street in Richmond fronting 30 feet on the said Laurel street, and running back, the same width, 150 feet to the property of Elmer Deatherage; and bounded on the North by the property formerly owned by the Richmond Electric & Power Company; and on the South by the property of Charlie Oakes, being 30 feet off South side of Lot No. 33 in Brooks & Evans Subdivision of the McCreary property, plat of which is recorded in Deed Book 39, page 200.

Item 3. A tract of land in Richmond, thus described: A certain parcel of land in Brooks, McCreary & Evans Addition to the City of Richmond plat of which is of record in Deed Book 39, page 200, and being 50 feet off of the rear or West end of Lots Nos. 34, 35 and 36 of said Addition and thus bounded: Beginning at the Southwest corner of Lot No. 34, adjoining the property formerly owned by the Richmond Electric & Power Company; thence in the direction of Laurel street along the South line of Lot No. 34 a distance of 50 feet; thence at right angles a distance of 108 feet, more or less, to the right of way of the Louisville & Nashville R. R.; thence with the said right of way to the line of the property formerly owned by Richmond Electric & Power Company; thence along the line of the property formerly owned by Richmond Electric & Power Company a distance of 100 feet to the beginning.

The property described above in Items 1 to 3 was acquired by the Company by deed dated February 3, 1913, and recorded in Deed Book 77, page 409, in the Office of the Clerk of Madison County, Kentucky.

Item 4. A certain small plat of land situated in the Brooks, McCreary and Evans addition to the City of Richmond, bounded and described as follows: Beginning 10 feet Northwest from the back corner of Lots No. 32 and 33 of the said addition, plat of which is recorded in Deed Book No. 39, at page 200, in the Office of the Clerk of Madison County, Kentucky, a corner to properties now or formerly of R. B. Mullins and Kentucky Utilities Company; thence in a northwesterly direction along the line between lots No. 32 and 33, produced, 10 feet; thence in a southwesterly direction, on a line parallel to the back line of Lot No. 32, and 10 feet therefrom, a distance of 4 feet; thence in a northwesterly direction, on a line parallel to the division line between Lots No. 32 and 33, produced, to a point in line with the face of the concrete wall along the edge of the pond, and about 4 feet from the corner of same; thence to and with the face of said wall, to the former line of the Kentucky Utilities Company’s property, thence with said line to the beginning; being the property acquired by the Company by deed dated April 28, 1925, and recorded in Deed Book 100, page 362, in the Office of the Clerk of Madison County, Kentucky; EXCLUDING THEREFROM so much as was conveyed to Gene T. Parks and Edith B. Parks by Special Warranty Deed dated as of October 1, 2003, recorded in Deed Book 563, Page 681 in the Office of the Clerk of Madison County, Kentucky.

Item 5. A certain tract of land situated on the headwaters of Otter Creek, and west of the Brooks, McCreary and Evans subdivision in the city of Richmond described as follows:  Beginning at a post corner to Rice Brothers and in the south right of way line of the L & A division of the L & N Railroad, thence with said right of way line, S 71 E 352 feet to a stake corner to the Kentucky Utilities Company’s Power House lot, with lines of same, S 29 W 73 feet to a point in a pond, S 61¼ E 110 feet to a point in a concrete wall on the edge of pond, with said wall S 9 W 10 feet, S 28½ W passing the end of said wall at 28 feet and continuing the line of same, the same course, in all 32 feet to another corner of the Power House lot, continuing lines of same, S 61¼  E 43 feet, N 28¾ E 4 feet, S 61¼ E 10 feet, to a post at the corner of Lots 32 and 33 of the Brooks, McCreary and Evans subdivision, thence with the west or rear line of the lots of said subdivision which face the west side of Laurel Street, S 28¾ W 318 feet to a post in the rear line of Lot No. 25 and corner to James Walker, thence Walker's line, N 74 5/8 W, passing the corner of Walker and B. C. Stotts and continuing with Stotts the same course in all 422 feet to a post corner to Stotts, thence new lines dividing this tract and the remainder of the Hamilton land, to be conveyed to the Richmond Water & Gas Works, N 26½ E 298.5 feet, N 67½ W 98 feet to a post corner to Rice Brothers, thence their line, N 29½ E 180 feet to the beginning, containing four and 53/100 (4.53) acres, as per survey made by H. deB. Forbes, a Civil Engineer, on May 15, 1948; being the property acquired by the Company by deed dated May 22, 1948, and recorded in Deed Book 141, page 375, in the Office of the Clerk of Madison County, Kentucky; EXCLUDING THEREFROM so much as was conveyed to Gene T. Parks and Edith B. Parks by Special Warranty Deed dated as of October 1, 2003, recorded in Deed Book 563, Page 681 in the Office of the Clerk of Madison County, Kentucky.

Item 6. A tract of land situated in Dillingham Addition to the City of Richmond, and described as follows: On the East side of Fairview Street and beginning at a point common to Fairview Street and an Alley, said point being 225 feet North of the corner of Fairview Street and Race Street, thence parallel with Fairview Street, South 13 degrees, West 100 feet to a corner with land of Allen Morgan; thence South 77 degrees East 90 feet to a common corner with Allen Morgan and B. C. Richardson; thence North 13 degrees East 100 feet to a point common to the alley and B. C. Richardson; thence parallel to the alley, North 77 degrees, West 90 feet to the point of beginning, containing two thousand and sixty-six ten-thousandths (0.2066) of an acre; being the property acquired by the Company by deed dated April 15, 1955, and recorded in Deed Book 161, page 100, in the Office of the Clerk of Madison County, Kentucky.

Item 7. A tract of land situated on the water of Tates Creek adjacent to the Goggins Lane, and described as follows: Beginning at an iron pin set in the center of Goggins Lane, corner to the lands of John M. and Strother Park and heirs of George Gumbert; thence with Gumbert's line North 77 degrees 30 minutes East 228.7 feet to an angle in the fence; thence North 72 degrees 00 minutes East 171.3 feet to an iron pin corner to heirs of George Gumbert and Thomas J. and Naomi Clouse; thence with Clouse's line North 34 degrees, 21 minutes West 483.4 feet to an iron pin; thence South 56 degrees 14minutes West 350 feet to the center of Goggins Lane, corner to the lands of John M. and Strother Park; thence with Park's line and the center of Goggins Lane, South 38 degrees 26 minutes East 154.8 feet; South 37 degrees 28 minutes East 140.4 feet; South 2 degrees 55 minutes West 74.8 feet to the point of beginning and containing 3.387 acres; being the property acquired by the Company by deed dated April 27, 1955, and recorded in Deed Book 161, page 169, in the Office of the Clerk of Madison County, Kentucky.

Item 8. A tract of land lying on the waters of Silver Creek, described as follows: Beginning at a stake in the east right-of-way line of the Kirksville-Kentucky River Road or Kentucky Highway No. 595, and 114 feet south from a corner to Burton Hale; running thence approximately North 62½° East 100 feet; thence South 27½°  East 100 feet; thence South 62½° West 100 feet to a point in the east right-of-way line of said highway; thence with right-of-way line of highway North 27½° West 100 feet to the point of beginning; being the property acquired by the Company by deed dated November 3, 1956, and recorded in Deed Book 167, page 316, in the Office of the Clerk of Madison County, Kentucky.

Item 9. A tract of land situated in the City of Richmond, described as follows: Beginning at an iron pin in the west line of Laurel Street at the northeast corner of five lots previously sold from the Walker land; thence with the west line of Laurel Street, N 28°-20' E 96.0 feet to a post in said line and corner to Floyd McQueen; thence leaving Laurel Street with two of McQueen's lines N 68°-20' W 148.5 feet to a post, N 20°-35' E 29.4 feet to a post in McQueen's line and corner to the Company; thence with line of same N 74°-55' W 312.5 feet to a post in said line and corner to Ray Wilson; thence Wilson's line, S 26°-0' W 40 feet to a stake at corner to the Walker land sold to Eldridge Carrier, Jr., et al.; thence line of same S 62°-10' E, passing an iron pin at the northwest corner of the previously mentioned five lots sold off of the Walker land at 306.0 feet and continuing the north line of said lots the same course, in all 453.5 feet to the beginning; being the property acquired by the Company by deed dated July 20, 1957, and recorded in Deed Book 171, page 510, in the Office of the Clerk of Madison County, Kentucky; EXCLUDING THEREFROM so much as was conveyed to Gene T. Parks and Edith B. Parks by Special Warranty Deed dated as of October 1, 2003, recorded in Deed Book 563, Page 681 in the Office of the Clerk of Madison County, Kentucky.

Item 10. A tract of land situated on Edwards Avenue, adjacent to the City of Richmond, described as follows: Beginning at a point, corner to A. H. Thomas heirs, John Henson and below described, which point is 236.75 feet in an easterly direction from the A. H. Thomas heirs corner to Jett and Parrish properties; thence in a direction of S 72°-37' E with A. H. Thomas heirs for a distance of 52.33 feet to a point, corner to Mrs. Katherine McClintock; thence in a direction of S 17°-43' W with Mrs. Katherine McClintock for a distance of 168.42 feet to a point, the North margin of Edwards Avenue; thence in a direction of N 71°-30' W with the north margin of Edwards Avenue for a distance of 50.00 feet to a point, corner to John Henson; thence in a direction of N 17°-33' E with John Henson for a distance of 168.50 feet to point of beginning, containing approximately 0.2 acre; being the property acquired by the Company by deed dated January 2, 1959, and recorded in Deed Book 178, page 249, in the Office of the Clerk of Madison County, Kentucky.

Item 11. A tract of land situated near the western limits of the City of Richmond, described as follows: Beginning at a marker in the property of Eastern Kentucky State College, said marker being South 68 deg. 49 min. East 1160 feet from centerline of Ky. Highway 52 and 60 feet South of the centerline (and on the Southern edge) of the access road into Eastern Kentucky State College property; thence at right angles to the proposed access road South 21 deg. 11 min. West 150 feet to a marker; thence South 68 deg. 49 min. East 150 feet to a marker; thence North 21 deg. 11 min. East 150 feet to a marker at the edge of the right-of-way, of said access road; thence 60 feet from and parallel with the centerline of said access road along the Southern right-of-way of said road North 68 deg. 49 min. West 150 feet to the point of beginning, containing 0.516 acre, more or less; being the property acquired by the Company by deed dated May 31, 1961, and recorded in Deed Book 192, page 27, in the Office of the Clerk of Madison County, Kentucky; EXCLUDING THEREFROM so much as was conveyed to the Commonwealth of Kentucky for the use and benefit of the Department of Highways by Deed dated October 26, 1963, recorded in Deed Book 206, Page 173 in the Office of the Clerk of Madison County, Kentucky.

There is further excepted from the above-described property, the following described tract of land: Beginning at a point in the Company's northwest property line corner, said point also being in the existing south right-of-way line of the Eastern College By-pass; thence running S 68 degrees 49 minutes E in the Company's northeast property line, said property line also being the existing south right-of-way line of the Eastern College By-pass, for a distance of 150 feet to a point in the Company's northeast property line corner; thence running southwesterly in the Company's southeast property line and crossing the centerline of proposed service road at Station 13+18.3 for a distance of 47 feet; thence running N 68 degrees 49 minutes W 47 feet southwest of and parallel to the Company's north property line, for a distance of 150 feet to a point in the Company's northwest property line; thence running northeasterly in the Company's northwest property line and crossing the centerline of proposed service road at Station 11+66.3 for a distance of 47 feet, to the point of beginning.

Item 12. A tract of land described as follows: Beginning at a point in the line between the lands of Clay Duncan Witt, Beulah D. Jones and Bernard G. Jones and the lands of the Kentucky Department of Highways #52 (new), said point being 282.5 feet east of the center of Big Hill Road, and said point being station #75 + 26 of the Kentucky Highway Department survey of Kentucky Highway #52 (new); running thence North 14° 30' East for a distance of 152.8 feet to a corner; thence South 75° 30' East for a distance of 200 feet to a corner; thence South 14° 30' West for a distance of 155 feet to a corner, said corner being in the north boundary of the Kentucky Department of Highways #52 right-of-way (new); thence North 74° 30' West with the Highway right-of-way for a distance of 201.5 feet to the point of beginning, containing .69 acre, more or less; being the property acquired by the Company by deed dated May 17, 1963, and recorded in Deed Book 202, page 289, in the Office of the Clerk of Madison County, Kentucky.

Item 13. All that tract or parcel of land situated on Kentucky Highway No. 52, two miles east of Richmond, Madison County, Kentucky, and more fully described and bounded as follows: Beginning at a point at the northeast corner of the intersection of Kentucky Highway No. 52 and the Concord Road, said point being 70 feet north of the center line of Kentucky Highway No. 52 and 30 feet east of the center line of Concord Road; running thence with the east edge of the Concord Road right-of-way N 11° 38' E 189.13 feet; thence S 78° 21' E 81.30 feet; thence N 18° 38' E 110.87 feet; thence S 81° 51' E 220.85 feet; thence S 14° 14' W 299.08 feet to the north edge of Kentucky Highway No. 52 right-of-way; thence with said right-of-way line of Kentucky Highway No. 52 for three calls, N 80° 24' W 100.40 feet, N 80° 33' W 100.59 feet and N 82° 00' W 101.5 feet to the point of beginning, and containing 1.871 acres, more or less; being the property acquired by the Company by deed dated November 22, 1968 and recorded in Deed Book 239, Page 199, in the Office of the Clerk of Madison County, Kentucky; EXCLUDING THEREFROM so much as was conveyed to the Commonwealth of Kentucky for the use and benefit of the Transportation Cabinet, Department of Highways by Deed of Conveyance dated December 13, 2004, recorded in Deed Book 584, Page 512 in the Office of the Clerk of Madison County, Kentucky.

FURTHER LESS AND EXCEPTING (from Item 13) that certain tract of land lying in Madison County along KY 52 approximately 1.55 KM (1.0 miles) East of the intersection of KY 52 and KY 876, and more particularly described as follows:

Parcel No. 119 Tract A:  Beginning at a point in the southwest property corner and existing right of way corner 18.190 meters (59.68’) left of Relocated KY 52 station 4+455.542; thence with the west property line and the existing right of way line N8˚06’24”E 5.180 meters (19.06’) to a point in the proposed right of way 24.000 meters (78.74’) left of Relocated KY 52 station 4+455.557; thence with the proposed right of way line S58˚05’18”E 12.600 meters (41.34’) to a point in the existing right of way line and south property line 18.906 meters (62.03’) left of Relocated KY 52 station 4+467.000; thence with the existing right of way line and south property line 11.551 meters (37.90’) along an arc to the left, having a radius of 1767.711 meters (5799.58’) the chord of which is N85˚29’14”W 11.551 meters (37.90’) to the point of beginning.  The above described parcel contains 0.003 hectares (33 sq. meters), 0.008 acres (360 sq. ft.) of right of way as conveyed by the Company to a third party in December, 2005.

Item 14. Beginning at an iron pin in South R/W edge of Kentucky Highway 52 and common corner to Lewis Howard, thence with said R/W S 80° 15 W 352.3 to an iron pin, thence with said R/W S 51° 27 W 78.9 to an iron pin, thence with said R/W S 02° 12 E 91.8 to center line Paint Lick Creek, common corner to Joe Adams, thence with center line said creek and Adams line N 79° 07 E 439.3 to the intersection of the center line Paint Lick Creek and center line of drain, common corner to Joe Adams and to Lewis Howard, thence with center line drain and Howard Line N 12° 28 W 120.6 to the beginning and being the property acquired by the Company by deed dated June 6, 1978, and recorded in Deed Book 311, page 544, in the Office of the Clerk of Madison County, Kentucky.

Item 15. Beginning at a point in the west right-of-way line of Kentucky #388 which point is the line between the lands of Dorothy Richards, et al., and the right of way of Ky. 388 and which point is South 19° 30' East 232 feet from a corner of Sowers and Dorothy Richards, et al., in said west right of way, running thence South 30° 30' West 40 feet, North 88° 00' West 66 feet, South 2° 00' West 100 feet, South 88° 00' East 137.9 feet to the west line of Ky. #388, thence North 19° 30' West 148 feet to the beginning, and being the property acquired by the Company by Commissioner's Deed dated April 1, 1982, and recorded in Deed Book 342, page 257, in the Office of the Clerk of Madison County, Kentucky.

Item 16. Beginning at a point marked by nail in the centerline of Clouse Lane, corner to Hamilton & Olds, Inc.; thence with the line of Hamilton & Olds, Inc. South 75° 24' East 607.1 feet to a post, a corner at the line of Estonia Estates South 11° 00' West 450.0 feet to a new corner of Edward Mullikin, marked by an iron pin; thence with a new line of Edward Mullikin North 75° 28' West 640.4 feet to a nail in the centerline of Clouse Lane; thence with the centerline of Clouse Lane; North 15° 14' East 450.0 feet to the point of beginning, containing 6.44 acres; and being the property acquired by the Company by deed dated March 14, 1983, and recorded in Deed Book 349, page 312, in the Office of the Clerk of Madison County, Kentucky.

Item 17. And being Lot 3A on the attached map, which is officially of record in Plat Book 8, at page 362, in the records of the Madison County Court Clerk's office, and being the property acquired by the Company by deed dated April 25, 1989, and recorded in Deed Book 64, page 579, in the Office of the Clerk of Madison County, Kentucky.

 The following described real estate of the Company situated in Marion County, Kentucky:

Item 1. Bounded on the Northwest by the lot formerly owned by Mrs. McAtee and later by R. T. Melton; on the Southwest by the mill lot formerly owned by the Lebanon Roller Mills Company and later by J. M. Rains; on the Southeast by the right-of-way of the Louisville & Nashville Railroad Company; and on the Northeast by Forest Street; being the property acquired by the Company by deed dated January 25, 1924, and recorded in Deed Book 45, page 188, in the Office of the Clerk of Marion County, Kentucky.

Item 2. A tract of land on the East side of the Old Lebanon-Springfield Road more particularly described as follows: Beginning at a point at the Southeast corner of the tract of land herein conveyed; thence N. 45 degrees 15 minutes East (in old Deed N. 40 degrees E.) along the North side of a private road belonging to Will Murphy a distance of 287 feet to an iron pin; thence N. 28 degrees 15 minutes West with the present line of fence a distance of 650 feet to an iron pin; thence S. 60 degrees 28 minutes West to an iron pin set in the fence on the Eastern side of the said Lebanon-Springfield Road a distance of 523 feet; thence along the East side of said road S. 32 degrees 35 minutes East a distance of 70 feet; S. 42 degrees  East a distance of 56 feet; S. 45 degrees 20 minutes East a distance of 148 feet; S. 53 degrees East a distance of 225 feet; S. 48 degrees 45 minutes East a distance of 267 feet to the point of beginning, containing 6.65 acres; being the property acquired by the Company by deed dated April 1, 1950, and recorded in Deed Book 67, page 200, in the Office of the Clerk of Marion County, Kentucky.

Item 3. A parcel of land lying in the City of Lebanon described as follows: Beginning at a point on property line of Jessie J. Caskey, which beginning point is identified by steel pin and lies on ROW line of Water Street about 165.5 feet, more or less, N. 61½° E of stone corner post of Caskey property at Lake and Water Street, running thence from beginning point N 61½° E with Water Street for 263.5 feet to a point at corner of Water Street and Woodlawn Avenue, running thence N. 41° W for 78.4 feet along Woodlawn Avenue to a point at property line of L & N Railroad; thence S 63° 22' with Railroad Company ROW for 256.46 feet to a steel pin; thence S. 35° 9' E for 85.5 feat to the point of beginning; being the property acquired by the Company by deed dated October 13, 1953, and recorded in Deed Book 70, page 628, in the Office of the Clerk of Marion County, Kentucky.

Item 4. A tract of land situated in the City of Lebanon, described as follows: Beginning at a point in the line of the lands of C. S. Hill and in the Southern right-of-way line of the L & N Railroad Company, running thence N. 63 degrees 15 minutes East with said Railroad line 77 feet to a point; thence turning and running S. 44 degrees 43 minutes East with said Railroad Company's line 57.5 feet to a point; thence turning and running S. 46 degrees 53 minutes North with the property line of May & Lancaster 95.6 feet to a point; thence turning and running N. 28 degrees 27 minutes West with the property of C. S. Hill 81.9 feet to the point of beginning; being the property acquired by the Company by deed dated July 16, 1963, and recorded in Deed Book 80, page 165, in the Office of the Clerk of Marion County, Kentucky.

Item 5. Beginning at a point in the southern edge of Ky. Highway #84 right of way which point is 441 feet from the Northwest corner of Isaacs and abandoned roadway, South 80° 33' East for a distance of 165.6 feet along the southern edge of Ky. #84 right of way to a marker thence South 78° 51' East for a distance of 265.0 feet also along the southern edge of Ky. #84 right of way to a marker thence South 66° 45' West for a distance of 358.1 feet to a marker thence North 23° 15' West for a distance of 239.1 feet to the point of beginning; and being the property acquired by the Company by deed dated October 6, 1983, and recorded in Deed Book 133, page 296, in the Office of the Clerk of Marion County, Kentucky.

 The following described real estate of the Company situated in Mason County, Kentucky:

Item 1. A certain lot of ground situated on the corner of Court Street and West Second Street in the City of Maysville and fronting on said Second Street thirty-three (33) feet and bounded on the East by Court Street and running South with Court Street eighty-one (81) feet to the property of the Cochran estate which bounds it on the South, thence with the line of said property to the property owned by Robert Newell estate (now George Fishter) which bounds it on the West, thence with Newell’s (now Fishter’s) line to Second Street, this being the lot upon which the building formerly occupied by the State National Bank is located.

Item 2. That certain tract or parcel of land situated and being on the North side of Second Street between Wall Street and Vine Alley in the City of Maysville, being the corner lot of the three lots deeded to Percy L. Mannon by A. M. J. Cochran, Commissioner, by deed dated January 14, 1889, and recorded in Deed Book 90, page 315, Mason County Court Clerk’s Office and bounded on the East by the property conveyed to Edward Glenn and on the West by Vine Alley, together with the buildings, privileges and appurtenances thereunto belonging.

Item 3. A certain lot of land situated in the City of Maysville, being on the South side of Front Street between Wall and Short Streets and lying on the East side of Gray Alley, fronting sixty-six and two-thirds (66 2/3) feet on Front Street and running back the same width along Gray Alley one hundred (100) feet and six (6) inches to an alley in the rear.

Item 4. A certain lot of land situated in the First Ward of the City of Maysville; beginning at a point on the North side of Second Street and sixty-six (66) feet West of the West side of Vine Alley, being the corner between H. J. Cochran and January and Wood Company and running with said H. J. Cochran line and at right angles with Second Street one hundred thirty-two (132) feet, thence Eastwardly at right angles sixty-six (66) feet to the West side of Vine Alley, thence at right angles and running with the West line of Vine Alley one hundred sixty-three (163) feet to the Northeast corner of the Electric Power plant on the river front, thence Westwardly in line with the North end of the present mill building on said January and Wood Company sixty-two (62) feet and ten (10) inches to a point twelve (12) feet six (6) inches East from said building, thence running towards Second Street parallel to and twelve (12) feet and six (6) inches from the East side of the building of January and Wood Company two hundred ninety-eight (298) feet to a point in the North side of Second Street, thence East with Second Street three (3) feet nine (9) inches to the point of beginning.

Item 5. A certain lot of land situated in the City of Maysville, on the North side of West Second Street and bounded as follows: Beginning at the corner of Vine Alley on West Second Street, thence through said Alley down Second Street and fronting thereon sixty-six (66) feet, thence at right angles one hundred thirty-two (132) feet toward Front Street, thence at right angles sixty-six (66) feet more or less to Vine Alley, thence with said alley to the place of beginning.

Item 6. That certain parcel of land situated in the City of Maysville on the North side of Blue Run Turnpike Road on Second Street and bounded by a line beginning at a point on said turnpike road precisely one hundred (100) feet Westwardly from the Southwest corner of a lot owned by Ellen Cunningham in whole or in part upon which lot there is now standing a brick building occupied as a furniture factory or planning mill, the line running thence Westwardly with said turnpike road and binding thereon a distance of one hundred (100) feet, thence Northwardly by a line parallel with the line of Cunningham lot to the Ohio River at low water mark, thence up the Ohio River to a point one hundred (100) feet from the Cunningham lot at low water mark, thence Southwardly parallel with said Cunningham lot and one hundred (100) feet from it to the place of beginning, the lot hereby conveyed being one hundred (100) feet in width at all points between the turnpike road and the Ohio River.

Item 7. A lot of land in the City of Maysville and just below and adjoining the lot of one hundred (100) feet sold and conveyed by the Maysville Cooperage Company to the Citizens Gas Company and just below said lot and bounded by it, fronting fifty (50) feet on the Blue Run Turnpike Road and extending back that width to the South or upper line of the right of way conveyed by the said cooperage company to the Maysville and Big Sandy Railroad Company, said lot to be fifty (50) feet in width from the turnpike road down to the line of the railway company right of way and immediately below and adjoining the one hundred (100) foot lot conveyed heretofore to the gas company.

Item 8. That certain lot or parcel of land situated in the West end of the City of Maysville and lying between the lot of Ellen Cunningham on the East and the Citizens Gas Light Company lot on the West and fronting on the Blue Run Turnpike Road fifty (50) feet and running back the same width to the right of way, heretofore granted to the Maysville and Big Sandy Railroad.

Item 9. That certain parcel of land in the Northeast of the City of Maysville on the North side of Second Street or the Germantown and Blue Run Turnpike, beginning at the West side of a lot sold to Wm. A. Loyd and Edward Foster on the North edge of Germantown Turnpike and running thence with the North line of said lot and the Blue Run Turnpike North a distance of ninety-seven (97) feet more or less to the line of Maysville Gas Company, thence Northwardly with said line to the low water mark at the Ohio River, thence Eastwardly to the low water mark to said Foster’s line, thence Southwardly to the beginning. The Easterly fifty (50) feet whereof was conveyed by George W. Loyd to John Cunningham in 1859 by deed recorded in Deed Book 67, page 31, from whence it has passed to the said I. N. Foster as to one-half by deed from William Kirkpatrick, devisee of Roxma Cunningham, and heir-at-law of John Cunningham and J. R. Morgan recorded in Deed Book 80, page 562, and from John R. Morgan and wife to Ellen Cunningham by deed recorded in Deed Book 82, page 149, from whom the same passed by descent to the said I. N. Foster, and as to the other half by deed from Margaret Hutsell, another heir-at-law of said Cunningham, said deed recorded in Deed Book 112, page 222, and the Westerly fifty (50) feet whereof was conveyed as part of the fifty (50) feet by Maysville Cooperage Company to said Ellen Cunningham by deed recorded in Deed Book 87, page 361, from whom same passed by descent to said I. N. Foster, the other three (3) feet having been heretofore conveyed to Maysville Gas Company except that portion thereof North of the railroad heretofore conveyed to the railroad company as shown in the said deed of record, it being intended to convey thereby all the land conveyed by said deed from Loyd to John C. Cunningham and from Maysville Cooperage Company to Ellen Cunningham, except the three (3) feet heretofore conveyed to the Maysville Gas Company and that part conveyed to the railroad company.

Item 10. A certain parcel of land situated in the West end of Maysville, and beginning at the Southeast corner of the property of Maysville Gas Company fronting on the Blue Run Road, thence with said lot in an Easterly direction three (3) feet, thence extending back the same width of three (3) feet to the right of way of the Maysville and Big Sandy Railroad.

Item 11. A tract of land situated in the City of Maysville described as follows: Beginning at a point on the North side of Forest Ave., 60 feet East of the East margin of Brick wall of R. J. Reynolds building; thence North 120 feet parallel with aforementioned brick wall of R. J. Reynolds to a point in the South line of Carnation Company; thence East with Carnation Company’s South line 40 feet to a point in said line; thence at right angles 120 feet South to North margin of Forest Avenue; thence 40 feet West with Forest Avenue to the point of beginning, being in the sixth Ward of the City of Maysville, including the right of use of a passage-way 12 feet wide over the North end of the two forty-foot lots, lying just East of lot herein described and along the South line of the Carnation, Company, and the use of a concrete roadway owned by the Carnation Company for ingress and egress.

EXCLUDING FROM ITEMS 1 through 11 above:

(a)  so much of said property as was conveyed to W.W. Ball and Henry H. Boone by Deed dated May 25, 1948, recorded in Deed Book 145, Page 592 in the Office of the Clerk of Mason County, Kentucky; and

(b)  so much of said property as was conveyed to Frank A. Britten and Mabel C. Britten by Deed dated July 26, 1948, recorded in Deed Book 146, Page 63 in the Office of the Clerk of Mason County, Kentucky; and

(c)  so much of said property as was conveyed to January and Wood Company by Deed dated October 13, 1960, recorded in Deed Book 161, Page 153 in the Office of the Clerk of Mason County, Kentucky;

(d)  so much of said property as was conveyed to January and Wood Company by Deed dated March 1, 1966, recorded in Deed Book 173, Page 239 in the Office of the Clerk of Mason County, Kentucky;

(e)  so much of said property as was conveyed to William A. Hay by Deed dated November 28, 1969, recorded in Deed Book 182, Page 35 in the Office of the Clerk of Mason County, Kentucky; and

(f)  so much of said property as was conveyed to January and Wood Company by Deed dated March 15, 1973, recorded in Deed Book 189, Page 370 in the Office of the Clerk of Mason County, Kentucky.

The property described above in Items 1 through 11 was part of the same property acquired by the Company by deed dated December 30, 1941, and recorded in Deed Book 139, page 197, in the Office of the Clerk of Mason County, Kentucky.

Item 12. A certain parcel of land described as follows: Beginning at a point 384 feet east of the combination corner and gate post in the right-of-way fence on the north side of U.S. Route No. 62 in Mason County, Kentucky, opposite the residence of John I. Claybrooke and running north 85° 30´ east, a distance of 51 feet; thence north 4° 2´ E., a distance of 46 feet; thence N. 86° 0´ W., a distance of 50 feet; thence S. 4° 2´ W., a distance of 54 feet to the point of beginning; being the property acquired by the Company by deed dated August 10, 1942, and recorded in Deed Book 139, page 486, in the Office of the Clerk of Mason County, Kentucky.

Item 13. Beginning at a steel pin set in the center of the Kenton Station Pike, said pin being set S. 70 deg., 55 minutes E. 134.2 feet from a point in Center of Kenton Station Pike corner to W. P. Hawkins, Julia Owens and James Nicholas; thence leaving the pike and running N. 44 deg. E 480.4 feet to a steel pin; thence S. 46 deg. E. 400 feet to a steel pin; thence S. 44 deg. W. 335.8 feet to a steel pin set in center of Kenton Station Pike corner to W. P. Hawkins and James Nicholas; thence with center of Kenton Station Pike and Nicholas' line N. 77 deg. 46 minutes W. 265 feet; thence N. 47 deg. 51 minutes W. 175.7 feet to the point of beginning and containing 4.01 acres; being the property acquired by the Company by deed dated March 30, 1950, and recorded in Deed Book 148, page 249, in the Office of the Clerk of Mason County, Kentucky.

Item 14. That certain lot of ground lying and being in the City of Maysville and situated on the west side of Wall Street, said lot known and designated as 213-215 Wall Street, and more particularly described as follows: Beginning at a point at the inside edge of the concrete sidewalk on the West Side of Wall Street corner to No. 207 Wall Street, the property of Worthington; thence leaving said sidewalk and with the North face of a stone wall, the line of Worthington, and passing the line of Ritchey North 50° 32' West 101.94 feet to a fence, corner to Ritchey and in the line of Lynch; thence leaving the line of Ritchey and with the line of Lynch, South 39° 28' West 7 feet to a point corner to Lynch; thence North 50° 32' West 141.03 feet with and passing the lines of Lynch, Trazel, Stewart and Greenlee to a point corner to the Maysville Board of Education; thence leaving the line of Greenlee and with the line of the Maysville Board of Education South 39° 33' 30" West 89.87 feet to a point corner to Vize; thence leaving the line of the Maysville Board of Education and with the line of Vize and Blankenship South 47° 42' 30" East 54.14 feet to a point corner to Blankenship; thence South 42° 17' West 14.78 feet with the line of Blankenship to a point corner to Easton; thence South 48° 40' East 204.92 feet with and passing the line of Easton and with the line of McEuen, to a point on the inside edge of a concrete sidewalk which point is also the East face of a small concrete corner curb; thence North 31° East 122.5 feet with the inside edge of the sidewalk to the point of beginning; being the property acquired by the Company by deed dated October 28, 1963, and recorded in Deed Book 167, page 95, in the Office of the Clerk of Mason County, Kentucky.

Item 15. Those certain two lots located on the east side of Lexington Street, Maysville, Kentucky, and known and designated as 312 and 314 Lexington Street and more particularly described as follows: Beginning at an iron pin, a corner of Walker, located in the right-of-way line of Lexington Street, 42.5 feet from the centerline of said street, in Maysville; thence, with the right-of-way line of Lexington Street, North 09° 40' 00" East, a distance of 66.0 feet to an iron pin 8.5 feet from the centerline of Strawberry Alley, and in the right-of-way line of said alley; thence, with the right-of-way line of Strawberry Alley South 80° 20' 00" East, a distance of 132.0 feet to an iron pin the right-of-way line of Red Plum Alley; thence, with the right-of-way of Red Plum Alley South 09° 40' 00" West, a distance of 66.0 feet to an iron pin, a corner of Walker; thence in the line of Walker North 80° 20' 00" West, a distance of 132.0 feet to the point of beginning, containing 0.20 acre, more or less; being the property acquired by the Company by deed dated July 29, 1968, and recorded in Deed Book 178, page 141, in the Office of the Clerk of Mason County, Kentucky.

Item 16. Beginning at an iron pin, a corner to the Company and lands of Parker Tobacco Company, said point being, as measured along a line between the aforesaid parties, North 47 degrees-38 minutes East 337.27 feet from a point in the center of the Simon Kenton Station Road; thence with the Company North 42 degrees-32 minutes West 398.10 feet to an iron pin, corner to the Company and lands of the Parker Tobacco Company leased to the United States Government; thence with the same bearing and Parker Tobacco Company 152.26 feet to a monument in the south right-of-way line of a public road; thence with the south right-of-way line of said public road and any curvature thereof for a distance of 459.66 feet to an iron pin in the east edge of an electric transmission line easement from Wm. Pickett Hawkins and India Hawkins dated March 30, 1950, and recorded in Deed Book 148, page 306, Mason County Court Clerk's office; thence with the east edge of said easement and a new line with Parker Tobacco Company South 9 degrees-15 minutes East 486.16 feet to an iron pin; thence South 50 degrees-35 minutes West 164.50 feet to the point of beginning, and containing 3.611 acres, more or less; being the property acquired by the Company by deed dated July 1, 1971, and recorded in Deed Book 185, page 264, in the Office of the Clerk of Mason County, Kentucky.

Item 17. That certain parcel of real estate lying and being on the South side of West Second Street in Maysville, Kentucky, between Wall Street and Short Street and beginning at the southeast edge of Vine or Gray Alley and West Second Street; thence along Gray Alley in a southerly direction a distance of 203 feet to a point corner with Cooney; thence at approximate 90 degree angle and in an easterly direction a distance of 113 feet to a point corner with the Company; thence in a general Northerly direction along the line of the Company and Purdon a distance of 203 feet to West Second Street; thence along the edge of West Second Street in a Westerly direction a distance of 113 feet to the point of beginning; being the property acquired by the Company by deed dated March 15, 1973, and recorded in Deed Book 189, page 376, in the Office of the Clerk of Mason County, Kentucky.

Item 18. Beginning at a point, said point being the centerline Station 82 + 30 of U.S. Highway No. 62, thence with the centerline of gravel road N. 0 deg. 10' E. 180 feet to a point, thence through the property of party of the first part for two calls; S. 86 deg. 30' E. 113 feet to an iron pin and S. 0 deg. 10' W. 180 feet to a point in the centerline of U.S. Highway No. 62, said point being centerline Station 84 + 10; thence with the centerline of U.S. Highway No. 62, N. 86 deg. 30' W. 113 feet to the point of beginning and containing approximately 0.47 acre; and being the property acquired by the Company by deed dated September 14, 1979, and recorded in Deed Book 207, page 203, in the Office of the Clerk of Mason County, Kentucky.

Item 19. Beginning at a point, said point being in the East right-of-way line of KY 11 85' right of Station 219+72; thence N 7° 32' 48" E 164.18' to a point in the South right-of-way of Mill Creek Road, said point being 56.56' left of Station 48+89.27; thence along the South right-of-way of Mill Creek Road for five (5) calls: N 77° 57' 48" E 120.32', S 73° 42' 42" E 37.78', S 74° 02' 22" E 114.68', S 52° 21' 06" E 126.33', S 18° 30' 35" E 88.00' to a point in the centerline of abandoned Mill Creek Road; thence along the centerline of abandoned Mill Creek Road S 88° 57' 31" W 408.94' to a point in the East right of way of KY 11; thence N 12° 15' 55" W 22.82' to the point of beginning and containing 1.514 acres, and being the property acquired by the Company by deed dated March 25, 1988, and recorded in Deed Book 232, page 176, in the Office of the Clerk of Mason County, Kentucky.

Item 20. The following described parcels located in Maysville, Kentucky acquired by the Company by deed dated January 4, 1990, and recorded in Deed Book 237, page 45, in the Office of the Clerk of Mason County, Kentucky:

Parcel No. I: Situated and being in Maysville, Mason County, Kentucky, and known as Lots Nos. 24 and 26 in that parcel of ground known as Barbour, Rogers, Wall, and Smoot's Addition to the Town of Chester, plat of which is recorded in Deed Book 78, page 44, in the Office of the Clerk of Mason County, Kentucky, to which reference is hereby made for a more particular description.

Parcel No. II: Situated and being in Maysville, Mason County, Kentucky, and known as Lot No. 28 in that parcel of ground known as Barbour, Rogers, Wall, and Smoot's Addition to the Town of Chester, plat of which is recorded in Deed Book 78, page 44, in the Office of the Clerk of Mason County, Kentucky, to which reference is hereby made for a more particular description.

 The following described real estate of the Company situated in McCracken County, Kentucky:

Item 1. Beginning at a point in said City of Paducah on the South side of Broadway at the Northwest corner of a lot or parcel of land now or formerly owned by Ambrose Mercer, this point being the Northeast corner of what is known as Lot No. 4 in the William Morrow Division, Plat "B," as per plat of said Division of record in Deed Book "V," page 372, McCracken County Court Clerk’s Office; thence at right angles to Broadway and in a Southerly direction along the East line of said Lot No. 4 a distance of 346 feet 6 inches to a stake on the North side of Kentucky Avenue, this point being the Southwest corner of a lot now or formerly owned by Lilliam Greenhaigh; thence in a Westerly direction and with the North line of Kentucky Avenue 151 feet, more or less, to a stake the Southeast corner of a lot now or formerly owned by Herman Woody; thence in a Northerly direction and with the line of said Woody a straight line 346½ feet to a stake on the South side of Broadway; thence with the South line of Broadway in an Easterly direction 152½ feet to the point of beginning; being a part of the property acquired by the Company by deed dated February 23, 1926, and recorded in Deed Book 149, page 242, in the Office of the Clerk of McCracken County, Kentucky; EXCLUDING THEREFROM so much as was conveyed to the Electric Plant Board of the City of Paducah, Kentucky, by Deed dated August 31, 1961, recorded in Deed Book 427, Page 413, in the Office of the Clerk of McCracken County, Kentucky.

Item 2. A certain lot known and designated as Lot #13, in Block #3, Town "D," Paducah, described as follows: Beginning at the Northeast corner of 2nd and Madison Streets; thence Northwardly, fronting 2nd Street, 57¾ feet and back to Water Street on the side next to Madison Street 199 feet; except the right-of-way, for any system of flood protection works, conveyed by the Company to the City of Paducah, by deed dated February 23, 1940, and recorded in Deed Book 206, page 1, in the Office of the Clerk of McCracken County, Kentucky; being the property acquired and except that portion of said lot heretofore conveyed to the Illinois Central Railroad Company by deed dated June 22, 1897, and recorded in Deed Book 54 at page 170 in the Office of the Clerk of McCracken County, Kentucky.

Item 3. Beginning at a stake on the West side of Smith Avenue, said stake being S. 10 degrees 15 minutes W. a distance of 336 feet from the right-of-way of the Illinois Central Railroad; thence with the West line of said Avenue S. 10 deg. 15 min. W. 394 feet to a stake; thence N. 79 deg. 45 min. W. 552 feet 9 inches to the middle of Island Creek; thence with the middle of said Creek downstream approximately 394 feet parallel with a stake on the bank; thence S. 79 degrees 45 min. E. 552 feet 9 inches to the beginning, containing five acres, more or less. Survey made of said five acres, more or less, by B. F. Sears May 23, 1929, and survey made on Magnetic Meridian  Magnetic Variation N. 10° 1' E.

Item 4. Beginning at a stake in the center of Island Creek at intersection of Southern line of the I. C. Railroad; thence with said line So. 65 deg. E. 650 feet to a stake on west side of Smith Avenue; thence So. 10 Deg. and 15 min. W. 336 feet to a stake on Smith's N. E. corner; thence No. 79 Deg. and 45 minutes W. 552 feet to the center of Island Creek; thence with center of said Creek No. 500 feet to beginning, containing 5.07 acres.

The property described above in Items 3 and 4 was acquired by the Company by Deed dated June 20, 1951, and recorded in Deed Book 303, page 14, in the Office of the Clerk of McCracken County, Kentucky.

Item 5. Beginning at a point, which point is South 15 deg. W. 662 feet and South 70 deg. East 325.6 feet from the intersection of the center line of the Woodville-Heath Road with the East right-of-way line of the Rice Springs Road, now called the A.E.C. Access Road; thence South 20 deg. West 100 feet to a stake; the Southwest corner of the tract herein conveyed; thence at right angles South 70 deg. E. 100 feet to a stake, the Southeast corner of the tract herein conveyed; thence at right angles North 20 deg. East 100 feet to the South line of the Property of the McCracken County Board of Education, which is also the Northeast corner of the tract herein conveyed; thence North 70 deg. West 100 feet to a stake, the Northwest corner of the tract herein conveyed, and the point of beginning, containing approximately 0.23 acres, being the property acquired by the Company by deed dated August 13, 1952, and recorded in Deed Book 322, page 426, in the Office of the Clerk of McCracken County, Kentucky.

Item 6. A tract of land located near the Southwest boundary of Farley Addition or Farley Village and beginning at a. point on the West side of the Paducah and Oaks Road, which point is approximately 125 feet Northwest of the Northwest intersection of the Paducah and Oaks Station Road and the Hovenkamp Road, corner to property of B. Thweatt; thence running Westwardly with the North line of the Thweatt property in a line parallel to the North line of the Hovenkamp Road 240 feet, more or less; thence at right angles and in a Northerly direction 62 feet, more or less, to a point, common corner to property of M. P. King and property conveyed by Ernest Bell Lockwood and wife to O. E. Allen and E. R. Ladd, said point being the Northwest corner of this described tract; thence at right angles and in an Easterly direction with the line of said property of Allen and Ladd and in a line parallel to the North line of the Hovenkamp Road 219 feet, more or less, to the line of the right of way of the Paducah and Oaks Station Road; thence Southwardly and following the West line of the Paducah and Oaks Station Road 65 feet, more or less, to the point of beginning.

Item 7. A tract of land known as Lots Nos. 3 and 4 in the Subdivision of the Crenshaw property, and beginning at a stake on the East side of the Oaks Road 100 feet Northward from the intersection of the Oaks Road with the Hovenkamp Road; running thence South 78 degrees and 20 minutes East 150 feet to a stake; thence in a Northwesterly direction and parallel with the Oaks Road 100 feet to a stake; thence North 78 degrees and 20 minutes West 150 feet to a stake on the East side of the Oaks Road; thence with said road in a Southeasterly direction 100 feet to the point of beginning.

Item 8. Lot No. 30 in Crenshaw and Smith's Subdivision as shown by unrecorded plat of survey by H. F. Henson dated September 15, 1948, and beginning at a point in the West line of Smith Avenue, 150 feet North of the intersection of said West line of Smith Avenue and the North line of Hovenkamp Road; thence Northwardly with the said West line of Smith Avenue 50 feet to a point; thence at right angles in a Westerly direction a distance of approximately 150 feet to the East line of a six foot alley; thence Southwardly with the East line of said alley to a point at the intersection of said East line of said alley and the North line of Lot No. 29; thence Eastwardly with the North line of said Lot 29 (being the South line of Lot No. 30) a distance of 150 feet, more or less, to the point of beginning, together with a perpetual easement over the alleys abutting the property herein described.

Item 9. A tract of land comprising Lots Nos. 1, 2, 3, 4 and 5 in the Crenshaw and Smith's Subdivision, as shown by unrecorded plat of survey by H. F. Henson dated September 15, 1948, and beginning at a point in the East line of Smith Avenue, at the intersection of the North line of Hovenkamp Road and running thence in a Northerly direction with the East line of Smith Avenue, 200 feet to a point in said line; thence at right angles in an Easterly direction, 200 feet to the West line of an 8 foot alley; thence at right angles in a Southerly direction 200 feet to a point in the Northerly line of the Hovenkamp Road; thence at right angles in a Westerly direction, 200 feet to the point of beginning; excluding, however, from the foregoing tract, the south 90 feet of the aforesaid Lots Nos. 1, 2, 3, and 4 described as follows: Beginning at a point in the East line of Smith Avenue at the intersection of the North line of Hovenkamp Road, and running thence in a Northerly direction with the East line of Smith Avenue 90 feet to a point in said line; thence at right angles in an Easterly direction 200 feet to the West line of an 8 foot alley; thence at right angles in a Southerly direction 90 feet to a point in the Northerly line of the Hovenkamp Road; thence at right angles in a Westerly direction 200 feet to the point of beginning.

The property described above in Items 6 to 9 was acquired by the Company by deed dated January 26, 1961, and recorded in Deed Book 422, page 258, in the Office of the Clerk of McCracken County, Kentucky.

Item 10. Beginning at a point North 10 degrees 36 minutes East 264.81 feet from the Northwest intersection of Hovenkamp Road and Yarbro Lane; thence with the West line of Yarbro Lane in a Northerly direction 150 feet to a point common, corner with the land herein described with the Southeast corner of the land of Dean Baugh; thence with Baugh's line and in a Westerly direction a distance of 424.45 feet, more or less, to a point, common corner with the lands herein described and the Northeast corner of the lands of J. E. Harrington; thence with Harrington's East line and in a Southerly direction a distance of 150 feet to a point; thence in an Easterly direction and along a line parallel with the North line of Hovenkamp Road a distance of 424.45 feet, more or less, to the point of beginning on Yarbro Lane; EXCLUDING THEREFROM so much as was conveyed to John Hoyle and Mona Hoyle by Deed dated April 5, 1993, recorded in Deed Book 788, Page 242, in the Office of the Clerk of McCracken County, Kentucky.

Item 11. Beginning at a point on the East side of the Butler Road 270 feet Northward from the Northeast corner of the intersection of the Butler Road and Hovenkamp Road; thence in an Easterly direction and parallel with the North line of the Hovenkamp Road a distance of 450 feet to a point; thence at right angles in a Southerly direction toward the Hovenkamp Road for a distance of 60 feet to a point; thence at right angles and in an Easterly direction and on a line parallel with the North line of the Hovenkamp Road a distance of 677 feet to a point; thence at right angles and in a Southerly direction a distance of 210 feet to a point in the North line of the Hovenkamp Road; thence at right angles and in an Easterly direction and with the North line of the Hovenkamp Road a distance of 225 feet to the West property line of B. Thweatt, which point is 410 feet West of the Northwest intersection of the Oaks Road with the Hovenkamp Road; thence in a Northerly direction and with the West line of B. Thweatt a distance of 120 feet to a point, this being the Northwest corner of B. Thweatt; thence at right angles and in an Easterly direction with the North property line of B. Thweatt a distance of 142 feet to a point; thence at right angles and in a Northerly direction a distance of 62 feet to the Southwest corner of the O. E. Allen property; thence continuing in the same direction along the West property line of O. E. Allen and Joe Lamb's property for a distance of 88 feet to a point; thence at right angles in a Westerly direction along the line parallel with the North line of the Hovenkamp Road a distance of 312 feet to a point; thence at right angles and in a Northerly direction a distance of 94 feet to a point; thence at right angles and in a Westerly direction along a line parallel with the North line of the Hovenkamp Road a distance of 782 feet to a point; thence at right angles and in a Northerly direction a distance of 26 feet to a point; thence at right angles and in a Westerly direction and along the line parallel to the Hovenkamp Road a distance of 400 feet to a point on the East line of the Butler Road; thence at right angles in a Southerly direction and with the East line of the Butler Road a distance of 120 feet to the point of beginning.

There is excluded from the above described tract of land the following tracts and/or strips of land:

(a)  Beginning at a point in the North line of Hovenkamp Road a distance of 170 feet West of the intersection of the West property line of B. Thweatt and Hovenkamp Road, said point being at the intersection of the West line of Spruce Street and the North line of Hovenkamp Road; thence West with the North line of Hovenkamp Road 55 feet; thence at right angles and in a Northerly line parallel to the West line of Spruce Street 145 feet to a point; thence in a Southeasterly direction to a point in the West line of Spruce Street 137.5 feet North of the North line of Hovenkamp Road; thence in a Southerly direction with the West line of Spruce Street 137.5 feet to the point of beginning.

(b)  Beginning at a point 410 feet West of the Northwest intersection of the Oaks Road with the Hovenkamp Road, which point is also 120 feet East of Northeast intersection of Spruce Street with the Hovenkamp Road; thence in a Northerly direction along the West property line of James Rhodes and Nell Lowman Rhodes a distance of 120 feet to a point, this being the Northwest corner of James Rhodes and Nell Lowman Rhodes; thence at right angles and in a Westerly direction a distance of 120 feet to Spruce Street; thence at right angles and in a Southerly direction along the East side of Spruce Street 120 feet to a point, which point is the Northeast intersection of Spruce Street with the Hovenkamp Road; thence at right angles in an Easterly direction 120 feet along the North side of Hovenkamp Road to the point of beginning.

(c)  Three strips of land described in the deed from M. P. King and wife, Allene King, to R. C. Bennett, dated November 2, 1951, and recorded in Deed Book 310, page 125, McCracken County Court Clerk's office, which said three strips of land are described as follows:

(i)  A fifty (50) foot tract or strip running Northwardly from Hovenkamp Road, the center line of which is 425 feet East of and parallel to the East line of Butler Road;

(ii)  A fifty (50) foot tract or strip running Northwardly from Hovenkamp Road, the center line of which is 827 feet East of and parallel to the East line of Butler Road; and

(iii)  A fifty (50) foot tract or strip running Northwardly from Hovenkamp Road, the center line of which is 1207 feet East of and parallel to the East line of Butler Road.

The property described above in Items 10 and 11 was acquired by the Company by deed dated February 18, 1961, and recorded in Deed Book 422, page 263, and a Deed of Correction dated February 18, 1961, recorded in Deed Book 422, Page 581, both in the Office of the Clerk of McCracken County, Kentucky.

Item 12. Beginning at an iron pin set in the line between the lands of Mary Ellen Nowicki, Joseph Nowicki and William R. Hall and the lands of Zelotes Lentz, which pin is set south 14 degrees west 209 feet from the northwest corner of the land of Mary Ellen Nowicki, Joseph Nowicki and William R. Hall to the lands of Beulah and Ralph Mathis and Zelotes Lentz; thence with the line of Lentz south 14 degrees west 215 feet to a point in the center of a 30 foot roadway known as Hall Road, corner to Noble Moore; thence with centerline of Hall Road and Moore's line south 74 degrees east 160 feet; thence leaving Hall Road north 14 degrees east 215 feet to an iron pin; thence north 74 degrees west 160 feet to the point of beginning, and containing 0.75 acre, more or less; being the property acquired by the Company by deed dated March 27, 1968, and recorded in Deed Book 496, page 568, in the Office of the Clerk of McCracken County, Kentucky.

Item 13. Beginning at a point which is the intersection of the centerline of the Woodville-Heath Road (KY 725) with the east R/W line of Rice Springs Road (KY 995); thence S 15 degrees 00' W 662.00 feet along the east R/W line of Rice Springs Road to a point; thence S 70 degrees 00' E 425.6 feet to an iron pin, said iron pin being the northeast corner of Grantee's 100' x 100' substation lot and also the "true" point of beginning for this survey; thence S 20 degrees 00' W 100.00 feet along the east side of Grantee's lot to an iron pin; N 70 degrees 00' W 100.00 feet along the south side of Grantee's lot to an iron pin; S 20 degrees 00' W 22.47 feet along a line common to the Grantors' property to an iron pin; S 71 degrees 37' 49" E 150.06 feet along a line common to the James E. Beasley, Jr., property to an iron pin; N 20 degrees 00' E 118.20 feet along a line common to Grantors' property to an iron pin; N 70 degrees 00' W 50.00 feet along a line common to Grantors' property to the "true" point of beginning, containing .185 acres, and being the property acquired by the Company by deed dated June 19, 1995 and recorded in Deed Book 834, Page 836, in the Office of the Clerk of McCracken County, Kentucky.

Item 14. Beginning at a boat spike in the centerline of the Heath and Grahamville Road at the northeast corner of a tract conveyed to Fleet Waltmon by Deed of record in Deed Book 207, Page 407; said point being 267 feet in a Northerly direction (measured along the centerline of said Road) from the southeast intersection of a 38 ½ acre tract known as the J.M. Simmons land; thence with the centerline of said road North 16 deg 15’ East 133.5 feet; thence North 65 deg West 489.5 feet; thence South 16 deg 15’ West 133.5 feet; thence South 65 deg 489.5 feet to the point of beginning; being the same property acquired by the Company by Deed dated June 4, 2010, of record in Deed Book 1189, Page 554 in the Office of the Clerk of McCracken County, Kentucky.

Item 15. Being a certain tract of land that abuts the Northern 50.00 foot Right-of-Way line of Hall Road approximately 0.25 mile Northwest of the intersection of Hall Road and Bradford Road.  Said tract being the Western portion of the Chad and Paula Sue Jackson property Deed Book 846, Page 72, Lot 1 Bradford Place Subdivision plat section K, Page 1155, all in the McCracken County Clerk’s office.

A more particular description follows:

Unless stated otherwise, any monuments referred to herein as iron pin (set) is a 5/8 inch diameter rebar iron pin, 24 inches in length, with a 1 ½ inch diameter aluminum cap stamped “AEI PLS # 3723”, also, unless stated otherwise, any monuments referred to herein as existing iron pin is a 5/8 inch diameter rebar iron pin, 24 inches in length, with a 1 ½ inch diameter aluminum cap stamped “AEI PLS # 3723.”  All bearings stated herein are referenced to the Kentucky State Plane Coordinate System, NAD 83, South Zone.

BEGINNING at an iron pin (set) in the Northern 50.00 foot Right-of-Way line of Hall Road, said iron pin being a new division corner within the original Lot 1 of the Chad and Paula Sue Jackson property, Bradford Place Subdivision, Plat Section K, Page 1155, Deed Book 846, Page 72, having Kentucky State Plane Coordinates of North 1,932,402.22 feet and East 757,138.03 feet and being referenced North 67˚48’10” West – 52.14 feet from an existing ½ inch rebar pin, cap #1955, located at the original corner of Lots 1 and 2 of the Chad and Paula Sue Jackson property, Bradford Place Subdivision, Plat Section K, Page 1155, Deed Book 846, Page; 72, said beginning iron pin also being referenced South 69˚59’19” East – 246.28 feet from the center of the North end of a 15 inch RCP under Hall Road; thence with the Northern 50.00 foot Right-of-Way line of Hall Road North 67˚48’10” West – 75.00 feet to an existing iron pin located at the Southeast corner of Kentucky Utilities Company Substation, Deed Book 496, Page 568; thence leaving Hall Road with Kentucky Utilities Company, Deed Book 496, Page 568, the following two (2) courses and distances: North 22˚46’14” East – 190.00 feet to a point, said point being referenced South 22˚46’14” West – 3.00 feet from an existing offset iron pin; thence North 67˚48’10” West – 160.00 feet to an existing iron pin located at the Northwest corner of Kentucky Utilities Company, Deed Book 496, Page 568 and being in the Eastern boundary of Hugh T. and Nancy Davis; thence with a portion of the Eastern boundary of Hugh T. and Nancy Davis, Deed Book 868, Page 204, North 22˚46’14” East – 208.76 feet to an existing 1 inch axle located in the Eastern boundary of Hugh T. and Nancy Davis and being the Southwest corner of William Edward Mathis, Deed Book 1076, Page 671; thence with the Southern boundary of William Edward Mathis, Deed Book 1076, Page 671, South 67˚42’18” East – 235.00 feet to an iron pin (set), having Kentucky State Plane Coordinates of North 1,932,769.53 feet and East 757,292.21 feet and being referenced North 67˚42’18” West – 48.14 feet from an existing ½ inch rebar iron pin, cap # 1955, located at the original corner of Lots 1 and 2 of the Chad and Paula Sue Jackson property, Bradford Place Subdivision, Plat Section K, Page 1155, Deed Book 846, Page 72; thence forming a new division line through the original Lot 1 of the Chad and Paula Sue Jackson property, Bradford Place Subdivision, Plat Section K, Page 1155, Deed Book 846, Page 72, and being a common boundary with revised Lot 2, South 22˚46’14” West – 398.35 feet to the point of beginning.

Above description is subject to any and all electric, telephone, gas, and water easements and to all other easements and Right-of-Ways that may exist, both recorded and unrecorded.

Containing 1.452 acres as surveyed by James D. Cansler, LPLS # 3723, with Associated Engineers, Inc. on July 16, 2009.

Such property also being described as a portion of Lot 1 as shown on that certain Minor Plat of Chad and Paula Sue Jackson Property Lots 1 and 2 Bradford Place Subdivision drawn by James Cansler, Licensed Land Surveyor #3723 on July 16, 2009, and approved by the McCracken County Planning Commission on July 22, 2009, said plat recorded on December 21, 2009, in Plat Section M, Page 256, in the Office of the Clerk of McCracken County, Kentucky, a copy of which is attached to the Deed of record at Deed Book 1180, Page 437 in the Office of the Clerk of McCracken County, Kentucky.

Item 15 being the same property acquired by the Company by Deed dated December 21, 2009, of record in Deed Book 1180, Page 437 in the Office of the Clerk of McCracken County, Kentucky.

 The following described real estate of the Company situated in McLean County, Kentucky:

Item 1. A parcel of land situated in the City of Livermore described as follows: Beginning at a point 98 feet East of Willow Street along the South boundary of an alley that runs parallel with 2nd and 3rd Streets and running thence, East 75 feet to a stake; thence, South between parallel lines to 2nd street a distance of approximately 150 feet more or less; being the property acquired by the Company by deed dated February 2, 1954, and recorded in Deed Book 46, page 96, in the Office of the Clerk of McLean County, Kentucky.

 The following described real estate of the Company situated in Mercer County, Kentucky:

Item 1. Beginning at a locust post corner to Ulysses G. Epperson and running with his line, the west edge of a road, S. 21 degrees W. 2.58 chains; thence S. 2 degrees W. 7.2 chains; thence S. 24½ degrees E. 3 chains; thence S. 31½ E. 8 chains; thence S. 54 E. 2.32 chains; thence leaving the road still with Epperson’s line S. 12 degrees W. 8.93 chains to his corner in John Warren Curd’s line; thence with his line N. 88½ E. 47 chains to Dix River; thence down same as it meanders N. 8 degrees W. 5 chains; thence N. 30 W. 7.5 chains; thence N. 48 W. 5 chains; thence N. 66 W. 7 chains; thence S. 84 W. 18 chains; thence N. 76 W. 12 chains; thence N. 15 W. 5 chains and N. 28 E. 12.5 chains to the old L. P. Worley corner in said River; thence leaving the River and running with the old L. P. Worley line N. 74 W. to the point of beginning.

Item 2. A 100-foot strip of land extending 50 feet on each side of the center line herein described, to-wit: From a point 904.5 feet N. of the S. W. corner of the property of Epperson in Mercer County, by a curve to the right of 22292.01 radius (2 degrees, 30 minutes) for a distance of 71.62 feet in an easterly direction; thence Easterly 351.76 feet; thence 147.92 feet by a curve of 478.34 radius (12 degrees) to the left; thence 64.70 feet; thence 200.00 feet southeasterly by a curve to the right of 410.28 feet radius (14 degrees); thence 500.00 feet southeasterly and southerly by a curve to the right of 359.26 radius (16 degrees); thence southerly 192.50 feet; thence southerly 27.50 feet to the East and West line between the property of said Epperson and the property of Warren Curd at a point 1139 feet from the N. W. corner of the latter, all above described curves being tangent to the straight lines connecting same, being a total length of 1556 feet and comprising 3.57 acres.

Item 3. Beginning at a point in the line of fence and property line between John Curd and U. G. Epperson, which point is 47.4 feet on a line N. 35½ E. from the fence line between J. Warren Curd and U. G. Epperson at the East end of the roadway of U. G. Epperson; thence through the land of U. G. Epperson, as follows: N. 66 degrees 14 minutes E. 524 feet to fence corner of U. G. Epperson and J. Warren Curd; thence with their line S. 3 degrees 14 minutes E. 45.00 feet to a stake in the fence line between said parties; thence leaving the line of said Curd S. 66 degrees 14 minutes W. 517 feet again to the line between J. Warren Curd and U. G. Epperson; thence with same N. 85½ W. 32 feet to a stake; thence crossing the East end of roadway of said Epperson, and extending with the line of John Curd and U. G. Epperson N. 35½ E. 47.4 feet to the beginning, this strip of land having a uniform width of 40 feet from end to end, and containing .49 of one acre.

Item 4. The perpetual right to use, improve and maintain in common with others, the following described passway: Beginning at a stone original corner to the land of J. V. M. Curd, deceased, and corner to the Green B. Harvey lands; thence with said J. V. M. Curd line N. 85 W. 10 chains to the center of the Danville and Dix River Turnpike; thence with the center of same at right angles N. 5 E. 30 links or 20 feet to corner to Artis Curd land; thence leaving the Turnpike and running with said Artis Curd line S. 85 E. 10 chains to a stone, corner to same; thence S. 55½ W. 30 links or 20 feet to the beginning, and containing .3 of an acre.

Item 5. Beginning at the Eastern termination of the division line between J. Warren Curd and Joseph T. Curd, which is in the middle of Dix River; thence with the Eastern line of J. Warren Curd, being the middle of said river, Northwardly to a point in the arc of a circle whose center is a nail driven in a sycamore tree on the East bank of said river and in line of dam as shown by blue print of Dix River Power Company and whose radius is Nine Hundred feet (900 feet); thence leaving the center of said river and running in a Westerly course with the arc of said circle drawn with said radius of 900 feet until it intersects the said division line between said J. Warren Curd and Joseph T. Curd, which point is about 840 feet West of the beginning point, more or less; and thence from said point of intersection S. 89 degrees West to the point of beginning, containing 4.10141 acres.

Item 6. On Dix River and lying between the lands formerly owned by Dix River Power Company on the North and the same Company on the south (formerly Joseph T. Curd) and particularly described as follows: Beginning at a point in the arc of a circle, the radius of which is 900 feet and its center is a sycamore tree on the east bank of Dix River, being the sycamore tree and the arc of a circle mentioned in deed from Joseph T. Curd to Dix River Power Company, recorded in Deed Book No. 86, page 139, Mercer County Clerk’s Office, and which is the beginning point called for in deed from said Joseph T. Curd to Dix River Power Company, dated July 24, 1923; thence extending with the arc of said circle a Northeasterly and Easterly direction 985 feet, more or less, to high water line on the bank of Dix River; thence down Dix River with high water line N. 5 degrees East 475 feet; thence N. 15½ degrees W. 315 feet; thence N. 5¾ degrees W. 265 feet to an intersection with the line of land purchased by Dix River Power Company by deed dated July 24, 1023 from David Motley; thence with said line S. 88½ degrees W. 1292 feet to a stone monument in said line; thence leaving said Motley line and extending a new line through land of J. Warren Curd S. 6¾ degrees W. 1347 feet to a stone monument in line between lands of J. Warren Curd and lands formerly owned by Dix River Power Company; thence with the line between the land formerly owned by Joseph T. Curd and the tract herein described S. 88½ degrees East 595 feet to the point of beginning, and containing 39.52 acres of land, more or less.

Item 7. A strip of land 40 feet wide lying adjacent to and immediately south of the South line of U. G. Epperson’s farm and the David Motley land, later owned by Dix River Power Company, and being East of the Curdsville Turnpike and described as follows: Beginning at a fence post, corner to U. G. Epperson and also corner to a roadway conveyed by U. G. Epperson to Dix River Power Company; thence with the line of said roadway and line of J. Warren Curd South 3 degrees 14 minutes E. 45 feet to a corner to said roadway; thence Eastwardly through the J. Warren Curd land and parallel with the South line of Epperson’s farm at a uniform distance of 40 feet from said South line, for a distance of 36.76 chains, more or less, plus 100 feet, to a point 100 feet Eastwardly from a point projected 40 feet directly South of a stone corner between the Epperson and David Motley lands, later Dix River Power Company, which stone is Epperson’s South-East corner; thence due North a distance of 40 feet to the South line of said Motley tract; thence N. 88 degrees W. 100 feet with the South line of the said Motley lands; and thence continuing with the South line of Epperson’s farm 36.76 chains, more or less, to the point of beginning, and containing 2.2 acres of land, more or less; subject to the reservation and agreement contained in the deed to Dix River Power Company.

Item 8. A strip of land 100 feet wide and 2044.5 feet long comprising 4.69 acres and extending a distance of 50 feet on each side of a center line herein described, to-wit: From a point on the North line and 1139 feet from the Northwest corner of the property of Warren Curd, southerly a distance of 30 feet by a curve to the left of 983.59 feet radius (5 degrees 49 minutes 20 seconds); thence South 300 feet; thence South and Southeasterly 500 feet by a curve of 521.67 feet radius (11 degrees); thence Southeasterly 525.29 feet; thence 246.71 feet by a curve to the left of 1146.28 feet radius (5 degrees); thence 253 feet by a curve to the left of 546.44 feet radius (10 degrees 30 minutes); thence 189.5 feet by a curve to the right of 359.26 feet radius (16 degrees) to a point on the line between the property of Warren Curd and Joe T. Curd, later Dix River Power Company, and 65 feet West of the Northeast corner of the property of the latter, all lines and curves herein described being tangent to each other at their points of junction; subject to the reservation and agreement contained in the deed to Dix River Power Company.

Item 9. Beginning at the Eastern termination of the division line, between Joseph T. Curd and the heirs of J. V. M. Curd which is in the center of Dix River; thence with said division line S. 89 degrees W. to a point in said division line where it intersects the arc of a circle drawn with a radius of Nine Hundred feet (900 feet) from a nail driven in the root of a sycamore tree on the East bank of said River and in line of the dam as is shown on the blue print of Dix River Power Company, which point is about 840 feet West of beginning point, more or less; thence with the circumference of a circle drawn with a radius of 900 feet as aforesaid in a Southwesterly direction to a point where said circle or arc intersects a line drawn on the Western cliffs of Dix River exactly Seven Hundred and Twenty-five feet above sea level; thence from said point with the said line Seven Hundred and Twenty-five feet above sea level along the banks of said River and ravines running into same to a point where said sea level line intersects the division line between the lands of said Jos. T. Curd and Andy Hardin; thence with said division line in an Easterly direction to the center of said river, and thence with the Eastern line of said Jos. T. Curd which is the center of said river to the point of beginning.

Item 10. Beginning at a point in the arc of a circle, the radius of which is 900 feet and its center is a sycamore tree on the East bank of Dix River, being the sycamore and arc of a circle mentioned in deed from Joseph T. Curd to Dix River Power Company, recorded in Deed Book 86, page 139, Mercer County Clerk’s Office, which point is near the edge of the clearing on top of Dix River cliff and in the line between Joseph T. Curd and J. Warren Curd; thence with the division line between same S. 89 W. 3270 feet to the center of a branch about 20 feet above a water gate; thence leaving the line of J. Warren Curd and running down said branch S. 60 E. 218 feet; S. 56¼ E. 160 feet; N. 89 E. 238 feet; S. 49¾ E. 78 feet; S. 14 E. 96 feet; S. 53 E. 156 feet; N. 56¾ E. 170 feet to a point 725 feet above sea level, which is in line of deed above mentioned from Joseph T. Curd to Dix River Power Company; thence with said 725 foot above sea level contour, first in a Southeast and then in a Northeast direction to an intersection with the before mentioned arc of a circle with a 900 foot radius from said sycamore tree; and thence with same in a North and Northeast direction to the beginning, containing 45 acres, more or less.

Item 11. All of the lands of Joseph T. Curd and Nancy R. Curd, East of the Curdsville Turnpike and on the West side of Dix River and on branches running into Dix River and along the cliff of Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will be 750 feet above sea level.

Item 12. Beginning in the center of Dix River in the line between Andy W. Hardin and Joseph Curd;, thence with the said division line between said Curd and Hardin in a Westerly course to a point on the cliffs of Dix River 725 feet above sea level; thence on the cliffs of Dix River along a line 725 feet above sea level until said line strikes the division line between Holman Kurtz and Sallee (now Homer Kurtz); thence with the line of said Kurtz in an Easterly direction to the center of Dix River; thence with the center of Dix River in a Northeasterly and Northerly direction to the point of beginning.

Item 13. All of the lands formerly owned by A. W. Hardin and Betsy Hardin on Dix River and Steinbergen Branch which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level, and beginning upstream at a line of the lands formerly owned by W. O. Lyons and Lyons’ estate, and thence downstream to line of lands formerly owned by Joseph T. Curd.

Item 14. All of the lands formerly owned by the heirs of W. F. Lyons lying on Dix River and Steinbergen Branch which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level, and beginning on Steinberger Branch at a line of lands formerly owned by A. W. Hardin, and thence down said branch to Dix River, and up said Dix River to line of lands formerly owned by W. O. Lyons.

Item 15. All of the lands below a line 750 feet above sea level which belong to Oscar Lyons and are situated on the waters of Cane Run Creek and Dix River, beginning at the line of Holman Kurtz on Cane Run Creek, and running down same to its mouth; thence down Dix River to the line of the property of the W. F. Lyons heirs, and derived from the conveyance of Holman Kurtz and J. G. Sallee March 3, 1913, and found in the office of the Clerk of the Mercer County Court of record in Deed Book 86, page 103.

Item 16. A strip of land along Cane Run Creek and Wallace’s Branch and bounded as follows: Beginning in the center of Cane Run opposite Achinquapin and Horn Bean corner between James H. Waggener and Holman Kurtz (now Oscar Lyons); thence with the line of said Kurtz (now Lyons) in a Westerly course until it strikes a point 725 feet above sea level on the cliff; thence along the Western edge of the cliff of said Cane Run Creek along a line 725 feet above sea level to a point on the North side of Wallace’s Branch 725 feet above sea level; thence along the line on the north edge of the cliff of Wallace’s Branch 725 feet above sea level until it strikes the division line between the said James H. Waggener and Holman Kurtz; thence with the said division line in a Southerly direction to the center of Wallace’s Branch; thence with the center of said Branch to the center of Cane Run; thence with the center of Cane Run to the point of beginning.

Item 17. All of the land formerly owned by S. L. Scott on Cane Run Creek and Wallace’s Branch in Mercer County, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which shall not be higher than 750 feet above sea level.

Item 18. All land lying below a line 750 feet above sea level situated on Cane Run Creek, near its mouth, and beginning at the line of land of John Denny (formerly James Waggener, who deeded same to Dix River Power Company) and extending down Crane Run Creek to the line of W. O. Lyons.

Item 19. All land lying below a line 750 feet above sea level situated on Wallace Run, a tributary of Denny’s Branch, beginning at the line of John Denny, or James Waggener and the former line of Dix River Power Company; thence up said Wallace Run with the center thereof to a level of 750 feet above sea level, being a part of the land conveyed to Holman Kurtz, et al., by deed dated August 28, 1905, and recorded in Deed Book 74, page 81, Mercer County Court Clerk’s Office.

Item 20. All of the lands formerly owned by W. H. Bower and wife and Alvin C. Glascock and wife on Denny and Glow Branches, tributaries of Cane Run Creek, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level, and adjoining the lands formerly owned by J. W. Denny and Holman Kurtz,

Item 21. All of land formerly owned by J. W. Denny lying below a line 750 feet above sea level on Denny’s Branch and Wallace Run Branch of Cane Run Creek, and extending from the junction of said Branches up to a line 750 feet above sea level, and including all land that may be overflowed by water impounded to said level on the right-hand side of Denny’s spring branch and the left-hand side of Wallace Run Branch and Glow Branch, ascending in each instance.

Item 22. All of the land formerly owned by Andrew D. Divine on Cane Run Creek which may be submerged by reason of the erection and maintenance of a dam in the Dix River near its mouth, the spillway floor of which will not be higher than 750 feet above sea level.

Item 23. A strip of land along Cane Run Creek and bounded as follows: Beginning at a point in the center of the said Cane Run Creek in line between Virgil White and Thos. Washington Carr; thence with the line of said Carr in a Westerly direction to a point on the cliff of said Cane Run 725 feet above sea level; thence along the West line of said creek along a line 725 feet above sea level to a point in the line between the said White and J. W. Denny; thence with the line between said White and said Denny in a Northerly direction to the center of Cane Run Creek; thence with the center of said Cane Run Creek to the point of beginning.

Item 24. Beginning in the center of Cane Run in the division line between Virgil White and Tom Washington Carr; thence with the said line of said Carr in an Easterly direction to a point on the cliff 725 feet above sea level; thence along the line 725 feet above sea level in a Northwesterly direction until said line strikes the center of Cane Run Creek; thence with the center of said creek to the point of beginning.

Item 25. All of the lands of Cas Lovett and wife on Cane Run and Denny Branch which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which dam will not be higher than 750 feet above sea level and between such level and 725 feet above sea level and to the line of the land heretofore conveyed by Virgil White to Dix River Power Company described as follows: Beginning on Cane Run at a line of the lands formerly owned by M. M. Dossett; thence down Cane Run to line of lands formerly owned by Andy Estes; and beginning again at the line of lands formerly owned by Andy Estes; thence down Cane Run and up Denny’s Branch to the line of lands formerly owned by Andrew Divine.

Item 26. A strip of land on Cane Run, and bounded as follows: Beginning at a point in the center of Cane Run Creek in the division line between Alexander Miller and Thomas Washington Carr; thence with the line of said Carr in a Westerly direction to a point on the cliff of said creek 725 feet above sea level; thence along the cliff along a line 725 feet above sea level and in a Southerly and Southwesterly direction until said line strikes the division line between said Miller and said Thomas Washington Carr; thence with the line of said Carr to the center of said creek; and thence with the center of said creek to the point of beginning.

Item 27. Being all of the land formerly owned by Andy Estes on Cane Run Creek in Mercer County, which may be submerged by reason of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level.

Item 28. A strip of land along Cane Run Creek, described as follows: Beginning at a point in the middle of said Creek in the line between Carr and Virgil White; thence with the line of said White in a Westerly direction to a point 725 feet above sea level; thence along the cliff of said creek along a line 725 feet above sea level in a Westerly direction until said line again strikes the division line between said White and said Carr; thence with the line of the said Carr in a Westerly direction to the center of Cane Run Creek; and thence with the center of said Creek to the point of beginning, excepting one acre sold to Alexander Miller (Deed Book 83, page 596).

Item 29. Being all of the land formerly owned by Henry T. Ison that will be covered by the erection and maintenance of a dam in Dix River near its mouth, the spillway crest of which shall not exceed a height of 750 feet above sea level, and further described as follows: Beginning at the place in the bed of Cane Run Creek where the back water from said spillway will reach; thence down said Creek on both sides thereof with said 750 feet above sea level line to the line of the land purchased by Dix River Power Company from M. M. Dossett, and later conveyed by Dix River Power Company to Kentucky Hydro Electric Company.

Item 30. All of the lands formerly owned by M. M. Dossett which lie below the level of the bench of the cliff on Bowman’s Branch on which the pump of M. M. Dossett now stands immediately above his spring, and situated on the waters of Cane Run Creek and Bowman’s Branch, and beginning at the line of Henry T. Ison near the old Stone Mill, on Cane Run and extending down Cane Run Creek to the line of lands of S. W. Johnson, at or near the mouth of Bowman’s Branch, thence with the line of said Johnson up Bowman’s Branch to the level of the aforesaid bench of the cliff.

Item 31. All of the lands formerly owned by S. W. Johnson on Cane Run Creek and Bowman’s Branch that lie below a line 750 feet above sea level, and running down Bowman’s Branch with the line of lands of M. M. Dossett and down Cane Run Creek with the line of lands formerly owned by Dix River Power Company, being the Tom Washington Carr tract, to the line of the lands of I. S. Brown.

Item 32. All of the lands formerly owned by R. L. Black, acquired by him from I. S. Brown, which may be submerged by reason of the construction and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level. Said lands are on Cane Run Creek and begin at the line of the lands owned by S. W. Johnson and said lands extend down Cane Run Creek to the lands of Sam Hager for a distance of about one mile.

Item 33. All the lands formerly owned by S. W. Hager that lie below a line 750 feet above sea level on Cane Run and Dix River; and bounded on the North and West by Cane Run Creek; and by Dix River on the East; and beginning with the line of I. S. Brown and running down Cane Run Creek to its mouth; thence up Dix River to the line of the lands formerly owned by Ida and Jesse Hawkins.

Item 34. Beginning at a point in the center of Dix River in the line between Ida M. and Jesse Hawkins and W. M. Proctor; thence south with line of said Proctor to a point on the cliffs of Dix River 725 feet above sea level; thence in an Easterly and Southeasterly direction along a line 725 feet above sea level until it strikes the division line between the said Hawkins and R. T. Wilds; thence with the division line between said Hawkins and said Wilds in an Easterly direction to the center of Dix River; thence with the center of Dix River to the point of beginning.

Item 35. Situated in Mercer County, and being all of the lands formerly owned by Ida M. and Jesse Hawkins on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level, and beginning at line of R. T. Wilds or Charlie Perkins and running thence down stream as it meanders to line of lands formerly owned by Dix River Power Company.

Item 36. All of the land of C. O. Perkins and wife which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level, and beginning at the line of lands formerly owned by Atwood Proctor or C. P. Kennedy, and extending downstream with its meanders to the Burgin and Kings Mill turnpike; thence with the turnpike to the River; thence back up the River to the Kennedy-Proctor line; thence to the beginning.

Item 37. All the following land adjoining the tract described in Item 36 above, and described as follows: Beginning at a crossmark cut in a stone near the fence along the Burgin and Kings Mill Turnpike; and thence N 24° 21’ E 36 feet; N 28° 40’ E 29 feet; N 46° 35’ E 62 feet; N 44° 25’ E 78 feet; N 66° 15’ E 66 feet; N 39° 20’ E 72 feet; N 27° 50’ E 34 feet; N 11° 15’ E 34 feet; N 21° 40’ E 26 feet; N 5° E 70 feet; N 1° E 10° W 72 feet; N 1° 30’ W 64 feet; N 0° 30’ E 124.5 feet; N 11° 30’ E 100 feet; N 0° 30’ W 88 feet; N 5° 36’ W 80 feet; N 7° 20’ W 46 feet; N 2° 6’ W 66 feet; N 3° 50’ E 106 feet; N 27° 28’ E 86 feet; N 18° 20’ E 80 feet; N 28° 30’ E 46 feet; N 19° 25’ E 95 feet; N 21° 50’ E 52 feet; N 15° 10’ E 70 feet; N 18° 16’ E 102 feet; N 36° 25’ E 64 feet; N 38° E 102 feet; N. 62° 28’ E 60 feet; N 82° 20’ E 40 feet to a point another crossmark cut in stone in vertical cliff of Dix River; thence along this vertical cliff Northeastwardly about 300 feet to a mark in said cliff at the end of the vertical portion thereof; thence N 56° 30’ E 160 feet; N 61° 35’ E 111 feet; N 37° 50’ E 154 feet; N 33° 40’ E 280 feet; N 16° 25’ E 161 feet; N 17° 45’ E 159 feet, to a point in the present fence line between the land of C. O. Perkins and R. T. Wilds, thence between said fence and river N 8° 56’ E 120 feet; N 10° 5’ E 153 feet; thence N 25° E 67 feet; N 0° 15’ E 100 feet; N 7° 5’ W 95 feet; N 3° 25’ W 86 feet; N 5° 40’ E 107 feet; N 18° 10’ W 94 feet; N 23° 50’ W 96 feet to a stone set near the corner of R. T. Wilds in the line of C. O. Perkins, and near the corner to land purchased from Dora Hager by C. O. Perkins; thence N 38° W 89 feet; N 52° 30’ W 167 feet; N 47° 12’ W 205 feet; N 63° 30’ W 180 feet; N 65° 28’ W 168 feet; N 44° 10’ W 161 feet; N 46° 30’ W 133 feet; N 56° 60’ W 166 feet; N 51° 46’ W 143 feet; N 50° 32’ W 84 feet; N 49° 25’ W 92 feet; N 57° 32’ W 98 feet; N 56° 15’ W 144 feet; N 74° 50’ W 83 feet; N 61° 10’ W 192 feet; N 70° 35’ W 138 feet; N 86° 6’ W 116 feet; S 82° 35’ W 114 feet; S 80° 10’ W 150 feet to a stone set in the line between C. O. Perkins and Hawkins; thence with their line to Dix River; thence with Dix River to the Burgin and Kings Mill Turnpike; thence with the same as it meanders to the beginning.

Item 38. Beginning in the center of Dix River in the line between the lands of R. T. Wilds and the lands of Ida M. Hawkins; thence Westerly with the line of said Hawkins to a point on the cliffs of Dix River 750 feet above sea level; thence with a line 750 feet above sea level along said Dix River cliffs in a Southerly, Southeasterly and Easterly direction to the dividing line between the lands of said Wilds and the lands of John A. Nooe; thence with the line of said Nooe in a Southern direction to the center of Dix River; thence with the center of said river to the beginning.

Item 39. An undivided three-fourths interest in the following tract of land: Beginning at a point in the middle of Dix River in the line between John A Nooe and R. T. Wilds; thence with the line of said Wilds in a Northerly direction to a point on the cliffs of Dix River to a point 725 feet above sea level; thence along the cliffs of Dix River along a line 725 feet above sea level in a Westerly and Southerly course to a point on the cliff where said line intersects a division line between said Nooe and Chas. P. Kennedy; thence with the line of said Chas. P. Kennedy in an Easterly direction to the center of Dix River; thence with the center of Dix River to the point of beginning.

Item 40. All the land formerly owned by Atwood Proctor that lie below a line 750 feet above sea level on Dix River, and beginning at a line of the Thomas J. Curd estate, and extending up Foley Spring Branch with said Thomas J. Curd estate to the 750 foot sea level, also down Dix River to line of the property formerly owned by C. P. Kennedy and others, later property of Dix River Power Company, same being the property conveyed by Atwood Proctor by deed dated Oct. 5th, 1898, and recorded in Commissioner’s Deed Book 2, page 209 in the office of the Clerk of Mercer County Court, Commissioner’s Deed to John W. Proctor and Atwood Proctor, and also by deed of John W. Proctor and Nora, his wife, to Atwood Proctor dated August 31, 1907, and recorded in Deed Book 77, page 67, Mercer County Court Clerk’s Office.

Item 41. Being all of the lands of the heirs of Thomas J. Curd on Foley Spring Branch and Dix River, which lie below a line Seven Hundred and Fifty (750) feet above sea level, and running along Foley Spring Branch with line of lands of Atwood Proctor from 750 foot sea level line to the mouth of said Branch, and thence up Dix River to line of the lands of E. G. Guttery.

Item 42. All of the lands formerly owned by E. G. Guttery on Dix River which lie below a line 750 feet above sea level, and, beginning on Dix River at line of land of M. H. Johnson and running down Dix River with its meanders to line of lands of the estate of T. J. Curd, and being a portion of the same real estate conveyed to E. G. Guttery by J. T. Huguely and wife by deed dated February 1, 1909, and recorded in Deed Book 80, page 424, in the office of the Clerk of the Mercer County Court.

Item 43. All of the lands formerly owned by M. F. Johnson, on Dix River, which lie below a line 750 feet above sea level, as designated by a three inch cross on face of cliff at North edge of three foot diameter cave, and beginning at line of lands of Mrs. John Hutchison, and extending down Dix River to line of lands formerly owned by Dix River Power Company.

Item 44. All of the land formerly owned by Wash Payne on Dix River, which will be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level, and beginning at the lands formerly owned by J. B. Perkins upstream, and running to the lands formerly owned by Lucille Hutchison down stream.

Item 45. All of the lands formerly owned by Lucille P. Hutchison which may be submerged on account of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level, and beginning upstream at line of lands of Joe Perkins, and running downstream to line of lands of William Carmikle; and also beginning at line of lands of Roger’s estate upstream and running downstream to line of lands of M. F. Johnson.

Item 46. All of the lands formerly owned by Sara Rogers on Dix River which lie below a line 750 feet above sea level, and beginning at line of lands of Mack Merriman, and running down Dix River to line of lands of C. M. Paxton (formerly Sallee’s land).

Item 47. All of the lands formerly owned by Mack Merriman on Dix River that lie below a line 750 feet above sea level, and beginning at line of the lands of Hiram Collier, and extending down Dix River to line of lands of the Alfred Roger’s estate to a distance of about 3,000 feet.

Item 48. All of the lands formerly owned by Hiram and Maggie Collier that lie below a line 750 feet above sea level on Dix River, and beginning at line of lands of William Carmikle on Dix River, on the opposite side, and above the mouth of Baughman’s Branch, and running down the river to line of lands of Mack Merriman below the mouth of Tan Yard Branch on opposite side of Dix River, about 3,500 feet.

Item 49. All of the lands formerly owned by J. W. Carmikle on Dix River which lie below a line 750 feet above sea level, and beginning at line of lands of C. M. Paxton (formerly Sallee) and running down Dix River to line of lands of Hiram and Maggie Collier.

Item 50. All of the lands formerly owned by J. B. Perkins lying below a line 750 feet above sea level, adjacent to two lots in Bushtown Settlement, next to lines of lands of Jordan Taylor’s heirs, Mose Floyd’s heirs, George Smith and Shelby Smith, and part of a twenty-seven and a half acre tract which begins at line of Mose Floyd’s heirs and running down Dix River to the line of lands of C. M. Paxton.

Item 51. All of the lands formerly owned by the heirs of Mose Floyd, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River the spillway floor of which will not be higher than 750 feet above sea level, and beginning upstream at line of lands formerly owned by Jordan Taylor’s estate, and running downstream to line of lands formerly owned by J. B. Perkins.

Item 52. All the lands formerly owned by George Smith that lie below a line 750 feet above sea level on Dix River, and beginning at line of Joseph Perkins and running down the river to the line of Hunn’s Chapel property, about 350 feet.

Item 53. All the lands formerly owned by John Sanders that lie below a line 750 feet above sea level on Dix River, and being that portion of two tracts of land in Bushtown Settlement more particularly described as follows: All the lands lying below a line 750 feet above sea level on Dix River beginning at line of Grant Gayton, and running down Dix River to line of Cary Hunn’s heirs, and conveyed to said parties by deed of J. T. Huguely, dated Nov. 13, 1917, and recorded in Deed Book 94, page 388, in the office of the Clerk of the Mercer County Court.

Item 54. All the lands lying below a line 750 feet above sea level on Dix River, beginning at line of Cary Hunn’s heirs, and running down Dix River to line of Walker Woodford, and conveyed to John Sanders by deed of E. J. Thistler, dated May 2, 1916, and recorded in Deed Book 91, page 599, in the office of the Clerk of Mercer County Court.

Item 55. All the lands formerly owned by Shelby Smith that lie below a line 750 feet above sea level on Dix River; and first lot beginning at a line of Hunn’s Chapel, and running down Dix River to line of Thomas Floyd’s heirs, about 220 feet; and second lot, strip as above, beginning on line of Floyd’s heirs, and running down Dix River to line of Joseph Perkins, about 220 feet.

Item 56. All the lands formerly owned by Grant Gayton that lie below a line 750 feet above sea level on Dix River, and beginning on the line of Nannie Poor, and extending down Dix River to the line of John Sanders, about 300 feet, said tract being known as Lot 5 in the division of the estate of Harvey Gayton, and situated in the Bushtown settlement.

Item 57. All of the land formerly owned by the Trustees for the Colored Church of Hunn’s Chapel of Bushtown, on Dix River, which will be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level, and beginning up stream at the line of the lands formerly owned by George Smith, and running down stream to the line of the lands formerly owned by Shelby Smith.

Item 58. All of the lands formerly owned by the heirs of Jordan Taylor, deceased, in, on and near Dix River, which may be submerged by reason of the erection and maintenance of a dam in said River, the spillway floor of which will not be higher than 760 feet above sea level, and beginning upstream at line of land formerly owned by Price Dunn, and extending downstream to line of lands formerly owned by Joe Perkins.

Item 59. All of the lands formerly owned by the heirs of Harvey Gayton, deceased, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in said River, the spillway floor of which will not be higher than 760 feet above sea level, and beginning upstream at line of lands formerly owned by George Ellis, and running downstream to line of lands formerly owned by Jack Sanders.

Item 60. All of the land formerly owned by Price Dunn and wife lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which shall not be higher than 750 feet above sea level, and lying between the line of lands formerly owned by Jack Sanders upstream and line of lands formerly owned by Jordan Taylor’s heirs downstream.

Item 61. Beginning in the center of Dix River in the line between George and James Ellis and the land of Lorinda Gaither and others; thence with the said division line between said Ellis and said Gaither and others in a Westerly course to a point on the cliffs of Dix River 725 feet. above sea level; thence along the cliffs of Dix River along a line 725 feet above sea level in a Southerly direction until the said line strikes the division line between said George Ellis and J. W. Hicks; thence with the division line between said George and James Ellis and said J. W. Hicks along a branch and Dix River in an Easterly course to the center of Dix River; thence with the center of said River in a Northerly or Northwesterly direction to the point of beginning.

Item 62. Being all of the lands formerly owned by George W. Ellis on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River near its mouth, the spillway floor of which will not be higher than 750 feet above sea level.

Item 63. Beginning in the center of Dix River in the line between Hicks and Emily Scott; thence with the line of said Scott in a Westerly direction to a point on the cliffs of Dix River 725 feet above sea level; thence along the cliffs of Dix River along a line 725 feet above sea level in a Northerly and Northwesterly direction until said line strikes the division line between the lands of said Erasmus Hicks and the land of R. T. Hicks; thence with the division line between them in an Easterly direction to the center of Dix River; thence with the center of Dix River to the point of beginning.

Item 64. All of the lands formerly owned by Emily Baker and the other devisees of Erasmus Hicks on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level, and beginning at or near the line of the lands of Vic Rice upstream, and running down to the line of R. T. Hicks’ devisees downstream; and also beginning at the line of the land of R. T. Hicks’ devisees upstream, and running down to the line of lands of J. W. Hicks downstream.

Item 65. Beginning in the center of Dix River in the line between J. W. Hicks and George Ellis; thence with the line of said Ellis in a Westerly direction to a point on the cliffs of Dix River 725 feet above sea level; thence along the cliffs of Dix River along a line 725 feet above sea level in a Southerly and Southeasterly direction until said line strikes the division line between said J. W. Hicks and Erasmus Hicks; thence with the said division line between said J. W. and Erasmus Hicks to the center of Dix River; thence with the center of said river in a Northerly direction or Northwesterly direction to the point of beginning.

Item 66. All of the lands formerly owned by J. W. Hicks on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level, and beginning at the line of the lands formerly owned by Erasmus Hicks, and running thence down Dix River to the line of lands of George W. Ellis.

Item 67. All of the lands lying on and in Dix River about 3 miles Southeast of Burgin, described as follows: Beginning at a point on the line between the lands of Neal Warren and Louisville Baptist Orphans’ Home which point is a hub ten feet above the edge of mean low water mark on the Mercer County side of said River, and from which hub a witnessed twin ash 12 inches in diameter bears S 61° W 10 feet; thence S 48° 34’ E 102.4 feet to a point 15 feet above the edge of mean low water; thence S 51° 56’ E 202.1 feet to a point 12 feet above the edge of mean low water; thence S 46° 42’ E 276.2 feet to a point 15 feet above the edge of mean low water; thence S 44° 53’ E 161.3 feet to a point 20 feet above the edge of mean low water; thence S 39° 19’ E 109.6 feet to a point 19 feet above the edge of mean low water; thence S 48° 30’ E 221.1 feet to a point 15 feet above the edge of mean low water; thence S 40° 51’ E 441 feet to a point 40 feet above the edge of mean low water; thence S 40° 40’ E 391.6 feet to a point 12 feet above the edge of mean low water; thence S 58° 50’ E 255.6 feet to a point 11 feet above the edge of mean low water; thence S 82° 35’ E 255 feet to a point 26 feet above the edge of mean low water; thence S 79° 35’ E 164.6 feet to a point 31 feet above the edge of mean low water; thence S 65° 33’ E 166.4 feet to a point 2 feet above the edge of mean low water; thence North 69° E 146.4 feet to a point 5 feet above the edge of mean low water; thence N 34° 37’ E 199.6 feet to a point 3 feet above the edge of mean low water; thence N 8° 53’ E 204.2 feet to a point 8 feet above the edge of mean low water; thence N 12° 15’ E 179 feet to a point 10 feet above the edge of mean low water; then N 15° 46’ E 319.5 feet to a point 5 feet above the edge of mean low water; thence N 7° 57’ W 217.5 feet to a point 8 feet above the edge of mean low water; thence N 21° 27’ W 143 feet to a point 3 feet above the edge of mean low water; thence N 44° 20’ W 220 feet to a point 10 feet above the edge of mean low water; thence N 47° 2’ W 222.1 feet to a point 10 feet above the edge of mean low water; thence N 66° 27’ W 326.5 feet to a point 5 feet above the edge of mean low water; thence N 48° 16’ W . . . .  feet to a point 3 feet above the edge of mean low water; thence N 34° 16’ W 177.9 feet to a point 3 feet above the edge of mean low water; thence N 29° 21’ W 264 feet to a point 10 feet above the edge of mean low water; thence N 16° 42’ W 218.7 feet to a point 11 feet above the edge of mean low water; thence N 9° 59’ W 132 feet; thence continuing the same line to a point at the edge of mean low water, on the boundary line between the lands of Emily Baker and of Louisville Baptist Orphans’ Home, formerly Hicks; thence leaving the River and running with the line of said Emily Baker and Louisville Baptist Orphans’ Home S 59° 23’ W 175 feet to a line 760 feet above sea level; thence with said line 760 feet above sea level S 16° 12’ E 138 feet to a point; thence S 15° 1’ W 64.2 feet to a point; thence S 21° 14’ East 55 feet to a point; thence S 12° 55’ E 86.1 feet to a point; thence S 54° 13’ E 76.1 feet to a point; thence S 31°  35’ E 94.2 feet to a point; thence S 25° 45’ E 101.2 feet to a point; thence S 19° 23’ E 169.7 feet to a point; thence S 23° 32’ E 156 feet to a point; thence S 28° 33’ E 279.2 feet to a point; thence S 23° 27’ E 185.7 feet to a point; thence S 13° 50’ E 121.3 feet to a point; thence S 7° 7’ E 192.8 feet to a point; thence S 32° 40’ W 230.3 feet to a point; thence S 74° 48’ W 128 feet to a point; thence N 82° 40’ W 94 feet to a point; thence N 68° 31’ W 80.4 feet to a point; thence N 64° 28’ W 123.2 feet to a point; thence N 56° 20’ W 167.7 feet to a point; thence N 51° 6’ W 119 feet to a point; thence N 49° 56’ W 99.8 feet to a point; thence N 47° 39’ W 139.6 feet to a point; thence N 49° 22’ W 157.7 feet to a point; thence N 48° 31’ W 92.5 feet to a point; thence N 46° 49’ W 201 feet to a point; thence N 50° 40’ W 106.4 feet to a point; thence N 52° 4’ W 103.5 feet to a point; thence N 49° 22’ W 159.7 feet to a point; thence N 29° 35’ W 81.8 feet to a point; thence N 47° 45’ W 110 feet to a point on said 760 foot contour line on the line between the lands of Louisville Baptist Orphans’ Home, formerly Hicks, and the land of Neal Warren; thence with the line between the lands of said Louisville Baptist Orphans’ Home and Warren S 45° 32’ W 178 feet to the point of beginning, and containing 41.78 acres of land as surveyed by H. L. Clagett in 1924.

Item 68. All of the lands of Louisville Baptist Orphans’ Home, formerly Hicks, in and on Dix River which lie between the lines and boundary of the parcel described in Item 67 next above and the thread or middle of Dix River.

Item 69. All of the lands formerly owned by Victor M. Rice lying on Dix River which lie below a line 750 feet above sea level and beginning at line of lands of Fidelity Realty Company (formerly L. P. Yandell), and extending down Dix River to line of lands of Mrs. Emily Baker (formerly Erasmus Hicks), about 3000 feet.

Item 70. Being all of the lands formerly owned by Neal Warren on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 750 feet above sea level.

Item 71. Beginning in the center of Dix River, corner to Victor Rice; thence with the line of said Rice in a Northerly direction to a point on the cliffs of Dix River 725 feet above sea level; thence with the cliffs of said river and along a line 725 feet above sea level in an Easterly direction until said line strikes the division line between said Stagner to the dower land formerly belonging to estate of Richard Hicks, deceased; thence with the said division line of said Richard Hicks’ tract in a Southerly direction to the center of Dix River; thence with the center of said River in a Westerly direction to the point of beginning.

Item 72. Situated on the Curdsville Turnpike and the Ballard Turnpike and described thus: Beginning in the center of the Ballard Turnpike at the East edge of the right of way of Cincinnati, N. O. & T. P. R. Co.; thence with the center of the Ballard Turnpike S. 81 degrees E. 316.8 feet to the intersection of same with New Curdsville Turnpike; thence with center of New Curdsville Turnpike S. 3½ degrees W. 1195.6 feet to corner to John Curd; thence leaving the turnpike and running with his line with a wire fence S. 71 degrees W. 188 feet to a walnut tree; thence S. 64½ degrees W. 103.5 feet to a dead honey locust; thence S. 88 degrees W. 42.7 feet to a walnut; thence N. 80 degrees W. 114.8 feet to a walnut; thence N. 62¾ degrees W. 122.1 feet to the East edge of the right of way of the railroad; thence with said right of way N. 23½ degrees E. 162 feet to a fence post; thence N. 65 degrees W. 38.7 feet to a corner post; thence with the East right of way line curving to the left, said course being Northeastwardly, and about 1200 feet to the beginning, containing 11.77 acres of land.

Item 73. A strip of land 100 feet wide throughout its length, the center line of which is described as follows: Beginning at a stake which is Station 12 plus 50 of the branch railroad formerly owned by Kentucky Hydro Electric Company from the Cincinnati Southern Railroad at Herrington Station to the dam on Dix River, said point being in the center of the Curdsville Turnpike; thence N. 86 degrees 15’ E. 1064.29 feet to a stake; thence with a 2 degree and 30’ curve to the right a distance of 99.21 feet to a stake in Epperson’s line. The line thus described is the center line of a strip of land 100 feet wide, the width of which is obtained by measuring at right angles a distance of 50 feet on each side of said line. Said parcel contains 2.67 acres of land, more or less.

Item 74. A strip of land 20 feet wide throughout its entire length, and beginning at a stone which is the East end on the North side of the roadway belonging to U. G. Epperson and formerly by Kentucky Hydro Electric Company, also corner of John Curd’s land; thence with the North line of said roadway N. 85 W. 10 chains to the center of the Curdsville Turnpike; thence with the center of said turnpike N. 5 E. 20 feet to corner to John Curd; thence leaving pike S. 85 E. a new line with John Curd 10 chains to the new corner in line of Curd and Epperson; thence with Epperson’s West line Southwardly 20 feet, more or less, to the beginning, and containing .3 of an acre of land, more or less.

Item 75. All of the lands formerly owned by Joseph T. Curd lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Andy Hardin, and run down Dix River to mouth of  Spring Branch near Dix Dam, and then up said Branch to the 760 foot sea level elevation as above defined.

Item 76. All of the lands formerly owned by Ida M. Hawkins, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin at line of lands of C. O. Perkins, and run down Dix River to line of lands of S. W. Hager.

Item 77. All of the lands formerly owned by S. W. Hager lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands formerly owned by Ida Hawkins, and run down Dix River to Cane Run Creek, and up Cane Run to line of lands of R. L. Black.

Item 78. All of the lands formerly owned by R. L. Black, lying on Herrington Lake or Cane Run Creek which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of R. W. Clark, and run down Cane Run Creek to line of lands of S. W. Hager.

Item 79. All of the lands formerly owned by R. W. Clark, lying on Herrington Lake or Cane Run Creek, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which shall not be higher than 760 feet above sea level, which lands begin upstream at line of lands of S. W. Johnson, and run down Cane Run Creek to line of lands of R. L. Black.

Item 80. All of the lands formerly owned by S. W. Johnson, lying on Herrington Lake or Dix River which will be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of said S. W. Johnson and M. M. Dossett at said 760 foot level in bed of Bowman’s Branch, and run down Bowman’s Branch to its mouth, and down Cane Run to line of Ruther Clark or R. L. Black.

Item 81. All of the lands formerly owned by M. M. Dossett, lying on Herrington Lake and Cane Run Creek and Bowman’s Branch which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin at line of Henry T. Ison near the Old Stone Mill on Cane Run Creek, and run down said Creek to lands of S. W. Johnson at or near the mouth of Bowman’s Branch, and thence up said Branch with line of Johnson to the 760 foot level as above defined.

Item 82. An easement, being the right to submerge and impound water upon so much of the lands of Guilford K. Cox on Cane Run Creek or Herrington Lake as may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level. The lands with respect to which this easement is granted begin at line of lands of Henry T. Ison downstream and run upstream on each side of Cane Run Creek, including said stream.

Item 83. All of the lands formerly owned by Henry T. Ison lying on Herrington Lake or Cane Run Creek which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Guilford K. Cox, and run down said Cane Run Creek on both sides thereof to line of lands formerly owned by M. M. Dossett.

Item 84. All of the lands formerly owned by Andy Estes lying on Herrington Lake or Cane Run Creek which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Cas Lovett, and run down Cane Run to line of lands of Cas Lovett.

Item 85. All of the lands formerly owned by R. T. Wilds lying on Dix River which will be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of C. O. Perkins, and run down Dix River to line of lands of C. O. Perkins.

Item 86. All of the lands formerly owned by C. O. Perkins lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Atwood Proctor, and run down Dix River to line of lands of R. T. Wilds; and again from said Wilds’ line to line of lands formerly owned by Ida Hawkins.

Item 87. All of the lands formerly owned by E. G. Guttery lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of M. H. Johnson, and run down Dix River to line of lands of Curd Estate.

Item 88. All of the lands formerly owned by Sarah Rogers lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Justice and Gay and run down Dix River to line of lands of Lucile P. Hutchison.

Item 89. All of the lands formerly owned by J. D. Gay and wife and Paul M. Justice and wife lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Hiram Collier, and run down Dix River to line of lands of Sarah Rogers.

Item 90. All of the lands formerly owned by Hiram Collier lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of William Carmikle, and run down Dix River to line of lands of Justice and Gay.

Item 91. All of the lands formerly owned by J. W. Carmikle lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at the line of lands of Lucile P. Hutchison, and run down Dix River to line of lands of Hiram Collier.

Item 92. All of the lands formerly owned by J. B. Perkins, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Mose Floyd’s Heirs and run down Dix River to line of lands of Lucille P. Hutchison.

Item 93. All of the lands formerly owned by Webb Moulder, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of land of Hunn Heirs, Bushtown Settlement, and run down Dix River to line of lands of Price Dunn.

Item 94. All of the lands formerly owned by E. M. Hardin and wife and Van B. Carter and wife, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Mollie Hicks, and run down Dix River to line of lands of Gayton Heirs.

Item 95. All of the lands formerly owned by Mollie Hicks, Lylian Hicks and Florence Hosken and husband, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Victor Rice and Neal Warren, and run down Dix River to line of lands of Neal Warren and E. M. Hardin and others.

Item 96. All of the lands formerly owned by Neal Warren, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Mollie Hicks, and run down Dix River to line of lands formerly owned by Richard Hicks.

Item 97. All of the lands formerly owned by Robt. M. Dillehay, lying on Dix River, which will be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Victor Rice, and run down Dix River to line of lands of Mollie Hicks.

Item 98. All of the lands formerly owned by Victor M. Rice and wife, Mary N. Rice, and Stella R. Ballard and husband, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Mason Brothers, and run down Dix River to line of lands of R. M. Dillehay.

Item 99. All of the lands formerly owned by John Sanders, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Grant Gayton, and run down Dix River to line of lands of Cary Hunn’s Heirs.

Item 100. All of the lands formerly owned by Lucille P. Hutchison lying on Dix River which will be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of J. B. Perkins, and run down Dix River to line of lands of William Carmikle; and also which lands begin upstream at line of lands of Rogers Estate, and run down Dix River to line of lands of M. F. Johnson.

Item 101. All of the lands formerly owned by M. F. Johnson lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Lucille P. Hutchison, and run down Dix River to line of lands of E. G. Guttery.

Item 102. All of the lands formerly owned by Cas Lovett, lying on Herrington Lake or Cane Run Creek, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream on Cane Run at line of lands formerly owned by M. M. Dossett, and run down Cane Run to line of lands of Andy Estes; also from Estes’ line down Cane Run, and up Denny’s Branch to 760 foot level as above described.

Item 103. All of the lands formerly owned by George Smith lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of J. B. Perkins, and run down Dix River to line of lands of Hunn’s Chapel.

Item 104. All of the lands formerly owned by Shelby Smith lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Hunn’s Chapel or J. B. Perkins, and down Dix River to line of lands of Thomas Floyd’s Heirs; and also from said last mentioned line down to line of lands of J. B. Perkins.

Item 105. All of the lands owned by Grant Gayton lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Nannie Poor, and run down Dix River to line of lands of John Sanders.

Item 106. All of the lands formerly owned by Wash Payne, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of J. B. Perkins, and run down Dix River to line of lands of Lucille Hutchison.

Item 107. All of the lands formerly owned by Rice Dunn lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of John Sanders, and run down Dix River to line of lands of Jordan Taylor’s Heirs.

Item 108. All of the lands formerly owned by Trustees of Hunn’s Chapel Church lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of George Smith, and run down Dix River to line of lands of Shelby Smith.

Item 109. All of the lands formerly owned by Holman Kurtz, lying on Dix River or Cane Run which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of 760 foot sea level above described, and run down Wallace Branch to line of lands of J. F. Rupley; and also begin at line of Rupley and run down Cane Run to lands of W. O. Lyons.

Item 110. All of the lands formerly owned by Andy W. Hardin, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of W. F. Lyons’ heirs on Sternbergen Branch, and run down same to Dix River and down Dix River to line of lands of Jos. T. Curd.

Item 111. All of the lands formerly owned by W. H. Bower and Alvin W. Glascock, lying on Herrington Lake or Denny and Glow Branches which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at 760 foot level as above defined at line of lands of Holman Kurtz, and run down to line of lands of R. W. Denny.

Item 112. All of the lands formerly owned by John Fred Rupley, lying on Herrington Lake or Cane Run, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Holman Kurtz, and run down Cane Run to line of lands of Holman Kurtz.

Item 113. All of the lands formerly owned by D. E. Mills and wife, C. H. Noel and wife, and R. G. Noel, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Atwood Proctor, and run downstream to line of lands of W. E. Scott.

Item 114. All of the lands formerly owned by J. M. Murphy and others, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of W. E. Scott, and run down Dix River to line of lands of Campbell and Foushee.

Item 115. All of the lands formerly owned by W. E. Scott, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Mills, and run downstream to line of lands of Murphy.

Item 116. All of the lands formerly owned by W. Oscar Lyons, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of Holman Kurtz on Cane Run, and run down same and down Dix River to line of lands of W. F. Lyons’ estate.

Item 117. All of the lands formerly owned by Thomas Floyd and other heirs of Mose Floyd, lying on Dix River, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of estate of Jordan Taylor, and run down Dix River to line of lands of J. B. Perkins.

Item 118. All of the lands formerly owned by the widow and heirs of Carey Hunn, deceased, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of John Sanders, and run down Dix River to line of lands of Price Dunn.

Item 119. The following described tract of land on Dix River: Beginning at a stake or stone in the line of Atwood Proctor, which point is in the fence line between the heirs of Thomas J. Curd and Atwood Proctor, 57½ feet South from Foley Spring and 20½ feet vertically above said Spring; and continuing therefrom on a level line and with the remaining land of Curd et al. S. 85-15 E. 120 feet; S. 81-10 E. 192 feet; N. 87 E. 170 feet; S. 82-30 E. 165 feet; S. 72-30 E. 175 feet; S. 83-30 E. 90 feet; S. 69-20 E. 145 feet; S. 79-30 E. 108 feet; N. 83-30 E. 150 feet; N. 85-30 E. 275 feet; N. 73 E. 166 feet; N. 87-50 E. 204 feet; N. 66-40 E. 120 feet; N. 45-40 E. 136 feet; N. 68-25 E, 100 feet; N. 84-35 E. 135 feet; N. 87-50 E. 175 feet; N. 84-10 E. 190 feet; N. 85-10 E. 250 feet; N. 78-30 E. 156 feet; N. 85-25 E. 165 feet; N. 89-25 E. 225 feet; N. 83-30 E. 200 feet; N. 87-15 E. 221 feet to a point in the line of E. G. Guttery; thence leaving said line and running North with Guttery’s old line to middle of Dix River; thence down same to mouth of Foley Spring Branch; thence up said Branch with line of Atwood Proctor to center of Foley Spring; thence South with Proctor’s line to the point of beginning.

Item 120. All of the lands formerly owned by Atwood Proctor, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level which lands begin upstream at line of lands of T. J. Curd Estate; thence up Foley Spring Branch; thence down same and down Dix River to line of lands of Elmore Mills and others.

Item 121. All of the lands formerly owned by R. Walter Denny, lying on Herrington Lake or Denny’s, Wallace’s and Glow’s Branches, which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin at line of land of Cas Lovett on Denny’s Branch, and extend down said Branch to lands of Bower and Glascock on Glow Branch.

Item 122. All of the lands formerly owned by Nellie C. Campbell and others, lying on Dix River which may be submerged by reason of the erection and maintenance of a dam in Dix River, the spillway floor of which will not be higher than 760 feet above sea level, which lands begin upstream at line of lands of O. W. Murphy Co., and run down Dix River to line of lands of S. O. Vanarsdall.

The property described above in Items 1 to 122 was acquired by the Company by deed dated December 31, 1928, and recorded in Deed Book 104, page 465, in the Office of the Clerk of Mercer County, Kentucky.

There is excluded and excepted from the foregoing Items 1 to 122 above:

(a) the hydroelectric plant of Kentucky Utilities Company located at Dam No. 7 in the Kentucky River in Mercer County, Kentucky, together with all rights-of-way, structures, buildings, property rights, privileges and easements directly comprising such hydroelectric plant; but excluding any distribution systems and transmissions lines related thereto; being part of the same property acquired by the Company in Paragraph “Third” of that certain Deed dated December 31, 1928, of record in Deed Book 104, Page 465, in the Office of the Clerk of Mercer County, Kentucky.

(b) so much of said property as was conveyed to Lock 7 Hydro Partners, LLC, a Kentucky limited liability company, by Quitclaim Deed dated as of December 29, 2005, recorded in Deed Book 305, Page 195, in the Office of the Clerk of Mercer County, Kentucky.

Item 123. A tract of land in Harrodsburg, described as follows: Situated on the Southeast corner of Chiles and Factory Streets in Harrodsburg, on which is situated the Municipal Lighting Plant, and beginning at a point where the east line of Chiles Street intersects with the South line of Factory Street; thence with the East line of Chiles Street South Eighty and one-half (80½) feet to a point, corner to Emma L. Francis; thence with her line East One Hundred and Thirty-eight (138) feet to her corner in line of Clell Coleman, formerly Chinn; thence with his line North Eighty and one-half (80½) feet to the South edge of Factory Street; thence with the South edge thereof West One Hundred and Thirty-eight (138) feet to the beginning; being the property acquired by the Company by deed dated November 16, 1926, and recorded in Deed Book 102, page 539, in the Office of the Clerk of Mercer County, Kentucky.

Item 124. Beginning at a point in the northwest margin of Shaker Ferry road where it turns eastwardly toward the river and which point is approximately in line with the center line of said road as it runs southwardly from the angle therein above the river toward Shakertown; thence N. 22-52 W. 458.3 feet; N. 3-22 W. 100 feet; N. 1-46 W. 200 feet; N. 0-45 E. 100 feet; N. 6-35 E. 500 feet; N. 6-21 E. 200 feet; N. 6-35 E. 236 feet; N. 3-00 E. 189 feet; N. 1-26 W. 250.4 feet; N. 0-45 E. 200 feet this point being at the extreme north end of said tract and in line of U.S. Government property; thence S. 84-30 E. 30 feet; S. 0-45 W. 200 feet; S. 1-26 E. 250.4 feet; S. 3-00 W. 189 feet; S. 6-35 W. 236 feet; S. 6-21 W. 200 feet; S. 6-35 W. 500 feet; S. 0-45 W. 100 feet; S. 1-46 E. 200 feet; S. 3-22 E. 95 feet; S. 22-52 E. 442 feet to the northwest margin of said Shaker Ferry road as it leads to the ferry; thence S. 47-15 W. 30 feet to the point of beginning, and containing 1.6 acres; being the property acquired by the Company by deed dated January 31, 1930, recorded in Deed Book 105, page 580, in the Office of the Clerk of Mercer County, Kentucky.

Item 125.  That certain property located in Mercer County, Kentucky, on both sides of the Danville and Dix River Road and on the Ballard Turnpike and more particularly described as follows:

BEGINNING at a stone in the center of the Danville and Dix River Road, corner to Martin Noel, opposite Motley's Passway, and running with the center thereof South 32-1/2° West 4.2 chains and South 19° West 3.8 chains to corner to Newton Curd; thence leaving the road with his lines North 78-1/4° West 5 chains to a stone and South 51-1/2° West 55 links to the east edge of the right of way of the Cincinnati Southern Railway, as newly located; thence with the east line thereof with the fence Southwardly 1080 feet to the north edge of the Ballard Turnpike at the intersection with the railway; thence with the north edge of the turnpike South 84° East 4.75 chains to the center of the Danville and Dix River Road; thence with the center of said road North 2-3/4° W 10.45 chains to an iron pin corner to H. T. Ison, formerly Artis W. Curd; thence with his line South 84° East 21.63 chains to a stone corner to Grant Epperson; thence with his line North 56-1/2° East 2.6 chains to an iron pin corner to David Motley and Epperson; thence with Motley's lines North 6° West 10.36 chains to a stone, North 86-1/2° West 9 chains to a stone, North 3° E 3.7 chains to the edge of Motley's 20 foot roadway, and thence with the south line thereof South 84° West 10.5 chains to the beginning, containing 36 acres, be the same more or less.

There is excepted from the above-described Parcel 1 (Item 125) the following:  Property conveyed to A. G. Peavler and Rosie Lee Peavler, his wife, by deed of Grover Peavler, a single man, et al, dated October 17, 1979, recorded in Deed Book 236, Page 674; Property conveyed to Kentucky Utilities Company, Inc., a Kentucky corporation, by deed of Grover Peavler, a single man, et al, dated November 8, 1991, recorded in Deed Book 237, Page 103.

All of the foregoing references are to the Mercer County Clerk's office.

Item 126. All of that tract of land, with improvements thereon, near Dix Dam in Mercer County, Kentucky, on the Curdville Road, described as: BEGINNING on the West side of the Curdsville Road in the center of an old lane corner to J.D. WALLACE (or Willis); thence with his line N 76.08 W 330 feet continuing with Willis and crossing the C.N.O. and T.P. Railway Company right of way and continuing with Virgil Houp S 52.53 W 891 feet to a point in the Dix Dam Road in line of F.C. Slama; thence with Slama's line up a hill N 22.49 W 282 feet along a stone fence, N 22.41 W 198 feet, N 23.14 W 444 feet to a mulberry tree, and along the creek bank N 50.09 W 109 feet, and around the top of the brow of the bluff N 7.01 W 264 feet; N 9.50 W 263 feet; N 14.24 E 264 feet to an elm on the side of the bluff and S 82.16 W 143 feet to an elm tree on top of bluff, and along the top of the bluff N. 0.46 W 488 feet to the line of Gwinn; thence with Gwinn for four calls along the side of the bluff and along an old stone fence N 11.40 E 229 feet, N 44.42 E 330 feet, and leaving stone fence and crossing creek and said railroad N 88.55 E 528 feet to a point on the East side thereof, thence at an angle across said right of way N 5.27 W 392 feet to a point on the west side of said C.N.O. and T.P. Railway Company double tracks and corner to John Buckley; thence with Buckley S 58.49 E 1963 feet to the West side of the Curdsville Road; thence along the West side thereof S 28.21 W 524 feet, S 26.04 W 640 feet S 38.36 W 363 feet, and S 18.55 W 274 feet to the beginning. There is excepted from the above-described Parcel 2 (Item 126) the following:

(a)   (Railroad right-of-way conveyed in Deed Book 43, Page 459, Deed Book 44, Pages 175 and 404; and deed to Trustees of the Cincinnati Southern Railway, dated September 14, 1928, recorded in Deed book 104, Page 205; and

(b)   Property conveyed by Clarene A. Rose to F.C. Slama, by deed dated April 30, 1952, and recorded in Deed Book 128, Page 412; and

(c)   Property conveyed to Commonwealth of Kentucky, by deed dated October 9, 1936, recorded in Deed book 110, Page 637.

All of the foregoing references are to the records of the Mercer County Clerk’s office.

Item 127.  The foregoing two parcels having been surveyed by Estes Engineering, prepared November 28, 2000, and are described pursuant to the survey in three separate tracts as follows:  A description of tract 'D' from Houp located on KY 342 and Curdsville road in the county of Mercer, state of Kentucky and bounded as follows: unless stated otherwise, any monument referred to herein as an iron pin set 11/2000 is a 5/8" x 24" rebar with a 2" aluminum cap stamped L.W. Estes LPLS 1880; beginning at an iron pin (set 11/2000) located in the west right of way of Curdsville Road and being a corner to Major et al; thence, along the west right of way of Curdsville road (20' to CI) for the following calls, S34°27'24"w, a distance of 184.05 feet to a point; S32°04'07"w, a distance of 308.88 feet to a point; S28°07'56"w, a distance of 272.12 feet to an iron pin (set 11/2000); S26°51'37"w, a distance of 185.81 feet to a point; S26°16'48"w, a distance of 168.28 feet to a point; S30'08'53"w, a distance of 56.37 feet to a point; S37°54'22"w, a distance of 88.05 feet to a point; S38°49'36"w, a distance of 94.54 feet to a point; S36°18'15"w, a distance of 90.01 feet to a point; S28°49'15"w, a distance of 76.20 feet to a point; S20°40'55"w, a distance of 108.61 feet to a point; S16°01'26"w, a distance of 113.54 feet to an iron pin (set 11/2000); S14°12'06"w, a distance of 60.92 feet to a point; S12°06'15"w, a distance of 107.64 feet to a point; S07°03'13"w, a distance of 159.31 feet to a point; S05°58'57"w, a distance of 143.54 feet to a point; SO4° 10'57"w, a distance of 183.40 feet to a point; SO4°33'22"w, a distance of 180.41 feet to an iron pin (set 11/2000); SO4°30'14"w, a distance of 277.58 feet to an iron pin (set 11/2000), located in the north right of way of KY 342; thence, N57°25'57"w, along the north right of way of KY 342 (r/w variable), a distance of 184.15 feet to an iron pin (set 11/2000) located in the east right of way of Southern Railroad; thence, along the east right of way of Southern Railroad (DB 104-205 and DB 104-250) for the following calls, along a curve to the left having a radius of 2964.90 feet, a curve length of 1182.75 feet, the chord of which is n6°03'51"w, a chord length of 1174.92 feet to an iron pin (set 11/2000); N18°52'08"w, a distance of 662.00 feet to an iron pin (set 11/2000); along a curve to the right having a radius of 2764.90 feet, the curve length of 1698.86 feet, the chord of which is N3°11'47"w, a chord distance of 1672.26 feet to an iron pin (set 11/2000), a corner to Major et al; thence, s58°49'00"e, along the line of Major et al (DB 230-267) and along or near a fence, a distance of 1828.71 feet to point of beginning. Containing 58.237 acres more or less. All bearings are referred to bearing of record along the line of Major et al as shown in DB 176-18 (S58°49'00"e) tract 'D' is a portion of DB 176-18 and a portion of DB 237-590. Tract 'D' was surveyed by Lindon W. Estes, Lpls 1880 (Estes Engineering and Surveying, Inc.) on 11/28/2000.

Item 128. A description of tract 'E' from Houp located on Southern Railroad in the county of Mercer, state of Kentucky and bounded as follows: unless stated otherwise, any monument referred to herein as an iron pin set 11/2000 is a 5/8" x 24" rebar with a 2" aluminum cap stamped L.W. Estes LPLS 1880; beginning at an iron pin (set 11/2000) located in the west right of way of Southern Railroad and a corner to Shakertown at Pleasant Hill, Kentucky, Inc. (Said point located S35°08'09"w, a distance of 520.58 feet from the north west most corner of tract 'D' of Houp; thence, along the west right of way of Southern Railroad (DB 43-459 and DB 44-175 (DB 44-404) for the following calls, S10°09'05"w, a distance of 56.20 feet to an iron pin (set 11/2000); along a curve to the left having a radius of 2342.00 feet, the curve length of 1497.38 feet, the chord of which is S8 '57'52"e, the chord length of 1472.01 feet to an iron pin (set 11/2000); S28°21'31"e, a distance of 301.67 feet to an iron pin (set 11/2000); along a curve to the right having a radius of 1382.70 feet, the curve length of 157.42 feet, the chord of which is S23°57'04"e, the chord length of 157.33 feet to an iron pin (set 11/2000); S69°18'37"w, a distance of 50.00 feet to an iron pin (set 11/2000); S17°15'09"e, a distance of 271.52 feet to an iron pin (set 11/2000), a corner to Baker; thence, S52 °53'00"w, along the line of Baker (DB 266402), a distance of 314.56 feet to the center of 14" W.F. I beam (found), a corner to Lot '14' of Pleasant Hill Farm; thence, along the line of Pleasant Hill Farm (Lots 14 thru 9 PC 'A-570') for the following calls, N30°57'29"w, a distance of 31.15 feet to the center of 14" W.F. I beam (found); N32°21'45"e, a distance of 161.60 feet to the center of 12" wood post witness pin (set 11/2000) N28°00'12"e, a distance of 1.14 feet; N3°14'27"w, a distance of 200.07 feet to the center of 14" corner post witness pin (set 11/2000) N1 °08'37"e, a distance of 1.42 feet; N40°01'48"w, a distance of 175.61 feet to the center of 14" wood post witness pin (set 11/2000) S59'06'47"e, a distance 0.98 feet; N51°52'29"w, a distance of 266.26 feet to the center of 12" wood post witness pin (set 11/2000) S74°18'58"e, a distance of 0.91 feet; N84°01'18"w, a distance of 281.03 feet to the center of 10" wood post witness pin (set 11/2000) S89°49'47"e, a distance of 0.75 feet; N53 °49'46"w, a distance of 84.33 feet to a 14" white oak tree witness pin (set 11/2000) S2°22'55"e, a distance of 1.77 feet; S47°22'53"w, a distance of 71.83 feet to an iron pin (set 11/2000 in snag); N35°07'25"w, a distance of 114.11 feet to a 24" oak tree witness pin (set 11/2000) S69°56'54"e, a distance of 1.87 feet; N8°15'24"e, a distance of 252.25 feet to a 30" sycamore tree witness pin (set 11/2000) S51°14'27"e, a distance of 1.55 feet; N24°39'36"e, a distance of 201.83 feet to a 18" hickory tree witness pin (set 11/2000) N68°50'36"w,, a distance of 0.79 feet; N8°27'09"e, a distance of 153.01 feet to the center of 12" walnut stump, witness pin (set 11/2000) N1 °28'16"e, a distance of 0.70 feet; N23 °59'04"w, a distance of 129.81 feet to a 20" walnut tree, witness pin (set 11/2000) S39°40'16"e, a distance of 1.16 feet; N21 °57'48"w, a distance of 205.36 feet to a 14" oak stump (3' tall) witness pin (set 11/2000) N88°14'58"e, a distance of 0.98 feet, a corner to H.U.S. of Ky., Inc.; thence, N4°24'53"w, along the line of H.U.S. of Ky., Inc. (DB 239-599), a distance of 297.54 feet to an iron pin (set 11/2000) at corner to Shakertown at Pleasant Hill, Kentucky, Inc.; thence, along the line of Shakertown at Pleasant Hill, Kentucky, Inc. (DB 157-149 tract III) for the following calls, N11 °44'16"e, a distance of 217.80 feet to an iron pin (set 11/2000); N47°14'16"e, a distance of 330.00 feet to a point on rock ledge on west side of cedar run witness pin (set 11/2000) N17°17'42"e, a distance of 14.40 feet; S83 °30'44"e, a distance of 244.31 feet to point of beginning. Containing 23.186 acres more or less. All bearings are referred to bearing of record along the line of Major et al as shown in DB 176-18 (S58°49'00"e). Tract 'E' is a portion of DB 176-18. Tract 'E' was surveyed by Lindon W. Estes, LPLS 1880 (Estes Engineering and Surveying, Inc.) on 11/28/2000.

Item 129. A description of tract 'F' from Houp located on KY 342 in the county of Mercer, state of Kentucky and bounded as follows: Unless stated otherwise, any monument referred to herein as an iron pin set 11/2000 is a 5/8" x 24" rebar with a 2" aluminum cap stamped L.W. Estes LPLS 1880; beginning at an iron pin (set 11/2000) located in the south right of way of KY 342 and the east right of way of Southern Railroad; thence, S47°29'58"e, along the south right of way of KY 342 (r/w variable), a distance of 131.29 feet to an iron pin (set 11/2000) located in the west right of way of Curdsville road and a corner to Kentucky Utilities, (said iron pin located S44°12'55"w, a distance of 95.94 feet from the south east most corner of tract 'D' of Houp; thence, N82°49'14"w, along the line of Kentucky Utilities (DB 190-396), a distance of 104.35 feet to an iron pin (set 11/2000) located in the east right of way of Southern Railroad; thence, N5°05'13"e, along Southern Railroad (DB 104-250), a distance of 75.96 feet to point of beginning. Containing 0.091 acres more or less. All bearings are referred to bearing of record along the line of Major et al as shown in DB 176-18 (S58°49'00"e) tract 'F' is a portion of DB 237-590 tract 'F' was surveyed by Lindon W. Estes, LPLS 1880 (Estes Engineering and Surveying, Inc.) on 11/28/2000.

Item 130. Parcel 3 – Ky River Tract:

BEGINNING in the west right-of-way line of C.N.O. and T.P. Railway in or near High Bridge and running thence westwardly a straight line paralleling Kentucky River and with line of the second (2) tract herein to a beech snag on the east bank of Cedar Run Creek, and thence continuing said line to the center of said creek; thence down same with the center thereof to the mouth of said creek at Kentucky River; thence up Kentucky River eastwardly to the west right-of-way of said railway and with the same southwardly to the beginning.

Item 131. A certain boundary of land lying in Mercer County, Kentucky, on the waters of Cedar Run Creek near the mouth thereof and between said creek and the right-of-way of the Cincinnati-Southern Railroad and bounded as follows: BEGINNING at the figure 1 cut in a large rock in the edge of said creek and running thence a straight line in an easterly direction 165 feet more or less to figure 7 cut in the face of the cliff, thence a straight line in a southerly direction 294 feet more or less to figure 4 cut in the face of the cliff, thence a straight line in a westerly direction 100 feet more or less to a cross cut in a large rock on the edge of the creek, thence down the creek as it meanders 298 feet more or less to figure 1, the place of beginning.

There is excepted from the foregoing description of Parcel 3 (Items 130 and 131), property conveyed to Cincinnati Southern Railway, by deed dated August 29, 1908, recorded in Deed Book 78, Page 379, in the Office of the Clerk of Mercer County, Kentucky.

Parcels 1, 2 and 3 (Items 127 – 131 above) being the same property conveyed to Kentucky Utilities Company, by deed from Clifford W. Houp and Patricia J. Houp, dated March 22, 2001, recorded in Deed Book 282, Page 266, in the Office of the Clerk of Mercer County, Kentucky.

Item 132. A tract of land located near the town of Salvisa, Kentucky, fronting on the East side of Kentucky Highway No. 35 and described as follows: Beginning at point of intersection of lands of Ernest Riley and Lillie Riley with Highway #35, corner to Ray Cassell; thence in a southerly direction and parallel to center line of Highway #35 eighty feet to a corner; thence at right angles in an easterly direction 80 feet to a corner; thence at right angles in a northerly direction 80 feet to a corner; thence at right angles in a westerly direction 80 feet to the point of beginning, containing approximately 15/100ths of an acre, being the property acquired by the Company by deed dated March 29, 1952, and recorded in Deed Book 128, page 300, in the Office of the Clerk of Mercer County, Kentucky. EXCLUDING THEREFROM so much as was conveyed to the Commonwealth of Kentucky for the use and benefit of the Transportation Cabinet, Department of Highways, by Deed of Conveyance dated May 5, 1952, recorded in Deed Book 239, Page 562, in the Office of the Clerk of Mercer County, Kentucky.

Item 133. A tract of land on the waters of Dix River and touching on the Curdsville and Dix Dam Roads, described as follows: Beginning at a point in the center of the Curdsville Road, said point being approximately 400 feet South of the intersection of said Curdsville Road and Dix Dam Road; running thence with line of W. O. Lyons South 84 degrees 21 minutes East 449.3 feet; South 85 degrees East 695.8 feet to a Walnut tree; North 55 degrees 39 minutes East 74.5 feet to a coffee bean tree; South 30 degrees 10 minutes East 109.9 feet; South 82 degrees 44 minutes West 111.0 feet; South 5 degrees 56 minutes West 604.1 feet to a corner to said W. O. Lyons and King (formerly Wm. D. King); thence with line of King South 89 degrees 31 minutes East 660.7 feet; South 89 degrees 48 minutes East 436.2 feet; North 88 degrees 34 minutes East 128.0 feet; thence with line of Kentucky Utilities Company South 89 degrees 30 minutes East 1227.9 feet; South 88 degrees 52 minutes East 646.5 feet; South 89 degrees 14 minutes East 763.3 feet to a concrete marker, corner to Kentucky Utilities Company; thence North 5 degrees 13 minutes East 1355.3 feet to a concrete marker corner to Kentucky Utilities Company; thence continuing with line of Kentucky Utilities Company North 89 degrees 21 minutes West 1333.2 feet to a point on the South side of the Dix Dam Road, said road conveyed to Dix River Power Company in deed from J. Warren Curd dated August 20, 1923; thence with the South side of said road South 74 degrees 40 minutes West 148.7 feet; North 89 degrees 33 minutes West 2398.9 feet corner to Lucas; thence leaving said road and running with line of Lucas South 5 degrees 19 minutes West 245.3 feet; North 83 degrees 35 minutes West 489.3 feet to a point on the South side of said Dix Dam road; thence with road North 85 degrees West 485.4 feet, corner to Hargis Flannery; thence with line of Flannery South 3 degrees 37 minutes West 303.5 feet; North 84 degrees 35 minutes West 169.4 feet corner to Flannery at the center of the Curdsville Road; thence South 2 degrees 44 minutes West along the center of said road 100.0 feet to the point of beginning, containing 126.4 acres; being the property acquired by the Company by deed dated January 8, 1954, and recorded in Deed Book 132, page 69, in the Office of the Clerk of Mercer County, Kentucky.

Item 134. A tract of land situated at the Northeast intersection of the Dix Dam Road and Curdsville Pike, described as follows: Beginning at a point where the east property line of the Curdsville Pike intersects the north property line of the Dix Dam Road; thence with the north property line of Dix Dam Road S 84 deg. 23' E 656.8 feet to a corner with Kentucky Utilities Company (formerly Webb); thence with Kentucky Utilities Company for 4 lines N 35 deg. 50' E 870.6 feet, N 04 deg. 50' E 270.6 feet, N 43 deg. 53' E 743.6 feet, and N 18 deg. 00' W 316 feet to the line of Palmer (now or formerly); thence with Palmer for 5 lines, S 53 deg. 02' W 167 feet, N 80 deg. 40' W 460 feet, N 81 deg. 35' W 440 feet, N 82 deg. 15' W 333.7 feet and N 83 deg. 35' W 192.8 feet to the center line of the Curdsville Pike; thence with the center line of the Curdsville Pike S 03 deg. 09' W 715.8 feet; thence S 86 deg. 51' E 30 feet to the east property line of the Curdsville Pike; thence with the east property line of the Curdsville Pike for 2 lines S 02 deg. 48' W 664.4 feet and S 02 deg. 45' W 470 feet to the beginning and containing 49.6 acres.

Item 135. A tract of land situated on the Westerly side of the Curdsville Pike near Dix Dam Road, described as follows: Beginning at a railroad spike in the center of the Curdsville Pike; thence with the center of the Curdsville Pike S 04 deg. 18' W 830.6 feet and S 04 deg. 21' W 931.4 feet to an iron pin, corner to Curd (now or formerly); thence with the line of Curd N 75 deg. 58' W 69.7 feet to an iron pin in the east right of way of the CNO&TP Railway; thence with the east right of way of the CNO&TP Railway for 18 calls N 18 deg. 20' W 100 feet, N 16 deg. 00' W 100 feet, N 15 deg. 00' W 100 feet, N 13 deg. 15' W 100 feet, N 12 deg. 01' W 100 feet, N 10 deg. 27' W 100 feet, N 08 deg. 54' W 100 feet, N 07 deg. 13' W 100 feet, N 05 deg. 39' W 100 feet, N 04 deg. 31' W 100 feet, N 02 deg. 45' W 100 feet, N 01 deg. 17' W 100 feet, N 00 deg. 29' E 100 feet, N 01 deg. 59' E 100 feet, N 03 deg. 16' E 100 feet, N 04 deg. 55' E 100 feet, N 06 deg. 45' E 100 feet, and N 07 deg. 56' E 32.3 feet to an iron fence post, corner to Kentucky Utilities Company; fence with Kentucky Utilities Company for 4 lines N 87 deg. 30' E 122.9 feet, N 65 deg. 19' E 75 feet, N 66 deg. 40' E 104.9 feet and N 81 deg. 01' E 54.9 feet to an iron pin in the  west property line of the Curdsville Pike; thence with the west property line of the Curdsville Pike S 04 deg. 18' W 56.5 feet to an iron pin; thence S 85 deg. 42' E 30 feet to the beginning, and containing 11.462 acres.

Item 136. A tract of land situated near the Curdsville Pike, described as follows: Beginning at a point in the west right of way of the CNO&TP Railway, said point being an iron fence post common to the aforesaid CNO&TP Railway right of way and the east right of way of the old Cincinnati-Southern Railway; thence along the west right of way of the CNO&TP Railway for 17 calls S 07 deg. 00' W 45.1 feet, S 06 deg. 26' W 100 feet, S 04 deg. 56' W 100 feet, S 03 deg. 23' W 100 feet, S 01 deg. 53' W 100 feet, S 00 deg. 22' W 100 feet, S 01 deg. 37' E 100 feet, S 02 deg. 48' E 100 feet, S 04 deg. 33' E 100 feet, S 06 deg. 06' E 100 feet, S 07 deg. 26' E 100 feet, S 08 deg. 55' E 100 feet, S 10 deg. 26' E 100 feet, S 11 deg. 54' E 100 feet, S 13 deg. 27' E 100 feet, S 14 deg. 34' E 100 feet and S 16 deg. 04' E 100 feet to an iron pin in the line of W. O. Lyon; thence along Lyon's line N 75 deg. 58' W 1097.2 feet to an iron pin in the aforesaid east right of way of the old abandoned Cincinnati-Southern Railway; thence along the east line of the old abandoned Cincinnati-Southern Railway right of way for 5 calls N 38 deg. 53' E 227.8, N 34 deg. 43' E 166 feet, N 31 deg. 22' E 1107.8 feet, S 56 deg. 35' E 40 feet, and N 33 deg. 25' E 148.2 feet, to the beginning, and containing 17.355 acres.

Item 137. A tract of land situated on the old Ballard Pike near its intersection with the Curdsville Pike, described as follows: Beginning at an iron pin in the center of the old Ballard Pike (now abandoned), said iron pin being corner to W. O. Lyon; thence along the center of the old Ballard Pike and W. O. Lyon N 83 deg. 55' W 338.6 feet to an iron pin; thence leaving said Ballard Pike S 03 deg. 20' W 23.1 feet to an iron pin; thence N 82 deg. 13' W 125.6 feet to a cedar post, said post being on the east bank of the Cedar Run Creek; thence along the east bank of the Cedar Run Creek for five lines S 00 deg. 11' W 159.5 feet, S 17 deg. 25' W 85.3 feet, S 04 deg. 38' W 201.6 feet, S 07 deg. 06' W 179 feet, S 08 deg. 12' W 53.8 feet to a large tree which is corner to a rock fence, said point being corner to Mrs. Sudie Kincaid; thence along the center of said rock fence and Mrs. Sudie Kincaid for five lines S 08 deg. 00' E 181.5 feet, S 33 deg. 15' E 150 feet, S 30 deg. 55' E 138 feet, S 14 deg. 17' E 73.5 feet and N 85 deg. 55' E 68 feet to an iron pin in the west right of way of the abandoned Cincinnati-Southern Railway; thence along the west right of way of the abandoned Cincinnati-Southern Railway N 27 deg. 19' E 67 feet to an iron post; thence along the north line of the abandoned Cincinnati-Southern right of way S 62 deg. 41' E 40 feet to another iron post in the west right of way of the CNO&TP Railway; thence along the west right of way of the CNO&TP Railway for seven calls N 19 deg. 52' E 153.7 feet, N 17 deg. 08' E 149 feet, N 13 deg. 46' E 131.8 feet, N 11 deg. 27' E 157.2 feet, N 08 deg. 13' E 150 feet, N 05 deg. 04' E 178.4 feet and N 02 deg. 23' E 197 feet to the beginning, and containing 10.659 acres.

The property described above in Items 134 to 137 was acquired by the Company by deed dated March 17, 1954, and recorded in Deed Book 132, page 299, in the Office of the Clerk of Mercer County, Kentucky.

Item 138. A tract of land situated near the Curdsville Pike and being a portion of the right of way abandoned by the Cincinnati-Southern Railway, described as follows: Beginning at an iron pin in the east line of the abandoned Cincinnati-Southern Railway right of way, said iron pin being corner to Curd (now or formerly); thence along Curd's line N 54 deg. 16' W 85 feet to an iron pin in the line of E. G. Guttery, said iron pin being in the west right of way of the abandoned Cincinnati-Southern Railway; thence with the west right of way of the abandoned Cincinnati-Southern Railway and E. G. Guttery for three lines N 38 deg. 53' E 223.2 feet, N 34 deg. 43' E 165 feet, and N 31 deg. 22' E 487.1 feet to an iron post in the center line of a rock fence; thence along the center line of said rock fence N 70 deg. 28' W 19 feet to an iron pin, said iron pin being in the line of Mrs. Sudie Kincaid; thence along Mrs. Kincaid's line for four lines N 31 deg. 22' E 621.7 feet, N 54 deg. 52' W 38 feet, N 28 deg. 49' E 130 feet and N 27 deg. 19' E 259.3 feet to an iron fence post, corner to Kentucky Utilities property (formerly Ison Bros.); thence S 62 deg. 41' E 105.5 feet to an iron pin in the west right of way of C.N.0.&T.P. Railway; thence along the west right of way of the C.N.0.&T.P. Railway S 08 deg. 49' W 270.8 feet to an iron fence post common to the C.N.O.&T.P. Railway west right of way and the east right of way of the old abandoned Cincinnati-Southern Railway and Kentucky Utilities Company (formerly Ison Bros.); thence along the east right of way of the abandoned Cincinnati-Southern Railway and Kentucky Utilities Company for five calls S 33 deg. 25' W 148.2 feet, N 56 deg. 35' W 40 feet, S 31 deg. 22' W 1107.8 feet,  S 34 deg. 43' W 166 feet and S 38 deg. 53' W 227.8 feet to the beginning, and containing 4.642 acres; being the property acquired by the Company by deed dated March 17, 1954, and recorded in Deed Book 132, page 298, in the Office of the Clerk of Mercer County, Kentucky.

Item 139. A tract of land situated near the Curdsville Pike on the north side of Dix Dam Road, described as follows: Beginning at a  point in the north property line of the Dix Dam Road, said point being 656.8 feet east of the Curdsville Pike (Danville-Shakertown Pike) and corner to Kentucky Utilities (formerly Ison); thence with Kentucky Utilities Company (formerly Ison) for four lines N 35 deg. 50' E 870.6 feet, N 4 deg. 50' E 270.6 feet, N 43 deg. 53' E 743.6 feet and N 18 deg. 00' W 316 feet to a point in the center of an old road; thence with the center of said road N 53 deg. 43' E 882.5 feet to a sassafras stump, corner to Motley (now Webb Brothers); thence with said Webb Brothers' line N 87 deg. 11' E 31 feet, S 76 deg. 43' E 482.5 feet, and S 75 deg. 40' E 577.4 feet to a point in the west side of an old road and corner to Kentucky Utilities Company; thence with Kentucky Utilities Company for six lines, S 21 deg. 00' W 170.3 feet, S 12 deg. 37' W 486.2 feet, S 24 deg. 30' E 198 feet, S 31 deg. 30' E 528 feet, S 54 deg. 00' E 153.1 feet and leaving the old road S 13 deg. 53' W 70 feet to a corner with Cy Williams; thence with said Williams for four lines N 88 deg. 51' W 187.4 feet, N 88 deg. 55' W 532.6 feet, N 88 deg. 25' W 159.8 feet and S .03 deg. 26' W 514.9 feet to the north property line of Dix Dam Road; thence with the north property line of Dix Dam Road for two lines N 88 deg. 51' W 1634.5 feet and S 68 deg. 24' W 525.9 feet to the beginning and containing 85.903 acres, and including original railroad right of way leading to Dix Dam, of 3.57 acres; being the property acquired by the Company by deed dated March 17, 1954, and recorded in Deed Book 132, page 302, in the Office of the Clerk of Mercer County, Kentucky.

Item 140. A tract of land on the Dix Dam Road, described as follows: Beginning at a point on the North side of the Dix Dam roadway, comer to the property of Kentucky Utilities Company; thence leaving said roadway N 12 E 519.5 feet to corner to Kentucky Utilities Company; thence with line of same N 88° 51 W 187.4 feet; N 88° 55 W 532.6 feet; N 88° 25' W 159.8 feet; S 3˚ 26' W 514.9 feet to the north side of Dix Dam roadway; thence with same S 89° 33' 810 feet to the point of beginning and containing ten (10) acres more or less; being the property acquired by the Company by deed dated April 22, 1954, and recorded in Deed Book 132, page 402, in the Office of the Clerk of Mercer County, Kentucky.

Item 141. A tract of land situated on the road leading from. the Curdsville Turnpike to Dix Dam, described as follows: Beginning at an iron pin on the South side of the above-mentioned road leading to Dix Dam and corner to Kentucky Utilities Company (formerly P. O. Thacker), running thence with Kentucky Utilities Company south 5 degrees 19 minutes west 246 feet; thence with line of same north 83 degrees 35 minutes west 467 feet; thence with the south right-of-way line of said roadway to Dix Dam north 68 degrees 24 minutes east 523 feet to the beginning, and containing 1.31 acres; being the property acquired by the Company by deed dated September 17, 1954, and recorded in Deed Book 133, page 351, in the Office of the Clerk of Mercer County, Kentucky.

Item 142. A tract of  land situated on the easterly side of the new Curdsville Pike, described as follows: Beginning at a point in the new east right of way line of the new Curdsville Pike, corner to W. O. Lyons; thence with said Lyons for two calls S 79 deg. 15 min. E 957.1 feet and N 10 deg. 19 min. E 528.6 feet to a corner with Kentucky Utilities Company; thence with Kentucky Utilities Company for three calls S 89 deg. 31 min. E 660.7 feet, S 87 deg. 35 min. E 694 feet to a point in a branch and down said branch S 52 deg. 29 min. E 194.2 feet to the 760 foot contour above sea level; thence with  said contour and the Kentucky Utilities Company for eighteen  calls S 47 deg. 21 min. E 127.3 feet, S 78 deg. 33 min. E 220.5 feet, S. 33 deg. 05 min. E 177.2 feet, S 40 deg. 47 min. E 108.4 feet,  S 73 deg. 29 min. E 73.5 feet, N 79 deg. 17 min. E 187.1 feet, S 64 deg. 20 min. E 92.5 feet, S 63 deg. 48 min. E 97 feet, S 71 deg. 09 min. E 157.1 feet, S 48 deg. 18 min. E 233 feet, S 33 deg. 02 min. E 429 feet, S 21 deg. 29 min. W 128 feet, S 48 deg. 44 min. W 168 feet, S 63 deg. 17 min. W 273 feet, S 49 deg. 16 min. E 236 feet, S 76 deg. 08 min. E 140 feet, S 54 deg. 29 min. E 63 feet and S 21 deg. 50 min. W 149 feet to a corner with Mrs. A. W. Hardin; thence with Mrs. A. W. Hardin for ten calls S 84 deg. 21 min. W 183.6 feet, S 85 deg. 15 min. W 375.9 feet, S 82 deg. 12 min. W 423.8 feet, S 85 deg. 02 min. W 232 feet, S 83 deg. 59 min. W 408.3 feet, S 83 deg. 43 min. W 447.4 feet,  N 05 deg. 42 min. E 749 feet, N 87 deg. 21 min. W 1569.6 feet, N 86 deg. 45 min. W 185.3 feet and N 21 deg. 11 min. W 139 feet to the new east right of way of the Curdsville Pike; thence with the new east right of way of  the Curdsville Pike for eight calls N 5 deg. 44 min. E 100 feet, N 5 deg. 53 min. W 100 feet, N 16 deg. 59 min. W 100 feet, N 23 deg. 38 min. W 100 feet, N 19 deg. 26 min. W 100 feet, N 7deg. 06 min. W 100 feet, N 1 deg. 06 min. E 100 feet and N 4 deg. 22 min. E 96.4 feet to the beginning, and containing 117.797 acres.

Item 143. A tract of land situated between the new location of the Curdsville Pike and the old location of the Curdsville Pike and the property of the C. N. 0. & T. P. Railroad Company, described as follows: Beginning at a point where the new west right of way of the Curdsville Pike intersects the east line of the old Curdsville Pike; thence with the new west right of way line of the Curdsville Pike for four calls S 23 deg. 19 min. E 132.8 feet, S 18 deg. 58 min. E 78.6 feet, S 8 deg. 19 min. E 87.9 feet S 3 deg. 20 min. W 89.6 feet to the right of  way line of the CNO&TP Railroad; thence with the right of way line of the CNO&TP Railroad N 21 deg. 11 min. W 265.9 feet to the old east line of the Curdsville Pike; thence with the old east line of the Curdsville Pike N 3 deg. 57 min. E 124.4 feet to the beginning, and containing 0.33 acres.

The property described above in Items 142 and 143 was acquired by the Company by deed dated September 7, 1954, and recorded in Deed Book 133, page 336, in the Office of the Clerk of Mercer County, Kentucky.

Item 144. Beginning at a point on the south side of the Dix Dam road corner to Kentucky Utilities Company (formerly P. O. Thacker); running thence south 30 deg. 37 min. west 303.5 feet; thence north 84 deg. 25 min. west 169.4 feet to a point in the center of the Curdsville Road; thence with the center of said road north 2 deg. 44 min east 302 feet; thence with the south line of the Dix Dam road south 85 deg. east 176 feet to the beginning, containing 1.2 acres; being the property acquired by the Company by deed dated December 8, 1954, and recorded in Deed Book 134, page 61, in the Office of the Clerk of Mercer County, Kentucky.

Item 145. Beginning at a point in the lands of Clarence Kurtz, Jr., said point being 581 feet South of the intersection of the Harrodsburg-Lexington Road (U.S. Highway 68) and the Shakertown-Danville Road (Ky. Highway 33), and 28 feet West of the center line of the Shakertown-Danville Road; thence North 84 degrees West 100 feet to a corner; thence South 6 degrees West 100 feet to a corner; thence South 84 degrees East 100 feet to a point, said point being 29 feet West of the center line of the Shakedown-Danville Road; thence parallel to said road North 6 degrees East 100 feet to the point of beginning, containing 0.229 acre, more or less; being the property acquired by the Company by deed dated January 8, 1957, and recorded in Deed Book 138, page 145, in the Office of the Clerk of Mercer County, Kentucky.

Item 146. Beginning at a fence post corner to Estes; thence in a direction of N 3 deg. 21  minutes E for a distance of 148.5 feet with Estes to a fence post corner to Caudill; thence in a direction of N 33 deg. 29 min. west for a distance of 38.0 feet with Caudill to a corner in a wild cherry tree; thence in a direction of N 49 deg. 50 min. west for a distance of 159.0 feet with Caudill to a stake in the fence; thence in a direction of S 3 deg. 21 min. West for a distance of 277.3 feet bordering other Henry T. Ison property to a stake in a fence bordering a gravel road; thence along the North margin of the gravel road in a direction of N 88 deg. 00 min. West for a distance of 150.0 feet to the point of beginning; being the property acquired by the Company by deed dated May 20, 1958, and recorded in Deed Book 140, page 356, in the Office of the Clerk of Mercer County, Kentucky.

Item 147. Beginning on East Street northwest corner of Johnson property, now Darland, thence north with said street 82 feet 4 inches to corner to George Stopher; thence east with Stopher's line 204 feet 8 inches to line of Loys Litsey heirs; thence south with Loys Litsey heir's line 82 feet 4 inches to line of said Darland; thence with Darland's line west 204 feet 8 inches to the beginning, and being the property acquired by the Company by deed dated December 9, 1966, and recorded in Deed Book No. 158, page 421, in the Office of the Clerk of Mercer County, Kentucky.

Item 148. All that tract or parcel of land situated near the east side of the New Curdsville Pike about seven miles east of Harrodsburg, near Dix Dam, in Mercer County, Kentucky, and more fully described as follows: Beginning at an iron pin in the common line of May Lyons et al and the Company, said iron pin being 549.91 feet, more or less, east of the east right-of-way line of the New Curdsville Pike; thence through the lands of May Lyons et al for six calls, N 21° 45' 01" E 168.52 feet to an iron pin, N 08° 55' 30" E 191.59 feet to an iron pin, N 27° 55' 30" E 231.82 feet to an iron pin, N 08° 22' 30" W 344.64 feet to an iron pin, N 36° 47' 30" E 167.36 feet to an iron pin, and N 57° 52' 30" E 187.21 feet to an iron pin in the common line of Lyons and the Company; thence with the common line of the aforesaid Lyons and the Company for nine calls, S 83° 29' 04" E 278.18 feet, N 56° 14' 44" E 74.83 feet, S 28° 26' 43" E 109.20 feet, S 84° 07' 20" W 111.62 feet, S 07° 44' 02" W 377.10 feet, S 07° 12' 01" W 227.89 feet, N 88° 09' 23" W 106.14 feet, S 11° 31' 43" W 530.26 feet, and N 77° 29' 42" W 407.19 feet to the beginning and containing 11.5879 acres; being the property acquired by the Company by deed dated September 7, 1973, and recorded in Deed Book 178, page 278, in the Office of the Clerk of Mercer County, Kentucky.

Item 149. Beginning at a point in the center of the New Curdsville Pike, a corner of Lyons et al and the Kentucky Utilities Company property; thence with the Kentucky Utilities Company property S 83° 09' 30" E 867.19 feet to an iron pin another corner with the Kentucky Utilities Company property; thence with the Kentucky Utilities Company property acquired from May Lyons et al in Deed Book 178 Page 278 in the Mercer County Clerk's Office for six calls S 57° 52' 30" W 187.21 feet, S 36° 47' 30" W 167.36 feet, S 08° 22' 30" E 344.64 feet, S 27° 55' 30" W 231.82 feet, S 08° 55' 30" W 191.59 feet and S 21° 45' 01" W 168.52 feet; thence again with the Kentucky Utilities Company property N 78° 14' W 576.35 feet to the center of the New Curdsville Pike; thence with the center of the New Curdsville Pike for two calls N 05° 12' E 844.8 feet and N 07° 36' E 272.0 feet to the beginning and containing 17.6596 acres, subject to rights-of-way for New Curdsville Pike, and being the property acquired by the Company by deed dated August 22, 1976, and recorded in Deed Book 189, page 151, in the Office of the Clerk of Mercer County, Kentucky.

Item 150. Beginning at a stake in the east line of the old Cincinnati Southern Railway right of way, commonly called the Cincinnati, New Orleans, & Texas Pacific Railway Company, corner to H. T. Ison, and running with said railway line S 41° W 1.5 chains and S 42½° W 5.5 chains to corner to Duncan, thence with his lines S 20½° E 16.92 chains and S 83½° E 5.85 chains to the edge of the turnpike; thence at right angles North 23 links; thence with the center of the turnpike East 3 chains; thence N 84° E 8.5 chains, and thence N 4° E 14.8 chains to a stone in the center of the turnpike, corner to H. T. Ison; thence leaving the turnpike and running with his line N 75½° W 20.5 chains to the beginning, containing 37.06575 acres, but there is excepted therefrom 2.17 acres conveyed to the Trustees of the Cincinnati Southern Railway, for a right of way, by deed dated September 26, 1928, and of record in Deed Book 104, page 252, in the Mercer County Court Clerk's office, and there is further excepted therefrom a small parcel conveyed to Mercer County, for a right-of-way for Curdsville Road, by deed dated January 31, 1974, and of record in Deed Book 181, page 39, in the aforesaid Clerk's Office, and being property acquired by the Company by deed dated March 4, 1977 and recorded in Deed Book 190, page 396, in the Office of the Clerk of Mercer County, Kentucky.

Item 151. Beginning at an iron pin in East margin of Dry Branch Road, this point being 312.4 feet North 33° 00' West from May and Patterson corner in East margin of Dry Branch Road; thence with said margin North 33° 00' West 310.3 feet to an iron pin, a new corner common to May; thence North 71° 50' East 346.0 feet to an iron pin, a new corner common to May; thence S 18° 10' East 300.0 feet to an iron pin, a new corner common to May; thence South 71° 50' West 266.5 feet to the beginning, containing 2.1 acres; and being the property acquired by the Company by deed dated October 20, 1978, and recorded in Deed Book 196, page 541, in the Office of the Clerk of Mercer County, Kentucky.

Item 152. Containing 80.109 acres more or less; and being the property acquired by the Company by deed dated December 27, 1989, and recorded in Deed Book 230, page 201, in the Office of the Clerk of Mercer County, Kentucky.

Item 153. Beginning at an iron pin located in the intersection of the east right of way of Curdsville Road and the south right of way of a 20 foot roadway, said iron pin having the Kentucky State Plane co-ordinates of X=1,863,012.486 Y=108,697.6758; Thence, S85 deg 36'07"E, along a 20 foot roadway, a distance of 319.75 feet to a point, a corner to Tract "B"; Thence, along Tract "B" for the following calls, S8 deg 15'15"W, a distance of 150.00 feet to a point; S85 deg 36'07"E, a distance of 66.00 feet to a point; N36 deg 59'54"E, a distance of 120.00 feet to a point; N13 deg 22'20"W, a distance of 51.00 feet to a point, located in the south right of way of a 20 foot roadway, said point having the Kentucky State Plane co-ordinates of X=1,863,435.985 Y=108,665.1038; Thence, S85 deg 36'07"E, along the south right of way of a 20 foot roadway, a distance of 241.09 feet to an iron pin, a corner to Tract "C"; Thence, along Tract "C" for the following calls, S3 deg 30'54"W, a distance of 236.19 feet to an iron pin; S86 deg 55'25"E, a distance of 607.17 feet to an iron pin, corner to Webb; Thence, along the line of Webb (DB 234-16) for the following call, S0 deg 33' 44"W, a distance of 677.47 feet to an iron pin, a corner to other property of Kentucky Utilities; Thence, along the line of other property of Kentucky Utilities for the following calls, S53 deg 41'02"W, a distance of 166.25 feet to a wood post; N80 deg 50'08"W, a distance of 1405.69 feet to an iron pin, located in the east right of way of Curdsville Road, passing an iron pin at 1.00 feet; Thence, along the east right of way of Curdsville Road for the following calls, N5 deg 56'18"E, a distance of 304.84 feet to an iron pin; N13 deg 06'16"E, a distance of 184.85 feet to an iron pin; N17 deg 30'33"E, a distance of 190.46 feet to an iron pin; N29 deg 80'22"E, a distance of 87.31 feet to an iron pin; N37 deg 09'05"E, a distance of 163.77 feet to a point of beginning. Being the property acquired by the Company by deed dated December 27, 1989, and recorded in Deed Book 230, page 201, in the Office of the Clerk of Mercer County, Kentucky

Item 154. Beginning at an iron pin located in the south right of way of a 20 foot roadway and being the north east most corner of Tract "A", said iron pin having the Kentucky State Plane co-ordinates of X=1,863,676.365 Y=108,646.6158; Thence, along the south right of way of a 20 foot roadway for the following calls, S86 deg 24'05"E, a distance of 537.96 feet to an iron pin, S54 deg 08'26"E, a distance of 44.77 feet to an iron pin; S35 deg 44'58' E, a distance of 34.97 feet to an iron pin; a corner to Webb; Thence, S0 deg 15'13"W, along the line of Webb (DB 234-160), a distance of 180.03 feet to an iron pin, a corner to Tract "A", Thence, along Tract "A"; for the following calls, N86 deg 55'25"W, a distance of 607.17 feet to an iron pin; N3 deg 30'54"E, a distance of 236.19 feet to point of beginning.

The bearings are referred to grid north and being the same property acquired by the Company by deed dated November 8, 1991, and recorded in Deed Book 237, page 107, in the Office of the Clerk of Mercer County, Kentucky.

Item 155. Beginning at a point located in the south right of way of a 20 foot roadway and being a corner to Tract "A", said point located N85 deg 36'07" W, a distance of 241.09 feet from an iron pin, a corner to Tract "C", said point having the Kentucky State Plane co-ordinates of X=1,863,435.985 Y=108,665.1038; Thence, along Tract "A" for the following calls, S13 deg 22'20" E, a distance of 51.00 feet to a point; S36 deg 59'54" W, a distance of 120.00 feet to a point; N85 deg 36'07" W, a distance of 66.00 feet to a point; N8 deg 15'15" E, a distance of 150.00 feet to a point; located in the south right of way of a 20 foot roadway; thence, S85 deg 36'07" E, along the south right of way of a 20 foot roadway, a distance of 105.00 feet to a point of beginning, containing 0.348 acres more or less. All bearings are referred to grid north, and being the same property acquired by the Company by deed dated December 31, 1991, and recorded in Deed Book 237, page 616, in the Office of the Clerk of Mercer County, Kentucky.

 The following described real estate of the Company situated in Montgomery County, Kentucky:

Item 1. A certain tract of land situated upon Hinkston Creek, bounded as follows: Beginning at a point 50 feet south of the line fence between Mrs. Mary R. Meguiar and the land formerly owned by Fannie L. Jones and Thos. D. Jones and 24 feet from the center of the E. L. & B. S. R. R. track as it now runs; thence running in a southerly direction and parallel with said railroad about 1,305 feet to a stake, corner on the line between said Jones and John T. Woodford; thence an easterly angle 88 degrees 31 minutes with said line for 250 feet to a stake; thence a northerly course angle 88 degrees 46 minutes a distance of about 1,309¾ feet to a point 50 feet from the line between said Meguiar and said Jones; thence with angle 89 degrees and 30 minutes for 250 feet to the beginning, containing about 7 52/100 acres.

EXCLUDING FROM ITEM 1 above:

(a)  so much of said property as was conveyed to The Home Tobacco Warehouse Company, Inc., by Deed dated June 1, 1948, recorded in Deed Book 92, Page 498 in the Office of the Clerk of Montgomery County, Kentucky; and

(b)  so much of said property as was conveyed to Western Ice Service Company by Deed dated December 17, 1948, recorded in Deed Book 93, Page 263 in the Office of the Clerk of Montgomery County, Kentucky; and

(c)  so much of said property as was conveyed to A.E. Walker by Deed dated May 3, 1956, recorded in Deed Book 102, Page 149 in the Office of the Clerk of Montgomery County, Kentucky

The property described above in Item 1 was acquired by the Company by deed dated October 15, 1912, and recorded in Deed Book 66, page 311, in the Office of the Clerk of Montgomery County, Kentucky

Item 2. Beginning at a point in the East right-of-way line of the Mt. Sterling-Camargo Road, said point being a corner common to Courtney Horton and Lemaster and being 30 feet East of the center line of the Mt. Sterling-Camargo Road; running thence with the line of Courtney Horton South 82 degrees 35 minutes East a distance of 79.95 feet to an iron pin; thence South 13 degrees 45 minutes East a distance of 47.35 feet to an iron pin; thence South 76 degrees 15 minutes West a distance of 75 feet to an iron pin in the East right-of-way line of the Mt. Sterling-Camargo Road; thence with the East line of said road North 13 degrees 45 minutes West a distance of 75 feet to the point of beginning, and containing .1053 acre of land; being the property acquired by the Company by deed dated June 23, 1960, and recorded in Deed Book 107, page 437, in the Office of the Clerk of Montgomery County, Kentucky.

Item 3. The following described tracts located in Mt. Sterling, Kentucky, and acquired by the Company by deed dated December 17, 1970, and recorded in Deed Book 130, page 688, in the Office of the Clerk of Montgomery County, Kentucky:

That certain house and lot on the north side of Locust Street and bounded by beginning at a stake on the north edge of said street, corner Theodore Hood lot; thence leaving said street N 19 W 11.6 poles to a stake corner with Julia F. Evans lot; thence S 7¼ W 3 poles nine links, corner with Stofer;  thence S 17¾ E 11.4 poles to a stake in North edge of street corner with said Stofer lot N 7¼ E 3.3 poles to the beginning, and containing 39 poles, more or less.

That certain lot of land lying on the north side of East Locust Street and having a frontage of 30 feet and a depth of 125 feet, same width, and bounded on the North by the property of Corinne Lindsay, on the South by Locust Street and on the West by the property of R. H. Payne, together therewith and a part thereof, as appurtenant to the lot herein described, the right of ingress and egress to and from same over the alley lying on the East side of the lot hereby conveyed, and extending from Locust Street Northward to the property of Mrs. Corinne Lindsay.

Item 4. Beginning at a point in the center of the Company's Clark County and Rodburn 138 KV line, said point being fifty feet west of structure number 191 on said line; thence through the lands of Ollie H. and Maggie G. Caudill for five calls N. 17° 00' W. 200 feet to an iron pin, N. 73° 00' E. 300 feet to an iron pin, S. 17° 00' E. 300 feet to an iron pin, S. 73° 00' W. 300 feet to an iron pin and N. 17° 00' W. 100 feet to the beginning and containing 2.066 acres; being the property acquired by the Company by deed dated June 27, 1973, and recorded in Deed Book 138, page 387, in the Office of the Clerk of Montgomery County, Kentucky.

Item 5. Beginning at a pin set corner to McNew and Cline said pin being located South 12 degrees 54 minutes 00 seconds East 403.93 feet from the South right of way of the Old Owingsville Road and with Tract 2 for the following calls: South 12 degrees 54 minutes 09 seconds East, 130.00 feet to a pin set corner to Tract 3B of Cline and with Tract 3B; South 76 degrees 52 minutes 06 seconds West, 279.97 feet to a pin set corner to Cline and Hatton leaving Cline and with said Hatton the following call: North 13 degrees 45 minutes 25 seconds West, 140.00 feet to a pin set corner to Hatton and McNew leaving Hatton and with said McNew the following call: North 78 degrees 53 minutes 52 seconds East, 282.19 feet to the point of beginning and being subject to right of ways, easements, etc. of record or otherwise. Based on a field survey done by R.D. Jones General Surveys in May of 1994 and being further described as Tract 3C on the said survey made a part of the Deed of record in Deed Book 213, Page 377, in the Office of the Clerk of Montgomery County, Kentucky. The above described parcel contains .87 acres.

Also conveyed herein is a permanent 16 foot access easement ("Access Easement") for ingress and egress to the above Real Property which will also accommodate a distribution utility line which will be conveyed to party of the second part by separate instrument. This access easement is described as follows:

Beginning at a point in the South right of way of the Old Owingsville Road said point being located 8 feet east of and parallel to Tract 3 and 4 and parallel to said tract line; and thence, South 12 degrees 54 minutes 04 seconds East 533.93 feet to a point said point being located south 76 degrees 52 minutes 06 seconds West 8.0 feet from the Southeast corner of lot 3C.

Item 5 being the same property acquired by the Company by deed dated August 5, 1994 and recorded in Deed Book 213, Page 377, in the Office of the Clerk of Montgomery County, Kentucky.

 The following described real estate of the Company situated in Muhlenberg County, Kentucky:

Item 1. A certain tract of land located in Central City, described as follows: Beginning at a stake, S. W. corner of First and Pendleton streets; thence with the W. line of First street in a southeasterly direction 50 feet to a stake; thence at right angles and in a southwesterly direction 166 feet to a stake in the E. line of the O. & N. right of way; thence at right angles and with the E. line of said O. & N. right of way in a northwesterly direction 50 feet to a stake in the S. line of Pendleton street; thence at right angles and with the S. line of Pendleton Street in a northeasterly direction 166 feet to the beginning, containing 8,300 square feet, excepting, however, the coal and mineral rights.

Item 2. A certain tract of land located in Central City, described as follows: Beginning at a planted rock on the W. side of First street and 50 feet from the intersection of First and Pendleton streets; thence with said First street S. 33 E. 60 feet; thence S. 56 W. 166 feet; thence N. 33 W. 50 feet; thence N. 56 E. 166 feet to First street, the place of beginning, excepting, however, the coal and mineral rights.

The property described above in Items 1 and 2 was acquired by the Company by deed dated October 3, 1916, and recorded in Deed Book 91, page 417, in the Office of the Clerk of Muhlenberg County, Kentucky.

Item 3. Beginning at the intersection of the right-of-way of the N. N. and M. V. R. R. Company, now Illinois Central Railroad Company, with the West side of Third Street; thence with Third Street in a Northerly direction 104 feet to a rock, the corner of the Christian Church lot; thence Westerly with the Church lot line 166 feet to a rock in the line of the alley between Second and Third Street; thence with said alley 101.5 feet to the right-of-way of the N.N. and M. V. R. R. Company (now the Illinois Central Railroad Company); thence Eastward with the meanders of the said right-of-way line 168 feet to the beginning, containing 34,113 square feet, more or less; save and except all coal and minerals of every description under the described premises, being the property acquired by the Company by deed dated March 8, 1923, and recorded in Deed Book 114, page 227, in the Office of the Clerk of Muhlenberg County, Kentucky.

Item 4. A tract of land on which is situated the Company’s electric power house; three residences; spray pond and tram road leading from said power house to the W. G. Duncan Coal Company’s tipple, said tract of land being described as follows: Beginning at an iron pipe which is 677.35 feet South and 112.69 feet East of the Northwest corner of the Graham power house; thence N. 17-38 W. 815.1 feet to a point in the center of the road N. 62-07 E. 14.0 feet from an iron pipe on the West side of the road; thence S. 62-07 W. 150.3 feet to an iron pipe; thence S. 76-42 W. 100.0 feet to an iron pipe; thence N. 76-07 W. 126.8 feet; thence N. 59.04 W. 178.2 feet to an iron pipe; thence N. 26-16 W. 409.2 feet to an iron pipe; thence N. 78-25 E. 56.8 feet; thence S. 34-35 E. 373.8 feet; thence N. 64-47 E. 132.0 feet to an iron pipe; thence S. 23-09 E. 209.0 feet to an iron pipe; thence N. 55-49 E. 236.1 feet to a point in the center of the road N. 55-49 E. 15.0 feet from an iron pipe on the West side of the road; thence N. 17-38 W. 102.8 feet to a point in the center of the road; thence N. 11-25 E. 239.7 feet to an iron pipe; thence N. 21-18 W. 111.4 feet to an iron pipe, corner to the new Graham School lot; thence with the school lot N. 71-52 E. 331.5 feet to an iron pipe; thence N. 50-59 E. 197.8 feet to an iron pipe; thence N. 7-37 E. 552.9 feet to an iron pipe; thence N. 12-11 E. 511.4 feet to a stake; thence S. 12-21 E. 323.3 feet to a stake; thence S. 16-57 W. 132.3 feet; thence S. 16-48 E. 126.7 feet to a stake; thence S. 5-52 E. 126.2 feet to a stake; thence N. 59.08 E. 107.5 feet to a stake; thence S. 11-34 W. 202.6 feet to a stake; thence S. 82-35 E. 140.6 feet to a stake; thence S. 51-20 W. 186.7 feet to a stake; thence S. 14-33 W. 121.9 feet to a stake; thence S. 3-53 E. 110.3 feet to a stake; thence S. 60-16 E. 62.08 feet to a stake; thence S. 66-53 E. 141.7 feet to a stake; thence N. 89-38 E. 84.0 feet to a stake; thence N. 76-25 E. 130.7 feet to a stake; thence S. 40-13 W. 108.2 feet to a stake; thence S. 9-01 E. 54.0 feet to a stake; thence N. 81-35 W. 76.3 feet to a stake; thence N. 89-44 W. 238.0 feet to a stake; thence S. 82-48 W. 79.4 feet to a stake; thence S. 28-45 W. 53.5 feet to a stake; thence S. 16-02 E. 78.7 feet to a stake; thence N. 70-13 W. 115.6 feet to a stake; thence S. 28-04 W. 84.6 feet to a stake; thence S. 14-23 E. 60.6 feet to a stake; thence S. 23-01 W. 87.7 feet to a stake; thence N. 63-23 W. 116.1 feet to a stake; thence S. 41-03 W. 170.7 feet to a stake in the line of the old Graham school lot 32.0 feet from the corner which is a stake set N. 11-0 E. 43.7 feet from the Southeast corner of the overflow of the Graham pond; thence with the line of the school lot S. 21-32 E. 356.0 feet to an iron pipe; thence N. 68-28 E. 172.0 feet to an iron pipe; thence S. 3-17 E. 444.1 feet to an iron pipe; thence S. 68-56 W. 363.6 feet to the beginning, containing 22.77 acres; except there is reserved from the above description, for the use and benefit of the W. G. Duncan Coal Company, its successors and assigns, an easement in this tract of land.

Item 5. All the No. 11 and No. 12 veins of coal in the following tract: Beginning at an iron pipe which is 677.35 feet South and 112.69 feet East of the Northwest corner of the Graham powerhouse; thence N. 17-38 W. 1009.4 feet to a point in the middle of the street; thence N. 30-07 W. 517.6 feet to a point in the street and in the North fault line; thence with the line of the North fault N. 56-31 E. 583.7 feet to an iron pipe; thence N. 50-13 E. 1113.0 feet to an iron pipe; thence N. 65-06 E. 1376.0 feet to an iron pipe; thence N. 62-06 E. 724.4 feet to an iron pipe in the North fault line; thence S. 18-27 E. 210.8 feet to an iron pipe; thence S. 29-29 W. 619.9 feet to an iron pipe; thence S. 23-0 W. 768.5 feet to an iron pipe; thence S. 44-57 W. 2523.1 feet to an iron pipe; thence S. 68-56 W. 363.6 feet to the beginning, containing 100 acres. In accordance with the terms of the deed by which the No. 11 and No. 12 veins of coal in said tract of lands were conveyed to the Company, the same shall be used by it, its successors and assigns solely for its or their own consumption.

EXCLUDING FROM ITEMS 4 and 5 above:

(a)  so much of said property as was conveyed to Norman Hayes Howell by Deed dated April 16, 1965, recorded in Deed Book 245, Page 586 in the Office of the Clerk of Muhlenberg County, Kentucky; and

(b)  so much of said property as was conveyed to Buland Owens and Barbara Coleman Owens by Deed dated May 10, 1965, recorded in Deed Book 246, Page 245 in the Office of the Clerk of Muhlenberg County, Kentucky; and

(c)  so much of said property as was conveyed to Muhlenberg County Water District No. 1 by Deed dated May 3, 1965, recorded in Deed Book 248, Page 330 in the Office of the Clerk of Mason County, Kentucky.

The property described above in Items 4 and 5 was acquired by the Company by deed dated September 1, 1925, and recorded in Deed Book 120, page 408, in the Office of the Clerk of Muhlenberg County, Kentucky.

Item 6. Beginning at a stake which is N. 11 E. 43.7 feet from the Southeast corner of the Cornette Overflow of the Graham Reservoir; thence N. 67-50 E. 324 feet to a stake; thence S. 22-10 E. 388 feet to a stake; thence S. 67-50 W. 324 feet to a stake; thence N. 22-10 W. 388 feet to the beginning, containing 2.86 acres, subject to the reservations contained in the deed conveying the same from W. G. Duncan Coal Company to Kentucky Utilities Company; EXCLUDING THEREFROM so much as was conveyed to Muhlenberg County Water District No. 1 by Deed dated May 3, 1965, recorded in Deed Book 248, Page 330 in the Office of the Clerk of Muhlenberg County, Kentucky. Being the same property acquired by the Company by deed dated September 7, 1926, and recorded in Deed Book 122, page 154, in the Office of the Clerk of Muhlenberg County, Kentucky.

Item 7. Beginning at a stake, corner to Lot 2, a sassafras and a dogwood marked as pointers at the most Northerly corner of the 61-acre tract conveyed to Retta Devire (now Thompson), by deed dated October 5, 1906 and recorded in Deed Book 67, page 78, in the office of the Clerk of the County Court of Muhlenberg County, Kentucky; thence North 40 degrees East 84 poles to a beech; thence South 50 degrees East 217 poles to a cluster of small elms on the bank of Green River; thence up the river to a corner to Lot 2, another corner of the aforesaid 61-acre tract; thence with the Northeast line of said 61-acre tract North 50 degrees West 184 poles to the beginning, containing 105 acres; Together with as an appurtenance to said property the right to use the 30 ft. roadway described in deed to Anna McDowell dated April 26, 1934 and recorded in Deed Book 138, Page 115, in the Office of the Clerk of Muhlenberg County, Kentucky. The property described above in Item 19 of this paragraph was acquired by the Company by deed dated May 27, 1947, and recorded in Deed Book 162, page 479, in the Office of the Clerk of Muhlenberg County, Kentucky.

Item 8. Beginning at a hickory, corner to the tract of 128 acres conveyed to Claude Nicholls by Deed of Partition dated July 16, 1898 and recorded in Deed Book 47, Page 117, in the office of the Clerk of the County Court of Muhlenberg County, Kentucky; thence with a line of said tract North 47½ degrees West 82 poles; thence South 75 degrees East 91 poles to a line of the aforesaid 128 acre tract; thence with a line of said tract South 42 degrees West 39 poles to the beginning, containing 10 acres.

Item 9. Beginning at a stake witnessed by a cottonwood on the bank of Green River, one of the original corners of a 95-acre tract, being also a corner to the tract of 61 acres conveyed to Retta Devire (now Thompson) by deed dated October 5, 1906 and recorded in Deed Book 67, page 78, in the office of the Clerk of the County Court of Muhlenberg County, Kentucky; thence with the Southwest line of said 61-acre tract North 48 degrees West 178 poles, another corner to said 61-acre tract; thence South 41 degrees West 94 poles to a corner of a 10 acre-tract; thence with a line of said 10-acre tract North 47½  degrees West 82 poles; thence South 42½ degrees West 26 poles, more or less, to the center line of State Highway No. 75; thence in a Southeasterly direction with the center line of said Highway 85 poles, more or less, to a point in the South line of the aforesaid 128-acre tract conveyed to Claude Nicholls by Deed of Partition dated July 16, 1898 and recorded in Deed Book 47, page 117, in the aforesaid Clerk's Office; thence with said South line South 81 degrees East 190 poles, more or less, to a stake witnessed by 2 elms and a sycamore on the bank of Green River, another corner to said 128-acre tract; thence down the river with its meanders about 28 poles to the beginning, and being all of the aforesaid 128-acre tract lying Eastwardly of the center line of State Highway No. 75.

The property described above in Items 8 and 9 was acquired by the Company by deed dated May 27, 1947, and recorded in Deed Book 162, page 522, in the Office of the Clerk of Muhlenberg County, Kentucky.

Item 10. Beginning at a stake, second corner to Lot 1, being a corner of the 128-acre tract conveyed to Thomas Geary by deed dated July 11, 1942, and recorded in Deed Book 148, page 393, in the office of the Clerk of the County Court of Muhlenberg County, Kentucky; thence North 40 degrees East 54 poles to a corner of the tract of 105 acres conveyed to Mrs. Lula Smith by deed dated Apri1 30, 1940 and recorded in Deed Book 145, page 137, in the aforesaid Clerk's Office; thence with the Southwest line of said 105-acre tract South 50 degrees East 184 poles to a stake at the mouth of a drain on the bank of Green River; thence up the river with its meanders to a stake, corner to Lot 1, also corner to the aforesaid tract of 128 acres; thence with the Northeast line of said last mentioned tract North 50 degrees West 178 poles to the point of beginning, containing 61 acres. There is excepted the 30 foot roadway granted to Anna McDowell by instrument dated April 26, 1934, and recorded in Deed Book 138, page 115, in the Office of the Clerk of Muhlenberg County, Kentucky. The property described above in Item 22 was acquired by the Company by deed dated May 28, 1947 and recorded in Deed Book 162, page 482, in the Office of the Clerk of Muhlenberg County, Kentucky.

Item 11. Beginning at a beech at the Northeast corner of the 105-acre tract described in deed from Anna McDowell to Mrs. Lula Smith, dated April 30, 1940, recorded in Deed Book 145, page 137, in the office of the Clerk of the County Court of Muhlenberg County, Kentucky; thence North 40 degrees East 52 poles to a small walnut; thence South 50 degrees East 220 poles to a small mulberry on the bank of Green River; thence up the river bank and binding thereon, to the Southeast corner of the aforesaid 105 acre tract; thence with the Northeast line of said 105-acre tract, North 50 degrees West, 217 poles to the beginning, containing 69 acres.

Item 12. Beginning at the Northeast corner of the above described tract of 69 acres (said tract being the 69 acres conveyed by Anna McDowell to Mrs. Lula Smith by deed dated April 30, 1940 and recorded in Deed Book 145, page 137, in the office of the Clerk of the County Court of Muhlenberg County, Kentucky), thence North 40 degrees East 54 poles to a beech; thence South 50 degrees East 250 poles to a rock at the mouth of a run on the bank of Green River; thence up the river and binding thereon, to the Southeast corner of said 69-acre tract; thence with the Northeast line of said 69-acre tract, North 50 degrees West, 220 poles to the beginning, containing 70 acres.

There is excepted from the property described above in Items 11 and 12, a tract of about 40 acres, which was conveyed to Henry and Bettie Nicholas by deed dated about December 1, 1912, as referred to in the deed from Mrs. Retta Thompson, et al, to T. Q. Fortney, dated December 23, 1915, and recorded in Deed Book 90, page 533, in the Office of the Clerk of Muhlenberg County, Kentucky.

The property described above in Items 11 and 12 was acquired by the Company by deed dated January 19, 1948, and recorded in Deed Book 165, page 99, in the Office of the Clerk of Muhlenberg County, Kentucky.

Item 13. Beginning at a stake situated in the north right-of-way line of East Depot Street in the City of Greenville, which stake is exactly 45 feet from the southwest corner of the existing substation of the Company, South 84 degrees 32 minutes East, 273.36 feet from the center line of Main Street and the intersection with the center line of Depot Street and running thence North 5 degrees 28 minutes East, 80.00 feet to a stake; thence South 84 degrees 32 minutes East, 63.04 feet to a stake in the west bank of sewer ditch, which is a branch of Caney Creek; thence with the meanders of the west bank of sewer ditch South 0 degrees 58 minutes West, 38.93 feet; South 3 degrees 45 minutes West, 41.22 feet to a stake, the Southeast corner of the existing Substation on the bank of the sewer ditch and in the north right-of-way line of Depot Street; thence with the north right-of-way line of Depot Street and the south line of the existing Substation lot North 84 degrees 32 minutes West, 22.32 feet to the Southwest corner of the existing Substation lot; thence continuing with the north right of way line of Depot Street North 84 degrees 32 minutes West 45.00 feet to the point of beginning; being the property acquired by the Company by deed dated September 30, 1963, and recorded in Deed Book 238, page 89, in the Office of the Clerk of Muhlenberg County, Kentucky; excepting from the aforesaid tract the following: Beginning at a stake in the north right-of-way line of East Depot Street, in the west bank of sewer ditch and the southeast corner of the above described tract, running with the north right-of-way line of East Depot Street North 84 degrees 32 minutes West, 20 feet to a stake; thence North 5 degrees 28 minutes East, 23.00 feet to a stake; thence South 84 degrees 32 minutes East, 20.00 feet to a stake in the west bank of sewer ditch; thence South 5 degrees 28 minutes West, 23.00 feet to the point of beginning.

Item 14. A tract of land situated in the City of Greenville described as follows: Beginning at a stake in the West right-of-way line of Walton Street, corner to John Lewis heirs, and running thence with the West right-of-way line of Walton Street S 1-09 W 102.00 feet to an iron pin in the West right-of-way line of Walton Street, which iron pin would also be at the intersection of Walton Street and West Campbell Street if West Campbell Street were extended; thence S 72-24 W 105.6 feet to a stake (this call running with the North right-of-way line of West Campbell Street if West Campbell Street were extended); thence N 1-09 E 233.20 feet to an iron pin in the line of the property of the heirs of John Lewis; thence with the line of said Lewis heirs S 44-40 E 139.00 feet to the place of beginning; being the property acquired by the Company by deed dated October 22, 1963, and recorded in Deed Book 238, page 359, in the Office of the Clerk of Muhlenberg County, Kentucky.

Item 15. A tract of land situated in Central City, Kentucky, and bounded and described as follows: Beginning at an iron pin on the East side of West Second Street, said iron pin being N. 42-34 W. 162.20 feet from the Northwest corner of a lot previously sold to Central City Produce Company; thence with West Second Street N. 42-34 W. for a distance of 100 feet to an iron pin; thence leaving West Second Street N. 46-15 E. for a distance of 100 feet to an iron pin; thence S. 42-34 E. for a distance of 100 feet to an iron pin; thence S. 46-15 W. for a distance of 100 feet to an iron pin, the point of beginning; containing 0.23 acre; being a part of Block C-55 of the "Lands of W. T. Pyne and Central Land Company", an addition to Central City, said lands, or a part thereof, conveyed by deed dated November 8, 1921, and having been subdivided into said addition; a map or plat of said addition being of record in Deed Book 90, page 10, Muhlenberg County Court Clerk's office; excepting all coal, oil, gas and other minerals in and underlying said property to the extent the same may have been excepted, reserved, conveyed or leased by former deeds or instruments of record; being the property acquired by the Company by deed dated July 30, 1966, and recorded in Deed Book 254, page 186, in the Office of the Clerk of Muhlenberg County, Kentucky.

Item 16. Beginning at a concrete monument in the West right-of-way line of Boggess Avenue; said monument being North 45-42 West 50.40 feet from the centerline intersection of Boggess Avenue and Mae Avenue; thence with J. E. Robards South property line North 88-47 West 200.00 feet to a concrete monument; thence South 01-13 West 125.00 feet to a concrete monument; thence with Robert Lee Tucker's North property line South 88-47 East 200.00 feet to a concrete monument in the West right-of-way of Boggess Avenue; thence with said right-of-way North 01-13 East 125.00 feet to the point of beginning; being Lots 17, 18, 19, 20 and 21, all fronting on Boggess Avenue, in Boggess Heights Subdivision in Greenville, Muhlenberg County, Kentucky, a map of which subdivision is of record in the office of the Clerk of the Muhlenberg County Court in Deed Book 159, page 405; being the property acquired by the Company by deed dated September 7, 1972, and recorded in Deed Book 291, page 113, in the Office of the Clerk of Muhlenberg County, Kentucky.

Item 17. Beginning at a dogwood and white oak, John Nicholls, Jr., Edgar Nicholls and A. C. Moorman's corner and running thence with A. C. Moorman's line N 41 E 104 poles to a stake in W. P. Robertson's line; thence with W. P. Robertson's line S 49 E 76 poles to a small beech in R. W. King's line; thence with R. W. King's line S 41 W 104 poles to a poplar, dogwood and black oak, all down; thence with John Nicholls, Jr. N 49 W 76 poles to the beginning, containing 49 acres and 64 rods, more or less; being the property acquired by the Company by deed dated April 16, 1973, and recorded in Deed Book 294, page 257, in the Office of the Clerk of Muhlenberg County, Kentucky. EXCLUDING THEREFROM so much as was conveyed to the Commonwealth of Kentucky, for the use and benefit of the Transportation Cabinet, Department of Highways, by Deed of Conveyance dated July 19, 2005, recorded in Deed Book 512, Page 772, in the Office of the Clerk of Muhlenberg County, Kentucky.

Item 18. Beginning at a point in the South right-of-way of the Airport Road; said point is located South 79° 41' 40" East 373.28 feet from the intersection of the East right-of-way of Kentucky Highway 189 (Greenville-Central City By-Pass) and the South right-of-way of the Airport Road; thence with the South right-of-way of the Airport Road South 80° 20' 00" East 400.00 feet to the original Northeast corner of the tract of which this is a point; thence with the original East line South 05° 25' 00" West 298.97 feet; thence with the original South line South 55° 43' 00" West 586.37 feet; thence with a new division line North 09° 40' 00" East 705.11 feet to the beginning, containing 4.786 acres, as per survey by Associated Engineers, Inc. dated March 22, 1994, and being the property acquired by the Company by deed dated June 30, 1994 and recorded in Deed Book 430, Page 69, in the Office of the Clerk of Muhlenberg County, Kentucky.

 The following described real estate of the Company situated in Nelson County, Kentucky:

Item 1. A lot or parcel of land situated in the Town of New Haven and described as follows: Beginning at a post, corner to J. Harry Bowling on the North side of Bowling Avenue, and running thence with the line of said Bowling in a Northerly direction, sixty feet to a stake, thence in an Eastern direction, thirty feet to a stake; thence in a Southern direction sixty feet to a stake in Bowling Avenue; thence with said Avenue in a Western direction, thirty feet to the beginning; being the property acquired by the Company by deed dated February 29, 1944, and recorded in Deed Book 114, page 162, in the Office of the Clerk of Nelson County, Kentucky.

Item 2. A tract of land situated in the town of Bloomfield, described as follows: Beginning in center of the Springfield road 28 feet N 66 degs. 30 E of an iron pin near corner of Porter’s Mill; thence with said pike S 20 degs. 30 min. E 76.56 feet; thence S 66 degs. 30 min. W 46 feet to an iron pin set in concrete corner of the Bloomfield Amusement Company; thence with the line of same N 20 degs. 30 min. W. 44.9 feet to an iron pin; thence with the same S 66 degs. 30 min. W 69.3 feet to a point in Simpson’s Creek; thence down same N 20 degs. 30 min., 30 feet to a point in creek corner Frank Porter in P. R. McMakin’s line; thence with Porter N 66 degs. 30 min. E 106 feet to the beginning, passing an iron pin set in creek bed at 15 feet and another mentioned in the first place at 78 feet; being a part of the property acquired by the Company by deed dated May 20, 1943, and recorded in Deed Book 112, page 615, in the Office of the Clerk of Nelson County, Kentucky.

Item 3. A parcel of land situated in the City of New Haven, described as follows: Beginning at the Southwest corner of Company's sub-station lot on the North side of Bowling Avenue and running West on Bowling Avenue 60 feet to a stake; thence North 64 feet to a stake; thence East 60 feet to the Northwest corner of the aforesaid lot of the Company; thence South bordering on said lot 60 feet to the point of beginning; being the property acquired by the Company by deed dated December 16, 1953, and recorded in Deed Book 129, page 44, in the Office of the Clerk of Nelson County, Kentucky.

Item 4. A parcel of land near the town of Fairfield, described as follows: Beginning at a point on the South side of Highway No. 48, which point is 168 feet East of the Northwest corner of the farm of Simms' Estate, at an iron stake, and extending along and with said highway S 50 E 75 feet; thence S 40 W 70 feet; thence N 60 W 70 feet; thence North 36 E 82.7 feet to the beginning, and containing about one eighth (1/8) acre, being the property acquired by the Company by deed dated May 25, 1945, and recorded in Deed Book 115, page 634, in the Office of the Clerk of Nelson County, Kentucky.

Item 5. A parcel of land situated near the unincorporated Town of Boston, and described as follows: Beginning at a stake which is the intersection of the north right-of-way line of Kentucky Highway 56 and the south right-of-way line of U.S. Highway 62, running thence along the south right-of-way line of U.S. Highway 62 approximately North 60½ East about 400 feet to a stake, thence approximately South 29½ East about 195 feet 5 inches to a stake in the north right-of-way line of Kentucky Highway 56, thence following the north right-of-way line of Kentucky Highway 56, approximately South 79 West about 171 feet 8 inches to a stake and approximately North 89 West about 274 feet 1/2 inch to the beginning; being the property acquired by the Company by deed dated May 25, 1955, and recorded in Deed Book 130, page 510, in the Office of the Clerk of Nelson County, Kentucky.

Item 6. Beginning at a spike in the center of the Old Bloomfield-Bardstown Road, which point is N. 17° 49' W. 51 feet from corner to Boone's Slaughter House and R. S. Trigg in the Old Bloomfield-Bardstown Road; thence with the center of said road N. 17° 49' W. 171.6 feet to a spike; thence N. 5° 22' W. 90 feet to a spike in the center of said road; thence a new line S. 88° 32' E. 194.5 feet to a stake; thence a new line S. 8° 00' W. 212 feet to a stake; thence a new line S. 69° 00' W. 109 feet to the point of beginning, containing 0.85 acre, more or less; being the property acquired by the Company by deed dated April 15, 1957, and recorded in Deed Book 134, page 39, in the Office of the Clerk of Nelson County, Kentucky; subject to a right-of-way granted to the City of Bardstown by deed dated February 14, 1964.

Item 7. Beginning at a railroad spike set in the west edge of a 15 foot lane and in the north right-of-way line of the L & N Railroad; thence S 76 deg. 50' W 151.28 feet, S 76 deg. 23' W 69.68 feet, S 75 deg. 53' W 50.00 feet S 75 deg. 25' W 50.00 feet S 74 deg. 53' W 50.00 feet to a stake, a corner to Whelan, all of said calls following the north right-of-way line of the L & N Railroad; thence with Whelan N 13 deg. 10' W 305.50 feet to a stake in a corner; thence N 76 deg. 50' E 541.4 feet to a railroad spike set in the West Edge of said lane; thence with the West edge of said lane S 16 deg. 25' W 345.50 feet to the point of beginning, containing 3.162 acres, more or less; being the property acquired by the Company by deed dated December 30, 1967, and recorded in Deed Book 160, page 442, in the Office of the Clerk of Nelson County, Kentucky.

 The following described real estate of the Company situated in Nicholas County, Kentucky:

Item 1. Beginning at the lower end of the North abutment of the Turnpike bridge across Brushy Fork Creek; thence down the Creek on the North side thereof N. 40 W. 2 poles to a stake; thence still down the Creek N. 52¾ W. 10.80 poles to a stake on the North margin of said Creek, corner to No. 1, now Cal Darnell; thence with the division line of same S. 18 W. 12.12 poles crossing the Railroad to a stake on the North margin of the turnpike road and a corner to same; thence with the North margin of said Turnpike N. 87 E. 8.76 poles; thence N. 59¼ E. 5.72 poles crossing Brushy Fork Creek to the beginning; excepting, however, out of and from the foregoing boundary a small portion of the lot above described heretofore conveyed by Simpson and wife to H. N. Rankin, by deed dated September 22, 1900, recorded in Deed Book 18, page 326, to which reference is made for a description of said exception.

Item 2. Beginning at a stake on the North margin of the Carlisle and Plum Lick Turnpike Road, and corner to Tom Simpson’s lot; thence with the line of Simpson’s lot N. 18 E. 12.12 poles to a stake in the North margin of Brushy Fork, a corner to said Simpson’s lot; thence down the Creek on the North side thereof N. 53¾ W. 2.20 poles to a stone in said side of the Creek, a corner to the balance of Mary P. Darnell’s lot; thence S. 18 W. 13 poles to a stake on the North Margin of said Turnpike road; thence with the North margin of said road N. 78 E. 2.12 poles to the beginning, containing 26 square poles; together with a private passway from the foot of Sycamore Street across the North end of Mary P. Darnell’s lot to the lot herein described, said passway to be for the purpose of hauling coal.

Item 3. A certain lot or parcel of land, lying and being in the City of Carlisle, and immediately on the line of the L. & N. right-of-way, and bounded by said railroad; the lot of Mrs. Mollie Darnell (now Kentucky Utilities Company); R. C. King Hardware Company (now Kentucky Utilities Company); and the heirs of Joe Hall, colored, said lot fronting said Railroad 66½ feet, more or less; the Eastern boundary line being 125 feet, more or less; the Northern boundary line being 73½ feet, more or less; and the Western boundary line being 153½ feet, more or less.

Item 4. A certain lot or parcel of land lying in the City of Carlisle, and being a portion of Lot No. 128 on the plat of said City, and including the Creek and a small strip of land on the opposite side of same, and bounded by Sycamore Street of said City; Sugar Tree Alley; the Livery Stable lot of Rogers Bros.; the lot of Mrs. Mollie Darnell and the lot of Emma Bristoo, colored.

The property described above in Items 1 to 4 was acquired by the Company by deed dated December 27, 1923, and recorded in Deed Book 36, page 564, in the Office of the Clerk of Nicholas County, Kentucky.

Item 5. All that tract or parcel of land situated in Carlisle, Kentucky, and more fully described and bounded as follows, to-wit: Beginning at a point in the center of the Louisville and Nashville Railroad tracks marked by a railroad spike in a tie and corner to the Company's property; thence with the Company's property N 13 Degrees 15' E 160 feet to an iron pin, said iron pin being S 13 Degrees 15' W 31.5 feet from the center of Brushy Fork Creek; thence N 82 Degrees 17' W 50 feet to an iron pin in the line of Kenneth Hardwick, said iron pin being S 13 Degrees 15' W 49.5 feet from the center of Brushy Fork Creek; thence with the line of Kenneth Hardwick S 13 Degrees 15' W 160 feet to an iron pin in the center of the Louisville and Nashville Railroad tracks; thence with the center line of the Louisville and Nashville Railroad tracks S 82° 17' E 50 feet to the beginning, said property being subject to the right-of-way of the Louisville and Nashville Railroad; being the property acquired by the Company by deed dated September 21, 1965, and recorded in Deed Book 61, page 367, in the Office of the Clerk of Nicholas County, Kentucky.

 The following described real estate of the Company situated in Ohio County, Kentucky:

Item 1. Beginning at an iron rail in the South line of the Beaver Dam Coal Company and also in the North line of Mrs. Smith’s lot, said rail being 16.5 feet West of an 18-inch black oak corner common to Mrs. Smith’s lot and Lawson Byers’ lot; thence with the Beaver Dam Coal Company’s line N. 71-00 W. 249.5 feet to a large black oak in Reynold’s North line; thence N. 22-00 E. 75.5 feet to an iron rail; thence S. 68-00 E. 249.1 feet to an iron rail; thence S. 22-00 W. 62.5 feet to the point of beginning, containing 0.36 acres; being the property acquired by the Company by deed dated October 30, 1923, and recorded in Deed Book 66, page 249, in the Office of the Clerk of Ohio County, Kentucky.

Item 2. A tract of land on Lewis Creek described as follows: Beginning at a stake in the West Right of Way Line of Kentucky Highway No. 369 and in the property line between the Grantor herein and E. A. Mercer; thence with said Mercer's line S. 88-56 W. 299.09 feet to a stake in said line; thence leaving Mercer's line N. 00-32 E. 251.8 feet to a stake; thence N. 85-48 E. 300 feet to a stake in the West Right of way line of Highway No. 369; thence with said Highway Right of Way line S. 00-32 W. 268.2 feet to the point of beginning, containing 1.78 acres, being the property acquired by the Company by deed dated June 12, 1953, and recorded in Deed Book 118, page 143, in the Office of the Clerk of Ohio County, Kentucky.

Item 3. A tract of land on the Beaver Dam and Rochester public highway, described as follows: Beginning at a stake on the west side of said Beaver Dam and Rochester public highway, corner to property of the Beaver Dam Coal Company; thence S 88 Degrees 56 min. West 299.09 feet to a stake, corner to Beaver Dam Coal Company property; thence South 00 Degrees 32 min. East 48.20 feet to a stake; thence North 85 Degrees 48 min. East 300 feet to a stake on the West side of the right-of-way of the Beaver Dam and Rochester public highway; thence North 00 Degrees 32 min. East 31.80 feet to the beginning, containing 0.28 acres, more or less, being the property acquired by the Company by deed dated June 30, 1953, and recorded in Deed Book 118, page 140, in the Office of the Clerk of Ohio County, Kentucky.

There are excepted from the foregoing property all mineral rights.

Item 4. A certain tract or parcel of land situated in the City of Beaver Dam, Kentucky: Beginning at the intersection of the North right-of-way line of Third Street and the West right-of-way line of Ridgecrest Drive, running thence with the West right-of-way line of Ridgecrest Drive N. 7° 00' W. for a distance of 108.00 feet to an angle point being the Northeast corner of Lot Number 35; thence with a bearing of S. 79° 50' W. for a distance of 350.06 feet to an angle point being the Northwest corner of Lot Number 29; thence with a bearing of S. 6° 00' W. for a distance of 91.00 feet to an angle point in the North right-of-way line of Third Street and being the Southwest corner of Lot Number 29; thence with the Northern right-of-way line of Third Street N. 83° 00' E. for a distance of 370.00 feet to the point of beginning, containing 0.81 acre; being all of Lots 29, 30, 31, 32, 33, 34 and 35, in Section "B" of the Oldham Addition, which is a subdivision of town lots near Beaver Dam, Kentucky, a plat of which addition is recorded in the Ohio County Court Clerk's office in Deed Book 101, page 337, to which reference is hereby made for a more complete description thereof; and being the property acquired by the Company by deed dated December 30, 1966, and recorded in Deed Book 172, pages 250-51, in the Office of the Clerk of Ohio County, Kentucky.

Item 5. A certain lot or parcel of land in the Northwest section of Beaver Dam fronting on a new street which leads to a Sewage Pumping Station, more particularly described as follows: Beginning at a stone, the original Southwest Corner of Tract 2; thence with the original West line of Tract 2 North 10 deg. 24' 40" East 141.36 feet to the South right-of-way of the above mentioned street; thence with said right-of-way North 89 degrees 57' 23" East 150.00 feet to a concrete monument; thence South 10 degrees 30' West 140.20 feet to a point in the South line of said tract; thence South 89 degrees 30' 23" West 150.00 feet to the beginning, containing .476 acre; being the property acquired by the Company by deed dated April 16, 1973, and recorded in Deed Book 202, page 529, in the Office of the Clerk of Ohio County, Kentucky.

 The following described real estate of the Company situated in Oldham County, Kentucky:

Item 1. Beginning at an iron rod in the easterly right of way line of Walnut Street 104.98 feet south of its intersection with Washington Street and being a common corner with the remaining lands of James W. Pike; thence north 74 degrees 41 minutes 40 seconds east 163.00 feet to an iron rod being the northeasterly most corner of the tract herein described, and being in the line of Robert J. Noel; thence with the line of Robert J. Noel south 15 degrees 55 minutes 05 seconds east 76.59 feet to an iron rod in the line of Russell F. Williams Estate and being the southeasterly most corner of the tract herein described; thence with the line of the Russell F. Williams Estate south 74 degrees 41 minutes 40 seconds west 163.00 feet to an iron rod in the easterly most right of way of Walnut Street and being the southwesterly most corner of the tract herein conveyed; thence with the easterly most line of Walnut Street north 15 degrees 55 minutes 05 seconds west 76.59 feet to the point of beginning, containing 0.29 acre; and being the property acquired by the Company by deed dated July 21, 1980, and recorded in Deed Book 201, page 257, in the Office of the Clerk of Oldham County, Kentucky.

Item 2. Being all of Tract 2 containing 0.4070 acres and Tract 3 containing 0.3640 acres, as shown by survey for Kentucky Utilities Co. attached to the Deed of record in Deed Book D546, Page 279, in the Office of the Clerk of Oldham County, Kentucky, and being the same property acquired by the Company by Deed dated July 29, 1997, of record in Deed Book D546, Page 279, in the Office of the Clerk aforesaid.

 The following described real estate of the Company situated in Owen County, Kentucky:

Item 1. A tract of land in the Town of Owenton, being the East one-half of Lot 87, designated by said number in the plat of said town, being 50½ feet front and 96 feet 10½ inches deep.

Item 2. A tract of land in the Town of Owenton, designated as lot 88 on the plat of said town, being 50½ feet front and 193 feet 9 inches back to Cherry Alley.

Item 3. A tract of land in the Town of Owenton, more particularly described as follows: Lot No. 18 in Block C in Parkway Addition in Owenton, which lot fronts 63 feet on Gayle Avenue, runs back 188 feet on the North side, 186 feet on the South side and 62 feet across the back end, excepting a strip 50 feet wide, running along the South side thereof.

Item 4. A tract of land in the Town of Owenton, more particularly described as follows: Lot No. 19 in Block C in Parkway Addition in Owenton, which lot fronts 64 feet on Gayle Avenue, runs back 191 feet on the North side, 188 feet on the South side, and 70 feet across the back end.

The property described above in Items 1 to 4 was acquired by the Company by Deed dated August 1, 1950, and recorded in Deed Book 88, page 570, in the Office of the Clerk of Owen County, Kentucky.

Item 5. A parcel of land described as follows: Beginning at a point in the center of Owenton-Sparta Road (State Highway #35) corner to John Samford, Esmond Gronemier and Forsee Lee Jackson; running thence along the center line of said road N 1° 30' E for a distance of 200 feet to an iron pin; thence S 89° 3' W for a distance of 350 feet to an iron pin; thence S 1° W for a distance of 200 feet to a point in the property line fence of John Samford and Forsee Lee Jackson; thence with the property line fence S 88° E for a distance of 350 feet to the beginning and containing approximately 1.6 acres; being the property acquired by the Company by deed dated November 25, 1955, and recorded in Deed Book 98, page 91, in the Office of the Clerk of Owen County, Kentucky.

Item 6. Beginning at a point in the northeast right-of-way line of KY St. Rt. #355, said point being at the southwest corner of a tract of land as conveyed to William V. Duvall, Jr., and Anna C. Duvall by deed dated 2 December, 1985 of record in Deed Book 152, Page 40 in the Owen County Clerk's office; thence with the westerly line of Duvall and a fence North 36 deg. 35 min. 11 sec. East 1097.03 feet to a corner fence post thence North 40 deg. 37 min. 20 sec. West 436.61 feet to an iron pin set at fence corner, a corner in the westerly line of Duvall, the true point of beginning; thence from the true point of beginning and with a severance line through the Butcher tract North 44 deg. 40 min. 21 sec. West 677.99 feet to an iron pin; thence North 6 deg. 21 min. 15 sec. West 414.45 feet to an iron pin; thence North 37 deg. 41 min. 15 sec. East 233.44 feet to an iron pin; thence North 83 deg. 56 min. 55 sec. East 327.94 feet to an iron pin; thence North 80 deg. 47 min. 53 sec. East 345.79 feet to an iron pin; thence North 75 deg. 26 min. 42 sec. East 186.81 feet to an iron pin set in a fence line, the westerly line of the Duvall tract, said pin being South 4 deg. 08 min. 05 sec. East 83.64 feet from the northwest corner of said Duvall tract; thence with the westerly line of Duvall and a fence South 5 deg. 34 min. 40 sec. East 680.36 feet to an iron pin set next to a corner fence post; thence South 44 deg. 47 min. 35 sec. West 758.75 feet to the true point of beginning and containing 19.992 acres, and the foregoing description having been prepared from a physical survey conducted by A. C. Hughes, Jr., Ky. P.L.S. #2340, February, 1992, and being the property acquired by the Company by deed dated August 13, 1992, and recorded in Deed Book 168, Page 153, in the Office of the Clerk of Owen County, Kentucky.

 The following described real estate of the Company situated in Pendleton County, Kentucky:

Item 1. A tract of land situated in the City of Butler described as follows: Beginning at a stake the Southwest corner of Matilda and Mill Streets, thence with Mill Street about ninety-eight (98) feet to a point in line with the West side of Bridge Street, thence diagonally in a Southeasterly direction toward Matilda Street along a line that extended strikes a stake driven in the West side of Matilda Street at the corner of the shed attached to the Odd Fellows Building and which is about forty-two (42) feet toward the river from the N.W. corner of Matilda and High Streets to the rear line of said Odd Fellows property, thence with said Odd Fellows line to Matilda Street; thence with Matilda Street to the place of beginning; excepting therefrom the street and sidewalk which runs over and through said lot, and an easement for roadway purposes granted to the City of Butler by Kentucky Power & Light Company by contract dated June 30, 1937; being the same property acquired by the Company by deed dated December 30, 1941, and recorded in Deed Book 86, page 1, in the Office of the Clerk of Pendleton County, Kentucky.

Item 2. A parcel of land lying in the City of Falmouth, described as follows: Beginning at a point in the South margin of 4th Street 160 feet East from intersection of Fourth and Main Streets; thence with 4th Street S 66-00 E 190 feet to a point; thence S 24-00 W 157½ feet to a point; thence N 69-00 W 190 feet to a point in Woolery's line; thence N 24-00 E 155½ feet to place of beginning; being the property acquired by the Company by deed dated November 1, 1954, and recorded in Deed Book 97, page 577, in the Office of the Clerk of Pendleton County, Kentucky.

Item 3. Situated in Pendleton County, Commonwealth of Kentucky and lying on the west side of U.S. Highway #27 approximately one mile north of the Butler Intersection, bounded and described as follows: BEGINNING at a stone in the corner of a woods, said point being the northwest corner of an original 103 1/3 acres of land recorded in Deed Book 77, Page 401 of the Pendleton County Records; thence with the north line of said original 103 1/3 acre tract north 75- 05'-38" east, a distance of 426.77 feet to an iron pin in the west right-of-way line of U.S. Highway #27, said point being 80.0 feet from the center-line when measured at right angles, said point also being a corner to a tract owned by Reedus and Carrie Back; thence with the right-of-way line and a distance of 80.0 feet west and parallel to center-line south 02-09'-55" west, a distance of 45.25 feet; thence with the arc of a circle with a radius of 1717.0 feet, a chord south 00-49'-55" east, a distance of 180.40 feet; thence continuing with said right-of-way north 86-08'-23" east, a distance of 10.00 feet to a point 70.0 feet from said center line when measured at right angles; thence with the arc of a circle with a radius of 1707.0 feet and a line 70.0 feet west and parallel with said center-line, a chord south 08-14'-10" east, a distance of 261.55 feet; thence south 77-23'-13" west, a distance of 30.0 feet to a point 100.00 feet from said center-line when measured at right angles; thence with the arc of a circle with a radius of 1737.0 feet continuing with said right-of-way line 100.0 feet west and parallel to said center line a chord south 16-50'-15" east, a distance of 253.68 feet; thence continuing with said right-of-way line south 20-59'- 55" east, a distance of 84.69 feet to an iron pin, corner to a tract of land owned by Reedus and Carrie Back; thence with the line of the original 103 1/3 acre tract north 37-12'-40" west, a distance of 886.85 feet to the point of beginning containing 3.54 acres, and being the property acquired by the Company by deed dated October 26, 1993, and recorded in Deed Book 185, Page 24, in the Office of the Clerk of Pendleton County, Kentucky.

 The following described real estate of the Company situated in Pulaski County, Kentucky:

Item 1. A certain house and tract of land on Sinking Creek on the west side of the Cincinnati Southern depot, bounded as follows: Beginning at a stone, William Wright’s corner, and running with the west line of the railway right of way in a southerly direction 100 feet to a stone, corner of a lot formerly owned by Joe Parker, and later owned by Beecher Smith; thence with the north line of said lot in a westerly direction 213 feet to Sinking Creek; thence up said creek in a northerly direction 100 feet to a stone, corner of the William Wright lot; thence with his line to the beginning, excepting 22 feet along Sinking Creek for a street.

Item 2. A certain tract of land bounded as follows: Beginning at a stake in the west boundary of the depot grounds 100 feet south of William Wright’s lot and running west to the middle of Sinking Creek; thence down the creek to a point 50 feet at a right angle from the former line; thence east in a line parallel with the first line to said boundary of depot lot; and thence with said boundary to the beginning.

Item 3. A certain tract of land bounded as follows: Beginning at the north corner of the lot of Joe C. Parker, at a stone in the right of way of the C. N. O. & T. P. Ry. Company; thence with said right of way S. 4½ E. 110 feet to a stone, corner to lot of George Sheartiz; thence with his line N. 89 W. to Sinking Creek; thence up said creek with its meanders to the Joe C. Parker lot; thence S. 89 E. 222 feet to the beginning, excepting 50 feet front running back to Sinking Creek belonging to David Bard.

EXCLUDING FROM ITEMS 1 to 3 above:

(a)  so much of said property as was conveyed by Deed dated December 22, 1947, recorded in Deed Book 157, Page 47 in the Office of the Clerk of Pulaski County, Kentucky; and

(b)  so much of said property as was conveyed by Deed dated December 17, 1948, recorded in Deed Book 163, Page 1 in the Office of the Clerk of Pulaski County, Kentucky; and

(c)  so much of said property as was conveyed by Deed dated December 17, 1948, recorded in Deed Book 163, Page 329 in the Office of the Clerk of Pulaski County, Kentucky; and

(d)  so much of said property as was conveyed by Deed dated May 5, 1949, recorded in Deed Book 399, Page 188 in the Office of the Clerk of Pulaski County, Kentucky.

The property described in Items 1 to 3 above was acquired by the Company by deed dated October 15, 1912, and recorded in Deed Book 71, page 574, in the Office of the Clerk of Pulaski County, Kentucky.

Item 4. A certain tract or parcel of land in the City of Somerset lying about one mile south of the Court House in said City, on the waters of Sinking Creek, and bounded and described as follows: Beginning at a stone, Mary Gilmore’s line; thence 50 feet up the C. N. O. & T. P. Railway line to a stake; said lot being 50 feet wide and running from the said railroad line back to Sinking Creek. For further particulars as to boundary reference is here made to Deed Book 31, page 123, in the office of the Clerk of the Pulaski County Court; being the property acquired by the Company by deed dated April 14, 1924, and recorded in Deed Book 93, page 633, in the Office of the Clerk of Pulaski County, Kentucky.

EXCLUDING FROM ITEM 4 above:

(a)  so much of said property as was conveyed by Deed dated December 22, 1947, recorded in Deed Book 157, Page 47 in the Office of the Clerk of Pulaski County, Kentucky; and

(b)  so much of said property as was conveyed by Deed dated December 17, 1948, recorded in Deed Book 163, Page 1 in the Office of the Clerk of Pulaski County, Kentucky; and

(c)  so much of said property as was conveyed by Deed dated December 17, 1948, recorded in Deed Book 163, Page 329 in the Office of the Clerk of Pulaski County, Kentucky.

Item 5. A ninety-nine year lease on a tract of land situated on Jasper Knob, near the City of Somerset, bounded as follows: Beginning at a stake in the old Jasper north line, at a point designated as Hub No. 3, according to a recent survey made by engineers of the Company, also being the corner described as 3 dogwood pointers in prior deeds, it being the northeast corner of the lot, which is common to the northwest corner of the lot conveyed under date March 9, 1946, to the Company by Beecher Smith, et al; thence running with the west line of the Beecher Smith lot S. 19 degrees 16’ E. 658 feet to the southwest corner of said Smith lot, it being Hub No. 6; thence S. 70 degrees 44’ W. 278 feet, to the east line of another B. Smith lot, it being Hub No. 7; thence with said line N. 19 degrees 16’ W. 318 feet to a point in the old Jasper back line, it being Hub No. 1, thence with said line N. 16 degrees 00’ E. 55.8 feet, to a point in said line, it being Hub No. 2; thence still with said line N. 21 degrees 20’ E. 380 feet to the beginning, it being a portion of the parcel of land, on the north end thereof, conveyed to T. E. Jasper by Rebecca Jasper on the 9th day of May, 1899, by deed now of record in the Pulaski County Court Clerk’s Office in Deed Book No. 49 at page 86; being the property acquired by the Company by Deed dated March, 1946, and recorded in Deed Book 143, page 477, in the Office of the Clerk of Pulaski County, Kentucky.

Item 6. BEGINNING at an iron pin found on the south edge of right-of-way of KY Hwy 635 near the community of Science Hill in Pulaski County, Kentucky approximately 261' East of the intersection of KY Hwy 635 and US Hwy 27, said pin being the Northeast Corner of the Parent Tract and the Northwest Corner of Thomas Poynter (D.B. 479, Pg. 267), and being 20.83' Right of Sta. 42+70.98 (as based upon Kentucky D.O.T. proposed right-of-way plans for proposed US Hwy 27, as will be typical for all Stationing); Thence leaving the South edge of right-of-way and with the division line of the parent tract and Poynter S09°09'23"W - 21:16 feet to an iron pin set, (5/8" x 18" iron pin with orange plastic survey cap bearing P.L.S. #3623 set as will be typical for all set corner monuments) being Sta. 50.05' Right of Sta. 42+81.59 of KY Hwy 635, said pin being the Northeast Corner of the Parcel being created and being on the south edge of the proposed right-of-way of KY Hwy 635, said point also being the POINT OF BEGINNING for this description; Thence continuing with the line of Poynter S09°09'23"W - 132.15 feet to an iron pin set, said pin being the Southeast Corner of the Parcel being created and being on the line of Poynter and also being the Northeast Corner of Gladys Lovell Taylor (D.B. 678, Pg. 513); Thence leaving the line of Poynter and with the line of Taylor, N82°51'09"W - 101.53 feet to an iron pin set, said pin being the Southwest corner of the Parcel being created and being 141.74 feet Right of Sta. 4465+03.12 of Proposed US Hwy 27 and being on the east edge of the proposed right-of-way, Thence with a new line to the parent tract and being the east edge of the proposed right-of-way of US Hwy 27, N13°48'37"E - 147.71 feet to an iron pin set, said pin being the Northwest Corner of the Parcel being created and being 70.00' Rt. of Sta. 41+93.67 of proposed KY Hwy 635; Thence leaving the east edge of Proposed right-of-way of US Hwy 27 and with the Proposed right-of-way of KY Hwy 635, S73°30'54"E - 90.22 feet to the point of beginning and containing 0.307 acres by survey.

Item 7. All bearings are referred to the bearing of reference. Being that tangent section of Centerline along the proposed alignment of Hwy 635, north of the property being surveyed and taken to be S60°44'01"E as shown on KY D.O.T. Right-of-way plans for US Hwy 27 (File: R0110pl.dgn, Date 16-DEC-02).

Item 8. Being the remainder of that parcel of property acquired by Kentucky Utilities Company, a Kentucky corporation, by General Warranty Deed from Ronnie James Wesley and Geneva Wesley, husband and wife, and Steven Denton and Roseanna Denton, husband and wife, dated 6th day of October, 2004.

Items 6, 7 and 8 above being the same property acquired by the Company pursuant to deed of record in Deed Book 747, Page 214, in the Office of the Clerk of Pulaski County, Kentucky.

Item 9. A tract of land on the waters of Pitman Creek, described as follows: Beginning at an iron pipe in the line of G. G. Faulkner, corner to J. H. Godby; running thence with the line of G. G. Faulkner North 51° 00' East 653 feet to an iron pin set in rock; thence with the line of Sherman Faulkner North 28° 10' West 595 feet to an iron pipe corner to Pearl Colyer’s; thence with the new division line of Pearl Colyer South 52° 30' West 748 feet to an iron pipe corner to J. H. Godby; thence with Godby's line South 37° 30' East 600 feet to the beginning, containing 9.5 acres; subject to the reservation of a strip of right-of-way 16 feet in width and 600 feet long, lying along the West side of the above described tract and adjacent to the property of J. H. Godby, said strip to be used only for a roadway, or passageway, to and from property of Pearl Colyer; and, also subject to the reservation of a strip of right-of-way 12 feet in width and 653 feet long lying along the South side of the above described tract as a passageway to the property of Sherman Faulkner. EXCLUDING THEREFROM so much as was conveyed by Master Commissioner Deed dated October 15, 1993, recorded in Master Commissioner’s Deed Book 18, Page 278, in the Office of the Clerk of Pulaski County, Kentucky.

The property described in Item 9 above was acquired by the Company by Deed dated September 26, 1951, and recorded in Deed Book 181, page 461, Pulaski County Court Clerk's office.

Item 10. A parcel of land North of the City of Somerset and lying on the North side of Tandy Avenue and about 335 feet West of the center of U.S. Highway 27, described as follows: A certain lot or parcel of land fronting on Tandy Avenue 100 feet by 146 feet, being westernmost twenty (20) feet of Lot No. 9, all of Lots 10, 11 and 12, and the easternmost five (5) feet of Lot No. 13, in Block "B" of Tandy addition as shown by plat dated May 23, 1923, recorded in Deed Book No. 92, page 354, Pulaski County Court Clerk's office; being the property acquired by the Company by deed dated June 8, 1954, and recorded in Deed Book 194, page 48, in the Office of the Clerk of Pulaski County, Kentucky.

Item 11. A certain parcel of land lying on the South side of Union Church Road, about 0.6 miles East from U.S. Highway No. 27, near the Town of Science Hill, described as follows: Beginning at a fence post corner in the south right of way line of Union Church Road, which said Fence post is in the property line between the lands of Thomas Dick and the lands of Green Whiles, running thence S. 86-04 E. with the said south right of way line 48.75 feet more or less to a point; thence S. 4-44 E. leaving the said right of way line 40.0 feet more or less to a point; thence S. 85-16 W. 40.0 feet more or less to a point in the property line between the lands of Thomas Dick and the lands of Green Whiles; thence N 8 W. with the said property line between the lands of Thomas Dick and the lands of Green Whiles 61.95 feet to the beginning; being the property acquired by the Company by deed dated June 11, 1952, and recorded in Deed Book 185, page 473, in the Office of the Clerk of Pulaski County, Kentucky.

Item 12. A certain parcel of land situated in the City of Somerset, on Railroad Drive, described as follows: Beginning on western boundary of C. S. Railway Depot ground at point of intersection of Parker, and Porch and Tomlinson line; thence S 5 E 120 feet with said railway; thence to Spradlin's corner in middle of Sinking Creek; thence S 85 W 57 feet to Spradlin's corner, continuing same course 100 feet with line of Beecher Smith and Dr. Wahle's lots to corner Wahle's and Parker's corner; thence southward with Wahle's 108 feet to Denham Street; thence westwardly with Denham Street 98 feet to Cynthia Denham's corner; thence northwardly with Cynthia Denham's line 114 feet to corner on Sutherland now W. D. Gover's lot and corner to Parker's lot; thence eastwardly with line of Sutherland lot 72 feet to corner of Sutherland and Parker lots; thence northward with Sutherland, Parker and Wahle's line 91 feet to Parker corner on Sol Jones line; thence with Sol Jones and Parker's line eastwardly 145 feet to a stone corner (old corner between Parker, Porch and Tomlinson and Denham lands); thence N 50 E 127 feet with old line to place of beginning; being the property acquired by the Company by deed dated November 25, 1959, and recorded in Deed Book 226, page 426, in the Office of the Clerk of Pulaski County, Kentucky.

Item 13. A tract of land situated north of Southern Railway System's property, and on the west side of State Highway from Ferguson to Crane plant (old Ferguson Shop), south of the Town of Ferguson, described as follows: Beginning at a concrete monument located in the North property line of the Southern Railway System and in the South property line of J. J. B. Williams, also in the West right-of-way line of the Kentucky State Highway right-of-way and being 30 feet West from the Center Line of said highway right-of-way; running thence N. 67-25 W., 185.15 feet along said Railway System property line to concrete monument; thence leaving said property line of said Railway System N. 22-35 E., 100.0 feet to concrete monument; thence S. 67-25 E. 100.0 feet to stake in said West highway right-of-way line; thence S. 17-53 E. 131.7 feet with said West right-of-way line to the place of beginning; being the property acquired by the Company by deed dated February 27, 1963, and recorded in Deed Book 247, page 168, in the Office of the Clerk of Pulaski County, Kentucky.

Item 14. A tract of land situated in the City of Somerset, described as follows: Beginning at an iron pin set 22 feet North from the northwest corner of Ice Plant Building and 54 feet West from the westerly right-of-way limits of the C.N.O. & T.P. Railroad Company; thence South 22 feet to the northwest corner of the Ice Plant Building; thence continuing same course with the west wall of said building 50 feet to a point; thence West 50 feet to an iron pin; thence North 72 feet to an iron pin; thence East 50 feet to the point of beginning, and containing .0827 acre; being the property acquired by the Company by deed dated July 3, 1963, and recorded in Deed Book 251, page 332, in the Office of the Clerk of Pulaski County, Kentucky.

Item 15. A tract of land situated in the City of Somerset, described as follows: Beginning corner, iron pin located in the east edge of Young Street (extended) and 25 feet east of Kate Shadoan's property line and also about 850 ft. north of Highway 80, running N. 40-03 W along the east edge of Young Street 90 ft., more or less, to stake; thence N 55-00 E. leaving said street 125 ft., more or less, along the south edge of road right-of-way of Clifford Tarter to stake; thence S 40-03 E, and parallel to the above west boundary line of said tract of land, 90 ft., more or less, to stake in the north property line of Eulis Price's property; thence S 55-00 W along said north property line of Eulis Price and parallel to the above north boundary line of said tract of land, 125 feet, more or less, to the beginning corner; being the property acquired by the Company by deed dated October 26, 1966, and recorded in Deed Book 273, page 129, in the Office of the Clerk of Pulaski County, Kentucky.

Item 16. Beginning at the intersection of the west line of North Main Street with the south line of West Cherry Street, and running with said south line of West Cherry Street in a westerly direction a distance of 302.1 feet, more or less, to the point of intersection of said south line of West Cherry Street with the east line of North Vine Street; thence turning and running with said east line of North Vine Street in a southerly direction a distance of 110.0 feet, more or less, to an iron pipe in said east line of North Vine Street; thence turning and running along a line approximately parallel to West Cherry Street in an easterly direction a distance of 240.6 feet, more or less, to a point in the west line of a lot owned by the City of Somerset; thence turning and running with said west line in a northerly direction a distance of 40.0 feet, more or less, to the northwest corner of said City of Somerset lot; thence turning and running along the north line of said City of Somerset lot in an easterly direction, a distance of 60.0 feet, more or less, to a point in the west line of North Main Street; thence turning and running with said west line of North Main Street in a northerly direction a distance of 70.0 feet, more or less, to the point of beginning; being the property acquired by the Company by deed dated May 31, 1968, and recorded in Deed Book 283, page 547, in the Office of the Clerk of Pulaski County, Kentucky.

Item 17. Beginning at a point which is the common property corner of The Cincinnati, New Orleans and Texas Pacific Railway Company and Lear-Siegler, Inc., said point being located on the westerly right-of-way or boundary line of said Railway Company at a point 63 feet, measured at a right angle, from the center line of the existing main track of said Railway Company running between Chattanooga and Cincinnati; and run thence, North 86° 11' West along the common property or boundary line of said Railway Company and Lear-Siegler, Inc., 108 feet, more or less, to a point marked by concrete marker with steel pin set, said point being the common property corner of said Railway Company, Lear-Siegler, Inc. and Tecumseh Products Company; thence, South 03° 49' West along the common property or boundary line of said Railway Company and Tecumseh Products Company, 472.4 feet to a point in the northerly right-of-way line of said Railway Company for its lead track serving Tecumseh Products Company, which point is 50 feet, measured at a right angle, from the centerline of said lead track; thence, South 86° 11' East along the common property or boundary line of said Railway Company and Tecumseh Products Company, parallel to and at all points 50 feet, measured at right angles thereto, from the center line of said lead track, 325.3 feet; thence, South 67° 42' East, 106.4 feet, more or less, to a point on the westerly right-of-way or boundary line of said Railway Company, said point being 63 feet, measured at a right angle, from the center line of the above described main track of said Railway Company; thence, North 28° 21' West, along the Westerly right-of-way line or boundary of said Railway Company, at all points 63 feet, measured at right angles thereto, from the center line of said main track, 598 feet, more or less, to the point or place of beginning, and containing 2.809 acres, more or less; being the property acquired by the Company by deed dated February 4, 1971, and recorded in Deed Book 311, page 161, in the Office of the Clerk of Pulaski County, Kentucky.

Item 18. Beginning at a concrete marker set in the east edge of the new U.S. 27 right-of-way, Garret's corner to Robert Drake; thence with Drake's line North 73 East 200 feet to an iron pin; thence North 9 West 88.5 feet to an iron pin; thence South 73 West 200 feet to an iron pin set in the east edge of U.S. 27 highway; thence with the east edge of said right-of-way South 9 East 88.5 feet to the point of beginning, containing 0.4063 acre; being the property acquired by the Company by deed dated July 27, 1971, and recorded in Commissioner's Deed Book 10, page 207, in the Office of the Clerk of Pulaski County, Kentucky.

Item 19. Beginning at an iron pin in the North right-of-way line of McKee Road, said point being 150 feet from a corner to Cravens and W. A. Burkett; thence North 15° 03' East 150.0 feet to an iron pin; thence North 04° 33' East 317.0 feet to an iron pin in the centerline of an existing electric transmission line easement of the Company; thence with the centerline of said easement North 75° 52' East 250 feet to an iron pin in the property line of W. A. Burkett; thence with Burkett's line South 16° 52' West 366.1 feet to an iron pin; thence North 82° 24' West 100.0 feet to an iron pin; thence South 15° 03' West 200.0 feet to an iron pin in the North right-of-way line of McKee Road; thence with said right-of-way line North 80° 19' West 50.0 feet to the point of beginning, containing 1.62 acres; being the property acquired by the Company by deed dated May 13, 1973, and recorded in Deed Book 337, page 324, in the Office of the Clerk of Pulaski County, Kentucky.

Item 20. A certain tract or parcel of land lying and being Lot 8 & 9 in Block 9 of the Fairview Subdivision, Somerset, Kentucky, and being more particularly described as follows: Beginning at an iron pin set at the southeast right-of-way intersection of Denham and Adams Street, and northwest corner of Lot 8, thence with the south right-of-way of Adams Street (60' right-of-way) N 62° 15' 30" E 100' to an iron pin set at the northeast corner of Lot 9, thence with the east line of Lot 9 S 24° 46' E 164.66' to an iron pin set at the southeast corner of Lot 9 and the north right-of-way of Fourth Ward Avenue (20' right-of-way), thence with Fourth Ward Avenue S 38° 05' W 115.76' to an iron pin at the southwest corner of Lot 8 and the northeast right-of-way intersection of Denham Street with Fourth Ward Avenue, thence with Denham Street (50' right-of-way) for two calls, N 38° 19' 20" W 66.78' (chord), N 17° 30' W 148.57' to the beginning and being the property acquired by the Company by deed dated April 26, 1978 and recorded in Deed Book 381, page 319, in the Office of the Clerk of Pulaski County, Kentucky.

Item 21. Beginning at a concrete monument set at the southeast corner of the Kentucky Utilities tract known as the Elihu Switching Station; thence leaving the Kentucky Utilities tract and severing the Faulkner tract, S 21 degrees 12' 45" E 101.57 feet to a steel pin set; thence S 58 degrees 42' 07" W, passing a steel pin set at 272.65 feet, a total distance of 274.65 feet to the line of the Pulaski County Industrial Foundation, Inc.; thence with the line of the Industrial Foundation, N 67 degrees 33' 57" W, 124.02 feet to the point in line of the Kentucky Utilities Company Elihu Switching Station tract; thence with the line of the Kentucky Utilities tract N 58 degrees 42' 07" E, 365.80 feet to the beginning, containing 0.735 acres, and being the property acquired by the Company by deed dated June 2, 1992, and recorded in Deed Book 519, Page 120, in the Office of the Clerk of Pulaski County, Kentucky.

Item 22. A certain tract or parcel of land, lying and being in Pulaski County, Kentucky, and bounded and described as follows:  Point of beginning an Iron Pin in east right of way of Monticello Road and being west corner of property. THENCE with right of way North 05 degrees 00 minutes 00 seconds East for a distance of 123.32 feet to an Iron Pin. THENCE leaving right of way South 87 degrees 01 minutes 58 seconds East for a distance of 145.00 feet to an Iron Pin; South 05 degrees 00 minutes 00 seconds West for a distance of 123.32 feet to an Iron Pin; North 87 degrees 01 minutes 58 seconds West for a distance of 145.00 feet to the point of beginning. Together with and subject to covenants, easements, and restrictions of record. Said property contains 0.41 acres, more or less, as surveyed by Weylan G. Daulton, Kentucky L.S. #2463, on 3/31/94, and being the property acquired by the Company by deed dated April 11, 1994 and recorded in Deed Book 548, Page 322, in the Office of the Clerk of Pulaski County, Kentucky.

 The following described real estate of the Company situated in Robertson County, Kentucky:

Item 1. Item 1. A tract of land situated in the City of Mt. Olivet described as follows: Beginning at a point in the line between the lands of Mrs. Wren Sprague and the Stewarts, 90 feet East of the Case-Stewart and Sprague corner; thence South in a rectangular course a distance of 20 feet; thence in a Western direction, parallel with the Sprague and Stewart line a distance of 30 feet; thence North 20 feet to the place of beginning and containing as aforesaid 600 square feet of land; being the same property acquired by the Company by deed dated December 30, 1941, and recorded in Deed Book 26, page 348, in the Office of the Clerk of Robertsen County, Kentucky.

 The following described real estate of the Company situated in Rockcastle County, Kentucky:

Item 1. A tract of land in the City of Brodhead, being Lots Nos. One (1) and Two (2) in C. H. Frith's addition to Brodhead, designated by plat recorded in Deed Book 68, page 481 Rockcastle County Court Clerk's office, said Lot No. One being 50 feet by 230 feet and said Lot No. Two being 50 feet by 222 feet.

Item 2. A tract of land in the town of Mt. Vernon, being all of Lots numbered 1, 2 and 3 in Block B on a plat of land adjoining the corporate limits of Mt. Vernon, which plat is recorded in Deed Book 47 at page 103, Rockcastle County Court Clerk's office, the said three lots having a frontage of 75 feet on Somerset Street, running back a distance of 100 feet.

The property described above in Items 1 and 2 was acquired by the Company by Deed dated August 1, 1950, and recorded in Deed Book 70, page 396, in the Office of the Clerk of Rockcastle County, Kentucky.

Item 3. A tract of land situated near the Town of Mt. Vernon, on the West side of U.S. Highway No. 150, and fronting on a public roadway, described as follows: Beginning at a point on the South side of public roadway approximately 225 feet from the center line of the L. & N. Railroad; thence South fifty-seven (57) degrees West two hundred sixty-seven and eight-tenths (267-8/10) feet; thence North thirty-three (33) degrees West two hundred (200) feet; thence North fifty-seven (57) degrees East two hundred forty-four and four-tenths (244-4/10) feet; thence South thirty-nine (39) degrees and thirty (30) minutes East two hundred one and seven-tenths (201-7/10) feet to the point of beginning; being the property acquired by the Company by Deed dated September 22, 1950, and recorded in Deed Book 70, page 475, in the Office of the Clerk of Rockcastle County, Kentucky.

Item 4. A parcel of land situated about one-half mile South of the City of Mt. Vernon, and described as follows: Beginning at a point in the fence between James L. Davis and Dee Ramsey, said point being approximately 200 feet from residence of James L. Davis, running thence South 11 degrees East 350 feet to a point in the orchard; thence North 49 degrees East 350 feet to a point in the property line fence between Davis and Ramsey; thence North 71 degrees West and parallel to fence 350 feet to the point of beginning, containing 1.217 acres more or less; being the property acquired by the Company by deed dated August 15, 1955, and recorded in Deed Book 75, page 124, in the Office of the Clerk of Rockcastle County, Kentucky.

Item 5. A tract of land situated about one mile East of the City of Brodhead, and described as follows: On the South side of Union Chapel Road and beginning at a point near a water meter, said point being approximately twenty (20) feet from center line of Union Chapel Road; thence South 32 degrees and 30 minutes East three hundred forty-seven and five-tenths (347.5) feet to a point eleven (11) feet from a fence; thence North 55 degrees and 43 minutes East and parallel to said fence two hundred eighty-three and nine-tenths (283.9) feet to a point; thence North 19 degrees and 41 minutes East forty-nine (49.0) feet to a point, corner to Jackson County R. E. C. C. substation lot; thence with fence North 73 degrees and 37 minutes West two hundred (200.0) feet to corner; thence with fence North 16 degrees and 38 minutes East one hundred eight and eight-tenths (108.8) feet to a corner common to Jackson County R. E. C. C. substation lot and Union Chapel Road; thence parallel to road North 77 degrees and 3 minutes West eighty-nine and nine-tenths (89.9) feet to a point; thence North 82 degrees and 28 minutes West thirty four and two-tenths (34.2) feet to a point; thence South 86 degrees and 3 minutes West thirty-three (33.0) feet to a point; thence South 67 degrees and 34 minutes West thirty-four and three-tenths (34.3) feet to a point; thence South 53 degrees and 22 minutes West fifty-five and seven-tenths (55.7) feet to a point; thence South 42 degrees and 4 minutes West sixty-seven and two-tenths (67.2) feet to the point of beginning, containing 2.0173 acres; being the property acquired by the Company by deed dated September 6, 1955, and recorded in Deed Book 75, page 142, in the Office of the Clerk of Rockcastle County, Kentucky.

Item 6. Beginning at a corner of the Lucy Morris and Rueben A. Hammond, which corner is in the north boundary of the Louisville & Nashville Railroad Company's right-of-way, running thence along the said railroad right-of-way North 87° 44' West 184.79 feet to a comer of the Lucy Morris and the McHargue heirs at the mouth of the county road; thence with the centerline of said county road North 10° 36' East 196.75 feet to a corner to other property of Lucy Morris; thence South 88° 00' East 155.85 feet to a corner in the line of the Lucy Morris and Rueben Hammond; thence with the line of said Hammond South 2° 00' West 195.0 feet to the point of beginning, containing 0.816 acre, more or less; being the property acquired by the Company by deed dated June 24, 1968, and recorded in Deed Book 87, page 645, in the Office of the Clerk of Rockcastle County, Kentucky.

Item 7. Lot No. 4 in Block B of the Mt. Vernon Fair Ground Addition to the town of Mt. Vernon, Kentucky, as shown on plat of said Mt. Vernon Fair Ground Addition made by Charles F. Bradburg, Engineer, said plat being of record in the Office of the Rockcastle County Court Clerk in Deed Book 47, page 103; said lot fronting 25 feet on Somerset Street and having a depth of 100 feet on each side; being the property acquired by the Company by deed dated June 14, 1971, and recorded in Deed Book 91; page 288, in the Office of the Clerk of Rockcastle County, Kentucky.

 The following described real estate of the Company situated in Rowan County, Kentucky:

Item 1. The tract of land described as follows: Beginning at a stake or stone on south side of Triplett Creek, a corner of George Trumbo’s land; thence down the creek in a westerly direction and with the meanders of same, and with the D. B. Morefield line to opposite what is known as the birch hold at the mouth of Amburgey’s branch; thence crossing said Triplett Creek in a northerly direction to the north bank of said creek and to a stake in the Cyrus Alley patent; thence up the said creek on the north side of same and meandering with same to a large beech; thence continuing up said creek with the line of the Cyrus Alley patent and crossing same with said Alley line to the south side of said creek and to the point of beginning; continuing five acres more or less; including particularly all rights to the use and benefit of the waters of Triplett Creek embraced within said above-described tract of land; being a part of the property acquired by the Company by deed dated December 30, 1941, and recorded in Deed Book 52, page 491, in the Office of the Clerk of Rowan County, Kentucky.

EXCLUDING FROM ITEM 1 above:

(a)  so much of said property as was conveyed to J.M. Clayton and W.J. Sampes by Deed dated October 5, 1948, recorded in Deed Book 60, Page 232, in the Office of the Clerk of Rowan County, Kentucky; and

(b)  so much of said property as may have been conveyed to the City of Morehead, Kentucky, by Quitclaim Deed dated July 1, 1988, recorded in Deed Book 143, Page 348, in the Office of the Clerk of Rowan County, Kentucky.

Item 2. A ninety-nine year lease on a certain lot in the East end of Farmers, Ky., lying on the South side of the Midland Trail and described as follows: Beginning at a set stone in the South line of said Trail 27 feet, 5 inches from the center of said Trail and 29 feet, 5 inches West from the center of a large Transformer Pole; thence parallel to said Trail, Westerly 40 ft. to a set stone 27 feet, 5 inches from the center of said Trail; thence at right angle to this, first line, in a south or S. Easterly direction 40 ft. to a set stone; thence East or N. E. 40 ft, to a set stone; thence in a North or N. W. direction 40 ft. to the beginning, being a lot 40 ft. each way and square with the base line parallel to the Midland Trail; being a part of the property, acquired by the Company by deed dated December 30, 1941, and recorded in Deed Book 52, page 491, in the Office of the Clerk of Rowan County, Kentucky.

Item 3. A certain tract of land located south of the Chesapeake and Ohio Railway Company's right-of-way in the City of Morehead described as follows: Beginning at an iron pen set in the north line of a 15 foot alley, which point is 246.6 feet from the center line of the main track of the Chesapeake and Ohio Railway Company line, and corner to the lands of W. H. Carter; thence with the North line of said alley S. 59° E. 75 feet to an iron pin; thence, leaving the alley and running at right angle thereto, N. 31°E. 75 feet to an iron pin; thence N. 59° W. 75 feet to an iron pin; thence S. 31° W. 75 feet to the point of beginning, and containing thirteen one hundredths (13/100) of an acre; being the property acquired by the Company by deed dated August 2, 1946, and recorded in Deed Book 57, page 297, in the Office of the Clerk of Rowan County, Kentucky. EXCLUDING FROM Item 3 so much of said property as may have been conveyed to the City of Morehead, Kentucky, by Quitclaim Deed dated July 1, 1988, recorded in Deed Book 143, Page 348, in the Office of the Clerk of Rowan County, Kentucky.

Item 4. A certain tract of land situated approximately two miles East of the City of Morehead, and on the North side of U.S. Highway No. 60, and described as follows: Beginning at a corner fence post set in the north right-of-way line of said U.S. 60 State Highway, corner to Vernon Lewis; thence with said Lewis' line North 52° 30' West 400 feet to an iron pin, corner to said Lewis and Faye Dillon; thence with Faye Dillon's line South 37° 10' West 250 feet to an iron pin; thence South 52° 30' East 400 feet to an iron pin set in the North right-of-way line of U.S. 60 State Highway, corner to said Faye Dillon; thence with the North right-of-way line of U.S. 60 State Highway North 37° 10' East 250 feet to the point of beginning, and containing 2.3 acres; subject to a reservation of the mineral rights in accordance with deed to M. T. Dillon dated November 20, 1903, and recorded in Deed Book 8, page 603, Rowan County Court Clerk's office; being the property acquired by the Company by Deed dated August 3, 1950, and recorded in Deed Book 62, page 348, in the Office of the Clerk of Rowan County, Kentucky.

LESS AND EXCEPTING (from Item 4) a certain tract or parcel of land lying on the North side of U.S. 60 Bypass being approximately 290 meters (951 feet) East of Ky. 32 Approach in Rowan County, Kentucky being more specifically described as follows:

Beginning at a point 9.502 meters 31.117 feet) left of U.S. 60 Bypass station 3+030.533; thence North 55 degrees 00 minutes 25 seconds West, 4.115 meters (13.50 feet) to a point 13.514 meters (44.67 feet) of U.S. 60 Bypass station 3+030.692; thence North 27 degrees 50 minutes 14 seconds East, 30.135 meters (98.87 feet) to a point 17.000 meters (55.77 feet) left of U.S. 60 Bypass station 3+060.000; thence North 38 degrees 03 minutes 37 seconds East, 40.050 meters (131.40 feet) to a point 15.00 degrees 41 minutes 40 seconds East, 4.901 meters (16.08 feet) to a point 13.608 meters (44.65 feet) left of U.S. 60 Bypass station 3+104.699; thence South 54 degrees 04 minutes 10 seconds East, 4.539 meters (14.89 feet) to a point 9.070 meters (29.76 feet) left of U.S. 60 Bypass station 3+104.641; thence South 35 degrees 09 minutes 45 seconds West, 74.513 meters (244.46 feet) to the point of beginning.

The above described parcel contains .048 hectares (483 sq. meters, .119 acres, 5,195 sq. ft.) as conveyed by the Company to a third party in October, 2005.

AND EXCLUDING FROM ITEM 4 above:

(a)  so much of said property as was conveyed to the Commonwealth of Kentucky for the use and benefit of the Transportation Cabinet by Deed of Conveyance dated July 29, 2003, recorded in Deed Book 209, Page 505, in the Office of the Clerk of Rowan County, Kentucky; and

(b)  so much of said property as may have been conveyed to the City of Morehead, Kentucky, by Quitclaim Deed dated July 1, 1988, recorded in Deed Book 143, Page 348, in the Office of the Clerk of Rowan County, Kentucky.

Item 5. A certain lot or parcel of land situated in the City of Morehead, described as follows: Beginning at a point in the East property line of the school heating plant lot, lying along the East side of Bridge Street, said point being 197.7 feet, more or less, as measured in a Southeasterly direction along said street from the center line of the Main Track of the C. & O. Railroad; thence North 31 degrees 45 minutes East 68 feet to an iron pin; thence South 58 degrees 15 minutes East 70 feet to an iron pin; thence South 31 degrees 45 minutes West 68 feet to a point, in the East side of Bridge Street; thence with the East line of Bridge Street, North 58 degrees 15 minutes West 70 feet to the point of beginning, and containing 4,760 square feet of land; being the property acquired by the Company by deed dated June 31, 1962 (sic), and recorded in Deed Book 74, page 79, in the Office of the Clerk of Rowan County, Kentucky. EXCLUDING FROM Item 5 so much of said property as may have been conveyed to the City of Morehead, Kentucky, by Quitclaim Deed dated July 1, 1988, recorded in Deed Book 143, Page 348, in the Office of the Clerk of Rowan County, Kentucky.

Item 6. Beginning at an iron pin in the right-of-way of the Chesapeake and Ohio Railroad, said point being a corner to City of Morehead property; thence with the City of Morehead property South 76 degrees 40 minutes East 223.27 feet to an iron pin; thence North 08 degrees 15 minutes East 100.40 feet to an iron pin in the line between City of Morehead property and David Thomas property; thence with a new line North 76 degrees 40 minutes West 170.00 feet to an iron pin in the right-of-way of Chesapeake and Ohio Railroad; thence with the right-of-way of Chesapeake and Ohio Railroad South 34 degrees 00 minutes West 55.35 feet and South 40 degrees 23 minutes West 54.40 feet to the point of beginning, and containing 0.448 acre of land; being the property acquired by the Company by deed dated June 30, 1962, and recorded in Deed Book 73, page 623, in the Office of the Clerk of Rowan County, Kentucky.

EXCLUDING FROM ITEM 6 above:

(a)  so much of said property as was conveyed to the Commonwealth of Kentucky for the use and benefit of the Transportation Cabinet by Deed of Conveyance dated January 24, 1995, recorded in Deed Book 170, Page 29, in the Office of the Clerk of Rowan County, Kentucky; and

(b)  so much of said property as may have been conveyed to the City of Morehead, Kentucky, by Quitclaim Deed dated July 1, 1988, recorded in Deed Book 143, Page 348, in the Office of the Clerk of Rowan County, Kentucky.

Item 7. All that tract of land situated on the North side of North Blair Avenue between West Sun Street and West Main Street, in Morehead, Kentucky, and more fully described and bounded as follows: Beginning at a point, said point being an iron pin on the north side of the sidewalk on North Blair Avenue at the southeast corner of a 30 foot strip of land owned by the E. & P. Company, said point being 172.15 feet southeast from the east line of the sidewalk on West Sun Street; thence with the E. & P. Company N. 27° 45' E. 120 feet to an iron pin, a new corner to Cadth, Inc.; thence with Cadth, Inc., for two new calls, S. 62° 00' E. 100 feet to an iron pin and S. 27° 45' W. 120 feet to an iron pin at the north side of the sidewalk on North Blair Avenue; thence with the north side of the sidewalk on North Blair Avenue N. 62° 00' W. 100 feet to the beginning; being the property acquired by the Company by deed dated July 15, 1968, and recorded in Deed Book 86, pages 311 and 312, in the Office of the Clerk of Rowan County, Kentucky. EXCLUDING FROM Item 7 so much of said property as may have been conveyed to the City of Morehead, Kentucky, by Quitclaim Deed dated July 1, 1988, recorded in Deed Book 143, Page 348, in the Office of the Clerk of Rowan County, Kentucky.

Item 8. Beginning at a point in the South Boundary of U.S. Highway #60, said point being marked by a concrete marker North 72 degrees 25 minutes East 160.1 feet from a set concrete marker corner to Elbert Armstrong and South 72 degrees 25 minutes West 460.5 feet from a set concrete marker corner to the Church of God property in the South Boundary of U.S. Highway #60; thence with the South Boundary of U.S. Highway #60 North 72 degrees 25 minutes East 200 feet to a concrete marker; thence through the property of I. L. Reynolds for three calls South 24 degrees 14 minutes East 200 feet to a concrete marker, South 72 degrees 25 minutes West 200 feet to a concrete marker and North 24 degrees 14 minutes West 200 feet to the beginning, and containing 0.918 acre; being the property acquired by the Company by deed dated January 29, 1971, and recorded in Deed Book 93, page 93, in the Office of the Clerk of Rowan County, Kentucky. EXCLUDING FROM Item 8 so much of said property as may have been conveyed to the City of Morehead, Kentucky, by Quitclaim Deed dated July 1, 1988, recorded in Deed Book 143, Page 348, in the Office of the Clerk of Rowan County, Kentucky.

 The following described real estate of the Company, situated in Russell County, Kentucky:

Item 1. A tract of land situated in the City of Russell Springs, more particularly described as follows: Beginning at a stake in the right-of-way to West Main Street, on the Southeast side of said street and in the original line to tract of which this is a part; thence with said original line and with Dr. McClendon's line S. 45½° E. 286½ feet to a stake in said original line at a fence intersection; thence S. 29° W. 50 feet to a stake; thence N. 45½° W. 286 feet to a stake in said right-of-way to West Main Street; thence with said right-of-way N. 29° E. 50 feet to the point of beginning; being property acquired by the Company by Deed dated August 1, 1950, and recorded in Deed Book 28, page 2, in the Office of the Clerk of Russell County, Kentucky.

 The following described real estate of the Company situated in Scott County, Kentucky:

Item 1. A tract of land in the City of Georgetown described as follows: Beginning at a point on the South side of West Clinton Street approximately 199 feet West of the intersection of Clinton Street and the center of Eley Alley; thence S. 30 degrees E. 110 feet; thence W. 3 degrees S. 40 feet; thence N. 30 degrees W. 110 feet; thence E. 3 degrees N. 40 feet to the point of beginning, enclosing a parallelogram 40 feet wide by 110 feet long.

Item 2. A tract of land in the City of Georgetown described as follows: Beginning at (1.) on the plat, a point on the North side of Jackson Street at a point in the center of an alley; thence N. 4½ E. 215-2/10 feet to (2.); thence N. 85¼ W. 60 feet to (3.); thence N. 4½  E. 60 feet to (4.) a point in the center of Clinton Street; thence with the center of Clinton Street N. 82¼ W. 171-1/10 feet to (5.) a point in the center of intersection of Water Street with Clinton Street; thence with the center of Water Street N. 3 E. 126 feet to (6.) a point in the center of Water Street; thence S. 82 E. 40 feet to (7.) being the Southeast corner of brick building; thence with the East wall of brick building N. 3 E. 111 feet to (8.) to a point on the South side of College Street; thence N. 82 W. 40 feet to (9.) a point in the center of Water Street; thence N. 3 E. 17-8/10 feet to (10.) a point in the center of the intersection of Water and College Streets; thence with the center of College Street N. 82 W. 170 feet to (11.) a point three feet West of the center of the Royal Spring; thence S. 6½ E. 15-9/10 feet to (12.) corner of the lot now or formerly owned by Daughters of the American Revolution; thence S. 82 E. 15 feet to (13.); thence S. 6½ E. 15 feet to (14.); thence N. 82 W. 15 feet to (15.); thence S. 6½ E. 40 feet to (16.); thence W. 91-5/10 feet to (17.) a point on the East side of Royal Spring Avenue; thence running with the East side of Royal Spring Avenue 215 feet to (18.) a point in the center of Clinton Street; thence with the center of Clinton Street E. 180-5/10 feet to (19.) S. 26½ E. 313 feet to (20.) a point in the North side of Jackson Street; thence with the North side of Jackson Street S. 85¾ E. 105-4/10 feet to the point of beginning.

There is excepted from the above described tract a parcel of land conveyed to City of Georgetown by Kentucky Utilities Company by deed dated 23rd day of October, 1945, recorded in Deed Book 70, Page 248, in the Office of the Clerk of Scott County, Kentucky, and being more particularly described as follows: Beginning at a point (14), the southeast corner of the lot of the Daughters of American Revolution over the Big Spring, thence in an eastern direction a distance of ten (10) feet and six (6) inches, thence in a northern direction seven (7) feet and eight (8) inches to a stone marker, thence in an eastern direction a distance of one hundred forty-four (144) feet and six (6) inches, more or less, to a point in Water Street fifteen feet from the northwest Corner of brick building located on the southeast corner of Water and College Street, which is a point in line with the inside edge of sidewalk on College Street at (9); thence N. 3 E. 17 8/10 feet to (10) a point in the center of the intersection of Water and College Streets; thence with the center of College Street N. 82 W. 170 feet to (11) a point 3 feet west of the center of the Royal Spring; thence S. 6½ E. 15 9/10 feet to (12) corner of the lot now and formerly owned by Daughters of the American Revolution; thence S. 82 E. 15 feet to (13) thence S. 6½ E. 15 feet to (14), the point of beginning.

Item 3. A tract of land lying and being on the West side of Water Street in Georgetown described as follows: Beginning at a steel pin driven at the intersection of west curb line of Water Street and north curb line of College or Church Street, thence north and with the west curb line of Water Street a distance of 59.5 feet to a point 2.5 feet north of an extension of north wall of brick building located on the tract described herein; thence west and parallel with said north wall and 2.5 feet, north thereof for a distance of 108 feet to a point near last wall of Big Spring Branch; thence south and parallel with west wall of said building and 3 feet west thereof for a distance of 59.5 feet to a point in the north line of Church or College Street; thence east and with the north line of Church or College Street 109.2 feet to the point of beginning.

FURTHER EXCLUDING FROM ITEMS 1 through 3 above:

(a)  so much as was conveyed to the City of Georgetown, Kentucky, by Deed dated April 12, 1950, recorded in Deed Book 76, Page 285, in the Office of the Clerk of Scott County, Kentucky; and

(b)  so much as was conveyed to the Mallard Pencil Company, by Deed dated October 19, 1959, recorded in Deed Book 88, Page 58, in the Office of the Clerk of Scott County, Kentucky.

Item 4. A perpetual right-of-way for the purpose of erecting thereon a pole line and electric wires for power and lighting purposes, said pole line to be erected in the following manner: Beginning at a pole on the North curb line of Rucker Avenue, in line with the Eastern boundary of the Company, and running North to a point between 100 and 175 feet from said pole on said curb line at which point a pole is to be erected, from which pole said line shall proceed in line with said Eastern boundary of said property to a point 50 to 100 feet from the Northern boundary of the hereinafter described property at which point a pole is to be erected, from which point, line shall proceed diagonally across the hereinafter described property and over said property to a pole on the Western boundary of Royal Spring Avenue; being the perpetual right granted by Maggie L. Barnett to Georgetown Water, Gas, Electric & Power Company, its successors and assigns forever, for ingress and egress to and from said premises for the purpose of erecting, inspecting, replacing and repairing said poles and wires and for any other purposes necessary for the maintenance of the same. Said property mentioned above and to be crossed by said pole line is bounded and described as follows: That said parcel of property lying and being in Scott County, Kentucky, and on the North side of Rucker Avenue, in said City of Georgetown, and facing on said Avenue 50 feet and 7 inches; thence North on its Eastern line 357 feet and 4 inches; thence West by its Northern line 51 feet and 5 inches; thence South by its Western line 350 feet and 6 inches.

Item 5. A perpetual right-of-way for the purpose of erecting a pole line and electric wires for power and lighting purposes, said pole line to be erected in the following manner: Starting from a pole near the Western boundary of Royal Spring Avenue; thence Eastward at right angles to said Avenue to a point near the Eastern boundary of the hereinafter described property, at which point a pole is to be erected for the conveying of said electric wires and passing from said point Eastwardly upon the property of the Company, being a perpetual easement granted by K. Stone and Sallie B. Stone for the right of ingress and egress to and from said premises for the purposes of erecting, inspecting, replacing and repairing said poles and wires or for any other purpose necessary for the maintenance of same. The property mentioned above to be crossed by the pole line is bounded and described as follows: A certain vacant lot lying on the East side of Royal Spring Avenue, in the City of Georgetown and fronting 134 feet, and being Lot No. 12 in the plat of Royal Spring, situated in the City of Georgetown.

The property described above in Items 1 to 5 was acquired by the Company by deed dated January 3, 1940, and recorded in Deed Book 65, page 69, in the Office of the Clerk of Scott County, Kentucky.

Item 6. A certain tract of land located on the east side of Royal Spring Avenue in Georgetown and described as follows: Beginning at Station M (on plat) a pipe imbedded in concrete for permanent reference, thence S. 6½ E. 40 feet, with the property of the Company to corner #16, thence westernly 95.8 feet with line of Kentucky Utilities Company to corner #17, a point on the east side of Royal Spring Avenue, thence with east side of Royal Spring Avenue a distance of 45 feet to Station N, a point of intersection of the east side of Royal Spring Avenue and the South side of College Street, projected from Station #9, being 90° 00’ or right angle with the line Station 9-Station 6, 15 feet from and parallel with the east side of South Water Street, thence S. 87 E. 93.5 feet with the southern boundary of property of City of Georgetown, conveyed from Kinsea Stone by deed dated January 8, 1923, recorded in Deed Book 52 at page 275 to Station M, the point of beginning; being the property acquired by the Company by deed dated November 17, 1945, and recorded in Deed Book 70, at page 476, in the Office of the Clerk of Scott County, Kentucky.

Item 7. Beginning at a point in the center of U.S. Highway No. 460 (Georgetown and Frankfort Pike), said point being a common corner of Champe and Gibson and said point being 903.6 feet east from the center of the Pea Ridge Road as measured along the center line of U.S. Highway No. 460 (Georgetown and Frankfort Pike); thence with the common line of Champe and Gibson N 07° 50' E, passing an iron pin at 18.0 feet at the road fence, for a total distance of 168.0 feet to an iron pin, a new corner with Gibson; thence for two new lines with Gibson S 86° 45' E 150.0 feet to an iron pin, and S 07° 50' W passing an iron pin at 150.0 feet at the road fence, for a total distance of 169.5 feet to a point in the center of U.S. Highway No. 460 (Georgetown and Frankfort Pike); thence with the center of U.S. Highway No. 460 (Georgetown and Frankfort Pike) N 86° 10' 43" W 149.89 feet to the beginning and containing 0.579 acre, and being the property acquired by the Company by deed dated August 18, 1976, and recorded in Deed Book 133, page 68, in the Office of the Clerk of Scott County, Kentucky.

Item 8. Beginning at a point in Georgetown–Frankfort Pike, said point being 184 feet S 76 degrees East from the center line of the Stamping Ground Road; thence North 14 degrees, East for a distance of 200 feet; thence S 76 degrees East for a distance of 264.6 feet; thence S 31 degrees 54" West with existing fence for a distance of 210.2 feet; thence North 76 degrees West with Georgetown–Frankfort Pike for a distance of 200 feet to point of beginning and containing 1.066 acre; being the property acquired by the Company by deed dated June 10, 1949, and recorded in Deed Book 75, page 298, in the Office of the Clerk of Scott County, Kentucky.

Item 9. A tract of land described as follows: Beginning at a point in the middle of the Georgetown-Frankfort Pike, which point is 628 feet, as measured with the middle of said pike, from the northwest corner of the lands of Vertna Hawkins Mason and Dan P. Mason with the lands of W. O. Wilson, thence with the lands of the Masons South 9 deg. 00 min. West 392.4 feet to an iron pin; thence South 81 deg. 00 min. East 400 feet to an iron pin; thence North 9 deg. 00 min. East 455.9 feet to a point in the middle of the Georgetown-Frankfort Pike; thence with the middle of the pike 407.5 feet to the point of beginning and containing 3.9 acres; subject however; to the reservation across the northernmost portion of the tract to the use of a strip of land approximately 30 feet in width and 407.5 feet in length and containing approximately 0.28 acre, used as a public road; being the property acquired by the Company by deed dated May 9, 1955, and recorded in Deed Book 82, page 447, in the Office of the Clerk of Scott County, Kentucky.

Item 10. Beginning at a point in the center line of the Stamping Ground-Owenton Road (U.S. 227), said point being 153.75 feet East of a corner common to Riddle and Ivan Jett, running thence a new line with Riddle South 9°-00' West for a distance of 120 feet to an iron pin; thence a new line with Riddle South 81°-00' East for a distance of 81 feet to an iron pin in the property line of Robert Baldwin; thence North 9°-00' East with line of Robert Baldwin for a distance of 120 feet to the center line of the Stamping Ground-Owenton Road, a corner to Robert Baldwin; thence North 81°-00' West and with the center line of the Stamping Ground-Owenton Road for a distance of 81 feet to the point of beginning, and containing .223 acre; being the property acquired by the Company by deed dated March 19, 1963, and recorded in Deed Book 94, page 45, in the Office of the Clerk of Scott County, Kentucky.

Item 11. A tract of land located in Scott County, Kentucky, on the southeast side of U.S. 62 approximately 0.5 mile north of the new Connector Road and more particularly described as follows:  Beginning at a steel rebar (set) in the right-of-way of U.S. Highway 62 corner to Waller and Shirley; thence leaving said right-of-way and with line of Shirley S 66 55' 00" E, 149.73 feet to a steel rebar (set) corner to Waller; thence with line of Waller S 22 42' 00" W, 150.00 feet to a steel rebar (set); thence N 66 55' 15" W, 156.49 feet to a steel rebar (set) at the N 25 16' 51" E, 150.12 feet to the point of beginning. Containing 0.527 acres and being the property acquired by the Company by deed dated May 28, 1989, and recorded in Deed Book 180, page 272, in the Office of the Clerk of Scott County, Kentucky.

Item 12. Beginning at an iron bar set in the common boundary of the grantors and the Harbour Village Subdivision, said point lying 1046.5 feet west of the western right-of-way of U.S. Highway 25; thence, with a new division, three calls: S 07 37 00 W 200.00 feet to a set iron bar; thence, S 82 23 00 E 200.00 feet to a set iron bar; thence, N 07 37 00 E 203.18 feet to an iron bar set in the grantors common boundary with said Harbour Village; thence, with the same and along the south line of Lots 32, 31, 30 and 29 of said subdivision; N 84 51 48 W. 73.55 feet; thence, N 82 23 00 W 126.52 feet to the beginning. Containing 0.921 acre, and being the same property acquired by the Company by deed dated August 13, 1990, and recorded in Deed Book 186, page 88, in the Office of the Clerk of Scott County, Kentucky.

Item 13. BEING all of Lot No. 11, Phase 2, of Malibu Canyon Ranchettes, Scott County, Kentucky, of record in Slide 692, Scott County Clerk's Office, and being the same property acquired by the Company by deed dated March 5, 1991, and recorded in Deed Book 188, page 418, in the Office of the Clerk of Scott County, Kentucky.

Item 14. Being all of Tract #1 containing 9.72 acres as shown by the Minor Subdivision Plat of Ed Sams of records in Plat Slot 1386 in the Scott County Clerk's Office, and being the same property acquired by the Company by deed dated October 14, 1994, and recorded in Deed Book 208, Page 357, in the Office of the Clerk of Scott County, Kentucky

 The following described real estate of the Company situated in Shelby County, Kentucky:

Item 1. Beginning at a point 33 feet North of the center line of the L & N Railroad main line right of way and on the East side of the sidetrack leading to the Water and Gas Plants; running thence North 60 degrees West, 218.6 feet to a point 33 feet North of said center line of the L&N main line; thence North 17 degrees West, 350.6 feet; thence North 23 degrees East, 75.9 feet to a point on the West edge of a railroad cut; thence across the railroad side track, North 66.5 degrees East, 77.5 feet to an iron pin on the East side of the cut; thence along the edge of the cut, parallel to the center line of the side track and 33 feet from same, North 19 degrees West, 198 feet to a point in a wire fence; thence with said fence, North 64 degrees East, 74 feet; thence South 15.75 degrees East, 216 feet to an iron pipe on the North side of the roadway to the plant; thence North 77 degrees East, along the North side of said roadway, 110 feet to an iron pipe; thence North 12 degrees East, 245 feet to a point in a wire fence; thence with said wire fence, North 64 degrees East, 299 feet; thence continuing with the fence North 85.5 degrees East, 188 feet; thence South 13.5 degrees W, 172 feet to a stone corner of the intake abutment on the West side of Clear Creek; thence North 79 degrees West, 106 feet to a point in the line with the front end of the water filter building and 7.5 feet from the Southeast corner of same; thence North 10 degrees East along and parallel to a concrete filter wall and 2 feet East of same, a distance of 90 feet to an iron bolt, 4 feet West of the gas holder; thence North 80 degrees West, 60 feet to a point on top of a rock ledge and 45 feet from a corner in the wire fence given above; thence South 10 degrees West, 90 feet to a point in the line with the front end of said water filter building; thence South 5 degrees East, 240 feet to a point on the side of a cliff above Clear Creek; thence South 25.75 degrees East, 161 feet to an iron pipe in concrete; thence North 84.75 degrees West, 353 feet along a fence to a point on the East edge of the railroad cut and 33 feet from the center of a side track; thence South 18.75 degrees East along the East side of the railroad cut, a distance of 456 feet to the beginning, containing about 4.66 acres.

Being a part of the property acquired by the Company by deed dated October 15, 1912, and recorded in Deed Book K-4, page 143, in the Office of the Clerk of Shelby County, Kentucky.

Item 2. A tract of land situated at the Southwest corner of Main and Eleventh Streets, in the City of Shelbyville, and described as follows: Beginning at a point on the south line of Main Street near Eleventh Street, said point being marked by an iron pin; thence West with the south line of Main Street 60 feet to an iron pin, corner to property of Shelbyville National Farm Loan Association, said pin being 28 feet and six inches easterly from the western curb of the driveway of the Shelbyville National Farm Loan Association; thence South 3 degrees 30 min. West 224 feet, more or less, to a point in the north line of Clay Street, marked by an iron pin; thence East 60 feet along the northern line of Clay Street to a point in the north line of Clay Street near the line of Eleventh Street, marked by an iron pin; thence North 3 degrees 30 min. East and parallel with the west line of Eleventh Street 224 feet, more or less, to the south line of Main Street and the point of beginning.

Item 3. All that portion of the property of Shelbyville National Farm Loan Association lying between the above Item #1 and Eleventh Street, in the City of Shelbyville, and described as follows: Beginning at the northeast corner of the above Item #1 and in the south line of Main Street; thence South with Eleventh Street to the north line of Clay Street; thence West with the north line of Clay Street to the southeast corner of Item #1; thence North with the east line of Item #1 to the point of beginning.

The property described above in Items 2 and 3 above was acquired by the Company by deed dated August 27, 1955, and recorded in Deed Book 142, page 68, in the Office of the Clerk of Shelby County, Kentucky.

Item 4. A parcel of land situated in the City of Shelbyville, at the southwest corner of Eleventh and Clay Streets, described as follows: Beginning at a point at the intersection of Eleventh and Clay Streets, said point being the inner curb line on Clay Street and the outer pavement line on Eleventh Street; thence southwardly with said pavement line and Eleventh Street about 90 feet, said point being opposite an iron pin at the inner pavement line and corner to property of Ben G. Matthews and Jean Lee Matthews; thence westwardly with the line of Ben G. Matthews and Jean Lee Matthews about 120 feet to an iron pin, corner to Kirsch; thence northwardly with the line of Kirsch about 90 feet to the inner curb line on Clay Street; thence Eastwardly with Clay Street and said inner curb line (but including any property owned by Ben G. Matthews and Jean Lee Matthews between said inner curb line and said Clay Street) about 120 feet to the point of beginning; being the property acquired by the Company by deed dated December 11, 1963, and recorded in Deed Book 157, page 40, in the Office of the Clerk of Shelby County, Kentucky.

Item 5. Beginning at a point in the line of Moynahan 897 feet east of the eastern edge of the right-of-way of Kentucky Highway #55, corner to Moynahan, running thence South 87 degrees 50 minutes East 274.75 feet to Briel Industries; thence South 5 degrees 32 minutes West 816.79 feet to Southern Railway Company right-of-way; thence N 72 degrees 24 minutes W 100.00 feet; N 75 degrees 40 minutes W 100.00 feet; N 82 degrees 09 minutes W 50.00 feet; N 81 degrees 13 minutes W 25.00 feet; thence with Roll Forming Corporation line N 5 degrees 15 minutes W 760.88 feet to point of beginning, and containing 4.93 acres, subject to roadway easement along north boundary; being the property acquired by the Company by deed dated October 31, 1969, and recorded in Deed Book 169, page 341, in the Office of the Clerk of Shelby County, Kentucky.

Item 6. Beginning at a corner to the lands of the Shelbyville Development Corporation and the lands of Lyons in the south edge of the Southern Railway Company right-of-way, thence with the south right-of-way line of the Southern Railway Company South 87° 28' East 92.08 feet; South 88° 01' East 100.0 feet; South 89° 14' East 27.92 feet; thence leaving said right-of-way and running South 7° 34' West 190.0 feet to a new corner; thence South 77° 42' West 160.0 feet to a new corner in the line of Shelbyville Development Corporation and Lyons; thence with line of Shelbyville Development Corporation and Lyons North 8° 45' West 230.0 feet to the point of beginning, and containing 0.86 acre; being the property acquired by the Company by deed dated September 25, 1969, and recorded in Deed Book 169, page 169, in the Office of the Clerk of Shelby County, Kentucky.

 The following described real estate of the Company situated in Taylor County, Kentucky:

Item 1. Beginning at a steel pin on property line of Old Greensburg Road which beginning point is about 176 feet West of old Sycamore tree and property of W.R. Caulk; running thence S 10 degrees 32’ E for 307.6 feet to a point in property line of Campbellsville Cemetery; thence with property line of Campbellsville Cemetery N 72 degrees 23’ E for 100 feet to a point and property line of Kentucky Utilities Company; thence with Kentucky Utilities Company property line N 10 degrees 45’ west for 277.2 feet to a point and right-of-way line of Old Greensburg Road; thence with side road right-of-way S 89 degrees 37’ W for 100 feet to property of J.C. Eggers and point of beginning, containing .665 acre more or less, and being the same property acquired by the Company by deed dated October 22, 1953, and recorded in Deed Book 73, page 388, in the Office of the Clerk of Taylor County, Kentucky, which Deed was corrected by Corrective Deed dated March 19, 1963, and recorded in Deed Book 86, Page 403, in the Office of the Clerk of Taylor County, Kentucky.

Item 2. A parcel of land lying on the old Salem and Campbellsville Road, opposite the campus of Campbellsville College, in the City of Campbellsville, described as follows: Beginning at the North side of Buckhorn Creek at the mouth of a ditch; thence North 132 feet to the County Road; thence with County Road nearly West about 130 feet to J. H. Chandler's line; thence with Chandler's line about 106 feet to the creek; thence up the creek about 74 feet to the beginning; being the property acquired by the Company by deed dated March 19, 1954, and recorded in Deed Book 74, page 116, in the Office of the Clerk of Taylor County, Kentucky.

Item 3. A parcel of land situated in the west end of the City of Campbellsville, described as follows: Beginning at a point on the old Greensburg Pike and the eastern boundary of the Company's substation property; thence with said property south 10° 45' east 278 feet to the Cemetery; thence north 74° east with the Cemetery 75 feet; thence north 10° 30' west 255 feet to a sycamore at the edge of the old Greensburg Pike; thence with the old Greensburg Pike west 75 feet to the east boundary of the Company's substation property and point of beginning; being the property acquired by the Company by deed dated April 16, 1959, and recorded in Deed Book 81, page 105, in the Office of the Clerk of Taylor County, Kentucky; excepting however, from said parcel of land, the following described property: Beginning at a corner between the properties of W. R. Caulk, the Company and Campbellsville Cemetery, which beginning point is approximately 255 feet south of Old Greensburg Road as measured along W. R. Caulk property line; running thence N 11° 04' W with the property line of W. R. Caulk for 110 feet to a point, said point being 60 feet left or north of approximate station 58+83; thence S 79° 13' W for 173 feet to a point and property line of J. C. Eggers, said point being 65 feet left or north of approximate station 57+10 in the centerline of proposed public road; thence S 10° 32' E for 131 feet with property of J. C. Eggers to property of Campbellsville Cemetery; thence with cemetery property line N 72° 23' E for 175 feet to property of W. R. Caulk and point of beginning, containing .481 acre, more or less. EXCLUDING THEREFROM so much as was conveyed to the Commonwealth of Kentucky for the use and benefit of the Department of Highways, by Deed of Conveyance dated April 12, 1963, recorded in Deed Book 86, Page 636, in the Office of the Clerk of Taylor County, Kentucky.

Item 4. A parcel of land described as follows: Beginning at a steel pin on property line of Old Greensburg Road which beginning point is about 175 feet west of old sycamore tree and property of W. R. Caulk; running thence with property line of Company S 10 degrees 32' E for 179.1 feet to a point and right-of-way line of Commonwealth of Kentucky; thence with right-of-way line of Commonwealth of Kentucky S 78 degrees 51' W for 289 feet to a point and property line of Clifford and Gladys Berry; thence with property line of Clifford and Gladys Berry N 25 degrees 07' W for a distance of 119.8 feet to a point and right-of-way line of Old Greensburg Road; thence with said road right-of-way N 54 degrees 26' E for a distance of 125.9 feet; thence with said road right-of-way N 61 degrees 45' E for a distance of 67.9 feet; thence with said road right-of-way N 76 degrees 52' E for 50 feet; thence with said road right-of-way N 85 degrees 58' E for 91 feet to point of beginning and property line of Company, containing 1.19 acres, more or less; being the property acquired by the Company by deed dated April 8, 1964, and recorded in Deed Book 88, page 267, in the Office of the Clerk of Taylor County, Kentucky. EXCLUDING THEREFROM so much as was conveyed to the Commonwealth of Kentucky for the use and benefit of the Department of Highways, by Deed of Conveyance dated April 12, 1963, recorded in Deed Book 86, Page 636, in the Office of the Clerk of Taylor County, Kentucky

Item 5. Beginning at a pole on the south side of Roberts Road which pole is a marker at the corner of Needham and Benningfield; thence North 75° 50' East for a distance of 300 feet to a marker, also along the south side of Roberts Road; thence South 26° 00' East for a distance of 300 feet to a marker; thence South 75° 50' West for a distance of 300 feet to a marker; thence North 26° 00' West for a distance of 300 feet to the beginning. Containing 2.06 Acres more or less; and being the property acquired by the Company by deed dated October 4, 1983, and recorded in Deed Book 149, page 542, in the Office of the Clerk of Taylor County, Kentucky.

Item 6. The following described real property located in the town of Campbellsville in Taylor County, Kentucky:

Tract One: A certain town lot in the town of Campbellsville, Kentucky, known in the plan of said town as Lot No. 2, and is the house and lot known as the Williams home, and the same house and lot purchased by Issac Blakey from Thomas H. Blakey, which deed is recorded in deed Book No. 7, page 345 of the records of the Taylor County Court Clerk's office, and is referred to and made a part hereof for the boundary of said lot herein conveyed.  This being the same real estate conveyed to Richard A. Sanders II and his wife, Winnie Sanders, by Richard A. Sanders II and his wife, Winnie Sanders, by deed dated April 9, 1957 which deed is recorded in Deed Book 78, page 194, records of the Taylor County Court Clerk's office, Kentucky.

Tract Two: Being in the town of Campbellsville, Taylor County, Kentucky and known and described in the plat of said town as Lot No. 3 on Main Street; said plat is of record in Deed Book 1, page 410, Taylor County Court Clerk's office.

Tract One and Tract Two being the same property acquired by the Company by deed dated January 4, 1990, and recorded in Deed Book 171, page 34, in the Office of the Clerk of Taylor County, Kentucky.

 The following described real estate of the Company situated in Trimble County, Kentucky:

Item 1. Beginning at a point in the centerline of Cutshaw Lane, said point being S16°25'46"E 13.57 feet from an iron pin found at the Southwest Corner of East Kentucky Power Coop. (D.B. 104, Pg. 696), said pin also being the Southeast Corner of Shelby Rural Electric Cooperative (D.B. 38, Pg. 454), said point being approximately 0.5 miles east of the intersection of Cutshaw Lane and Ky Hwy 42, near the City of Bedford, in Trimble County, Kentucky; Thence with the centerline of Cutshaw Lane, S73°34'14"W -- 150.00 feet to point in said centerline; Thence leaving the centerline of Cutshaw Lane, N16°25'47"W -- 15.00 feet to an iron pin set (5/8" x 18" steel rebar with aluminum survey cap bearing, Douglas G. Gooch PLS #3118, set as will be typical for all set corner monuments), said pin being the Southwest Corner of Shelby Rural Electric Cooperative (D.B. 38, Pg. 454) and being the POINT OF BEGINNING for this description; Thence leaving the line of Shelby Rural Electric Cooperative (D.B. 38, Pg. 454) and with the north edge of right-of-way of Cutshaw Lane (right-of-way is assumed to be 15' from and parallel to centerline of Cutshaw Lane) S73°34'14"W - 125.00 feet to an iron pin set; Thence with new lines across the parent tract of Callis, N15°59'01"W 125.00 feet to an iron pin set and N73°34'14"E 125.00 feet to an iron pin set, said pin being on the line of Shelby Rural Electric Cooperative (D.B. 38, Pg. 454); Thence leaving the new corner of Callis and with the line of Shelby Rural Electric Cooperative (D.B. 38, Pg. 454), S15°59'01"E -- 125.00 feet to the Point of Beginning for this description and containing 0.358 acres by survey.  Being the same property conveyed to Kentucky Utilities Company by deed dated April 4, 2005 and recorded in Deed Book 111, Page 155 in the Office of the Clerk of Trimble County, Kentucky.

Item 2. A sixty-and three quarters percent (60.75%) undivided interest in and to that certain real property located in Trimble County, Kentucky, and more particularly described as follows:

Parcel 1:

Being a tract of land lying on the Louisville Gas and Electric Company Trimble County Plant, in Trimble County, Kentucky, on north of Kentucky Highway 754, and between the Ohio River and Kentucky 1838, and being more particularly described as follows:

Beginning at the most northeasterly corner of Tract 2 as shown on plant attached to and made a part of deed of record in Deed Book 95, Page 517 in the office of the Clerk of Trimble County, Kentucky, said point also having plant coordinates of Northing 2105.17 and Easting 2191.53; thence leaving said corner North 14 degrees 31 minutes 22 seconds East 1401.61 feet to an iron pin with identifier #2747 at the TRUE POINT OF BEGINNING, said point also having plant coordinates of Northing 3462.00 and Easting of 2543.00; thence North 90 degrees 00 minutes 00 seconds West 665.00 feet to an iron pin with identifier #2747, thence North 45 degrees 0 minutes 00 seconds West 49.50 feet to an iron pin with identifier #2747, thence North 90 degrees 00 minutes 00 seconds West 158.50 feet to an iron pin with identifier #2747, thence North 0 degrees 00 minutes 00 seconds East 89.70 feet to an iron pin with identifier #2747, thence North 90 degrees 00 minutes 00 seconds West 32.00 feet to an iron pin with identifier #2747, thence North 0 degrees 00 minutes 00 seconds East 186.60 feet to an iron pin with identifier #2747, thence South 90 degrees 00 minutes 00 seconds East 456.00 feet to an iron pin with identifier #2747, thence South 0 degrees 00 minutes 00 seconds West 57.30 feet to an iron pin with identifier #2747, thence South 90 degrees 00 minutes 00 seconds East 220.40 feet to an iron pin with identifier #2747, thence South 0 degrees 00 minutes 00 seconds West 23.60 feet to an iron pin with identifier #2747, thence South 90 degrees 00 minutes 00 seconds East 123.20 feet to an iron pin with identifier #2747, thence North 0 degrees 00 minutes 00 seconds East 23.60 feet to an iron pin with identifier #2747, thence South 90 degrees 00 minutes 00 seconds East 120.90 feet to an iron pin with identifier #2747, thence South 0 degrees 00 minutes 00 seconds West 166.80 feet to an iron pin with identifier #2747, thence South 90 degrees 00 minutes 00 seconds East 25.40 feet to an iron pin with identifier #2747, thence South 0 degrees 00 minutes 00 seconds West 62.20 feet to an iron pin with identifier #2747, thence North 90 degrees 00 minutes 00 seconds West 55.40 feet to an iron pin with identifier #2747, thence South 0 degrees 00 minutes 00 seconds West 19.20 feet to a point of beginning, containing 5.675 acres and being Tract 4 as shown on the plat attached to and made a part hereof.

Parcel 2:

Being a tract of land lying on the Louisville Gas and Electric Company Trimble County Plant, in Trimble County, Kentucky, on north of Kentucky Highway 754, and between the Ohio River and Kentucky 1838, and being more particularly described as follows:

Beginning at the most northeasterly corner of Tract 2 as shown on plat attached to and made a part of deed of record in Deed Book 95, Page 517 in the office of the Clerk of Trimble County, Kentucky, said point also having plant coordinates of Northing 2105.17 and Easting 2191.53; thence leaving said corner North 18 degrees 35 minutes 08 seconds East 1455.43 feet to an iron pin with identifier #2747 at the TRUE POINT OF BEGINNING, said point also having plant coordinates of Northing 3284.70 and Easting of 2655.40; thence North 90 degrees 00 minutes 00 seconds West 60.20 feet to an iron pin with identifier #2747, thence North 0 degrees 00 minutes 00 seconds East 168.70 feet to an iron pin with identifier #2747, thence South 90 degrees 00 minutes 00 seconds East 60.20 feet to an iron pin with identifier #2747, thence South 0 degrees 00 minutes 00 seconds West 168.70 feet to the point of beginning, containing 0.233 acres and being Tract 5 as shown on the plant attached to and made a part hereof. Being a part of the same property acquired by Louisville Gas and Electric Company by Deed dated November 29, 1982, of record in Deed Book 58, Page 321 and by Deed dated March 21, 1974, of record in Deed Book 49, Page 501 and corrected by Deed of Correction dated April 30, 1974, of record in Deed Book 49, Page 602, all in the Office of the Clerk of Trimble County, Kentucky.

Item 2 being the same property interest acquired by Kentucky Utilities Company by Deed dated April 4, 2006, of record in Deed Book D114, Page 108, in the Office of the Clerk of Trimble County, Kentucky.

 The following described real estate of the Company situated in Union County, Kentucky:

Item 1. All that certain tract of land containing 1¼ acres located on Tradewater River near the residence now or formerly of E. H. Long, and more particularly described in deed by E. H. Long to West Kentucky Coal Company, dated April 11, 1916, and recorded in the Union County Court Clerk’s Office in Deed Book 75, page 74, together with the filtration plant and pumping station thereon, and together with the lease of the right to lay a pipe line from said tract to the bank of Tradewater River and to build a pump well on the bank of said river as set forth in said deed, excepting, however, all the coal, ores, oils, gas, salt, and all water and mineral waters, and other mineral and mining rights, together with the right of egress and ingress for the purpose of removing such coal and all other minerals without any charge therefor; being a part of the property acquired by the Company by deed dated June 17, 1926, and recorded in Deed Book 89, page 253, in the Office of the Clerk of Union County, Kentucky; EXCLUDING THEREFROM so much as was conveyed to West Kentucky Coal Company by Deed dated as of November 1, 1948, recorded in Deed Book 134, Page 507, and in Deed Book 136, Page 486, both in the Office of the Clerk of Union County, Kentucky.

Item 2. A parcel of land situated in the City of Sturgis, being a portion of lots 1 to 6 inclusive, Block 152, as shown on plat of City of Sturgis and more specifically described as follows: Beginning at the southwest corner of Block 152, which is the intersection of the north side of 14th Street and the east side of Washington Street, running thence with the east side of Washington Street nearly north about 135 feet to a stake in the south right-of-way line of West Kentucky Coal Co’s. railroad to Mine No. 2 and Rescreening Plant; thence with same nearly east 50 feet to a stake; thence nearly south about 135 feet to a stake in the north side of 14th Street; thence with same nearly west 50 feet to the beginning; being the property acquired by the Company by deed dated January 24, 1940, and recorded in Deed Book 105, page 130, in the Office of the Clerk of Union County, Kentucky.

Item 3. A parcel of land situated near the City of Morganfield, described as follows: Beginning at an iron post in the Northwest corner of the Company's substation lot; running thence North 15 degrees 00 minutes East for a distance of 127.2 feet to an angle; thence North 67 degrees 27 minutes East for a distance of 301.2 feet to a point in the line between the lands of R. S. Ruark and the lands of John M. Martin, Jr.; thence with said line in a direction South 27 degrees 39 minutes west for a distance of 282.0 feet to a point which is a corner common to R. S. Ruark, the Company and John M. Martin, Jr.; thence with the line between R. S. Ruark and the Company in a direction North 86 degrees 08 minutes West for a distance of 181.5 feet to the point of beginning, containing approximately 0.82 acre; being the property acquired by the Company by deed dated May 6, 1959, and recorded in Deed Book 166, page 216, in the Office of the Clerk of Union County, Kentucky.

Item 4. Lot number Seventeen (17) and fifteen feet of Lot number Eighteen (18), adjoining in Block number Twenty Seven (27) in the Town of Sturgis, Union County, Kentucky; being the property acquired by the Company by deed dated January 29, 1968, and recorded in Deed Book 192, page 86, in the Office of the Clerk of Union County, Kentucky.

Item 5. The following described tracts located in Morganfield, Kentucky, and acquired by the Company by deed dated February 21, 1983, and recorded in Deed Book 241, page 437, in the Office of the Clerk of Union County, Kentucky:

Tract 1.  Beginning at a stake on the West side of Morgan Street 100 feet from the corner of the Cottingham property and running thence with the West line of Morgan Street North 32 East 50 feet to another stake upon the West side of said street; thence with right angle to said street North 58 West 175 feet to a stake on the East side of Court Street; thence with the line of Court Street South 32 West 50 feet to a stake on the East side of Court Street, corner of lot to Mrs. Lizzie Hagan; thence with her line South 58 East 175 feet to the beginning.

Tract 2.  Beginning at a point in the A. F. Alvey property at the Morgan Street line, a corner of A. F. Alvey property; thence with the Alvey line North 56° 00' West 175 feet to a corner of the Alvey property, also the Court Street line; thence with the Court Street line North 34° 00' East 40 feet to a corner of the D. C. Donan Estate property; thence with said Donan property line South 56° 00' East 175 feet to Donan's corner and the Morgan Street line; thence with the Morgan Street line South 34° 00' West 40 feet to the point of beginning and containing 0.16 acre.

Tract 3.  Beginning at a point a corner of the Donan property and the Morgan Street line; thence with the Donan property North 56° 00' West 77 feet to a corner of Mary Alice Davis property; thence with said Davis property North 34° 00' East 50 feet to a corner of the Mary Alice Davis property and in H. E. Sheffer's line; thence with the Sheffer line South 56° 00' East 77 feet to the Morgan Street line; thence with the Morgan Street line South 34° 00' West 50 feet to the point of beginning, and containing 0.088 acre.

Item 6. Beginning on the North corner of the lot and in line of Court Street; thence with Court Street 50 feet in southwest direction to corner of D. C. Donan lot; thence with a line of his said lot southeast direction 98 feet to a stake; thence northeast direction 50 feet and along the line of the lot formerly owned by T. R. Cartwright where blacksmith shop stood, to a stake in northeast line of said lot; thence with a line of same running northwest 98 feet to the place of beginning. And also a right of passway over a strip of ground 3½ feet wide and the right to lay water mains and sewer and across the southwest side of the lot formerly owned by T. R. Cartwright and said strip of land running along the line of the D. C. Donan apartment house lot and running from the lot herein conveyed to the line of Morgan Street.

And there is excepted from Item 6 above approximately two (2) feet fronting on Court Street and extending back the length of the lot conveyed and which is included in the driveway between the lot herein conveyed and the D. C. Donan apartment house lot, and the second parties herein are given the right of passway over said two (2) feet of ground and also a strip approximately five (5) feet fronting on Court Street on the said apartment house lot and extending back the full length of said lot and which said seven (7) feet is now used for a passway for both of said properties, and being the property acquired by the Company by deed dated December 14, 1994, and recorded in Deed Book 278, Page 761, in the Office of the Clerk of Union County, Kentucky.

 The following described real estate of the Company situated in Washington County, Kentucky:

Item 1. Beginning at a stake on the West side of the Deep Creek Road, which beginning point is approximately 600 feet N 13 W from a corner to Holderman and J. Staten on the West side of the Deep Creek Road, running thence approximately S 83 W about 225 feet to a stake; thence approximately N 7 W about 225 feet to a stake; thence approximately N 83 E about 225 ft. to a stake on the West side of the Deep Creek Road; thence following the West side of the Deep Creek Road approximately S 1½ E 75 feet, S 6 E 75 feet S 13 E 75.6 feet to the beginning; being the property acquired by the Company by deed dated October 22, 1954, and recorded in Deed Book 96, page 84, in the Office of the Clerk of Washington County, Kentucky.

Item 2. A parcel of land situated on the Old Texas-Mackville County Road near the unincorporated City of Mackville, described as follows: Beginning at a point about 75 feet North of the center line of the East Kentucky Rural Electric Co-Operative Corporation 69 KV line survey at Western edge of the Old Texas and Mackville County Road; thence with edge of same North 2° East 100 feet; thence North 88° West 100 feet; thence South 2° West 100 feet; thence South 88° East 100 feet to the point of beginning; being the property acquired by the Company by deed dated June 13, 1956, and recorded in Deed Book 97, page 312, in the Office of the Clerk of Washington County, Kentucky.

Item 3. Beginning at a point between the lands of J. B. Osbourne and Margaret Osbourne and the lands of the City of Springfield, which beginning point is in the Western right-of-way line of Fieldtown Street, running thence S 35°-30' W 150.0 feet to a stake; thence turning and running N 54°-30' W 52.3 feet to the property of Cecilia Fields; thence turning and running N 37° E with Cecilia Field's property line 49.6 feet; thence turning and running N 20° W with Cecilia Field's property line 50.9 feet to the corner to Cecilia Field and C. N. Tucker; thence with the property line of C. N. Tucker N 20° W 149.4 feet to the corner to C. N. Tucker and the City of Springfield; thence turning and running with the property line of the City of Springfield S 50°-48' E 220.4 feet to the point of beginning; being the property acquired by the Company by deed dated May 9, 1960, and recorded in Deed Book 101, page 125, in the Office of the Clerk of Washington County, Kentucky.

There is excepted from the above-described parcel of land (Item 3) the following described properties, to-wit:

(a)  Beginning at a point in the line between the lands of the Company and the City of Springfield, which point is in the West margin of Commercial Avenue as shown in Deed Book 105, page 360, in the Washington County Court Clerk's records, and which point is 142.4 feet North 50° 48' West of a corner of the Company and the City of Springfield in the West edge of Fieldtown Street; running thence South 37° 38' West 47 feet along the West margin of Commercial Avenue, as proposed, to a new corner of the Company and C. N. Tucker; thence with the line of Tucker North 20° 00' West 88 feet to a corner of the Company, C. N. Tucker, and the City of Springfield; thence with the line of the City of Springfield South 50° 48' East 78 feet to the point of beginning, containing .084 acre, and being all of the land of the Company joining the Western boundary of Commercial Avenue as proposed; and

(b)  Beginning at a point in the line between the lands of the Company and the City of Springfield, which point is 92.4 feet North 50° 48' West of the existing corner of the Company and the City of Springfield in the West margin of Fieldtown Street, and which point is in the East margin of Commercial Avenue as proposed and shown in Deed Book 105, page 360 of the Washington County Court records, running thence South 37° 38' West along said East boundary of Commercial Avenue 78 feet to a corner of the Company and C. N. Tucker; thence North 20° 00' West 61.4 feet to a corner of the Company and C. N. Tucker, which corner is in the West boundary of Commercial Avenue, as proposed; thence North 37° 38' East along the West margin of Commercial Avenue, as proposed, 47 feet to a new corner of the Company; thence South 50° 48' East 50 feet to the point of beginning, containing 3125 square feet.

Item 4. A parcel of land, lying and being on the south side of High Street and the west side of Fieldtown Street and the east side of Commercial Avenue, described as follows: Beginning at a stake at the intersection of High Street and Fieldtown Street; thence along Fieldtown Street, S 35° 30' W 22 feet to a stake in the property line of the Company herein; thence with property line of the Company herein N 50° 48' W 92.4 feet to a stake in Commercial Avenue; thence along the eastern edge of Commercial Ave. N 37° 38' E 13 feet to a stake at the intersection of Commercial Ave. and High Street; thence with the southern edge of High Street S 55° E 92.5 feet to the beginning; being the property acquired by the Company by deed dated March 13, 1967, and recorded in Deed Book 107, page 11, in the Office of the Clerk of Washington County, Kentucky.

Item 5. Beginning at a point in the line between the lands of Cecilia Fields and the lands of C. N. Tucker, which beginning point is a fence post also in the property line of the lands of J. B. Osbourne; running thence S 20° E along the property line of J. B. Osbourne 50.9 feet; thence turning and running S 37° W along the property line of J. B. Osbourne 49.6 feet to a stake; thence turning and running N 54°–30' W 43.6 feet to a stake in the line of the lands of C. N. Tucker; thence turning and running with the property line of C. N. Tucker N 37°-38' E 78.5 feet to the point of beginning; being the property acquired by the Company by deed dated May 16, 1960, and recorded in Deed Book 101, page 126, in the Office of the Clerk of Washington County, Kentucky.

 The following described real estate of the Company situated in Webster County, Kentucky:

Item 1. Beginning at an iron pin in the North right-of-way of U.S. Highway 41- A; said iron pin is located North 51°26'30" East 20.00 feet from the original Southwest corner of the tract of which this is a part; thence with a new division line, being 20 feet East of the original line, North 43°44'30" West 200.30 feet to an iron pin; thence continuing 20 feet East of the original line North 43°10'30" West 234.53 feet to an iron pin; thence North 51°26'00" East 100.00 feet to an iron pin; thence South 43°26'00" East 434.83 feet to an iron pin in the North right-of-way of U.S. Highway 41-A; thence with said right-of-way South 51°26'30" West 100.00 feet to the beginning, containing 1.00 acres, and being the same property acquired by the Company by deed dated July 9, 1990, and recorded in Deed Book 205, page 717, in the Office of the Clerk of Webster County, Kentucky.

 The following described real estate of the Company situated in Whitley County, Kentucky:

Item 1. A certain leasehold (excepting, however, the last day of the term of said leasehold), in the following described tract of land, which leasehold was created by lease from C. S. Wilson and wife to Williamsburg Electric Company, dated November 27, 1920, and recorded in Lease Book 16, page 403, in the office of the Clerk of the County Court of Whitley County. The land leased is all the land now or formerly belonging to Williamsburg Electric Company which lies between the county road leading from Williamsburg up Cumberland River, and said river, and beginning at a point fifty feet below the line of the property purchased by Kentucky Utilities Company from Merrett Nicholson and wife, and extending up the river to a point 50 feet beyond the South or upper line of the land of said Williamsburg Electric Company, and being substantially a tract 500 feet long between the county road and the river; being a part of the property acquired by the Company by deed dated May 5, 1926, and recorded in Deed Book 113, page 268, in the Office of the Clerk of Whitley County, Kentucky.

Item 2. Beginning at a stake in the East line of Third Street in the Town of Williamsburg, from which the northwest corner of Third and Mill Streets bear North 85 degrees 45 minutes West 48.4 feet; thence at right angles to said Third Street North 64 degrees 15 minutes East 100 feet to a stake;  thence parallel to said Third Street North 25 degrees 45 minutes West 100 feet to a stake; thence at right angles to said Third Street South 64 degrees 15 minutes West 100 feet to a stake in the East line of said Third Street; thence with said East line of Third Street South 25 degrees 45 minutes East 100 feet to the beginning.

Item 3. An easement in and over the following strip of land in said Town of Williamsburg: Beginning at the Southeast corner of the lot hereinabove described; running thence with the Easterly line of said lot North 25 degrees 45 minutes West 100 feet to the Northeast corner of said lot; said strip of 100 feet extending thence North 64 degrees 15 minutes East between parallel lines 440 feet, more or less, to the Cumberland River, with the right, power and privilege in the Company, its successors and assigns, to erect, inspect, maintain, operate, rebuild and repair a transmission line or lines and any private telephone lines used in connection with said transmission system.

The property described above in Items 2 and 3 was acquired by the Company by deed dated January 21, 1928, and recorded in Deed Book 118, page 314, in the Office of the Clerk of Whitley County, Kentucky.

Item 4. Beginning at a point on the west rail of the South bound main track of the Louisville and Nashville Railroad, 1340.2 feet North of mile post 175 on said Railroad between Corbin and Woodbine, Kentucky; thence a Western direction with a line forming an angle with said west rail of 91 degrees and 16 min. to the left, and crossing Kentucky Highway No. 26, a distance of 78.5 feet to a stake in the West right-of-way line of Kentucky Highway No. 26 at the intersection of a dirt road, same being the beginning corner of the property herein described; thence with the dirt road S. 71 deg. W. 273.5 feet to a stake, a corner of Prentice Messer; thence with Messer's line N. 10 deg. 43 min. W. 159.5 feet to a stake, also a corner; thence N. 83 deg. 47 min. W. 293.9 feet to a stake, corner of Lay and Mitchell; thence with Mitchell's line N.1 deg. 19 min. W. 372.5 feet to a stake, a corner of Mitchell; thence with Mitchell and Sexton's line N. 72 deg. 4 min. W. 305.2 feet to an iron pin; thence with Henry Barton's line N. 79 deg. 26 min. W. 311.2 feet to a post; thence N. 84 deg. 24 min. W. 45.9 feet to a post; thence S. 75 deg. 27 min. W. 79.6 feet to a post, a corner of Henry Barton and Sarah McVay; thence with McVay's line N. 4 deg. 03 min. E. 502.1 feet to a pine tree, a corner of Sarah McVay and Roy Skinner; thence with Skinner's line, S. 71 deg. 51 min. E. 702.6 feet to a white oak tree; thence S. 4 deg. 37 min. E. 168.6 feet to a corner post; thence S. 84 deg. 18 min. E. 635.5 feet to a stake in the West right-of-way line of Kentucky Highway No. 26, S. 4 deg. 05 min. W. 668.4 feet to the beginning corner, and containing approximately 16.75 acres; being the property acquired by the Company by deed dated April 23, 1960, and recorded in Deed Book 202, page 615, in the Office of the Clerk of Whitley County, Kentucky.

Item 5. A certain tract or parcel of land located about 3.2 miles North of Williamsburg and located North of Brown's Creek Road (State Road 779), East of Kentucky Highway 26 described as follows: Beginning at a stake, which stake being the Southwest corner of Switching Station Lot, and which said corner is located about 42.30 feet, bearing N. 85-09 E. from nail in root of a three prong, 24 inch white oak tree, said tree located about 16 feet West of drain and being about 112.10 feet, bearing N. 20-00 E. from point in the center line of pavement of State Road 779; running thence from the said beginning corner N. 32-44 E., 200 feet, more or less, to stake (Northwest corner); thence S. 57-16 E., 289.52 feet, more or less, to stake (Northeast corner); thence S. 26-52 W., 166.33 feet, more or less, to stake (Southeast corner); thence S. 86-58 W., 58.93 feet, more or less, to stake; thence N. 516 W., and parallel with the North boundary line of said lot, 258.55 feet, more or less, to the beginning corner, containing 1.35 acres; being the property acquired by the Company by deed dated June 3, 1964, and recorded in Deed Book 212, pages 343 and 344, in the Office of the Clerk of Whitley County, Kentucky.

 The following described real estate of the Company situated in Woodford County, Kentucky:

Item 1. A tract of land described as follows: Beginning at the mouth of a Branch near the North east end of a Beech Woods and running thence with the meanderings of Kentucky River North 53 degrees 10’ East 312 feet to a stone; thence with said River North 58 degrees East 341 feet to a stone at the end of a fence on the bank of the Kentucky River; thence with the line of said fence S. 26 degrees 20’ E. 400 feet to a stone; thence S. 25 degrees E. 332 feet to a small walnut; thence S. 50 degrees 05’ W. 1050 feet to a stone at the North edge of the Woods near a branch; thence S. 30 degrees W. 200 feet crossing said branch to a stone near the edge of a meadow field; thence N. 74 degrees W. 652 to low water mark of Kentucky River; thence down the River with its meanderings N. 20 degrees 40’ E. 100 feet; thence North 21 degrees 40’ East 100 feet; thence N. 27 degrees 20’ East 100 feet; thence N. 32 degrees E. 500 feet; thence N. 43 degrees 30’ E. 332 feet; thence N. 48 degrees 30’ E. 55 feet to the beginning, containing 25.76 acres, including all and singular the rights and privileges heretofore conveyed to one Harvey Myers to construct and perpetually maintain reservoirs and pipe lines, and the right of ingress and egress thereto; being the property acquired by the Company by deed dated November 27, 1940 and recorded in Deed Book 39, page 503, in the Office of the Clerk of Woodford County, Kentucky.

Item 2. A tract of land described as follows: Beginning at an iron pin in the center line of the right of way of the Southern Railroad near the gateway entering the land of Mrs. William St. Clair Hogg, (Mrs. Elizabeth W. Hogg), and south from the cast iron post marking "1 mile to Station" in the right of way, thence with the center line of the right of way N. 74° 00’ East 261 feet to a stake in the center line, thence N 84° 27’ East 268 feet, thence S 81° 44’ East 351 feet, thence S 66° 35’ East 349 feet, thence S 54° 05’ East 229 feet to a stake in the center line corner to St. Clair Hogg and in the line of Ruben Turner, thence with Ruben Turner’s line N 41° 45’ East 40 feet to a stake at the end of a stone wall, corner to Turner, thence S 67° 36’ East 110 feet to a stake, thence S 68° 58’ East 82 feet to a stake, thence S 73° 00’ East 222 feet, thence S 78° 43’ East 169 feet to a stake near the creek and corner to Turner in the line of Ben W. Thompson, thence with Thompson’s line and the meanderings of the creek, (Salt Lick Branch) N 59° 37’ West 133 feet, thence N 33° 17’ West 306 feet, thence N 58° 30’ West 197 feet, thence N 29° 10’ West 451 feet, thence N 24° 40’ West 141 feet, thence N 24° 59’ East 383 feet, thence N 27° 19’ East 171 feet, thence N 10° 14’ West 501 feet, thence N 51° 18’ West 402 feet, thence N 23° 20’ West 303 feet, thence N 11° 56’ West 264 feet, thence N 20° 16’ West 193 feet, thence North 43° 56’ East 169 feet, thence N 83° 42’ East 197 feet, corner to Ben W. Thompson, thence N 2° 08’ West 144 feet to the high water mark on the bank of the Kentucky River, thence with the high water mark of the Kentucky River N 87° 44’ West 253 feet to a stake, thence N 85° 45’ West 280 feet to a stake, thence N 89° 02’ West 242 feet, thence N 86° 17’ West 322 feet, thence N 87° 55’ West 416 feet, thence S 87° 08’ West 242 feet, thence S 84° 49’ West 313 feet, thence S 84° 16’ West 223 feet, thence S 73° 03’ West 252 feet to a stake at the high water mark on the Kentucky River corner to the land of Harvey Myers, thence with the fence line of Harvey Myers, S 23° 54’ East 51 feet to a stake in the fence line, thence S 26° 11’ East 697 feet, to a stake in the fence line corner to Myers, thence S 50° 00’ West 164 feet to a stake in the fence line, thence S 49° 40’ West 567 feet, thence S 50° 02’ West 230 feet to a stake in the fence line corner to Myers, thence S 49° 36’ West 95 feet, thence S 29° 30’ West 208 feet to a stake in the fence line corner to Myers, thence N 74° 30’ West 536 feet, thence N 71° 30’ West 128 feet to a stake at the high water mark on the bank of the Kentucky River, thence with the high water mark S 13° 00’ West 378 feet, thence S 1° 15’ West 397 feet, thence S 6° 18’ East 438 feet, thence S 18° 08’ East 314 feet, thence S 26° 56’ East 393 feet, thence S 33° 00’ East 303 feet, thence S 44° 06’ East 203 feet, thence S 45° 55’ East 370 feet, thence S 49° 01’ East 433 feet to the center line of the right of way of the Southern Railroad and passing the center line of the property occupied by the Tyrone Toll Bridge at a point 77 feet on this line, thence with the center line of the Southern Railroad N 45° 09’ East 137 feet, thence N 43° 53’ East 328 feet, to the edge of the metal on the south side of the Highway leading to the Tyrone Toll Bridge, thence N 44° 13’ East 172 feet to a stake in the center line of the right of way of the Southern Railroad, thence N 44° 00’ East 1106 feet to a stake in the center line of the right of way of the Southern. Railroad, thence N 60° 08’ East 324 feet to the point of the beginning, and containing 254.692 acres; being the same property acquired by the Company by deed dated March 22, 1941, and recorded in Deed Book 39, page 500, in the Office of the Clerk of Woodford County, Kentucky.

There is excluded from the above described tract of land that portion of land conveyed to the Commonwealth of Kentucky by deed dated July 13, 1931, recorded in Deed Book 34, at page 197, in the office of the Clerk aforesaid and described as follows: Beginning at a stake on the banks of the Kentucky River 50 feet left or north of Station 41 + 15 (bridge survey numbering), thence N 44° 13’ East 232.20 feet to a stake, thence following a 20° 05’ curve (whose radius is 286.76), to the right 445.89 feet to a stake, thence S 46° 14’ East 47.36 feet to a stake in the right of way line of the Southern Railway and Hogg, thence with said right of way line S 43° 46’ West 200 feet to a stake in the right of way line of the Southern Railway and Hogg, thence N 46° 14’ West 47.36 feet to a stake, thence following a 70° 22’ 54" curve (whose radius is 86.76), to the left 127.23 feet long to a stake, thence N 45° 47’ West 100 feet to a stake, thence S 44° 13’ West 232.20 feet to water’s edge of the Kentucky River, thence N 45° 00’ 47" West 100 feet to the point of beginning, containing 2.093 acres.

Item 3. A parcel of land lying on the Versailles and Harrodsburg Road same being State Highway No. 33, described as follows: Beginning at a fence post in the West margin of said road which point is 1997 feet North of the center line of the intersection of said road and the Nicholasville Road and 43 feet south of the center line of Company's Tyrone-Higsby Mill transmission line; thence in a southern direction with the West margin of said Highway number 33, 100 feet; thence in a western direction and perpendicular thereto, 100 feet to a post; thence in a northern direction and parallel to said first line 100 feet to a post; thence in an Eastern direction and parallel to said second line 100 feet to the point of beginning; being the property acquired by the Company by deed dated January 31, 1955, and recorded in Deed Book 51, page 173, in the Office of the Clerk of Woodford County, Kentucky.

Item 4. All that tract or parcel of land lying within the City Limits of the City of Versailles, Kentucky, situated on the Southwesterly side of the Versailles By-Pass Road and North of the Southern Railway System's right-of-way and more particularly bounded and described as follows, to-wit: Beginning at an iron pin in the North right-of-way line of the Southern Railway System, said iron pin also being in the Southwesterly right-of-way line of the Versailles By-Pass Road; thence with the North right-of-way line of the Southern Railway System, South 88 degrees 15 minutes West 252.7 feet to an iron pin in the North right-of-way line of the Southern Railway System, said point being a new corner with the Woodford Manufacturing Company property; thence with a new line North 36 degrees 08 minutes East 170.1 feet to an iron pin in the Southwesterly right-of-way line of the Versailles By-Pass Road; thence with the Southwesterly right-of-way line of the Versailles By-Pass Road with the following chords South 50 degrees 17 minutes East 100.0 feet and South 48 degrees 55 minutes East 100.0 feet to the point of beginning, and containing 0.392 acre; being the property acquired by the Company by deed dated May 7, 1962, and recorded in Deed Book 59, page 86, in the Office of the Clerk of Woodford County, Kentucky.

Item 5. Beginning at a point in the line common to Milton Davis Jr. and Ben Walden, said point being located approximately N 21° 40' E, 1,421.00 feet along said property line from the center line of Craig's Mill Road. Thence with said property line for two calls' N 21° 37' E, 109.00 feet and N 20° 50' E, 87.00 feet. Thence through the property of Milton Davis Jr. for three calls; N 69° 10' W 118.82 feet, S 21° 37' W, 194.37 feet and S 68° 23' E, 120.00 feet to the point of beginning and containing 0.536 acre; and being the property acquired by the Company by deed dated February 11, 1980, and recorded in Deed Book 102, page 270, in the Office of the Clerk of Woodford County, Kentucky.

Item 6. Being all of Lot No. 5D-1 of Unit 7 of the Central Kentucky Development Company Subdivision to the City of Versailles, Kentucky, as shown on the Final Plat of record in Plat Cabinet B, at Slide 196 of the Woodford county Court Clerk's Office, to which Final Plat referenced is hereby made for a more particular description of the property; and being the property acquired by the Company by deed dated May 18, 1989, and recorded in Deed Book 137, page 319, in the Office of the Clerk of Woodford County, Kentucky.

NOTE:      Mortgaged Property does not include any real property that was transferred by the Company prior to the Execution Date even if the transfer is recorded after the Execution Date.

EXHIBIT B

KENTUCKY UTILITIES COMPANY

____________________

GENERATING FACILITIES

___________________

Schedule of generating stations located in the Commonwealth of Kentucky

1.	the Ghent Generating Station, located near the City of Ghent in Carroll County, Kentucky

2.	the E.W. Brown Generating Station, located near the City of Burgin in Mercer County, Kentucky (excepting a 53 percent undivided interest in a combustion turbine constituting Unit 5)

3.	a 60.75 percent undivided interest in Unit 2 of the Trimble County Generating Station and the land underlying such generating unit, located near the City of Bedford in Trimble County, Kentucky

4.	a 71 percent undivided interest in combustion turbines constituting Units 7, 8, 9, and 10 of the Trimble County Generating Station, located near the City of Bedford in Trimble County, Kentucky

5.	a 47 percent undivided interest in a combustion turbine constituting Unit 13 of the Paddys Run Generating Station, located in Jefferson County, Kentucky

6.	a 63 percent undivided interest in combustion turbines constituting Units 5 and 6 of the Trimble County Generating Station, located near the City of Bedford in Trimble County, Kentucky

7.	the Green River Generating Station, located near the City of Central City in Muhlenberg County, Kentucky

8.	the Tyrone Generating Station, located near the City of Versailles in Woodford County, Kentucky

9.	the Haefling Generating Station, located in Fayette County, Kentucky

10.	the Dix Dam Generating Station, located near the City of Burgin in Mercer and Garrard Counties, Kentucky

EXHIBIT C

KENTUCKY UTILITIES COMPANY
____________________

TRANSMISSION FACILITIES
___________________

Schedule of transmission lines located in the Commonwealth of Kentucky

1.	A 500 KV transmission line located in Bell and Harlan Counties, Kentucky running from the Pineville #192 Substation to the Pocket North Substation for a distance of 35.48 miles.

2.
A 345 KV transmission line located in Mercer, Washington, Marion, Nelson, Larue, Hardin, Breckenridge, Hancock and Daviess Counties, Kentucky running from the Brown North Substation to the Daviess County Substation for a distance of 128.49 miles.

3.
A 345 KV transmission line located in Mercer, Garrard, Jessamine, Fayette, Woodford, Scott, Franklin, Owen and Carroll Counties, Kentucky running from the Brown North Substation to the Ghent Substation for a distance of 72.82 miles.

4.
A 345 KV transmission line located in Mercer, Garrard, Lincoln, Pulaski, Laurel, Whitley, Knox and Bell Counties, Kentucky running from the Brown North Substation to the Pineville #192 Substation for a distance of 102.47 miles.

5.	A 345 KV transmission line located in Mercer and Garrard Counties, Kentucky running from the Brown North Substation to the West Garrard Substation for a distance of 12.76 miles.

6.	A 345 KV transmission line located in Daviess County, Kentucky running from the Daviess County Substation to the Smith OMU Substation for a distance of 7.30 miles.

7.	A 345 KV transmission line located in Carroll County, Kentucky running from the Ghent Substation to the Kentucky-Indiana State Line for a distance of 1.43 miles.

8.	A 345 KV transmission line located in Carroll and Gallatin Counties, Kentucky running from the Ghent Substation to the Gallatin Steel Substation for a distance of 2.02 miles.

9.	A 345 KV transmission line located in Carroll County, Kentucky running from the Ghent Substation to Ghent Unit 2 for a distance of 0.15 miles.

10.	A 345 KV transmission line located in Carroll County, Kentucky running from the Ghent Substation to Ghent Unit 3 for a distance of 0.16 miles.

11.	A 345 KV transmission line located in Carroll County, Kentucky running from the Ghent Substation to Ghent Unit 4 for a distance of 0.17 miles.

12.	A 345 KV transmission line located in Carroll County, Kentucky running from the Ghent Substation to the NAS Substation for a distance of 3.14 miles.

13.	A 345 KV transmission line located in Carroll County, Kentucky running from the Ghent Substation to the NAS 994-7 Substation for a distance of 3.14 miles.

14.	A 345 KV transmission line located in Carroll County, Kentucky running from the Ghent Substation to the Trimble County Substation for a distance of 2.48 miles.

15.	A 345 KV transmission line located in Carroll, Owen, Henry, and Franklin Counties, Kentucky running from the Ghent Substation to the West Frankfort Substation for a distance of 41.24 miles.

16.
A 345 KV transmission line located in Garrard, Lincoln, Pulaski, Whitley, Knox, and Bell Counties, Kentucky running from the Pineville #192 Substation to the West Garrard Substation for a distance of 89.81 miles.

17.	A 161 KV transmission line located in Pulaski County, Kentucky running from the Alcalde Substation to the Elihu Substation for a distance of 2.95 miles.

18.	A 161 KV transmission line located in Whitley and Pulaski Counties, Kentucky running from the Alcalde Substation to the Farley Substation for a distance of 27.19 miles.

19.	A 161 KV transmission line located in Breathitt, Perry, Leslie, Letcher and Harlan Counties, Kentucky running from the Arnold Substation to the Delvinta Substation for a distance of 36.83 miles.

20.	A 161 KV transmission line located in Harlan and Letcher Counties, Kentucky running from the Arnold Substation to the Kentucky-Virginia State Line for a distance of 6.42 miles.

21.	A 161 KV transmission line located in Harlan County, Kentucky running from the Arnold Substation to the Harlan WYE Substation for a distance of 22.78 miles.

22.	A 161 KV transmission line located in Lee, Estill and Madison Counties, Kentucky running from the Delvinta Substation to the Lake Reba TAP Substation for a distance of 30.83 miles.

23.	A 161 KV transmission line located in Muhlenberg and Hopkins Counties, Kentucky running from the Earlington North Substation to the Green River Substation for a distance of 23.85 miles.

24.	A 161 KV transmission line located in Hopkins and Caldwell Counties, Kentucky running from the Earlington North Substation to the North Princeton Substation for a distance of 25.94 miles.

25.	A 161 KV transmission line located in Hopkins County, Kentucky running from the Earlington North Substation to the Walker Substation for a distance of 0.23 miles.

26.	A 161 KV transmission line located in Bell, Knox and Whitley Counties, Kentucky running from the Farley Substation to the Pineville #149 Substation for a distance of 20.30 miles.

27.	A 161 KV transmission line located in McCracken County, Kentucky running from the Grahamville Substation to the Joppa DOE Substation for a distance of 1.80 miles.

28.	A 161 KV transmission line located in McCracken County, Kentucky running from the Grahamville Substation to the Paducah Primary Substation for a distance of 12.68 miles.

29.	A 161 KV transmission line located in McCracken and Ballard Counties, Kentucky running from the Grahamville Substation to the Wickliffe Substation for a distance of 19.61 miles.

30.
A 161 KV transmission line located in Muhlenberg, McLean, Hopkins, Webster, Henderson and Union Counties, Kentucky running from the Green River Substation to the Morganfield Substation for a distance of 52.52 miles.

31.	A 161 KV transmission line located in Bell and Harlan Counties, Kentucky running from the Harlan WYE 804 Substation to the Pineville #192 Substation for a distance of 25.44 miles.

32.	A 161 KV transmission line located in Bell and Harlan Counties, Kentucky running from the Harlan WYE 824 Substation to the Pineville #192 Substation for a distance of 25.25 miles.

33.	A 161 KV transmission line located in Harlan County, Kentucky running from the Harlan WYE Substation to the Kentucky-Virginia State Line for a distance of 12.45 miles.

34.	A 161 KV transmission line located in Livingston County, Kentucky running from the Livingston County Substation to the Calvert City TVA Substation for a distance of 5.94 miles.

35.	A 161 KV transmission line located in Livingston County, Kentucky running from the Livingston County Substation to the Kentucky Dam TVA Substation for a distance of 5.94 miles.

36.	A 161 KV transmission line located in Livingston, Crittenden and Union Counties, Kentucky running from the Livingston County Substation to the Morganfield Substation for a distance of 47.51 miles.

37.
A 161 KV transmission line located in Livingston, Lyon and Caldwell Counties, Kentucky running from the Preliminary Livingston County Substation to the North Princeton Substation for a distance of 15.40 miles.

38.	A 161 KV transmission line located in Livingston and McCracken Counties, Kentucky running from the Livingston County Substation to the South Paducah Substation for a distance of 21.52 miles.

39.	A 161 KV transmission line located in McCracken County, Kentucky running from the Preliminary Paducah Primary Substation to the South Paducah Substation for a distance of 2.60 miles.

40.	A 161 KV transmission line located in Bell County, Kentucky running from the Pineville #149 Substation to the Pineville #192 Substation for a distance of 0.12 miles.

41.	A 161 KV transmission line located in Bell County, Kentucky running from the Pineville #149 Substation to the Pineville TVA Substation for a distance of 0.07 miles.

42.	A 161 KV transmission line located in Harlan County, Kentucky running from Pocket #70 Substation to the Pocket North Substation for a distance of 0.14 miles.

43.	A 161 KV transmission line located in Taylor County, Kentucky running from the Taylor County Substation to the Green County Substation for a distance of 3.97 miles.

44.	A 138 KV transmission line located in Scott and Fayette Counties, Kentucky, running from the Adams Substation to the Innovation Drive Substation for a distance of 8.77 miles.

45.	A 138 KV transmission line located in Scott County, Kentucky, running from the Adams Substation to the Scott County Substation for a distance of 5.34 miles.

46.	A 138 KV transmission line located in Scott County, Kentucky, running from the Adams Substation to the Toyota South Substation for a distance of 4.51 miles.

47.	A 138 KV transmission line located in Scott, Woodford and Franklin Counties, Kentucky, running from the Adams Substation to the Tyrone Substation for a distance of 19.49 miles.

48.	A 138 KV transmission line located in Fayette County, Kentucky, running from the American Avenue Substation to the Haefling Substation for a distance of 3.80 miles.

49.	A 138 KV transmission line located in Fayette County, Kentucky, running from the American Avenue Substation to the Reynolds Substation for a distance of 2.90 miles.

50.	A 138 KV transmission line located in Nelson, Washington and Mercer Counties, Kentucky, running from the Bardstown Substation to the Brown CT Substation for a distance of 39.51 miles.

51.	A 138 KV transmission line located in Nelson, Larue and Hardin Counties, Kentucky, running from the Bardstown Substation to the Elizabethtown Substation for a distance of 29.17 miles.

52.	A 138 KV transmission line located in Grant, Gallatin and Carroll Counties, Kentucky, running from the Blackwell Substation to the Ghent Substation for a distance of 23.61 miles.

53.	A 138 KV transmission line located in Grant, Pendleton, Bracken and Mason Counties, Kentucky, running from the Blackwell Substation to the Kenton Substation for a distance of 46.53 miles.

54.	A 138 KV transmission line located in Hart, Larue, Green and Marion Counties, Kentucky, running from the Bonnieville Substation to the Lebanon Substation for a distance of 39.40 miles.

55.	A 138 KV transmission line located in Hart, Grayson, Butler and Ohio Counties, Kentucky, running from the Bonnieville Substation to the Ohio County Substation for a distance of 53.97 miles.

56.	A 138 KV transmission line located in Madison County, Kentucky, running from the Boonesboro North Substation to the EKP Avon-Dale Substation for a distance of 0.11 miles.

57.	A 138 KV transmission line located in Mercer County, Kentucky, running from the Brown CT Substation to the Brown North Substation for a distance of 0.37 miles.

58.	A 138 KV transmission line located in Nelson County, Kentucky, running from the Brown CT 704 Substation to the Brown-North Brown Plant Substation for a distance of 0.81 miles.

59.	A 138 KV transmission line located in Nelson County, Kentucky, running from the Brown CT 714 Substation to the Brown-North Brown Plant Substation for a distance of 0.78 miles.

60.	A 138 KV transmission line located in Nelson County, Kentucky, running from the Brown North Substation to Brown Unit 3 for a distance of 0.33 miles.

61.	A 138 KV transmission line located in Nelson, Mercer, Jessamine and Fayette Counties, Kentucky, running from the Brown North 734 Substation to the Higby Mill Substation for a distance of 21.50 miles.

62.	A 138 KV transmission line located in Nelson, Mercer and Jessamine Counties, Kentucky, running from the Brown North 744 Substation to the Higby Mill Substation for a distance of 15.72 miles.

63.	A 138 KV transmission line located in Nelson, Mercer, Jessamine and Fayette Counties, Kentucky, running from the Brown North 746 Substation to the Higby Mill Substation for a distance of 15.97 miles.

64.	A 138 KV transmission line located in Mercer, Anderson and Jessamine Counties, Kentucky, running from the Brown North Substation to the Tyrone Substation for a distance of 20.17 miles.

65.	A 138 KV transmission line located in Mercer, Jessamine and Fayette Counties, Kentucky, running from the Brown North Substation to the West Lexington Substation for a distance of 20.70 miles.

66.	A 138 KV transmission line located in Mercer, Jessamine and Madison Counties, Kentucky, running from the Brown Plant Substation to the Fawkes Substation for a distance of 21.48 miles.

67.	A 138 KV transmission line located in Mercer, Washington, Marion and Boyle Counties, Kentucky, running from the Brown Plant Substation to the Lebanon Substation for a distance of 32.40 miles.

68.	A 138 KV transmission line located in Mercer County, Kentucky, running from the Brown Plant 718 Substation to the West Cliff Substation for a distance of 0.37 miles.

69.	A 138 KV transmission line located in Mercer County, Kentucky, running from the Brown Plant 782 Substation to the West Cliff Substation for a distance of 0.37 miles.

70.	A 138 KV transmission line located in Carroll, Trimble and Jefferson Counties, Kentucky, running from the Carrollton Substation to the Kentucky-Indiana State Line for a distance of 15.58 miles.

71.	A 138 KV transmission line located in Carroll County, Kentucky, running from the Carrollton Substation to the Dow Corning West Substation for a distance of 5.12 miles.

72.	A 138 KV transmission line located in Carroll, Henry and Franklin Counties, Kentucky, running from the Carrollton Substation to the East Frankfort Substation for a distance of 39.15 miles.

73.	A 138 KV transmission line located in Clark and Madison Counties, Kentucky, running from the Clark County Substation to the Fawkes Substation for a distance of 18.30 miles.

74.	A 138 KV transmission line located in Clark and Montgomery Counties, Kentucky, running from the Clark County Substation to the Spencer Road Substation for a distance of 15.48 miles.

75.	A 138 KV transmission line located in Carroll County, Kentucky, running from the Dow Corning West Substation to the Ghent Substation for a distance of 6.36 miles.

76.	A 138 KV transmission line located in Franklin, Woodford and Anderson Counties, Kentucky, running from the East Frankfort Substation to the Tyrone Substation for a distance of 10.62 miles.

77.	A 138 KV transmission line located in Franklin, Woodford and Anderson Counties, Kentucky, running from the Preliminary East Frankfort Substation to the Tyrone Substation for a distance of 10.63 miles.

78.	A 138 KV transmission line located in Franklin County, Kentucky, running from the East Frankfort Substation to the West Frankfort Substation for a distance of 7.54 miles.

79.	A 138 KV transmission line located in Hardin County, Kentucky, running from the Elizabethtown Substation to the Hardin County Substation for a distance of 1.28 miles.

80.	A 138 KV transmission line located in Madison County, Kentucky, running from the Fawkes Substation to the Lake Reba TAP Substation for a distance of 5.43 miles.

81.	A 138 KV transmission line located in Carroll and Gallatin Counties, Kentucky, running from the Ghent Substation to the Kentucky-Indiana State Line for a distance of 5.43 miles.

82.	A 138 KV transmission line located in Carroll County, Kentucky, running from the Ghent Substation to Ghent Unit 1 for a distance of 0.15 miles.

83.	A 138 KV transmission line located in Carroll, Gallatin, Owen and Scott Counties, Kentucky, running from the Ghent Substation to the Scott County Substation for a distance of 40.29 miles.

84.
A 138 KV transmission line located in Carroll, Owen, Franklin, Scott, Woodford and Fayette Counties, Kentucky, running from the Ghent Substation to the West Lexington Substation for a distance of 52.15 miles.

85.
A 138 KV transmission line located in Muhlenberg, McLean, Ohio and Daviess Counties, Kentucky, running from the Green River Substation to the Green River Steel Substation for a distance of 30.95 miles.

86.	A 138 KV transmission line located in Muhlenberg and Ohio Counties, Kentucky, running from the Green River 724 Substation to the Ohio County Substation for a distance of 15.63 miles.

87.	A 138 KV transmission line located in Muhlenberg and Ohio Counties, Kentucky, running from the Green River 744 Substation to the Ohio County Substation for a distance of 13.90 miles.

88.	A 138 KV transmission line located in Daviess, Hancock and Breckenridge Counties, Kentucky, running from the Green River Steel Substation to the Cloverport Substation for a distance of 24.08 miles.

89.	A 138 KV transmission line located in Daviess County, Kentucky, running from the Green River Steel Substation to the Smith OMU Substation for a distance of 0.44 miles.

90.	A 138 KV transmission line located in Fayette County, Kentucky, running from the Haefling Substation to the Innovation Drive Substation for a distance of 1.43 miles.

91.	A 138 KV transmission line located in Fayette County, Kentucky, running from the Haefling Substation to the Loudon Avenue Substation for a distance of 5.09 miles.

92.	A 138 KV transmission line located in Fayette County, Kentucky, running from the Haefling 724 Substation to the West Lexington Substation for a distance of 7.34 miles.

93.	A 138 KV transmission line located in Fayette County, Kentucky, running from the Haefling 734 Substation to the West Lexington Substation for a distance of 7.34 miles.

94.	A 138 KV transmission line located in Hardin and Breckenridge Counties, Kentucky, running from the Hardin County Substation to the Hardinsburg Substation for a distance of 33.56 miles.

95.	A 138 KV transmission line located in Hardin and Breckenridge Counties, Kentucky, running from the Hardin County Substation to the Hardinsburg Substation for a distance of 33.65 miles.

96.	A 138 KV transmission line located in Hardin County, Kentucky, running from the Hardin County Substation to the Rogersville #160 Substation for a distance of 10.24 miles.

97.	A 138 KV transmission line located in Breckenridge County, Kentucky, running from the Hardinsburg Substation to the Cloverport Substation for a distance of 8.23 miles.

98.	A 138 KV transmission line located in Fayette County, Kentucky, running from the Higby Mill Substation to the Higby Mill # 176 Substation for a distance of 0.09 miles.

99.	A 138 KV transmission line located in Fayette County, Kentucky, running from the Higby Mill Substation to the Lansdowne Substation for a distance of 3.56 miles.

100.	A 138 KV transmission line located in Fayette County, Kentucky, running from the Higby Mill Substation to the Reynolds Substation for a distance of 1.68 miles.

101.	A 138 KV transmission line located in Fayette County, Kentucky, running from the Preliminary Higby Mill Substation to the West Lexington Substation for a distance of 12.15 miles.

102.	A 138 KV transmission line located in Mason County, Kentucky, running from the Kenton Substation to the Hillsboro AEP Substation for a distance of 4.80 miles.

103.	A 138 KV transmission line located in Mason, Fleming and Rowan Counties, Kentucky, running from the Kenton Substation to the Rodburn Substation for a distance of 37.93 miles.

104.	A 138 KV transmission line located in Madison County, Kentucky, running from the Lake Reba TAP Substation to the Lake Reba Substation for a distance of 1.69 miles.

105.	A 138 KV transmission line located in Fayette County, Kentucky, running from the Loudon Avenue Substation to the Avon EKP Substation for a distance of 8.73 miles.

106.	A 138 KV transmission line located in Rowan, Bath and Montgomery Counties, Kentucky, running from the Rodburn Substation to the Spencer Road Substation for a distance of 28.86 miles.

107.	A 138 KV transmission line located in Scott County, Kentucky, running from the Scott County Substation to the Toyota North Substation for a distance of 6.20 miles.

108.	A 138 KV transmission line located in Scott County, Kentucky, running from the Toyota North Substation to the Toyota South Substation for a distance of 3.16 miles.

109.	A 69 KV transmission line located in Scott and Harrison Counties, Kentucky running from the Adams Substation to the Cynthiana SW Substation for a distance of 17.40 miles.

110.	A 69 KV transmission line located in Scott and Fayette Counties, Kentucky running from the Adams Substation to the Haefling Substation for a distance of 10.59 miles.

111.	A 69 KV transmission line located in Scott County, Kentucky running from the Adams Substation to the Penn EKP Substation for a distance of 14.21 miles.

112.	A 69 KV transmission line located in Fayette County, Kentucky running from the American Avenue Substation to the Haefling Substation for a distance of 3.68 miles.

113.	A 69 KV transmission line located in Fayette County, Kentucky running from the American Avenue Substation to the Higby Mill Substation for a distance of 4.56 miles.

114.	A 69 KV transmission line located in Fayette County, Kentucky running from the American Avenue Substation to the UK Medical Center Substation for a distance of 0.61 miles.

115.	A 69 KV transmission line located in Harlan County, Kentucky running from the Arnold Substation to the Evarts Substation for a distance of 16.27 miles.

116.	A 69 KV transmission line located in Harlan County, Kentucky running from the Arnold Substation to the Lynch Substation for a distance of 3.55 miles.

117.	A 69 KV transmission line located in Knox County, Kentucky running from the Artemus Substation to the Bimble Substation for a distance of 5.22 miles.

118.	A 69 KV transmission line located in Nelson County, Kentucky running from the Bardstown Substation to the East Bardstown EKP Substation for a distance of 1.95 miles.

119.	A 69 KV transmission line located in Nelson, Spencer and Shelby Counties, Kentucky running from the Bardstown Substation to the Finchville Substation for a distance of 25.48 miles.

120.	A 69 KV transmission line located in Nelson and Larue Counties, Kentucky running from the Bardstown Substation to the Hodgenville EKP Substation for a distance of 25.20 miles.

121.	De-energized 69 KV transmission line located in Ballard County, Kentucky running from the Barlow Substation for a distance of 0.55 miles.

122.	A 69 KV transmission line located in Lee and Estill Counties, Kentucky running from the Beattyville Substation to the West Irvine Substation for a distance of 22.78 miles.

123.	A 69 KV transmission line located in Knox and Bell Counties, Kentucky running from the Bimble Substation to the KU Park Plant Substation for a distance of 7.23 miles.

124.	A 69 KV transmission line located in Knox and Laurel Counties, Kentucky running from the Bimble Substation to the London Substation for a distance of 22.90 miles.

125.	A 69 KV transmission line located in Anderson and Shelby Counties, Kentucky running from the Bonds Mill Substation to the Finchville Substation for a distance of 25.10 miles.

126.	A 69 KV transmission line located in Anderson and Mercer Counties, Kentucky running form the Bonds Mill Substation to the Tyrone Substation for a distance of 7.79 miles.

127.	A 69 KV transmission line located in Anderson and Mercer Counties, Kentucky running from the Bonds Mill Substation to the West Cliff Substation for a distance of 17.52 miles.

128.	A 69 KV transmission line located in Hart, Larue and Hardin Counties, Kentucky running from the Bonnieville Substation to the Hardin County Substation for a distance of 20.56 miles.

129.	A 69 KV transmission line located in Hart County, Kentucky running from the Bonnieville Substation to the Rio Substation for a distance of 9.03 miles.

130.	A 69 KV transmission line located in Clark and Madison Counties, Kentucky running from the Boonesboro North Substation to the Red House Substation for a distance of 3.98 miles.

131.	A 69 KV transmission line located in Clark County, Kentucky running from the Boonesboro North Substation to the Winchester Substation for a distance of 7.73 miles.

132.	A 69 KV transmission line located in Boyle County, Kentucky running from the Boyle County Substation to the Danville North Substation for a distance of 1.20 miles.

133.	A 69 KV transmission line located in Boyle, Lincoln, and Garrard Counties, Kentucky running from the Boyle County Substation to the Lancaster Substation for a distance of 21.46 miles.

134.	A 69 KV transmission line located in Boyle and Mercer Counties, Kentucky running from the Boyle County Substation to the West Cliff Substation for a distance of 14.38 miles.

135.	A 69 KV transmission line located in Pendleton and Bracken Counties, Kentucky running from Carntown Substation to Bracken County EKP Substation for a distance of 11.54 miles.

136.	A 69 KV transmission line located in Carroll, Trimble and Henry Counties, Kentucky running from the Carrollton Substation to the Eminence Substation for a distance of 21.12 miles.

137.	A 69 KV transmission line located in Carroll, Gallatin and Owen Counties, Kentucky running from the Carrollton Substation to the Owen County EKP Substation for a distance of 31.55 miles.

138.	A 69 KV transmission line located in Clark and Montgomery Counties, Kentucky running from the Clark County Substation to the Spencer Road Substation for a distance of 16.97 miles.

139.	A 69 KV transmission line located in Clark County, Kentucky running from the Clark County Substation to the Winchester Substation for a distance of 1.69 miles.

140.	A 69 KV transmission line located in Hickman, Carlisle, Graves and McCracken Counties, Kentucky running from the Clinton Substation to the South Paducah Substation for a distance of 36.58 miles.

141.	A 69 KV transmission line located in Hickman, Carlisle and Ballard Counties, Kentucky running from the Clinton Substation to the Wickliffe Substation for a distance of 23.56 miles.

142.	A 69 KV transmission line located in Adair and Russell Counties, Kentucky running from the Columbia Substation to the Columbia EKP Substation for a distance of 1.55 miles.

143.
A 69 KV transmission line located in Henderson, Webster, Hopkins, McLean and Daviess Counties, Kentucky running from the Corydon Green River Steel Substation to the Earlington North Substation for a distance of 80.77 miles.

144.	A 69 KV transmission line located in Henderson and Daviess Counties, Kentucky running from the Corydon Substation to the Green River Steel Substation for a distance of 46.92 miles.

145.	A 69 KV transmission line located in Henderson and Union Counties, Kentucky running from the Corydon Substation to the Morganfield Substation for a distance of 12.23 miles.

146.	A 69 KV transmission line located in Crittenden, Livingston and Lyon Counties, Kentucky running from the Crittenden Substation to the Kuttawa Substation for a distance of 24.60 miles.

147.	A 69 KV transmission line located in Crittenden and Caldwell Counties, Kentucky running from the Crittenden Substation to the Princeton Substation for a distance of 21.71 miles.

148.	A 69 KV transmission line located in Boyle County, Kentucky running from the Danville North Substation to the Danville Industrial Substation for a distance of 2.78 miles.

149.	A 69 KV transmission line located in Boyle and Mercer Counties, Kentucky running from the Danville North Substation to the Harrodsburg Substation for a distance of 7.52 miles.

150.	A 69 KV transmission line located in Fayette, Mercer and Garrard Counties, Kentucky running from the Dix Dam Substation to the Higby Mill Substation for a distance of 16.02 miles.

151.	A 69 KV transmission line located in Mercer and Garrard Counties, Kentucky running from the Dix Dam Substation to the Lancaster Substation for a distance of 13.87 miles.

152.	A 69 KV transmission line located in Mercer and Garrard Counties, Kentucky running from the Dix Dam Substation to the West Cliff Substation for a distance of 0 .20 miles.

153.	A 69 KV transmission line located in Hopkins and Muhlenberg Counties, Kentucky running from the Earlington North Substation to the Green River Substation for a distance of 24.16 miles.

154.	A 69 KV transmission line located in Hopkins County, Kentucky running from the Earlington North 604 Substation to the Nebo Substation for a distance of 13.18 miles.

155.	A 69 KV transmission line located in Hopkins County, Kentucky running from the Earlington North 614 Substation to the Nebo Substation for a distance of 13.18 miles.

156.	A 69 KV transmission line located in Hopkins County, Kentucky running from the Earlington North Substation to the Walker Substation for a distance of 0.20 miles.

157.	A 69 KV transmission line located in Franklin County, Kentucky running from the East Frankfort Substation to the Frankfort Substation for a distance of 0.54 miles.

158.	A 69 KV transmission line located in Franklin and Woodford Counties, Kentucky running from the East Frankfort Substation to the Tyrone Substation for a distance of 16.01 miles.

159.	A 69 KV transmission line located in Franklin County, Kentucky running from the East Frankfort Substation to the West Frankfort Substation for a distance of 7.53 miles.

160.	A 69 KV transmission line located in Pulaski County, Kentucky running from the Elihu Substation to the Burnside Substation for a distance of 5.48 miles.

161.	A 69 KV transmission line located in Pulaski County, Kentucky running from the Elihu 624 Substation to the Somerset North Substation for a distance of 5.59 miles.

162.	A 69 KV transmission line located in Pulaski County, Kentucky running from the Elihu 634 Substation to the Somerset North Substation for a distance of 4.92 miles.

163.	A 69 KV transmission line located in Pulaski County, Kentucky running from the Elihu Substation to the Somerset EKP Substation for a distance of 1.58 miles.

164.	A 69 KV transmission line located in Pulaski, Laurel and Whitley Counties, Kentucky running from the Elihu Substation to the Wofford 605 Substation for a distance of 32.85 miles.

165.	A 69 KV transmission line located in Hardin County, Kentucky running from the Elizabethtown Substation to the Elizabethtown 34 JCT Substation for a distance of 5.43 miles.

166.	A 69 KV transmission line located in Hardin County, Kentucky running from the Elizabethtown Substation to the Elizabethtown West Substation for a distance of 1.09 miles.

167.	A 69 KV transmission line located in Hardin County, Kentucky running from the Elizabethtown Substation to the Hardin County Substation for a distance of 1.30 miles.

168.	A 69 KV transmission line located in Hardin and Larue Counties, Kentucky running from the Elizabethtown Substation to the Hodgenville EKP Substation for a distance of 13.79 miles.

169.	A 69 KV transmission line located in Hardin County, Kentucky running from the Elizabethtown Substation to the Rogersville #160 Substation for a distance of 10.09 miles.

170.	A 69 KV transmission line located in Henry and Oldham Counties, Kentucky running from the Eminence Substation to the Centerfield Substation for a distance of 16.08 miles.

171.	A 69 KV transmission line located in Henry and Shelby Counties, Kentucky running from the Eminence Substation to the Shelbyville Substation for a distance of 10.67 miles.

172.	A 69 KV transmission line located in Pendleton County, Kentucky running from the Falmouth Substation to the Four Oaks EKP Substation for a distance of 5.35 miles.

173.	A 69 KV transmission line located in Whitley, Knox and Laurel Counties, Kentucky running from the Farley Substation to the Sweet Hollow Substation for a distance of 5.55 miles.

174.	A 69 KV transmission line located in Whitley and Knox Counties, Kentucky running from the Farley Substation to the Wofford 605 Substation for a distance of 10.15 miles.

175.	A 69 KV transmission line located in Rowan County, Kentucky running from the Farmers Substation to the Rodburn Substation for a distance of 8.90 miles.

176.	A 69 KV transmission line located in Rowan, Bath and Montgomery Counties, Kentucky running from the Farmers Substation to the Spencer Road Substation for a distance of 21.92 miles.

177.	A 69 KV transmission line located in Madison, Fayette and Jessamine Counties, Kentucky running from Fawkes Substation to Higby Mill Substation for a distance of 24.66 miles.

178.	A 69 KV transmission line located in Madison County, Kentucky running from Fawkes Substation to Okonite Substation for a distance of 7.70 miles.

179.	A 69 KV transmission line located in Madison County, Kentucky running from Fawkes Substation to Richmond Substation for a distance of 2.62 miles.

180.	A 69 KV transmission line located in Shelby and Jefferson Counties, Kentucky running from the Finchville Substation to the Middletown Substation for a distance of 12.33 miles.

181.	A 69 KV transmission line located in Shelby County, Kentucky running from the Finchville Substation to the Shelbyville Substation for a distance of 6.75 miles.

182.	A 69 KV transmission line located in Garrard County, Kentucky running from the Garrard Substation to the EKP Ownership Substation for a distance of 0.04 miles

183.	A 69 KV transmission line located in McCracken and Ballard Counties, Kentucky running from Grahamville Substation to the Wickliffe Substation for a distance of 23.59 miles.

184.	A 69 KV transmission line located in Muhlenberg County, Kentucky running from the Green River Substation to the Hillside Substation for a distance of 10.00 miles.

185.	A 69 KV transmission line located in Muhlenberg and Ohio Counties, Kentucky running from the Green River Substation to the Indian Hill Substation for a distance of 8.50 miles.

186.	De-energized 69 KV transmission line located in Muhlenberg County, Kentucky running from the Green River Substation to the Sextet Mine Substation for a distance of 10.86 miles.

187.	A 69 KV transmission line located in Muhlenberg County, Kentucky running from the Green River Steel Substation to the Smith OMU Substation for a distance of 0.45 miles.

188.	A 69 KV transmission line located in Muhlenberg and Hopkins Counties, Kentucky running from the Green River Substation to the River Queen-Walker Substation for a distance of 28.23 miles.

189.	A 69 KV transmission line located in Fayette County, Kentucky running from the Haefling Substation to the Lexington Plant Substation for a distance of 3.09 miles.

190.	A 69 KV transmission line located in Hardin County, Kentucky running from the Hardin County Substation to the Elizabethtown Industrial Substation for a distance of 0.78 miles.

191.	A 69 KV transmission line located in Harlan County, Kentucky running from the Harlan WYE Substation to the Harlan “Y” JCT Substation for a distance of 7.65 miles.

192.	A 69 KV transmission line located in Harlan County, Kentucky running from the Harlan WYE Substation to the Kentucky-Virginia State Line for a distance of 13.98 miles.

193.	A 69 KV transmission line located in Harlan County, Kentucky running from the Harlan WYE Substation to the Rocky Branch Substation for a distance of 10.45 miles.

194.	A 69 KV transmission line located in Mercer County, Kentucky running from the Harrodsburg Substation to the West Cliff Substation for a distance of 7.72 miles.

195.	A 69 KV transmission line located in Fayette County, Kentucky running from Higby Mill Substation to the Lansdowne Substation for a distance of 3.53 miles.

196.	A 69 KV transmission line located in Fayette, Jessamine and Woodford Counties, Kentucky running from the Higby Mill Substation to the Tyrone Substation for a distance of 17.88 miles.

197.	A 69 KV transmission line located in Fayette County, Kentucky running from the Higby Mill Substation to the UK Medical Center Substation for a distance of 4.85 miles.

198.	A 69 KV transmission line located in Muhlenberg County, Kentucky running from the Hillside Substation to the Indian Hill Substation for a distance of 13.04 miles.

199.	A 69 KV transmission line located in Muhlenberg County, Kentucky running from the Hillside Substation to the River Queen Substation for a distance of 8.54 miles.

200.	A 69 KV transmission line located in Hart County, Kentucky running from the Horse Cave Substation to facilities owned by East Kentucky Power Cooperative for a distance of 0.52 miles.

201.	A 69 KV transmission line located in Carroll County, Kentucky running from the Hunters Bottom Substation to facilities owned by East Kentucky Power Cooperative for a distance of 0.30 miles.

202.	A 69 KV transmission line located in Harlan County, Kentucky running from the Kentucky-Virginia State Line to the Lynch Substation for a distance of 9.08 miles.

203.	A 69 KV transmission line located in Muhlenberg and Ohio Counties, Kentucky running from the Indian Hill Substation to the Ohio County Substation for a distance of 10.42 miles.

204.	A 69 KV transmission line located in Bell County, Kentucky running from the KU Park Plant Substation to the Middlesboro Substation for a distance of 13.10 miles.

205.	A 69 KV transmission line located in Bell County, Kentucky running from the KU Park Plant Substation to the Pineville #192 Substation for a distance of 0.16 miles.

206.	A 69 KV transmission line located in Bell, Knox and Whitley Counties, Kentucky running from the KU Park Plant to the Wofford 605 Substation for a distance of 23.35 miles.

207.	A 69 KV transmission line located in Mason and Bracken Counties, Kentucky running from the Kenton Substation to the Bracken County EKP Substation for a distance of 21.63 miles.

208.	A 69 KV transmission line located in Mason County, Kentucky running from the Kenton Substation to the Murphysville EKP Substation for a distance of 6.18 miles.

209.	A 69 KV transmission line located in Madison County, Kentucky running from the Lake Reba Substation to the Okonite Substation for a distance of 3.99 miles.

210.	A 69 KV transmission line located in Madison County, Kentucky running from the Lake Reba Substation to the Richmond Substation for a distance of 3.38 miles.

211.	A 69 KV transmission line located in Madison County, Kentucky running from the Lake Reba Substation to the Richmond East Substation for a distance of 1.00 mile.

212.	A 69 KV transmission line located in Madison and Estill Counties, Kentucky running from the Lake Reba Substation to the West Irvin Substation for a distance of 13.92 miles.

213.	A 69 KV transmission line located in Garrard and Boyle Counties, Kentucky running from the Lancaster Substation to the Danville East Substation for a distance of 12.26 miles.

214.	A 69 KV transmission line located in Garrard County, Kentucky running from the Lancaster Substation to the Lancaster (1) Substation for a distance of 0.50 miles.

215.	A 69 KV transmission line located in Garrard, Lincoln and Rockcastle Counties, Kentucky running from the Lancaster Substation to the Mt. Vernon Substation for a distance of 21.83 miles.

216.	A 69 KV transmission line located in Fayette County, Kentucky running from the Lansdowne Substation to the Loudon Avenue Substation for a distance of 4.64 miles.

217.	A 69 KV transmission line located in Fayette County, Kentucky running from the Lansdowne Substation to the Loudon Avenue Substation for a distance of 7.21 miles.

218.	A 69 KV transmission line located in Fayette County, Kentucky running from the Lansdowne Substation to the Mt. Tabor Substation for a distance of 0 .47 miles.

219.	A 69 KV transmission line located in Marion and Washington Counties, Kentucky running from the Lebanon Substation to the North Springfield EKP Substation for a distance of 10.44 miles.

220.	A 69 KV transmission line located in Marion and Taylor Counties, Kentucky running from the Lebanon Substation to the Taylor County Substation for a distance of 19.33 miles.

221.	A 69 KV transmission line located in Grayson and Ohio Counties, Kentucky running from the Leitchfield Substation to the Ohio County Substation for a distance of 34.65 miles.

222.	A 69 KV transmission line located in Hardin and Grayson Counties, Kentucky running from the Leitchfield Substation to the Stephensburg EKP Substation for a distance of 19.44 miles.

223.	A 69 KV transmission line located in Fayette County, Kentucky running from the Lexington Plant Substation to the Loudon Avenue Substation for a distance of 1.23 miles.

224.	A 69 KV transmission line located in Fayette and Bourbon Counties, Kentucky running from the Lexington Plant Substation to the Paris Substation for a distance of 16.04 miles.

225.	A 69 KV transmission line located in Fayette County, Kentucky running from the Lexington Plant Substation to the Pisgah Substation for a distance of 9.89 miles.

226.	A 69 KV transmission line located in Fayette County, Kentucky running form the Lexington Plant Substation to the Race Street Substation for a distance of 2.11 miles.

227.	A 69 KV transmission line located in Laurel and Clay Counties, Kentucky running from the London Substation to the Manchester Substation for a distance of 16.54 miles.

228.	A 69 KV transmission line located in Laurel County, Kentucky running from the London Substation to the Pittsburg Substation for a distance of 2.11 miles.

229.	A 69 KV transmission line located in Laurel County, Kentucky running from the London Substation to the Sweet Hollow Substation for a distance of 11.23 miles.

230.	A 69 KV transmission line located in Fayette and Bourbon Counties, Kentucky running from the Loudon Avenue Substation to the Paris Substation for a distance of 15.14 miles.

231.	A 69 KV transmission line located in Fayette and Clark Counties, Kentucky running from the Loudon Avenue Substation to the Winchester Substation for a distance of 17.90 miles.

232.	A 69 KV transmission line located in Harlan County, Kentucky running from the Lynch Substation to the Kentucky-Virginia State Line for a distance of 15.05 miles.

233.	A 69 KV transmission line located in Hopkins County, Kentucky running through the Madisonville Loop for a distance of 8.57 miles.

234.	A 69 KV transmission line located in Mason County, Kentucky running through the Maysville Loop for a distance of 8.73 miles.

235.	A 69 KV transmission line located in Bell County, Kentucky running from the Middlesboro Substation to the Harrogate Substation for a distance of 5.11 miles.

236.	A 69 KV transmission line located in Bell County, Kentucky running from the Middlesboro Substation to the Middlesboro 780 Substation for a distance of 2.48 miles.

237.	A 69 KV transmission line located in Bell County, Kentucky running from the Middlesboro Substation to the Pineville #192 Substation for a distance of 15.36 miles.

238.	A 69 KV transmission line located in Bourbon and Nicholas Counties, Kentucky running from the Millersburg Substation to the Millersburg EKP Substation for a distance of 10.14 miles.

239.	A 69 KV transmission line located in Bourbon, Nicholas, Robertson and Mason Counties, Kentucky running from the Millersburg Substation to the Murphysville EKP Substation for a distance of 25.19 miles.

240.	A 69 KV transmission line located in Bourbon County, Kentucky running from the Millersburg 604 Substation to the Paris Substation for a distance of 9.86 miles.

241.	A 69 KV transmission line located in Bourbon County, Kentucky, running from the Millersburg 644 Substation to the Paris Substation for a distance of 10.64 miles.

242.	A 69 KV transmission line located in Bourbon and Harrison Counties, Kentucky, running from the Millersburg Substation to the Renaker EKP Substation for a distance of 19.96 miles.

243.	A 69 KV transmission line located in Union County, Kentucky, running from through the Morganfield Loop for a distance of 13.64 miles.

244.	A 69 KV transmission line located in Union, Webster and Hopkins Counties, Kentucky, running from the Morganfield Substation to the Wheatcroft-Nebo Substation for a distance of 30.09 miles.

245.	A 69 KV transmission line located in Union, Webster and Hopkins Counties, Kentucky, running from the Morganfield 644 Substation to the Nebo Substation for a distance of 23.47 miles.

246.	A 69 KV transmission line located in Union and Webster Counties, Kentucky, running from the Morganfield Substation to the Wheatcroft Substation for a distance of 25.84 miles.

247.	A 69 KV transmission line located in Rockcastle and Laurel, Kentucky, running from the Mt. Vernon Substation to the North London Substation for a distance of 17.96 miles.

248.	A 69 KV transmission line located in Hart County, Kentucky, running from the Munfordville Substation to the EKP Ownership for a distance of 0.33 miles.

249.	A 69 KV transmission line located in Hopkins County, Kentucky, running from the Nebo Substation to the Wheatcroft Substation for a distance of 16.77 miles.

250.	A 69 KV transmission line located in Laurel County, Kentucky, running from the North London Substation to the Pittsburg Substation for a distance of 1.85 miles.

251.	A 69 KV transmission line located in Ohio County, Kentucky, running from the Ohio County Substation to the Hartford Substation for a distance of 6.33 miles.

252.	A 69 KV transmission line located in Bath County, Kentucky, running from the Owingsville Substation to facilities owned by East Kentucky Power Cooperative for a distance of 2.03 miles.

253.	A 69 KV transmission line located in Bell County, Kentucky, running from the Pineville #192 Substation to the Rocky Branch Substation for a distance of 15.86 miles.

254.	A 69 KV transmission line located in Bell County, Kentucky, running from the Pineville #192 Substation to the Rocky Branch Substation for a distance of 15.93 miles.

255.	A 69 KV transmission line located in Fayette County, Kentucky, running from the Pisgah Substation to the Tyrone Substation for a distance of 13.64 miles.

256.	A 69 KV transmission line located in Harlan County, Kentucky, running from the Kentucky-Virginia State Line to the Rocky Branch Substation for a distance of 21.27 miles.

257.
A 69 KV transmission line located in Caldwell, Lyon, Marshall, McCracken and Livingston Counties, Kentucky, running from the Princeton Substation to the South Paducah Substation for a distance of 40.87 miles.

258.
A 69 KV transmission line located in Caldwell, Lyon, Marshall, McCracken and Livingston Counties, Kentucky, running from the Princeton Substation to the South Paducah Substation for a distance of 40.87 miles.

259.	A 69 KV transmission line located in Caldwell and Hopkins Counties, Kentucky, running from the Princeton Substation to the Walker Substation for a distance of 23.06 miles.

260.	A 69 KV transmission line located in Caldwell and Hopkins Counties, Kentucky, running from the Princeton Substation to the Walker Substation for a distance of 23.06 miles.

261.	A 69 KV transmission line located in Fayette County, Kentucky, running from the Race Street Substation to the UK Medical Center Substation for a distance of 1.91 miles.

262.	A 69 KV transmission line located in McCreary County, Kentucky, running from the Revelo TAP Substation to facilities owned by East Kentucky Power Cooperative for a distance of 0.82 miles.

263.	A 69 KV transmission line located in Madison County, Kentucky, running from the Richmond Substation to the Richmond JCT Substation for a distance of 2.44 miles.

264.	A 69 KV transmission line located in Muhlenberg County, Kentucky, running from the River Queen Substation to the Graham Substation for a distance of 4.24 miles.

265.	A 69 KV transmission line located in Hardin County, Kentucky, running from the Rogersville #160 Substation to the Vine Grove Substation for a distance of 3.73 miles.

266.	A 69 KV transmission line located in Scott County, Kentucky, running from the Scott County Substation to the Delaplain Substation for a distance of 4.41 miles.

267.	A 69 KV transmission line located in Russell County, Kentucky, running from the Sewellton EKP Substation to the Somerset EKP Substation for a distance of 30.16 miles.

268.	A 69 KV transmission line located in Shelby and Jefferson Counties, Kentucky, running from the Shelbyville Substation to the Eastwood Substation for a distance of 12.25 miles.

269.	A 69 KV transmission line located in Shelby and Franklin Counties, Kentucky, running from the Shelbyville Substation to the West Frankfort Substation for a distance of 15.45 miles.

270.	A 69 KV transmission line located in Harlan County, Kentucky, running from the Simmons Substation to the Centertown South Substation for a distance of 5.72 miles.

271.	A 69 KV transmission line located in Pulaski and Lincoln Counties, Kentucky, running from the Somerset North Substation to the Stanford Substation for a distance of 29.23 miles.

272.	A 69 KV transmission line located in Montgomery County, Kentucky, running from the Spencer Road Substation to the Ewington Substation for a distance of 3.02 miles.

273.	A 69 KV transmission line located in Laurel County, Kentucky, running from the Sweet Hollow Substation to the Laurel County EKP Substation for a distance of 4.88 miles.

274.	A 69 KV transmission line located in Taylor and Green Counties, Kentucky, running from the Taylor County Substation to the Green County EKP Substation for a distance of 13.59 miles.

275.	A 69 KV transmission line located in Woodford and Anderson Counties, Kentucky, running from the Tyrone Substation to the Florida Tile Substation for a distance of 4.69 miles.

276.	A 69 KV transmission line located in Hopkins County, Kentucky, running from the Walker Substation to the Oak Hills Substation for a distance of 8.45 miles.

277.	A 69 KV transmission line located in Estill County, Kentucky, running from the West Irvine Substation to the Southeast Coal Substation for a distance of 1.90 miles.

278.	A 69 KV transmission line located in Ballard County, Kentucky, running from the Wickliffe Substation to the Westvaco Substation for a distance of 0.86 miles.

279.	A 69 KV transmission line located in Clark County, Kentucky, running from the Winchester Substation to the Corporate Drive Substation for a distance of 1.85 miles.

280.	A 69 KV transmission line located in Whitley County, Kentucky, running from the Wofford 605 Substation to the Williamsburg SW Substation for a distance of 2.68 miles.

281.	A 69 KV transmission line located in Whitley County, Kentucky, running from the Wofford 644 Substation to the Williamsburg SW Substation for a distance of 2.67 miles.